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INDEX TO FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on April 30, 2013

Registration No. 333-187487

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
TO

Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Emerge Energy Services LP
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1446	90-0832937
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
1400 Civic Place, Suite 250 Southlake, Texas 76092 (817) 488-7775 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)
Warren B. Bonham Vice President 1400 Civic Place, Suite 250 Southlake, Texas 76092 (817) 488-7775 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
Copies to:
Ryan J. Maierson Latham & Watkins LLP 811 Main Street, Suite 3700 Houston, Texas 77002 (713) 546-5400		Alan Beck Vinson & Elkins L.L.P. 1001 Fannin Street, Suite 2500 Houston, Texas 77002 (713) 758-2222

        Approximate date of commencement of proposed sale to the public:    As soon as practicable after this Registration Statement becomes effective.

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ☐

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 30, 2013

PRELIMINARY   PROSPECTUS

Emerge Energy Services LP

7,500,000 Common Units
Representing Limited Partner Interests

           This is the initial public offering of our common units representing limited partner interests. We are offering 7,500,000 common units in this offering. No public market currently exists for our common units. We currently expect that the initial public offering price will be between $19.00 and $21.00 per common unit.

           We have applied to list our common units on the New York Stock Exchange under the symbol "EMES."

           Investing in our common units involves risks. See "Risk Factors" beginning on page 29 of this prospectus.

           These risks include the following:

  •
  We may not have sufficient available cash to pay any quarterly distribution on our common units.

  •
  Our operations are subject to the cyclical nature of our customers' businesses and depend upon the continued demand for crude oil and natural gas.

  •
  Our Sand operations are subject to operating risks that are often beyond our control and could adversely affect production levels and costs.

  •
  A large portion of our sales in each of our Sand segment and our Fuel Processing and Distribution segment is generated by a few large customers, and the loss of our largest customers or a significant reduction in purchases by those customers could adversely affect our operations.

  •
  The amount of our quarterly cash distributions, if any, may vary significantly both quarterly and annually and will be directly dependent on the performance of our business. Unlike most publicly traded partnerships, we will not have a minimum quarterly distribution or employ structures intended to maintain or increase distributions over time.

  •
  The board of directors of our general partner may modify or revoke our cash distribution policy at any time at its discretion, including in such a manner that would result in an elimination of cash distributions regardless of the amount of available cash we generate. Our partnership agreement does not require us to pay any distributions at all.

  •
  We may be adversely affected by a reduction in horizontal drilling activity or the development of either effective alternative proppants or new processes to replace hydraulic fracturing.

  •
  Fuel prices and costs are volatile, and we have unhedged commodity price exposure between the time we purchase fuel supplies and the time we sell our product that may reduce our profit margins.

  •
  Any material nonpayment or nonperformance by any of our key customers could have a material adverse effect on our business and results of operations and our ability to make cash distributions to our unitholders.

  •
  Holders of our common units have limited voting rights and are not entitled to elect our general partner or its directors.

  •
  Insight Equity owns the majority of and controls our general partner, which has sole responsibility for conducting our business and managing our operations. Our general partner and its affiliates, including Insight Equity, have conflicts of interest with us and limited duties, and they may favor their own interests to the detriment of us and our common unitholders.

  •
  Our tax treatment depends on our status as a partnership for federal income tax purposes. If the Internal Revenue Service were to treat us as a corporation for federal income tax purposes, which would subject us to entity-level taxation, then our cash available for distribution to our unitholders would be substantially reduced.

  •
  Our unitholders' share of our income will be taxable to them for federal income tax purposes even if they do not receive any cash distributions from us.

           We are an emerging growth company under applicable Securities and Exchange Commission rules and are eligible for, and are relying on, certain reduced public company reporting requirements. See "Summary—Implications of Being an Emerging Growth Company" on page 17 of this prospectus.

           Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Common Unit	Total
Public Offering Price	$	$
Underwriting Discount(1)	$	$
Proceeds to Emerge Energy Services LP (before expenses)	$	$

(1)
Excludes a structuring fee of 0.75% of the gross offering proceeds from this offering payable to Citigroup Global Markets Inc. See "Underwriting" beginning on page 231 of this prospectus.

           We have granted the underwriters a 30-day option to purchase up to an additional 1,125,000 common units from us on the same terms and conditions as set forth above if the underwriters sell more than 7,500,000 common units in this offering.

           The underwriters expect to deliver the common units to purchasers on or about                        , 2013 through the book-entry facilities of The Depository Trust Company.

Citigroup	BofA Merrill Lynch	J.P. Morgan	Wells Fargo Securities

Stifel	Baird
PNC Capital Markets LLC	Wunderlich Securities

                        , 2013

EMERGE
energy services

Wisconsin
Barron
New Auburn
Legend
BNSF
CP/SOO
CN/GTW
UP
Frac Sand Mine
High Quality, Coarse Sand Reserves

Barron, WI
New Auburn, WI
Birmingham, AL
Dallas/Fort Worth, TX
Kosse, TX

Legend
- Frac Sand Mine
- Fuel Processing Terminal
- Headquarters

Sand

Mine / Plant Location	Proven Recoverable Reserves (MMTons) [1]	Primary Reserve Composition	Dry Plant Capacity (MTons)	On-site Rail Infrastructure (Miles)
New Auburn, WI	21.7	14 – 60 mesh	1,300	4.5
Barron County, WI	29.8 [2]	14 – 50 mesh	2,400	3.1
Kosse, TX	28.3	20 – 140 mesh	600	N/A

Fuel

Plant Location	Owned Acreage	Transmix Processing Capacity (MMGal./Year)	Terminal Tankage Capacity (MMGal./Year)	Biodiesel Refining Capacity (MMGal./Year)
Dallas–Fort Worth, TX	20	107.3	12.0	N/A
Birmingham, AL	40	76.7	22.0	10.0

i

        You should rely only on the information contained in this prospectus, any free writing prospectus prepared by or on behalf of us or any other information to which we have referred you in connection with this offering. We have not, and the underwriters have not, authorized any other person to provide you with information different from that contained in this prospectus. Neither the delivery of this prospectus nor the sale of common units means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or the solicitation of an offer to buy the common units in any circumstances under which the offer or solicitation is unlawful.

Industry and Market Data

        The market data and certain other statistical information used throughout this prospectus are based on independent industry publications, government publications or other published independent sources. Some data is also based on our good faith estimates. Although we believe these third-party sources are reliable and that the information is accurate and complete, we have not independently verified such information and there can be no assurance as to the completeness or accuracy of such information.

Certain Definitions

        As the context requires, references in this prospectus to:

  •
  "SSS" refers to Superior Silica Holdings LLC, or SSH, with respect to financial information, and to SSH's subsidiary Superior Silica Sands LLC, which will be contributed to us upon the consummation of this offering, with respect to operational information;

  •
  "AEC" refers to AEC Holdings LLC, or AEC Holdings, with respect to financial information, and to AEC Holdings' subsidiary Allied Energy Company LLC, which will be contributed to us upon the consummation of this offering, with respect to operational information; and

  •
  "Direct Fuels" refers to Direct Fuels Partners, L.P., or DF Parent, with respect to financial information, and to Insight Equity Acquisition Partners, LP, a wholly owned subsidiary of DF Parent that will be converted from a Delaware limited partnership to a Delaware limited liability company named Direct Fuels LLC and contributed to us upon the consummation of this offering, with respect to operational information.

        Unless the context otherwise requires, financial and operating data presented in this prospectus on a pro forma basis consist of the combined results of SSS and AEC, which together constitute our predecessor for accounting purposes, as if such combination occurred on January 1, 2010 and give effect to the acquisition of Direct Fuels as if such acquisition occurred on December 31, 2012 for pro forma balance sheet purposes and January 1, 2012 for purposes of all other pro forma financial statements. SSS and AEC are, prior to the completion of this offering, under the common control of a private equity fund managed and controlled by Insight Equity Management Company LLC and, as a result, their contribution to us will be recorded as a combination of entities under common control, whereby the assets and liabilities sold and contributed are recorded based on their historical carrying value. Direct Fuels is not under common control with SSS and AEC and, as a result, the contribution of Direct Fuels to us will be accounted for as an acquisition, whereby the assets and liabilities sold and contributed are recorded at their fair values on the date of contribution.

v

SUMMARY

        This summary provides a brief overview of information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our common units. You should read the entire prospectus carefully, including the historical and pro forma financial statements and the notes to those financial statements included in this prospectus. Unless indicated otherwise, the information presented in this prospectus assumes an initial public offering price of $20.00 per common unit (the midpoint of the price range set forth on the cover page of this prospectus) and that the underwriters' option to purchase additional common units is not exercised, and accordingly, that the 1,125,000 common units that could be purchased by the underwriters pursuant to such option will instead be issued to Insight Equity and other private investors at the expiration of the option period. Therefore, the information presented in this prospectus related to the number of units outstanding after the offering gives effect to the issuance of the 1,125,000 common units to Insight Equity and other private investors. You should read "Risk Factors" beginning on page 29 for more information about important risks that you should consider carefully before buying our common units. We include a glossary of some of the terms used in this prospectus as Appendix B.

        References in this prospectus to "Emerge Energy Services," "we," "our," "us," "the Partnership" or like terms refer to Emerge Energy Services LP and its wholly owned subsidiaries after giving effect to the transactions described under "—Partnership Structure and Offering-Related Transactions" beginning on page 14. References in this prospectus to "Emerge GP" refer to Emerge Energy Services GP LLC, our general partner. References in this prospectus to "Insight Equity" refer to Insight Equity Management Company LLC and its affiliated investment funds and its controlling equity owners, Ted W. Beneski and Victor L. Vescovo. References in this prospectus to "Emerge Holdings" refer to Emerge Energy Services Holdings LLC, a Delaware limited liability company owned by Insight Equity that will own our general partner upon the consummation of this offering. We conduct our Sand operations through our subsidiary Superior Silica Sands LLC, or SSS, and our Fuel Processing and Distribution operations through our subsidiaries Allied Energy Company LLC, or AEC, and Insight Equity Acquisition Partners, LP, which we call Direct Fuels. Please read "Certain Definitions" beginning on page v for information on additional defined terms we use in this prospectus.

Overview

        We are a growth-oriented limited partnership recently formed by management and affiliates of Insight Equity to own, operate, acquire and develop a diversified portfolio of energy service assets. We believe this diversification provides a more stable cash flow profile compared to companies with operations in only one business or one location. Our operations are organized into two service oriented business segments:

  •
  Sand, which primarily consists of mining and processing frac sand, a key component used in hydraulic fracturing of oil and natural gas wells; and

  •
  Fuel Processing and Distribution, which primarily consists of acquiring, processing and separating the transportation mixture, or transmix, that results when multiple types of refined petroleum products are transported sequentially through a pipeline.

Our Sand segment is expanding rapidly and we expect it to continue to provide a significant majority of our cash available for distribution in the future.

Summary of Key Strengths

  Sand Segment

  •
  Large reserve of high quality coarse frac sand

  •
  Efficient logistics network

  •
  Low cost operating structure

  •
  Significant organic growth capacity

  •
  Highly experienced management team

  Fuel Processing and Distribution Segment

  •
  Strong regional market position in Dallas-Fort Worth and Birmingham

  •
  Low cost operating structure

  •
  Highly experienced management team

Sand Segment Overview

  Market Dynamics

        Advances in unconventional oil and natural gas extraction techniques, such as horizontal drilling and hydraulic fracturing, have allowed for significantly greater extraction of oil and natural gas trapped within unconventional resource basins such as shale rock. In the hydraulic fracturing process, granular material, called proppant, is suspended and transported in the fluid and fills the fracture, "propping" it open once high-pressure pumping stops, allowing for the hydrocarbons to flow freely to the wellhead. Frac sand represents the lowest cost and largest volume of proppant supplied to pressure pumping companies and operators. According to a report by the Freedonia Group dated March 1, 2012, which we refer to as the Freedonia Report, North American raw frac sand demand, by weight, grew 29% per year from 2006 to 2011 and is expected to grow 7.3% per year from 2011 to 2016.

Historical and Projected Proppant Demand and Raw Frac Sand Price

Source: The Freedonia Group

        Frac sand must meet stringent requirements for grain size, crush strength and sphericty in addition to several other important criteria as determined by the American Petroleum Institute, or API. Larger, coarser sand grains (such as 16/30, 20/40 and 30/50 mesh) are typically used in hydraulic fracturing processes targeting oil and liquids-rich natural gas recovery, while smaller, finer grains (such as 40/70 and higher mesh) are used primarily in dry natural gas drilling applications. Deposits of coarse sand that satisfy API standards are predominantly found in the upper Midwest, with the greatest concentration in the state of Wisconsin. Although the exploration and production industry is cyclical and oil prices have historically been volatile, we believe that many of the domestic oil and liquids-rich natural gas plays are economically attractive at prices substantially below the current prevailing prices for oil- and liquids-rich natural gas. We believe this should provide continued and growing opportunities for drilling activity in oil- and liquids-rich natural gas formations and continued growth in demand for coarser frac sands.

  Facilities

        Our Sand segment consists of facilities in New Auburn, Wisconsin, Barron County, Wisconsin and Kosse, Texas that are optimized to exploit the reserve profile in place at each location and produce high-quality frac sand. Our Wisconsin sand reserves at our New Auburn and Barron facilities provide us access to a wide range of high-quality sand that meets or exceeds all API specifications and includes a significant concentration of 16/30, 20/40 and 30/50 mesh sands, which have become the preferred sand for oil and liquids-rich gas drilling applications. We also believe that our Wisconsin reserves provide us access to a disproportionate amount of coarse sand (16/30, 20/40 and 30/50 mesh sands) compared to other northern Ottawa white deposits located in Wisconsin's Jordan, St. Peter and Wonewoc formations. According to a report published February 6, 2013 by PropTester®, Inc. and KELRIK, LLC, which we refer to as the PropTester® Report, many of the northern Ottawa white deposits in these formations contain less than 30% 40 mesh and coarser substrate. However, our sample boring data has indicated that our Wisconsin reserves contain deposits of nearly 35% 40 mesh or coarser substrate with our Barron reserves being comprised of more than 60% 50 mesh or coarser substrate. We are also one of a select number of mine operators that can offer commercial amounts of 16/30 mesh sand, the coarsest grade of widely-used frac sand on the market, which along with other coarse sands is currently subject to high demand from our customers. The coarseness of our reserves also provides us with a meaningful cost advantage, as companies with a low concentration of coarse sand must expend the resources necessary to mine a large amount of fine grain sand that currently has little commercial value. Further, if demand increases for dry gas drilling applications that utilize fine grain sands, our production costs per ton of sand would improve and we believe that we would be well-positioned to compete in that market.

        Our New Auburn dry plant facility has a rated production capacity of 4,200 tons per day, or roughly 40 rail cars, and has on-site rail car loading facilities capable of loading up to approximately 10,000 tons of frac sand into rail cars per day. We also have 4.5 miles of existing rail track that connects our facility to the Union Pacific rail line and provides us with shipping access to all of the major shale basins in the United States and Canada with direct access to high-activity areas of oil production in Texas, Oklahoma, Colorado and the western United States. Using our existing on-site rail track, we have shipped sand in unit trains, which are dedicated trains (typically 80 to 120 rail cars in length) chartered for a single delivery destination that usually receive priority scheduling and result in a more cost-effective method of shipping than standard rail shipment. Our location in Wisconsin also provides our customers with economical access to barging terminals on the Mississippi River as well as access to Duluth, Minnesota, for loading onto ocean going vessels for international delivery.

        Our Barron facility currently consists of a sand mine and a wet plant on land that we currently lease and a dry plant on land that we own. This facility has a rated production capacity of 8,800 tons per day, or roughly 80 rail cars, and has on-site rail car loading facilities capable of loading up to approximately 10,000 tons of frac sand into rail cars per day. We utilize 3.1 miles of existing rail track that connects our facility to the rail line owned by the Canadian National Railway Company, or Canadian National, making our Barron facility one of only three active Wisconsin-based frac sand mines, and the only one with significant available capacity for future production growth, located on the Canadian National line. Our direct connection to the Canadian National line allows us to offer direct access to the rapidly growing oil and gas shale plays in northwestern Canada and the northeastern United States. In addition, we are currently the only frac sand provider in Wisconsin located on Canadian National's high-capacity rail line designed for rail cars with a 286,000 pound capacity, which will allow us to transport heavier loads and result in reduced transportation costs relative to competitors that only have access to lower capacity infrastructure.

        We expect to construct a second wet plant at our Barron facility in order to increase our production capacity. We currently anticipate that this second wet plant will become operational in the first half of 2014 and will have the capacity to process 1.2 million tons of wet sand per year when completed. We have identified a property suitable for use as the site of the second wet plant, which we expect will provide us access to the same wide range of high-quality sand that we currently have through our existing Wisconsin facilities.

        We also mine frac sand at our facility in Kosse, Texas that is processed into a high-quality, 100 mesh frac sand, generally used in dry gas drilling applications. In favorable pricing markets, washed sand is shipped from our Wisconsin operations in unit trains to Kosse where it is dried, screened and resold to oil field service companies servicing the unconventional resource plays located in south and west Texas. As a result of the quality and diversity of our sand reserves, we have the operational flexibility to alter a portion of our produced sand mix to meet customer needs as the market prices for crude oil and natural gas adjust in the future.

        The following table provides information regarding our current and planned frac sand production facilities as of December 31, 2012.

Mine/Plant Location	Proven Recoverable Reserves (Tons)(1)		Primary Reserve Composition	Depth of Reserves	Lease Expiration Date		Mine Area		Wet Plant Capacity (Tons)		Dry Plant Capacity (Tons)	On-site Rail Infrastructure	Year Ended December 2012 Sales Volume (Tons)		Year Ended December 2012 Production Volume (Tons)
	(millions)			(feet)			(acres)		(thousands)		(thousands)		(thousands)		(thousands)
New Auburn, WI	21.7		14-60 mesh	45-105	March 2036		418	(3)	2,000		1,300	4.5 miles	1,061.2		1,068.0
Barron County, WI	29.8	(2)	14-50 mesh	40-50	July 2037		342	(3)	2,900	(4)	2,400	3.1 miles	11.9		14.5
Kosse, TX	28.3		20-140 mesh	100	N/A	(5)	225		1,500		600	N/A	149.3	(6)	92.8

(1)
Reserves are estimated as of December 31, 2012 by third-party independent engineering firms based on core drilling results and in accordance with the SEC's definitions of proven recoverable reserves and related rules for companies engaged in significant mining activities.

(2)
Does not include the sand reserves to which we have access pursuant to our ten-year supply agreement with Midwest Frac.

(3)
Consists of five adjacent mineral deposits.

(4)
Consists of two wet plants, one of which is scheduled to be constructed in the first half of 2014, and includes 500,000 tons of wet sand that we have the right to purchase from Midwest Frac.

(5)
We own the mineral rights to at our Kosse mine.

(6)
Includes sales of sand mined in Wisconsin and processed in our Kosse facility and shortfall sales pursuant to our take-or-pay contract with one of our customers. Please see "Business—Our Assets and Operations—Kosse, Texas Operations."

  Sand Customers

        The core customers for our Wisconsin facilities are major oilfield services companies engaged in hydraulic fracturing. New Auburn's two largest customers, Schlumberger Technology Corporation, or Schlumberger, and a wholly owned subsidiary of Baker Hughes Oilfield Operations, Inc. or Baker Hughes, together represented approximately 83% of this facility's processed sand volumes in the year ended December 31, 2012. These customers have signed multi-year take-or-pay contracts that include provisions requiring the customer to pay us an amount designed to compensate us, in part, for our lost margins for the applicable contract year in the event the customer does not take delivery of the minimum annual volume of frac sand specified in the contract. Any sales of the shortfall volumes to other customers on the spot market would provide us with additional margin on these volumes.

        As of the date of this prospectus, we had take-or-pay contracts in place for 58% of our 1.3 million tons of annual production capacity at our New Auburn facility. As of December 31, 2012, the product mix-weighted average price of sand sold from our New Auburn facility pursuant to these take-or-pay contracts was $52 per ton and the weighted average remaining duration was approximately 4.9 years, assuming that one of our customers does not exercise its early termination right, which will not occur until October 2014 or later, as described elsewhere in this prospectus. If that customer were to exercise its termination right as soon as it became available, the resulting weighted average duration of our take-or-pay contracts to purchase sand from our New Auburn facility would be approximately 1.3 years as of the date of this prospectus. As of the date of this prospectus, we had take-or-pay or fixed-volume contracts in place for 9% of our 2.4 million tons of annual production capacity at our Barron facility, efforts-based contractual volume in place for 12% of this capacity and tolling agreements in place for another 10% of this capacity. As of the date of this prospectus, the product mix-weighted average price of sand sold from our Barron facility pursuant to these contracts was $55 per ton and the weighted average remaining duration of these contracts was approximately 4.5 years, or 1.8 years if the termination provision described above is exercised as soon as it becomes available. These averages do not include any volumes under our ten year tolling agreement with Midwest Frac. Should market trends continue to develop as we expect, in the event that one or more of our current contract customers decides not to continue purchasing our frac sand following the expiration of its contract with us, we believe that we will be able to sell the volume of sand that they previously purchased to other customers through long-term contracts or sales on the spot market.

        As the frac sand industry has developed in the past few years, major oilfield service and certain oil and gas companies have entered into long-term take-or-pay contracts to secure a dedicated source of frac sand supply for their operations. However, as a result of recent expansions in the supply of frac sand and the possibility of continued expansions, we believe that frac sand customers may be increasingly reluctant to enter into take-or-pay contracts that expose the customer to pre-determined financial liability for failure to take delivery of minimum volumes of frac sand. Customers may increasingly pursue fixed-volume contracts or efforts-based contracts that do not commit the customer to take delivery of specified volumes of frac sand. We also believe customers will be increasingly focused upon the relative quality of sand reserves, logistics capabilities and service level provided by the frac sand provider. Please read "Risk Factors—Risks Related to Our Business—Any material nonpayment or nonperformance by any of our key customers could have a material adverse effect on our business and results of operations and our ability to make cash distributions to our unitholders."

  Cost Structure

        Producing dry sand suitable for sale as a proppant involves three distinct operations:

  •
  Mining.  This involves the removal of overburden and the subsequent excavation of reserves to be further processed.

  •
  Wet Processing.  Mined reserves are mixed with water to facilitate movement by pipeline from the mine to the wet plant. At the wet processing facility, the wet sand is screened to eliminate particles that are larger than desired. There is also a gravity separation process that removes fine impurities that have no commercial value. The remaining product is stored in large stockpiles.

  •
  Dry Processing.  Wet sand is transported by truck to the drying facility. Very large dryers remove the moisture after which the dried sand is sorted by size and stored in silos before being loaded onto rail cars or trucks for transportation to customers.

        We believe our cost structure puts us in an attractive position relative to other producers of frac sand. The coarseness of our reserves means that a very large proportion of the sand that we mine ends up as saleable dry sand, which is not possible for producers whose deposits do not have as high a proportion of coarse sand. Our advanced wet and dry plants, including enclosed dry plants in Wisconsin, allow us to efficiently produce frac sand at full run rates throughout the year. The royalties that we paid to the landowners of our mines were less than 1% of our revenues in 2011 and 2.4% in 2012. Additionally, once we have satisfied our minimum purchase obligations, a large proportion of the costs we incur in our Sand segment are only incurred when we produce saleable frac sand. As a result, for certain types of expenses, we incur costs only when we are producing saleable frac sand.

 Fuel Processing and Distribution Segment Overview

  Market Dynamics

        The primary driver of activity and earnings in our Fuel Processing and Distribution segment is our transmix operations. The transmix industry consists of businesses that process and separate transportation mixture, which is the liquid interface, or fuel mixture, that forms when multiple types of petroleum products are transported sequentially through a pipeline. Pipeline operators send large batches of different fuel products (such as gasoline, diesel and jet fuel) through the same pipeline, in sequence, to receiving terminals. Product batches are placed directly against each other, without any practical means of keeping them separated; as a result, some mixing of fuels occurs at the interface of different batches in a pipeline. Transmix must be processed in order to separate it into useable gasoline and diesel fuel that can be used in cars, trucks, locomotives and other similar equipment. The Energy Information Administration estimates that 19.2 million barrels per day of liquid petroleum products were consumed in the United States in 2010 with the vast majority being transported by pipeline. We believe that approximately 0.5% of the petroleum products transported by refined product pipelines becomes transmix and is sold to companies such as ours for refinement, which would imply a transmix market size of approximately 85,000 barrels per day.

  Asset Overview

        Our Fuel Processing and Distribution segment consists of our facilities in the Dallas-Fort Worth metropolitan area and in Birmingham, Alabama, which are operated by Direct Fuels and AEC, respectively. In addition to processing transmix and selling the resulting refined products, we provide a suite of complementary fuel products and services, including third-party terminaling services, the selling of wholesale petroleum products, certain reclamation services (which consist primarily of tank cleaning services) and blending of renewable fuels.

        The following table provides information regarding our Fuel Processing and Distribution assets and volumes as of and for the year ended December 31, 2012.

Plant Location	Owned Acreage	Transmix Processing Capacity (Gal./Year)	Fuel From Transmix Sold—Total (Gal./Year)	Wholesale Fuel Volume Sold—Total (Gal./Year)	Terminal Tankage Capacity (Gal.)	Biodiesel Refining Capacity (Gal./Year)
	(in thousands, except acreage data)
Dallas-Fort Worth, TX	20	107,310	94,831	13,347	11,990	N/A
Birmingham, AL	40	76,650	22,502	153,949	21,966	10,000

        While a meaningful portion of our transmix business is conducted on a spot basis, we currently purchase approximately 63% of our supply of transmix pursuant to exclusive contracts having a volume-weighted average remaining duration of 17 months as of December 31, 2012. We also purchase a significant amount of gasoline and diesel in bulk every month as part of our wholesale fuel business, and then sell that fuel to local unbranded customers who value our combination of pricing and convenience. We design the contract structure of both our transmix and wholesale businesses to capture a stable margin, as the price differential between the indices at which we purchase fuel and the sales price of the corresponding refined products tends to be stable.

Financial Overview

        For the year ended December 31, 2012, we generated unaudited pro forma net income and unaudited pro forma Adjusted EBITDA of approximately $31.0 million and $52.3 million, respectively. Our Sand segment comprised 65% of our unaudited pro forma Adjusted EBITDA in this period. For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to its most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles, or GAAP, please read "—Summary Historical and Pro Forma Financial and Operating Data—Non-GAAP Financial Measures" beginning on page 26.

Business Strategies

        The primary components of our business strategy are:

  •
  Focus on Business Results and Total Distributions.  The board of directors of our general partner will adopt a policy under which distributions for each quarter will equal the amount of available cash (as described in "Cash Distribution Policy and Restrictions on Distributions") we generate each quarter. We expect to focus on optimizing our business results and maximizing total distributions, rather than attempting to manage our results with a focus on making minimum distributions. We do not intend to maintain excess distribution coverage in order to stabilize our quarterly distributions or to otherwise reserve cash for future distributions. In addition, our general partner has a non-economic general partner interest and no incentive distribution rights, and, accordingly, our unitholders will receive 100% of our cash distributions. See "Our Cash Distribution Policy and Restrictions on Distributions" beginning on page 67.

  •
  Seek contractual cash flow stability.  In our Sand segment, we intend to generate stable cash flows by continuing to secure long-term contracts with existing and new customers that will cover the substantial majority of our production capacity. A portion of our long-term contracts at our New Auburn and Barron facilities are take-or-pay supply agreements that are designed to compensate us, in part, for our lost margins for the applicable contract year on any unpurchased minimum annual volumes of frac sand thereunder. Subject to market conditions, we will continue to pursue long-term contracts under which our customers commit to take shipments of specified minimum amounts of frac sand to enhance the stability of our cash flows and mitigate our direct exposure to commodity price fluctuations. As of December 31, 2012, our northern Ottawa white sand contracts had a volume-weighted average remaining term of 5.1 years, assuming that one of our customers does not exercise its early termination right described elsewhere in this prospectus, and a volume and product mix-weighted price of $54 per ton. Should the customer exercise its early termination right as soon as it becomes available under the contract, the weighted average remaining duration of the contracts would be 1.7 years. These averages do not include any volumes under our ten year tolling agreement with Midwest Frac.

    In our Fuel Processing and Distribution segment, our contract structure is designed to capture a stable margin, as the price differential between the refined products indices at which we purchase transmix and wholesale fuel and the sales price of the refined products fluctuates in a fairly narrow range. In addition, we typically resell our refined products within 7 to 10 days after acquiring our transmix, wholesale fuel and other feedstock supply, which reduces our exposure to fluctuations in the underlying indices. We also enter into financial hedging arrangements in order to limit our direct exposure to commodity price and market index fluctuations.

  •
  Capitalize on organic growth opportunities and optimize existing assets.  We intend to focus on organic growth opportunities that complement our existing asset base or provide attractive returns in new geographic areas or business lines. In our Sand segment, we recently commenced operations at a third frac sand production facility in Barron County, which more than doubled our dry production capacity and the amount of proven recoverable Wisconsin reserves we can access. As of the date of this prospectus, we have contracted to sell approximately 746,500 tons of annual frac sand volume, which accounts for 31% of the plant's 2.4 million ton annual capacity. As of the date of this prospectus, we had take-or-pay and fixed-volume contracts in place for 9% of this capacity, efforts-based contractual volume in place for 12% of this capacity and tolling agreements in place for another 10% of this capacity. We believe our additional frac sand production capacity should provide us with significant opportunities to secure additional long-term contracts or to make spot sales at market prices, which have been higher than long-term contract prices in the recent past. If we are successful in taking advantage of these opportunities, we expect our profitability and cash flows will be positively impacted. In our Fuel Processing and Distribution segment, we believe there are several opportunities to contract additional transmix supplies and increase wholesale volume, which we can process using existing excess capacity.

  •
  Access new and adjacent markets using existing capabilities.  We are exploring and will continue to explore opportunities to expand our businesses into new markets by leveraging our existing operations and our historical experiences. In our Sand segment, we will continue to pursue opportunities created by the demand for our reserves and to use our surplus processing and storage capacity in order to meet the needs of our customers. We also have developed a total supply chain solution for our customers, which we believe will provide them with a streamlined order process and a lower total delivered product cost while generating incremental revenue for us and enabling us to reach a broader set of customers. In our Fuel Processing and Distribution segment, we have started producing biodiesel at our Birmingham, Alabama location using recommissioned assets. Also, we intend to leverage our existing customer relationships to expand our footprint in Dallas-Fort Worth and Birmingham and their adjacent markets.

  •
  Capitalize on compelling industry fundamentals.  We believe the frac sand market offers attractive long-term growth fundamentals, and we expect to continue to position ourselves as a producer of high-quality frac sand. Over the past five years, the demand for frac sand in the United States has grown significantly, primarily as a result of increased horizontal drilling, technological advances that allowed for the development of many unconventional resource formations, increased proppant use per well and cost advantages over other proppants such as resin coated sand and ceramic alternatives. We believe frac sand supply will continue to be constrained by the difficulty in finding reserves suitable for use as frac sand, which are largely limited to select areas of the United States and which must meet the technical specifications of the API, as well as challenges associated with locating contiguous reserves of frac sand large enough to justify the capital investment required to develop a mine and processing plant and securing necessary local, state and federal permits required for operations. From 2011 to 2016, the demand and price of raw frac sand are expected to grow 7.3% and 4.7% annually, respectively, according to the Freedonia Report.

  •
  Grow business through strategic and accretive business or asset acquisitions.  We plan to selectively pursue accretive acquisitions in our areas of operation that we believe will allow us to realize operational efficiencies by capitalizing on our existing infrastructure, personnel and commercial relationships in energy services, and we may also seek acquisitions in new geographic areas or complementary business lines. For example, we have identified several highly attractive frac sand deposits in properties adjacent to or in close proximity to our existing Wisconsin operations, allowing for the opportunity to contract additional reserves. We also believe that we can replicate our transmix, wholesale and terminal business activities successfully in other regions of the United States.

  •
  Maintain financial strength and flexibility.  We intend to maintain financial strength and flexibility to enable us to pursue our growth strategy, including acquisitions, organic growth and asset optimization opportunities as they arise. At the closing of this offering, and after giving effect to the offering-related transactions we describe in this prospectus, we expect to have approximately $14.0 million of cash on hand, $10.0 million of which we expect to use to reimburse Direct Fuels for working capital distributed to DF Parent immediately prior to this offering, and $47.2 million of available borrowing capacity under our anticipated new revolving credit facility.

 Competitive Strengths

        We believe that we will be able to successfully execute our business strategies because of the following competitive strengths:

  •
  High quality, strategically located assets.  We currently operate three scalable frac sand production facilities in New Auburn, Wisconsin, Barron County, Wisconsin and Kosse, Texas. Our facilities in Wisconsin are supported by approximately 51.5 million tons of proven recoverable sand reserves and our facility in Texas is supported by approximately 28.3 million tons of proven recoverable sand reserves. We believe that our Wisconsin reserves provide us access to a disproportionate amount of coarse sand (16/30, 20/40 and 30/50 mesh sands) compared to other northern Ottawa white deposits located in Wisconsin's Jordan, St. Peter and Wonewoc formations. According to the PropTester® Report, many of the northern Ottawa white deposits in these formations contain less than 30% 40 mesh and coarser substrate with our Barron reserves being comprised of more than 60% 50 mesh or coarser substrate. However, our sample boring data has indicated that our Wisconsin reserves contain deposits of nearly 35% 40 mesh or coarser substrate. We are also one of a select number of mine operators that can offer commercial amounts of 16/30 mesh sand, the coarsest grade of widely-used frac sand on the market. Our access to coarse sand provides us with lower processing costs relative to mines with finer sand reserves and enables us to better serve the current levels of high demand for coarse frac sand that is related to increased hydraulic fracturing activities focused on the recovery of oil and liquids-rich gas in the United States.

    Our transmix facilities are centrally located in the Dallas-Fort Worth and Birmingham metropolitan areas. The population in these areas is forecasted to increase at a weighted growth rate greater than the national average between 2010 and 2030, which is expected to drive incremental demand for the products and services we offer through our Fuel Processing and Distribution segment. Because pipelines typically represent the most economical means of transporting petroleum products, proximity to refined products pipelines is critical to the economic success of our transmix, wholesale and terminal operations. We are able to receive products via two different pipelines owned by the Explorer Pipeline Company and one owned by a major independent refiner at our facility in the Dallas-Fort Worth metropolitan area and via the Plantation and Colonial pipelines at our Birmingham facility.

  •
  Stable cash flows.  In our Sand segment, we currently sell our products primarily under long-term supply agreements. A portion of our supply agreements are take-or-pay contracts under which the customer will be obligated to pay us an amount designed to compensate us, in part, for our lost margins for the applicable contract year on any minimum annual volumes not purchased by that customer. Any sales of the shortfall volumes to other customers on the spot market would provide us with additional margin on these volumes. Collectively, sales to customers with take-or-pay sales agreements in 2011 and 2012 accounted for approximately 79% and 89% of our total Sand segment sales volumes, respectively.

    In our Fuel Processing and Distribution segment, our contract structure is designed to capture a stable margin, as the price differential between the refined products indices at which we purchase transmix and wholesale supply and the sales price of the refined products fluctuate in a fairly narrow range. While a meaningful portion of our transmix business is conducted on a spot basis, we currently purchase approximately 63% of our supply of transmix pursuant to exclusive contracts with terms ranging from 12 to 36 months, with a volume-weighted average remaining duration of 17 months as of December 31, 2012. In addition, we have throughput agreements with major refining and fuel marketing companies with terms of up to 36 months, which provide stable, fee-based revenue.

  •
  Intrinsic logistics advantage.  In our Sand segment, the logistics capabilities of our New Auburn and Barron facilities enable us to serve all major United States and Canadian shale basins. Our New Auburn facility has 4.5 miles of on-site rail track that is tied into a rail line owned by Union Pacific and our Barron facility has 3.1 miles of on-site rail track tied into a Canadian National rail line. Our logistics capabilities enable efficient loading of sand and minimize rail car turnaround times and our facilities are able to accommodate unit trains. We believe we are one of a small number of frac sand producers connected to more than one rail line, and this provides us with the capability to serve virtually all North American shale plays economically using a single-line haul, which reduces transit time and freight cost for our customers. Given our multiple railroad and barging logistics capabilities, we have started to explore potential sales opportunities in Central and South American countries. If such opportunities materialize, we would expect to select our customers in those countries by employing the same disciplined financial criteria that we have used with respect to our existing customers.

  •
  Low cost operating structure.  We believe that our operations are characterized by an overall low cost structure, which permits us to capture attractive margins in the industries in which we operate. Our low cost structure is a result of the following key attributes:

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  significant coarse mineral reserve composition that minimizes yield loss;

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  close proximity of our silica reserves to our processing plants, which reduces operating costs;

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  expertise in designing, building, maintaining and operating advanced frac sand processing, storage and loading facilities and transmix processing and storage assets;

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  after satisfying our minimum purchase obligations, a large proportion of the costs we incur in our Sand segment are only incurred when we produce saleable frac sand;

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  proximity to major sand and fuel logistics infrastructure, minimizing transportation and fuel costs and headcount needs;

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  mineral royalties paid that were less than 2.4% of our Sand revenues in 2012;

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  enclosed dry plant operations to allow full run rates in winter months, increasing plant utilization; and

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  a customer base spread across a variety of markets, allowing us to maximize our asset utilization.

  •
  Significant organic growth capacity.  We believe we have a significant pipeline of attractive sales opportunities for our Barron County facility, which commenced commercial operations in December 2012. As of the date of this prospectus, we have contracted to sell approximately 746,500 tons of annual frac sand volume, which accounts for 31% of the plant's 2.4 million tons annual capacity. As of the date of this prospectus, we had take-or-pay and fixed-volume contracts in place for 9% of this capacity, efforts-based contractual volume in place for 12% of this capacity and tolling agreements in place for another 10% of this capacity. We expect to use this excess capacity to establish new customer relationships through new long-term contracts and to enter into spot sales at market prices, which have been higher than long-term contract prices in the recent past. If we are successful in establishing these relationships or selling into the spot market at favorable prices, we expect to experience a positive impact on our profitability and cash flows. In addition, we believe that this capacity will position us well to attract customers currently relying on other frac sand producers when those customers have the opportunity to renegotiate their sand supply contracts or seek out a new supplier.

  •
  Strong reputation with our customers, suppliers and other constituencies.  Our management and operating teams have developed longstanding relationships with our customers, suppliers and other constituencies. Three of the four largest hydraulic fracturing service providers have committed to multi-year contracts to purchase frac sand from us, including our take-or-pay contracts with Schlumberger and Baker Hughes, and based on our track record of dependability, timely delivery and high-quality products that consistently meet customer specifications, we believe that we are well positioned to secure similar arrangements in the future. In our Fuel Processing and Distribution segment, we have established long-term supply relationships with major refining, midstream and marketing companies that provide us with a steady source of supply at competitive prices.

  •
  Ability to identify and respond to changing market dynamics.  We believe we have designed our assets and business model to permit us to adapt to changing market conditions. For example, at our Wisconsin facilities, we have been able to optimize our production mix so that up to 20% of our production volume can fluctuate between coarse and fine sands without significant impact on our production yields or costs, thereby allowing us the flexibility to respond efficiently to shifts in pricing and customer demand dynamics. We have also identified opportunities to utilize excess dry plant capacity at our Kosse, Texas frac sand processing facility to provide additional product offerings to our customers in the southwestern United States. Finally, we have significant reserves of fine mesh sand and believe that we will be well positioned to capture opportunities created by changing market trends in the relative prices of crude oil and dry natural gas.

  •
  Experienced management team with industry specific operating and technical expertise.  The top three management team members of our Sand segment have more than 75 years of combined industry experience. They have managed numerous frac sand mining and processing plants, successfully led acquisitions in the industry and developed multiple greenfield mining and processing operations. Most recently, this management team identified our existing Wisconsin facilities and designed, permitted and commenced each facility's operations within 12 months. The top five management team members of our Fuel Processing and Distribution segment have significant experience and complementary skills in the areas of transmix processing, acquiring, integrating, financing and managing refined product terminals and biodiesel manufacturing and have in excess of 100 years of combined industry experience.

Our Relationship with Insight Equity

        All of the equity interests in Emerge GP will be owned by Emerge Energy Services Holdings LLC, which is 80% owned by affiliates of Insight Equity Holdings, LLC and 20% owned by Ted W. Beneski. Founded in 2002, Insight Equity makes control investments in strategically viable, middle market, asset-intensive companies across a wide range of industries. Insight Equity has committed approximately $425 million to 12 investments in North America. As the majority owner of our general partner and the direct or indirect owner of approximately 49.8% of our outstanding common units, Insight Equity has a strong incentive to support and promote the successful execution of our business plan.

Risk Factors

        An investment in our common units involves risks. Below is a summary of certain key risk factors that you should consider in evaluating an investment in our common units. This list is not exhaustive. Please read the full discussion of these risks and other risks described under "Risk Factors."

Risks Related to Our Business

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  We may not have sufficient available cash to pay any quarterly distribution on our common units.

  •
  The assumptions underlying our estimate of cash available for distribution described in "Our Cash Distribution Policy and Restrictions on Distributions" are inherently uncertain and subject to significant business, economic, financial, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those forecasted.

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  Our operations are subject to the cyclical nature of our customers' businesses and depend upon the continued demand for crude oil and natural gas.

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  Our Sand operations are subject to operating risks that are often beyond our control and could adversely affect production levels and costs.

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  A large portion of our sales in each of our Sand segment and our Fuel Processing and Distribution segment is generated by a few large customers, and the loss of our largest customers or a significant reduction in purchases by those customers could adversely affect our operations.

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  The amount of our quarterly cash distributions, if any, may vary significantly both quarterly and annually and will be directly dependent on the performance of our business. Unlike most publicly traded partnerships, we will not have a minimum quarterly distribution or employ structures intended to consistently maintain or increase distributions over time.

  •
  The board of directors of our general partner may modify or revoke our cash distribution policy at any time at its discretion, including in such a manner that would result in an elimination of cash distributions regardless of the amount of available cash we generate. Our partnership agreement does not require us to pay any distributions at all.

  •
  Any material nonpayment or nonperformance by any of our key customers could have a material adverse effect on our business and results of operations and our ability to make cash distributions to our unitholders.

  •
  We may be adversely affected by a reduction in horizontal drilling activity or the development of either effective alternative proppants or new processes to replace hydraulic fracturing.

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  Fuel prices and costs are volatile, and we have unhedged commodity price exposure between the time we purchase fuel supplies and the time we sell our product that may reduce our profit margins.

Risks Inherent in an Investment in Us

  •
  The board of directors of our general partner will adopt a policy to distribute an amount equal to the available cash we generate each quarter, which could limit our ability to grow and make acquisitions.

  •
  Holders of our common units have limited voting rights and are not entitled to elect our general partner or its directors.

  •
  Insight Equity owns the majority of and controls our general partner, which has sole responsibility for conducting our business and managing our operations. Our general partner and its affiliates, including Insight Equity, have conflicts of interest with us and limited duties, and they may favor their own interests to the detriment of us and our common unitholders.

Tax Risks to Common Unitholders

  •
  Our tax treatment depends on our status as a partnership for federal income tax purposes. If the Internal Revenue Service (IRS) were to treat us as a corporation for federal income tax purposes, which would subject us to entity-level taxation, then our cash available for distribution to our unitholders would be substantially reduced.

  •
  If we were subjected to a material amount of additional entity-level taxation by individual states, it would reduce our cash available for distribution to our unitholders.

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  The tax treatment of publicly traded partnerships or an investment in our common units could be subject to potential legislative, judicial or administrative changes and differing interpretations, possibly on a retroactive basis.

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  A portion of our operations are conducted by a corporate subsidiary that is subject to corporate-level income taxes. Additional subsidiaries conduct activities that may not generate qualifying income, and we may choose to have these subsidiaries treated as corporations for U.S. federal income tax purposes in the future.

 Partnership Structure and Offering-Related Transactions

        We were formed in April 2012 as a Delaware limited partnership. Insight Equity currently indirectly holds all of our limited partner interests. In order to maximize operational flexibility, we will conduct our operations through subsidiaries. At or prior to the closing of this offering, the following transactions, which we refer to as the offering-related transactions, will occur:

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  Superior Silica Resources, LLC, which currently owns our general partner, will convey its member interest in our general partner to SSH as a capital contribution, and SSH in turn will convey its member interest in our general partner to Emerge Holdings as a capital contribution;

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  Insight Equity and Ted W. Beneski will purchase the member interests in Emerge Holdings from SSH;

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  Direct Fuels will convert from a Delaware limited partnership into a Delaware limited liability company named Direct Fuels LLC;

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  SSH will convey its remaining interest in SSS to us in exchange for (i) 11,276,700 common units, representing a 48.6% limited partner interest in us, and (ii) the right to receive $34.1 million in cash, in part, as reimbursement for certain capital expenditures;

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  AEC Holdings will convey its remaining interest in AEC to us in exchange for (i) 1,299,044 common units, representing a 5.6% limited partner interest in us, and (ii) our assumption of $31.2 million of AEC Holdings' indebtedness;

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  DF Parent will convey its remaining interest in Direct Fuels to us in exchange for (i) 3,143,936 common units, representing a 13.5% limited partner interest in us, and (ii) the right to receive $25.0 million in cash, in part, as reimbursement for certain capital expenditures;

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  Our general partner's interest in us will be recharacterized as a non-economic interest;

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  We will issue common units to the public, representing a 32.3% limited partner interest in us;

  •
  We will convey our interests in SSS, AEC and Direct Fuels to Emerge Energy Services Operating LLC, our operating subsidiary;

  •
  Our operating subsidiary will enter into a new $150.0 million revolving credit facility, from which it will borrow $102.8 million; and

  •
  We will use the net proceeds from this offering and the borrowings under our anticipated new revolving credit facility as set forth under "Use of Proceeds."

        If the underwriters do not exercise their option to purchase additional common units, we will issue 1,125,000 common units to Insight Equity and other private investors at the expiration of the option for no additional consideration. If and to the extent the underwriters exercise their option to purchase additional common units, the number of common units purchased by the underwriters pursuant to any exercise will be sold to the public, and any remaining common units not purchased by the underwriters pursuant to any exercise of the option will be issued to Insight Equity and other private investors at the expiration of the option period. Accordingly, the exercise of the underwriters' option to purchase additional common units will not affect the total number of units outstanding.

 Organizational Structure After the Offering

        The following diagram depicts our organizational structure and ownership after giving effect to this offering and the related offering-related transactions, assuming the underwriters do not exercise their option to purchase additional common units.

Public Common Units	32.3%
Common Units held by Insight Equity and other private investors	67.7%

Total	100.0%

 Our Management

        Our general partner has the sole responsibility for conducting our business and for managing our operations and is controlled by Insight Equity. Our general partner will not receive any management fee or other compensation in connection with the management of our business or this offering, but it will be entitled to reimbursement of all direct and indirect expenses incurred on our behalf, which we expect to be approximately $0.3 million for the year ending December 31, 2013. Our partnership agreement provides that our general partner will determine in good faith, meaning that it subjectively believes that such determination is in our best interests, the expenses that are allocable to us.

        The board of directors of our general partner will initially be comprised of seven members, all of whom will be designated by Insight Equity and three of whom will be independent. Neither our general partner nor its board of directors will be elected by our unitholders. Insight Equity will have the right to appoint our general partner's entire board of directors, including the independent directors.

Principal Executive Offices and Internet Address

        We were formed as a Delaware limited partnership in April 2012 under the name Emergent Energy Services LP. We subsequently amended our certificate of limited partnership to change our name to Emerge Energy Services LP. Our principal executive offices are located at 1400 Civic Place, Suite 250, Southlake, Texas and our telephone number is (817) 488-7775. Our website is located at www.emergelp.com and will be activated in connection with the closing of this offering. We will make our periodic reports and other information filed with or furnished to the Securities and Exchange Commission, or the SEC, available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

Summary of Conflicts of Interest and Duties

        Our general partner has a duty to manage us in a manner it subjectively believes is in our best interests. However, the officers and directors of our general partner also have duties to manage our general partner in a manner beneficial to its majority owner, Insight Equity. Certain of the officers and directors of our general partner are also officers and directors of Insight Equity or its subsidiaries. As a result, conflicts of interest will arise in the future between us and holders of our common units, on the one hand, and Insight Equity and our general partner, on the other hand. For example, our general partner will be entitled to make determinations that affect the amount of distributions we make to the holders of common units.

        Delaware law provides that Delaware limited partnerships may, in their partnership agreements, expand, restrict or eliminate the fiduciary duties owed by the general partner to limited partners and the partnership. Pursuant to these provisions, our partnership agreement contains various provisions replacing the fiduciary duties that would otherwise be owed by our general partner with contractual standards governing the duties of the general partner and the methods of resolving conflicts of interest. The effect of these provisions is to restrict the remedies available to our common unitholders for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty. Our partnership agreement also provides that affiliates of our general partner, including Insight Equity and its subsidiaries and affiliates, are permitted to compete with us. By purchasing a common unit, the purchaser agrees to be bound by the terms of our partnership agreement, and each common unitholder is treated as having consented to various actions and potential conflicts of interest contemplated in the partnership agreement that might otherwise be considered a breach of fiduciary or other duties under applicable state law.

        For a more detailed description of the conflicts of interest and the duties of our general partner, please read "Conflicts of Interest and Duties" beginning on page 183.

Implications of Being an Emerging Growth Company

        As a company with less than $1.0 billion in revenue during its last fiscal year, we qualify as an "emerging growth company" as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other regulatory requirements for up to five years that are otherwise applicable generally to public companies. These provisions include:

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  Exemption from the auditor attestation requirement in the assessment of the emerging growth company's internal control over financial reporting;

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  Exemption from the adoption of new or revised financial accounting standards until they would apply to private companies;

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  Exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or a supplement to the auditor's report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer; and

  •
  Reduced disclosure about the emerging growth company's executive compensation arrangements.

        We will cease being an emerging growth company if we have more than $1.0 billion in annual revenues, have more than $700 million in market value of our common units held by non-affiliates, or issue more than $1.0 billion of non-convertible debt over a three-year period.

        We have elected to comply with the reduced disclosure requirements described above and we may elect to avail ourselves of other reduced reporting requirements in future filings. As a result of these elections, the information that we provide in this prospectus may be different from the information you may receive from other public companies in which you hold equity interests.

 The Offering

Common units offered to the public	7,500,000 common units.
8,625,000 common units, if the underwriters exercise in full their option to purchase additional common units.
Units outstanding after this offering
23,219,680 common units. If the underwriters do not exercise their option to purchase additional common units, we will issue 1,125,000 common units to Insight Equity and other private investors at the expiration of the option for no additional consideration. If and to the extent the underwriters exercise their option to purchase additional common units, the number of common units purchased by the underwriters pursuant to any exercise will be sold to the public, and any remaining common units not purchased by the underwriters pursuant to any exercise of the option will be issued to Insight Equity and other private investors at the expiration of the option period. Accordingly, the exercise of the underwriters' option to purchase additional common units will not affect the total number of units outstanding.
Use of proceeds
We expect to receive net proceeds from the issuance and sale of common units offered by this prospectus of approximately $136.9 million, after deducting underwriting discounts and commissions and the structuring fee, but before paying offering expenses.
We will use the net proceeds from this offering (excluding the net proceeds from any exercise of the underwriters' option to purchase additional common units) to:
• contribute $58.5 million to SSS to repay $58.5 million of SSS's existing debt;
• repay all $31.2 million of AEC Holdings' existing debt;
• contribute $16.4 million to Direct Fuels to repay all $16.4 million of Direct Fuels' existing debt;
• contribute $11.5 million to our operating subsidiary;
• pay $10.3 million of cash-based compensation awards to senior management at SSS, AEC and Direct Fuels; and
• pay estimated offering expenses of $9.0 million.

Immediately following the repayment of the outstanding balance of SSS's, AEC Holdings' and Direct Fuels' existing debt with the net proceeds of this offering and cash on hand, we will enter into a new revolving credit facility and borrow approximately $102.8 million under that revolving credit facility. We will use the proceeds from these borrowings to contribute $43.7 million to SSS to repay $43.7 million of SSS's existing debt and distribute $34.1 million and $25.0 million to SSH and DF Parent, respectively, a portion of which will be used to reimburse them for certain capital expenditures they incurred with respect to assets they contributed to us.

If the underwriters exercise their option to purchase additional common units in full, the additional net proceeds will be approximately $21.0 million. All of the net proceeds from any exercise of such option will be used to make an additional cash distribution to Insight Equity and other private investors.

An affiliate of one of the underwriters is a lender under AEC Holdings' credit facility and will receive a portion of the net proceeds from this offering. Affiliates of certain of the underwriters are lenders under SSH's credit facility and will receive a portion of the net proceeds from this offering. See "Underwriting."
Cash distributions
Within 60 days after the end of each quarter, beginning with the quarter ending June 30, 2013, we expect to make distributions to unitholders of record on the applicable record date. We expect our first distribution will include available cash (as described below) for the period from the closing of this offering through June 30, 2013.

The board of directors of our general partner will adopt a policy pursuant to which distributions for each quarter will be in an amount equal to the available cash we generate in such quarter. Available cash for each quarter will be determined by the board of directors of our general partner following the end of such quarter. We expect that available cash for each quarter will generally equal our cash flow from operations for the quarter, less cash needed for maintenance capital expenditures, accrued but unpaid expenses, reimbursement of expenses incurred by our general partner and its affiliates, debt service and other contractual obligations and reserves for future operating or capital needs that the board of directors of our general partner deems necessary or appropriate.

We do not intend to maintain excess distribution coverage for the purpose of maintaining stability or growth in our quarterly distribution or to otherwise reserve cash for distributions, and we do not intend to incur debt to pay quarterly distributions. We expect to finance substantially all of our growth externally, either by debt issuances or additional issuances of equity.

Because our policy will be to distribute an amount equal to all available cash we generate each quarter, our unitholders will have direct exposure to fluctuations in the amount of cash generated by our business. We expect that the amount of our quarterly distributions, if any, may vary based on our operating cash flow during such quarter. As a result, our quarterly distributions, if any, may not be stable and may vary from quarter to quarter as a direct result of variations in, among other factors, (i) our operating performance, (ii) cash flows caused by, among other things, the prices we receive for finished products, working capital needs or capital expenditures and (iii) cash reserves deemed necessary or appropriate by the board of directors of our general partner. Such variations in the amount of our quarterly distributions may be significant. Unlike most publicly traded partnerships, we will not have a minimum quarterly distribution or employ structures intended to consistently maintain or increase distributions over time. The board of directors of our general partner may change our distribution policy at any time. Our partnership agreement does not require us to pay distributions to our unitholders on a quarterly or other basis.

Based upon our forecasted results for the twelve months ending March 31, 2014, and assuming the board of directors of our general partner declares distributions in accordance with our cash distribution policy, we expect that our aggregate distributions for the twelve months ending March 31, 2014 will be approximately $65.0 million, or $2.80 per common unit. See "Our Cash Distribution Policy and Restrictions on Distributions—Estimated Cash Available for Distribution for the Year Ending March 31, 2014" beginning on page 71.

Unanticipated events may occur that could materially adversely affect the actual results we achieve during the forecast periods. Consequently, our actual results of operations, cash flows, financial condition and our need for cash reserves during the forecast periods may vary from the forecast, and such variations may be material. Prospective investors are cautioned not to place undue reliance on our forecast and should make their own independent assessment of our future results of operations, cash flows and financial condition. See "Risk Factors" beginning on page 29.
Subordinated units	None.
Incentive Distribution Rights	None.
Issuance of additional units
We can issue an unlimited number of units without the consent of our unitholders. Please read "Units Eligible for Future Sale" beginning on page 207 and "The Partnership Agreement—Issuance of Additional Partnership Interests" beginning on page 196.

Limited voting rights	Our general partner will manage and operate us. Unlike the holders of common stock in a corporation, our unitholders will have only limited voting rights on matters affecting our business. Our unitholders will have no right to elect our general partner or its directors on an annual or continuing basis. Our general partner may not be removed except by a vote of the holders of at least 66 2/3% of the outstanding units voting together as a single class, including any units owned by our general partner and its affiliates, including Insight Equity. Upon consummation of this offering, Insight Equity will own an aggregate of 49.8% of our common units. This will give Insight Equity the ability to prevent the involuntary removal of our general partner. Please read "The Partnership Agreement—Voting Rights" beginning on page 194.
Limited call right
If at any time our general partner and its affiliates own more than 80% of the outstanding common units, our general partner has the right, but not the obligation, to purchase all of the remaining common units at a price that is not less than the then-current market price of the common units, as calculated pursuant to the terms of our partnership agreement. Upon consummation of this offering, Insight Equity will own an aggregate of approximately 49.8% of our outstanding common units. For additional information about this right, please read "The Partnership Agreement—Limited Call Right" beginning on page 202.
Estimated ratio of taxable income to distributions
We estimate that if you own the common units you purchase in this offering through the record date for distributions for the period ending December 31, 2015, you will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be 65% or less of the cash distributed to you with respect to that period. Because of the nature of our business and the expected variability of our quarterly distributions, however, the ratio of our taxable income to distributions may vary significantly from one year to another. Please read "Material Federal Income Tax Consequences—Tax Consequences of Unit Ownership—Ratio of Taxable Income to Distributions" beginning on page 211.
Material tax consequences
For a discussion of other material federal income tax consequences that may be relevant to prospective unitholders who are individual citizens or residents of the U.S., please read "Material Federal Income Tax Consequences." All statements of legal conclusions contained in "Material Federal Income Tax Consequences" beginning on page 208, unless otherwise noted, are the opinion of Latham & Watkins LLP with respect to the matters discussed therein.
Exchange listing	We have applied to list our common units on the New York Stock Exchange under the symbol "EMES."

Directed unit program	At our request, the underwriters have reserved up to 5.0% of the common units being offered by this prospectus for sale at the initial public offering price to the directors, officers and employees of our general partner and certain other persons associated with us through a directed unit program. For further information regarding our directed unit program, please read "Underwriting."

Summary Historical and Pro Forma Financial and Operating Data

        We were formed in April 2012 and do not have historical financial operating results. Upon the consummation of this offering, SSS, AEC and Direct Fuels will be contributed to us and we will own and operate their businesses. SSS and AEC, which together constitute our predecessor for accounting purposes, are, prior to the completion of this offering, under the common control of a private equity fund managed and controlled by Insight Equity and, as a result, their contribution to us will be recorded as a combination of entities under common control, whereby the assets and liabilities sold and contributed are recorded based on their historical carrying value for all periods presented. Direct Fuels is not under common control with SSS and AEC and, as a result, the contribution of Direct Fuels to us will be accounted for as an acquisition, whereby the assets and liabilities sold and contributed are recorded at their fair values on the date of contribution.

        The summary historical financial and operating data as of December 31, 2010, 2011 and 2012 and for the years ended December 31, 2010, 2011 and 2012 are derived from the audited historical consolidated financial statements of SSS and AEC included elsewhere in this prospectus.

        Our summary pro forma financial and operating data as of December 31, 2012 and for the year ended December 31, 2012 are derived from the unaudited pro forma financial statements of Emerge Energy Services, the unaudited pro forma condensed combined financial statements of our predecessor and the audited historical consolidated financial statements of Direct Fuels included elsewhere in this prospectus. Our unaudited pro forma financial and operating data consist of the combined results of SSS and AEC as if such combination occurred on January 1, 2010 and give effect to the acquisition of Direct Fuels as if such acquisition occurred on December 31, 2012 for pro forma balance sheet purposes and on January 1, 2012 for the purposes of all other pro forma financial statements. We have not given pro forma effect to incremental selling, general and administrative expenses of approximately $3.5 million that we expect to incur annually as the result of being a publicly traded partnership.

        You should read the following tables in conjunction with "—Partnership Structure and Offering-Related Transactions" beginning on page 14, "Use of Proceeds" on page 61, "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 88, and the historical consolidated financial statements and unaudited pro forma condensed combined financial statements and the notes thereto included elsewhere in this prospectus. Among other things, the historical consolidated financial statements and unaudited pro forma financial statements include more detailed information regarding the basis of presentation for the following information.

        The following tables present a non-GAAP financial measure, Adjusted EBITDA, which we use in evaluating the financial performance and liquidity of our business. This measure is not calculated or presented in accordance with generally accepted accounting principles, or GAAP. We explain this measure below and reconcile it to its most directly comparable financial measures calculated and presented in accordance with GAAP. For a discussion of how we use Adjusted EBITDA to evaluate our operating performance, please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—How We Evaluate Our Operations" beginning on page 93.

	Predecessor Historical
							Pro Forma Emerge Energy Services
	SSS			AEC
	Year Ended December 31,			Year Ended December 31,			Year Ended December 31,
	2010	2011	2012	2010	2011	2012	2012
							(unaudited)
	(in thousands)
Statements of Operations Data:
Revenues	$17,131	$28,179	$66,697	$244,476	$349,309	$557,399	$956,863
Operating expenses:
Cost of goods sold(1)	18,211	19,311	27,401	239,072	339,939	548,003	890,573
Selling, general and administrative	6,246	4,995	5,512	3,783	3,973	4,638	13,962
Depreciation, depletion and amortization(2)	2,568	4,022	6,377	3,079	2,858	2,742	13,301
Provision for bad debts	702	—	57	330	—	—	57
Impairment of land	—	762	—	—	—	—	—
Equipment relocation costs	—	572	—	—	—	—	—
(Gain) loss on disposal of equipment	—	364	(33)	(180)	(111)	5	(28)

Total operating expenses	27,727	30,026	39,314	246,084	346,659	555,388	917,865

Operating income (loss)	(10,596)	(1,847)	27,383	(1,608)	2,650	2,011	38,998

Other expense (income):
Interest expense(3)	980	1,835	10,619	3,892	1,536	813	7,269
Litigation settlement expense	—	—	—	—	—	750	750
Gain on extinguishment of trade payable	—	—	—	—	(1,212)	—	—
Gain from debt restructuring, net	—	—	—	—	(472)	—	—
Changes in fair market value of interest rate swap	—	—	—	(281)	(243)	—	(46)
Other expense (income)	—	42	(112)	(49)	(99)	(33)	(145)

Total other expense, net	980	1,877	10,507	3,562	(490)	1,530	7,828

Income (loss) before tax expense	(11,576)	(3,724)	16,876	(5,170)	3,140	481	31,170
Provision for state franchise and margin taxes	36	101	81	(1,051)	—	—	163

Net income (loss)	$(11,612)	$(3,825)	$16,795	$(4,119)	$3,140	$481	$31,007

Balance Sheet Data (at period end):
Property, plant and equipment, less accumulated depreciation	$19,853	$36,310	$80,749	$43,113	$41,136	$40,102	$139,478
Total assets	35,449	59,511	121,498	64,865	68,069	74,289	313,890
Total liabilities	65,223	92,877	138,069	61,604	42,483	48,222	159,604
Total Partners'/ members' equity	(29,774)	(33,366)	(16,571)	3,261	25,586	26,067	154,286
Cash Flow Data:
Net cash provided by (used in):
Operating activities	(1,298)	2,482	2,201	3,145	(6,088)	(1,065)
Investing activities	(1,384)	(13,912)	(37,690)	(152)	(842)	(1,384)
Financing activities	4,465	14,007	31,088	(1,003)	5,610	1,795
Other Financial Data:
Adjusted EBITDA	(7,326)	3,873	33,784	1,621	5,397	4,758	52,328
Capital Expenditures
Maintenance(4)	(328)	(748)	(1,248)	(353)	(226)	(1,272)
Growth(5)	(1,056)	(13,495)	(37,814)	—	(710)	(131)

Total	$(8,710)	$(10,370)	$(5,278)	$1,268	$4,461	$3,355

(1)
Cost of goods sold for AEC Holdings, Direct Fuels and SSS is calculated by adding the cost of fuel or sand, as applicable, and non-capitalized operations and maintenance expense.

(2)
The pro forma calculations assume the purchase price for Direct Fuels is estimated to be $110.0 million as of December 31, 2012 and balance sheet accounts have been adjusted to fair value accordingly. The purchase price includes the assumption of $17.1 million of current and long-term debt and an equity purchase value of $92.9 million. The purchase price does not include any additional debt that the Partnership may assume.

(3)
Pro forma interest expense consists of borrowings of $102.8 million under our revolving credit facility at an interest rate of 3.78% (with a 0.375% unused line commitment fee), $2.4 million of capital lease interest, and $0.8 million of amortization of deferred financing costs incurred in connection with this offering.

(4)
Maintenance capital expenditures are capital expenditures required to maintain, over the long term, our asset base, operating income or operating capacity. The maintenance capital expenditure amounts set forth above are unaudited.

(5)
Growth capital expenditures are capital expenditures made to increase, over the long term, our asset base, operating income or operating capacity. The growth capital expenditure amounts set forth above are unaudited.

	Predecessor Historical
	SSS			AEC
	Predecessor Historical
							Pro Forma Emerge Energy Services
	SSS			AEC
	Year Ended December 31,			Year Ended December 31,			Year Ended December 31,
	2010	2011	2012	2010	2011	2012	2012
	(unaudited, in thousands except for per unit data)
Operating Data:
Sand segment:
Sand production volume (metric tons)	184.1	382.0	1,222.4	—	—	—	1,222.4
Average price (per ton)(1)	$93.05	$73.77	$54.56	—	—	—	$54.56
Average production cost (per ton)(2)	$98.92	$50.55	$22.41	—	—	—	$22.41
Fuel Processing and Distribution segment:
Fuel Distribution (gallons)	—	—	—	102,375	111,172	176,451	284,629
Throughput (gallons)	—	—	—	364,007	358,706	352,585	463,065

(1)
Average price (per ton) equals revenues divided by total tons sold. The price per ton of northern Ottawa white frac sand sold from the Kosse facility includes a higher relative freight surcharge to cover the costs of transporting sand from Wisconsin to the Kosse facility. SSS's shift to selling northern Ottawa white frac sand directly from its Wisconsin facilities rather than through its Kosse, Texas facility is reflected in the decreasing average price (per ton) trend.

(2)
Average production cost (per ton) equals cost of goods sold divided by total tons sold. Because SSS incurs shipment costs when it transports northern Ottawa white frac sand from Wisconsin to the Kosse facility, SSS's shift to selling northern Ottawa white frac sand directly from its Wisconsin facilities rather than its Kosse, Texas facility is reflected in the decreasing average production cost (per ton) trend.

Non-GAAP Financial Measures

        We include in this prospectus the non-GAAP financial measures of Adjusted EBITDA and operating working capital. Our management views Adjusted EBITDA as one of our primary financial metrics, and we track this item on a monthly basis both as an absolute amount and as a percentage of revenues compared to the prior month, year-to-date and prior year and to budget. Similarly, our management uses operating working capital to manage and evaluate, on a real time basis, the performance of certain balance sheet accounts unrelated to our capital structure.

Adjusted EBITDA

        We define Adjusted EBITDA generally as: net income plus interest expense, tax expense, depreciation, depletion and amortization expense, non-cash charges and unusual or non-recurring charges less interest income, tax benefits and selected gains that are unusual or non-recurring. Adjusted EBITDA is used as a supplemental financial measure by our management and external users of our financial statements, such as investors and commercial banks, to assess:

  •
  the financial performance of our assets without regard to the impact of financing methods, capital structure or historical cost basis of our assets;

  •
  the viability of capital expenditure projects and the overall rates of return on alternative investment opportunities;

  •
  our liquidity position and the ability of our assets to generate cash sufficient to make debt payments and to make distributions; and

  •
  our operating performance as compared to those of other companies in our industry without regard to the impact of financing methods and capital structure.

        We believe that Adjusted EBITDA provides useful information to investors because, when viewed with our GAAP results and the accompanying reconciliations, it provides a more complete understanding of our performance than GAAP results alone. We also believe that external users of our financial statements benefit from having access to the same financial measures that management uses in evaluating the results of our business. In addition, we expect that a metric similar to Adjusted EBITDA will be used by the lenders under our anticipated new revolving credit facility to measure our compliance with certain financial covenants.

        Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP. Moreover, our Adjusted EBITDA as presented may not be comparable to similarly titled measures of other companies. The following tables present a reconciliation of Adjusted EBITDA to net income and net cash provided by operating activities, our most directly comparable GAAP measures, for each of the periods indicated:

	Predecessor Historical
							Pro Forma Emerge Energy Services
	SSS			AEC
	Year Ended December 31,			Year Ended December 31,			Year Ended December 31,
	2010	2011	2012	2010	2011	2012	2012
							(unaudited)
	(in thousands)
Reconciliation of Adjusted EBITDA to net income (loss):
Net income (loss)	$(11,612)	$(3,825)	$16,795	$(4,119)	$3,140	$481	$31,007
Depreciation, depletion and amortization expense(1)	2,568	4,022	6,377	3,079	2,858	2,742	13,301
Income tax expense (benefit)	36	101	81	(1,051)	—	—	163
Interest expense(2)	980	1,835	10,619	3,892	1,536	813	7,269
Changes in fair value of derivative instruments	—	—	—	(281)	(243)	—	(46)
Litigation settlement expense(3)	—	—	—	—	—	750	750
Gain on extinguishment of trade payable(4)	—	—	—	—	(1,212)	—	—
Loss (gain) from debt restructuring(5)	—	—	—	—	(472)	—	—
Other expense (income)	—	42	(112)	(49)	(99)	(33)	(145)
Provision for bad debts(6)	702	—	57	330	—	—	57
Impairment of land(7)	—	762	—	—	—	—	—
Equipment relocation costs(8)	—	572	—	—	—	—	—
(Gain) loss on disposal of equipment	—	364	(33)	(180)	(111)	5	(28)

Adjusted EBITDA	$(7,326)	$3,873	$33,784	$1,621	$5,397	$4,758	$52,328

Reconciliation of Adjusted EBITDA to net cash provided by operating activities:
Net cash from (used for) operating activities	$(1,298)	$2,482	$2,201	$3,145	$(6,088)	$(1,065)	$16,299
Changes in operating assets and liabilities	(5,816)	(1,210)	22,580	(4,607)	10,981	4,576	28,897
Litigation settlement expense(3)	—	—	—	—	—	750	750
Equipment relocation costs(8)	—	572	—	—	—	—	—
Income tax expense (benefit)	36	101	81	—	—	—	163
Interest expense, net(2)	956	1,897	9,720	3,692	1,362	642	6,449
Interest converted to long-term debt(9)	(1,055)	—	(743)	(560)	(759)	—	—
Write-off of accounts receivable	—	(11)	57	—	—	—	57
Write-down of inventory	(149)	—	—	—	—		—
Other expense (income)	—	42	(112)	(49)	(99)	(33)	(145)
Provision for doubtful accounts	—	—	—	—	—	(112)	(142)

Adjusted EBITDA	$(7,326)	$3,873	$33,784	$1,621	$5,397	$4,758	$52,328

(1)
The pro forma calculations assume the purchase price for Direct Fuels to be $110.0 million as of December 31, 2012, and balance sheet accounts and related amortization and depreciation have been adjusted to fair value accordingly. The purchase price includes the assumption of $17.1 million of current and long-term debt and an equity purchase value of $92.9 million. The purchase price does not include any additional debt that the Partnership may assume.

(2)
Pro forma interest expense consists of borrowings of $102.8 million under our revolving credit facility at an interest rate of 3.78% (with a 0.375% unused line commitment fee), $2.4 million of capital lease interest, and $0.8 million of amortization of deferred financing costs incurred in connection with this offering.

(3)
Reflects AEC's settlement of litigation that alleged environmental damage to property contiguous to its bulk fuel terminal facility. The settlement agreement extinguished all alleged liabilities and included mutual releases between the parties involved.

(4)
Reflects AEC's settlement of a dispute with a supplier for less than the amount that had been reserved, which resulted in a gain in the amount of $1.2 million in 2011.

(5)
Reflects (a) a gain at AEC of $0.5 million in 2011 resulting from the restructuring of its debt obligations, and a loss of $0.6 million from penalties related to Direct Fuels' prepayment of an outstanding subordinated debt obligation.

(6)
Reflects (a) a write-off at SSS in 2010 of a deposit to a supplier in the amount of $0.7 million and (b) a write-off of uncollectible accounts receivable at AEC in 2010 of $0.3 million.

(7)
Reflects an impairment charge in 2011 at SSS in the amount of $0.8 million against the carrying value of a non-business generating asset originally acquired as part of the SSS acquisition in 2008 that was sold in 2012.

(8)
Reflects the incurrence of costs in the amount of $0.6 million at SSS associated with relocating certain pieces of equipment from its Kosse, Texas facility to its New Auburn, Wisconsin facility in 2011.

(9)
Reflects a portion of interest owed by SSS and AEC in 2010, 2011, and 2012 that was added to the outstanding principal amount.

 Operating Working Capital

        We define operating working capital as the amount by which the sum of accounts receivable, inventory, prepaid expenses and other current assets exceeds the sum of accounts payable, accrued expenses and income taxes payable. Our definition of operating working capital differs from "working capital," as defined by GAAP, primarily because it excludes balance sheet items that are related to the capital structure of the business such as the current portion of long-term debt as well as the current portion of the capitalized lease liabilities. These items are influenced to a large extent by long-term capital structuring decisions, whereas the items included in our definition of operating working capital tend to fluctuate on a monthly basis based on decisions made by management and the operation of the business. As a result, management uses operating working capital when measuring the effectiveness with which these key balance sheet items are being managed on a real-time basis.

        The following tables present a reconciliation of operating working capital to net current assets, the most directly comparable GAAP measure, for each of the periods indicated:

	Pro Forma Predecessor SSS and AEC Historical Combined			Historical Direct Fuels			Pro Forma Emerge Energy Services
	Year Ended December 31,			Year Ended December 31,			Year Ended December 31,
	2010	2011	2012	2010	2011	2012	2012
	(unaudited)						(unaudited)
	(in thousands)
Total current assets	$22,969	$36,348	$55,275	$24,768	$23,377	$25,316	$80,646
less: Total current liabilities	42,207	31,924	50,533	8,150	12,469	29,564	50,686

Net current assets (liabilities)	(19,238)	4,424	4,742	16,618	10,908	(4,248)	29,960
less: cash and cash equivalents	(5,264)	(6,521)	(1,465)	(992)	(4,229)	(2,544)	(14,000)
less: lease receivable	—	—	(1,579)	—	—	—	(1,579)
less: assets held for sale	—	(1,338)	—	(6,876)	—	—	—
plus: deferred revenue	—	—	801	—	—	—	801
plus: current portion of long-term debt	7,158	677	9,322	1,700	1,838	17,067	—
plus: current portion of capital lease liability	120	1,990	1,548	—	—	—	1,548
plus: current portion of advances from customers	—	7,968	4,043	—	—	—	4,043
plus: current portion of seller notes and subordinated debt	13,052	—	—	—	—	—	—

Operating working capital	$(4,172)	$7,200	$17,412	$10,450	$8,517	$10,275	$20,773

RISK FACTORS

        Limited partner interests are inherently different from capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in the frac sand or refined products businesses. You should consider carefully the following risk factors together with all of the other information included in this prospectus in evaluating an investment in our common units.

        If any of the following risks were to occur, our business, financial condition or results of operations could be materially adversely affected. In that case, we may be unable to make distributions on our common units, the trading price of our common units could decline and you could lose all or part of your investment.

Risks Related to Our Business

We may not have sufficient available cash to pay any quarterly distribution on our common units.

        We may not have sufficient available cash each quarter to enable us to pay any distributions to our unitholders. Furthermore, our partnership agreement does not require us to pay distributions on a quarterly basis or otherwise. The amount of cash we can distribute to our unitholders principally depends upon the amount of cash we generate from our operations, which will fluctuate from quarter to quarter based on, among other things:

  •
  the level of production of, demand for, and price of frac sand and oil, natural gas, gasoline, diesel, biodiesel and other refined products, particularly in the markets we serve;

  •
  the fees we charge, and the margins we realize, from our frac sand and fuel products sales and the other services we provide;

  •
  changes in laws and regulations (or the interpretation thereof) related to the mining and oil and natural gas industries, silica dust exposure or the environment;

  •
  the level of competition from other companies;

  •
  the cost and time required to execute organic growth opportunities;

  •
  difficulty collecting receivables; and

  •
  prevailing global and regional economic and regulatory conditions, and their impact on our suppliers and customers.

        In addition, the actual amount of cash we will have available for distribution will depend on other factors, including:

  •
  the levels of our maintenance capital expenditures and growth capital expenditures;

  •
  the level of our operating costs and expenses;

  •
  our debt service requirements and other liabilities;

  •
  fluctuations in our working capital needs;

  •
  restrictions contained in our anticipated new revolving credit facility and other debt agreements to which we are a party;

  •
  the cost of acquisitions, if any;

  •
  fluctuations in interest rates;

  •
  our ability to borrow funds and access capital markets; and

  •
  the amount of cash reserves established by our general partner.

        Our partnership agreement will not require us to pay a minimum quarterly distribution. The amount of distributions that we pay, if any, and the decision to pay any distribution at all, will be determined by the board of directors of our general partner. Our quarterly distributions, if any, will be subject to significant fluctuations based on the above factors.

        For a description of additional restrictions and factors that may affect our ability to make cash distributions, please read "Our Cash Distribution Policy and Restrictions on Distributions" beginning on page 67.

The amount of cash we have available for distribution to unitholders depends primarily on our cash flow and not solely on profitability.

        You should be aware that the amount of cash we have available for distribution depends primarily upon our cash flow, including cash flow from financial reserves and working capital borrowings, and not solely on profitability, which will be affected by non-cash items. As a result, we may not be able to make cash distributions during periods in which we record net income.

The amount of our quarterly cash distributions, if any, may vary significantly both quarterly and annually and will be directly dependent on the performance of our business. Unlike most publicly traded partnerships, we will not have a minimum quarterly distribution or employ structures intended to consistently maintain or increase distributions over time.

        Investors who are looking for an investment that will pay regular and predictable quarterly distributions should not invest in our common units. We expect our business performance may be more volatile, and our cash flows may be less stable, than the business performance and cash flows of most publicly traded partnerships. As a result, our quarterly cash distributions may be volatile and may vary quarterly and annually. Unlike most publicly traded partnerships, we will not have a minimum quarterly distribution or employ structures intended to consistently maintain or increase distributions over time. The amount of our quarterly cash distributions will be directly dependent on the performance of our business. Because our quarterly distributions will significantly correlate to the cash we generate each quarter after payment of our fixed and variable expenses, future quarterly distributions paid to our unitholders may vary significantly from quarter to quarter and may be zero. See "Our Cash Distribution Policy and Restrictions on Distributions" on page 67.

The board of directors of our general partner may modify or revoke our cash distribution policy at any time at its discretion. Our partnership agreement does not require us to make any distributions at all.

        The board of directors of our general partner will adopt a cash distribution policy pursuant to which we will distribute all of the available cash we generate each quarter to unitholders of record on a pro rata basis. However, the board may change such policy at any time at its discretion and could elect not to make distributions for one or more quarters. Our partnership agreement does not require us to make any distributions at all. Accordingly, investors are cautioned not to place undue reliance on the permanence of such a policy in making an investment decision. Any modification or revocation of our cash distribution policy could substantially reduce or eliminate the amounts of distributions to our unitholders.

The assumptions underlying our estimate of cash available for distribution described in "Our Cash Distribution Policy and Restrictions on Distributions" are inherently uncertain and subject to significant business, economic, financial, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those forecasted.

        Our estimate of cash available for distribution for the twelve months ending March 31, 2014 set forth in "Our Cash Distribution Policy and Restrictions on Distributions" beginning on page 67 is based on assumptions that are inherently uncertain and subject to significant business, economic, financial, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those estimated. The estimate was prepared by our management, and we have not received an opinion or report on it from our independent registered public accounting firm or any other independent auditor. If we do not achieve the estimated results, we would not be able to pay the estimated annual distribution, in which event the market price of our common units will likely decline materially. Our actual results may differ materially from the estimated results presented in this prospectus.

Our operations are subject to the cyclical nature of our customers' businesses and depend upon the continued demand for crude oil and natural gas.

        Our frac sand and refined fuel sales are to customers in the oil and natural gas industry, a historically cyclical industry. This industry was adversely affected by the uncertain global economic climate in the second half of 2008 and in 2009, and natural gas prices have continued to be low through the second quarter of 2012. Worldwide economic, political and military events, including war, terrorist activity, events in the Middle East and initiatives by the Organization of the Petroleum Exporting Countries, or OPEC, have contributed, and are likely to continue to contribute, to commodity price volatility. Additionally, warmer than normal winters in North America and other weather patterns may adversely impact the short-term demand for oil and natural gas and, therefore, demand for our products.

        During periods of economic slowdown, oil and natural gas exploration and production companies often reduce their oil and natural gas production rates and also reduce capital expenditures and defer or cancel pending projects, which results in decreased demand for our frac sand. Such developments occur even among companies that are not experiencing financial difficulties. Similarly, demand for our refined fuel products is lower during times of economic slowdown. A continued or renewed economic downturn in one or more of the industries or geographic regions that we serve, or in the worldwide economy, could cause actual results of operations to differ materially from historical and expected results. In addition, any future decreases in the rate at which oil and natural gas reserves are discovered or developed, whether due to increased governmental regulation, limitations on exploration and drilling activity or other factors, could have a material adverse effect on our business, even in a stronger natural gas and oil price environment.

Our Sand operations are subject to operating risks that are often beyond our control and could adversely affect production levels and costs.

        Our mining, processing and production facilities are subject to risks normally encountered in the frac sand industry. These risks include:

  •
  changes in the price and availability of transportation;

  •
  inability to obtain necessary production equipment or replacement parts;

  •
  inclement or hazardous weather conditions, including flooding, and the physical impacts of climate change;

  •
  unusual or unexpected geological formations or pressures;

  •
  unanticipated ground, grade or water conditions;

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  inability to acquire or maintain necessary permits or mining or water rights;

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  labor disputes and disputes with our excavation contractors;

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  late delivery of supplies;

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  changes in the price and availability of natural gas or electricity that we use as fuel sources for our frac sand plants and equipment;

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  technical difficulties or failures;

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  cave-ins or similar pit wall failures;

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  environmental hazards, such as unauthorized spills, releases and discharges of wastes, tank ruptures and emissions of unpermitted levels of pollutants;

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  industrial accidents;

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  changes in laws and regulations (or the interpretation thereof) related to the mining and oil and natural gas industries, silica dust exposure or the environment;

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  inability of our customers or distribution partners to take delivery;

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  reduction in the amount of water available for processing;

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  fires, explosions or other accidents; and

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  facility shutdowns in response to environmental regulatory actions.

        Any of these risks could result in damage to, or destruction of, our mining properties or production facilities, personal injury, environmental damage, delays in mining or processing, losses or possible legal liability. Any prolonged downtime or shutdowns at our mining properties or production facilities could have a material adverse effect on us.

        Not all of these risks are reasonably insurable, and our insurance coverage contains limits, deductibles, exclusions and endorsements. Our insurance coverage may not be sufficient to meet our needs in the event of loss, and any such loss may have a material adverse effect on us.

A large portion of our sales in each of our Sand segment and our Fuel Processing and Distribution segment is generated by a few large customers, and the loss of our largest customers or a significant reduction in purchases by those customers could adversely affect our operations.

        During 2012, our top five Sand customers represented approximately 92% of sales from our Sand operations. During 2012, our top five Fuel Processing and Distribution customers represented, on a pro forma basis, approximately 52% of sales from our Fuel Processing and Distribution operations. In our Fuel Processing and Distribution segment, we derive a significant portion of our revenues from sales to contract customers and the terms of our contracts are typically for one year or less. Our customers who are not subject to firm contractual commitments may not continue to purchase the same levels of our products in the future due to a variety of reasons. For example, some of our top customers could go out of business or, alternatively, be acquired by other companies that purchase the same products and services provided by us from other third-party providers. Our Sand customers could also seek to capture and develop their own sources of frac sand. In addition, some of our customers may be highly leveraged and subject to their own operating and regulatory risks. If any of our major customers substantially reduces or altogether ceases purchasing our products, we could suffer a material adverse effect on our business, financial condition, results of operations, cash flows and prospects. In addition, upon the expiration or termination of our existing contracts, we may not be able to enter into new contracts at all or on terms as favorable as our existing contracts. We may also choose to renegotiate our existing contracts on less favorable terms (including with respect to price and volumes) in order to preserve relationships with our customers.

        In addition, the long-term sales agreements we have for our frac sand may negatively impact our results of operations. Certain of our long-term agreements are for sales at fixed prices that are adjusted only for certain cost increases. As a result, in periods with increasing frac sand prices, our contract prices may be lower than prevailing industry spot prices. Our long-term sales agreements also contain provisions that allow prices to be adjusted downwards in the event of falling industry prices.

Any material nonpayment or nonperformance by any of our key customers could have a material adverse effect on our business and results of operations and our ability to make cash distributions to our unitholders.

        Any material nonpayment or nonperformance by any of our key customers could have a material adverse effect on our revenue and cash flows and our ability to make cash distributions to our unitholders. Our long-term take-or-pay sales agreements with three of our largest customers contain provisions designed to compensate us, in part, for our lost margins on any unpurchased volumes; accordingly, in such circumstances, we would be paid less than the price per ton we would receive if our customers purchased the contractual tonnage amounts. Certain of our other long-term frac sand sales agreements provide for minimum tonnage orders by our customers but do not contain pre-determined liquidated damage penalties in the event the customers fail to purchase designated volumes. Instead, we would seek legal remedies against the non-performing customer or seek new customers to replace our lost sales volumes. Certain of our other long-term frac sand supply contracts are efforts-based and therefore do not require the customer to purchase minimum volumes of frac sand from us or contain take-or-pay provisions.

        Our different types of contracts with our frac sand customers provide for different potential remedies to us in the event a customer fails to purchase the minimum contracted amount of frac sand in a given period. If we were to pursue legal remedies in the event a customer failed to purchase the minimum contracted amount of sand under a fixed-volume contract or failed to satisfy the take-or-pay commitment under a take-or-pay contract, we may receive significantly less in a judgment or settlement of any claimed breach than we would have received had the customer fully performed under the contract. In the event of any customer's breach, we may also choose to renegotiate any disputed contract on less favorable terms (including with respect to price and volumes) to us to preserve the relationship with that customer. Accordingly, any material nonpayment or performance by our customers could have a material adverse effect on our revenue and cash flows and our ability to make distributions to our unitholders.

Certain of our contracts contain provisions requiring us to purchase or deliver minimum amounts of sand. If we are unable to meet our minimum requirements under these contracts, we may be required to pay penalties or the contract counterparty may be able to terminate the agreement.

        In certain instances, we commit to deliver products to our customers prior to production, under penalty of nonperformance. Depending on the contract, our inability to deliver the requisite tonnage of frac sand may permit our customers to terminate the agreement or require us to pay our customers a fee, the amount of which would be based on the difference between the amount of tonnage contracted for and the amount delivered. Our agreement with Canadian National requires us to provide minimum volumes of frac sand for shipping on the Canadian National line. If we do not provide the minimum volume of frac sand for shipping, we will be required to pay a per-ton shortfall penalty, subject to certain exceptions. In addition, under our agreement with Midwest Frac, we are obligated to purchase a minimum annual volume of 200,000 tons of wet sand from Midwest Frac's mine or pay a fee to Midwest Frac with respect to the volumes we do not purchase up to 200,000 tons. Finally, under our agreement with Fred Weber, Inc., or Fred Weber, we are obligated to order a minimum of 300,000 tons of wet sand per year produced by Fred Weber or pay fees on the difference between 300,000 tons and the amount we actually order. If we are unable to meet our obligations under any of these agreements, we may have to pay substantial penalties or the agreements may become subject to termination, as applicable. In such events, our business, financial condition and results of operations may be materially adversely affected.

We may be adversely affected by a reduction in horizontal drilling activity or the development of either effective alternative proppants or new processes to replace hydraulic fracturing.

        Frac sand is a proppant used in the completion and re-completion of natural gas and oil wells through the process of hydraulic fracturing. Frac sand is the most commonly used proppant and is less expensive than ceramic and resin coated proppants, which are also used in the hydraulic fracturing process to stimulate and maintain oil and natural gas production. A significant shift in demand from frac sand to other proppants, such as resin coated sand and ceramic alternatives, could have a material adverse effect on our business, financial condition and results of operations. In addition, demand for frac sand is substantially higher in the case of horizontally drilled wells, which allow for multiple hydraulic fractures within the same well bore but are more expensive to develop than vertically drilled wells. The development and use of a cheaper, more effective alternative proppant, a reduction in horizontal drilling activity or the development of new processes to replace hydraulic fracturing altogether, could also cause a decline in demand for the frac sand we produce and could have a material adverse effect on our business, financial condition and results of operations. In addition, under our agreement with Midwest Frac, we are obligated to purchase a minimum of 200,000 tons of wet sand per year from a deposit near our Barron County facility over a 10-year period. Finally, under our agreement with Fred Weber, Inc., we are obligated to order a minimum of 300,000 tons of wet sand per year produced by Fred Weber or pay fees on the difference between 300,000 tons and the amount we actually order. A reduction in demand for the frac sand we produce may cause these contractual arrangements to become economically unattractive and could have a material adverse effect on our business, financial condition and results of operations.

Fuel prices and costs are volatile, and we have unhedged commodity price exposure between the time we purchase fuel supplies and the time we sell our product that may reduce our profit margins.

        Our financial results from our Fuel Processing and Distribution segment are strongly affected by the relationship, or margin, between the prices we charge our customers for fuel and the prices we pay for transmix, wholesale fuel and other feedstocks. We purchase our transmix, wholesale fuel and other feedstocks based on several different regional refined product price indices, the most important of which are the Platts Gulf Coast gasoline and diesel price postings. The costs of our purchases are generally set on the day that we purchase the products. We typically sell our fuel products within 7 to 10 days of our supply purchases at then prevailing market prices; however, the length of time that we hold inventory may increase due to events beyond our control, such as adverse economic conditions or a slowdown in pipeline transit times. During the period we have title to products that are held in inventory for processing and/or resale, we will be exposed to commodity price risk. Furthermore, the longer our fuel products remain in our inventory, the greater our exposure to commodity price risk. If the market price for our fuel products declines during this period or generally does not increase commensurate with any increases in our supply and processing costs, our margins will fall and the amount of cash we will have available for distribution will decrease. In addition, because our inventory is valued at the lower of cost or market value, if the market value of our inventory were to decline to an amount less than our cost, we would record a write-down of inventory and a non-cash charge to cost of sales. In a period of decreasing transmix or refined product prices, our inventory valuation methodology may result in decreases in our reported net income and cash available for distribution to unitholders.

        We also follow a financial hedging program whereby we hedge a portion of our gasoline and diesel inventory, which is intended to reduce our commodity price exposure on some of our activities in our Fuel Processing and Distribution segment. Even though we enter into hedging arrangements to reduce our commodity price exposure, we cannot guarantee that such arrangements will provide sufficient price protection or that our counterparties will be able to perform under them, such as in the case of a counterparty's insolvency.

Failure to maintain effective quality control systems at our mining, processing and production facilities could have a material adverse effect on our business and operations.

        The performance, quality and safety of our products are critical to the success of our business. For instance, our frac sand must meet stringent International Organization for Standardization, or ISO, and API technical specifications, including sphericity, grain size, crush resistance, acid solubility, purity and turbidity, as well as customer specifications, in order to be suitable for hydraulic fracturing purposes. If our frac sand fails to meet such specifications or our customers' expectations, we could be subject to significant contractual damages or contract terminations and face serious harm to our reputation, and our sales could be negatively affected. The performance, quality and safety of our products depend significantly on the effectiveness of our quality control systems, which, in turn, depends on a number of factors, including the design of our quality control systems, our quality-training program and our ability to ensure that our employees adhere to our quality control policies and guidelines. Any significant failure or deterioration of our quality control systems could have a material adverse effect on our business, financial condition, results of operations and reputation.

Increasing costs or a lack of dependability or availability of transportation services or infrastructure could have an adverse effect on our ability to deliver our frac sand products at competitive prices.

        Because of the relatively low cost of producing frac sand, transportation and handling costs tend to be a significant component of the total delivered cost of sales. The bulk of our currently contracted sales involve our customers also contracting with truck and rail services to haul our frac sand to end users. If there are increased costs under those contracts, and our customers are not able to pass those increases along to end users, our customers may find alternative providers. Recently, we have begun providing fee-based, transportation and logistics (including railcar procurement, freight management and product storage) services for both our spot market and contract customers. Should we fail to properly manage the customer's logistics needs under those instances where we have agreed to provide them, we may face increased costs and our customers may choose to purchase sand from other suppliers. Labor disputes, derailments, adverse weather conditions or other environmental events, tight railcar leasing markets and changes to rail freight systems could interrupt or limit available transportation services. A significant increase in transportation service rates, a reduction in the dependability or availability of transportation services or relocation of our customers' businesses to areas that are not served by the rail systems accessible from our production facilities could impair our customers' ability to access our products and our ability to expand our markets.

We face significant competition that may cause us to lose market share and reduce our ability to make distributions to our unitholders.

        The frac sand and refined products industries are highly competitive. The frac sand market is characterized by a small number of large, national producers and a larger number of small, regional or local producers. Competition in this industry is based on price, consistency and quality of product, site location, distribution capability, customer service, reliability of supply, breadth of product offering and technical support.

        Some of our competitors have greater financial and other resources than we do. In addition, our larger competitors may develop technology superior to ours or may have production facilities that offer lower-cost transportation to certain specific customer locations than we do. In recent years there has been an increase in the number of small, regional producers servicing the frac sand market due to an increased demand for hydraulic fracturing services and to the growing number of unconventional resource formations being developed in the United States. Should the demand for hydraulic fracturing services decrease or the supply of frac sand available in the market increase, prices in the frac sand market could materially decrease as less-efficient producers exit the market, selling frac sand at below market prices. Furthermore, oil and natural gas exploration and production companies and other providers of hydraulic fracturing services have acquired and in the future may acquire their own frac sand reserves to fulfill their proppant requirements, and these other market participants may expand their existing frac sand production capacity, all of which would negatively impact demand for our frac sand products. In addition, increased competition in the frac sand industry could have an adverse impact on our ability to enter into long-term contracts or to enter into contracts on favorable terms.

        Our competitors in the refined products industry include large, integrated, major or independent oil companies that, because of their more diverse operations and stronger capitalization, may be better positioned than we are to withstand volatile industry conditions, including shortages or excesses of crude oil, transmix or refined products or intense price competition at the wholesale level. Additionally, the two largest processors of transmix have substantial financial and operational resources. These processors may choose to invest in additional transmix processing capacity and compete with us directly in our core markets.

Our cash flows fluctuate on a seasonal basis and severe weather conditions could have a material adverse effect on our business.

        Because raw sand cannot be wet-processed during extremely cold temperatures, frac sand is typically washed only nine months out of the year at our Wisconsin operations. Our inability to wash frac sand year round in Wisconsin results in a seasonal build-up of inventory as we excavate excess sand to build a stockpile that will feed the dry plant during the winter months. This seasonal build-up of inventory causes our average inventory balance to fluctuate from a few weeks in early spring to more than 100 days in early winter. As a result, the cash flows of our Sand operations fluctuate on a seasonal basis based on the length of time Wisconsin wet plant operations must remain shut down due to harsh winter weather conditions. We may also be selling frac sand for use in oil- and gas-producing basins where severe weather conditions may curtail drilling activities and, as a result, our sales volumes to customers in those areas may be adversely affected. For example, we could experience a decline in volumes sold for the second quarter relative to the first quarter each year due to seasonality of frac sand sales to customers in western Canada as sales volumes are generally lower during the months of April and May due to limited drilling activity as a result of that region's annual thaw. Unexpected winter conditions (if winter comes earlier than expected or lasts longer than expected) may lead to us not having a sufficient sand stockpile to supply feedstock for our dry plant during winter months and result in us being unable to meet our contracted sand deliveries during such time, or may drive frac sand sales volumes down by affecting drilling activity among our customers, each of which could lead to a material adverse effect on our business, financial condition, results of operation and reputation.

Diminished access to water may adversely affect our operations and the operations of our customers.

        While much of our process water is recycled and recirculated, the mining and processing activities in which we engage at our wet plant facilities require significant amounts of water. During extreme drought conditions, some of our facilities are located in areas that can become water-constrained. We have obtained water rights and have installed high capacity wells on our properties that we currently use to service the activities on our properties, and we plan to obtain all required water rights to service other properties we may develop or acquire in the future. However, the amount of water that we are entitled to use pursuant to our water rights must be determined by the appropriate regulatory authorities in the jurisdictions in which we operate. Such regulatory authorities may amend the regulations regarding such water rights, increase the cost of maintaining such water rights or eliminate our current water rights, and we may be unable to retain all or a portion of such water rights. Such changes in laws, regulations or government policy and related interpretations pertaining to water rights may alter the environment in which we do business, which may negatively affect our financial condition and results of operations.

        Similarly, our customers' performance of hydraulic fracturing activities may require the use of large amounts of water. The ability of our customers' to obtain the necessary amounts of water sufficient to perform hydraulic fracturing activities may well depend on those customers ability to acquire water by means of contract, permitting, or spot purchase. The ability of our customers to obtain and maintain sufficient levels of water for these fracturing activities are similarly subject to regulatory authority approvals, changes in applicable laws or regulations, potentially differing interpretations of contract terms, increases in costs to provide such water, and even changes in weather that could make such water resources more scarce.

We depend on certain transmix and wholesale fuels suppliers for a significant portion of our transmix and wholesale fuels, and the loss of any of these key suppliers or a material decrease in the supply of transmix or wholesale fuels generally available to us could materially reduce our ability to make distributions to unitholders.

        We purchase transmix from major oil companies, brokers and local retailers in Texas and Alabama. We currently purchase approximately 63% of our supply of transmix pursuant to exclusive contracts with terms ranging from 12 to 36 months and a volume-weighted average remaining duration of approximately 17 months as of December 31, 2012. In addition, we have a number of non-exclusive supply contracts that collectively represent approximately 14% of our transmix supply. These contracts have an average remaining duration of approximately four months as of December 31, 2012. For the year ended December 31, 2012, our two largest suppliers of transmix accounted for approximately 41% and 8% of our total transmix purchases. The contract with our largest supplier for the year ended December 31, 2012 expires in September 2014, and purchases from our second largest supplier are made pursuant to a month-to-month contract. To the extent that our suppliers reduce the volumes of transmix and wholesale fuels that they supply us as a result of declining production, other changes in refinery output or refining transportation and marketing strategies, competition or otherwise, or if our suppliers decide not to renew our supply contracts, our revenues, net income and cash available for distribution could decline unless we were able to acquire comparable supplies of transmix and wholesale fuels on comparable terms from other suppliers. In addition, our margins would be adversely affected if a significant supply of transmix was no longer available due to refinery or pipeline closings or interruptions or other force majeure events.

We are dependent on certain third-party pipelines for transportation of our wholesale products, and if these pipelines become unavailable to us, our revenues and cash available for distribution could decline.

        Our processing facilities in Texas and Alabama are each interconnected to two pipelines that supply all of our wholesale products. Additionally, we periodically receive transmix at our Texas facility on an additional pipeline. Since we do not own or operate any of these pipelines, their continuing operation is not within our control. If any of these third-party pipelines were to become partially or fully unavailable to transport products because of accidents, extreme weather conditions, government regulation, terrorism or other events, or if the rates or terms and conditions of service of any of these third-party pipelines were to change materially, our revenues, net income and cash available for distribution could decline.

Increases in the price of diesel fuel may adversely affect our results of operations.

        Diesel fuel costs generally fluctuate with increasing and decreasing world crude oil prices, and accordingly are subject to political, economic and market factors that are outside of our control. Our operations are dependent on earthmoving equipment, railcars and tractor trailers, and diesel fuel costs are a significant component of the operating expense of these vehicles. We contract with a third party industrial mining expert to excavate raw frac sand from our New Auburn mine, deliver the raw frac sand to our processing facility and move the sand from our wet plant to our dry plant, and pay a fixed price per ton of sand delivered to our wet plant, subject to a fuel surcharge based on the price of diesel fuel. We also expect to engage an industrial mining expert at our Barron County facility when it becomes operational. Accordingly, increased diesel fuel costs could have an adverse effect on our results of operations and cash flows.

We may be unable to grow our cash flows if we are unable to expand our business, which could limit our ability to increase distributions to our unitholders.

        A principal focus of our strategy is to continue to grow the per unit distribution on our units by expanding our businesses, particularly our frac sand business. Our future growth will depend upon a number of factors, some of which we cannot control. These factors include our ability to:

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  develop new business and enter into contracts with new customers;

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  retain our existing customers and maintain or expand the level of services we provide them;

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  identify and obtain additional frac sand reserves;

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  recruit and train qualified personnel and retain valued employees;

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  expand our geographic presence;

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  effectively manage our costs and expenses, including costs and expenses related to growth;

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  consummate accretive acquisitions;

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  obtain required debt or equity financing for our existing and new operations;

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  meet customer-specific contract requirements or pre-qualifications;

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  obtain permits from federal, state and local regulatory authorities; and

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  make assumptions about mineral reserves, future production, sales, capital expenditures, operating expenses and costs, including synergies.

        If we do not achieve our expected growth, we may not be able to achieve our estimated results and, as a result, we would not be able to pay the estimated annual distribution, in which event the market price of our common units will likely decline materially.

We may be unable to grow successfully through future acquisitions, and we may not be able to integrate effectively the businesses we may acquire, which may impact our operations and limit our ability to increase distributions to our unitholders.

        From time to time, we may choose to make business acquisitions to pursue market opportunities, increase our existing capabilities and expand into new areas of operations. While we have reviewed acquisition opportunities in the past and will continue to do so in the future, we have not actively pursued any acquisitions, and in the future we may not be able to identify attractive acquisition opportunities or successfully acquire identified targets. In addition, we may not be successful in integrating any future acquisitions into our existing operations, which may result in unforeseen operational difficulties or diminished financial performance or require a disproportionate amount of our management's attention. Even if we are successful in integrating future acquisitions into our existing operations, we may not derive the benefits, such as operational or administrative synergies, that we expected from such acquisitions, which may result in the commitment of our capital resources without the expected returns on such capital. Furthermore, competition for acquisition opportunities may escalate, increasing our cost of making acquisitions or causing us to refrain from making acquisitions. Our inability to make acquisitions, or to integrate successfully future acquisitions into our existing operations, may adversely impact our operations and limit our ability to increase distributions to our unitholders.

We will incur increased costs as a result of being a publicly traded partnership and may be unable to successfully integrate the administration and management of our previously independent operating subsidiaries.

        We have no history operating as a publicly traded partnership. We are in the process of hiring additional accounting and financial reporting personnel to assist with bookkeeping and our preparation of periodic financial reports. We may not be successful in attracting additional key accounting personnel, which could have a material adverse effect on our ability to comply with the financial reporting requirements of a publicly traded partnership.

        Also, as a publicly traded partnership, we will incur significant legal, accounting and other expenses. In addition, the Sarbanes-Oxley Act of 2002 and related rules subsequently implemented by the SEC and the NYSE have required changes in the corporate governance practices of publicly traded companies. We expect these rules and regulations to increase our legal and financial compliance costs and to make activities more time-consuming and costly. For example, as a result of being a publicly traded partnership, we are required to have at least three independent directors, create an audit committee and adopt policies regarding internal controls and disclosure controls and procedures, including the preparation of reports on internal controls over financial reporting. In addition, we will incur additional costs associated with our publicly traded partnership reporting requirements. We also expect these new rules and regulations to make it more difficult and more expensive for our general partner to obtain director and officer liability insurance and result in our general partner possibly having to accept reduced policy limits and coverage. As a result, it may be more difficult for our general partner to attract and retain qualified persons to serve on its board of directors or as executive officers. We have included $3.5 million of estimated incremental costs per year associated with being a publicly traded partnership in our financial forecast included elsewhere in this prospectus. However, it is possible that our actual incremental costs of being a publicly traded partnership will be higher than we currently estimate.

        In addition, following the completion of this offering, our Sand operations will be conducted through SSS and our Fuel Processing and Distribution operations will be conducted through AEC and Direct Fuels. These three businesses historically have been managed and operated on an independent basis. We may encounter unexpected difficulties in successfully integrating the administration and management of these businesses within our partnership, which could have an adverse impact on our business, financial condition or results of operations.

Our ability to grow in the future is dependent on our ability to access external growth capital.

        We will distribute all of our available cash after expenses and prudent operating reserves to our unitholders. We expect that we will rely primarily upon external financing sources, including borrowings under our revolving credit facility and the issuance of debt and equity securities, to maintain our asset base and fund growth capital expenditures. However, we may not be able to obtain equity or debt financing on terms favorable to us, or at all. To the extent we are unable to efficiently finance growth externally, our cash distribution policy will significantly impair our ability to grow. In addition, because we distribute all of our available cash, we may not grow as quickly as businesses that reinvest their available cash to expand ongoing operations. To the extent we issue additional units in connection with other growth capital expenditures, such issuances may result in significant dilution to our existing unitholders and the payment of distributions on those additional units may increase the risk that we will be unable to maintain or increase our per unit distribution level. There are no limitations in our partnership agreement on our ability to issue additional units, including units ranking senior to the common units. The incurrence of borrowings or other debt by us to finance our growth strategy would result in interest expense, which in turn would affect the available cash that we have to distribute to our unitholders.

Our debt levels may limit our flexibility in obtaining additional financing, pursuing other business opportunities and paying distributions.

        We expect to enter into a new $150.0 million revolving credit facility in connection with the closing of this offering, and we expect approximately $102.8 million of borrowings to be outstanding under this facility following the closing of this offering. Following this offering, our ability to incur additional debt will be subject to limitations in our anticipated new revolving credit facility. Our level of debt could have important consequences to us, including the following:

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  our ability to obtain additional financing, if necessary, for operating working capital, capital expenditures, acquisitions or other purposes may be impaired or such financing may not be available on favorable terms;

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  we will need a portion of our cash flow to make payments on our indebtedness, reducing the funds that would otherwise be available for operations, future business opportunities and distributions; and

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  our debt level will make us more vulnerable than our competitors with less debt to competitive pressures or a downturn in our business or the economy generally.

        Our ability to service our debt will depend upon, among other things, our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond our control. In addition, our ability to service our debt under our revolving credit facility will depend on market interest rates, since we anticipate that the interest rates applicable to our borrowings will fluctuate with movements in interest rate markets. If our operating results are not sufficient to service our current or future indebtedness, we will be forced to take actions such as reducing distributions, reducing or delaying our business activities, acquisitions, investments or capital expenditures, selling assets, restructuring or refinancing our debt, or seeking additional equity capital. We may be unable to effect any of these actions on satisfactory terms, or at all.

Restrictions in our anticipated new revolving credit facility may limit our ability to capitalize on acquisition and other business opportunities.

        The operating and financial restrictions and covenants in our anticipated new revolving credit facility and any future financing agreements could restrict our ability to finance future operations or capital needs or to expand or pursue our business activities. For example, we expect that our revolving credit facility will restrict or limit our ability to:

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  grant liens;

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  incur additional indebtedness;

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  engage in a merger, consolidation or dissolution;

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  enter into transactions with affiliates;

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  sell or otherwise dispose of assets, businesses and operations;

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  materially alter the character of our business as conducted at the closing of this offering; and

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  make acquisitions, investments and capital expenditures.

        Furthermore, we expect that our revolving credit facility will contain certain operating and financial covenants. Our ability to comply with the covenants and restrictions contained in the revolving credit facility may be affected by events beyond our control, including prevailing economic, financial and industry conditions. If market or other economic conditions deteriorate, our ability to comply with these covenants may be impaired. If we violate any of the restrictions, covenants, ratios or tests in our anticipated new revolving credit facility, a significant portion of our indebtedness may become immediately due and payable, our lenders' commitment to make further loans to us may terminate, and we will be prohibited from making distributions to our unitholders. We might not have, or be able to obtain, sufficient funds to make these accelerated payments. Any subsequent replacement of our revolving credit facility or any new indebtedness could have similar or greater restrictions. Please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Pro Forma Liquidity and Capital Resources—New Revolving Credit Facility" beginning on page 100.

Our ability to manage and grow our business effectively may be adversely affected if we lose management or operational personnel.

        We depend on the continuing efforts of our executive officers. The departure of any of our executive officers could have a significant negative effect on our business, operating results, financial condition and on our ability to compete effectively in the marketplace.

        Additionally, our ability to hire, train and retain qualified personnel will continue to be important and will become more challenging as we grow and if energy industry market conditions continue to be positive. When general industry conditions are good, the competition for experienced operational and field technicians increases as other energy and manufacturing companies' needs for the same personnel increase. Our ability to grow or even to continue our current level of service to our current customers will be adversely impacted if we are unable to successfully hire, train and retain these important personnel.

In 2010 and 2011, SSS had, and in 2010 AEC had, material weaknesses in their respective internal control over financial reporting. If one or more material weaknesses persist or if we fail to establish and maintain effective internal control over financial reporting, our ability to accurately report our financial results could be adversely affected.

        Upon the consummation of this offering, we will become a publicly traded partnership and will be required to comply with the SEC's rules implementing Sections 302 and 404 of the Sarbanes Oxley Act of 2002, which will require our management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of our internal control over financial reporting. Although we will be required to disclose changes made to our internal controls and procedures on a quarterly basis, we will not be required to make our first annual assessment of our internal control over financial reporting pursuant to Section 404 until the year following our first annual report required to be filed with the SEC. To comply with the requirements of being a publicly traded partnership, we will need to implement additional internal controls, reporting systems and procedures and hire additional accounting, finance and legal staff.

        Prior to the completion of this offering, we and our predecessors have been private entities with limited accounting personnel and other supervisory resources to execute accounting processes and address internal control over financial reporting. In particular:

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  in connection with the audit of the consolidated financial statements of SSS for the year ended December 31, 2010 and again in connection with the audit of the financial statements of SSS for the year ended December 31, 2011, SSH's management identified a material weakness relating to the failure to record certain entries and adjustments during the year-end closing process; and

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  in connection with the audit of the consolidated financial statements of AEC for the year ended December 31, 2010, AEC Holdings' management identified a material weakness relating to access to and security controls on AEC's inventory and transaction management software.

        A "material weakness" is a deficiency, or combination of deficiencies, in internal controls such that there is a reasonable possibility that a material misstatement in financial statements will not be prevented or detected in a timely basis. The material weakness resulted in several audit adjustments to SSS's consolidated financial statements for the years ended December 31, 2010 and 2011. In addition, during 2011, AEC implemented a number of corrective actions to improve its year-end closing process and inventory costing methodology, and no material weaknesses were identified in connection with the audit of the consolidated financial statements of AEC for the years ended December 31, 2011 and 2012, although there can be no assurances that these remediation steps will continue to be successful. During 2012, SSS implemented corrective actions including hiring additional experienced personnel and implementing stronger closing procedures and no material weaknesses were identified for the year ending December 31, 2012, although there can be no assurances that these remediation steps will continue to be successful. Other than the material weakness as described above, we are not aware of any material weakness in our, our predecessors' or Direct Fuels' internal control over financial reporting. Any material weakness, including those described above, could result in a misstatement of our accounts or disclosures that would result in a material misstatement of our annual or interim combined financial statements that would not be prevented or detected. We cannot assure you that the measures we have taken to date, or any measures we may take in the future, will be sufficient to remediate the material weaknesses described above or avoid potential future material weaknesses.

Inaccuracies in our estimates of mineral reserves could result in lower than expected sales and higher than expected costs.

        We base our mineral reserve estimates on engineering, economic and geological data assembled and analyzed by our engineers and geologists, which are reviewed by outside firms. However, sand reserve estimates are necessarily imprecise and depend to some extent on statistical inferences drawn from available drilling data, which may prove unreliable. There are numerous uncertainties inherent in estimating quantities and qualities of mineral reserves and in estimating costs to mine recoverable reserves, including many factors beyond our control. Estimates of recoverable mineral reserves necessarily depend on a number of factors and assumptions, all of which may vary considerably from actual results, such as:

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  geological and mining conditions and/or effects from prior mining that may not be fully identified by available data or that may differ from experience;

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  assumptions concerning future prices of frac sand products, operating costs, mining technology improvements, development costs and reclamation costs; and

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  assumptions concerning future effects of regulation, including our ability to obtain required permits and the imposition of taxes by governmental agencies.

Any inaccuracy in our estimates related to our mineral reserves could result in lower than expected sales and higher than expected costs and have an adverse effect on our cash available for distribution.

Our Sand operations are dependent on our rights and ability to mine our properties and on our having renewed or received the required permits and approvals from governmental authorities and other third parties.

        We hold numerous governmental, environmental, mining and other permits, water rights and approvals authorizing operations at each of our Sand facilities. A decision by a governmental agency or other third party to deny or delay issuing a new or renewed permit, water right or approval, or to revoke or substantially modify an existing permit, water right or approval, could have a material adverse effect on our ability to continue operations at the affected facility. Expansion of our existing operations is also predicated on securing the necessary environmental or other permits, water rights or approvals, which we may not receive in a timely manner or at all.

We are subject to compliance with stringent environmental laws and regulations that may expose us to substantial costs and liabilities.

        Our processing, terminal and mining operations are subject to increasingly stringent and complex federal, state and local environmental laws, regulations and standards governing the discharge of materials into the environment or otherwise relating to environmental protection. These laws, regulations and standards impose numerous obligations that are applicable to our operations, including the acquisition of permits to conduct regulated activities; the incurrence of significant capital expenditures to limit or prevent releases of materials from our processors, terminal, and related facilities; and the imposition of remedial actions or other liabilities for pollution conditions caused by our operations or attributable to former operations. Numerous governmental authorities, such as the U.S. Environmental Protection Agency, or the EPA, and similar state agencies, have the power to enforce compliance with these laws, regulations and standards and the permits issued under them, often requiring difficult and costly actions.

        Failure to comply with environmental laws, regulations, standards, permits and orders may result in the assessment of administrative, civil and criminal penalties, the imposition of remedial obligations, and the issuance of injunctions limiting or preventing some or all of our operations. Certain environmental laws impose strict liability for the remediation of spills and releases of oil and hazardous substances that could subject us to liability without regard to whether we were negligent or at fault. In addition, changes in environmental laws and regulations occur frequently, and any such changes that result in more stringent and costly waste handling, storage, transport, disposal or remediation requirements with respect to our operations or more stringent or costly well drilling, construction, completion or water management activities with respect to our customers' operations could adversely affect our operations, financial results and cash available for distribution.

        There is inherent risk of incurring significant environmental costs and liabilities in the operation of our facilities due to our handling of petroleum hydrocarbons, biodiesel, ethanol and wastes, air emissions and water discharges related to our operations, and historical operations and waste disposal practices by prior owners and operators. We currently own or operate properties that for many years have been used for industrial activities, including processing or terminal storage operations. Petroleum hydrocarbons, hazardous substances or wastes have been released on or under the properties owned or operated by us. Joint and several strict liability may be incurred in connection with such releases of petroleum hydrocarbons and wastes on, under or from our properties and facilities. Private parties, including the owners or operators of properties adjacent to our operations and facilities where our petroleum hydrocarbons or wastes are taken for reclamation or disposal, may also have the right to pursue legal actions to enforce compliance as well as to seek damages for non-compliance with environmental laws and regulations or for personal injury or property damage. We may not be able to recover some or any of these costs from insurance or other sources of indemnity.

        Increasingly stringent environmental laws and regulations, unanticipated remediation obligations or emissions control expenditures and claims for penalties or damages could result in substantial costs and liabilities, and our ability to make distributions to our unitholders could suffer as a result. Neither the owners of our general partner nor their affiliates will indemnify us for any environmental liabilities, including those arising from non-compliance or pollution, that may be discovered at, on or under, or arise from, our operations or assets. As such, we can expect no economic assistance from any of them in the event that we are required to make expenditures to investigate, correct or remediate any petroleum hydrocarbons, hazardous substances, wastes or other materials. Please read "Business—Environmental and Occupational Health and Safety Regulations" beginning on page 158.

The effect of the renewable fuel standard program in the Energy Independence and Security Act of 2007 is uncertain.

        The domestic market for biodiesel is largely dictated by federal mandates for blending renewable fuels with gasoline and diesel. The mandated level for biomass-based diesel for 2013 of 1.28 billion gallons under the renewable fuel standard program, or RFS, in the Energy Independence and Security Act of 2007 is higher than current domestic production levels. Future demand will be largely dependent upon the capacity available to meet the RFS, and the economic incentives to blend based upon the relative value of traditional diesel versus biomass-based diesel. Any significant increase in production capacity beyond the RFS level could have a negative impact on biodiesel prices. An administrative or court-ordered reduction or waiver of the RFS mandate could also negatively affect biodiesel prices and our future performance.

We may be unable to sell some of our transmix-derived diesel fuel in the off-road markets after mid-2014 because it may contain sulfur concentrations above levels allowed by EPA regulations.

        In mid-2006, the EPA promulgated regulations requiring a reduction in the sulfur content of diesel fuel. Using a phased-in approach through 2014, these regulations will require that the maximum allowable sulfur content of diesel fuels used in a variety of off-road applications, excluding locomotive and marine uses, be reduced to 15 ppm (referred to as "ultra-low sulfur diesel"). The diesel fuel produced from our transmix operations is sold for use in off-road applications and will be subject to these phased-in regulations by May 2014, except for diesel fuel used in locomotive and marine applications outside of the Northeast and Mid-Atlantic regions of the United States. Because a portion of our transmix consists of jet fuel, which currently is not subject to EPA regulations limiting its maximum sulfur content, the diesel fuel produced from such transmix may exceed the 15 ppm level. In the event that diesel fuel produced from transmix exceeds the 15 ppm level, we would be prohibited after mid-2014 from marketing this fuel for any uses other than locomotive or marine outside of the Northeast and Mid-Atlantic regions. If this were to occur and we were forced to market our low sulfur diesel to locomotive or marine customers only in certain regions of the country, we would have to find new customers for our transmix diesel or find economic means of reducing sulfur levels, or stop sourcing higher sulfur transmix that is mixed with jet fuel. Further, changes in emissions regulations for locomotives will likely mean only marine customers will be able to use fuel that exceeds the 15 ppm level at some point between 2015 and 2020. There can be no assurance that we would be able to find sufficient marine customers without an adverse effect on our financial condition, results of operations, or ability to make distributions to our unitholders.

Our sales of petroleum products, and any related hedging activities, expose us to potential regulatory risks.

        The Federal Trade Commission and the Commodity Futures Trading Commission hold statutory authority to regulate conduct in certain physical energy commodities markets and in markets for energy commodities futures, options on futures and swaps that may be relevant to our business. These agencies have imposed broad regulations prohibiting fraud and manipulation in the markets over which they have statutory authority. With regard to our physical sales of fuel products, and any related hedging activities, we may be required to observe the market-related regulations enforced by these agencies, which hold substantial enforcement authority. Failure to comply with such regulations, as interpreted and enforced, could materially and adversely affect our financial condition or results of operations.

Climate change legislation and regulatory initiatives could result in increased compliance costs for us and our customers.

        Methane, a primary component of natural gas, and carbon dioxide, a byproduct of the burning of natural gas, are examples of greenhouse gases, or GHGs. In recent years, the U.S. Congress has considered legislation to reduce emissions of GHGs. It presently appears unlikely that comprehensive climate legislation will be passed by either house of Congress in the near future, although energy legislation and other initiatives are expected to be proposed that may be relevant to GHG emissions issues. In addition, almost half of the states have begun to address GHG emissions, primarily through the planned development of emission inventories or regional GHG cap and trade programs. Depending on the particular program, we could be required to control GHG emissions or to purchase and surrender allowances for GHG emissions resulting from our operations.

        Independent of Congress, the EPA is beginning to adopt regulations controlling GHG emissions under its existing authority under the federal Clean Air Act, as amended, or the CAA. For example, on December 15, 2009, the EPA officially published its findings that emissions of carbon dioxide, methane and other GHGs present an endangerment to human health and the environment because emissions of such gases are, according to the EPA, contributing to warming of the earth's atmosphere and other climatic changes. These findings by the EPA allow the agency to proceed with the adoption and implementation of regulations that would restrict emissions of GHGs under existing provisions of the CAA. In 2009, the EPA adopted rules regarding regulation of GHG emissions from motor vehicles. In addition, on September 22, 2009, the EPA issued a final rule requiring the reporting of GHG emissions in the United States beginning in 2011 for emissions occurring in 2010 from specified large GHG emission sources. On November 30, 2010, the EPA published a final rule expanding its existing GHG emissions reporting rule for certain petroleum and natural gas facilities that emit 25,000 metric tons or more of carbon dioxide equivalent per year. The rule, which went into effect on December 30, 2010, requires reporting of GHG emissions by such regulated facilities to the EPA by September 2012 for emissions during 2011 and annually thereafter. In 2010, the EPA also issued a final rule, known as the "Tailoring Rule," that makes certain large stationary sources and modification projects subject to permitting requirements for GHG emissions under the CAA.

        Although it is not currently possible to predict how any such proposed or future GHG legislation or regulation by Congress, the states or multi-state regions will impact our business, any legislation or regulation of GHG emissions that may be imposed in areas in which we conduct business could result in increased compliance costs or additional operating restrictions or reduced demand for our services, and could have a material adverse effect on our business, financial condition and results of operations.

Mine closures entail substantial costs, and if we close one or more of our mines sooner than anticipated, our results of operations may be adversely affected.

        We base our assumptions regarding the life of our mines on detailed studies that we perform from time to time, but our studies and assumptions do not always prove to be accurate. If we close any of our mines sooner than expected, sales will decline unless we are able to increase production at any of our other mines, which may not be possible.

        Applicable statutes and regulations require that mining property be reclaimed following a mine closure in accordance with specified standards and an approved reclamation plan. The plan addresses matters such as decommissioning and removal of facilities and equipment, re-grading, prevention of erosion and other forms of water pollution, re-vegetation and post-mining monitoring and land use. We may be required to post a surety bond or other form of financial assurance equal to the cost of reclamation as set forth in the approved reclamation plan. The establishment of the final mine closure reclamation liability is based on permit requirements and requires various estimates and assumptions, principally associated with reclamation costs and production levels. If our accruals for expected reclamation and other costs associated with mine closures for which we will be responsible were later determined to be insufficient, or if we were required to expedite the timing for performance of mine closure activities as compared to estimated timelines, our business, results of operations and financial condition could be adversely affected.

Federal, state and local legislative and regulatory initiatives relating to hydraulic fracturing and the potential for related regulatory action or litigation could result in increased costs and additional operating restrictions or delays for our customers, which could negatively impact our business, financial condition and results of operations and cash flows.

        A significant portion of our business supplies frac sand to oil and natural gas industry customers performing hydraulic fracturing activities. Increased regulation of hydraulic fracturing may adversely impact our business, financial condition and results of operations.

        The federal Safe Drinking Water Act, or the SDWA, regulates the underground injection of substances through the Underground Injection Control Program, or the UIC Program. Currently, with the exception of certain hydraulic fracturing activities involving the use of diesel, hydraulic fracturing is exempt from federal regulation under the UIC Program, and the hydraulic fracturing process is typically regulated by state or local governmental authorities. Although we do not directly engage in hydraulic fracturing activities, our oil and natural gas industry customers purchase our frac sand for use in their hydraulic fracturing operations. The EPA has taken the position that hydraulic fracturing with fluids containing diesel is subject to regulation under the UIC Program, specifically as "Class II" UIC wells and, on May 4, 2012, the EPA issued draft guidance for federal SDWA permits issued to oil and natural gas exploration and production operators using diesel during hydraulic fracturing activities. On August 16, 2012, the EPA published final rules that establish new air emission controls for oil and natural gas production and natural gas processing operations. The final rule requires new standards on certain hydraulically-fractured wells constructed or re-fractured after January 1, 2015. At the same time, the EPA has commenced a study of the potential environmental impacts of hydraulic fracturing activities and released initial results in December 2012, a committee of the U.S. House of Representatives (the "House") has been conducting an investigation of hydraulic fracturing practices and a subcommittee of the Secretary of Energy Advisory Board, or the SEAB, of the U.S. Department of Energy was tasked with recommending steps to improve the safety and environmental performance of hydraulic fracturing. As part of these studies, the EPA, the House committee and the SEAB subcommittee have requested that certain companies provide them with information concerning the chemicals used in the hydraulic fracturing process. In other investigatory activities, the EPA has announced plans to propose standards for the treatment and discharge of waste water resulting from hydraulic fracturing by 2014 and the U.S. Department of the Interior, or the DOI, announced draft proposed rules on May 4, 2012 that, if adopted, would require disclosure of chemicals used in hydraulic fracturing activities upon federal and Indian lands and also would strengthen standards for well-bore integrity and the management of fluids that return to the surface during and after fracturing operations on federal and Indian lands but subsequently announced on January 18, 2013, that it will issue a revised draft proposal in replacement of the May 2012 draft in 2013. These studies and initiatives, depending on their results, could spur proposals to regulate hydraulic fracturing under the SDWA or otherwise. The SEAB subcommittee issued a preliminary report in August 2011 recommending, among other things, measures to improve and protect air and water quality, improvements in communication among state and federal regulators, reduction of diesel fuel in shale gas production, disclosure of fracturing fluid composition and the creation of a publicly accessible database organizing all publicly disclosed information with respect to hydraulic fracturing operations. Legislation is currently before Congress to provide for federal regulation of hydraulic fracturing under the SDWA and to require disclosure of the chemicals used in the hydraulic fracturing process. If this or similar legislation becomes law, the legislation could establish an additional level of regulation that may lead to additional permitting requirements or other operating restrictions, making it more difficult to complete natural gas wells in shale formations. This could increase our customers' costs of compliance and doing business or otherwise adversely affect the hydraulic fracturing services they perform, which may negatively impact demand for our frac sand products.

        In addition, various state, local and foreign governments have implemented, or are considering, increased regulatory oversight of hydraulic fracturing through additional permitting requirements, operational restrictions, disclosure requirements and temporary or permanent bans on hydraulic fracturing in certain areas, such as environmentally sensitive watersheds. For example, Wyoming, Colorado, Arkansas, Louisiana, Michigan, Montana, Texas and Pennsylvania, among other states, have imposed disclosure requirements on hydraulic fracturing well owners and operators. The availability of public information regarding the constituents of hydraulic fracturing fluids could make it easier for third parties opposing the hydraulic fracturing process to initiate individual or class action legal proceedings based on allegations that specific chemicals used in the hydraulic fracturing process could adversely affect groundwater and drinking water supplies or otherwise cause harm to human health or the environment. Moreover, disclosure to third parties or to the public, even if inadvertent, of our customers' proprietary chemical formulas could diminish the value of those formulas and result in competitive harm to our customers, which could indirectly impact our business, financial condition and results of operations. The adoption of new laws or regulations at the federal, state, local or foreign levels imposing reporting obligations on, or otherwise limiting or delaying, the hydraulic fracturing process could make it more difficult to complete natural gas wells in shale formations, increase our customers' costs of compliance and doing business and otherwise adversely affect the hydraulic fracturing services they perform, which could negatively impact demand for our frac sand products. In addition, heightened political, regulatory and public scrutiny of hydraulic fracturing practices could potentially expose us or our customers to increased legal and regulatory proceedings, and any such proceedings could be time-consuming, costly or result in substantial legal liability or significant reputational harm. Any such developments could have a material adverse effect on our business, financial condition and results of operations, whether directly or indirectly. For example, we could be directly by affected adverse litigation involving us, or indirectly affected if the cost of compliance limits the ability of our customers to operate in the geographic areas we serve.

We are subject to the Federal Mine Safety and Health Act of 1977, which imposes stringent health and safety standards on numerous aspects of our operations.

        Our operations are subject to the Federal Mine Safety and Health Act of 1977, as amended by the Mine Improvement and New Emergency Response Act of 2006, which imposes stringent health and safety standards on numerous aspects of mineral extraction and processing operations, including the training of personnel, operating procedures and operating equipment. We are also subject to standards imposed by the federal Mining Safety and Health Administration and other federal and state agencies relating to workplace exposure to crystalline silica. Our failure to comply with such standards, or changes in such standards or the interpretation or enforcement thereof, could have a material adverse effect on our business and financial condition or otherwise impose significant restrictions on our ability to conduct mineral extraction and processing operations.

We and our customers are subject to other extensive regulations, including licensing, protection of plant and wildlife endangered and threatened species, and reclamation regulation, that impose, and will continue to impose, significant costs and liabilities. In addition, future regulations, or more stringent enforcement of existing regulations, could increase those costs and liabilities, which could adversely affect our results of operations.

        In addition to the regulatory matters described above, we and our customers are subject to extensive governmental regulation on matters such as permitting and licensing requirements, plant and wildlife threatened and endangered species protection, jurisdictional wetlands protection, reclamation and restoration activities at mining properties after mining is completed, the discharge of materials into the environment and the effects that mining and hydraulic fracturing have on groundwater quality and availability. Our future success depends, among other things, on the quantity of our frac sand and other mineral deposits and our ability to extract these deposits profitably, and our customers being able to operate their businesses as they currently do.

        In order to obtain permits and renewals of permits in the future, we may be required to prepare and present data to governmental authorities pertaining to the potential adverse impact that any proposed mining and processing activities may have on the environment, individually or in the aggregate, including on public lands. Certain approval procedures may require preparation of archaeological surveys, endangered species studies and other studies to assess the environmental impact of new sites or the expansion of existing sites. Compliance with these regulatory requirements is expensive and significantly lengthens the time needed to develop a site. Finally, obtaining or renewing required permits is sometimes delayed or prevented due to community opposition and other factors beyond our control. The denial of a permit essential to our operations or the imposition of conditions with which it is not practicable or feasible to comply could impair or prevent our ability to develop or expand a site. Significant opposition to a permit by neighboring property owners, members of the public or non-governmental organizations, or other third parties or delay in the environmental review and permitting process also could impair or delay our ability to develop or expand a site. New legal requirements, including those related to the protection of the environment, could be adopted that could materially adversely affect our mining operations (including our ability to extract or the pace of extraction of mineral deposits), our cost structure or our customers' ability to use our frac sand products. Such current or future regulations could have a material adverse effect on our business and we may not be able to obtain or renew permits in the future.

Terrorist attacks, the threat of terrorist attacks, hostilities in the Middle East, or other sustained military campaigns may adversely impact our results of operations.

        The long-term impact of terrorist attacks, such as the attacks that occurred on September 11, 2001, and the magnitude of the threat of future terrorist attacks on the energy industry in general and on us in particular are not known at this time. Uncertainty surrounding hostilities in the Middle East or other sustained military campaigns may affect our operations in unpredictable ways, including disruptions of markets for frac sand and refined products and the possibility that infrastructure facilities and pipelines could be direct targets of, or indirect casualties of, an act of terror. Changes in the insurance markets attributable to terrorist attacks may make certain types of insurance more difficult for us to obtain. Moreover, the insurance that may be available to us may be significantly more expensive than our existing insurance coverage. Instability in the financial markets as a result of terrorism or war could also affect our ability to raise capital.

Pursuant to the recently enacted JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 for as long as we are an emerging growth company, and we may take advantage of an extended transition period for complying with new or revised accounting standards.

        For as long as we are an "emerging growth company" under the recently enacted JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404. We could be an emerging growth company for up to five years. We could cease to be an emerging growth company as early as January 1, 2014, depending on whether we generate more than $1.0 billion in revenues during the fiscal year ending December 31, 2013. See "Summary—Implications of Being an Emerging Growth Company" beginning on page 17. Even if our management concludes that our internal controls over financial reporting are effective, our independent registered public accounting firm may still decline to attest to our management's assessment or may issue a report that is qualified if it is not satisfied with our controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us.

        In addition, Section 107 of the JOBS Act also provides that an "emerging growth company" can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an "emerging growth company" can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are electing to delay such adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result of such election, our financial statements may not be comparable to the financial statements of other public companies. We may take advantage of these reporting exemptions until we are no longer an "emerging growth company." We cannot predict if investors will find our common units less attractive because we will rely on these exemptions. If some investors find our common units less attractive as a result, there may be a less active trading market for our common units and the trading price for our common units may be more volatile.

Risks Inherent in an Investment in Us

The board of directors of our general partner will adopt a policy to distribute an amount equal to the available cash we generate each quarter, which could limit our ability to grow and make acquisitions.

        The board of directors of our general partner will adopt a policy to distribute an amount equal to the available cash we generate each quarter to our unitholders, beginning with the quarter ending June 30, 2013. As a result, we will rely primarily upon external financing sources, including commercial bank borrowings and the issuance of debt and equity securities, to fund any acquisitions and expansion capital expenditures. As such, to the extent we are unable to finance growth externally, our distribution policy will significantly impair our ability to grow.

        In addition, because of our distribution policy, our growth, if any, may not be as robust as that of businesses that reinvest their available cash to expand ongoing operations. To the extent we issue additional units in connection with any acquisitions or expansion capital expenditures or as in-kind distributions, current unitholders will experience dilution and the payment of distributions on those additional units will decrease the amount we distribute on each outstanding unit. There are no limitations in our partnership agreement on our ability to issue additional units, including units ranking senior to the common units. The incurrence of additional commercial borrowings or other debt to finance our growth strategy would result in increased interest expense, which, in turn, would reduce the available cash that we have to distribute to our unitholders. The board of directors of our general partner may change our cash distribution policy at any time at its discretion. Our partnership agreement does not require us to pay distributions to our unitholders on a quarterly or other basis. See "Our Cash Distribution Policy and Restrictions on Distributions" on page 67.

Holders of our common units have limited voting rights and are not entitled to elect our general partner or its directors.

        Unlike the holders of common stock in a corporation, unitholders have only limited voting rights on matters affecting our business and, therefore, limited ability to influence management's decisions regarding our business. Unitholders will have no right on an annual or ongoing basis to elect our general partner or its board of directors. Insight Equity is the majority owner of our general partner and will have the right to appoint our general partner's entire board of directors, including our independent directors. If the unitholders are dissatisfied with the performance of our general partner, they will have little ability to remove our general partner. As a result of these limitations, the price at which the common units will trade could be diminished because of the absence or reduction of a takeover premium in the trading price. Our partnership agreement also contains provisions limiting the ability of unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting the unitholders' ability to influence the manner or direction of management.

Insight Equity owns the majority of and controls our general partner, which has sole responsibility for conducting our business and managing our operations. Our general partner and its affiliates, including Insight Equity, have conflicts of interest with us and limited duties, and they may favor their own interests to the detriment of us and our common unitholders.

        Following this offering, Insight Equity will own the majority of and control our general partner and will appoint all of the officers and directors of our general partner, some of whom will also be officers and directors of Insight Equity. Although our general partner has a duty to manage us in a manner that is beneficial to us and our unitholders, the directors and officers of our general partner have a fiduciary duty to manage our general partner in a manner that is beneficial to its owners. Conflicts of interest will arise between Insight Equity and our general partner, on the one hand, and us and our unitholders, on the other hand. In resolving these conflicts of interest, our general partner may favor its own interests and the interests of Insight Equity and the other owners of our general partner over our interests and the interests of our common unitholders. These conflicts include the following situations, among others:

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  neither our partnership agreement nor any other agreement requires Insight Equity to pursue a business strategy that favors us or utilizes our assets or dictates what markets to pursue or grow;

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  our general partner is allowed to take into account the interests of parties other than us, such as Insight Equity, in resolving conflicts of interest;

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  our partnership agreement replaces the fiduciary duties that would otherwise be owed by our general partner with contractual standards governing its duties, limits our general partner's liabilities and restricts the remedies available to our unitholders for actions that, without these limitations, might constitute breaches of its fiduciary duty;

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  our partnership agreement provides that whenever our general partner makes a determination or takes, or declines to take, any other action in its capacity as our general partner, our general partner is required to make such determination, or take or decline to take such other action, in good faith, meaning that it subjectively believed that the decision was in the best interests of our partnership, and, except as specifically provided by our partnership agreement, will not be subject to any other or different standard imposed by our partnership agreement, Delaware law, or any other law, rule or regulation, or at equity;

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  except in limited circumstances, our general partner has the power and authority to conduct our business without unitholder approval;

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  our general partner determines the amount and timing of asset purchases and sales, capital expenditures, borrowings, issuances of additional partnership securities and the creation, reduction or increase of reserves, each of which can affect the amount of cash that is distributed to our unitholders;

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  our general partner determines which of the costs it incurs on our behalf are reimbursable by us;

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  our partnership agreement does not restrict our general partner from causing us to pay it or its affiliates for any services rendered to us or from entering into additional contractual arrangements with any of these entities on our behalf;

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  our general partner intends to limit its liability regarding our obligations;

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  our general partner may exercise its right to call and purchase all of the common units not owned by it and its affiliates if they own more than 80% of the common units;

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  our general partner controls the enforcement of its and its affiliates' obligations to us; and

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  our general partner decides whether to retain separate counsel, accountants or others to perform services for us.

        Please read "Conflicts of Interest and Duties" beginning on page 183.

Our general partner intends to limit its liability regarding our obligations.

        Our general partner intends to limit its liability under contractual arrangements so that the counterparties to such arrangements have recourse only against our assets, and not against our general partner or its assets. Our general partner may therefore cause us to incur indebtedness or other obligations that are nonrecourse to our general partner. Our partnership agreement provides that any action taken by our general partner to limit its liability is not a breach of our general partner's duties, even if we could have obtained more favorable terms without the limitation on liability. In addition, we are obligated to reimburse or indemnify our general partner to the extent that it incurs obligations on our behalf. Any such reimbursement or indemnification payments would reduce the amount of cash otherwise available for distribution to our unitholders.

Our partnership agreement replaces our general partner's fiduciary duties to holders of our common units with contractual standards governing its duties.

        Our partnership agreement contains provisions that eliminate the fiduciary standards to which our general partner would otherwise be held by state fiduciary duty law and replace those duties with several different contractual standards. For example, our partnership agreement permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner, free of any duties to us and our unitholders other than the implied contractual covenant of good faith and fair dealing, which means that a court will enforce the reasonable expectations of the partners where the language in the partnership agreement does not provide for a clear course of action. This provision entitles our general partner to consider only the interests and factors that it desires and relieves it of any duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or our limited partners. Examples of decisions that our general partner may make in its individual capacity include:

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  how to allocate business opportunities among us and its affiliates;

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  whether to exercise its limited call right;

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  whether to seek approval of the resolution of a conflict of interest by the conflicts committee of the board of directors of our general partner;

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  how to exercise its voting rights with respect to the units it owns; and

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  whether or not to consent to any merger or consolidation of the partnership or amendment to the partnership agreement.

        By purchasing a common unit, a common unitholder agrees to become bound by the provisions in the partnership agreement, including the provisions discussed above. Please read "Conflicts of Interest and Duties—Duties of Our General Partner" beginning on page 188.

Even if holders of our common units are dissatisfied, they cannot initially remove our general partner without Insight Equity's consent.

        Our unitholders initially will be unable to remove our general partner because our general partner and its affiliates will own sufficient units upon completion of this offering to be able to prevent its removal. The vote of the holders of at least 66 2/3% of all outstanding common units voting together as a single class is required to remove our general partner. Following the closing of this offering, Insight Equity will own an aggregate of 49.8% of our outstanding common units.

Our partnership agreement restricts the remedies available to holders of our common units for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty.

        Our partnership agreement contains provisions that restrict the remedies available to unitholders for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty under state fiduciary duty law. For example, our partnership agreement:

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  provides that whenever our general partner makes a determination or takes, or declines to take, any other action in its capacity as our general partner, our general partner is required to make such determination, or take or decline to take such other action, in good faith, meaning it subjectively believed that the decision was in the best interest of our partnership, and except as specifically provided by our partnership agreement, will not be subject to any other or different standard imposed by our partnership agreement, Delaware law, or any other law, rule or regulation, or at equity

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  provides that our general partner will not have any liability to us or our unitholders for decisions made in its capacity as a general partner so long as such decisions are made in good faith;

  •
  provides that our general partner and its officers and directors will not be liable for monetary damages to us, our limited partners or their assignees resulting from any act or omission unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that our general partner or its officers and directors, as the case may be, acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the conduct was unlawful; and

  •
  provides that our general partner will not be in breach of its obligations under our partnership agreement (including any duties to us or our unitholders) if a transaction with an affiliate or the resolution of a conflict of interest is:

  •
  approved by the conflicts committee of the board of directors of our general partner, although our general partner is not obligated to seek such approval;

  •
  approved by the vote of a majority of the outstanding common units, excluding any common units owned by our general partner or any of its affiliates;

  •
  determined by the board of directors of our general partner to be on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

  •
  determined by the board of directors of our general partner to be "fair and reasonable" to us, taking into account the totality of the relationships among the parties involved, including other transactions that may be particularly favorable or advantageous to us.

        In connection with a situation involving a transaction with an affiliate or a conflict of interest, any determination by our general partner must be made in good faith. If an affiliate transaction or the resolution of a conflict of interest is not approved by our common unitholders or the conflicts committee and the board of directors of our general partner determines that the resolution or course of action taken with respect to the affiliate transaction or conflict of interest satisfies either of the standards set forth in bullets three and four above, then it will be presumed that, in making its decision, the board of directors acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. In this context, members of the board of directors of our general partner will be conclusively deemed to have acted in good faith if it subjectively believed that either of the standards set forth in bullets three and four above was satisfied. Please read "Conflicts of Interest and Duties—Conflicts of Interest" beginning on page 183.

Our partnership agreement restricts the voting rights of unitholders owning 20% or more of our common units.

        Unitholders' voting rights are further restricted by a provision of our partnership agreement providing that any units held by a person that owns 20% or more of any class of units then outstanding, other than our general partner, its affiliates, their direct transferees and their indirect transferees approved by our general partner (which approval may be granted in its sole discretion) and persons who acquired such units with the prior approval of our general partner, cannot vote on any matter.

Our general partner interest or the control of our general partner may be transferred to a third party without unitholder consent.

        Our general partner may transfer its general partner interest to a third party in a merger or in a sale of all or substantially all of its assets without the consent of the unitholders. Furthermore, our partnership agreement does not restrict the ability of Insight Equity to transfer all or a portion of its ownership interest in our general partner to a third party. The new owner of our general partner would then be in a position to replace the board of directors and officers of our general partner with its own designees and thereby exert significant control over the decisions made by the board of directors and officers.

An increase in interest rates may cause the market price of our common units to decline.

        Like all equity investments, an investment in our common units is subject to certain risks. In exchange for accepting these risks, investors may expect to receive a higher rate of return than would otherwise be obtainable from lower-risk investments. Accordingly, as interest rates rise, the ability of investors to obtain higher risk-adjusted rates of return by purchasing government-backed debt securities may cause a corresponding decline in demand for riskier investments generally, including yield-based equity investments such as publicly traded partnership interests. Reduced demand for our common units resulting from investors seeking other more favorable investment opportunities may cause the trading price of our common units to decline.

You will experience immediate and substantial dilution in pro forma net tangible book value of $16.74 per common unit.

        The assumed initial public offering price of $20.00 per common unit exceeds our pro forma net tangible book value of $3.26 per common unit. Based on the initial public offering price of $20.00 per common unit, you will incur immediate and substantial dilution of $16.74 per common unit. This dilution results primarily because the assets contributed by our general partner and its affiliates are recorded in accordance with GAAP at their historical carrying value, and not their fair value. Please read "Dilution" beginning on page 65.

We may issue additional units without your approval, which would dilute your existing ownership interests.

        Our partnership agreement does not limit the number of additional limited partner interests that we may issue at any time without the approval of our unitholders. The issuance by us of additional common units or other equity securities of equal or senior rank will have the following effects:

  •
  our existing unitholders' proportionate ownership interest in us will decrease;

  •
  the amount of cash available for distribution on each unit may decrease;

  •
  the ratio of taxable income to distributions may increase;

  •
  the relative voting strength of each previously outstanding unit may be diminished; and

  •
  the market price of the common units may decline.

Insight Equity may sell units in the public or private markets, and such sales could have an adverse impact on the trading price of the common units.

        After the sale of the common units offered by this prospectus, assuming no exercise of the underwriters' option to purchase additional common units, Insight Equity will hold an aggregate of 11,564,387 common units. Additionally, in connection with this offering, we will enter into a registration rights agreement with Insight Equity and certain of our private investors pursuant to which we may be required to register the sale of the common units they hold under the Securities Act and applicable state securities laws. The sale of these units in the public or private markets could have an adverse impact on the price of the common units or on any trading market that may develop.

Our general partner has a call right that may require you to sell your units at an undesirable time or price.

        If at any time our general partner and its affiliates own more than 80% of the common units, our general partner will have the right, which it may assign to any of its affiliates or to us, but not the obligation, to acquire all, but not less than all, of the common units held by unaffiliated persons at a price that is not less than their then-current market price, as calculated pursuant to the terms of our partnership agreement. As a result, you may be required to sell your common units at an undesirable time or price and may not receive any return or a negative return on your investment. You may also incur a tax liability upon a sale of your units. At the completion of this offering, and assuming no exercise of the underwriters' option to purchase additional common units, Insight Equity will own an aggregate of approximately 49.8% of our outstanding common units. For additional information about this right, please read "The Partnership Agreement—Limited Call Right" beginning on page 202.

Your liability may not be limited if a court finds that unitholder action constitutes control of our business.

        A general partner of a partnership generally has unlimited liability for the obligations of the partnership, except for those contractual obligations of the partnership that are expressly made without recourse to the general partner. Our partnership is organized under Delaware law, and we conduct business in a number of other states. The limitations on the liability of holders of limited partner interests for the obligations of a limited partnership have not been clearly established in some of the other states in which we do business. You could be liable for any and all of our obligations as if you were a general partner if a court or government agency were to determine that:

  •
  we were conducting business in a state but had not complied with that particular state's partnership statute; or

  •
  your right to act with other unitholders to remove or replace our general partner, to approve some amendments to our partnership agreement or to take other actions under our partnership agreement constitute "control" of our business.

        For a discussion of the implications of the limitations of liability on a unitholder, please read "The Partnership Agreement—Limited Liability" beginning on page 195.

Unitholders may have liability to repay distributions that were wrongfully distributed to them.

        Under certain circumstances, unitholders may have to repay amounts wrongfully returned or distributed to them. Under Section 17-607 of the Delaware Revised Uniform Limited Partnership Act (the "Delaware Act"), we may not make a distribution to you if the distribution would cause our liabilities to exceed the fair value of our assets. Delaware law provides that for a period of three years from the date of an impermissible distribution, limited partners who received the distribution and who knew at the time of the distribution that it violated Delaware law will be liable to the limited partnership for the distribution amount. Substituted limited partners are liable both for the obligations of the assignor to make contributions to the partnership that were known to the substituted limited partner at the time it became a limited partner and for those obligations that were unknown if the liabilities could have been determined from the partnership agreement. Neither liabilities to partners on account of their partnership interest nor liabilities that are non-recourse to the partnership are counted for purposes of determining whether a distribution is permitted.

There is no existing market for our common units, and a trading market that will provide you with adequate liquidity may not develop. The price of our common units may fluctuate significantly, and you could lose all or part of your investment.

        Prior to this offering, there has been no public market for our common units. After this offering, there will be only 7,500,000 publicly traded common units, assuming no exercise of the underwriters' option to purchase additional common units. In addition, Insight Equity will own an aggregate of 11,564,387 common units, representing an aggregate 49.8% limited partner interest in us. We do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be. You may not be able to resell your common units at or above the initial public offering price. Additionally, the lack of liquidity may result in wide bid-ask spreads, contribute to significant fluctuations in the market price of the common units and limit the number of investors who are able to buy the common units.

        The initial public offering price for the common units will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of the market price of the common units that will prevail in the trading market. The market price of our common units may decline below the initial public offering price. The market price of our common units may also be influenced by many factors, some of which are beyond our control, including:

  •
  our quarterly distributions;

  •
  our quarterly or annual earnings or those of other companies in our industry;

  •
  announcements by us or our competitors of significant contracts or acquisitions;

  •
  changes in accounting standards, policies, guidance, interpretations or principles;

  •
  general economic conditions;

  •
  the failure of securities analysts to cover our common units after this offering or changes in financial estimates by analysts;

  •
  future sales of our common units; and

  •
  other factors described in these "Risk Factors."

The New York Stock Exchange, or NYSE, does not require a publicly traded partnership like us to comply with certain of its corporate governance requirements.

        We have applied to list our common units on the on the NYSE. Because we will be a publicly traded partnership, the NYSE does not require us to have a majority of independent directors on our general partner's board of directors or to establish a compensation committee or a nominating and corporate governance committee. Accordingly, unitholders will not have the same protections afforded to certain corporations that are subject to all of the NYSE corporate governance requirements. Please read "Management of Emerge Energy Services LP" beginning on page 165.

 Tax Risks to Common Unitholders

        In addition to reading the following risk factors, please read "Material Federal Income Tax Consequences" beginning on page 208 for a more complete discussion of the expected material federal income tax consequences of owning and disposing of common units.

Our tax treatment depends on our status as a partnership for federal income tax purposes. If the IRS were to treat us as a corporation for federal income tax purposes, which would subject us to entity-level taxation, then our cash available for distribution to our unitholders would be substantially reduced.

        The anticipated after-tax economic benefit of an investment in the common units depends largely on our being treated as a partnership for federal income tax purposes. The IRS has made no determination with respect to our treatment as a partnership for federal income tax purposes. Despite the fact that we are a limited partnership under Delaware law, it is possible in certain circumstances for a partnership such as ours to be treated as a corporation for federal income tax purposes. Although we do not believe based upon our current operations that we are or will be so treated, a change in our business or a change in current law could cause us to be treated as a corporation for federal income tax purposes or otherwise subject us to taxation as an entity.

        If we were treated as a corporation for federal income tax purposes, we would pay federal income tax on our taxable income at the corporate tax rate, which is currently a maximum of 35%, and would likely pay state and local income tax at varying rates. Distributions would generally be taxed again as corporate dividends (to the extent of our current and accumulated earnings and profits), and no income, gains, losses, deductions, or credits would flow through to you. Because a tax would be imposed upon us as a corporation, our cash available for distribution to you would be substantially reduced. Therefore, if we were treated as a corporation for federal income tax purposes, there would be material reduction in the anticipated cash flow and after-tax return to our unitholders, likely causing a substantial reduction in the value of our common units.

If we were subjected to a material amount of additional entity-level taxation by individual states, it would reduce our cash available for distribution to our unitholders.

        Changes in current state law may subject us to additional entity-level taxation by individual states. Because of widespread state budget deficits and other reasons, several states are evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise and other forms of taxation. Imposition of any such taxes may substantially reduce the cash available for distribution to you.

The tax treatment of publicly traded partnerships or an investment in our common units could be subject to potential legislative, judicial or administrative changes and differing interpretations, possibly on a retroactive basis.

        The present federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative, legislative or judicial interpretation at any time. For example, from time to time, members of the U.S. Congress propose and consider substantive changes to the existing federal income tax laws that affect publicly traded partnerships. Please read "Material Federal Income Tax Consequences—Partnership Status" beginning on page 209. Any proposed legislation could potentially affect us and may, if enacted, be applied retroactively. We are unable to predict whether any such legislation will ultimately be enacted. Any such changes could negatively impact the value of an investment in our common units.

Our unitholders' share of our income will be taxable to them for federal income tax purposes even if they do not receive any cash distributions from us.

        Because a unitholder will be treated as a partner to whom we will allocate taxable income which could be different in amount than the cash we distribute, a unitholder's allocable share of our taxable income will be taxable to it, which may require the payment of federal income taxes and, in some cases, state and local income taxes, on its share of our taxable income even if it receives no cash distributions from us. Our unitholders may not receive cash distributions from us equal to their share of our taxable income or even equal to the actual tax liability that results from that income.

If the IRS contests the federal income tax positions we take, the market for our common units may be adversely impacted and the cost of any IRS contest will reduce our cash available for distribution to our unitholders.

        The IRS has made no determination with respect to our treatment as a partnership for federal income tax purposes or any other matter affecting us. The IRS may adopt positions that differ from the conclusions of our counsel expressed in this prospectus or from the positions we take, and the IRS's positions may ultimately be sustained. It may be necessary to resort to administrative or court proceedings to sustain some or all of our counsel's conclusions or the positions we take and such positions may not ultimately be sustained. A court may not agree with some or all of our counsel's conclusions or the positions we take. Any contest with the IRS, and the outcome of any IRS contest, may have a materially adverse impact on the market for our common units and the price at which they trade. In addition, our costs of any contest with the IRS will be borne indirectly by our unitholders and our general partner because the costs will reduce our cash available for distribution.

A portion of our operations are conducted by a corporate subsidiary that is subject to corporate-level income taxes. Additional subsidiaries conduct activities that may not generate qualifying income, and we may choose to have these subsidiaries treated as corporations for U.S. federal income tax purposes in the future. Corporate federal income tax reduces our cash available for distribution.

        A portion of Direct Fuels' and AEC's business, relating to the sale of fuel to certain customers, is conducted by a subsidiary that is organized as a corporation.

        In order to maintain our status as a partnership for U.S. federal income tax purposes, 90% or more of our gross income in each tax year must be qualifying income under Section 7704 of the Internal Revenue Code. For a discussion of qualifying income, please read "Material Federal Income Tax Consequences—Partnership Status." Latham & Watkins LLP is unable to opine as to the qualifying nature of the income generated by certain portions of AEC's assets and operations. Consequently, we are in the process of requesting a ruling from the IRS upon which, if granted, we may rely with respect to the qualifying nature of such income. In an attempt to ensure that 90% or more of our gross income in each tax year is qualifying income, we currently intend to conduct the portion of our business related to these operations in separate subsidiaries. If the IRS is unwilling or unable to provide a favorable ruling in a timely manner with respect to our income from these assets and operations, it may be necessary for us to elect to treat one or more of these subsidiaries as a corporation for federal income tax purposes. Currently, these subsidiaries represent approximately 5% of our total gross income.

        Our existing corporate subsidiary is, and any future corporate subsidiaries would be, subject to corporate-level tax, which reduces the cash available for distribution to us and, in turn, to our unitholders. If the IRS were to successfully assert that any corporate subsidiary has more tax liability than we anticipate or legislation were enacted that increased the corporate tax rate, our cash available for distribution to our unitholders would be further reduced.

Tax gain or loss on the disposition of our common units could be more or less than expected.

        If you sell your common units, you will recognize a gain or loss for federal income tax purposes equal to the difference between the amount realized and your tax basis in those common units. Because distributions in excess of your allocable share of our net taxable income decrease your tax basis in your common units, the amount, if any, of such prior excess distributions with respect to the common units you sell will, in effect, become taxable income to you if you sell such common units at a price greater than your tax basis in those common units, even if the price you receive is less than your original cost. Furthermore, a substantial portion of the amount realized on any sale of your common units, whether or not representing gain, may be taxed as ordinary income due to potential recapture items, including depreciation recapture. In addition, because the amount realized includes a unitholder's share of our nonrecourse liabilities, if you sell your common units, you may incur a tax liability in excess of the amount of cash you receive from the sale. Please read "Material Federal Income Tax Consequences—Disposition of Common Units—Recognition of Gain or Loss" beginning on page 220 for a further discussion of the foregoing.

Tax-exempt entities and non-U.S. persons face unique tax issues from owning our common units that may result in adverse tax consequences to them.

        Investment in common units by tax-exempt entities, such as employee benefit plans and individual retirement accounts (known as IRAs), and non-U.S. persons raises issues unique to them. For example, virtually all of our income allocated to organizations that are exempt from federal income tax, including IRAs and other retirement plans, will be unrelated business taxable income and will be taxable to them.

        Distributions to non-U.S. persons will be reduced by withholding taxes at the highest applicable effective tax rate, and non-U.S. persons will be required to file federal income tax returns and pay tax on their share of our taxable income. If you are a tax-exempt entity or a non-U.S. person, you should consult a tax advisor before investing in our common units.

We will treat each purchaser of common units as having the same tax benefits without regard to the actual common units purchased. The IRS may challenge this treatment, which could adversely affect the value of the common units.

        Because we cannot match transferors and transferees of common units and because of other reasons, we will adopt depreciation and amortization positions that may not conform to all aspects of existing Treasury Regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to you. Our counsel is unable to opine as to the validity of such filing positions. It also could affect the timing of these tax benefits or the amount of gain from your sale of common units and could have a negative impact on the value of our common units or result in audit adjustments to your tax returns. Please read "Material Federal Income Tax Consequences—Tax Consequences of Unit Ownership—Section 754 Election" beginning on page 215 for a further discussion of the effect of the depreciation and amortization positions we will adopt.

We prorate our items of income, gain, loss and deduction for federal income tax purposes between transferors and transferees of our units each month based upon the ownership of our units on the first day of each month, instead of on the basis of the date a particular unit is transferred. The IRS may challenge this treatment, which could change the allocation of items of income, gain, loss and deduction among our unitholders.

        We will prorate our items of income, gain, loss and deduction for federal income tax purposes between transferors and transferees of our units each month based upon the ownership of our units on the first day of each month, instead of on the basis of the date a particular unit is transferred. The use of this proration method may not be permitted under existing Treasury Regulations and, although the U.S. Treasury Department issued proposed Treasury Regulations allowing a similar monthly simplifying convention, such regulations are not final and do not specifically authorize the use of the proration method we have adopted. Accordingly, our counsel is unable to opine as to the validity of this method. If the IRS were to challenge this method or new Treasury Regulations were issued, we may be required to change the allocation of items of income, gain, loss and deduction among our unitholders. Please read "Material Federal Income Tax Consequences—Disposition of Common Units—Allocations Between Transferors and Transferees" beginning on page 222.

A unitholder whose common units are loaned to a "short seller" to effect a short sale of common units may be considered as having disposed of those common units. If so, he would no longer be treated for federal income tax purposes as a partner with respect to those common units during the period of the loan and may recognize gain or loss from the disposition.

        Because a unitholder whose common units are loaned to a "short seller" to effect a short sale of common units may be considered as having disposed of the loaned common units, he may no longer be treated for federal income tax purposes as a partner with respect to those common units during the period of the loan to the short seller and the unitholder may recognize gain or loss from such disposition. Moreover, during the period of the loan to the short seller, any of our income, gain, loss or deduction with respect to those common units may not be reportable by the unitholder and any cash distributions received by the unitholder as to those common units could be fully taxable as ordinary income. Our counsel has not rendered an opinion regarding the treatment of a unitholder where common units are loaned to a short seller to effect a short sale of common units; therefore, our unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to consult a tax advisor to discuss whether it is advisable to modify any applicable brokerage account agreements to prohibit their brokers from loaning their common units.

The sale or exchange of 50% or more of our capital and profits interests during any twelve-month period will result in the termination of our partnership for federal income tax purposes.

        We will be considered to have technically terminated our partnership for federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. For purposes of determining whether the 50% threshold has been met, multiple sales of the same interest will be counted only once. Our technical termination would, among other things, result in the closing of our taxable year for all unitholders, which would result in us filing two tax returns (and our unitholders could receive two Schedules K-1 if relief was not available, as described below) for one fiscal year and could result in a deferral of depreciation deductions allowable in computing our taxable income. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may also result in more than twelve months of our taxable income or loss being includable in his taxable income for the year of termination. Our termination currently would not affect our classification as a partnership for federal income tax purposes, but instead we would be treated as a new partnership for tax purposes. If treated as a new partnership, we must make new tax elections and could be subject to penalties if we are unable to determine that a termination occurred. The IRS has recently announced a publicly traded partnership technical termination relief program whereby, if a publicly traded partnership that technically terminated requests publicly traded partnership technical termination relief and such relief is granted by the IRS, among other things, the partnership will only have to provide one Schedule K-1 to unitholders for the year notwithstanding two partnership tax years. Please read "Material Federal Income Tax Consequences—Disposition of Common Units—Constructive Termination" beginning on page 222 for a discussion of the consequences of our termination for federal income tax purposes.

As a result of investing in our common units, you may become subject to state and local taxes and return filing requirements in jurisdictions where we operate or own or acquire properties.

        In addition to federal income taxes, our unitholders will likely be subject to other taxes, including state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we conduct business or control property now or in the future, even if they do not live in any of those jurisdictions. Our unitholders will likely be required to file state and local income tax returns and pay state and local income taxes in some or all of these various jurisdictions. Further, our unitholders may be subject to penalties for failure to comply with those requirements. We initially expect to conduct business in Texas, Alabama and Wisconsin. Alabama and Wisconsin currently impose a personal income tax on individuals. As we make acquisitions or expand our business, we may control assets or conduct business in additional states that impose a personal income tax. It is your responsibility to file all federal, state and local tax returns. Our counsel has not rendered an opinion on the state or local tax consequences of an investment in our common units.

USE OF PROCEEDS

        We expect to receive net proceeds of approximately $136.9 million from this offering, after deducting underwriting discounts and commissions and the structuring fee, but before paying offering expenses. Our estimate assumes an initial public offering price of $20.00 per common unit and no exercise of the underwriters' option to purchase additional common units.

        We will use the net proceeds from this offering (excluding the net proceeds from any exercise of the underwriters' option to purchase additional common units) to:

  •
  contribute $58.5 million to SSS to repay $58.5 million of SSS's existing debt;

  •
  repay all $31.2 million of AEC Holdings' existing debt;

  •
  contribute $16.4 million to Direct Fuels to repay all $16.4 million of Direct Fuels' existing debt;

  •
  contribute $11.5 million to our operating subsidiary;

  •
  pay $10.3 million of cash-based compensation awards to senior management at SSS, AEC and Direct Fuels; and

  •
  pay estimated offering expenses of $9.0 million.

        The following table illustrates our expected use of the proceeds from this offering and borrowings under our anticipated new credit facility (excluding the net proceeds from any exercise of the underwriters' option to purchase additional common units), together with $3.2 million of cash on hand.

Sources of Cash (in millions)		Uses of Cash (in millions)
Net proceeds to us from this offering	$136.9	Aggregate distributions to SSH and DF Parent	$59.1
Borrowings under our anticipated new credit		Repayment of SSS debt	105.4
facility	102.8	Repayment of AEC Holdings debt	31.2
Cash on hand	3.2	Repayment of Direct Fuels debt	16.4
		Contribution to operating subsidiary	11.5
		Payment of cash-based compensation awards	10.3
		Offering expenses	9.0

Total	$242.9	Total	$242.9

        If the underwriters exercise their option to purchase additional common units in full, the additional net proceeds will be approximately $21.0 million. All of the net proceeds from any exercise of such option will be used to make an additional cash distribution to Insight Equity and other private investors. Any remaining common units not purchased by the underwriters pursuant to any exercise of the option will be issued to Insight Equity and the other private investors at the expiration of the option period, and we will not receive additional consideration from them for the issuance to them of these units. Any exercise of the underwriters' option will not affect the total number of units outstanding. Please read "Underwriting" beginning on page 231.

New Credit Facility

        Immediately following the repayment of the outstanding balance of SSS's, AEC Holdings' and Direct Fuels' existing debt with the net proceeds of this offering and cash on hand, we will enter into a new revolving credit facility and borrow approximately $102.8 million under that revolving credit facility. We will use the proceeds from these borrowings to contribute $43.7 million to SSS to repay $43.7 million of SSS's existing debt and distribute $34.1 million and $25.0 million to SSH and DF Parent, respectively, a portion of which will be used to reimburse them for certain capital expenditures that they incurred with respect to assets that they contributed to us. We expect borrowings under our new revolving credit facility to initially bear interest at approximately 3.78%. We expect that our new revolving credit facility will mature five years from the closing date of this offering.

 Existing Debt Arrangements

  •
  As of December 31, 2012, the retirement value of SSS's total bank indebtedness was $103.9 million, consisting of:

  •
  $48.5 million borrowed under its term loan facility and $8.3 million borrowed under its revolving credit facility, each of which bears interest at LIBOR plus 375 basis points and matures in September 2016;

  •
  $41.8 million outstanding under its second lien term loan which bears interest at 18% per year (of which 6% is payable in kind) and matures in March 2017; and

  •
  $5.3 million outstanding under its third lien term loan maturing in September 2017 and bearing interest at 0% per year.

  •
  As of December 31, 2012, AEC Holdings had approximately $18.4 million and $13.0 million outstanding under its term loan facility and revolving credit facility, respectively, with a weighted average interest rate of 4.8%. Both of these facilities mature on April 1, 2015. Additionally, AEC carries a $2.4 million troubled debt restructuring liability related to the term loan which is non-cash, carries no interest and amortizes over the life of the loan. Borrowings made under AEC Holdings' revolving credit facility within the last twelve months were used primarily to fund capital expenditures and operating working capital requirements.

  •
  As of December 31, 2012, Direct Fuels had approximately $16.7 million of indebtedness outstanding under its term loan with an average interest rate of 4.21% and approximately $0.4 million of indebtedness outstanding under its revolving credit facility with an average interest rate of 4.75%. Direct Fuels' term loan and revolving credit facilities mature on November 28, 2013. Borrowings made under Direct Fuels' credit facility within the last twelve months were used primarily to fund distributions to its equity owners.

        As of March 31, 2013 there was an aggregate $153.0 million outstanding under our credit facilities (excluding deferred gain from debt restructuring) and $7.2 million of cash on our balance sheet. For additional information regarding existing debt arrangements, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Credit Arrangements."

Sensitivity in Offering Size

        An increase or decrease in the initial public offering price of $1.00 per common unit would cause the net proceeds from the offering, after deducting underwriting discounts and commissions and the structuring fee, to increase or decrease, respectively, by $7.0 million. In addition, we may also increase or decrease the number of common units we are offering. Each increase of 1.0 million common units offered by us, together with a concurrent $1.00 increase in the assumed public offering price of $20.00 per common unit, would increase net proceeds to us from this offering by approximately $26.6 million. Similarly, each decrease of 1.0 million common units offered by us, together with a concurrent $1.00 decrease in the assumed initial offering price of $20.00 per common unit, would decrease the net proceeds to us from this offering by approximately $24.7 million. Any increase or decrease in the net proceeds to us from this offering will result in a corresponding adjustment to the distribution to SSH, AEC Holdings and DF Parent described in "Summary—Partnership Structure and Offering—Related Transactions."

 Certain Affiliations

        An affiliate of Citigroup Global Markets Inc. is a lender under AEC Holdings' credit facility and will receive a portion of the net proceeds from this offering, and in addition, another affiliate of Citigroup Global Markets Inc. owns an approximate 4.4% interest in AEC Holdings. An affiliate of Wells Fargo Securities, LLC is a lender under SSH's credit facility and will receive a portion of the net proceeds from this offering. An affiliate of Stifel, Nicolaus & Company, Incorporated is also a lender under SSH's credit facility and will receive a portion of the net proceeds from this offering. See "Underwriting" beginning on page 231.

CAPITALIZATION

        The following table shows:

  •
  the pro forma combined cash and capitalization of SSS and AEC, which together constitute our predecessor for accounting purposes, as of December 31, 2012;

  •
  our pro forma cash and capitalization as of December 31, 2012, which consists of the pro forma combined cash and capitalization of SSS and AEC as of December 31, 2012, giving effect to the acquisition of Direct Fuels, the redemption of the Direct Fuels preferred units and adjustment to fair value as of such date; and

  •
  our pro forma as adjusted cash and capitalization as of December 31, 2012, giving effect to:

  •
  the transactions described in "Summary—Partnership Structure and Offering-Related Transactions"; and

  •
  the receipt and use of net proceeds of $239.7 million from this offering and our anticipated new revolving credit facility in the manner described in "Use of Proceeds."

        We derived this table from, and it should be read in conjunction with and is qualified in its entirety by reference to, the unaudited pro forma condensed combined financial statements included elsewhere in this prospectus. You should also read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 88.

	As of December 31, 2012
	Predecessor Pro Forma Combined	Pro Forma Emerge Energy Services	Pro Forma Emerge Energy Services (As Adjusted)
	(in thousands)
Cash	$1,465	$4,009	$14,000	(1)

Long-term debt (including current maturities)(2):
SSS	111,683	111,683	6,976
AEC Holdings	34,254	34,254	—
Direct Fuels	—	17,067	—
New revolving credit facility	—	—	102,800	(3)

Total long-term debt	145,937	163,004	109,776
Partners'/members' equity:
Partners'/members' equity	9,497	90,797	22,311
Common unitholders	—	—	131,975

Total partners' equity	9,497	90,797	154,286

Total capitalization	$155,434	$253,801	$264,062

(1)
We expect to use $10.0 million to reimburse Direct Fuels for working capital distributed to DF Parent immediately prior to this offering.

(2)
We will use a portion of the net proceeds from this offering to repay indebtedness outstanding under the credit facilities of SSS, AEC Holdings and Direct Fuels. As of March 31, 2013, there was an aggregate $153.0 million outstanding under such credit facilities (excluding deferred gain on debt restructuring). Immediately prior to this offering, we expect to use $3.2 million of cash on hand in excess of our balance needed to fund ongoing operations of $4.0 million to reduce our outstanding indebtedness to $149.8 million.

(3)
Reflects our borrowing of approximately $102.8 million under our anticipated new revolving credit facility, which will be contributed to SSS to repay $43.7 million of SSS's existing debt and distribute $34.1 million and $25.0 million to SSH and DF Parent, respectively, a portion of which will be used to reimburse them for certain capital expenditures that they incurred with respect to assets that they contributed to us.

        The pro forma as adjusted information set forth above is illustrative only and following the completion of this offering will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing. Please read "Use of Proceeds—Sensitivity in Offering Size" beginning on page 62.

 DILUTION

        Dilution is the amount by which the offering price paid by the purchasers of common units sold in this offering will exceed the pro forma net tangible book value per unit after the offering. On a pro forma basis as of December 31, 2012, after giving effect to the offering of common units and the application of the related net proceeds, and assuming the underwriters' option to purchase additional common units is not exercised, our net tangible book value was $75.8 million, or $3.26 per unit. Purchasers of common units in this offering will experience substantial and immediate dilution in net tangible book value per common unit for financial accounting purposes, as illustrated in the following table:

Assumed initial public offering price per common unit	$20.00
Less: Pro forma net tangible book value per unit after this offering(1)	3.26

Immediate dilution in net tangible book value per common unit to new investors(2)(3)	$16.74

(1)
Determined by dividing the total number of common units to be outstanding after this offering into our pro forma net tangible book value.

(2)
For each increase or decrease in the initial public offering price of $1.00 per common unit, dilution in net tangible book value per common unit would increase or decrease by $0.67 per common unit.

(3)
Because the total number of units outstanding following this offering will not be impacted by any exercise of the underwriters' option to purchase additional common units and any net proceeds from such exercise will not be retained by us, there will be no change to the dilution in net tangible book value per common unit to purchasers in this offering due to any such exercise of the option.

        The following table sets forth the number of units that we will issue and the total consideration contributed to us by our general partner, its affiliates and other private investors and by the purchasers of common units in this offering upon consummation of the transactions contemplated by this prospectus:

	Units Acquired		Total Consideration
	Number	Percent	Amount	Percent
General partner, its affiliates and other private investors(1)(2)	15,719,680	67.7%	$22,311,000	14.5%
Public common unitholders	7,500,000	32.3%	$131,975,000	85.5%

Total	23,219,680	100.0%	$154,286,000	100.0%

(1)
Assumes the underwriters' option to purchase additional common units is not exercised.

(2)
In accordance with GAAP, the assets contributed by SSH and AEC Holdings were recorded at historical cost and the assets contributed by DF Parent were recorded at fair value. Book value of the consideration provided by SSH, AEC Holdings and DF Parent, as of December 31, 2012, after giving effect to the offering-related transactions was as follows:

(in thousands)
Book value of net assets contributed	$90,504
Less: Distribution to SSS, AEC Holdings and DF Parent from net proceeds of this offering	(68,193)

Total consideration	$22,311

OUR CASH DISTRIBUTION POLICY AND RESTRICTIONS ON DISTRIBUTIONS

        You should read the following discussion of our cash distribution policy in conjunction with the factors and assumptions upon which our cash distribution policy is based, which are included under the heading "—Assumptions and General Considerations" below. In addition, please read "Forward Looking Statements" beginning on page 237 and "Risk Factors" beginning on page 29 for information regarding statements that do not relate strictly to historical or current facts and certain risks inherent in our business. For additional information regarding our historical and pro forma operating results, you should refer to our historical consolidated financial statements and pro forma financial data, and the notes thereto, included elsewhere in this prospectus.

General

        Our Cash Distribution Policy.    The board of directors of our general partner will adopt a policy pursuant to which we will distribute all of the available cash we generate each quarter, to unitholders of record on the applicable record date, beginning with the quarter ending June 30, 2013. Available cash for each quarter will be determined by the board of directors of our general partner following the end of such quarter. We expect that available cash for each quarter will generally equal our cash flow from operations for the quarter, less cash needed for maintenance capital expenditures, debt service and other contractual obligations, and reserves for future operating or capital needs that the board of directors of our general partner deems necessary or appropriate. We do not intend to maintain excess distribution coverage for the purpose of maintaining stability or growth in our quarterly distribution or otherwise to reserve cash for distributions, nor do we intend to incur debt to pay quarterly distributions. We expect to finance substantially all of our growth externally, either by debt issuances or additional issuances of equity. We expect to fund capital expenditures with cash reserves and borrowings under our credit facility.

        Because our policy will be to distribute all available cash we generate each quarter, without reserving cash for future distributions or borrowing to pay distributions during periods of low cash flow from operations, our unitholders will have direct exposure to fluctuations in the amount of cash generated by our business. We expect that the amount of our quarterly cash distributions, if any, may not be stable and may vary from quarter to quarter as a direct result of variations in our operating performance and cash flow, which will be affected by product price fluctuations and demand trends as well as our working capital requirements and capital expenditures. Such variations may be significant. The board of directors of our general partner may change the foregoing distribution policy at any time and from time to time. Our partnership agreement does not require us to pay cash distributions on a quarterly or other basis.

        Limitations on Cash Distributions; Our Ability to Change Our Cash Distribution Policy.    There is no guarantee that unitholders will receive quarterly cash distributions from us. Our distribution policy may be changed at any time and is subject to certain restrictions, including:

  •
  Our unitholders have no contractual or other legal right to receive cash distributions from us on a quarterly or other basis. The board of directors of our general partner will adopt a policy pursuant to which we will distribute to our unitholders each quarter all of the available cash we generate each quarter, as determined quarterly by the board of directors, but it may change this policy at any time.

  •
  Our ability to make cash distributions pursuant to our cash distribution policy will be subject to our compliance with our credit facility, which contain financial tests and covenants that we must satisfy. Should we be unable to satisfy these financial covenants or if we are otherwise in default under our credit facility, we will be prohibited from making cash distributions to you notwithstanding our stated cash distribution policy.

  •
  Our business performance and cash flows may be less stable than the business performance and cash flows of most publicly traded partnerships. As a result, our quarterly cash distributions may vary quarterly and annually. Unlike most publicly traded partnerships, we will not have a minimum quarterly distribution or employ structures intended to consistently maintain or increase distributions over time. Furthermore, none of our limited partnership interests, including those held by Insight Equity and our other private investors, will be subordinate in right of distribution payment to the common units sold in this offering.

  •
  Our general partner will have the authority to establish cash reserves for the prudent conduct of our business, and the establishment of or increase in those reserves could result in a reduction in cash distributions to our unitholders. Our partnership agreement does not set a limit on the amount of cash reserves that our general partner may establish. Any decision to establish cash reserves made by our general partner in good faith will be binding on our unitholders.

  •
  Prior to making any distributions on our units, we will reimburse our general partner and its affiliates for all direct and indirect expenses they incur on our behalf. Our partnership agreement provides that our general partner will determine in good faith the expenses that are allocable to us, but does not limit the amount of expenses for which our general partner and its affiliates may be reimbursed. The reimbursement of expenses and payment of fees, if any, to our general partner and its affiliates will reduce the amount of cash to pay distributions to our unitholders.

  •
  Under Section 17-607 of the Delaware Act, we may not make a distribution to our unitholders if the distribution would cause our liabilities to exceed the fair value of our assets.

  •
  We may lack sufficient cash to make distributions to our unitholders due to a number of factors that would adversely affect us, including but not limited to decreases in net sales or increases in operating expenses, principal and interest payments on debt, working capital requirements, capital expenditures or anticipated cash needs. See "Risk Factors" for information regarding these factors.

        We do not have any operating history as an independent company upon which to rely in evaluating whether we will have sufficient cash to allow us to pay distributions on our common units. While we believe, based on our financial forecast and related assumptions, that we should have sufficient cash to enable us to pay the forecasted aggregate distribution on all of our common units for the twelve months ending March 31, 2014, we may be unable to pay the forecasted distribution or any amount on our common units.

  •
  We expect to generally distribute a significant percentage of our cash from operations to our unitholders on a quarterly basis, after, among other things, the establishment of cash reserves and payment of our expenses. Therefore, our growth, if any, may not be comparable to those businesses that reinvest most or all of their cash to expand ongoing operations. Moreover, any future growth may be slower than our historical growth. We expect that we will rely upon external financing sources in large part, including bank borrowings and issuances of debt and equity interests, to fund our expansion capital expenditures. To the extent we are unable to finance growth externally, our distribution policy could significantly impair our ability to grow.

        We expect to pay our distributions within sixty days of the end of each quarter. Our first distribution will include available cash for the period from the closing of this offering through the quarter ending June 30, 2013.

 Unaudited Pro Forma Cash Available for Distribution for the Year Ended December 31, 2012

        If we had completed the transactions contemplated in this prospectus on January 1, 2012, our pro forma cash available for distribution for the year ended December 31, 2012 would have been approximately $39.4 million. Based on the cash distribution policy we expect our board of directors to adopt, this amount would have resulted in an annual distribution equal to $    per common unit for the year ended December 31, 2012. References in this section to our pro forma cash available for distribution refer to our pro forma results of operations for the year ended December 31, 2012, which consist of the combined results of SSS and AEC as if such combination occurred on January 1, 2010 and give effect to the acquisition of Direct Fuels as if such acquisition occurred on January 1, 2012.

        Our unaudited pro forma cash available for distribution for the year ended December 31, 2012 gives effect to $3.5 million of incremental annual general and administrative expenses that we expect to incur as a result of becoming a publicly traded partnership. This amount is an estimate, and our general partner will ultimately determine the actual amount of these incremental annual general and administrative expenses to be reimbursed by us in accordance with our partnership agreement. Incremental annual general and administrative expenses related to being a publicly traded partnership include expenses associated with annual and quarterly SEC reporting; tax return and Schedule K-1 preparation and distribution expenses; Sarbanes-Oxley compliance expenses; expenses associated with listing on the NYSE; independent auditor fees; legal fees; investor relations expenses; registrar and transfer agent fees; director and officer liability insurance costs and outside director compensation. These expenses are not reflected in our predecessors' historical consolidated financial statements or in the pro forma financial statements included elsewhere in this prospectus.

        The pro forma financial statements, upon which pro forma cash available for distribution is based, do not purport to present our results of operations had the transactions contemplated in this prospectus actually been completed as of the dates indicated. Furthermore, cash available for distribution is a cash accounting concept, while our pro forma financial statements have been prepared on an accrual basis. We derived the amounts of pro forma cash available for distribution shown above in the manner described in the table below. As a result, the amount of pro forma cash available for distribution should only be viewed as a general indication of the amount of cash available for distribution that we might have generated had we been formed and completed the transactions contemplated in this prospectus in earlier periods. Please see our unaudited pro forma condensed combined financial statements included elsewhere in this prospectus.

        The following table illustrates, on a pro forma basis, for the year ended December 31, 2012, the amount of available cash (without any reserve) that would have been available for distribution to our unitholders, assuming that the offering had been consummated on January 1, 2012. Each of the adjustments is explained in further detail in the footnotes to such adjustments. Unaudited pro forma cash available for distribution for the year ended December 31, 2012 was derived from the unaudited pro forma condensed combined financial statements included elsewhere in this prospectus.

 Unaudited Pro Forma Cash Available for Distribution

Year Ended December 31, 2012
(in millions, except per unit data)
Pro Forma Net Income	$31.0
Add:
Provision for state franchise/margin taxes	0.2
Interest expense(1)	7.3
Other expense (income)(2)	0.5
Depreciation, depletion and amortization expense	13.3

Pro Forma Adjusted EBITDA	$52.3
Less:
Incremental annual general and administrative expenses of being a publicly traded partnership(3)	3.5
Cash interest expense(1)	6.4
Customer advance liability payments(4)	10.1
Capitalized lease principal payments(5)	1.4
Maintenance capital expenditures(6)	3.0
Growth capital expenditures(7)	38.8
Add:
Borrowings to offset customer advance liability payments(4)	10.1
Borrowings to offset capitalized lease principal payments(5)	1.4
Borrowings to fund growth capital expenditures	38.8

Pro Forma Cash Available for Distribution by Emerge Energy Services LP	$39.4

Common units outstanding	23.2
Pro forma cash available for distribution per unit	$1.70

(1)
Pro forma interest expense consists of borrowings of $102.8 million under our revolving credit facility at an interest rate of 3.78% (with a 0.375% unused line commitment fee), $2.4 million of capital lease interest, and $0.8 million of amortization of deferred financing costs incurred in connection with this offering.

(2)
For the year ended December 31, 2012, AEC incurred a $0.8 million litigation settlement expense, offset by $0.2 million of other income at SSS and Direct Fuels.

(3)
Reflects estimated cash expense associated with being a publicly traded partnership, such as expenses associated with annual and quarterly SEC reporting; tax return and Schedule K-1 preparation and distribution expenses; Sarbanes-Oxley compliance expenses; expenses associated with listing on the NYSE; independent auditor fees; legal fees; investor relations expenses; registrar and transfer agent fees; director and officer liability insurance costs; and outside director compensation.

(4)
Certain customers prepaid for future sand deliveries to fund a portion of our New Auburn facility construction costs. As we sell sand to these customers, we recognize a reduction of customer prepaid sale liabilities through non-cash revenues. Because this portion of our revenues is non-cash, we have deducted the customer advance liability payments from our Pro Forma Adjusted EBITDA in computing our Pro Forma Cash Available for Distribution. As of December 31, 2012, we have $4.0 million of customer advance liabilities. We expect these obligations to be fully satisfied by October 2013 and assume that we would have borrowed amounts equivalent to such expected non-cash revenues during the historical periods presented. Accordingly, we have added back such amounts in determining our estimated Pro Forma Cash Available for Distribution for the historical periods presented.

(5)
Represents capital lease principal payments to Fred Weber, Inc., which we deduct from our Pro Forma Adjusted EBITDA in computing our Pro Forma Cash Available for Distribution for the backcast period. We assume that we would have satisfied such payments through borrowings under our revolving credit facility during the historical periods presented. Accordingly, we have added back such amounts in determining our estimated Pro Forma Cash Available for Distribution for the historical periods presented.

(6)
Maintenance capital expenditures are capital expenditures required to maintain, over the long term, our asset base, operating income or operating capacity.

(7)
Growth capital expenditures are capital expenditures made to increase, over the long term, our asset base, operating income or operating capacity.

(8)
Includes distributions on common units awarded pursuant to the 2013 Long-Term Incentive Plan at the closing of this offering.

 Estimated Cash Available for Distribution for the Twelve Months Ending March 31, 2014

        We forecast that our estimated cash available for distribution for the twelve months ending March 31, 2014 will be approximately $65.0 million. We can give you no assurance that our assumptions will be realized or that we will generate any available cash, in which event we will not be able to pay quarterly cash distributions on our common units.

        We have not historically made public projections as to future operations, earnings or other results of our business. However, our management has prepared the forecast of estimated cash available for distribution and related assumptions set forth below to present our expectations regarding our ability to generate approximately $65.0 million of cash available for distribution for the twelve months ending March 31, 2014. For additional context, the discussion of our forecasted results for the twelve months ending March 31, 2014 includes a comparison with our pro forma results for the year ended December 31, 2012, which are derived from our pro forma unaudited condensed combined financial statements included elsewhere in this prospectus.

        This forecast is a forward-looking statement and should be read together with the historical consolidated and pro forma unaudited condensed financial statements and the accompanying notes included elsewhere in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The accompanying prospective financial information was not prepared with a view toward complying with the published guidelines of the SEC or guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of our management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management's knowledge and belief, the expected course of action and our expected future financial performance. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this prospectus are cautioned not to place undue reliance on the prospective financial information. Please read "Forward Looking Statements" beginning on page 237.

        The prospective financial information included in this prospectus has been prepared by, and is the responsibility of, our management. Neither our independent registered public accounting firm, nor any other independent accountants have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The reports of our independent registered public accounting firm included in this prospectus relate to our predecessor's and Direct Fuels' historical financial statements, and those reports do not extend to the prospective financial information and should not be read to do so.

        When considering our financial forecast, you should keep in mind the risk factors and other cautionary statements under "Risk Factors." The assumptions and estimates underlying the forecast are inherently uncertain and, although we consider them reasonable as of the date of this prospectus, are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the forecast, including, among others, risks and uncertainties contained in "Risk Factors." These uncertainties and risks may be greater with respect to forecasts on a quarterly basis. Accordingly, there can be no assurance that the forecast is indicative of our future performance or that actual results will not differ materially from those presented in the forecast.

        We do not undertake any obligation to release publicly the results of any future revisions we may make to the financial forecast or to update this financial forecast to reflect events or circumstances after the date of this prospectus. In light of this, the statement that we believe that we will have sufficient available cash to allow us to pay the forecasted quarterly distributions to all of our unitholders for the twelve months ending March 31, 2014, should not be regarded as a representation by us, the underwriters or any other person that we will make such distribution. Therefore, you are cautioned not to place undue reliance on this information.

 Estimated Cash Available for Distribution

	Three Months Ending				Twelve Months Ending March 31, 2014
	June 30, 2013	September 30, 2013	December 31, 2013	March 31, 2014
	(in millions)
Statement of Income Data:
Revenues	$254.1	$254.8	$258.6	$258.9	$1,026.4
Operating expenses:
Cost of goods sold(1)	232.5	231.6	235.6	233.6	933.3
Selling, general and administrative(2)	4.5	4.4	4.4	4.9	18.2
Cash-based compensation awards(3)	10.3	—	—	—	10.3
Depreciation, depletion and amortization	4.5	4.5	4.5	4.6	18.1

Total operating expenses	251.8	240.5	244.5	243.1	979.9

Operating income (loss)	2.3	14.3	14.1	15.8	46.5
Interest expense	(1.8)	(1.9)	(1.9)	(1.7)	(7.3)
Provision for state franchise/margin taxes	—	—	—	(0.1)	(0.1)

Net Income (loss)	$0.5	$12.4	$12.2	$14.0	$39.1

Plus:
Interest expense	1.8	1.9	1.9	1.7	7.3
Provision for state franchise/margin taxes	—	—	—	0.1	0.1
Depreciation, depletion and amortization	4.5	4.5	4.5	4.6	18.1

Estimated Adjusted EBITDA	$6.8	$18.8	$18.6	$20.4	$64.6

Less:
Interest expense	(1.8)	(1.9)	(1.9)	(1.7)	(7.3)
Customer advance liability payments(4)	(1.5)	—	—	—	(1.5)
Capitalized lease principal payments(5)	(0.3)	(0.9)	(0.8)	(0.7)	(2.7)
Maintenance capital expenditures(6)	(0.9)	(0.5)	(0.5)	(0.7)	(2.6)
Growth capital expenditures(7)	(3.6)	(0.5)	(0.3)	(0.3)	(4.7)
Add:
Proceeds retained from this offering to fund cash-based compensation awards(3)	10.3	—	—	—	10.3
Borrowings to offset customer advance liability payments(4)	1.5	—	—	—	1.5
Borrowings to offset capitalized lease principal payments(5)	0.3	0.9	0.8	0.7	2.7
Available cash and borrowings to fund growth capital expenditures(7)	3.6	0.5	0.3	0.3	4.7

Estimated Cash Available for Distribution	$14.4	$16.4	$16.2	$18.0	$65.0

Common units outstanding	23.2	23.2	23.2	23.2	23.2
Estimated cash available for distribution per unit	$0.62	$0.71	$0.70	$0.77	$2.80

(1)
Cost of goods sold is calculated by adding the cost of fuel or sand, as applicable, and non-capitalized operations and maintenance expense.

(2)
Includes $3.5 million of estimated incremental annual cash expense associated with being a publicly traded partnership, such as expenses associated with annual and quarterly SEC reporting; tax return and Schedule K-1 preparation and distribution expenses; Sarbanes-Oxley compliance expenses; expenses associated with listing on the NYSE; independent auditor fees; legal fees; investor relations expenses; registrar and transfer agent fees; director and officer insurance liability costs, and director compensation.

(3)
In connection with the closing of this offering, approximately $10.3 million of cash compensation will become payable to certain members of the management of our subsidiaries. We will make a cash payment to our management using a portion of the net proceeds of this offering.

(4)
Certain customers prepaid for future sand deliveries to fund a portion of the New Auburn facility construction costs. As we sell product to these customers, the cash we receive is less than the revenues recognized, with the difference treated as a reduction of customer advances. Because this portion of our revenues is non-cash, we have deducted the customer advance liability payments from our Adjusted EBITDA in computing our cash available for distribution. We expect these obligations to be fully satisfied by the end of the calendar year 2013 and have assumed that we will borrow amounts equivalent to such expected non-cash revenues during each quarter of the forecast period. Accordingly, we have added back such borrowed amounts to determine our estimated cash available for distribution for the forecast period.

(5)
A portion of the cost we pay to Fred Weber to process sand at our wet plant is recorded as cost of goods sold and a portion is recorded as a capital lease payment. The capital lease principal payments have been deducted from our Adjusted EBITDA in computing our cash available for distribution for the forecast period. We have assumed that we will satisfy such payments through borrowings under our revolving credit facility during each quarter of the forecast period. Accordingly, we have added back such borrowed amounts to determine our estimated cash available for distribution for the forecast period.

(6)
Maintenance capital expenditures are capital expenditures required to maintain, over the long term, our asset base, operating income or operating capacity.

(7)
Growth capital expenditures are capital expenditures made to increase, over the long term, our asset base, operating income or operating capacity.

Assumptions and General Considerations

        While the assumptions described in this prospectus are not all-inclusive, the assumptions listed below are those that we believe are significant to our forecasted results of operations, and any assumptions not discussed below were not deemed significant. We believe our actual results of operations will approximate those reflected in our forecast, but we can give no assurance that our forecasted results, including the anticipated commencement dates of our growth projects, will be achieved.

        While we believe that these assumptions are reasonable in light of our management's current expectations concerning future events, the estimates underlying these assumptions are inherently uncertain and are subject to significant business, economic, regulatory, environmental and competitive risks and uncertainties that could cause actual results to differ materially from those we anticipate. If our assumptions are not correct, the amount of actual cash available to pay distributions could be substantially less than the amount we currently estimate and could, therefore, be insufficient to allow us to pay the forecasted cash distribution, or any amount, on our outstanding common units, in which event the market price of our common units may decline substantially. When reading this section, you should keep in mind the risk factors and other cautionary statements under the headings "Risk Factors" and "Cautionary Note Regarding Forward-Looking Statements." Any of the risks discussed in this prospectus could cause our actual results to vary significantly from our estimates.

        Based on a number of specific assumptions, we believe that, following completion of this offering, we will generate available cash in an amount sufficient to allow us to pay $2.80 per common unit on all of our outstanding units for the twelve months ending March 31, 2014. We believe that our assumptions, which include the following, are reasonable:

        Commencement of Operations at Our Barron County Facility.    In order to accommodate increasing demand for our northern Ottawa white frac sand, we have acquired the mineral rights to five adjacent mineral deposits in Barron County, Wisconsin that together account for 342 acres and that contain approximately 29.8 million tons of proven recoverable sand reserves, based on the report of our third-party independent mining engineers. Our Barron County facility was constructed to consist of a wet plant with the capacity to process 1.2 million tons of wet sand per year and a dry plant with the capacity to process 2.4 million tons of dry sand per year in gradations of 16/30, 20/40, 30/50, 40/70 and 100 mesh. Both plants were completed in December 2012 and are fully operational. We expect to begin construction of a second wet plant at the Barron facility in the first half of 2014, which we expect will have the capacity to process up to 1.2 million tons of wet sand per year when completed.

        Revenues.    We estimate that our total revenues for the twelve months ending March 31, 2014 will be approximately $1,026.4 million, compared to our pro forma total revenues of approximately $956.9 million for the year ended December 31, 2012. Our forecast of total revenues is based on the following assumptions:

  •
  Sand.  We estimate that our Sand revenues for the twelve months ending March 31, 2014 will be $142.8 million, compared to $66.7 million for the year ended December 31, 2012. This increase is primarily attributable to the increased production volume resulting from the operation of our Barron County facility. More specifically, our New Auburn sales are expected to be approximately 1,012,000 tons during the twelve months ending March 31, 2014 compared to approximately 1,061,000 tons during the year ended December 31, 2012 and 1,191,724 tons on an annualized run-rate basis for the last half of 2012. Of the 1,012,000 tons forecasted to be sold from our New Auburn plant in the twelve months ending March 31, 2014, approximately 74% are forecasted to be sold pursuant to take-or-pay contracts. The remaining forecasted New Auburn plant sales volumes are expected to be sold pursuant to fixed-volume sales contracts with other customers, purchases from our take-or-pay customers in excess of their contractual obligations or in the spot market. Our forecasted New Auburn sales volume for the twelve months ending March 31, 2014 is less than our annualized run rate sales volume for the last half of 2012 because our run rate sales include spot sales to recurring spot customers with whom we have since commenced contract discussions in addition to sales to our current contract customers who regularly purchased frac sand quantities in excess of their contractual volume. Forecasted sales volumes from our Barron County plant are 987,000 tons for the twelve months ending March 31, 2014, consisting of 506,000 tons of volume sold from our facilities, and 481,000 tons of volume sold from locations near our customers' drilling sites. We have contracted approximately 21% of this volume through long-term take-or-pay and fixed-volume contracts and have contracted approximately an additional 30% through efforts-based sales contracts. These totals do not include any efforts-based volumes under our long-term tolling agreement with Midwest Frac. We expect the majority of our non-contract sales to be sold from sites near our customers' drilling locations. In order to support these sales, we have established distribution centers at locations in northwestern Canada and northeastern United States shale plays. We believe this will enable us to broaden our customer base and, in some cases, we have already been able to secure multi-month purchase orders to support this anticipated sales volume. We have assumed prices for the frac sand sold pursuant to customer agreements based on the prices set forth in our existing agreements, which results in an average price of $53.29 per contracted ton for our Wisconsin facilities. We expect the average price for frac sand from our Wisconsin facilities sold on the spot market will be $56.00 per ton (before accounting for transportation revenue on tons sold from distribution sites within shale plays) for the twelve months ending March 31, 2014, which is 9% less than the average price we received from our non take-or-pay customers in the second half of 2012.

  •
  Fuel Processing and Distribution.  We estimate that our Fuel Processing and Distribution revenues for the twelve months ending March 31, 2014 will be $883.6 million, compared to $890.2 million for the year ended December 31, 2012. This decrease is primarily attributable to projected increases in the volumes of wholesale fuel sold offset by fuel price decreases. We expect our average selling price per gallon to decrease by approximately 2% from $3.11 in 2012 to $3.03 for the twelve months ending March 31, 2014. We expect our refined product volume to increase by approximately 2% compared to the year ended December 31, 2012 as a result of higher transmix volumes in the Dallas-Fort Worth and Birmingham markets.

        Cost of Goods Sold.    We estimate that our total cost of goods sold for the twelve months ending March 31, 2014 will be approximately $933.3 million, compared to our pro forma cost of goods sold of approximately $890.6 million for the year ended December 31, 2012. Our forecast of costs of goods sold is based on the following assumptions:

  •
  Sand.  Our Sand cost of goods sold consists of labor expenses, utility and fuel costs, repairs and maintenance expenses, and health, safety and environmental related costs, among others. We estimate that our cost of goods sold will be $77.2 million for the twelve months ending

    March 31, 2014, compared to $27.4 million for the year ended December 31, 2012. A small portion of the cost increase is expected to result from contractual price increases in our vendor contracts and our assumption that non-contracted costs will rise in line with historical inflation averages. The majority of the increase is attributable to the increase in forecasted sales volume and the approximately 481,000 tons of frac sand that management anticipates selling from locations in shale plays close to our customers' drilling locations. For such sales, we must bear the cost of transporting product to a storage location in the shale play. In return, the customer will pay us a fee intended to reimburse us for our transportation costs and to compensate us for the supply chain services provided.

  •
  Fuel Processing and Distribution.  Our Fuel Processing and Distribution cost of goods sold consists primarily of the cost of fuel, but also contains labor expense, various operating expenses as well as the cost of inbound freight. We estimate that our cost of goods sold will be approximately $856.1 million for the twelve months ending March 31, 2014, compared to approximately $863.2 million for the year ended December 31, 2012. This decrease is primarily attributable to a projected decrease in the cost of fuel offset by higher fuel volumes. Our cost per gallon sold is forecast to decrease from $2.99 to $2.91 per gallon.

        Selling, General and Administrative.    We estimate that our selling, general and administrative expenses will be $18.2 million for the twelve months ending March 31, 2014, compared to our pro forma selling, general and administrative expense of $14.0 million for the year ended December 31, 2012. This increase includes the $3.5 million of incremental selling, general and administrative expenses that we expect to incur annually as the result of being a publicly traded partnership but which has not been allocated between our Sand and Fuel Processing and Distribution segments. Our estimate does not include any amounts for potential cash-based compensation awards pursuant to our 2013 Long-Term Incentive Plan. Our forecast of selling, general and administrative expense is based on the following assumptions:

  •
  Sand.  We estimate that our Sand selling, general and administrative expenses will be $7.4 million for the twelve months ending March 31, 2014, compared to $5.5 million for the year ended December 31, 2012. Projected increases in selling, general and administrative expenses are largely attributable to higher expenses that we will incur as a result of additional finance, engineering and logistics personnel that have been hired to support our Barron County facility. We believe we will be able to capitalize on our current scale and existing infrastructure to improve margins with incremental growth, and we do not expect our selling, general and administrative expenses to increase proportionately, beyond the above noted expenses, as we expand production at our Barron County facility. We expect the cost structure of our Barron and New Auburn facilities to be roughly equivalent.

  •
  Fuel Processing and Distribution.  We estimate that Fuel Processing and Distribution selling, general and administrative expenses will be approximately $7.3 million for the twelve months ending March 31, 2014, compared to approximately $8.5 million for the year ended December 31, 2012. This projected decrease of $1.2 million in estimated selling, general and administrative expense is primarily attributable to lower professional fees for the twelve months ending March 31, 2014.

        Cash-Based Compensation Awards.    In connection with the closing of this offering, approximately $10.3 million of cash compensation will become payable to certain members of the management of our subsidiaries. We will make a cash payment to our management upon closing of this offering using a portion of the net proceeds of this offering.

        Depreciation, Depletion and Amortization.    We estimate that our depreciation, depletion and amortization expenses will be $18.1 million for the twelve months ending March 31, 2014, compared to our pro forma depreciation, depletion and amortization of $13.3 million for the year ended December 31, 2012. Our forecast of depreciation, depletion and amortization is based on the following assumptions:

  •
  Sand.  We estimate that our Sand depreciation, depletion and amortization expense will be $10.2 million for the twelve months ending March 31, 2014, compared to $6.4 million for the year ended December 31, 2012. The expected increase is attributable to the completion of our Barron County facility in December 2012. Estimated depreciation expense is computed over the estimated useful lives of our fixed assets, which are based on consistent average depreciable asset lives and methodologies. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Depreciation Methods and Estimated Useful Lives of Property, Plant and Equipment and Depletion" beginning on page 120.

  •
  Fuel Processing and Distribution.  We estimate that our Fuel Processing and Distribution depreciation and amortization expense will be approximately $7.9 million for the twelve months ending March 31, 2014, compared to $6.9 million for the year ended December 31, 2012. Depreciation expense is expected to increase due to the addition of two new storage tanks at our Dallas-Fort Worth facility and a vapor recovery system at our Birmingham, Alabama facility during 2012, as well as the impact of the step up in value of Direct Fuels' assets. This will be partially offset by the fact that certain assets will become fully depreciated in 2013.

        Financing.    We estimate that our interest expense will be $7.3 million for the twelve months ending March 31, 2014, compared to our pro forma interest expense of $7.3 million for the year ended December 31, 2012. We expect our revolving credit facility interest expense to increase due to an increase in the average borrowing to $123.4 million during the forecast period compared to $102.8 million for the year ended December 31, 2012 offset by lower capital lease interest. In addition, during the forecast period, additional borrowings will fund principal and imputed interest payments on our capital lease with Fred Weber. We expect to make additional borrowings during the forecast period equivalent to the non-cash revenue associated with customer prepayments.

        Capital Expenditures.    We estimate that our capital expenditures will be $7.3 million for the twelve months ending March 31, 2014, compared to our pro forma capital expenditures of $41.8 million for the year ended December 31, 2012. Our forecast of capital expenditures is based on the following assumptions:

  •
  Sand.  We estimate that our Sand growth capital expenditures and maintenance capital expenditures will be $4.6 million and $1.6 million, respectively, for the twelve months ending March 31, 2014, compared to $37.8 million and $1.2 million, respectively, for the year ended December 31, 2012. Growth capital expenditures beyond our forecast period are anticipated to support incremental infrastructure expansions that will improve our production planning and logistics capabilities and that will further position us to capitalize upon growth opportunities we anticipate will develop within our current customer portfolio. After the closing of this offering, we expect to fund growth capital expenditures with funds generated from our operations, borrowings under our anticipated new revolving credit facility and the issuance of additional equity and debt securities. For purposes of this forecast, we have assumed that we will fund all of the forecasted growth capital expenditures with borrowings under our anticipated new revolving credit facility.

    The majority of our maintenance capital expenditures will be spent on the replacement and refurbishment of wet plant and dry plant equipment that becomes damaged due to the naturally abrasive qualities of the sand we process.

  •
  Fuel Processing and Distribution.  We estimate that our Fuel Processing and Distribution growth capital expenditures and maintenance capital expenditures will be $0.1 million and $1.0 million, respectively, for the twelve months ending March 31, 2014, compared to $1.0 million and $1.8 million, respectively, for the year ended December 31, 2012. Capital expenditures were higher in the year ended December 31, 2012 as a result of a one-time growth capital expenditure related to AEC's vapor recovery unit and truck fuel loading rack upgrades. We expect to fund maintenance capital expenditures from cash generated by our operations.

        General Assumptions.    Our forecast for the twelve months ending March 31, 2014 is based on the following significant assumptions related to regulatory, industry and economic factors:

  •
  There will not be any new federal, state or local regulation of the portions of the energy industry in which we operate, or a new interpretation of existing regulation, that will be materially adverse to our business.

  •
  There will not be any major adverse change in our business, in the portions of the energy industry that we serve, or in general economic conditions, including in the levels of crude oil and natural gas production and demand in the geographic areas that we serve.

  •
  There will not be any material accidents, weather-related incidents, unscheduled downtime or similar unanticipated events with respect to our facilities or those of third parties on which we depend.

  •
  Although we may undertake projects where opportunities arise, for the purposes of this forecast no acquisitions or other significant growth capital expenditures are reflected (other than as described above).

  •
  Market, insurance and overall economic conditions will not change substantially.

  •
  Our customers subject to take-or-pay and fixed-volume commitments will fully perform under their contractual arrangements with us.

        While we believe that our assumptions supporting our estimated Adjusted EBITDA and cash available for distribution for the twelve months ending March 31, 2014 are reasonable in light of management's current beliefs concerning future events, the assumptions are inherently uncertain and are subject to significant business, economic, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those we anticipate. Such forward-looking statements are based on assumptions and beliefs that our management believes to be reasonable; however, assumed facts almost always vary from actual results, and the differences between assumed facts and actual results can be material, depending upon the circumstances. Where we express an expectation or belief as to future results, that expectation or belief is expressed in good faith and based on assumptions believed to have a reasonable basis. It cannot be assured, however, that the stated expectation or belief will occur or be achieved or accomplished. If our assumptions are not realized, the actual Adjusted EBITDA and cash available for distribution that we generate could be substantially less than that currently expected and could, therefore, be insufficient to permit us to make the full forecasted quarterly distributions on all of our units for the twelve months ending March 31, 2014, in which event the market price of our common units may decline materially. Please read "Risk Factors" beginning on page 29 and "Forward Looking Statements" beginning on page 237.

PROVISIONS OF OUR PARTNERSHIP AGREEMENT RELATING TO CASH DISTRIBUTIONS

        Set forth below is a summary of the significant provisions of our partnership agreement that relate to cash distributions.

Distributions of Available Cash

        General.    Within 60 days after the end of each quarter, beginning with the quarter ending June 30, 2013, we expect to make distributions, as determined by the board of directors of our general partner, to unitholders of record on the applicable record date.

        Common Units Eligible for Distributions.    Upon closing of this offering, we will have                        common units outstanding. Each common unit will be allocated a portion of our income, gain, loss deduction and credit on a pro forma basis and each common unit will be entitled to receive distributions (including upon liquidation) in the same manner as each other unit.

        Method of Distributions.    We will distribute available cash to our unitholders, pro rata; provided, however, that our partnership agreement allows us to issue an unlimited number of additional equity interests of equal or senior rank. Our partnership agreement permits us to borrow to make distributions, but we are not required and do not intend to borrow to pay quarterly distributions. Accordingly, there is no guarantee that we will pay any distribution on the units in any quarter.

        We do not have a legal obligation to pay distributions, and the amount of distributions paid under our policy and the decision to make any distribution is determined by the board of directors of our general partner. Moreover, we may be restricted from paying distributions of available cash by the instruments governing our indebtedness. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources."

        General Partner Interest.    Upon the closing of this offering, our general partner will own a non-economic general partner interest and therefore will not be entitled to receive cash distributions. However, it may acquire common units and other equity interests in the future, and will be entitled to receive pro rata distributions therefrom.

SELECTED HISTORICAL AND PRO FORMA FINANCIAL AND OPERATING DATA

        We were formed in April 2012 and do not have historical financial operating results. Upon the consummation of this offering, SSS, AEC and Direct Fuels will be contributed to us and we will own and operate their businesses. SSS and AEC, which together constitute our predecessor for accounting purposes, are, prior to completion of this offering, under the common control of a private equity fund managed and controlled by Insight Equity and, as a result, their contribution to us will be recorded as a combination of entities under common control, whereby the assets and liabilities sold and contributed are recorded based on their historical carrying value for all periods presented. Direct Fuels is not under common control with SSS and AEC and, as a result, the contribution of Direct Fuels to us will be accounted for as an acquisition, whereby the assets and liabilities sold and contributed are recorded at their fair values on the date of contribution.

        The selected historical financial and operating data as of December 31, 2010, 2011, and 2012 and for the years then ended are derived from the audited historical consolidated financial statements of SSS and AEC included elsewhere in this prospectus.

        Our selected pro forma financial and operating data as of December 31, 2012 and for the year ended December 31, 2012 are derived from the unaudited pro forma financial statements of Emerge Energy Services, the unaudited pro forma condensed combined financial statements of our predecessor and the audited historical consolidated financial statements of Direct Fuels included elsewhere in this prospectus. Our unaudited pro forma financial and operating data consist of the combined results of SSS and AEC as if such combination occurred on January 1, 2010 and give effect to the acquisition of Direct Fuels as if such acquisition occurred on December 31, 2012 for pro forma balance sheet purposes and on January 1, 2012 for the purposes of all other pro forma financial statements. We have not given pro forma effect to incremental selling, general and administrative expenses of approximately $3.5 million that we expect to incur annually as the result of being a publicly traded partnership.

        You should read the following tables in conjunction with "Summary—Partnership Structure and Offering-Related Transactions" beginning on page 14, "Use of Proceeds" on page 61, "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 88, and the historical consolidated financial statements and unaudited pro forma condensed combined financial statements and the notes thereto included elsewhere in this prospectus. Among other things, the historical consolidated financial statements and unaudited pro forma financial statements include more detailed information regarding the basis of presentation for the following information.

        The following tables present a non-GAAP financial measure, Adjusted EBITDA, which we use in evaluating the financial performance and liquidity of our business. This measure is not calculated or presented in accordance with GAAP. We explain this measure below and reconcile it to its most directly comparable financial measures calculated and presented in accordance with GAAP. For a discussion of how we use Adjusted EBITDA to evaluate our operating performance, please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—How We Evaluate Our Operations" beginning on page 93.

Selected Predecessor Historical Financial and Operating Data

	Predecessor Historical
	SSS			AEC
	Year Ended December 31,			Year Ended December 31,
	2010	2011	2012	2010	2011	2012
	(in thousands)
Statements of Operations Data:
Revenues	$17,131	$28,179	$66,697	$244,476	$349,309	$557,399
Operating expenses:
Cost of goods sold(1)	18,211	19,311	27,401	239,072	339,939	548,003
Selling, general and administrative	6,246	4,995	5,512	3,783	3,973	4,638
Depreciation, depletion and amortization	2,568	4,022	6,377	3,079	2,858	2,742
Provision for bad debts	702	—	57	330	—	—
Impairment of land	—	762	—	—	—	—
Equipment relocation costs	—	572	—	—	—	—
(Gain) loss on disposal of equipment	—	364	(33)	(180)	(111)	5

Total operating expenses	27,727	30,026	39,314	246,084	346,659	555,388

Operating income (loss)	(10,596)	(1,847)	27,383	(1,608)	2,650	2,011

Other expense (income):
Interest expense	980	1,835	10,619	3,892	1,536	813
Litigation settlement expense	—	—	—	—	—	750
Gain on extinguishment of trade payable	—	—	—	—	(1,212)	—
Gain from debt restructuring, net	—	—	—	—	(472)	—
Changes in fair market value of interest rate swap	—	—	—	(281)	(243)	—
Other expense (income)	—	42	(112)	(49)	(99)	(33)

Total other expense, net	980	1,877	10,507	3,562	(490)	1,530

Income (loss) before tax expense	(11,576)	(3,724)	16,876	(5,170)	3,140	481
Provision for state franchise and margin taxes	36	101	81	(1,051)	—	—

Net income (loss)	$(11,612)	$(3,825)	$16,795	$(4,119)	$3,140	$481

Balance Sheet Data (at period end):
Property, plant and equipment, less accumulated depreciation	$19,853	$36,310	$80,749	$43,113	$41,136	$40,102
Total assets	35,449	59,511	121,498	64,865	68,069	74,289
Total liabilities	65,223	92,877	138,069	61,604	42,483	48,222
Total Partners'/ members' equity	(29,774)	(33,366)	(16,571)	3,261	25,586	26,067
Cash Flow Data:
Net cash provided by (used in):
Operating activities	(1,298)	2,482	2,201	3,145	(6,088)	(1,065)
Investing activities	(1,384)	(13,912)	(37,690)	(152)	(842)	(1,384)
Financing activities	4,465	14,007	31,088	(1,003)	5,610	1,795
Other Financial Data:
Adjusted EBITDA	(7,326)	3,873	33,784	1,621	5,397	4,758
Capital Expenditures
Maintenance(2)	(328)	(748)	(1,248)	(353)	(226)	(1,272)
Growth(3)	(1,056)	(13,495)	(37,814)	—	(710)	(131)

Total	$(8,710)	$(10,370)	$(5,278)	$1,268	$4,461	$3,355

(1)
Cost of goods sold for AEC Holdings and SSS is calculated by adding the cost of fuel or sand, as applicable, and non-capitalized operations and maintenance expense.

(2)
Maintenance capital expenditures are capital expenditures required to maintain, over the long term, our asset base, operating income or operating capacity. The maintenance capital expenditure amounts set forth above are unaudited.

(3)
Growth capital expenditures are capital expenditures made to increase, over the long term, our asset base, operating income or operating capacity. The growth capital expenditure amounts set forth above are unaudited.

	Predecessor Historical
	SSS			AEC
	Year Ended December 31,			Year Ended December 31,
	2010	2011	2012	2010	2011	2012
	(unaudited, in thousands except for per unit data)
Operating Data:
Sand segment:
Sand production volume (metric tons)	184.1	382.0	1,222.4	—	—	—
Average price (per ton)(1)	$93.05	$73.77	$54.56	—	—	—
Average production cost (per ton)(2)	$98.92	$50.55	$22.41	—	—	—
Fuel Processing and Distribution segment:
Fuel Distribution (gallons)	—	—	—	102,375	111,172	176,451
Throughput (gallons)	—	—	—	364,007	358,706	352,585

(1)
Average price (per ton) equals revenues divided by total tons sold. The price per ton of northern Ottawa white frac sand sold from the Kosse facility includes a higher relative freight surcharge to cover the costs of transporting sand from Wisconsin to the Kosse facility. SSS's shift to selling northern Ottawa white frac sand directly from its Wisconsin facilities rather than through its Kosse, Texas facility is reflected in the decreasing average price (per ton) trend.

(2)
Average production cost (per ton) equals cost of goods sold divided by total tons sold. Because SSS incurs shipment costs when it transports northern Ottawa white frac sand from Wisconsin to the Kosse facility, SSS's shift to selling northern Ottawa white frac sand directly from its Wisconsin facilities rather than its Kosse, Texas facility is reflected in the decreasing average production cost (per ton) trend.

Selected Historical and Pro Forma Financial and Operating Data

	Pro Forma Predecessor SSS and AEC Historical Combined			Historical Direct Fuels			Pro Forma Emerge Energy Services
	Year Ended December 31,			Year Ended December 31,			Year Ended December 31,
	2010	2011	2012	2010	2011	2012	2012
							(unaudited)
	(in thousands)
Statements of Operations Data:
Revenues	$261,607	$377,488	$624,096	$225,249	$261,557	$332,767	$956,863
Operating expenses:
Cost of goods sold(1)	257,283	359,250	575,404	215,907	239,886	315,169	890,573
Selling, general and administrative	10,029	8,968	10,150	4,066	4,509	3,812	13,962
Depreciation, depletion and amortization(2)	5,647	6,880	9,119	964	959	1,032	13,301
Provision for bad debts	1,032	—	57	—	—	—	57
Impairment of land	—	762	—	—	—	—	—
Equipment relocation costs	—	572	—	—	—	—	—
(Gain) loss disposal of equipment	(180)	253	(28)	—	—	—	(28)

Total operating expenses	273,811	376,685	594,702	220,937	245,354	320,013	917,865

Operating income (loss)	(12,204)	803	29,394	4,312	16,203	12,754	38,998

Other expense (income):
Interest expense(3)	4,872	3,371	11,432	3,166	1,365	1,165	7,269
Litigation settlement	—	—	750	—	—	—	750
Gain on extinguishment of trade payable	—	(1,212)	—	1,779	—	—	—
Loss (gain) from debt restructuring	—	(472)	—	—	583	—	—
Changes in fair market value of interest rate swap	(281)	(243)	—	(97)	80	(46)	(46)
Other expense (income)	(49)	(57)	(145)	—	—	—	(145)

Total other expense, net	4,542	1,387	12,037	4,848	2,028	1,119	7,828

Income (loss) before tax expense	(16,746)	(584)	17,357	(536)	14,175	11,635	31,170
Provision for state franchise and margin taxes	(1,015)	101	81	30	220	82	163

Income (loss) from continuing operations	(15,731)	(685)	17,276	(566)	13,955	11,553	31,007

Income from discontinued operations	—	—	—	1,814	1,569	—	—
Gain (loss) on sale of discontinued operations	—	—	—	9,596	(70)	—	—

Net income (loss)	$(15,731)	$(685)	$17,276	$10,844	$15,454	$11,553	$31,007

Balance Sheet Data (at period end):
Property, plant and equipment, less accumulated depreciation	$62,966	$77,446	$120,851	$8,837	$8,423	$8,743	$139,478
Total assets	100,314	127,580	195,787	34,286	32,484	35,426	313,890
Total liabilities	126,827	135,360	186,291	31,513	20,507	29,564	159,604
Total partners'/ members' equity	(26,513)	(7,780)	9,496	2,773	11,977	5,862	154,286
Cash Flow Data:
Net cash provided by (used in)
Operating activities	1,847	(3,606)	1,136	(1,464)	19,200	11,183
Investing activities	(1,536)	(14,754)	(39,074)	15,748	6,433	(1,353)
Financing activities	3,462	19,617	32,883	(14,496)	(22,396)	(11,516)
Other Financial Data:
Adjusted EBITDA	(5,705)	9,270	38,542	5,276	17,162	13,786	52,328
Capital Expenditures:
Maintenance(4)	(681)	(974)	(2,520)	(184)	(336)	(458)
Growth(5)	(1,056)	(14,205)	(37,945)	(68)	(231)	(895)

Total	$(7,442)	$(5,909)	$(1,923)	$5,024	$16,595	$12,433

(1)
Cost of goods sold for AEC Holdings, Direct Fuels and SSS is calculated by adding the cost of fuel or sand, as applicable, and non-capitalized operations and maintenance expense.
(2)
The pro forma calculations assume the purchase price for Direct Fuels is estimated to be $110.0 million as of December 31, 2012 and balance sheet accounts have been adjusted to fair value accordingly. The purchase price includes the assumption of $17.1 million of current and long-term debt and an equity purchase value of $92.9 million. The purchase price does not include any additional debt that the Partnership may assume.
(3)
Pro forma interest expense consists of borrowings of $102.8 million under our revolving credit facility at an interest rate of 3.78% (with a 0.375% unused line commitment fee), $2.4 million of capital lease interest, and $0.8 million of amortization of deferred financing costs incurred in connection with this offering.
(4)
Maintenance capital expenditures are capital expenditures required to maintain, over the long term, our asset base, operating income or operating capacity. The maintenance capital expenditure amounts set forth above are unaudited.
(5)
Growth capital expenditures are capital expenditures made to increase, over the long term, our asset base, operating income or operating capacity. The growth capital expenditure amounts set forth above are unaudited.

	Pro Forma Predecessor SSS and AEC Historical Combined			Historical Direct Fuels			Pro Forma Emerge Energy Services
	Year Ended December 31,			Year Ended December 31,			Year Ended December 31,
	2010	2011	2012	2010	2011	2012	2012
	(unaudited, in thousands except for per unit data)
Operating Data:
Sand segment:
Sand production volume (metric tons)	184.1	382.0	1,222.4	—	—	—	1,222.4
Average price (per ton)(1)	$93.05	$73.77	$54.56	—	—	—	$54.56
Average production cost (per ton)(2)	$98.92	$50.55	$22.41	—	—	—	$22.41
Fuel Processing and Distribution segment:
Fuel Distribution (gallons)	102,375	111,172	176,451	93,156	83,408	108,178	284,629
Throughput (gallons)	364,007	358,706	352,585	70,788	74,792	110,480	463,065

(1)
Average price (per ton) equals revenues divided by total tons sold. The price per ton of northern Ottawa white frac sand sold from the Kosse facility includes a higher relative freight surcharge to cover the costs of transporting sand from Wisconsin to the Kosse facility. SSS's shift to selling northern Ottawa white frac sand directly from its Wisconsin facilities rather than through its Kosse, Texas facility is reflected in the decreasing average price (per ton) trend.

(2)
Average production cost (per ton) equals cost of goods sold divided by total tons sold. Because SSS incurs shipment costs when it transports northern Ottawa white frac sand from Wisconsin to the Kosse facility, SSS's shift to selling northern Ottawa white frac sand directly from its Wisconsin facilities rather than its Kosse, Texas facility is reflected in the decreasing average production cost (per ton) trend.

 Non-GAAP Financial Measures

        We include in this prospectus the non-GAAP financial measures of Adjusted EBITDA and operating working capital. Our management views Adjusted EBITDA as one of our primary financial metrics, and we track this item on a monthly basis both as an absolute amount and as a percentage of revenues compared to the prior month, year-to-date and prior year and to budget. Similarly, our management uses operating working capital to manage and evaluate the performance of certain non-capital structure balance sheet accounts on a real-time basis.

  Adjusted EBITDA

        We define Adjusted EBITDA generally as: net income plus interest expense, tax expense, depreciation, depletion and amortization expense, non-cash charges and unusual or non-recurring charges less interest income, tax benefits and selected gains that are unusual or non-recurring. Adjusted EBITDA is used as a supplemental financial measure by our management and external users of our financial statements, such as investors and commercial banks, to assess:

  •
  the financial performance of our assets without regard to the impact of financing methods, capital structure or historical cost basis of our assets;

  •
  the viability of capital expenditure projects and the overall rates of return on alternative investment opportunities;

  •
  our liquidity position and the ability of our assets to generate cash sufficient to make debt payments and to make distributions; and

  •
  our operating performance as compared to those of other companies in our industry without regard to the impact of financing methods and capital structure.

        We believe that Adjusted EBITDA provides useful information to investors because, when viewed with our GAAP results and the accompanying reconciliations, it provides a more complete understanding of our performance than GAAP results alone. We also believe that external users of our financial statements benefit from having access to the same financial measures that management uses in evaluating the results of our business. In addition, we expect that a metric similar to Adjusted EBITDA will be used by the lenders under our anticipated new revolving credit facility to measure our compliance with certain financial covenants.

        Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP. Moreover, our Adjusted EBITDA as presented may not be comparable to similarly titled measures of other companies. The following tables present a reconciliation of Adjusted EBITDA to net income and net cash provided by operating activities, our most directly comparable GAAP measures, for each of the periods indicated:

  Reconciliation of Historical Adjusted EBITDA to Net Income (Loss)

	Predecessor Historical
	SSS			AEC
	Year Ended December 31,			Year Ended December 31,
	2010	2011	2012	2010	2011	2012
	(in thousands)
Reconciliation of Adjusted EBITDA to net income (loss):
Net income (loss)	$(11,612)	$(3,825)	$16,795	$(4,119)	$3,140	$481
Depreciation, depletion and amortization expense	2,568	4,022	6,377	3,079	2,858	2,742
Income tax expense (benefit)	36	101	81	(1,051)	—	—
Interest expense, net	980	1,835	10,619	3,892	1,536	813
Changes in fair value of derivative instruments	—	—	—	(281)	(243)	—
Litigation settlement expense(1)	—	—	—	—	—	750
Gain on extinguishment of trade payable(2)	—	—	—	—	(1,212)	—
Gain from debt restructuring(3)	—	—	—	—	(472)	—
Other expense (income)	—	42	(112)	(49)	(99)	(33)
Provision for bad debts(4)	702	—	57	330	—	—
Impairment of land(5)	—	762	—	—	—	—
Equipment relocation costs(6)	—	572	—	—	—	—
(Gain) loss on disposal of equipment	—	364	(33)	(180)	(111)	5

Adjusted EBITDA	$(7,326)	$3,873	$33,784	$1,621	$5,397	$4,758

Reconciliation of Adjusted EBITDA to net cash provided by operating activities:
Net cash from (used for) operating activities	$(1,298)	$2,482	$2,201	$3,145	$(6,088)	$(1,065)
Changes in operating assets and liabilities	(5,816)	(1,210)	22,580	(4,607)	10,981	4,576
Litigation settlement expense(1)	—	—	—	—	—	750
Equipment relocation costs(6)	—	572	—	—	—	—
Income tax expense (benefit)	36	101	81	—	—	—
Interest expense, net	956	1,897	9,720	3,692	1,362	642
Interest converted to long-term debt(7)	(1,055)	—	(743)	(560)	(759)	—
Write-off of accounts receivable	—	(11)	57	—	—	—
Write-down of inventory	(149)	—	—	—	—
Other expense (income)	—	42	(112)	(49)	(99)	(33)
Provision for doubtful accounts	—	—	—	—	—	(112)

Adjusted EBITDA	$(7,326)	$3,873	$33,784	$1,621	$5,397	$4,758

(1)
Reflects AEC's settlement of litigation that alleged environmental damage to property located contiguous to its bulk fuel terminal facility. The settlement agreement extinguished all liabilities, if any, and included mutual releases between the parties.

(2)
Reflects AEC's settlement of a dispute with a supplier for less than the amount that had been reserved, which resulted in a gain in the amount of $1.2 million in 2011.

(3)
Reflects gain at AEC of $0.5 million in 2011 resulting from the restructuring of its debt obligations.

(4)
Reflects (a) a write-off at SSS in 2010 of a deposit to a supplier in the amount of $0.7 million and (b) a write-off of uncollectible accounts receivable at AEC in 2010 of $0.3 million.

(5)
Reflects an impairment charge in 2011 at SSS in the amount of $0.8 million against the carrying value of a non-business generating asset originally acquired as part of the SSS acquisition in 2008 that was sold in 2012.

(6)
Reflects the incurrence of costs in the amount of $0.6 million at SSS associated with relocating certain pieces of equipment from its Kosse, Texas facility to its New Auburn, Wisconsin facility in 2011.

(7)
Reflects a portion of interest owed by SSS and AEC in 2010, 2011 and 2012 that was added to the outstanding principal amount.

  Reconciliation of Pro Forma Adjusted EBITDA to Pro Forma Net Income (Loss)

	Pro Forma Predecessor SSS and AEC Combined			Historical Direct Fuels			Pro Forma Emerge Energy Services
	Year Ended December 31,			Year Ended December 31,			Year Ended December 31,
	2010	2011	2012	2010	2011	2012	2012
	(in thousands)
Reconciliation of Adjusted EBITDA to net income (loss):
Net income (loss)	$(15,731)	$(685)	$17,276	$10,844	$15,454	$11,553	$31,007
Discontinued operations	—	—	—	(11,410)	(1,499)	—	—
Depreciation, depletion and amortization expense(1)	5,647	6,880	9,119	964	959	1,032	13,301
Income tax expense (benefit)	(1,015)	101	81	30	220	82	163
Interest expense, net(2)	4,872	3,371	11,432	3,166	1,365	1,165	7,269
Changes in fair value of derivative instruments	(281)	(243)	—	(97)	80	(46)	(46)
Litigation expense settlement(3)	—	—	750	—	—	—	750
Gain on extinguishment of trade payable(4)	—	(1,212)	—	1,779	—	—	—
Gain (loss) from debt restructuring(5)	—	(472)		—	583	—	—
Other (income) expense	(49)	(57)	(145)	—	—	—	(145)
Provision for bad debts(6)	1,032	—	57	—	—	—	57
Impairment of land(7)	—	762	—	—	—	—	—
Equipment relocation costs(8)	—	572	—	—	—	—	—
(Gain) loss on disposal of equipment	(180)	253	(28)	—	—	—	(28)

Adjusted EBITDA	$(5,705)	$9,270	$38,542	$5,276	$17,162	$13,786	$52,328

Reconciliation of Adjusted EBITDA to net cash provided by operating activities:
Net cash from (used in) operating activities	$1,847	$(3,606)	$1,136	$(1,464)	$19,200	$11,183	$16,299
Earnings from Discontinued Operations(9)	—	—	—	(2,964)	(1,398)	—	—
Changes in operating assets and liabilities	(10,423)	9,771	27,156	5,608	(1,902)	1,741	28,897
Litigation expense settlement(3)	—	—	750	—	—	—	750
Equipment relocation costs(8)	—	572	—	—	—	—	—
Income tax expense (benefit)	36	101	81	30	220	82	163
Interest expense, net(2)	4,648	3,259	10,362	2,452	1,072	810	6,449
Interest converted to long-term debt(10)	(1,615)	(759)	(743)	—	—	—	—
Write-off of accounts receivable	—	(11)	57	—	—	—	57
Write-down of inventory	(149)	—	—	—	—	—	—
Other expense (income)	(49)	(57)	(145)	—	—	—	(145)
Provision for doubtful accounts	—	—	(112)	(30)	(30)	(30)	(142)
Realized loss on derivative financial instruments(11)	—	—	—	1,238	—	—	—
Costs associated with the sale of property, plant and equipment	—	—	—	406	—	—	—

Adjusted EBITDA	$(5,705)	$9,270	$38,542	$5,276	$17,162	$13,786	$52,398

(1)
The pro forma calculations assume the purchase price for Direct Fuels is estimated to be $110.0 million as of December 31, 2012, and balance sheet accounts and related amortization and depreciation have been adjusted to fair value accordingly. The purchase price includes the assumption of $17.1 million of current and long-term debt and an equity purchase value of $92.9 million. The purchase price does not include any additional debt that the Partnership may assume.

(2)
Pro forma cash interest consists of borrowings of $102.8 million under our revolving credit facility at an interest rate of 3.78% (with a 0.375% unused line commitment fee), $2.4 million of capital lease interest, and $0.8 million of amortization of deferred financing costs incurred in connection with this offering.

(3)
Reflects AEC's settlement of litigation that alleged environmental damage to property located contiguous to its bulk fuel terminal facility. The settlement agreement extinguished all alleged liabilities, and included mutual releases between the parties involved.

(4)
Reflects AEC's settlement of a dispute with a supplier for less than the amount that had been reserved, which resulted in a gain in the amount of $1.2 million in 2011.

(5)
Reflects (a) a gain at AEC of $0.5 million in 2011 resulting from the restructuring of its debt obligations and (b) a loss of $0.6 million from penalties related to Direct Fuels' prepayment of an outstanding subordinated debt obligation.

(6)
Reflects (a) a write-off at SSS in 2010 of a deposit to a supplier in the amount of $0.7 million and (b) a write-off of uncollectible accounts receivable at AEC in 2010 of $0.3 million.

(7)
Reflects an impairment charge in 2011 at SSS in the amount of $0.8 million against the carrying value of a non-business generating asset originally acquired as part of the SSS acquisition in 2008 that was sold in 2012.

(8)
Reflects the incurrence of costs in the amount of $0.6 million at SSS associated with relocating certain pieces of equipment from its Kosse, Texas facility to its New Auburn, Wisconsin facility in 2011.

(9)
Reflects earnings at Direct Fuels related to its ethanol and biodiesel businesses, which were sold in July 2010 and April 2011, respectively. All earnings in 2010 and 2011 related to those businesses were retroactively reclassified as discontinued operations for all periods presented.

(10)
Reflects a portion of interest owed by SSS and AEC in 2010, 2011 and 2012 that was added to the outstanding principal amount.

(11)
Reflects the refinancing by Direct Fuels of its outstanding indebtedness in 2010, including a realized loss of $1.2 million resulting from unwinding its interest rate swap positions.

  Operating Working Capital

        We define operating working capital as the amount by which the sum of accounts receivable, inventory, prepaid expenses and other current assets exceeds the sum of accounts payable, accrued expenses and income taxes payable. Our definition of operating working capital differs from "working capital," as defined by GAAP, primarily because it excludes balance sheet items that are related to the capital structure of the business such as the current portion of long-term debt as well as the current portion of the capitalized lease liabilities. These items are influenced to a large extent by long-term capital structuring decisions, whereas the items included in our definition of operating working capital tend to fluctuate on a monthly basis based upon decisions made by management and the operation of the business. As a result, management uses operating working capital when measuring the effectiveness with which these key balance sheet items are being managed on a real-time basis.

  Reconciliation of Operating Working Capital to Net Current Assets

        The following tables present a reconciliation of operating working capital to net current assets, the most directly comparable GAAP measure, for the ends of each of the periods indicated:

	Pro Forma Predecessor SSS and AEC Historical Combined			Historical Direct Fuels			Pro Forma Emerge Energy Services
	As of December 31,			As of December 31,			As of December 31,
	2010	2011	2012	2010	2011	2012	2012
	(unaudited)			(unaudited)			(unaudited)
	(in thousands)
Total current assets	$22,969	$36,348	$55,275	$24,768	$23,377	$25,316	$80,646
less: Total current liabilities	42,207	31,924	50,533	8,150	12,469	29,564	50,686

Net current assets (liabilities)	(19,238)	4,424	4,742	16,618	10,908	(4,248)	29,960
less: cash and cash equivalents	(5,264)	(6,521)	(1,465)	(992)	(4,229)	(2,544)	(14,000)
less: lease receivable	—	—	(1,579)	—	—	—	(1,579)
less: assets held for sale	—	(1,338)	—	(6,876)	—	—	—
plus: deferred revenue	—	—	801	—	—	—	801
plus: current portion of long-term debt	7,158	677	9,322	1,700	1,838	17,067	—
plus: current portion of capital lease liability	120	1,990	1,548	—	—	—	1,548
plus: current portion of advances from customers	—	7,968	4,043	—	—	—	4,043
plus: current portion of seller notes and subordinated debt	13,052	—	—	—	—	—	—

Operating working capital	$(4,172)	$7,200	$17,412	$10,450	$8,517	$10,275	$20,773

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        This Management's Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with the "Selected Historical and Pro Forma Financial and Operating Data" beginning on page 77 and the accompanying financial statements and related notes included elsewhere in this prospectus. Unless otherwise indicated, all references to financial or operating data on a pro forma basis gives effect to the transactions described under "Summary—Partnership Structure and Offering-Related Transactions" on page 14 and in the unaudited pro forma combined financial statements included elsewhere in this prospectus. The following discussion contains forward-looking statements that are based on beliefs of our management, as well as assumptions made by, and information currently available to, our management. Actual results may differ materially from those discussed in or implied by forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly in the sections entitled "Risk Factors" beginning on page 28 and "Forward Looking Statements" on page 234.

Overview

        We are a growth-oriented limited partnership recently formed by management and affiliates of Insight Equity to own, operate, acquire and develop a diversified portfolio of energy service assets. Our operations are organized into two service oriented business segments:

  •
  Sand, which primarily consists of mining and processing frac sand, a key component used in hydraulic fracturing of oil and natural gas wells; and

  •
  Fuel Processing and Distribution, which primarily consists of acquiring, processing and separating the transportation mixture, or transmix, that results when multiple types of refined petroleum products are transported sequentially through a pipeline.

We conduct our Sand operations through our subsidiary Superior Silica Sands LLC, or SSS, and our Fuel Processing and Distribution operations through our subsidiaries Insight Equity Acquisition Partners, LP, or Direct Fuels, and Allied Energy Company, LLC, or AEC. Following completion of this offering, our results of operations will be reported according to the segments we describe in this prospectus.

        Our Sand segment currently consists of advanced facilities in New Auburn, Wisconsin, Barron County, Wisconsin and Kosse, Texas that are optimized to exploit the reserve profile in place at each location and produce high-quality frac sand. Frac sand is a critical component sold to and used by oilfield service companies to stimulate and maintain the flow of hydrocarbons in oil and natural gas wells that utilize hydraulic fracturing techniques. Our Wisconsin sand reserves provide us access to a wide range of high-quality sand that meets or exceeds all API specifications and includes coarse sands such as 16/30, 20/40 and 30/50 mesh sands, which have become the preferred sand for oil and liquids-rich gas drilling applications due to their coarseness, conductivity, high crush strength and comparative cost advantages over resin-coated sand or ceramic alternatives. Through our Wisconsin sand facilities and their interconnectivity to rail and other logistics infrastructure, we believe we are one of only a select group of sand producers capable of efficiently delivering the most highly sought after types of frac sands to all major unconventional resource basins currently producing in the United States and Canada. Our locations in Wisconsin also provide our customers with economical access to barging terminals on the Mississippi River as well as access to Duluth, Minnesota, for loading onto ocean going vessels for international delivery. We also mine frac sand at our facility in Kosse, Texas that is processed into a high-quality, 100 mesh frac sand, generally used in dry gas drilling applications. As a result of the quality and diversity of our sand reserves, we have the operational flexibility to alter a portion of our produced sand mix to meet customer needs across different price environments.

        Our Fuel Processing and Distribution segment consists of our facilities in the Dallas-Fort Worth metropolitan area and in Birmingham, Alabama, which are operated by Direct Fuels and AEC,

respectively. Through this segment, we acquire transmix, which is a blend of different refined petroleum products that have become co-mingled in the pipeline transportation process, and process it into refined products such as conventional gasoline and low sulfur diesel. While a meaningful portion of our transmix business is conducted on a spot basis, we currently purchase approximately 63% of our supply of transmix pursuant to exclusive contracts having a volume-weighted average remaining duration of 17 months as of December 31, 2012. We design our contract structure to capture a stable margin, as the price differential between the indices at which we purchase transmix and wholesale supply and the sales price of the corresponding refined products tends to be stable. In addition to processing transmix and selling refined products, we provide a suite of complementary fuel products and services, including third-party terminaling services, the selling of wholesale petroleum products, certain reclamation services (which consist primarily of tank cleaning services) and blending of renewable fuels.

        For the year ended December 31, 2012 we generated unaudited pro forma Adjusted EBITDA and pro forma net income of approximately $52.3 million and $31.0 million, respectively, of which approximately $33.8 million of pro forma Adjusted EBITDA was attributable to our Sand segment and approximately $18.5 million of pro forma Adjusted EBITDA was attributable to our Fuel Processing and Distribution segment. We expect that as we continue to grow our business, our Sand segment will contribute a significant majority of our cash available for distribution in the future. For the definition of Adjusted EBITDA and reconciliations to its most directly comparable financial measures calculated and presented in accordance with GAAP, please read "Selected Historical and Pro Forma Financial and Operating Data—Non-GAAP Financial Measures" beginning on page 84, and for a discussion of how we use Adjusted EBITDA to evaluate our operating performance, please read "—How We Evaluate Our Operations" beginning on page 93.

How We Generate Our Revenues

  Sand Segment

        We derive our sales by mining, processing and distributing frac sand that our customers purchase in connection with the application of hydraulic fracturing techniques to oil and natural gas wells. As the majority of our sales volume is contracted for delivery at the mining facility such that customers bear shipping expenses, our sales are primarily a function of the price per ton realized at the point of sale and the volumes sold. Sand sold from our New Auburn facility is largely picked up by our customers at that facility. In connection with the commencement of operations at the Barron facility, we are now increasingly managing the logistics of shipping frac sand directly from that facility to the major oil producing basins. This provides our customers, for a fee, with readily available frac sand that can be picked up by truck from a site close to the well head. Our transportation revenues fluctuate based on a number of factors, including the volume of product we transport, service agreements with our customers, the mode of transportation utilized, the distance between our plants and customers, and the mode of transloading and storage utilized at the destination.

        We sell our products primarily under long-term take-or-pay or fixed-volume supply agreements with customers in the oil and gas proppants market. Our contracts with our two largest customers, Schlumberger and Baker Hughes, are take-or-pay supply agreements that are designed to enhance the stability of our cash flows and mitigate our direct exposure to commodity price fluctuations. In the event that Schlumberger fails to purchase the minimum annual volume set forth in its agreement with us, it will be obligated to pay us an amount designed to compensate us, in part, for our lost margins on the unpurchased minimum volumes for that year. If the agreement is terminated during a contract year, the amount due to us will be calculated based on the number of months in that year in which the agreement was in effect. In the event that Baker Hughes fails to purchase the minimum annual volume set forth in its long-term supply agreement with us, it will be obligated to pay us an amount designed to compensate us, in part, for our lost margins on the unpurchased minimum volumes for that year.

        We anticipate extending the term of the Baker Hughes agreement which expires in 2014 or, alternatively, replacing those sales volumes by entering into agreements with new customers. However, we may not be able to enter into new long-term contracts that contain take-or-pay provisions or on terms that are as favorable to us as our current take-or-pay contracts. Our current take-or-pay agreements define, among other commitments, the volume of product that our customers must purchase, the volume of product that we must provide, and the price that we will charge and that our customers will pay for each product. Prices under these agreements are generally fixed and subject to adjustment, upward or downward, only for certain changes in published producer cost indices or market prices. As a result, our realized prices may not grow or decline at rates consistent with broader industry pricing. For example, during periods of rapid price growth, our realized prices may grow more slowly than those of competitors, and during periods of price decline, our realized prices may decline from their current level but could outperform industry averages.

        At the time our two primary customers entered into take-or-pay supply agreements with us, these customers provided advance payments for future shipments aggregating $13.0 million ($4.0 million of these payments was recorded on the balance sheet as customer advances as of December 31, 2012) in exchange for cash discounts on the price charged per ton of sand. As a result, the cash we receive from these customers is less than the revenue we record for such sales. We anticipate the advances will be fully retired in the last half of 2013, thus eliminating the cash discount on purchased sand.

        We also sell our products through long-term fixed-volume supply agreements that commit customers to take a fixed volume of sand. Prices under these contracts are generally fixed, subject to adjustment based on certain changes in published producer cost indices or market prices. Unlike take-or-pay contracts, fixed-volume contracts do not include pre-determined liquidated damage penalties in the event the customer breaches the contract by failing to purchase the minimum contracted volume commitment.

        In a third type of contract, which we refer to as an efforts-based contract, our customer is required to use commercially reasonable efforts to purchase the quantities of sand set forth in the agreement. These long term efforts-based agreements contain pricing terms similar to those of our fixed-volume agreements and also do not include pre-determined liquidated damage provisions in the event the customer fails to purchase the quantity specified in the agreement. The customer's failure to purchase the quantity specified in an efforts-based agreement in a given year does not reduce the amount that the customer must use commercially reasonable efforts to purchase under that agreement in the following year.

        We have also entered into a tolling agreement pursuant to which we will provide dry sand conversion services for Midwest Frac for a fixed price per ton. Although the tolling agreement does not obligate Midwest Frac to use our dry sand conversion services, if Midwest Frac does not supply a minimum quantity of wet sand to us for conversion under the agreement, then our purchase price per ton of sand under our sand supply agreement with Midwest Frac will be retroactively reduced.

        Collectively, sales to customers with long-term take-or-pay sales agreements in 2012 accounted for approximately 89% of our total Sand segment sales volumes. Sales to fixed-volume customers comprised another 5% of our total Sand segment sales volumes, with sales to efforts-based and spot market customers constitutes the remaining 6%. As of December 31, 2012, our long-term take-or-pay agreements tied to New Auburn plant customers covered approximately 58% of our 1.3 million tons of the plant's annual production capacity, while 210,000 tons of the Barron dry plant's 2.4 million tons of capacity is committed to other contract customers under a combination of take-or-pay, long-term and fixed-volume contracts. Additionally, we believe that a combination of high quality sand reserves, a highly customizable production mix, efficient production operations and our broad portfolio of flexible supply chain solutions, including unit train delivery, provide us a competitive advantage when competing for sales volume in the spot market.

        We invoice the majority of our clients on a per shipment basis, although for some larger customers, we consolidate invoices weekly or monthly. Standard terms are net 30 days and our customers typically remit payment to us within 30 to 35 days of receiving an invoice. The amounts invoiced include the amount charged for the product, transportation costs (if paid by us) and, as applicable, costs for additional services, such as costs related to product transloading, storage and rail car maintenance, cleaning or storage.

        Due to sustained freezing temperatures in Wisconsin during winter months, it is common industry practice to halt excavation and wet plant operations during those months. As a result, our Wisconsin operations excavate and wash sand in excess of current delivery requirements during the months when our excavation and wet plant operations are ongoing. This excess sand is placed in stockpiles that feed our dry plant operations and fill customer orders throughout the year.

  Fuel Processing and Distribution Segment

        We derive substantially all of our Fuel Processing and Distribution revenues by selling petroleum products to local retailers, jobbers and end users in the Dallas-Fort Worth and Birmingham markets. In addition, we provide terminal throughput, reclamation, and certain freight services to our customers, which collectively constituted approximately 1% of our Fuel Processing and Distribution sales in 2012.

        We sell our fuel to a broad customer base using a mix of contract and spot sales. Our sales contracts define the price formula at which we sell to contract customers. While pricing for contract customers tends to be slightly below pricing for spot customers, our contract customers provide a consistent and reliable base of revenue. Pricing for contract customers is tied directly to daily fuel price indices and for other customers is based on market rates that approximate what other sellers of unbranded fuel are charging in the Dallas-Fort Worth and Birmingham markets on any given day. We design our contract structure to capture a stable margin, as the price differential between the indices at which we purchase transmix and wholesale supply and the sales price of the corresponding refined products tends to be stable. Approximately 62% of our fuel and wholesale fuel sold during the year ended December 31, 2012 was sold under contracts with a volume-weighted average remaining term of four months as of December 31, 2012. These contracts range in duration from month-to-month contracts to a contract with an 12-month remaining duration. Our customers do not typically distinguish whether the source of the product was from our transmix processing operations or from our purchases of wholesale fuel.

        Our terminal throughput customers pay us a fixed fee for every gallon of fuel that they sell across our truck rack. In addition, other fees may be charged for certain additives and injection services. We provide terminal services based on contracts that range in duration from month-to-month (approximately 70% of our customers as of December 31, 2012) to up to 30 months (30% of our customers as of December 31, 2012). We also provide reclamation services, primarily tank cleaning, on a fixed fee basis to our customers. We have a fleet of 15 tractors and 25 trailers that we use for hauling petroleum products and to support our reclamation business. These vehicles are used primarily for in-house activity but we also provide transportation services for outside customers.

        Invoices for fuel products are sent to our customers daily and our customers typically remit payment to us through our draw on their bank accounts 10 days after the invoice date.

The Costs of Conducting Business

  Sand Segment

        The principal expenses involved in conducting our business are labor costs, electricity and drying fuel costs, fees paid to our contract mine operator, transportation costs and maintenance and repair costs for our mining and processing equipment and facilities. Our fixed costs are relatively low and after we have satisfied our minimum purchase obligations, a large portion of the costs we incur in our

Sand segment are only incurred when we produce saleable frac sand. Consequently, our margins are generally insulated from increases or decreases in our sales volumes, as our costs of production as a percentage of revenues are relatively constant. We believe the majority of our operating costs have relatively stable prices associated with them, as we have either contractually fixed the unit cost of most critical cost components, such as the costs associated with extracting our minerals, trucking wet sand to our dry plants and the royalty payments relating to our sand reserves, or obtained the ability to pass on such costs to customers, subject to certain limitations. As our production levels increase, we do recognize some cost benefits associated with economies of scale.

        We have engaged Fred Weber, a specialized third party provider, to perform the mining operations at our New Auburn location and to satisfy a portion of our wet processing needs at that facility. Under our agreement with Fred Weber, we have agreed to purchase a minimum number of tons of washed sand from Fred Weber under take-or-pay conditions each year until the contract expires in September 2016. A portion of the cash payment we make to Fred Weber under the agreement is treated as a capital lease payment, given that we will own the plant at the end of the capital lease period. The cost of goods sold reflected in our financial statements includes only the portion of the payment to Fred Weber that is not attributable to the capital lease payment. Recognized contract mining and wet processing fees due to Fred Weber were our largest operating expenditure in 2012, accounting for approximately 17% of our revenues in that year. We anticipate Fred Weber will continue to represent a material portion of our cost structure for the next several years and have negotiated fixed rates, which adjust based on actual volume purchased, for the services we anticipate Fred Weber will provide during that time.

        Additionally, we incur expenses related to our corporate operations, including costs for selling and marketing; research and development; finance; legal; and environmental, health and safety functions of our Sand operations. These costs are principally driven by personnel expenses. In total, our selling, general and administrative costs represented approximately 9% of our Sand revenues in 2012.

        Direct plant labor costs represented approximately 3% of our Sand revenues in 2012. We do not employ any union labor.

        We capitalize the costs of our mining equipment and generally depreciate it over its expected useful life. Depreciation, depletion and amortization expenses represented approximately 10% of our Sand revenues for 2012. Preventive and remedial repair and maintenance costs that do not involve the replacement of major components of our equipment and facilities are expensed as incurred. These repair and maintenance costs can be significant due to the abrasive nature of our products and represented approximately 2% of our Sand revenues in 2012.

        We incur significant costs for electricity and drying fuel (principally natural gas) in connection with the operation of our processing facilities. Electricity and dryer fuel costs represented 1% and 2% of our Sand revenues in 2012, respectively, and all our plants are serviced by three-phase power and natural gas lines.

        We own or have long-term mineral rights leases for the frac sand that we mine and process. The mineral rights leases relating to our mineral reserves require us to pay a per ton royalty payment to the land owners and other third parties. Including the production facility in Barron County, Wisconsin, those payments range from $1.00 to $1.38 per ton of product shipped from the wet plant site to the dry plant location. Additionally, in order to secure access to an additional supply of coarse sand for the start-up of our Barron facility, we recently entered into a ten-year supply agreement with Midwest Frac under which we will be obligated to purchase at least 200,000 tons of wet sand per year from Midwest Frac's mine under take-or-pay conditions.

  Fuel Processing and Distribution Segment

        The cost of goods, which includes cost of fuel and labor, is the most significant expense that we incur (approximately 97% of operating costs in 2012). We purchase our transmix, wholesale fuel and other feedstocks based on several different regional price indices, the most important of which are Platts Gulf Coast gasoline and diesel price postings. The price of our purchases is set on the day that we purchase the product. We typically sell our fuel within 7 to 10 days of our purchase. When there are large surges in our supply of transmix, our holding period for inventory can increase but it tends to normalize within a short period. We use hedging products for our Fuel Processing and Distribution operations in order to stabilize our margins with respect to diesel and gasoline.

        Sale of products produced from our transmix operations represented approximately 41% of our fuel revenues in 2012. The majority of our transmix (63%) is purchased under exclusive supply contracts with a volume-weighted average remaining duration of approximately 17 months as of December 31, 2012. Wholesale fuel represents the remainder of our fuel purchases. This fuel is purchased under market based supply contracts ranging from 3 to 12 months in duration.

        Our reported fuel revenues and cost of fuel both include state and federal excise taxes that we collect on behalf of governmental bodies and then remit to them on a periodic basis. These taxes have no impact on our profitability. In 2012, we collected and remitted approximately $43.8 million of excise taxes.

        Other costs relating to selling, administrative, depreciation and amortization expenses collectively represented only 1% of operating costs in 2012.

How We Evaluate Our Operations

        Our management uses a variety of financial and operational metrics to analyze our performance. Our business is organized into our Sand segment and our Fuel Processing and Distribution segment. We evaluate the performance of these segments based on their volumes sold, gross profit per unit, segment gross profit, selling, general and administrative expenses and segment EBITDA. We view these metrics as important factors in evaluating our profitability and review these measurements frequently to analyze trends and make decisions.

        Sales volumes.    We view the total volume of refined products and frac sand that we sell as an important measure of our ability to effectively utilize our assets. Higher volumes improve profitability through the spreading of fixed costs over greater volumes. For our Sand segment, the ratio of sand sold that is tailored to dry gas applications versus oil and liquids-rich gas applications is important because changing commodity prices can influence spot market margins for each product set. Although winter weather impacts the months during which we can wash frac sand in Wisconsin, seasonality is not a significant factor in determining our ability to supply sand to our customers because we are able to sell frac sand year-round by accumulating a stockpile of wet sand during non-winter months and then dry-process and sell that sand during winter months. However, we may also be selling frac sand for use in oil- and gas-producing basins where severe weather conditions may curtail drilling activities and, as a result, our sales volumes to those areas may be adversely affected. For example, we could experience a decline in volumes sold and segment EBITDA for the second quarter relative to the first quarter each year due to seasonality of frac sand sales to customers in western Canada as sales volumes are generally lower during the months of April and May due to limited drilling activity as a result of that region's annual thaw. There are no significant seasonal factors that increase or decrease the sales of transmix in any given quarter. For a discussion of the impact of weather on our Sand operations, please read "Risk Factors—Our cash flows fluctuate on a seasonal basis and severe weather conditions could have a material adverse effect on our business" beginning on page 36.

        Gross profit per unit.    The product margin per gallon that we realize for selling gasoline or diesel is the difference between the price that we pay to buy the product, including the cost of inbound transportation, the cost of any additives that may be blended with the product, certain direct operating and maintenance expenses, and the price at which we sell that product to our customers. We believe this is the best measure of the profitability of each gallon of our refined product. The product margin for frac sand is the difference between the cost to mine each ton of sand considering both the wet and dry operations and the price at which we sell each ton as determined by our sales contracts or by the then prevailing market price if it is a spot sale. When we sell product to the customer at a location near the drill site, our margin is incrementally impacted by the price we receive for the supply chain services rendered, net of our transportation, transload, and storage costs.

        Segment gross profit.    Segment gross profit is a key metric that management uses to evaluate our operating performance. This measure is a good estimate of our variable product contribution.

        Selling, general and administrative expenses.    In addition to the foregoing measures, we also monitor our selling, general and administrative expenses. These costs represent a small portion of our total costs (2% of total 2012 operating expenses); however, it is still very important to us that we control them. Our selling, general and administrative expenses include costs necessary to provide administrative support necessary to run our business. In the future, we estimate that we will incur incremental general and administrative expenses of approximately $3.5 million per year as a result of being a publicly traded limited partnership. These costs include those associated with annual and quarterly SEC reporting; tax return and Schedule K-1 preparation and distribution expenses; Sarbanes-Oxley compliance expenses; expenses associated with listing on the NYSE; independent auditor fees; legal fees; investor relations expenses; registrar and transfer agent fees; director and officer liability insurance costs; and outside director compensation.

  Adjusted EBITDA, Distributable Cash Flow and Operating Working Capital.

        We include in this prospectus the non-GAAP financial measure Adjusted EBITDA, and provide reconciliations of Adjusted EBITDA to net income (loss) and cash flow from operating activities, our most directly comparable financial performance and liquidity measures calculated and presented in accordance with GAAP. Although we have not quantified distributable cash flow on a historical basis, after the closing of this offering we intend to use distributable cash flow, which we define as Adjusted EBITDA plus borrowings to fund growth capital expenditures, less cash paid for incremental annual general and administrative expenses of being a publicly traded partnership, cash paid for interest expense, and maintenance capital expenditures, to analyze our performance. Distributable cash flow will not reflect changes in working capital balances. Adjusted EBITDA and distributable cash flow are used as supplemental measures by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

  •
  the financial performance of our assets without regard to the impact of financing methods, capital structure or historical cost basis of our assets;

  •
  the viability of capital expenditure projects and the overall rates of return on alternative investment opportunities;

  •
  our liquidity position and the ability of our assets to generate cash sufficient to make debt payments and to make distributions; and

  •
  our operating performance as compared to those of other companies in our industry without regard to the impact of financing methods and capital structure.

        We define Adjusted EBITDA generally as: net income plus interest expense, tax expense, depreciation, depletion and amortization expense, non-cash charges and unusual or non-recurring charges less interest income, tax benefits and selected gains that are unusual or non-recurring. We expect to be required to report Adjusted EBITDA (which as defined includes certain other adjustments, none of which impacted the calculation of Adjusted EBITDA in the periods reflected in this prospectus) to our lenders under our anticipated new revolving credit facility and to use it in determining our compliance with the interest coverage ratio test and certain senior consolidated indebtedness to Adjusted EBITDA tests thereunder.

        Adjusted EBITDA should not be considered as an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance presented in accordance with GAAP. Our Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner. For a reconciliation of Adjusted EBITDA to its most directly comparable financial measures, calculated and presented in accordance with GAAP, please read "Selected Historical and Pro Forma Financial and Operating Data—Non-GAAP Financial Measures—Adjusted EBITDA" beginning on page 84.

        We also include in this prospectus the non-GAAP financial measure operating working capital, and provide a reconciliation of operating working capital to net current assets, our most directly comparable financial performance measure calculated and presented in accordance with GAAP.

        We define operating working capital as the amount by which the sum of accounts receivable, inventory, prepaid expenses and other current assets exceeds the sum of accounts payable, accrued expenses and income taxes payable. Our definition of operating working capital differs from "working capital," as defined by GAAP, primarily because it excludes balance sheet items that are related to the capital structure of the business such as the current portion of long-term debt as well as the current portion of the capitalized lease liabilities. These items are influenced to a large extent by long-term capital structuring decisions whereas the items included in our definition of operating working capital tend to fluctuate on a monthly basis based upon decisions made by management and the operation of the business. As a result, management uses operating working capital when measuring the effectiveness with which these key balance sheet items are being managed on a real-time basis. For a reconciliation of operating working capital to net current assets, our most directly comparable financial performance measure calculated and presented in accordance with GAAP, please read "Selected Historical and Pro Forma Financial and Operating Data—Non-GAAP Financial Measures—Operating Working Capital" beginning on page 87.

Recent Trends and Outlook

  Sand Segment

        Over the last few years there has been a significant overall increase in both horizontal drilling activity and related hydraulic fracturing services, which has resulted in a corresponding increase in demand for frac sand and other proppants. According to the PropTester® Report, the volume of global demand for frac sand increased at a compound annual growth rate of approximately 28.5% from 2008 to 2012. The PropTester® Report estimates the 2012 global frac sand market consumption (and sand substrate used for resin coating) at approximately 31.8 million tons, an increase of approximately 3.2 million tons (or 11.2%) compared to approximately 28.6 million tons in 2011. According to the Freedonia Report, North American proppant demand by weight is projected to continue growing by 7.2% per year through 2016.

        In addition to the overall increase in the number of horizontal drilling rigs, over the last four years there has been a significant shift in drilling activity in the United States from dry gas formations to oil-and liquids-rich natural gas formations, which has led to a corresponding increase in demand for coarser frac sands that facilitate the conductivity of oil- and liquids-rich natural gas drilling applications. For example, according to the North American rig count data published by Baker Hughes Inc., at January 4, 2008, there were approximately 300 rigs drilling for oil and 1,450 rigs drilling for natural gas in the United States. At December 31, 2012, there were over 1,300 drilling rigs operating in oil- and liquids-rich natural gas areas of the United States, while the dry natural gas rig count had declined to approximately 430. We anticipate that the increased growth in demand for frac sand in 2011 and 2012 arising from increased hydraulic fracturing activities, particularly in oil and liquids-rich natural gas drilling applications will continue for the foreseeable future. As a result, we expect to continue to experience increased demand for our northern Ottawa white frac sand.

        The increased demand for frac sand from customers in the oil and gas proppants market has resulted in favorable pricing trends over the past few years for frac sand producers. According to the Freedonia Report, frac sand prices increased at an average annual rate of 4.7% from 2001 to 2011. In addition, the shift of drilling activity in the United States from dry gas formations to oil and liquids-rich natural gas formations has led to a corresponding increase in demand for coarser frac sands and, as a result, the prices for coarser frac sands have risen more than the prices for finer frac sand since 2008. The U.S. Bureau of Labor Statistics Producer Price Index for Industrial Sand Mining—Secondary Products, which includes frac sand, suggests that prices rose 2.4% during the twelve month period ended December 31, 2012. Certain data points indicate that spot prices for frac sand have declined in recent months, but we currently believe that we retain the ability to enter into contracts for frac sand sales at prices at least as favorable to us as our current take-or-pay contracts.

  Fuel Processing and Distribution Segment

        Total consumption of liquid fuels in the United States, including both fossil fuels and biofuels, is expected to remain relatively stable from 2010 (19.2 million barrels per day) to 2035 (to 21.9 million barrels per day), according to the Annual Energy Outlook 2012 published by the Energy Information Administration, or EIA, in June 2012. The transportation sector is expected to continue to account for the largest percentage of demand for liquid fuels (as measured by energy content), accounting for approximately 72% of total liquids consumption in 2010 and in 2035.

        We believe that transmix processing volumes generally increase or decrease at approximately the same rate as the consumption of liquid fuels in the United States. According to the EIA, consumption of liquid fuels is forecasted to grow by approximately 0.5% per year between 2010 and 2035. Transmix processing volumes are also driven by changes in governmental regulations. We believe the only pending regulatory changes that will impact the volume of transmix produced in the United States are the regulations promulgated by the EPA in mid-2006 that required a reduction in the sulfur content of diesel fuel. Under these regulations, which resulted in significant increases in transmix volumes following their promulgation in 2006, the maximum allowable sulfur content for on-road diesel fuel was reduced on a phased basis from 500 ppm (low sulfur diesel) to 15 ppm (ultra-low sulfur diesel). In order to prevent contamination of the lower-sulfur fuels traveling through pipelines, pipeline operators had to reconfigure the way fuel was transported, which resulted in more interfaces between products and deeper "cuts" in those interfaces. Under the EPA's regulations, all on-road and off-road diesel had to meet a 15 ppm sulfur standard as of June 2010. A settlement communication with the EPA indicates that the agency will likely allow use of 500 ppm diesel produced by transmix processors in locomotive engines as long as there is a market for it; however, railroads must begin purchasing Tier 4 locomotives, which only accept 15 ppm sulfur diesel, starting in 2015. As a result, 500 ppm sulfur diesel will be phased out of the locomotive market over a several year period beginning in 2015. The settlement communication will allow the sale of 500 ppm diesel produced by transmix processors to certain marine markets with no phase-out date.

Pro Forma Financial and Operating Data

        The following table sets forth selected unaudited pro forma financial and operating data for us for the periods presented. Our selected pro forma financial and operating data as of December 31, 2012 and the year ended December 31, 2012 are derived from our pro forma unaudited condensed combined financial statements included elsewhere in this prospectus. Our pro forma unaudited financial statements consist of the pro forma combined results of SSS and AEC as if such combination occurred on January 1, 2010 and give effect to the acquisition of Direct Fuels as if such acquisition occurred on January 1, 2012 for statement of operations purposes and December 31, 2012 for balance sheet purposes. We have not given pro forma effect to incremental selling, general and administrative expenses of approximately $3.5 million that we expect to incur annually as the result of being a publicly traded partnership.

        The following table should be read in conjunction with "Selected Historical and Pro Forma Financial and Operating Data" beginning on page 77. See "—Historical Financial and Operating Data" beginning on page 104 for a table setting forth the selected historical combined financial and operating data of our predecessor.

	Pro Forma Predecessor SSS and AEC Historical Combined			Historical Direct Fuels			Pro Forma Emerge Energy Services
	Year Ended December 31,			Year Ended December 31,			Year Ended December 31,
	2010	2011	2012	2010	2011	2012	2012
	(unaudited)						(unaudited)
	(in thousands)
Statements of Operations Data:
Revenues	$261,607	$377,488	$624,096	$225,249	$261,557	$332,767	$956,863
Operating expenses:
Cost of goods sold(1)	257,283	359,250	575,404	215,907	239,886	315,169	890,573
Selling, general and administrative	10,029	8,968	10,150	4,066	4,509	3,812	13,962
Depreciation, depletion and amortization(2)	5,647	6,880	9,119	964	959	1,032	13,301
Provision for bad debts	1,032	—	57	—	—	—	57
Impairment of land	—	762	—	—	—	—	—
Equipment relocation costs	—	572	—	—	—	—	—
(Gain) loss on disposal of equipment	(180)	253	(28)	—	—	—	(28)

Total operating expenses	273,811	376,685	594,702	220,937	245,354	320,013	917,865

Operating income (loss)	(12,204)	803	29,394	4,312	16,203	12,754	38,998

Other expense (income):
Interest expense(3)	4,872	3,371	11,432	3,166	1,365	1,165	7,269
Litigation settlement	—	—	750	—	—	—	750
Gain on extinguishment of trade payable	—	(1,212)	—	1,779	—	—	—
Loss (gain) from debt restructuring	—	(472)	—	—	583	—	—
Changes in fair market value of interest rate swap	(281)	(243)	—	(97)	80	(46)	(46)
Other expense (income)	(49)	(57)	(145)	—	—	—	(145)

Total other expense, net	4,542	1,387	12,037	4,848	2,028	1,119	7,828

Income (loss) before tax expense	(16,746)	(584)	17,357	(536)	14,175	11,635	31,170
Provision for state franchise and margin taxes	(1,015)	101	81	30	220	82	163

Income (loss) from continuing operations	(15,731)	(685)	17,276	(566)	13,955	11,553	31,007

Income from discontinued operations	—	—	—	1,814	1,569	—	—
Gain (loss) on sale of discontinued operations	—	—	—	9,596	(70)	—	—

Net income (loss)	$(15,731)	$(685)	$17,276	$10,844	$15,454	$11,553	$31,007

Balance Sheet Data (at period end):
Property, plant and equipment, less accumulated depreciation	$62,966	$77,446	$120,851	$8,837	$8,423	$8,743	$139,478
Total assets	100,314	127,580	195,787	34,286	32,484	35,426	313,890
Total liabilities	126,827	135,360	186,291	31,513	20,507	29,564	159,604
Total partners'/ members' equity	(26,513)	(7,780)	9,496	2,773	11,977	5,862	154,286
Cash Flow Data:
Net cash provided by (used in)
Operating activities	1,847	(3,606)	1,136	(1,464)	19,200	11,183
Investing activities	(1,536)	(14,754)	(39,074)	15,748	6,433	(1,353)
Financing activities	3,462	19,617	32,883	(14,496)	(22,396)	(11,516)
Other Financial Data:
Adjusted EBITDA	(5,705)	9,270	38,542	5,276	17,162	13,786	52,328
Capital Expenditures:
Maintenance(4)	(681)	(974)	(2,520)	(184)	(336)	(458)
Growth(5)	(1,056)	(14,205)	(37,945)	(68)	(231)	(895)

Total	$(7,442)	$(5,909)	$(1,923)	$5,024	$16,595	$12,433

(1)
Cost of goods sold for AEC Holdings, Direct Fuels and SSS is calculated by adding the cost of fuel or sand, as applicable, and non-capitalized operations and maintenance expense.
(2)
The pro forma calculations assume the purchase price for Direct Fuels is estimated to be $110.0 million as of December 31, 2012 and balance sheet accounts have been adjusted to fair value accordingly. The purchase price includes the assumption of $17.1 million of current and long-term debt and an equity purchase value of $92.9 million. The purchase price does not include any additional debt that the Partnership may assume.
(3)
Pro forma interest expense consists of borrowings of $102.8 million under our revolving credit facility at an interest rate of 3.78% (with a 0.375% unused line commitment fee), $2.4 million of capital lease interest, and $0.8 million of amortization of deferred financing costs incurred in connection with this offering.
(4)
Maintenance capital expenditures are capital expenditures required to maintain, over the long term, our asset base, operating income or operating capacity. The maintenance capital expenditure amounts set forth above are unaudited.
(5)
Growth capital expenditures are capital expenditures made to increase, over the long term, our asset base, operating income or operating capacity. The growth capital expenditure amounts set forth above are unaudited.

	Pro Forma Predecessor SSS and AEC Historical Combined			Historical Direct Fuels			Pro Forma Emerge Energy Services
	Year Ended December 31,			Year Ended December 31,			Year Ended December 31,
	2010	2011	2012	2010	2011	2012	2012
	(unaudited, in thousands except for per unit data)
Operating Data:
Sand segment:
Sand production volume (metric tons)	184.1	382.0	1,222.4	—	—	—	1,222.4
Average price (per ton)(1)	$93.05	$73.77	$54.56	—	—	—	$54.56
Average production cost (per ton)(2)	$98.92	$50.55	$22.41	—	—	—	$22.41
Fuel Processing and Distribution segment:
Fuel Distribution (gallons)	102,375	111,172	176,451	93,156	83,408	108,178	284,629
Throughput (gallons)	364,007	358,706	352,585	70,788	74,792	110,480	463,065

(1)
Average price (per ton) equals revenues divided by total tons sold. The price per ton of northern Ottawa white frac sand sold from the Kosse facility includes a higher relative freight surcharge to cover the costs of transporting sand from Wisconsin to the Kosse facility. SSS's shift to selling northern Ottawa white frac sand directly from its Wisconsin facilities rather than through its Kosse, Texas facility is reflected in the decreasing average price (per ton) trend.

(2)
Average production cost (per ton) equals cost of goods sold divided by total tons sold. Because SSS incurs shipment costs when it transports northern Ottawa white frac sand from Wisconsin to the Kosse facility, SSS's shift to selling northern Ottawa white frac sand directly from its Wisconsin facilities rather than its Kosse, Texas facility is reflected in the decreasing average production cost (per ton) trend.

Pro Forma Results of Operations

        In this section, we discuss our pro forma results of operations, liquidity and capital resources and provide quantitative and qualitative disclosures about market risk on a pro forma combined basis for Emerge Energy Services LP, giving effect to the pro forma adjustments set forth in this prospectus under "Selected Historical and Pro Forma Financial and Operating Data" beginning on page 79.

        We believe that the pro forma discussion set forth below will provide useful information to investors because it depicts our business as it will exist following completion of this offering and provides further details regarding our unaudited pro forma condensed combined financial statements included elsewhere in this prospectus and allows us to further discuss the changes that occurred in our business during the periods indicated. While management believes that that the pro forma discussion set forth below accurately depicts our business, our actual results may differ materially from those discussed below or implied by forward-looking statements as a result of various factors, including those discussed elsewhere in this prospectus, particularly in the sections entitled "Risk Factors" beginning on page 29 and "Forward Looking Statements" on page 237. Accordingly, our historical pro forma results of operation might not be indicative of future results.

Factors Affecting the Comparability of the Pro Forma Results of the Partnership to the Historical Financial Results of Our Predecessor

        Our unaudited pro forma results of operations may not be comparable to the historical operations of SSS and AEC for the periods presented or to our future financial results, primarily for the reasons described below:

  •
  Our pro forma results of operations give effect to the acquisition of Direct Fuels as of January 1, 2012.

  •
  Initially, we anticipate incurring approximately $3.5 million of incremental annual general and administrative expenses attributable to operating as a publicly traded partnership, such as expenses associated with annual and quarterly SEC reporting; tax return and Schedule K-1 preparation and distribution expenses; Sarbanes-Oxley compliance expenses; expenses associated with listing on the NYSE; independent auditor fees; legal fees; investor relations expenses;

    registrar and transfer agent fees; director and officer liability insurance costs; and outside director compensation.

  •
  In connection with the closing of this offering, we intend to enter into a new $150.0 million revolving credit facility, from which we will borrow $102.8 million. As a result, we expect our outstanding indebtedness and interest expense to increase.

  •
  We expect the construction of our Barron facility and the commencement of operations at this facility will impact the comparability of our pro forma results of operations to our future financial results.

        Please also read "—Historical and Financial Operations Data—Factors Affecting the Comparability of the Historical Financial Results" beginning on page 105.

Pro Forma Liquidity and Capital Resources

        Following the closing of this offering we expect our sources of liquidity to include:

  •
  cash generated from operations;

  •
  retained proceeds of this offering

  •
  borrowings under our anticipated new revolving credit facility; and

  •
  issuances of debt and equity securities.

        We anticipate that we will continue to make significant growth capital expenditures in the future, including acquiring new facilities or expanding our existing facilities as market demands dictate. Consequently, our ability to develop and maintain sources of funds to meet our capital requirements is critical to our ability to meet our growth objectives. We expect that our future growth capital expenditures will be funded by borrowings under our anticipated new revolving credit facility and the issuance of debt and equity securities. However, we cannot assure you that we will be able to raise additional funds on favorable terms.

        In addition to distributions on our equity interests, our primary short-term liquidity needs will be to fund general working capital requirements, while our long-term liquidity needs will primarily relate to growth capital expenditures and acquisitions. We believe that cash from operations will be sufficient to meet our existing short-term liquidity needs for at least the next 12 months.

        Our long-term liquidity needs will generally be funded from cash from operations, borrowings under our anticipated new revolving credit facility and other debt or equity financings. We cannot assure you that we will be able to raise additional funds on favorable terms. For more information, please read "—Capital Requirements" beginning on page 101.

        In determining the amount of cash available for distribution, the board of directors of our general partner will determine the amount of cash reserves to set aside for our operations, including reserves for future working capital, maintenance capital expenditures, growth capital expenditures, acquisitions and other matters, which will impact the amount of cash we are able to distribute to our unitholders. However, we expect that we will rely primarily upon external financing sources, including borrowings under our anticipated new revolving credit facility and issuances of debt and equity securities, as well as cash reserves, to fund our growth capital expenditures including acquisitions. To the extent we are unable to finance growth externally and are unwilling to establish cash reserves to fund future expansions, our cash available for distribution will not significantly increase. In addition, because we distribute all of our available cash, we may not grow as quickly as businesses that reinvest their available cash to expand ongoing operations. To the extent we issue additional units in connection with any growth capital expenditures including acquisitions, the payment of distributions on those additional units may increase the risk that we will be unable to maintain or increase our per unit distribution level. There are no limitations in our partnership agreement or in the terms of our anticipated new revolving credit facility on our ability to issue additional units, including units ranking senior to the common units.

  Pro Forma Operating Working Capital

        We define operating working capital as the amount by which the sum of accounts receivable, inventory, prepaid expenses and other current assets exceeds the sum of accounts payable, accrued expenses and income taxes payable. For a reconciliation of operating working capital to net current assets, our most directly comparable financial performance measure calculated and presented in accordance with GAAP, please read "Selected Historical and Pro Forma Financial and Operating Data—Non-GAAP Financial Measures—Operating Working Capital" beginning on page 87 and for a discussion of how we use operating working capital to evaluate certain non-capital structure balance sheet accounts on a real-time basis, please read "—How We Evaluate Our Operations" beginning on page 93.

        Our pro forma operating working capital was $27.7 million as of December 31, 2012. From December 31, 2011 to December 31, 2012, AEC's operating working capital increased approximately $4.0 million, due to a $7.9 million increase in current assets, which primarily consisted of accounts receivable and inventory, offset by a $3.9 million increase in accounts payable and accrued expenses. The increase in current assets was consistent with the 60% increase in revenues that AEC achieved over the time period, and was offset by increases in accounts payable and accrued expenses resulting from a commensurate increase in cost of goods sold. Direct Fuels' operating working capital increased to $1.8 million over the period, which was primarily the result of a $5.1 million increase in accounts receivable and inventory balances at the end of the period, offset by a $1.8 million increase in accounts payable and accrued expenses. SSS experienced a $6.2 million increase in operating working capital during the period, primarily resulting from an increase in operating working capital to support commencement of operations at the Barron County facility in December 2012.

  New Revolving Credit Facility

        In conjunction with this offering, we expect to replace our existing credit facilities and enter into a new revolving credit facility that will include a $150.0 million revolver. The revolver will mature in May 2018, and borrowings will bear interest at a variable rate per annum equal to the lesser of LIBOR or the Base Rate, as the case may be, plus the Applicable Margin (LIBOR, Base Rate and Applicable Margin each will be defined in the credit agreement that evidences our anticipated new revolving credit facility). We will use the proceeds from borrowings under our anticipated new revolving credit facility to contribute $43.7 million to SSS to repay $43.7 million of SSS's existing debt and distribute $34.1 million and $25.0 million to SSH and DF Parent, respectively, a portion of which will be used to reimburse them for certain capital expenditures that they incurred with respect to assets that they contributed to us. We also expect that we may use borrowings under our anticipated new revolving credit facility for (i) refinancing existing indebtedness, (ii) working capital and other general partnership purposes and (iii) capital expenditures.

        Borrowings under our anticipated new revolving credit facility will be secured by a first-priority lien on and a security interest in substantially all of our assets. The credit agreement that evidences our anticipated new revolving credit facility will contain customary covenants, including restrictions on our ability to incur additional indebtedness, make certain investments, loans or advances, make distributions to our unitholders, make dispositions or enter into sales and leasebacks, or enter into a merger or sale of our property or assets, including the sale or transfer of interests in our subsidiaries. The events that constitute an Event of Default under our new revolving credit agreement are expected to be customary for loans of this size and type.

        The net proceeds from this offering, together with approximately $102.8 million in borrowings under our anticipated new revolving credit facility, will be used as set forth under "Use of Proceeds" beginning on page 61.

        We expect to have approximately $47.2 million available under our anticipated new revolving credit facility after the closing of this offering

Capital Requirements

        Maintenance capital expenditures are capital expenditures required to maintain, over the long term, our asset base, operating income or operating capacity. Capital expenditures made solely for investment purposes will not be considered maintenance capital expenditures. The primary purpose of maintenance capital is to maintain production at a steady level over the long term to maintain our distributions per unit. For the year ended December 31, 2012, maintenance capital expenditures were $3.0 million.

        Growth capital expenditures are capital expenditures that we expect to increase, over the long term, our asset base, operating income or operating capacity. Growth capital expenditures will also include interest (and related fees) on debt incurred to finance all or any portion of the construction of such capital improvement in respect of the period that commences when we enter into a binding obligation to commence construction of a capital improvement and ending on the earlier to occur of the date any such capital improvement commences commercial service and the date that it is abandoned or disposed of. Capital expenditures made solely for investment purposes will not be considered growth capital expenditures. The primary purpose of growth capital expenditures is to build or acquire assets that will increase our distributions per unit in a manner that is expected to be accretive to our unitholders. Growth capital expenditures were $38.8 million for the year ended December 31, 2012, the primary driver of which was the construction of the Barron County facility.

Pro Forma Quantitative and Qualitative Disclosure About Market Risk

        We are exposed to market risk, including the effects of adverse changes in commodity prices and interest rates as described below. The primary objective of the following information is to provide forward-looking quantitative and qualitative information about our potential exposure to market risks. The term "market risk" refers to the risk of loss arising from adverse changes in commodity prices and interest rates. The disclosures are not meant to be precise indicators of expected future losses, but rather indicators of reasonably possible losses. All of our market risk sensitive instruments were entered into for purposes other than speculative trading.

  Commodity Price Risk

        Our major market risk exposure is in the pricing that we receive for our sand and transmix production. Realized pricing for sand from our New Auburn facility is primarily driven by take-or-pay supply agreements with two large well-capitalized oilfield services companies whereas realized pricing at the Barron County dry plant facility is driven by a combination of take-or-pay contracts, fixed volume, and efforts-based agreements in addition to sales on the spot market. The terms of the two New Auburn take-or-pay contracts expire in 2014 and 2021, but either we or our customer may terminate the agreement expiring in 2021 upon 120 days' written notice at any time after the expiration of the period during which the customer is entitled to receive discounts on its purchase price per ton of frac sand in connection with its prior advance payments to us; this termination may not occur earlier than December 2014. Prices under all of our supply agreements are generally fixed and are subject to adjustment, with limitation, in response to certain cost increases or decreases. As a result, our realized prices for our sand may not grow at rates consistent with broader industry pricing. During periods of rapid price growth, our realized prices may grow more slowly than those of competitors, and during periods of price decline, our realized prices may outperform industry averages. We do not enter into commodity price hedging agreements with respect to our sand production.

        Our financial results from our Fuel Processing and Distribution segment are strongly affected by the relationship, or margin, between the prices we charge our customers for fuel and the prices we pay for transmix, wholesale fuel and other feedstocks. We purchase our transmix, wholesale fuel and other feedstocks based on several different regional price indices, the most important of which are the Platts Gulf Coast gasoline and diesel price postings. The costs of our purchases are generally set on the day that we purchase the products. We typically sell our fuel products within 7 to 10 days of our supply purchases at then prevailing market prices. If the market price for our fuel products declines during this period or generally does not increase commensurate with any increases in our supply and processing costs, our margins will fall and the amount of cash we will have available for distribution will decrease. In addition, because our inventory is valued at the lower of cost or market value, if the market value of our inventory were to decline to an amount less than our cost, we would record a write-down of inventory and a non-cash charge to cost of sales. In a period of decreasing transmix or refined product prices, our inventory valuation methodology may result in decreases in our reported net income.

        We utilize financial hedging arrangements whereby we hedge a portion of our gasoline and diesel inventory, which is intended to reduce our commodity price exposure on some of our activities in our Fuel Processing and Distribution segment. Certain unusual events beyond our control may occur that result in an unexpected increase in our holding period, which would have a negative impact on our margins. For example, an economic slowdown similar to the global economic recession that began in the second half of 2008 or a significant increase in pipeline transit time could increase our commodity price exposure and have an adverse effect on our financial results.

        The derivative commodity instruments that we utilize consist mainly of futures traded on the New York Mercantile Exchange. We do not designate these commodity instruments as cash flow hedges under Accounting Standards Codification (ASC) 815, Derivatives and Hedging. As a result, we record them at fair value on the consolidated balance sheet with resulting gains and losses reflected in cost of fuel as reported in the consolidated statement of operations. Our derivative commodity instruments serve the same risk management purpose whether designated as a cash flow hedge or not. We derive the fair values of our derivative commodity instruments principally from published market quotes. The precise level of our open position derivatives is dependent on inventory levels, expected inventory purchase patterns and market price trends.

        We expect to adopt a derivative commodity instrument policy designed to reduce the impact to our cash flows from commodity price volatility. By removing a significant portion of price volatility associated with production, we believe we will mitigate, but not eliminate, the potential negative effects of reductions in commodity prices on our cash flow from operations for those periods. However, our activities may also reduce our ability to benefit from increases in commodity prices.

  Interest Rate Risk

        On a pro forma basis as of December 31, 2012, we had debt outstanding of $102.8 million, with an assumed weighted average interest rate of LIBOR plus 3.50% and expenses on the unused borrowing base, or 0.375%. Assuming no change in the amount outstanding, the impact on interest expense of a 10% increase or decrease in the average interest rate would be approximately $0.4 million. In the future, we anticipate entering into interest rate derivative contracts on a portion of our outstanding debt to mitigate the risk of fluctuations in LIBOR.

  Counterparty Risk

        We are subject to risk of losses resulting from nonpayment or nonperformance by our counterparties to interest and commodity driven instruments. Should the creditworthiness of one or more of our counterparties decline, our ability to mitigate nonperformance risk is limited to a counterparty agreeing to either a voluntary termination and subsequent cash settlement or a novation of the derivative contract to a third party. In the event of a counterparty default, we may sustain a loss which could negatively impact cash receipts.

  Customer Credit Risk

        We are subject to risk of losses resulting from nonpayment or nonperformance by our customers. In our Sand segment, our top three customers accounted for 42%, 28% and 13% of our pro forma Sand revenues for the year ended December 31, 2012. In our Fuel Processing and Distribution segment, our top three customers accounted for 17%, 14%, and 10% of our pro forma Fuel Processing and Distribution revenue for the year ended December 31, 2012.

        We do not plan to require our customers to post collateral, but we will examine the creditworthiness of our customers to whom credit is extended and to manage exposure to credit risk through credit analysis, credit approval, credit limits and monitoring procedures. This evaluation may include, in the case of customers with whom we have receivables, reviewing their historical payment record and undertaking the due diligence necessary to determine credit terms and credit limits.

Historical Financial and Operating Data

        The following table sets forth selected historical combined financial and operating data of SSS and AEC, which together constitute our predecessor for accounting purposes, for the periods presented. The following table should be read in conjunction with "Selected Historical and Pro Forma Financial and Operating Data" beginning on page 79.

	Predecessor Historical
	SSS			AEC
	Year Ended December 31,			Year Ended December 31,
	2010	2011	2012	2010	2011	2012
	(in thousands)
Statements of Operations Data:
Revenues	$17,131	$28,179	$66,697	$244,476	$349,309	$557,399
Operating expenses:
Cost of goods sold(1)	18,211	19,311	27,401	239,072	339,939	548,003
Selling, general and administrative	6,246	4,995	5,512	3,783	3,973	4,638
Depreciation, depletion and amortization	2,568	4,022	6,377	3,079	2,858	2,742
Provision for bad debts	702	—	57	330	—	—
Impairment of land	—	762	—	—	—	—
Equipment relocation costs	—	572	—	—	—	—
(Gain) loss on disposal of equipment	—	364	(33)	(180)	(111)	5

Total operating expenses	27,727	30,026	39,314	246,084	346,659	555,388

Operating income (loss)	(10,596)	(1,847)	27,383	(1,608)	2,650	2,011

Other expense (income):
Interest expense	980	1,835	10,619	3,892	1,536	813
Litigation settlement expense	—	—	—	—	—	750
Gain on extinguishment of trade payable	—	—	—	—	(1,212)	—
Gain from debt restructuring, net	—	—	—	—	(472)	—
Changes in fair market value of interest rate swap	—	—	—	(281)	(243)	—
Other expense (income)	—	42	(112)	(49)	(99)	(33)

Total other expense, net	980	1,877	10,507	3,562	(490)	1,530

Income (loss) before tax expense	(11,576)	(3,724)	16,876	(5,170)	3,140	481
Provision for state franchise and margin taxes	36	101	81	(1,051)	—	—

Net income (loss)	$(11,612)	$(3,825)	$16,795	$(4,119)	$3,140	$481

Balance Sheet Data (at period end):
Property, plant and equipment, less accumulated depreciation	$19,853	$36,310	$80,749	$43,113	$41,136	$40,102
Total assets	35,449	59,511	121,498	64,865	68,069	74,289
Total liabilities	65,223	92,877	138,069	61,604	42,483	48,222
Total Partners'/ members' equity	(29,774)	(33,366)	(16,571)	3,261	25,586	26,067
Cash Flow Data:
Net cash provided by (used in):
Operating activities	(1,298)	2,482	2,201	3,145	(6,088)	(1,065)
Investing activities	(1,384)	(13,912)	(37,690)	(152)	(842)	(1,384)
Financing activities	4,465	14,007	31,088	(1,003)	5,610	1,795
Other Financial Data:
Adjusted EBITDA	(7,326)	3,873	33,784	1,621	5,397	4,758
Capital Expenditures
Maintenance(2)	(328)	(748)	(1,248)	(353)	(226)	(1,272)
Growth(3)	(1,056)	(13,495)	(37,814)	—	(710)	(131)

Total	$(8,710)	$(10,370)	$(5,278)	$1,268	$4,461	$3,355

(1)
Cost of goods sold for AEC Holdings and SSS is calculated by adding the cost of fuel or sand, as applicable, and non-capitalized operations and maintenance expense.

(2)
Maintenance capital expenditures are capital expenditures required to maintain, over the long term, our asset base, operating income or operating capacity. The maintenance capital expenditure amounts set forth above are unaudited.

(3)
Growth capital expenditures are capital expenditures made to increase, over the long term, our asset base, operating income or operating capacity. The growth capital expenditure amounts set forth above are unaudited.

	Predecessor Historical
	SSS			AEC
	Year Ended December 31,			Year Ended December 31,
	2010	2011	2012	2010	2011	2012
	(unaudited, in thousands except for per unit data)
Operating Data:
Sand segment:
Sand production volume (metric tons)	184.1	382.0	1,222.4	—	—	—
Average price (per ton)(1)	$93.05	$73.77	$54.56	—	—	—
Average production cost (per ton)(2)	$98.92	$50.55	$22.41	—	—	—
Fuel Processing and Distribution segment:
Fuel Distribution (gallons)	—	—	—	102,375	111,172	176,451
Throughput (gallons)	—	—	—	364,007	358,706	352,585

(1)
Average price (per ton) equals revenues divided by total tons sold. The price per ton of northern Ottawa white frac sand sold from the Kosse facility includes a higher relative freight surcharge to cover the costs of transporting sand from Wisconsin to the Kosse facility. SSS's shift to selling northern Ottawa white frac sand directly from its Wisconsin facilities rather than through its Kosse, Texas facility is reflected in the decreasing average price (per ton) trend.

(2)
Average production cost (per ton) equals cost of goods sold divided by total tons sold. Because SSS incurs shipment costs when it transports northern Ottawa white frac sand from Wisconsin to the Kosse facility, SSS's shift to selling northern Ottawa white frac sand directly from its Wisconsin facilities rather than its Kosse, Texas facility is reflected in the decreasing average production cost (per ton) trend.

  Factors Affecting the Comparability of the Historical Financial Results

        The historical results of operations for each of our predecessor among the periods may not be comparable, either to each other or to our future results of operations, for the reasons described below:

  •
  The historical financial results included in this prospectus are based on the separate businesses of SSS and AEC for periods prior to the closing of the offering and do not include the historical financial results of Direct Fuels. As a result, the historical financial data may not give you an accurate indication of what our actual results would have been if the offering had been completed at the beginning of the periods presented or of what our future results of operations are likely to be.

  •
  During 2011 and 2012, we incurred significant growth capital expenditures to keep pace with rapidly increasing demand for our northern Ottawa white frac sand. Specifically, in 2011, we incurred approximately $13.5 million in growth capital expenditures associated with the completion of our New Auburn sand facility, which came online in the fourth quarter of 2011. As discussed in more detail below, these growth capital expenditures impacted our revenues, operating expenses, operating income, interest expense and net income. Similarly, we expect that the $31.1 million of capital expenditures incurred during the construction and start-up of operations at our Barron facility will impact the comparability of our historical financial results to our future financial results.

  •
  In addition to the impacts of our growth capital expenditures described above, we also modified our sand sales model in connection with the commencement of our operations at our New Auburn facility. Prior to October 2011, we were sourcing significant volumes of sand from our New Auburn facility and other Wisconsin sources and shipping wet sand to Texas for drying at our Kosse facility. As such, we generally included transportation and logistics charges as part of the cost of goods sold on our Kosse, Texas sand sales derived from Wisconsin wet sand shipments. Beginning in October 2011, we modified our sales model to primarily sell sand directly from our Wisconsin facilities (and discontinued earning related transportation and logistics revenues). While we may opportunistically ship wet Wisconsin sand to our Kosse plant, the facility's relative distance from heavy hydraulic fracturing activity will limit the volume of Wisconsin sand that can be sold from this location. As a result, we expect to primarily rely on sales made directly from our Wisconsin facilities and sales made from sand storage terminals located within a 100-mile radius of the shale plays where our customers are able to obtain more economical trucking rates to the areas where they are performing hydraulic fracturing activities.

  •
  In connection with the closing of this offering, we intend to enter into a new $150.0 million revolving credit facility, from which we will borrow $102.8 million. As a result, we expect our outstanding indebtedness and interest expense to decrease.

        As a result of the factors listed above, historical results of operations and period-to-period comparisons of these results and certain financial data may not be comparable or indicative of future results.

Year Ended December 31, 2012 Compared to the Year Ended December 31, 2011

SSS

  Revenues.

        SSS's revenues increased by $38.5 million, or 137%, to $66.7 million for the year ended December 31, 2012 compared to $18.2 million for the year ended December 31, 2011. Revenues for our Kosse 100 mesh product increased $1.5 million from period to period, driven by a 19% increase in volume, which accounted for $0.9 million of the increase, combined with a 23% increase in the average selling price, accounting for the remaining $0.7 million increase. Sales volumes for our northern Ottawa white frac sand sold from our Wisconsin facilities increased 633% from the 2011 period to the 2012 period, which resulted in a $51.8 million increase in SSS's revenues. Conversely, the decision to focus our efforts on sales from our Wisconsin plants (which produce higher marginal revenues) resulted in a $15.4 million decrease in sand revenues realized from our Kosse facility. The 220% total increase in 100 mesh and northern Ottawa white frac sand sales was primarily attributable to robust drilling activity combined with the enhanced sales volumes recognized from operating the New Auburn facility for a full year. The operations at SSS's New Auburn facility accounted for 87% of total frac sand sales volume during the year ended December 31, 2012 and accounted for approximately $60.2 million of SSS's revenues during this period. Other revenue increased $0.6 million, primarily as a result of higher transportation and non-frac sand sales revenue.

  Operating Expenses.

  Cost of Goods Sold.

        SSS's cost of goods sold, as a percent of revenue, decreased by 27.4%. On a dollar basis, SSS's cost of goods sold increased by $8.1 million, or 42%, to $27.4 million for the year ended December 31, 2012 compared to $19.3 million for the year ended December 31, 2011. Increased production of northern Ottawa white sand volumes and the decision to sell sand F.O.B. at the New Auburn plant reduced our operating cost per ton 82%, leading to $74.1 million in savings and resulting in an operating cost per ton (excluding depreciation) of $22.28 per ton produced in 2012. The balance of the increase was driven by the increased sales volume of northern Ottawa white frac sand that resulted from the construction and operation of SSS's New Auburn facility.

        Costs associated with our Kosse, Texas facility decreased $12.8 million, primarily driven by a $13.6 million decrease in sales of Wisconsin sand from our Kosse facility. Costs associated with our Wisconsin facilities increased by $21.6 million. The 633% increase in northern Ottawa white frac sand volume sold from our Wisconsin operations resulted in $18.0 million of the increase in cost of goods sold, while increased transportation costs and unit production costs accounted for $1.2 million and $2.4 million of the increase in cost of goods sold, respectively. The increased production costs were primarily driven by startup costs associated with the new Barron facility and increased processing costs during periods when customer order volumes called for product mix that could only be generated by forgoing optimal production conditions. The operating cost per ton, inclusive of freight and transportation services provided for our Wisconsin sand, was $22.8 for the year ended December 31, 2012.

  Selling, General and Administrative Expenses.

        Selling, general and administrative expenses increased by $0.5 million, or 10%, to $5.5 million for the year ended December 31, 2012 compared to $5.0 million for the year ended December 31, 2011, primarily due to the increased hiring of individuals to manage the growth of the New Auburn and Barron operations.

  Depreciation, Depletion and Amortization Expense.

        Depreciation, depletion and amortization expense increased by $2.4 million, or 60%, to $6.4 million for the year ended December 31, 2012 compared to $4.0 million for the year ended December 31, 2011, primarily due to capital spending outlays related to the operation of SSS's New Auburn facility and the construction of the Barron facility.

  Operating Income.

        Operating income increased by $29.2 million to $27.4 million for the year ended December 31, 2012 compared to a $1.8 million loss for the year ended December 31, 2011 as a result of increased sales volumes and a full 12 months of production from our New Auburn facility, which commenced operations in October 2011.

  Interest Expense.

        Interest expense increased by $8.8 million to $10.6 million for the year ended December 31, 2012 compared to $1.8 million for the year ended December 31, 2011 due to SSS's September 2012 senior loan refinancing, interest expense associated with SSS's second lien term loan with LBC Credit Partners, LP increasing from 0% to 12% (plus 6% payment in kind), $13.0 million in customer advances provided to us by our two largest customers and the capital lease agreement entered into with Fred Weber during the third quarter of 2011.

  Provision for Taxes.

        Provision for taxes was $81,000 for the year ended December 31, 2012, compared to $101,000 for the year ended December 31, 2011.

  Net Income/Loss.

        Net income increased by $20.6 million, to $16.8 million for the year ended December 31, 2012 compared to a net loss of $3.8 million for the year ended December 31, 2011 due to the factors noted above.

AEC

  Revenues.

        AEC's revenues increased by $208.1 million, or 60%, to $557.4 million for the year ended December 31, 2012 compared to $349.3 million for the year ended December 31, 2011. The average realized price of fuel sold in the year ended December 31, 2012 was essentially flat for the price per gallon of gasoline and increased by 3% in the price per gallon of diesel, respectively, compared to the year ended December 31, 2011 as market pricing for fuel was driven higher by economic factors. The changes in average realized price of fuel resulted in a decrease of $1.0 million of gasoline revenue offset by a $5.4 million increase in diesel revenue. The volume of gasoline and diesel sold increased 79% and 32%, which resulted in increases of $140.5 million and $46.2 million in AEC's revenues, respectively. This increase was driven by growth of inbound transmix volume as well as the addition of several new wholesale customers, which was facilitated by improved liquidity that allowed management to drive greater volumes through AEC terminals. Other revenues, including excise taxes on fuel sales and fuel services, increased by $16.8 million, predominately as a result of higher excise taxes.

  Operating Expenses.

  Cost of Goods Sold.

        Cost of goods sold increased by $208.1 million, or 61%, to $548.0 million for the year ended December 31, 2012 compared to $339.9 million for the year ended December 31, 2011, primarily due to the overall increase in volume and higher supply costs on certain supply contracts that were renewed during 2011. The volume of petroleum products sold in the period increased by 59% compared to the prior comparable period primarily due to improved economic conditions and financing capacity to drive volumes. The average cost per unit of fuel sold in the period increased by 1% compared to the prior comparable period. As a percentage of revenues, cost of goods sold was 2% higher than the comparable prior year period. Revenues associated with excise taxes were offset one-for-one by excise tax cost of sales.

  Selling, General and Administrative Expenses.

        Selling, general and administrative expenses increased by $0.6 million, or 15%, to $4.6 million for the year ended December 31, 2012 compared to $4.0 million for the year ended December 31, 2011, primarily due to higher professional fees in connection with the settlement of litigation in December 2012.

  Depreciation and Amortization Expense.

        Depreciation and amortization expense decreased by $0.2 million, or 7%, to $2.7 million for the year ended December 31, 2012 compared to $2.9 million for the year ended December 31, 2011.

  Operating Income.

        Operating income decreased by $0.7 million, or 26%, to $2.0 million for the year ended December 31, 2012 compared to $2.7 million for the year ended December 31, 2011 primarily as a result of professional fees in connection with the settlement of litigation in December 2012.

  Interest Expense.

        Interest expense decreased by $0.7 million, or 47%, to $0.8 million for the year ended December 31, 2012 compared to $1.5 million for the year ended December 31, 2011 due to a refinancing of AEC's term loan facility and forgiveness of subordinated debt and seller notes which occurred in April 2011.

  Net Income/Loss.

        Net income decreased by $2.6 million to $0.5 million for the year ended December 31, 2012 compared to $3.1 million for the year ended December 31, 2011. The decrease in net income resulted from non-cash gains of $1.7 million from debt restructuring in 2011 that were not present in 2012, higher professional fees in 2012 in connection with the settlement of litigation in December 2012, and $0.8 million of litigation settlement expense in 2012.

Year Ended December 31, 2011 Compared to Year Ended December 31, 2010

SSS

  Revenues.

        SSS's revenues increased by $11.1 million, or 65%, to $28.2 million for the year ended December 31, 2011 compared to $17.1 million for the year ended December 31, 2010. Sales volumes for the 100 mesh frac sand produced at SSS's Kosse, Texas facility decreased by 1.5% from period to period, which resulted in a less than $0.1 million decrease in SSS's revenues. Sales volumes for our northern Ottawa white frac sand increased by 292% from period to period, with price holding flat over the period. The 108% total increase in 100 mesh and northern Ottawa white frac sand sales was primarily attributable to robust drilling activity and the commencement of SSS's New Auburn facility that came online in the fourth quarter of 2011. The commencement of operations at SSS's New Auburn facility accounted for 38% of total annual frac sand sales volume during 2011 and accounted for approximately $8.2 million of SSS's revenues during this period.

        Across periods, 100 mesh prices increased approximately 6%, resulting in $0.2 million in incremental revenue. Spot market Wisconsin frac sand sales experienced an approximately 14% price increase, resulting in another $0.2 million in incremental revenue across periods. The remaining difference between the growth in revenues and growth in sales volume is attributable to our decision to sell material production volumes for delivery from the New Auburn facility, such that the customers bear shipping and logistics expenses.

  Operating Expenses.

  Cost of Goods Sold.

        SSS's cost of goods sold increased by $1.1 million, or 6%, to $19.3 million for the year ended December 31, 2011 compared to $18.2 million for the year ended December 31, 2010. Costs associated with the frac sand produced at our Kosse, Texas facility decreased $2.0 million due to improved operating procedures which led to nearly $14.0 million of savings driven primarily by fixed cost leverage offset by $12.0 million of incremental costs resulting from the 28% increase in total Kosse frac sand sales volumes. The balance of the increase was driven by the increased sales volume of northern Ottawa white frac sand that resulted from the construction and operation of SSS's New Auburn facility.

  Selling, General and Administrative Expenses.

        Selling, general and administrative expenses decreased by $1.2 million, or 19%, to $5.0 million for the year ended December 31, 2011 compared to $6.2 million for the year ended December 31, 2010, primarily due to a reduction in legal expenses resulting from a settlement of an outstanding litigation in 2010. Further savings were realized through the reduction of insurance premiums and through the elimination of third party consulting fees. The insurance and consulting related savings, however, were largely offset by increases in management compensation and by selling, general and administrative expenditures made in order to facilitate the construction and operation of our New Auburn facility.

  Depreciation, Depletion and Amortization Expense.

        Depreciation, depletion and amortization expense increased by $1.4 million, or 54%, to $4.0 million for the year ended December 31, 2011 compared to $2.6 million for the year ended December 31, 2010, primarily due to capital spending outlays related to the construction and startup of the New Auburn facility.

  Operating Income/Loss.

        Operating loss decreased by $8.8 million, to ($1.8) million for the year ended December 31, 2011 compared to ($10.6) million for the year ended December 31, 2010 as a result of increased sales volumes and more efficient operations following the commencement of our New Auburn facility in October 2011.

  Interest Expense.

        Interest expense increased by $0.8 million, or 80%, to $1.8 million for the year ended December 31, 2011 compared to $1.0 million for the year ended December 30, 2010 due to interest payments associated with the $13.0 million in advances provided to us by our two largest customers and the capital lease agreement entered into with Fred Weber during the third quarter of 2011.

  Provision for Income Taxes.

        Provision for state and federal taxes increased $65,000 to $101,000 for the year ended December 31, 2011 compared to $36,000 for the year ended December 31, 2010. The increase resulted mainly from higher sales volumes for the year ended December 31, 2011.

  Net Income/Loss.

        Net loss decreased by $7.8 million, to ($3.8) million for the year ended December 31, 2011 compared to ($11.6) million for the year ended December 31, 2010 due to the factors noted above.

AEC

  Revenues.

        AEC's revenues increased by $104.8 million, or 43%, to $349.3 million for the year ended December 31, 2011 compared to $244.5 million for the year ended December 31, 2010. This increase in revenues was primarily driven by continued improvement in the overall U.S. economy combined with the addition of several new wholesale customers, which resulted in volume increases of 3% and 17% in gasoline and diesel, respectively, over the comparable prior year period. The volume growth in gasoline and diesel accounted for increases of $3.2 million and $15.6 million to AEC's revenues for the year ended December 31, 2011. Increases of 33% in the price per gallon of gasoline and 37% in the price per gallon of diesel resulted in increases of $44.4 million and $38.5 million to AEC's revenues, respectively, as demand for gasoline and diesel have continued to rebound from their recessionary lows. Other revenues, including excise taxes on fuel sales and fuel services, increased by $3.1 million.

  Operating Expenses.

  Cost of Goods Sold.

        Cost of goods sold increased by $100.8 million, or 42%, to $339.9 million for the year ended December 31, 2011 compared to $239.1 million for the year ended December 31, 2010, primarily due to an increase in sales volume across all business units. As a percentage of revenues, cost of goods sold was approximately in line with the comparable prior year period. Revenues associated with excise taxes were offset one-for-one by excise tax cost of sales.

  Selling, General and Administrative Expenses.

        Selling, general and administrative expenses increased by $0.2 million, or 5%, to $4.0 million for the year ended December 31, 2011 compared to $3.8 million for the year ended December 31, 2010, primarily due to a reduction in expenses relating to a dispute that was settled early in 2011 but that incurred legal and other costs in 2010.

  Depreciation and Amortization Expense.

        Depreciation and amortization expense decreased by $0.2 million, or 6%, to $2.9 million for the year ended December 31, 2011 compared to $3.1 million for the year ended December 31, 2010, primarily due to the fact that certain assets became fully depreciated in 2010.

  Operating Income/Loss.

        Operating income increased by $4.3 million to $2.7 million for the year ended December 31, 2011 compared to a $1.6 million loss for the year ended December 31, 2010 as a result of an increased volume of products sold.

  Interest Expense.

        Interest expense decreased by $2.4 million, or 62%, to $1.5 million for the year ended December 31, 2011 compared to $3.9 million for the year ended December 31, 2010 due to a refinancing of AEC's term loan facility and forgiveness of subordinated debt and seller notes in the second quarter of 2011.

  Net Income/Loss.

        Net income increased by $7.2 million to $3.1 million for the year ended December 31, 2011 compared to a net loss of $4.1 million for the year ended December 31, 2010 due to improvement of product volumes and the reduction of interest expense and gains realized on settlement of a trade dispute and debt restructuring.

Liquidity and Capital Resources

        The historical sources of liquidity for SSS and AEC have included cash generated from operations, investments by Insight Equity and other members, including management, and borrowings under their respective credit facilities.

  Cash Flows

        The following table reflects cash flows for the applicable periods (amounts in thousands):

	Predecessor Historical
	SSS			AEC
	Year Ended December 31,			Year Ended December 31,
	2010	2011	2012	2010	2011	2012
	(in thousands)
Operating activities	$(1,298)	$2,482	$2,201	$3,145	$(6,088)	$(1,065)
Investing activities	(1,384)	(13,912)	(37,690)	(152)	(842)	(1,384)
Financing activities	4,465	14,007	31,088	(1,003)	5,610	1,795

  Year Ended December 31, 2012 Compared to the Year Ended December 31, 2011

  SSS

  Operating Activities.

        Operating activities consist primarily of net income adjusted for non-cash items, including depreciation, depletion and amortization and the effect of working capital changes.

        Net cash provided by operating activities was $2.2 million for the year ended December 31, 2012 compared to $2.5 million in the year ended December 31, 2011. This $0.3 million decrease across periods was primarily attributable to the $20.6 million increase in net income offset by an increase in working capital. The increase in working capital was caused primarily by the $13.5 million relative increase in accounts receivable resulting from the 137% sales increase for the year ended December 31, 2012 relative to the year ended December 31, 2011. Additionally, cash used by inventory, other current assets, and trade payables and accrued expenses increased by $6.0 million, $0.1 million and $4.2 million, respectively, for the year ended December 31, 2012 relative to the year ended December 31, 2011. The growth in inventory was driven by the higher sales rate at the New Auburn facility as well as the buildup of a winter stockpile of wet sand prior to the commencement of operations at the Barron facility.

  Investing Activities.

        Investing activities consist primarily of property and equipment divestitures as well as capital expenditures for growth and maintenance.

        Net cash used for investing activities was $37.7 million in the year ended December 31, 2012. Cash receipts were comprised of proceeds from the sales of excess property totaling $1.4 million offset by $39.1 million of capital expenditures outlaid primarily in connection with the construction of the Barron production facilities.

        Net cash used in investing activities was $13.9 million in year ended December 31, 2011. This use of cash was primarily due to capital spending related to the construction of our New Auburn facility.

  Financing Activities.

        Financing activities consisted primarily of borrowings and repayments related to SSS's term loan facilities, its mezzanine loan facility and customer advances, as well as dividends to its parent company, fees and expenses paid in connection with our credit facilities and outstanding checks from our customers.

        Net cash provided by financing activities was $31.1 million in the year ended December 31, 2012, compared to $14.0 million in the year ended December 31, 2011. This $17.1 million increase was primarily attributable to different cost and construction schedules for the New Auburn and Barron facilities in 2011 and 2012, respectively.

  AEC

  Operating Activities.

        Net cash used in operating activities was $1.1 million for the year ended December 31, 2012 and $6.1 million for the year ended December 31, 2011. The change in the amount of cash used in operating activities primarily resulted from a smaller increase in working capital for the year ended December 31, 2012 relative to the year ended December 31, 2011. The smaller relative increase in operating working capital was due primarily to a $7.4 relative million increase in trade payables and accrued expenses as trade vendors extended more favorable credit terms, offset by a $1.0 million relative decrease in cash provided by inventory and other current assets.

  Investing Activities.

        Net cash used in investing activities was $1.4 million in the year ended December 31, 2012 compared to $0.8 million in the year ended December 31, 2011. This increase in cash used in investing activities is primarily attributable to an increase in capital spending on a one-time growth capital expenditure related to AEC's vapor recovery unit of $0.1 million with the balance attributable to maintenance capital expenditures.

  Financing Activities.

        Net cash provided by financing activities was $1.8 million in the year ended December 31, 2012 compared to $5.6 million in the year ended December 31, 2011. The $1.8 million of net cash provided by financing activities during the year ended December 31, 2012 was primarily due to a draw on the revolving line of credit of $2.5 million, partially offset by a repayment of $1.2 million of long-term debt, with additional net proceeds from equipment loans of $0.5 million. Financing cash proceeds during the year ended December 31, 2011 were primarily due to a net equity investment of $4.0 million and revolving line of credit proceeds of $3.4 million, offset by equipment loan payments of $0.2 million, long-term debt payments of $0.9 million, cash distributed to a deconsolidated subsidiary of $0.3 million, a distribution of $0.1 million and financing costs of $0.3 million.

  Year Ended December 31, 2011 Compared to the Year Ended December 31, 2010

  SSS

  Operating Activities.

        Operating activities consist primarily of net income adjusted for non-cash items, including depreciation, depletion and amortization and the effect of operating working capital changes.

        Net cash provided by operating activities was $2.5 million for the year ended December 31, 2011 compared to ($1.3) million in the year ended December 31, 2010. This $3.8 million increase across periods was primarily due to a $7.8 million increase in net income that resulted primarily from increased sales volumes. This increase in net income was partially offset by a year over year change in operating working capital that was $4.6 million higher in the year ended December 31, 2011 relative to the year ended December 31, 2010. This increase in SSS's operating working capital was caused primarily by a $4.2 million increase in accounts receivable due to sales growth of 64% combined with a $4.6 million increase in inventory, offset by a $4.1 million increase in payables. The inventory increase resulted from a build-up due to the annual winter shut-down of the wet plant. The increase in payables primarily resulted from extended payment terms for wet sand.

  Investing Activities.

        Investing activities consist primarily of property and equipment divestitures as well as capital expenditures for growth and maintenance.

        Net cash used in investing activities was $13.9 million in the year ended December 31, 2011 compared to $1.4 million in 2010. This increased use of cash was primarily required for capital expenditures of $13.5 million to design, permit and construct our New Auburn, Wisconsin production facility in 2011. For the year ended December 31, 2010, cash was used primarily for customary maintenance capital spending on our plant and heavy equipment, as well as $0.3 million investment in a new rotary dryer for SSS's Kosse, Texas operation.

  Financing Activities.

        Financing activities consisted primarily of borrowings and repayments related to SSS's term loan facilities and its mezzanine loan facility, as well as dividends to SSS's parent company, fees and expenses paid in connection with our credit facilities and outstanding checks from our customers.

        Net cash provided by financing activities was $14.0 million in the year ended December 31, 2011, which consisted primarily of borrowings related to the $16.0 million in customer advances. Net cash provided by financing activities for the year ended December 31, 2010 was $4.5 million, which consisted primarily of borrowings related to SSS's mezzanine loan facility and the term loan facilities.

  AEC

  Operating Activities.

        Net cash used in operating activities was $6.1 million for the year ended December 31, 2011 compared to net cash provided by operating activities of $3.1 million in the year ended December 31, 2010. This $9.2 million increase of net cash used in operating activities across periods was primarily due to a $10.0 million decrease in accounts payable and accrued expenses as trade vendors reduced credit terms during the year ended December 31, 2011, a $3.4 million increase in accounts receivables and inventories, primarily driven by 43% sales growth, and $1.6 million less in income tax refunds offset by a $4.3 million improvement in operating income, which resulted from increases in volumes sold and prices of gasoline and diesel.

  Investing Activities.

        Net cash used in investing activities was $0.8 million in the year ended December 31, 2011 compared to $0.2 million in the year ended December 31, 2010. The increased use of cash was primarily caused by an increase of $0.6 million in capital spending for the year ended December 31, 2011 compared to the year ended December 31, 2010.

  Financing Activities.

        Net cash provided by financing activities was $5.6 million in the year ended December 31, 2011 compared to net cash used in financing activities in the year ended December 31, 2010, of $1.0 million. During 2011, $4.0 million of equity was invested in AEC by the ownership group. Additionally, $3.3 million of cash was generated from an increase in outstanding borrowings during 2011. AEC's improved liquidity was used to finance sales volume increases and throughput.

  Capital Requirements

        Maintenance capital expenditures are capital expenditures required to maintain, over the long term, our asset base, operating income or operating capacity. Capital expenditures made solely for investment purposes will not be considered maintenance capital expenditures. The primary purpose of maintenance capital is to maintain production at a steady level over the long term to maintain our distributions per unit. For the year ended December 31, 2012, maintenance capital expenditures were $1.2 million and $1.3 million for SSS and AEC, respectively. For the year ended December 31, 2011, maintenance capital expenditures were $0.7 million and $0.2 million for SSS and AEC, respectively.

        Growth capital expenditures are capital expenditures that we expect to increase, over the long term, our asset base, operating income or operating capacity. Growth capital expenditures will also include interest (and related fees) on debt incurred to finance all or any portion of the construction of such capital improvement in respect of the period that commences when we enter into a binding obligation to commence construction of a capital improvement and ending on the earlier to occur of the date any such capital improvement commences commercial service and the date that it is abandoned or disposed of. Capital expenditures made solely for investment purposes will not be considered growth capital expenditures. The primary purpose of growth capital expenditures is to build or acquire assets that will increase our distributions per unit in a manner that is expected to be accretive to our unitholders. Growth capital expenditures for the year ended December 31, 2012 were $37.8 million and $0.1 million for SSS and AEC, respectively. Growth capital expenditures for the year ended December 31, 2011 were $13.5 million and $0.7 million for SSS and AEC, respectively.

  Credit Arrangements

  SSS

        On September 7, 2012, SSS and SSH entered into a first lien credit agreement with Wells Fargo Securities, LLC, its affiliate and other lenders named therein. The credit agreement governs SSS's $10.0 million revolving credit facility and its $50.0 million senior term loan facility, each of which bear an interest rate of LIBOR plus 375 basis points as of December 31, 2012 and has a maturity date of September 7, 2016. As of December 31, 2012, SSS had outstanding borrowings of $8.3 million under its revolving credit facility and $48.5 million under its senior term loan facility, all of which carried an interest rate of 3.97% per annum. Approximately $32.3 million of the borrowings were used to repay amounts outstanding under SSS's term loan due 2014 with LBC Credit Partners, LP and the remainder for general corporate purposes, primarily to fund the construction of the new facilities in Barron County, Wisconsin. Substantially all of SSS's property is pledged as collateral under the first lien credit agreement and the second lien and third lien credit agreements discussed below. The first lien credit agreement contains customary covenants, including, among others, covenants that restrict SSS's ability to make or limit certain payments, distributions, acquisitions, loans, or investments, incur certain indebtedness or create certain liens on its assets. As of December 31, 2012, SSS was in compliance with its debt covenants under the first lien credit agreement. We expect to repay all amounts outstanding under the revolving credit and senior term loan facilities in full at the closing of this offering.

        On September 7, 2012, SSS and SSH entered into a third amended and restated credit agreement with LBC Credit Partners, LP and other lenders named therein. The credit agreement governs SSS's second lien term loan, which matures on March 7, 2017. As of December 31, 2012, SSS had $41.8 million in outstanding borrowings bearing a cash interest rate of 12% per annum and an additional 6% per annum of PIK interest paid through an increase in the outstanding principal amount of the loan. Borrowings under the second lien term loan were used to repay all amounts remaining under SSS's term loan due 2014 and its subordinated loan due 2015. Future borrowings will bear cash interest at a rate of 12% per annum and PIK interest at a rate of 6% per annum until March 2013, at which point all interest converts to PIK. The second lien credit agreement contains affirmative, negative and various financial covenants under which SSS is obligated. As of December 31, 2012, SSS was in compliance with its debt covenants under the second lien credit agreement. We also expect to repay the second lien term loan in full at the closing of this offering.

        On September 7, 2012, SSS, SSH and an affiliate entered into a first amended and restated credit agreement with an affiliate of Insight Equity and other lenders named therein. The credit agreement governs SSS's third lien term loan, which matures on September 7, 2017 and bears interest at a rate of 0% per annum. The third lien credit agreement contains affirmative, negative and various financial covenants under which SSS is obligated. As of December 31, 2012, SSS was in compliance with its debt covenants under the third lien credit agreement. We also expect to repay the third lien term loan in full at the closing of this offering.

        As of December 31, 2012, SSS had a total of approximately $103.9 million of indebtedness outstanding under these arrangements.

  AEC Holdings

        On May 16, 2008, AEC Holdings entered into a credit agreement with a syndicate of lenders led by Citibank, N.A. The credit facility, as amended, matures on April 1, 2015, and, as of December 31, 2012, is composed of a $21.3 million term loan facility and a $15.0 million revolving credit facility, which includes a sub-limit of up to $5.0 million for letters of credit. As of December 31, 2012, the revolving credit facility balance outstanding was $13.0 million and the term loan balance was $18.4 million. All of AEC Holdings' property is pledged as collateral under this credit facility. The terms of the credit facility contain customary covenants, including, among others, those that restrict

AEC Holdings' ability to make or limit certain payments, distributions, acquisitions, loans, or investments, incur certain indebtedness or create certain liens on AEC Holdings' assets. As of December 31, 2011 and December 31, 2012, AEC Holdings was in compliance with the covenants in its existing credit facility. We expect to repay all amounts outstanding under the revolving credit and senior term loan facilities in full at the closing of this offering.

  Direct Fuels

        On November 18, 2010, Direct Fuels refinanced its existing revolving credit facility and entered into a revolving credit, term loan and security agreement with a syndicate of lenders led by PNC Bank, National Association. The credit facility, as amended, matures on November 28, 2013, and, as of December 31, 2011, was composed of a $9.7 million term loan facility and a $14.0 million revolving credit facility, which includes a sub-limit of up to $5.0 million for letters of credit. On October 22, 2012, Direct Fuels amended its revolving credit, term loan and security agreement with PNC Bank, National Association. The credit facility, as amended, matures on November 28, 2013, and, as of December 31, 2012, is composed of a $16.7 million term loan facility and a $14.0 million revolving credit facility, which includes a sub-limit of $5.0 million for letters of credit. As of December 31, 2012, the term loan facility and revolving credit facility balances outstanding were $16.7 million and $0.4 million, respectively. Substantially all of Direct Fuels' property is pledged as collateral under this credit facility. The terms of the credit facility contain customary covenants, including, among others, covenants that restrict Direct Fuels' ability to make or limit certain payments, distributions, acquisitions, loans or investments, incur certain indebtedness, or create certain liens on Direct Fuels' assets. As of December 31, 2012 Direct Fuels was in compliance with the covenants in its existing credit facility. We expect to repay all amounts outstanding under the revolving credit and senior term loan facilities in full at the closing of this offering.

Off-Balance Sheet Arrangements

        SSS and AEC do not have any off-balance sheet arrangements.

Contingencies

        There are no contingencies which, in the opinion of management, are likely to have a material impact on the financial condition, liquidity or reported results of any of SSS or AEC.

 Contractual Obligations

        A summary of SSS's contractual obligations as of December 31, 2012 is provided in the following table.

Contractual Obligation	Total	Less Than 1 Year	1-3 Years	3-5 Years	More than 5 Years
	(in thousands)
Long-Term Debt (Including Interest)	$123,341	$11,184	$23,487	$88,670	—
Customer Advances	4,043	4,043	—	—	—
Weber Wet Sand Purchases(1)	22,123	5,947	12,433	3,743	—
Midwest Frac Wet Sand	23,200	2,400	4,800	4,800	11,200
Canadian National	45,000	3,375	8,156	9,563	23,906
Natural Gas Line	517	312	205	—	—
Insurance Obligations	170	170	—	—	—
Office and Equipment Leases	9,493	3,751	4,032	537	1,173

Total	$227,887	$31,182	$53,113	$107,313	36,279

(1)
The aggregate payments are being allocated between sand purchases and a capital lease. The computed allocation to sand purchases is based on 300,000 tons of annual contracted minimum purchases for the remaining term of the contract.

        A summary of AEC's contractual obligations as of December 31, 2012 is provided in the following table.

Contractual Obligation	Total	Less Than 1 Year	1-3 Years	3-5 Years	More than 5 Years
	(in thousands)
Term and revolver loan agreement, principal and interest payments(1)	$34,995	$2,091	$32,904	$—	—
Purchase money loan	556	278	278
Operating lease payments	141	141	—	—	—

Total	$35,692	$2,510	$33,182	$—	—

(1)
Represents estimated principal and interest payments on term and revolver loan.

Quantitative and Qualitative Disclosure About Market Risk

  Commodity Price Risk

        SSS is exposed to market risk with respect to the pricing that it receives for its sand production. Realized pricing for sand from our New Auburn facility is primarily driven by take-or-pay supply agreements with two large well-capitalized oilfield services companies whereas realized pricing at the Barron County dry plant facility is driven by a combination of take-or-pay contracts, fixed volume, and efforts-based agreements in addition to sales on the spot market. The terms of the two New Auburn take-or-pay contracts expire in 2014 and 2021, but either we or our customer may terminate the agreement expiring in 2021 upon 120 days' written notice at any time after the expiration of the period during which the customer is entitled to receive discounts on its purchase price per ton of frac sand in connection with its prior advance payments to us, which will not occur until October 2014 or later. Prices under all of our supply agreements are generally fixed and are subject to adjustment, with limitation, in response to certain cost increases. As a result, SSS's realized prices for its frac sand may not grow at rates consistent with broader industry pricing. During periods of rapid price growth, SSS's realized prices may grow more slowly than those of competitors, and during periods of price decline, its realized prices may outperform industry averages. SSS does not enter into commodity price hedging agreements with respect to its sand production.

        AEC is exposed to market risk with respect to the pricing that it charges for its refined fuels products and that it pays for its transmix, wholesale fuel and other feedstocks. Realized margins for AEC's refined fuel products are determined by the relationship, between the prices it charges for fuel and the prices it pays for transmix, wholesale fuel and other feedstocks. AEC purchases its transmix, wholesale fuel and other feedstocks based on several different regional price indices, the most important of which are the Platt's Gulf Coast gasoline and diesel price postings. The costs of AEC's purchases are generally set on the day that it purchases the products. AEC typically sells its fuel products within seven to ten days of its supply purchases at then prevailing market prices. If the market price for AEC's fuel products declines during this period or generally does not increase commensurate with any increases in its supply and processing costs, AEC's margins will fall and the amount of cash AEC will have available for distribution will decrease. In addition, because AEC values its inventory at the lower of cost or market value, if the market value of our inventory were to decline to an amount less than AEC's cost, it would record a write-down of inventory and a non-cash charge to cost of sales. In a period of declining prices for transmix or refined products, AEC's inventory valuation methodology may result in decreases in its reported net income.

        AEC utilizes financial hedging arrangements whereby it hedges a portion of its gasoline and diesel inventory, which reduces its commodity price exposure on some of its activities.

        The derivative commodity instruments utilized by AEC consist mainly of futures traded on the New York Mercantile Exchange. AEC does not designate these commodity instruments as cash flow hedges under Accounting Standards Codification (ASC) 815, Derivatives and Hedging. As a result, AEC records derivatives at fair value on the consolidated balance sheet with resulting gains and losses reflected in cost of fuel as reported in the consolidated statement of operations. AEC's derivative commodity instruments serve the same risk management purpose whether designated as a cash flow hedge or not. AEC derives fair values principally from published market quotes. The precise level of open position derivatives is dependent on inventory levels, expected inventory purchase patterns and market price trends.

  Interest Rate Risk

        SSS and AEC are exposed to various market risks, including changes in interest rates. Market risk related to interest rates is the potential loss arising from adverse changes in interest rates. We do not believe that changes in interest rates have a material impact on the financial position or results of operations of SSS and AEC during periods covered by the financial statements included in this prospectus.

        SSS manages its exposure to changing interest rates through the use of fixed rate debt. As of December 31, 2012, approximately 45% of SSS's total indebtedness consisted of fixed rate debt.

        AEC is exposed to fluctuations in interest rates since its borrowings are variable rate debt. AEC enters into certain interest rate swap agreements in accordance with its risk management strategy. These agreements do not meet the criteria for hedge accounting, however, these agreements do have the economic impact of mitigating interest rate risk. The interest rate swap agreements are accounted for on a mark-to-market basis through current earnings even though they were not acquired for trading purposes. As of December 31, 2012 and 2011, AEC was not a party to any interest rate swap agreements. AEC recognized derivative contract gains of $0 and $0.2 million in the consolidated statement of operations for the years ended December 31, 2012 and 2011, respectively.

  Counterparty Risk

        AEC is subject to risk of losses resulting from nonpayment or nonperformance by certain counterparties to interest and commodity derivative interests. The credit exposure related to interest and commodity derivative instruments is represented by the fair value of the asset position (i.e., the fair value of expected future receipts) at the reporting date. Should the creditworthiness of one or more of the counterparties decline, AEC's ability to mitigate nonperformance risk is limited to a counterparty agreeing to either a voluntary termination and subsequent cash settlement or a novation of the derivative contract to a third party. In the event of a counterparty default, AEC may sustain a loss which could negatively impact cash receipts.

  Customer Credit Risk

        SSS and AEC are subject to risks of loss resulting from nonpayment or nonperformance by their customers. Each of SSS and AEC examines the creditworthiness of third-party customers to whom credit is extended and manages exposure to credit risk through credit analysis, credit approval, credit limits and monitoring procedures. The top three customers of SSS accounted for 42%, 28%, and 13% respectively of SSS's revenue for the year ended December 31, 2012. AEC's most significant customer accounted for 16% of revenue for the year ended December 31, 2012.

Critical Accounting Policies and Estimates

        Listed below are the accounting policies we believe are critical to our discussion and analysis of financial condition and results of operations, and that we believe are critical to the understanding of our operations.

  Revenue Recognition Policies

        In general, we recognize revenue from customers when all of the following criteria are met:

  •
  persuasive evidence of an exchange arrangement exists;

  •
  delivery has occurred or services have been rendered;

  •
  the price is fixed or determinable;

  •
  collectability is reasonably assured; and

  •
  the risk of loss is transferred to the customer.

In our Sand segment, revenue is generally recognized when sand leaves our plants. The sand is generally transported via railcars or trucking companies hired by the customer. Our revenues are primarily a function of the price per ton realized and the volumes sold. The majority of our revenues from our New Auburn facility are currently realized through take-or-pay supply agreements with two large well capitalized oilfield services companies whereas the majority of revenues at our Barron dry plant facility is driven by a combination of take-or-pay contracts, fixed volume and efforts-based agreements in addition to sales on the spot market. The terms of the two New Auburn take-or-pay contracts expire in 2014 and 2021, but either we or our customer may terminate the agreement expiring in 2021 upon 120 days' written notice at any time after the expiration of the period during which the customer is entitled to receive discounts on its purchase price per ton of frac sand in connection with its prior advance payments to us, which will not occur until October 2014 or later. These agreements define, among other commitments, the volume of product that our customers must purchase, the volume of product that we must provide and the price that we will charge and that our customers will pay for each ton of contracted product. Prices under all of our supply agreements are generally fixed and subject to adjustment, upward or downward, only for certain changes in published producer cost indices or market factors. With respect to the take-or-pay arrangements, if the customer is not allowed to carry forward minimum quantities under the terms of the contract, we recognize revenues to the extent of the minimum contracted quantity, assuming payment has been received or is reasonably assured. If deficiencies can be made up, receipts in excess of actual sales are recognized as deferred revenues until production is actually taken or the right to make up deficiencies expires. As a result, there are uncertainties as to when and whether the requirements for the recognition of revenue from our take-or-pay arrangements will be satisfied and, in determining whether or when to recognize revenue under our take-or-pay contracts, management makes judgments regarding a customer's ability to pay and whether a customer will purchase less than the contracted volume.

        In our Fuel Processing and Distribution segment, revenue is generally recognized when fuel is loaded onto a customer-provided truck. We recognize revenue related to terminal and reclamation services and sales of motor fuels, net of trade discounts and allowances, in the reporting period in which the services are performed and motor fuel products are transferred from our terminals, title and risk of ownership pass to the customer, collection of the relevant receivable is probable, persuasive evidence of an arrangement exists and the sales price is fixed and determinable.

  Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of income and expenses during the reporting period. Actual results could differ from these estimates. The accounting estimates that require the most significant, difficult and subjective judgment include:

  •
  allowance for doubtful accounts;

  •
  recognition of revenue under take-or-pay contracts;

  •
  recognition of capital lease liability;

  •
  estimated future lease payments under capital lease liability;

  •
  the assessment of recoverability of long lived assets;

  •
  useful lives of property, plant and equipment; and

  •
  the recognition and measurement of loss contingencies.

        We make every effort to record actual volume and price data, however, there may be times where we need to make use of estimates for certain revenues and expenses. If the assumptions underlying our estimates prove to be substantially incorrect, it could result in material adjustments in results of operation.

  Depreciation Methods and Estimated Useful Lives of Property, Plant and Equipment and Depletion

        In general, depreciation is the systematic and rational allocation of an asset's cost, less its residual value (if any), to the periods it benefits. All of our property, plant and equipment is depreciated using the straight-line method, which results in depreciation expense being incurred evenly over the life of an asset. Our estimate of depreciation expense incorporates management assumptions regarding the useful economic lives and residual values of our assets. At the time we place our assets in-service, we believe such assumptions are reasonable; however, circumstances may develop that would cause us to change these assumptions, which would change our depreciation amounts prospectively. Examples of such circumstances include:

  •
  changes in laws and regulations that limit the estimated economic life of an asset;

  •
  changes in technology that render an asset obsolete;

  •
  changes in expected salvage values; or

  •
  significant changes in the forecast life of proved reserves of applicable gas production basins, if any.

        Our frac sand is initially recognized at cost, which approximates estimated fair value as of the date of acquisition. The provision for depletion of the cost of frac sand is computed on the units-of-production method. Under this method, we compute the provision by multiplying the total cost of the frac sand by a rate arrived at dividing the physical units of sand produced during the period by the total estimated frac sand at the beginning of the period.

Asset Retirement Obligations

        We follow the provisions of Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") 410-20-05, Accounting for Asset Retirement Obligations, or ASC 410-20-05. ASC 410-20-05 generally applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or the normal operation of a long-lived asset.

        Under ASC 410-20-05, SSS recognized an estimated liability for costs associated with the abandonment of sand mining properties. A liability for the fair value of an asset retirement obligation with a corresponding increase to the carrying value of the related long-lived asset is recognized at the time the land is mined. The increased carrying value is depleted using the unit-of-production method, and the discounted liability is increased through accretion over the remaining life of the mine site. The estimated liability is based on historical industry experience in abandoning mine sites, including estimated economic lives, external estimates as to the cost to bringing back the land to federal and state regulatory requirements. For the liability recognized, SSS utilized a discounted rate reflecting management's best estimate of its credit-adjusted risk-free rate. Revisions to the liability could occur due to changes in the estimated costs, changes in the mine's economic life or if federal or state regulators enact new requirements regarding the abandonment of mine sites.

Impairment of Long-Lived Assets

        In accordance with FASB ASC Topic 360, Accounting for the Impairment or Disposal of Long-Lived Assets, long-lived assets are reviewed for impairments whenever events or changes in circumstances indicate that the related carrying amount may not be recoverable. If circumstances require a long-lived asset to be tested for possible impairment, we first compare undiscounted cash flows expected to be generated by an asset to the carrying value of the asset. If the carrying value of the long-lived asset is not recoverable on an undiscounted cash flow basis, impairment is recognized to the extent that the carrying value exceeds its fair value. Assets to be disposed of are reported at the lower of the carrying amount or fair value less selling costs. The recoverability of intangible assets subject to amortization is evaluated whenever events or changes in circumstances indicate that the carrying value of the assets may not be recoverable.

Accounting for Contingencies

        Our financial results may be affected by judgments and estimates related to loss contingencies. Litigation contingencies may require significant judgment in estimating amounts to accrue. We accrue liabilities for litigation contingencies when such liabilities are considered probable of occurring and the amount is reasonably estimable.

 Recently Issued Accounting Pronouncements

        In May 2011, FASB issued Accounting Standards Update (ASU) No. 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs, or ASU 2011-04. ASU 2011-04 changes some fair value measurement principles under GAAP, including a change in the valuation premise and the application of premiums and discounts. It also contains some new disclosure requirements under GAAP. It is effective for interim and annual periods beginning after December 15, 2011. The adoption of this new guidance did not have a significant impact on our financial position, cash flows or results of operations.

Recently Enacted Legislation

        Section 107 of the JOBS Act provides that an "emerging growth company" can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an "emerging growth company" can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are electing to delay such adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result of such election, our financial statements may not be comparable to the financial statements of other public companies. We may take advantage of these reporting exemptions until we are no longer an "emerging growth company."

Internal Controls and Procedures

        Prior to the completion of this offering, we and SSS and AEC, which together constitute our predecessor for accounting purposes, have been private entities, with limited accounting personnel to adequately execute our accounting processes and limited other supervisory resources with which to address our internal control over financial reporting. As such, both SSS and AEC have failed in the past to maintain an effective control environment to ensure that the design and execution of our controls has consistently resulted in effective review of our financial statements and supervision by appropriate individuals.

        We and our independent registered public accounting firm concluded that these control deficiencies constituted material weaknesses in our control environment. Under standards established by the Public Company Accounting Oversight Board, a material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected and corrected on a timely basis.

        Specifically, the identified material weaknesses related to the following:

  •
  in connection with the audit of the consolidated financial statements of SSS for the year ended December 31, 2010 and again in connection with the audit of the consolidated financial statements of SSS for the year ended December 31, 2011, SSH's management identified a material weakness relating to the failure to record certain entries and adjustments during the year-end closing process; and

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  in connection with the audit of the consolidated financial statements of AEC for the year ended December 31, 2010, AEC Holdings' management identified a material weakness relating to access to and security controls on AEC's inventory and transaction management software.

        AEC remediated the material weakness identified with respect to its 2010 audit, primarily through the implementation of logistical and security controls with respect to its information technology, and that material weakness did not recur in 2011 or 2012.

        SSS remediated the material weakness identified with respect to its 2010 and 2011 audit, primarily through the hiring of more senior and experienced accounting and finance personnel, and that material weakness did not recur in 2012.

        Upon the completion of this offering, we will become subject to the public reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Section 404 of the Exchange Act will require us to annually review and report on, and our independent registered public accounting firm to attest to, the effectiveness of our internal controls over financial reporting. Although we will be required to disclose changes made in our internal control and procedures on a quarterly basis, we will not be required to make our first annual assessment of our internal control over financial reporting pursuant to Section 404 until the fiscal year ending December 31, 2013. Our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting until the later of the year following our first annual report required to be filed with the SEC or the date we are no longer an "emerging growth company," which may be up to five full fiscal years following this offering.

INDUSTRY

Frac Sand Industry

  Overview

        The commercial silica industry consists of businesses that are involved in the mining, processing and sale of commercial silica. Commercial silica, also referred to as "silica," "industrial sand and gravel," "silica sand" and "quartz sand," is a term applied to sands and gravels containing a high percentage of silica (also known as silicon dioxide or SiO2) in the form of quartz. Commercial silica deposits occur throughout the United States, but mines and processing facilities are typically located near developed rail infrastructure, which facilitates access to markets. Other factors affecting the feasibility of commercial silica production include deposit composition, product quality specifications, land-use and environmental regulation, including permitting requirements, access to electricity, natural gas and water and a producer's expertise and know-how.

        The low relative cost and special properties of commercial silica—chemistry, purity, grain size, color, inertness, hardness and resistance to high temperatures—make it critical to a variety of industries and end-use markets, including oil and natural gas recovery, glass production, the manufacturing of building products, the production of molds for metal castings and in the fillers and extenders end-use markets. In particular, commercial silica is a key input in the hydraulic fracturing techniques used in the development of unconventional oil and natural gas resource basins.

  Oil and Natural Gas Proppants

        Advances in unconventional oil and natural gas extraction techniques, such as horizontal drilling and hydraulic fracturing, have allowed for significantly greater extraction of oil and natural gas trapped within unconventional resource basins such as shale rock. The hydraulic fracturing process consists of pumping fluids down an oil or natural gas well at pressures sufficient to create fractures in the hydrocarbon-bearing rock formation in order to increase the flow rate of hydrocarbons from the well. A granular material, called proppant, is suspended and transported in the fluid and fills the fracture, "propping" it open once high-pressure pumping stops. The proppant-filled fracture creates a conductive channel through which the hydrocarbons can flow more freely from the formation to the well and then to the surface. Proppants therefore perform the vital function of promoting the flow, or conductivity, of hydrocarbons over a well's productive life.

        There are three primary types of proppant that can be utilized in the hydraulic fracturing process: commercial silica (known as frac sand), resin-coated sand and ceramic. Proppant typically costs between $30 to $100 per ton for frac sand and up to $500 to $700 per ton for the highest grade ceramics, with pricing for coated sand selling at a slight discount relative to ceramics. Because the price of proppant represents a significant cost to completing an oil or natural gas well, particularly for synthetic proppants, such as ceramics and resin coated sand, operators are price sensitive when selecting which proppant to use when completing a well. During periods of depressed energy prices, some operators may settle for lower cost and lower conductivity frac sands even though well productivity may be impacted.

        Frac sand represents the lowest cost and largest volume of proppant supplied to pressure pumping companies and operators. According to the PropTester® Report, frac sand (and sand substrate used for resin coating) represented approximately 90% of all primary proppant types supplied in 2012. In addition, we believe operators are migrating to high-quality frac sand as their proppant of choice in most unconventional resource developments in circumstances where frac sand will yield results equivalent to higher priced synthetic alternatives. Therefore, since 2000, increased demand for frac sand, particularly coarser sand (such as 16/30, 20/40 and 30/50 mesh), and constrained supply increases have resulted in favorable pricing trends for frac sand producers.

        Reflecting these industry dynamics, the PropTester® Report estimates the 2012 global frac sand market consumption (and sand substrate used for resin coating) at approximately 31.8 million tons, an increase of approximately 3.2 million tons (or 11.2%) compared to approximately 28.6 million tons in 2011. The United States is the single largest consumer of proppants, followed by Canada. Within the United States, the 2013 USGS Minerals Yearbook Summary, published February 2013, reports that 25.7 million tons of frac sand were consumed in the United States in 2012 compared to 16.3 million tons in 2011, a 58% increase. According to the USGS, frac sand consumption increased approximately 85% in 2010 to approximately 13.3 million tons, compared to approximately 7.2 million tons of frac sand produced in 2009. The following chart depicts historical global and U.S. consumption of frac sand in the oil and gas proppants market from 2000 through 2011.

Sources: PropTester® Report and the 2013 USGS Minerals Yearbook.

        Because the selection of a particular proppant can account for a meaningful portion of the cost to complete an oil or natural gas well and, therefore, the economics of a well, operators must balance concerns of cost, availability and performance when selecting which type of proppant to use in their drilling operations. Frac sand must meet stringent technical specifications set forth by ISO and API including, among others, coarseness, crush resistance, conductivity, sphericity, acid solubility, purity and turbidity. Certain of these characteristics are of prominent importance because they influence both availability and pricing of frac sand and can have a significant impact on the ultimate production rate and profitability of a well. These key characteristics are coarseness, crush resistance and conductivity.

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  Coarseness.  Generally, frac sand is produced and sold in whole grain (unground) form. Frac sand grain size is critical to hydraulic fracturing operations in order to satisfy downhole conditions and well completion design. Mesh size is used to describe the size of frac sand grain size and is determined by sieving the sand through screens with uniform openings corresponding to the desired grain size. The vast majority of grains range from 12 to 140 mesh (representing the number of openings per linear inch on a sizing screen) and include standard sizes, such as 12/20, 16/30, 20/40, 30/50 and 40/70. To receive a standard size designation, 90% of a particular batch of product must fall within the designated sieve sizes. As a result, for a sand to be designated as, for example, 12/20 mesh, 90% of that sand must pass through a 12 mesh sieve and be retained by a 20 mesh sieve. Larger, coarser sand grains (such as 16/30, 20/40 and 30/50 mesh) are typically used in hydraulic fracturing processes targeting oil and liquids-rich gas recovery, while smaller, finer grains (such as 40/70 and higher mesh) are used primarily in dry gas drilling applications.

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  Crush Resistance.  Compressive strength, or crush resistance, is an important factor in deeper fracturing applications where downhole pressures become more extreme. Generally, frac sands need to be nearly pure quartz, spherical and have high compressive strength, typically between 6,000 psi and 9,000 psi. Our Wisconsin sand reserves at our New Auburn and Barron County facilities provide us access to a wide range of high-quality sand that meets or exceeds all API specifications, including crush strength ranging from 8,000 to 10,000 psi for the most commonly used grades of frac sand.

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  Conductivity.  Conductivity represents a multiple of the permeability of the proppant and the width of the proppant, which dictates the sand's ability to prop open a fracture and allow hydrocarbons to flow. Greater proppant conductivity results in enhanced well performance in hydraulic fracturing operations.

        In fracturing a well, operators must select a proppant that is transportable into the fracture, is compatible with frac and wellbore fluids, permits acceptable cleanup of frac fluids and can resist flowback. In addition, the proppant must be thermally stable, chemically inert, environmentally benign and readily available in adequate quantities. Frac sands that meet these specifications are typically mined from poorly cemented Cambrian and Ordovician sandstones and from unconsolidated alluvial sands locally derived from these sandstones.

        High-quality northern Ottawa white frac sand resources are largely limited to select areas, predominantly the upper Midwest United States. The State of Wisconsin has abundant resources of high-quality, northern Ottawa white frac sands found in marine sandstones of the Cambrian age that are desirable for use in hydraulic fracturing. Several geologic formations located in Wisconsin contain silica sands with favorable characteristics for use as a proppant: nearly pure quartz content, highly spherical shape, uniformity and high crush resistance. While most known ore bodies possess a heavy concentration of 40/70 mesh, a limited number of these Wisconsin deposits possess generally coarser sand formations, with less of a concentration of 40/70 mesh, and therefore are well-suited to optimize production in oil- and liquids-rich areas and currently command premium market pricing in comparison to other frac sands, such as brown and southern white sand found in Arkansas, Missouri, Oklahoma and Texas. In addition, Wisconsin's silica sand resources are generally found near the surface of the formations, which lowers the cost of mining the sand relative to sand that is found deeper under the surface of the formations. The principal areas of interest in the state for sand mining have been in western Wisconsin, with the coarser deposits located in the northernmost locations, including the deposits mined by us.

        The locations identified on the map below detail the outcrop areas of Cambrian quartz sandstones found primarily in Wisconsin.

Source: U.S. Geological Survey as of 1974

Demand Trends

        The primary factors currently influencing demand for frac sand in the United States are the level of horizontal drilling activity by exploration and production companies and the level of associated hydraulic fracturing services, specifically the volume of proppant pumped per fracturing stage and per well on an aggregate basis. Since late 2010, there has been a significant increase in both horizontal drilling activity and related hydraulic fracturing services, which has resulted in a corresponding increase in demand for frac sand and other proppants. According to the Freedonia Report, North American raw frac sand demand, by weight, grew 29% per year from 2006 to 2011 and is expected to grow 7.3% per year from 2011 to 2016. The following chart illustrates historical and forecasted proppant demand and Raw Frac Sand prices for certain years from 2001 to 2021.

Historical and Projected Proppant Demand and Raw Frac Sand Price

Source: The Freedonia Group

        The following trends have contributed to the significant increase in demand for frac sand.

  Increased Exploration and Production of Unconventional Resource Plays

        Ongoing and increased exploration and production of unconventional oil and natural gas fields has led to increased demand for hydraulic fracturing services and frac sand. Two technologies—horizontal drilling and hydraulic fracturing—are critical to recovering oil and natural gas from unconventional resource formations. These activities require material inputs of frac sand and other proppants. Whereas a traditional vertical well typically may require 50 to 250 tons of proppant, a horizontal well typically involves high-volume proppant stimulation completions often requiring 1,500 to 3,000 tons or more. The following chart identifies trends in the number of horizontal drilling rigs from 2004 to 2012.

Source: Baker Hughes Inc. as of March 1, 2013

  Technological Improvements and Positive Impacts of Increased Proppant Use

        Advances in drilling and completion technologies have made the development of many unconventional resource formations, such as oil and natural gas shales, economically attractive. In addition, horizontal wells have become longer and more complex, which has intensified demand for frac sand and other proppants. Technological improvements have led to this increase in demand as a result of:

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  improved drilling rig productivity, resulting in more wells drilled per year per rig;

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  increases in the number of fracturing sites within each well where fracturing occurs and proppant is needed;

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  increases in the length of the horizontal distance covered in each stage of the well; and

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  increases in proppant use per foot completed in each fracturing stage that has caused measured improvement compared to the production curve of wells using lower proppant volume.

  Increased Drilling in Oil- and Liquids-Rich Formations

        In addition to the overall increase in the number of horizontal drilling rigs, over the last four years, there has been a significant shift in drilling activity in the United States from dry gas formations to oil- and liquids-rich formations, which has led to a corresponding increase in demand for coarser frac sands that facilitate the conductivity of oil- and liquids-rich drilling applications. For example, according to the North American rig count data published by Baker Hughes Inc., at January 4, 2008, there were approximately 300 rigs drilling for oil and over 1,450 rigs drilling for natural gas in the United States. At March 1, 2013, there were over 1,333 drilling rigs operating in oil- and liquids-rich areas of the United States, while the natural gas rig count had declined to approximately 420. The following chart illustrates the recent trends depicting the increase in the oil-related rig count as compared to the natural gas-related rig count.

        Historical U.S. Rig Count by Hydrocarbon

Source: Baker Hughes Inc., as of March 1, 2013

        The trend towards oil-related rigs indicates an ongoing demand increase for coarser proppants as oil, being a coarser molecule than natural gas, often requires a larger proppant to effectively and economically drain a reservoir. In general, oil- and liquids-rich formations require a higher percentage of coarser proppants such as 16/30, 20/40 and 30/50 mesh, whereas many unconventional dry natural gas formations are fracture stimulated with large volumes of fine grained 40/70 and 100 mesh proppants. The increased drilling activity in oil- and liquids-rich formations in the United States is primarily taking place in unconventional shale plays, such as the Eagle Ford, Bakken, Niobrara and Utica Shales, and other unconventional formations, such as the Mississippian formation in Oklahoma. Although the exploration and production industry is cyclical and oil prices have historically been volatile, we believe that many of the oil- and liquids-rich plays are economically attractive at prices substantially below the current prevailing prices for oil and liquids-rich gas. We believe this should provide continued and growing opportunities for drilling activity in oil- and liquids-rich formations and continued growth in demand for coarser frac sands.

Extraction and Production Processes

        Frac sand deposits are formed from a variety of sedimentary processes and have distinct characteristics that range from hard sandstone rock to loose, unconsolidated dune sands. While the specific extraction method utilized depends primarily on the deposit composition, most frac sand is mined using conventional open-pit bench extraction methods and begins after clearing the deposit of any overlaying soil and organic matter. The sand deposit composition and chemical purity also dictate the processing methods and equipment utilized. For example, broken rock from a sandstone deposit may require one, two or three stages of crushing to liberate the sand grains required for most markets. Unconsolidated deposits may require little or no crushing, as sand grains are not tightly cemented together.

        After extracting the ore, the sand is washed with water to remove fine impurities such as clay and organic particles. In some deposits, these fine contaminants or impurities are tightly bonded to the surface of the sand grain and require attrition scrubbing to be removed. Other deposits require the use of flotation to collect and separate contaminants from the sand. When these contaminants are weakly magnetic, special high intensity magnets may be utilized in the process to improve the purity of the final frac sand product. After the sand has been washed, most output is dried prior to sale. In order to meet the requirements of the oilfield services industry, frac sand is dried until it contains no moisture. The final step in the production process involves the classification of frac sand according to its coarseness.

Product Distribution

        Most frac sand is shipped in bulk to customers by truck or rail. The frac sand industry has experienced a shift away from truck to rail as service companies are more willing to invest in transportation infrastructure in order to obtain access to high-end proppants in an effort to improve hydraulic fracturing production. In 2011, the frac sand industry experienced a shortage of railcars needed to haul frac sand due to increased demand. As of the fourth quarter of 2012, the industry is adequately equipped from a rail car supply perspective, but shipment volumes remain constrained by the lack of frac sand transloading and storage infrastructure available in close proximity to highly active unconventional oil and natural gas basins. As more transloading and storage infrastructure comes online during 2013, decreased rail transit times should further alleviate rail related supply constraints.

        Transportation cost represents a significant portion of the overall delivered product cost of frac sand. The majority of sand production transported by truck is sold within approximately 200 miles of the producing facility because the cost of transportation beyond that distance generally makes the frac sand uneconomic to the customer. This limitation emphasizes the importance of rail access for low-cost delivery outside of the 200-mile trucking radius. Therefore, locating a frac sand production facility near rail infrastructure is one of the most important considerations for producers and customers. Despite the expense, transporting frac sand for use in oil and natural gas recovery by rail over long distances is economically feasible because of its importance in extracting a high-value end product, particularly in high commodity price cycles.

Supply Trends

        Supplies of frac sand have historically failed to keep pace with demand. Furthermore, recent increases in frac sand capacity have largely consisted of 30/50 and finer mesh sizes; however, coarser sands, such as 20/40, have been a primary focus for most new hydraulic fracturing activity for oil and liquids-rich gas wells. As a result of the economic downturn of 2008 and 2009, there was no significant expansion of domestic frac sand production. The increasing trend in oil- and liquids-rich drilling activity and the corresponding increase in demand for frac sand severely strained the available supply of high-quality coarser frac sands (such as 16/30, 20/40 and 30/50 mesh) in 2011 and led to significant efforts to develop additional sand reserves and associated processing facilities. While both large and small producers have implemented or announced some supply expansions, several key constraints to increasing production on an industry-wide basis remain, including:

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  the difficulty of finding silica reserves suitable for use as frac sand, which are largely limited to select areas of the United States and which, according to the ISO and API, must meet stringent technical specifications, including, among others, coarseness, crush resistance, conductivity, sphericity, acid solubility, purity and turbidity;

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  the difficulty of identifying reserves with the above characteristics that either are located in close proximity to oil and natural gas reservoirs or have rail access capable of delivering frac sand to major unconventional resource basins at an economical cost;

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  the difficulty of securing mining, production, water, air, road, refuse and other federal, state and local operating permits from the proper authorities (some of which are imposing moratoriums on frac sand mining operations), which can require up to three years to complete and has become increasingly complex, in terms of both technical requirements and the evolving objectives of the local stakeholders in the areas in which frac sand may be available;

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  the difficulty of securing contiguous reserves of silica large enough to justify the capital investment required to develop a mine and processing plant, particularly for 16/30, 20/40 and 30/50 mesh frac sand where demand has exceeded the pace of new and existing mine capacity expansions;

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  a lack of industry-specific geological, exploration, development and mining knowledge and experience needed to enable the identification, acquisition and development of high-quality reserves; and

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  the difficulty of securing long-term contracts, take-or-pay or otherwise, with a large enough portfolio of customers to justify making a substantial capital commitment in new mining operations.

Pricing

        Since 2000, the increased demand for frac sand from customers in the oil and gas proppants market and limited supply increases have resulted in favorable pricing trends for frac sand producers. According to the Freedonia Report, frac sand prices increased at an average annual rate of 4.7% from 2001 to 2011. In addition, the shift of drilling activity in the United States from dry gas formations to oil and liquids-rich natural gas formations has led to a corresponding increase in demand for coarser frac sands and, as a result, the prices for coarser frac sands have risen more than the prices for finer frac sand since 2008. The U.S. Bureau of Labor Statistics Producer Price Index for Industrial Sand Mining—Secondary Products, which includes frac sand, suggests that prices rose 2.4% during the twelve month period ended December 31, 2012. Certain data points indicate that spot prices for domestic orders of frac sand have declined in recent months; however, prices have increased in northwest Canada and other international markets. We currently believe that the market will support contracts for frac sand at prices similar to our current contracts, and that our revenues will be further supplemented through logistics and supply chain services.

Fuel Processing and Distribution Industry

Overview

        The primary driver of activity and earnings in our Fuel Processing and Distribution segment is our transmix operations. The transmix industry consists of businesses that process and separate transportation mixture, which is the liquid interface, or fuel mixture, that forms when multiple types of petroleum are transported sequentially through a pipeline. Pipeline operators send large batches of different fuel products (such as gasoline, diesel and jet fuel) through the same pipeline, in sequence, to receiving terminals. Generally, product batches are placed directly against each other, without any practical means of keeping them separated. Some mixing of fuels occurs at the interface of different batches in a pipeline. The actual volume of mixed material generated depends on a number of physical parameters including product sequencing decisions made by pipeline operators and the flow rate of the pipeline. Transmix can also be generated when the wrong type of refined fuel product is put in a tank or pipeline creating fuel that no longer meets the appropriate specifications. This situation, called a "cross dump," generates much less transmix than the mixing of different fuels in refined product pipelines.

        As the transmix reaches the receiving terminal, it is "cut-out" of the refined products pipeline and transferred to a dedicated storage tank at the terminal. Each transmix "cut" consists of some mixture of gasoline, diesel, jet fuel or other previously certified petroleum product. Pipeline operators focus on maintaining a balance between minimizing transmix and ensuring that terminal operators never exhaust their supply of refined products. Since fuel terminals generally do not have sufficient storage for more than a few days' worth of sales, pipeline operators must make frequent changes between the various refined products that they transport. The chart below illustrates how different varieties of fuel are transported through pipelines and how transmix is generated as a by-product of those shipments.

        There are three ways that transmix can be re-introduced into the pool of refined products in order to meet applicable industry standards. First, it can be blended into refined products with no further processing. Because blending transmix into refined products can create potential quality problems, only a limited portion of the transmix that is produced is blended in this manner. Second, transmix can be sent to a refinery, blended with crude oil and then separated into refined products through the crude oil refining process. Major refineries, however, prefer not to process transmix because their refining capacity is typically constrained. Additionally, processing transmix is less economical for them than processing crude oil due to relatively lower volumes, higher acquisition costs, decreased operating efficiencies and concerns over additives in the transmix supply that may impact the life of the catalysts. Finally, transmix can be sold to a specialty transmix processor, such as our subsidiaries Direct Fuels and AEC, for further processing into refined products. We believe this last option is the most efficient means of handling transmix and that producers of transmix generally choose to sell their product to specialty transmix processors.

Supply and Demand

        As the chart below illustrates, total consumption of liquid fuels in the United States, including both fossil fuels and biofuels, is expected to remain relatively stable from 2011 (19.1 million barrels per day) to 2035 (to 19.9 million barrels per day), according to the EIA. The transportation sector is expected to continue to account for the largest percentage of demand for liquid fuels (as measured by energy content), accounting for approximately 71% and 72% of total liquids consumption in 2011 and in 2035, respectively.

Source: Annual Energy Outlook 2012 published by the Energy Information Administration in June 2012

        We believe that transmix processing volumes generally increase or decrease at approximately the same rate as liquid fuel consumption. Transmix volume is also driven by changes in governmental regulations. For example, transmix volumes increased significantly in 2006 due to regulations promulgated by the EPA in mid-2006 that required a reduction in the sulfur content of diesel fuel. In particular, the maximum allowable sulfur content for on-road diesel fuel was reduced from 500 ppm (low sulfur diesel) to 15 ppm (ultra-low sulfur diesel). In order to prevent contamination of the lower-sulfur fuels traveling through pipelines, pipeline operators had to reconfigure the way fuel was transported, which resulted in more interfaces between products and deeper "cuts" in those interfaces. Under the EPA's regulations, all on-road and off-road diesel had to meet a 15 ppm sulfur standard as of June 2010. There is no specific transition date required for locomotive and marine diesel; however, railroads must begin purchasing Tier 4 locomotives, which only accept 15 ppm sulfur diesel, starting in 2015. As a result, 500 ppm sulfur diesel will be phased out of the locomotive market over a several year period beginning in 2015. Other than the sulfur standards for diesel fuel, we believe there are currently no pending regulatory changes that will impact the volume of transmix produced in the United States.

        Producers of transmix, which are primarily pipeline and fuel terminal operators, generally evaluate processors of transmix based on several criteria, the most important of which are price and service. Price is principally driven by the cost of transporting the transmix to the processor. Transmix producers that are connected to outbound refined product pipelines have more alternatives for finding transmix processors and, as a result, are generally able to negotiate more favorable transmix pricing terms. Many producers of transmix, however, must rely on trucks to transport their transmix. The high cost of moving transmix by truck limits the distance that the product can be economically delivered to a processor. In addition, terminal operators have limited storage available for transmix. If transmix storage tanks become full, then it becomes necessary to shut the pipeline down or transfer transmix into a finished product tank, which results in the need to downgrade a substantial amount of finished product. Therefore, transmix producers typically select processors that demonstrate an ability to handle large volumes of transmix with little or no lead time.

        Apart from the importance of price, which is driven primarily by geographic location, and demonstrated ability to service supplier needs, other effective barriers to entry exist in the transmix processing business. New transmix processors are difficult to establish because they require extensive municipal, state and federal air and land-use permits, tank storage, access to inexpensive feedstocks, economical access to bring in octane-boosting additives and loading racks to transfer the refined products onto trucks. The map below shows the 19 dedicated transmix processing plants that we believe were operating in the United States as of December 2012.

        Transmix processors have two alternatives for selling their finished product. The first is to sell it in the local market across a truck rack. The second is to store large batches and then send it via pipeline, rail, truck or barge into other markets for sale. The first alternative is generally preferred because fewer intermediaries are involved, which reduces cost. Additionally, product can be sold as soon as it is produced, which significantly reduces the amount of inventory of finished product stored locally. As a result, the most favorable location for a transmix processing facility is at a bulk fuel terminal with a truck loading rack in a large metropolitan area.

        This method of processing and selling transmix can be enhanced in several ways. First, the supply of refined product from the transmix operation can be supplemented with additional refined products purchased on a wholesale basis. Second, many sellers of refined fuels do not want to make the significant investment required to purchase a bulk fuel terminal and would rather secure the right to sell their product through bulk fuel terminals owned and operated by companies like ours. These strategies facilitate a transmix processor's ability to attract and retain customers while also enhancing returns on invested capital.

        Bulk fuel terminals require several attributes to be successful, including connectivity to supply, accessibility to end-use markets and storage capacity. A bulk fuel terminal's connectivity to multiple sources of supply helps ensure reliable and economic sources of inbound product. The most common and economical means of bringing supply into bulk fuel terminals are via pipeline and barge, although some bulk fuel terminals are also set up to receive product via rail, truck and barge. In addition, a bulk fuel terminal's close proximity to the ultimate end-use market is important because transportation costs are a significant component of overall fuel costs. In addition, maintaining loading racks that can transfer large quantities of fuel quickly and efficiently reduces idle time while product is loaded. Furthermore, bulk fuel terminals require sufficient product storage capacity in order to maintain sufficient inventory levels and meet customers' demands for finished product.

BUSINESS

Overview

        We are a growth-oriented limited partnership recently formed by management and affiliates of Insight Equity to own, operate, acquire and develop a diversified portfolio of energy service assets. We believe this diversification provides a more stable cash flow profile compared to companies with operations in only one business or one location. Our operations are organized into two service oriented business segments:

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  Sand, which primarily consists of mining and processing frac sand, a key component used in hydraulic fracturing of oil and natural gas wells; and

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  Fuel Processing and Distribution, which primarily consists of acquiring, processing and separating the transmix that results when multiple types of refined petroleum products are transported sequentially through a pipeline.

We conduct our Sand operations through our subsidiary SSS and our Fuel Processing and Distribution operations through our subsidiaries Direct Fuels and AEC. Our Sand segment is expanding rapidly and we expect it to continue to provide a significant majority of our cash available for distribution in the future.

        Our Sand segment consists of facilities in New Auburn, Wisconsin, Barron County, Wisconsin and Kosse, Texas that are optimized to exploit the reserve profile in place at each location and produce high-quality frac sand. Our Wisconsin sand reserves at our New Auburn and Barron County facilities provide us access to a wide range of high-quality sand that meets or exceeds all API specifications and includes a significant concentration of 16/30, 20/40 and 30/50 mesh sands, which have become the preferred sand for oil and liquids-rich gas drilling applications. We believe that our Wisconsin reserves provide us access to a disproportionate amount of coarse sand (16/30, 20/40 and 30/50 mesh sands) compared to other northern Ottawa white deposits located in Wisconsin's Jordan, St. Peter and Wonewoc formations. According to the PropTester® Report, many of the northern Ottawa white deposits in these formations contain less than 30% 40 mesh and coarser substrate. However, our sample boring data has indicated that our Wisconsin reserves contain deposits of nearly 35% 40 mesh or coarser substrate with our Barron reserves being comprised of more than 60% 50 mesh or coarser substrate. We are also one of a select number of mine operators that can offer commercial amounts of 16/30 mesh sand, the coarsest grade of widely-used frac sand on the market, which along with other coarse sands is currently subject to high demand from our customers. The coarseness of our reserves also provides us with a meaningful cost advantage, as companies with a low concentration of coarse sand must typically expend the resources necessary to mine a large amount of fine grain sand that currently has little commercial value. Further, if demand increases for dry gas drilling applications that utilize fine grain sands, our production costs per ton of sand would improve and we believe that we would be well-positioned to compete in that market.

        Our New Auburn sand facility has on-site rail car loading facilities, which are designed to accommodate approximately 20% more volume daily than the maximum daily output of our dry plant, and 4.5 miles of existing rail track that connects our facility to the Union Pacific rail line and provides us with direct shipping access to all of the major shale basins in the United States and Canada with direct access to high-activity areas of oil production in Texas, Oklahoma, Colorado and the western United States. Using our existing on-site rail track, we have shipped sand in unit trains, which are dedicated trains (typically 80 to 120 rail cars in length) chartered for a single delivery destination that usually receive priority scheduling and result in a more cost-effective method of shipping than standard rail shipment, out of our New Auburn facility. We have enclosed the facility, giving us the ability to dry and load approximately 40 rail cars of frac sand per day independent of outside weather conditions. Our location in Wisconsin also provides our customers with economical access to barging terminals on the Mississippi River as well as access to Duluth, Minnesota, for loading onto ocean going vessels for international delivery.

        Our Barron facility, which became fully operational in December 2012, currently consists of a sand mine and a wet plant on land that we currently lease and a dry plant on land that we own. This enclosed facility has a rated production capacity of 8,800 tons per day year-round, or roughly 80 rail cars, and has on-site rail car loading facilities capable of loading up to approximately 10,000 tons of frac sand into rail cars per day. We utilize 3.1 miles of existing rail track that connects our facility to the rail line owned by Canadian National, making our Barron facility one of only three active Wisconsin-based frac sand mines, and the only one with significant available capacity for future production growth, located on the Canadian National line. Our direct connection to the Canadian National line allows us to offer direct access to the rapidly growing oil and gas shale plays in northwestern Canada and the northeastern United States. In addition, we are currently the only frac sand provider in Wisconsin located on Canadian National's high-capacity rail line designed for rail cars with a 286,000 pound capacity, which will allow us to transport heavier loads and result in reduced transportation costs relative to competitors that only have access to lower capacity infrastructure.

        We expect to construct a second wet plant at our Barron facility in order to increase our production capacity. We currently anticipate that this second wet plant will become operational in the first half of 2014 and will have the capacity to process 1.2 million tons of wet sand per year when completed. We have identified property suitable for use as the site of the second wet plant, which we expect will provide us access to the same wide range of high-quality sand that we currently have through our existing Wisconsin facilities.

        We believe that the connectivity of our Barron facility to the Canadian National rail line, combined with our existing connection with the Union Pacific line at our New Auburn facility, will provide us enhanced flexibility to accommodate customers located in shale plays throughout North America. We also expect that access to these two rail lines will allow us to provide single line hauls to more shale plays, resulting in faster transit times and a lower delivered cost per ton.

        We also mine frac sand at our facility in Kosse, Texas that is processed into a high-quality, 100 mesh frac sand, generally used in dry gas drilling applications. In favorable pricing markets, washed sand is shipped from our Wisconsin operations in unit trains to Kosse where it is dried, screened and resold to oil field service companies servicing unconventional resource plays located in south and west Texas. As a result of the quality and diversity of our sand reserves, we have the operational flexibility to alter a portion of our produced sand mix to meet customer needs as the market prices for crude oil and natural gas adjust in the future.

        At December 31, 2012, we had approximately 79.8 million tons of proven recoverable sand reserves, as estimated by our third party reserve engineers, and the capacity to produce up to 3.5 million tons and 1.9 million tons of wet sand and dry sand per year, respectively. At December 31, 2012 operations at our New Auburn facility accounted for approximately 21.7 million tons of proven recoverable sand reserves and approximately 2.0 million tons and 1.3 million tons of our annual wet and dry sand production capacity, respectively.

        Our Sand segment is experiencing rapid growth due to recent technological advances in horizontal drilling and the hydraulic fracturing process that have made the extraction of large volumes of oil and natural gas from domestic unconventional hydrocarbon formations economically feasible. We believe that the premium geologic characteristics of our Wisconsin sand reserves, the strategic location of our sand mines and the industry experience of our senior management team have positioned us as a highly attractive source of frac sand to the oil and natural gas industry.

        Our Fuel Processing and Distribution segment consists of our facilities in the Dallas-Fort Worth metropolitan area and in Birmingham, Alabama, which are operated by Direct Fuels and AEC,

respectively. Through this segment, we acquire and process transmix, which is a blend of different refined petroleum products that have become co-mingled in the pipeline transportation process, and process it into refined products such as conventional gasoline and low sulfur diesel. While a meaningful portion of our transmix business is conducted on a spot basis, we currently purchase approximately 63% of our supply of transmix pursuant to exclusive contracts having a volume-weighted average remaining duration of 17 months as of December 31, 2012. We design our contract structure to capture a stable margin, as the price differential between the indices at which we purchase transmix supply and the sales price of the corresponding refined products tends to be stable. In addition to processing transmix and selling refined products, we provide a suite of complementary fuel products and services, including third-party terminaling services, the selling of wholesale petroleum products, certain reclamation services (which consist primarily of tank cleaning services) and blending of renewable fuels.

        For the year ended December 31, 2012 we generated unaudited pro forma Adjusted EBITDA and pro forma net income of approximately $52.3 million and $31.0 million, respectively, of which approximately $33.8 million of pro forma Adjusted EBITDA was attributable to our Sand segment and approximately $18.5 million of pro forma Adjusted EBITDA was attributable to our Fuel Processing and Distribution segment. We expect that as we continue to grow our business, our Sand segment will contribute a significant majority of our cash available for distribution in the future. For the definition of Adjusted EBITDA and reconciliations to its most directly comparable financial measures calculated and presented in accordance with GAAP, please read "Selected Historical and Pro Forma Financial and Operating Data—Non-GAAP Financial Measures" beginning on page 84, and for a discussion of how we use Adjusted EBITDA to evaluate our operating performance, please read "—How We Evaluate Our Operations" beginning on page 93.

Business Strategies

        The primary components of our business strategy are:

  •
  Focus on Business Results and Total Distributions.  The board of directors of our general partner will adopt a policy under which distributions for each quarter will equal the amount of available cash (as described in "Cash Distribution Policy and Restrictions on Distributions") we generate each quarter. We expect to focus on optimizing our business results and maximizing total distributions, rather than attempting to manage our results with a focus on making minimum distributions. We do not intend to maintain excess distribution coverage in order to stabilize our quarterly distributions or to otherwise reserve cash for future distributions. In addition, our general partner has a non-economic general partner interest and no incentive distribution rights, and, accordingly, our unitholders will receive 100% of our cash distributions. See "Our Cash Distribution Policy and Restrictions on Distributions" beginning on page 67.

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  Seek contractual cash flow stability.  In our Sand segment, we intend to generate stable cash flows by continuing to secure long-term contracts with existing and new customers that will cover the substantial majority of our production capacity. A portion of our long-term contracts at our New Auburn and Barron facilities are take-or-pay supply agreements that are designed to compensate us, in part, for our lost margins for the applicable contract year on any unpurchased minimum annual volumes of frac sand thereunder. Subject to market conditions, we will continue to pursue long-term contracts under which our customers commit to take shipments of specified minimum amounts of frac sand to enhance the stability of our cash flows and mitigate our direct exposure to commodity price fluctuations. As of December 31, 2012, our northern Ottawa white sand contracts had a volume-weighted average remaining term of 5.1 years, assuming that one of our customers does not exercise its early termination right described elsewhere in this prospectus, and a volume and product mix-weighted price of $54 per ton. Should the customer exercise its early termination right as soon as it becomes available under the contract, the weighted average remaining duration of the contracts would be 1.7 years. These averages do not include any volumes under our ten year tolling agreement with Midwest Frac.

    In our Fuel Processing and Distribution segment, our contract structure is designed to capture a stable margin, as the price differential between the refined products indices at which we purchase transmix and wholesale fuel and the sales price of the refined products fluctuates in a fairly narrow range. In addition, we typically resell our refined products within 7 to 10 days after acquiring our transmix, wholesale fuel and other feedstock supply, which reduces our exposure to fluctuations in the underlying indices. We also enter into financial hedging arrangements in order to limit our direct exposure to commodity price and market index fluctuations.

  •
  Capitalize on organic growth opportunities and optimize existing assets.  We intend to focus on organic growth opportunities that complement our existing asset base or provide attractive returns in new geographic areas or business lines. In our Sand segment, we recently commenced operations at a third frac sand production facility in Barron County, which more than doubled our dry production capacity and the amount of proven recoverable Wisconsin reserves we can access. As of the date of this prospectus, we have contracted to sell approximately 746,500 tons of annual frac sand volume, which accounts for 31% of the plant's 2.4 million tons annual capacity. As of the date of this prospectus, we had take-or-pay and fixed-volume contracts in place for 9% of this capacity, efforts-based contractual volume in place for 12% of this capacity and tolling agreements in place for another 10% of this capacity. We believe our additional frac sand production capacity should provide us with significant opportunities to secure additional long-term contracts and/or to make spot sales at market prices, which have been higher than long-term contract prices in the recent past. If we are successful in taking advantage of these opportunities, we expect our profitability and cash flows will be positively impacted. In our Fuel Processing and Distribution segment, we believe there are several opportunities to contract additional transmix supplies and increase wholesale volume, which we can process using existing excess capacity.

  •
  Access new and adjacent markets using existing capabilities.  We are exploring and will continue to explore opportunities to expand our businesses into new markets by leveraging our existing operations and our historical experiences. In our Sand segment, we will continue to pursue opportunities created by the demand for our reserves and to use our surplus processing and storage capacity in order to meet the needs of our customers. We also have developed a total supply chain solution for our customers, which we believe will provide them with a streamlined order process and a lower total delivered product cost while generating incremental revenue for us and enabling us to reach a broader set of customers. In our Fuel Processing and Distribution segment, we have started producing biodiesel at our Birmingham, Alabama location using recommissioned assets. Also, we intend to leverage our existing customer relationships to expand our footprint in Dallas-Fort Worth and Birmingham and their adjacent markets.

  •
  Capitalize on compelling industry fundamentals.  We believe the frac sand market offers attractive long-term growth fundamentals, and we expect to continue to position ourselves as a producer of high-quality frac sand. Over the past five years, the demand for frac sand in the United States has grown significantly, primarily as a result of increased horizontal drilling, technological advances that allowed for the development of many unconventional resource formations, increased proppant use per well and cost advantages over other proppants such as resin coated sand and ceramic alternatives. We believe frac sand supply will continue to be constrained by the difficulty in finding reserves suitable for use as frac sand, which are largely limited to select areas of the United States and which must meet the technical specifications of the API, as well as challenges associated with locating contiguous reserves of frac sand large enough to justify the capital investment required to develop a mine and processing plant and securing necessary local, state and federal permits required for operations.

  •
  Grow business through strategic and accretive business or asset acquisitions.  We plan to selectively pursue accretive acquisitions in our areas of operation that we believe will allow us to realize operational efficiencies by capitalizing on our existing infrastructure, personnel and commercial relationships in energy services, and we may also seek acquisitions in new geographic areas or complementary business lines. For example, we have identified several highly attractive frac sand deposits in properties adjacent to or in close proximity to our existing Wisconsin operations, allowing for the opportunity to contract additional reserves. We also believe that we can replicate our transmix, wholesale and terminal business activities successfully in other regions of the United States.

  •
  Maintain financial strength and flexibility.  We intend to maintain financial strength and flexibility to enable us to pursue our growth strategy, including acquisitions, organic growth and asset optimization opportunities as they arise. At the closing of this offering, and after giving effect to the offering-related transactions we describe in this prospectus, we expect to have approximately $14.0 million of cash on hand, $10.0 million of which we expect to use to reimburse Direct Fuels for working capital distributed to DF Parent immediately prior to this offering, and $47.2 million of available borrowing capacity under our anticipated new revolving credit facility.

Competitive Strengths

        We believe that we will be able to successfully execute our business strategies because of the following competitive strengths:

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  High quality, strategically located assets.  We currently operate three scalable frac sand production facilities in New Auburn, Wisconsin, Barron County, Wisconsin and Kosse, Texas. Our facilities in Wisconsin are supported by approximately 51.5 million tons of proven recoverable sand reserves and our facility in Texas is supported by approximately 28.3 million tons of proven recoverable sand reserves. We believe that our Wisconsin reserves provide us access to a disproportionate amount of coarse sand (16/30, 20/40 and 30/50 mesh sands) compared to other northern Ottawa white deposits located in Wisconsin's Jordan, St. Peter and Wonewoc formations. According to the PropTester® Report, many of the northern Ottawa white deposits in these formations contain less than 30% 40 mesh and coarser substrate. However, our sample boring data has indicated that our Wisconsin reserves contain deposits of nearly 35% 40 mesh or coarser substrate with our Barron reserves being comprised of more than 60% 50 mesh or coarser substrate. We are also one of a select number of mine operators that can offer commercial amounts of 16/30 mesh sand, the coarsest grade of widely-used frac sand on the market. Our access to coarse sand provides us with lower processing costs relative to mines with finer sand reserves and enables us to better serve the current levels of high demand for coarse frac sand that is related to increased hydraulic fracturing activities focused on the recovery of oil and liquids-rich gas in the United States.

    Our transmix facilities are centrally located in the Dallas-Fort Worth and Birmingham metropolitan areas. The population in these areas is forecasted to increase at a weighted growth rate greater than the national average between 2010 and 2030, which is expected to drive incremental demand for the products and services we offer through our Fuel Processing and Distribution segment. Because pipelines typically represent the most economical means of transporting petroleum products, proximity to refined products pipelines is critical to the economic success of our transmix, wholesale and terminal operations. We are able to receive products via two different pipelines owned by the Explorer Pipeline Company and one owned by a major independent refiner at our facility in the Dallas-Fort Worth metropolitan area and via the Plantation and Colonial pipelines at our Birmingham facility.

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  Stable cash flows.  In our Sand segment, we currently sell our products primarily under long-term supply agreements. A portion of our supply agreements are take-or-pay contracts under which the customer will be obligated to pay us an amount designed to compensate us, in part, for our lost margins for the applicable contract year on any minimum annual volumes that are not purchased by that customer. Any sales of the shortfall volumes to other customers on the spot market would provide us with additional margin on these volumes. Collectively, sales to customers with take-or-pay sales agreements in 2011 and 2012 accounted for approximately 79% and 89% of our total Sand segment sales volumes, respectively.

    In our Fuel Processing and Distribution segment, our contract structure is designed to capture a stable margin, as the price differential between the refined products indices at which we purchase transmix and wholesale supply and the sales price of the refined products fluctuate in a fairly narrow range. While a meaningful portion of our transmix business is conducted on a spot basis, we currently purchase approximately 63% of our supply of transmix pursuant to exclusive contracts with terms ranging from 12 to 36 months, with a volume-weighted average remaining duration of 17 months as of December 31, 2012. In addition, we have throughput agreements with major refining and fuel marketing companies with terms of up to 36 months, which provide stable, fee-based revenue.

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  Intrinsic logistics advantage.  In our Sand segment, the logistics capabilities of our New Auburn and Barron County facilities enable us to serve all major United States and Canadian oil and natural gas producing basins. Our New Auburn facility has 4.5 miles of on-site rail track that is tied into a rail line owned by Union Pacific and our Barron County facility has 3.1 miles of on-site rail track tied into a Canadian National rail line. Our logistics capabilities enable efficient loading of sand and minimize rail car turnaround times and our facilities are able to accommodate unit trains. We believe we are one of a small number of frac sand producers connected to more than one rail line, and this provides us with the capability to serve virtually all North American shale plays economically using a single-line haul, which reduces transit time and freight cost for our customers. Given our multiple railroad and barging logistics capabilities, we have started to explore potential sales opportunities in Central and South American countries. If such opportunities materialize, we would expect to select our customers in those countries by employing the same disciplined financial criteria that we have used with respect to our existing customers.

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  Low cost operating structure.  We believe that our operations are characterized by an overall low cost structure, which permits us to capture attractive margins in the industries in which we operate. Our low cost structure is a result of the following key attributes:

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  significant coarse mineral reserve composition that minimizes yield loss;

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  close proximity of our silica reserves to our processing plants, which reduces operating costs;

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  expertise in designing, building, maintaining and operating advanced frac sand processing, storage and loading facilities and transmix processing and storage assets;

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  after satisfying our minimum purchase obligations, a large proportion of the costs we incur in our Sand segment are only incurred when we produce saleable frac sand;

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  proximity to major sand and fuel logistics infrastructure, minimizing transportation and fuel costs and headcount needs;

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  mineral royalties paid that were less than 2.4% of our Sand revenues in 2012;

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  enclosed dry plant operations to allow full run rates in winter months, increasing plant utilization; and

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  a customer base spread across a variety of markets, allowing us to maximize our asset utilization.

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  Significant organic growth capacity.  We believe we have a significant pipeline of attractive sales opportunities for our Barron facility, which commenced operations in December 2012. As of the date of this prospectus, we have contracted to sell approximately 746,500 tons of annual frac sand volume, which accounts for 31% of the plant's 2.4 million tons annual capacity. As of the date of this prospectus, we had take-or-pay and fixed-volume contracts in place for 9% of this capacity, efforts-based contractual volume accounts for 12% of this capacity and tolling agreements in place for another 10%. We expect to use this excess capacity to establish new customer relationships through new long-term contracts and to enter into spot sales at market prices at favorable prices, which have been higher than long-term contract prices in the recent past. If we are successful in establishing these relationships or selling in the spot market, we expect to experience a positive impact on our profitability and cash flows. In addition, we believe that this capacity will position us well to attract customers currently relying on other frac sand producers when those customers have the opportunity to renegotiate their sand supply contracts or seek out a new supplier.

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  Strong reputation with our customers, suppliers and other constituencies.  Our management and operating teams have developed longstanding relationships with our customers, suppliers and other constituencies. Three of the four largest hydraulic fracturing service providers have committed to multi-year contracts to purchase frac sand from us, including our take-or-pay contracts with Schlumberger and Baker Hughes, and based on our track record of dependability, timely delivery and high-quality products that consistently meet customer specifications, and we believe that we are well positioned to secure similar arrangements in the future. In our Fuel Processing and Distribution segment, we have established long-term supply relationships with major refining, midstream and marketing companies that provide us with a steady source of supply at competitive prices.

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  Ability to identify and respond to changing market dynamics.  We believe we have designed our assets and business model to permit us to adapt to changing market conditions. For example, at our Wisconsin facilities, we have been able to optimize our production mix so that up to 20% of our production volume can fluctuate between coarse and fine sands without significant impact on our production yields or costs, thereby allowing us the flexibility to respond efficiently to shifts in pricing and customer demand dynamics. We have also identified opportunities to utilize excess dry plant capacity at our Kosse, Texas frac sand processing facility to provide additional product offerings to our customers in the southwestern United States. Finally, we have significant reserves of fine mesh sand and believe that we will be well positioned to capture opportunities created by changing market trends in the relative prices of crude oil and dry natural gas.

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  Experienced management team with industry specific operating and technical expertise.  The top three management team members of our Sand segment have more than 75 years of combined industry experience. They have managed numerous frac sand mining and processing plants, successfully led acquisitions in the industry and developed multiple greenfield mining and processing operations. Most recently, this management team identified our existing Wisconsin facilities and designed, permitted and commenced each facility's operations within 12 months. The top five management team members of our Fuel Processing and Distribution segment have significant experience and complementary skills in the areas of transmix processing, acquiring, integrating, financing and managing refined product terminals and biodiesel manufacturing and have in excess of 100 years of combined industry experience.

 Our Assets and Operations

  Sand Segment

  Overview

        Our frac sand facilities are located in New Auburn, Wisconsin, Barron County, Wisconsin and Kosse, Texas. Based on our own internal estimates we have approximately 79.8 million tons of proven recoverable ISO and API quality sand reserves, including approximately 29.8 million tons of proven recoverable reserves that will supply our Barron facility. We are currently capable of producing up to 4.3 million tons and 5.2 million tons of dry and wet sand per year, respectively, from our current facilities. Upon the completion of a second wet plant to service our Barron facility, which we expect to occur in the first half of 2014, we anticipate having production capacity of 6.4 million wet tons per year. In addition, we believe that up to approximately 80% of the mined frac sand from our Wisconsin operations can be produced in 16/30, 20/40 and 30/50 mesh sizes without any material change to our cost structure. We believe that the coarseness, conductivity and crush-resistant properties of our Wisconsin reserves and our facilities' interconnectivity to rail and other transportation infrastructure afford us a cost advantage over our competitors and make us one of a select group of sand producers capable of delivering high volumes of frac sand that is optimal for oil and liquids-rich gas production to all major unconventional resource basins currently producing in the United States.

  Our Reserves

        We believe that our strategically located mines and facilities provide us with a large and high-quality mineral reserves base. "Reserves" are defined by SEC Industry Guide 7 as that part of a mineral deposit that could be economically and legally extracted or produced at the time of the reserve determination. Industry Guide 7 divides reserves between "proven (measured) reserves" and "probable (indicated) reserves" which are defined as follows:

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  Proven (measured) reserves.  Reserves for which (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling and (b) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well-established.

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  Probable (indicated) reserves.  Reserves for which quantity and grade and/or quality are computed from information similar to that used for proven (measured) reserves, but the sites for inspection, sampling, and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven (measured) reserves, is high enough to assume continuity between points of observation.

        We categorize our reserves as proven recoverable in accordance with these SEC definitions and have further limited the definition to apply only to sand reserves that we believe could be extracted at an average cost (excluding inflation and potential commodity price fluctuations) in line with recent historical performance. According to such a definition, we estimate that we had a total of approximately 79.8 million tons of proven recoverable mineral reserves as of December 31, 2012, including the 29.8 million tons of proven recoverable reserves that are supplied from our Barron facility. The quantity and nature of the mineral reserves at each of our properties are estimated first by third-party geologists and mining engineers and we internally track the depletion rate on an interim basis. In addition, Short Elliot Hendrickson Inc. ("SEH"), Cooper Engineering Company, Inc. ("Cooper Engineering") and Westward Environmental, Inc. ("Westward") have prepared estimates of our proven mineral reserves at our New Auburn, Barron and Kosse facilities, respectively, as of December 31, 2012. Our external geologists and internal engineers update our reserve estimates annually, making necessary adjustments for operations at each location during the year and additions or reductions due to property acquisitions and dispositions, quality adjustments and mine plan updates. Before acquiring new reserves, we perform surveying, drill core analysis and other tests to confirm the quantity and quality of the acquired reserves.

        As of December 31, 2012, we owned approximately 38% of our mineral reserves and leased approximately 62% of our reserves from third-party landowners, which we describe in more detail below. Our New Auburn and Barron leases expire in 2036 and 2037, respectively, and we do not anticipate any issues in renewing these leases should we decide to do so. Consistent with industry practice, we conduct only limited investigations of title to our properties prior to leasing. Title to lands and reserves of the lessors or grantors and the boundaries of our leased priorities are not completely verified until we prepare to mine those reserves.

        To opine as to the economic viability of our reserves, SEH and Westward reviewed our operations at the time of their proven recoverable reserve determination. Their findings were then incorporated into their reserve calculations and the reserve estimates reflect the quantity of sand that can be recovered under a similar cost structure. In rendering its opinion regarding the proven recoverable reserves attributable to our Barron facility, Cooper Engineering determined, based on their knowledge of the Barron mineral reserve and our intended plan of operations, that it is reasonable to assume our Barron operating costs will not exceed those of our New Auburn facility.

        The cutoff grade used by SEH in estimating our reserves considers only sand that will not pass through a 70 mesh screen as proven recoverable reserves, meaning that only sands with mesh sizes coarser than 70 are included in SEH's estimate of our proven recoverable reserves. Based on the coarse nature of the mineral deposit and our intended mining plan, Cooper Engineering estimated our reserves using a cutoff grade of 50 mesh, meaning only sands with mesh sizes coarser than 50 are included in the estimate of proven recoverable reserves. The cutoff grade used by Westward in estimating our reserves considers only sand that falls between 20 and 140 mesh API sizes as proven recoverable reserves, meaning that only sands within this range are included in Westward's estimate of our proven recoverable reserves.

  Frac Sand Production Facilities

        The following table provides information regarding our current and planned frac sand production facilities as of December 31, 2012.

Mine/Plant Location	Proven Recoverable Reserves (Tons)(1)		Primary Reserve Composition	Depth of Reserves	Lease Expiration Date		Mine Area		Wet Plant Capacity (Tons)		Dry Plant Capacity (Tons)	On-site Rail Infrastructure	Year Ended December 2012 Sales Volume (Tons)		Year Ended December 2012 Production Volume (Tons)
	(millions)			(feet)			(acres)		(thousands)		(thousands)		(thousands)		(thousands)
New Auburn, WI	21.7		14-60 mesh	45-105	March 2036		418	(3)	2,000		1,300	4.5 miles	1,061.2		1,068.0
Barron County, WI	29.8	(2)	14-50 mesh	40-50	July 2037		342	(3)	2,900	(4)	2,400	3.1 miles	11.9		14.5
Kosse, TX	28.3		20-140 mesh	100	N/A	(5)	225		1,500		600	N/A	149.3	(6)	92.8

(1)
Reserves are estimated as of December 31, 2012 by third-party independent engineering firms based on core drilling results and in accordance with the SEC's definitions of proven recoverable reserves and related rules for companies engaged in significant mining activities.

(2)
Does not include the sand reserves to which we have access pursuant to our ten-year supply agreement with Midwest Frac.

(3)
Consists of five adjacent mineral deposits.

(4)
Consists of two wet plants, one of which is scheduled to be constructed in the first half of 2014, and includes 500,000 tons of wet sand that we have the right to purchase from Midwest Frac.

(5)
We own the mineral rights to at our Kosse mine.

(6)
Includes sales of sand mined in Wisconsin and processed in our Kosse facility and shortfall sales pursuant to our take-or-pay contract with one of our customers. Please see "Business—Our Assets and Operations—Kosse, Texas Operations."

        Our plant in Kosse, Texas and all of our dry plants operate year-round and are managed by crews of four to six employees who work 12-hour shifts and average 40-hour weeks, which allows us to optimize facility utilization. Our wet plants in Wisconsin are managed by crews of four to six employees who work 40-hour weeks, with shifts between eight and 12 hours depending on the employee's function; however, because raw sand cannot be wet-processed during extremely cold temperatures, frac sand is typically washed only nine months out of the year at our Wisconsin operations. Each of our facilities undergoes regular maintenance to minimize unscheduled downtime and to ensure that the quality of our frac sand meets applicable ISO and API standards and our customers' specifications. In addition, we make capital investments in our facilities as required to support customer demand and our internal performance goals.

  New Auburn, Wisconsin Facility

        In response to customer demand for frac sand for use in hydraulic fracturing operations, we began construction of a wet sand plant and dry sand plant facility in New Auburn, Wisconsin in April 2011 and commenced operations less than seven months later, in October 2011. We lease the mineral rights to a 418-acre mine site located adjacent to our New Auburn wet plant that, as of December 31, 2012, contained approximately 21.7 million tons of proven recoverable reserves, of which approximately 100% were coarser than 70 mesh. The mineral reserves at our New Auburn facility are secured under mineral leases that expire in 2036. Pursuant to these lease agreements we make payments totaling $1.37 for royalties and lease development fees for each ton of sand that we produce at our New Auburn wet plant that is convertible into saleable sand. In addition, these agreements require us to mine an aggregate of at least 75,000 tons of sand each year. In the event we mine less than 75,000 tons of sand during a calendar year, the landowners may unanimously elect to terminate all of the leases unless we pay them a $350,000 aggregate cure payment to retain the leases. If we do not mine any raw sand product during a calendar year, we are required to pay $5,000 to each landowner in lieu of mining raw sand product from their property that year. Additionally, we have obtained surface lease rights to 65 acres on the wet plant site that permit us to stockpile processed product and to construct, operate and maintain our wet plant and related pond and water transportation infrastructure. The surface leases expire in 2036.

        Our New Auburn wet plant facility is comprised of a steel structure and relies primarily on industrial grade aggregate processing equipment to scrub and process up to 2.0 million tons per year of wet sand. Our New Auburn dry plant sits inside a metal enclosed building designed to minimize weather-related effects and contains a 175 ton per hour natural gas fired fluid bed dryer as well as five high capacity gyratory mineral separators. The dryer is capable of producing 1.3 million tons per year of dry northern Ottawa white frac sand in varying gradations, including 16/30, 20/40, 30/50 and 40/70 mesh. For the year ended December 31, 2012, our New Auburn facility sold approximately 1,035,650 tons of 16/30, 20/40, 30/50 and 40/70 mesh sand. The coarseness and conductivity of our northern Ottawa white frac sand significantly enhances recovery of oil and liquids-rich gas by allowing hydrocarbons to flow more freely than smaller, finer frac sands. In addition, its crush resistant properties enable northern Ottawa white frac sand to be used in deeper drilling applications than the frac sand produced by many of our peers whose mineral deposits are located in Texas, Arkansas or other southern United States locations. We believe the higher crush strength properties of our northern Ottawa white sand provides us with a significant competitive advantage in supplying frac sand.

        The deposits found in our open-pit New Auburn mine are Cambrian quartz sandstone deposits that produce high-quality northern Ottawa white frac sand and have a minimum silica (SiO2) content of 99%. Fred Weber, a third-party contractor that operates our mine at this location, uses heavy equipment to mine the loose sandstone deposit from a wooded knoll up to approximately 180 feet in elevation above the surrounding seasonally farmed crops. Mined sand is then slurrified and pumped to the wet plant for processing.

        The knoll from which we mine sand can contain up to 90 feet of unsalable overburden but yields pay zones that are up to 105 feet deep and that contain material that is predominately in the 20/60 grain size distribution. Mining takes place in phases lasting from six months to one year in duration, after which the property is reclaimed in a manner that typically provides the landowners with additional crop land. As of December 31, 2012, excavating activities consisting of mining, overburden removal and reclamation, had taken place on approximately 60 of the 418 acres of our New Auburn property. No underground mines are operated at our New Auburn location as all mining activities take place on the surface and above the water table.

        Our New Auburn mine and the wet sand processing facility are located approximately 12 miles south of our dry plant and are strategically located on a county road that provides us with year-round trucking access. Once processed and dried, sand from our New Auburn facility is stored in one of five on-site silos with a combined storage capacity of 4,500 tons. In addition to the 4,500 tons of silo capacity, we possess 4.5 miles of onsite rail track (3.0 miles of which is owned and 1.5 miles of which we access through a long term lease) that is tied into a rail line owned by Union Pacific and that is used to stage and store empty or recently loaded customer rail cars. Because of the cost efficiencies of shipping frac sand by rail, our strategic location adjacent to a Union Pacific short rail line provides our customers with the ability to transport northern Ottawa white frac sand from our New Auburn facility to all major unconventional oil and natural gas basins currently producing in the United States.

        The following maps indicate the layout and location of our New Auburn facility.

Wet Plant—New Auburn, WI

Dry Plant—New Auburn, WI

  Barron County, Wisconsin Facility

        In order to keep pace with rapidly increasing demand for our northern Ottawa white frac sand, we have acquired the mineral rights to five adjacent mineral deposits in Barron County, Wisconsin that together account for 342 acres and that contain approximately 29.8 million tons of proven recoverable sand reserves, based on the report of our third-party independent mining engineers. As of December 31, 2012, we have begun extracting sand from our Barron mine but had not yet removed any sand from the property. Our Barron facility currently consists of a wet plant built on our 342-acre lease site with the capacity to process 1.2 million tons per year and a dry plant with the capacity to process 2.4 million tons of dry northern Ottawa white frac sand per year in gradations of 16/30, 20/40, 30/50, 40/70 and 100 mesh. Construction on the dry plant began in June 2012 and construction on the first wet plant began in September 2012, with both plants fully operational in December 2012. We also intend to build a second wet plant which is expected to be completed in the first half of 2014 on property that we believe will provide us access to the same wide range of high-quality sand that we currently have through our New Auburn and Barron facilities. We expect this facility to have the capacity to process 1.2 million tons of wet sand per year when completed, increasing the aggregate amount of wet sand that our Barron facility can process to 2.4 million tons per year, excluding the 500,000 tons of contracted wet sand capacity with Midwest Frac.

        The mineral reserves at our Barron facility are secured under mineral leases that expire in 2037. Pursuant to these lease agreements we make payments totaling $1.00 for royalties for each ton of sand that we produce at our Barron wet plant that is convertible into saleable sand. In addition, these agreements require us to mine an aggregate of at least 250,000 tons of sand each year. In the event we mine less than 250,000 tons of sand during a calendar year, we are required to pay the landowners an aggregate $250,000 payment on or before December 31 of the calendar year in which we fail to mine the minimum quantity. Additionally, we have obtained surface lease rights to 35 acres on the wet plant site that permit us to stockpile processed product and to construct, operate and maintain our wet plant and related pond and water transportation infrastructure. The surface lease expires in 2037.

        The deposits found in our Barron mine are Cambrian quartz sandstone deposits with a minimum silica (SiO2) content of 99% that produce high-quality northern Ottawa white frac sand with substantially similar attributes to the sand found in our New Auburn mine. Heavy equipment is used to mine unconsolidated sand from rolling hills up to approximately 60 feet in elevation above the surrounding seasonally farmed crops. The nearby hills yield material that is predominately in the 20/70 grain size distribution and will be mined in phases lasting from six months to one year in duration, after which the property will be reclaimed in a manner that provides the landowners of each mine site with additional crop land. As of December 31, 2012, mining had commenced, but no sand had been removed from our Barron property.

        We have incorporated into our Barron facility the same logistical and transportation efficiencies that we employ at our other facilities. Specifically, the wet plants are located within nine miles of the dry plant and accessible by truck year-round. The dry plant is adjacent to a section of the Canadian National rail line that can be used to facilitate the shipment of our products to customer drilling sites throughout the United States and Canada. We have entered into a long-term agreement with Canadian National pursuant to which it invested $35 million to restore nearly 40 miles of track and reestablish rail service along the line that will tie into our Barron facility. We expect to ship the majority of the sand produced at our Barron facility on the Canadian Rail line and have 3.1 miles of on-site rail track to accommodate unit trains. We have room for expansion should we decide to increase our rail infrastructure.

        In addition, in order to secure access to additional raw northern Ottawa white frac sand, we have entered into a ten-year supply agreement with Midwest Frac. Pursuant to the terms of this agreement, we constructed a wet plant with the capacity to process 1.2 million tons per year on land owned by Midwest Frac. We will be obligated to purchase at least 200,000 tons of wet sand and we will have the right to purchase an annual allotment of up to 500,000 tons of wet sand from Midwest Frac's mine per year. Midwest Frac will use a portion of its proceeds from processing the first 600,000 tons of wet sand sold to repay us for our investment, plus interest, in the wet plant we constructed on its property. After receiving full payment for our investment in the wet plant, ownership of the wet plant will transfer to Midwest Frac. Midwest Frac's mine is located approximately 9.5 miles from our Barron lease and we believe the coarseness, conductivity and crush-resistant properties of this raw sand will be substantially similar to the properties of the sand we mine from our New Auburn facility. Construction on the wet plant began in June 2012, and operations commenced in September 2012. Although we will initially own the wet plant, Midwest Frac will operate and maintain it throughout the term of the contract. The raw sand is processed at the wet plant facility located on Midwest Frac's property and subsequently shipped via truck to our Barron dry plant. In accordance with the terms of the agreement, Midwest Frac will have the right to acquire the wet plant from us at no cost upon the earlier of (i) the expiration of the agreement in 2022 or (ii) the date on which the total discounts we receive on the sand we purchase from Midwest Frac exceeds the cost we incurred to construct the wet plant plus an interest rate of six percent. Total capital we deployed to construct the wet plant on the land owned by Midwest Frac was approximately $2.7 million.

        We have also entered into a ten-year dry sand tolling agreement with Midwest Frac pursuant to which we will provide dry sand conversion services for Midwest Frac for a fixed price per ton. The agreement is structured similarly to a take-or-pay arrangement in that if Midwest Frac does not supply a minimum quantity of wet sand to us for conversion under the tolling agreement, then our purchase price per ton of sand under our sand supply agreement with Midwest Frac will be retroactively reduced.

        The following map indicates the layout and location of our Barron facility.

Barron, WI

  Kosse, Texas Operations

        Our Kosse, Texas facility was constructed and commenced operations in 2009. We own the mineral rights to a 225-acre mineral deposit located adjacent to our processing plant. The deposit has a minimum silica content of 99% and controlling attributes that include sand grain crush strength and size distribution. As of December 31, 2012, the Kosse mineral deposit contained approximately 28.3 million tons of proven recoverable reserves, which we process into a high-quality, 100 mesh frac sand that is particularly well suited to drilling for dry natural gas. We are not obligated to make any royalty payments in connection with our mining operations at this location. Heavy equipment is used to mine sand from the open-pit. The current mining area of our Kosse property covers approximately 65 acres and no reclamation has been performed.

        The wet plant at our Kosse facility is capable of producing up to 1.5 million tons per year of wet sand. The dry plant utilizes a 200 ton per hour natural gas fired rotary dryer that is capable of producing up to 0.6 million tons per year of dry native Texas frac sand. For the year ended December 31, 2012, our Kosse facility produced and sold approximately 146,100 tons of dry native Texas frac sand and high quality frac sand mined in Wisconsin, including 57,900 tons of shortfall volumes related to our take-or-pay contracted volume associated with our frac sand mined in Texas. Currently, all sales from the Kosse facility are picked up by trucks that access the plant from adjoining county roads.

        Given its proximity to the Eagle Ford, Haynesville and Barnett shales and the Permian Basin, SSS has demonstrated a historical ability to use excess Kosse capacity to process wet sand shipped in unit trains from Wisconsin into high-margin finished frac sand that can be sold throughout the southwest United States. The Kosse facility has three dedicated on-site 1,000 ton storage silos, which allows us to directly store sand close to drilling activity in the southwestern United States as opposed to our competitors, most of which whom must pay fees to third parties for sand storage and transload providers. The facility provides mid-sized oilfield services companies, who lack the scale to justify dedicated rail fleets, access to coarse northern Ottawa white frac sand and provides a sand source to customers who cannot secure sufficient storage adjacent to rail offloading facilities. Additionally, our Kosse facility allows for immediate delivery via truck of dried sand to customers who have depleted their inventory and who otherwise would have to hold crews and equipment idle until the next rail shipment of product arrives. We believe that a connection to the Union Pacific mainline could be constructed less than two miles away from our Kosse facility, which would reduce the transportation costs we currently incur in trucking the sand from the existing rail line to our facility.

        We also believe there are opportunities to contract with storage terminal operators in south Texas or Pennsylvania to establish an alternative distribution channels for our products. Through such an arrangement, we could ship wet sand directly to the storage terminal operator and use an onsite dryer to convert the wet sand into finished products. Doing so would further allow us to provide our customers with a flexible source of just-in-time inventory while limiting the extensive silo and storage investment relative to traditional storage terminal operators.

        The following map indicates the layout and location of our Kosse facility.

Kosse, TX Mine

  Transportation Logistics and Infrastructure

        While transporting product from our plants to the ultimate hydraulic fracturing site is the responsibility of our customers and their contractors, we provide our customers the ability to ship frac sand products via truck, rail, ship or barge in an effort to help our customers better manage transportation costs. At our Kosse, Texas plant, all order volume is picked up by truck because most orders are transported 200 miles or less from our plant site. Because nearly all product from our Wisconsin plants is transported in excess of 200 miles and transportation costs typically represent more than 50% of our customers' overall cost for delivered northern Ottawa white sand, the majority of our Wisconsin shipments are transported by rail to a transload and storage location in close proximity to the customer's intended end use destination.

        Due to limited storage capacity at most transload points, our customers generally find it impractical to store frac sand in large quantities near their job sites. As a result, customers place a premium on a frac sand supplier's ability to maintain predictable and efficient product shipping schedules. The integrated nature of our production planning, rail car staging and product loading operations, combined with our more than seven miles of on-site rail infrastructure, provide us with a competitive advantage in serving customer needs as we can service manifest rail deliveries or unit train shipments and minimize product fulfillment lead times through the simultaneous handling of multiple customers' railcars.

        In an effort to further differentiate ourselves as a full service frac sand provider, we have started to offer our customers a total supply chain solution pursuant to which we manage every piece of the supply chain from mining and manufacturing all the way to direct to the well-head delivery. Given the relative weight of transportation and logistics expenditures as a percentage of total delivered frac sand cost, we believe such a service offering will allow us to generate incremental revenue and reach a broader set of customers while providing our customers with a streamlined order process and a lower total delivered product cost. Currently, we have invested in more than seven miles of owned or leased rail, built a fleet of company-leased rail cars, entered into agreements with transload and terminal storage providers located near major shale plays and designed a supply chain management system that will allow us to flexibly and efficiently coordinate rail, truck and storage assets with customer order information. Several customers of our Barron facility currently utilize our total supply chain solution and pay us fees for the service. The majority of our sand volumes from our New Auburn facility are currently sold on freight on board shipping point terms pursuant to our existing long-term contracts and, as a result, the customers of this facility generally coordinate delivery of purchased products to the intended destination in equipment that is owned or leased by them or their contractors.

        The Barron facility is currently one of only three Wisconsin-based frac sand mines, and the only one with significant available capacity for future production growth, located on the Canadian National line. In addition, we are currently the only frac sand provider in Wisconsin located on Canadian National's high-capacity rail line designed for rail cars with a 286,000 pound capacity, and our access to this rail line will allow us to transport heavier loads and result in reduced transportation costs relative to competitors that only have access to lower capacity infrastructure. Access to the Canadian National line provides us with the ability to ship sand from our Barron facility to all major shale plays throughout the United States and Canada, and it provides us with direct service on the only railroad that serves all of the oil and gas shales in northwestern Canada. We have entered into a long-term agreement with Canadian National pursuant to which it invested $35 million to restore nearly 40 miles of track and reestablish rail service along the line that ties into our Barron facility. We agreed to construct and maintain, at our expense, a rail facility at our Barron facility, which allows for the loading and switching of rail cars. We also agreed to ship a minimum number of tons per year on the Canadian National line at set prices per rail car and by destination. We expect to ship a majority of the sand produced at our Barron facility on the Canadian National line and have 3.1 miles of on-site rail track to accommodate full unit trains. We expect to be able to load approximately 80 rail cars per day for a total daily loading capacity of 8,800 tons.

  Permits

        In order to conduct our sand operations, we are required to obtain permits from various local, state and federal government agencies. The various permits we must obtain address such issues as mining, construction, air quality, water discharge and quality, noise, dust and reclamation. Prior to receiving these permits, we must comply with the regulatory requirements imposed by the issuing governmental authority. In some cases, we also must have certain plans pre-approved, such as site reclamation plans, prior to obtaining the required permits. A decision by a governmental agency to deny or delay issuing a new or renewed permit or approval, or to revoke or substantially modify an existing permit or approval, could have a material adverse effect on our ability to continue operations at the affected facility. Expansion of our existing operations also is predicated upon securing the necessary environmental and other permits and approvals.

        We have obtained the permits required for the operation of our Kosse, Texas, New Auburn, Wisconsin and Barron County, Wisconsin facilities.

        Permits obtained for our Kosse, Texas facility include (i) construction permits and permits granting access to county or municipal roads, (ii) a Stormwater Pollution Prevention Plan Permit approved by the Texas Commission on Environmental Quality, which regulates water discharge and storm water runoff, and (iii) an Air Quality Standard Permit approved by the Texas Commission on Environmental Quality, which regulates particulate matter emissions and dry plant operation.

        Our New Auburn facility currently operates under a construction air permit from the Wisconsin Department of Natural Resources. We must demonstrate our compliance with the construction air permit over an 18-month period, which began in September 2011, after which the Wisconsin Department of Natural Resources will issue an operation air permit. We also developed and comply with a Fugitive Dust Control Plan, a Malfunction Prevention and Abatement Plan and a PM10 monitoring plan. Stormwater discharges from the New Auburn facility are permitted under the Wisconsin Pollutant Discharge Elimination System, or WPDES. An updated Notice of Intent for the WPDES general permit, which will include the new mine areas, is in progress. Placement of all permanent erosion control structures at the New Auburn facility is now complete. We conduct mining operations at the New Auburn facility pursuant to a Chippewa County Nonmetallic Mining Reclamation Permit. We have submitted an updated Nonmetallic Mining Reclamation Plan to Chippewa County and have applied for an amendment to the existing permit to address our proposed mine extension.

        Our Barron facility currently operates under a construction air permit from the Wisconsin Department of Natural Resources. We must demonstrate our compliance with the construction air permit over an 18-month period, which began in December 2012, after which the Wisconsin Department of Natural Resources will issue an operation air permit. We are in the process of developing and will comply with a Fugitive Dust Control Plan, a Malfunction Prevention and Abatement Plan and a PM10 monitoring plan. Stormwater discharges from the Barron facility are permitted under the Wisconsin Pollutant Discharge Elimination System, or WPDES. An updated Notice of Intent for the WPDES general permit, which will include the new mine areas, is in progress. Placement of all permanent erosion control structures at the Barron facility is now complete. We conduct mining operations at the Barron facility pursuant to a Barron County Nonmetallic Mining Reclamation Permit.

  Fuel Processing and Distribution Segment

  Overview

        Our Fuel Processing and Distribution segment consists of our operations in the Dallas-Fort Worth metropolitan area and Birmingham, Alabama. At each location, we acquire transmix from various suppliers and process it into refined products such as conventional gasoline and low sulfur diesel. In order to offer our customers a greater volume and variety of fuel products, we also engage in wholesale fuel distribution and purchase bulk quantities of ultra-low sulfur diesel and reformulated gasoline. In addition, we provide our customers with a suite of complementary fuel products and services, including third-party terminaling, renewable fuel blending and certain reclamation services. The operations at our facilities in the Dallas-Fort Worth metropolitan area, which we refer to as our Dallas-Fort Worth facility, and Birmingham, Alabama, which we refer to as our Birmingham facility, are conducted through our subsidiaries Direct Fuels and AEC, respectively. In these areas, we are able to offer our customers gasoline and diesel at market rates, 24 hours a day, seven days a week.

  Processing and Distribution Facilities

        The following table provides information regarding our Fuel Processing and Distribution assets as of and for the year ended December 31, 2012.

Plant Location	Owned Acreage	Transmix Processing Capacity (Gal./Year)	Fuel From Transmix Sold—Total (Gal./Year)	Wholesale Fuel Volume Sold—Total (Gal./Year)	Terminal Tankage Capacity (Gal.)	Biodiesel Refining Capacity (Gal./Year)
	(in thousands, except acreage data)
Dallas-Fort Worth, TX	20	107,310	94,831	13,347	11,990	N/A
Birmingham, AL	40	76,650	22,502	153,949	21,966	10,000

        We believe we have several attractive opportunities to continue to grow our transmix, wholesale, terminaling and other operations. We are seeking to enter into contracts for additional transmix supplies, which we could process using existing excess capacity. For example, in September 2011, we entered into a one-year contract to process a significant quantity of additional transmix per month sourced from the Houston market. In addition, we believe that our transmix business model can be replicated successfully in other regions of the United States, and we actively evaluate potential acquisitions of bulk fuel terminals that have similar characteristics to our existing operations in Texas and Alabama.

  Dallas-Fort Worth facility

        At our Dallas-Fort Worth facility, we offer our customers a diverse, high-quality product mix, including conventional gasoline and low sulfur diesel from our transmix processing and ultra-low sulfur diesel from bulk purchases. Low sulfur diesel contains no more than 500 parts per million, or ppm, of sulfur, and it is used primarily for locomotives, marine and off-road equipment used in agriculture, mining, power generation and construction. Ultra-low sulfur diesel, which began replacing low sulfur diesel in 2006 for on-highway applications, contains no more than 15 ppm of sulfur. Ultra-low sulfur diesel meets EPA standards for on-highway diesel fuel sold at retail locations in the United States and can also be used in all on or off-road applications.

        Our Dallas-Fort Worth facility is strategically located in the Dallas-Fort Worth metropolitan area on approximately 20 acres and provides us access to an attractive market for our fuel products and direct connections to third-party refined products pipelines directly serving our transmix processing units and adjacent storage tanks. Specifically, we can receive transmix and bulk fuel product via three different pipelines at our Dallas-Fort Worth facility: the 28-inch and 10-inch pipelines owned by Explorer Pipeline Company and a major independent refiner's proprietary products pipeline. The 10-inch Explorer and independent refiner's pipelines terminate within a quarter mile of our Dallas-Fort Worth facility. Additionally, we can receive inbound product via truck.

        We own two transmix processing units at our Dallas-Fort Worth facility. These processors were constructed in 1996 and 2003 and have a combined processing capacity of approximately 7,000 barrels of transmix per day. We purchased and refurbished our second processor in 2005. We sold an average of approximately 6,186 barrels per day of refined products processed from transmix during the year ended December 31, 2012.

        We purchase approximately 25,000 barrels of ultra-low sulfur diesel every month under short term purchase contracts. In addition, we receive tolling fees from one customer who stores its own refined fuel products at our terminal.

        We have 49 storage tanks at our Dallas-Fort Worth facility with total storage capacity of approximately 250,000 barrels. Additionally, we lease approximately 25,000 barrels of storage space at a fuel terminal that is connected to us by pipeline. While we continually strive to minimize inventory, our significant storage capacity provides us with the ability to receive large inbound batches of transmix from our transmix suppliers and allows us to offer our customers a wide range of fuel products.

        We are able to distribute our fuel products efficiently through a truck rack at our Dallas-Fort Worth facility that is connected to our storage tanks. Our two-lane truck rack has a maximum daily capacity of 144 full-sized tank-trucks with an average utilization of approximately 52 trucks per day. The truck rack at our Dallas-Fort Worth facility is fully automated so that drivers can select the specific blend of fuel that meets their needs.

  Birmingham facility

        At our Birmingham facility, we also offer our customers a diverse, high-quality product mix, including conventional gasoline and low sulfur diesel from our transmix processing as well as gasoline and ultra-low sulfur diesel in connection with our wholesale fuel distribution operations. In addition, we provide a suite of complementary fuel products and services, including third-party terminaling, renewable fuel blending and reclamation services.

        Our Birmingham facility is strategically located on approximately 40 acres and provides us access to an attractive market for our fuel products and direct connections to third-party refined products pipelines directly serving our transmix processing units and adjacent storage tanks. Specifically, we can receive transmix and bulk fuel product via spurs from the Colonial and Plantation Pipelines. Additionally, we can receive inbound product via truck.

        We own one transmix processing unit at our Birmingham facility that has a processing capacity of approximately 5,000 barrels of transmix per day. We sold an average of approximately 1,468 barrels per day of refined products processed from transmix at this facility during the year ended December 31, 2012.

        We have 44 storage tanks at our Birmingham facility with total storage capacity of approximately 523,000 barrels, which is one of the largest volumes of storage capacity of any market participant in Birmingham, Alabama. While we continually strive to minimize inventory, our significant storage capacity provides us with the ability to receive large inbound batches of transmix from our transmix suppliers and wholesale bulk purchases, which allows us to offer our customers a wide range of fuel products in connection with our wholesale fuel distribution operations.

        We are able to distribute our fuel products efficiently through a truck rack that is connected to our storage tanks. Our Birmingham facility's four-lane truck rack has a maximum daily capacity of 384 full-sized tank-trucks with an average utilization of approximately 125 trucks per day. In addition to gasoline and diesel, we also offer our customers biodiesel, ethanol and other additive blending at the rack. The terminals and truck rack at our Birmingham facility is fully automated so that drivers can select the specific blend of fuel that meets their needs. Pursuant to month-to-month contracts with several of our customers, we also receive tolling fees on their gasoline and diesel that are sold across our truck rack.

        We recently recommissioned a biodiesel refinery at our Birmingham facility and began commercial sales in December 2012. Biodiesel contains no petroleum products and can be blended with petroleum diesel to create a biodiesel blend. Biodiesel is a clean-burning fuel that produces approximately 80% lower greenhouse gas emissions than petroleum diesel when each is separately combusted. Large refining companies are required to either blend biodiesel with a portion of their ultra-low sulfur diesel or purchase and retire a comparable volume of Renewable Identification Numbers (RINS). It is generally more economical to purchase and blend biodiesel than to purchase and retire RINS. This refinery is capable of producing 10.0 million gallons of biodiesel fuel annually.

        We also operate reclamation processing equipment at our Birmingham facility that allows us to offer customers a unique alternative for the disposal of refined petroleum tank bottoms and petroleum contact waters, or PCW. By reclaiming fuels from these wastes and placing them back into fuel service, our reclamation services eliminate the need for hazardous waste disposal. We also have 18 petroleum tank trailers and 13 vacuum trucks, which enable us to assist in tank cleanings and PCW transportation that range in size and scope.

Customers

  Sand

        We sell substantially all of the sand we produce to customers in the oil and gas proppants market. Our customers include major oilfield services companies that are engaged in hydraulic fracturing. Sales to the oil and gas proppants market comprised approximately 99% of our total Sand segment sales in 2012.

        We currently sell our products primarily under long-term, take-or-pay supply agreements with two of our customers in the oil and gas proppants market. One of the agreements expires in 2021, but either we or our customer may terminate the agreement upon 120 days' written notice at any time after the expiration of the period during which the customer is entitled to receive discounts on its purchase price per ton of frac sand in connection with its prior advance payments to us, which will not occur until October 2014 or later. In addition, we entered into an amendment to this contract that provides the customer the right to purchase up to an additional 50% of the minimum contracted volume of sand from our Barron County facility. Our other primary sales contract has a three-year term and contains customary termination rights for non-performance and expires in 2014. We anticipate extending the term of this agreement or, alternatively, replacing those sales volumes by entering into agreements with new customers. Collectively, sales to customers with long-term sales agreements in 2012 accounted for approximately 89% of our total Sand segment sales volumes, with the remainder consisting of sales on the spot market.

        The core customers for our Wisconsin facilities are major oilfield services companies engaged in hydraulic fracturing. Our New Auburn facility's two largest customers, Schlumberger and Baker Hughes, together represented approximately 83% of this facility's processed sand volumes in the year ended December 31, 2012. These customers have signed multi-year take-or-pay contracts that include provisions requiring the customer to pay us an amount designed to compensate us, in part, for our lost margins for the applicable contract year in the event the customer does not take delivery of the minimum annual volume of frac sand specified in the contract. Any sales of the shortfall volumes to other customers on the spot market would provide us with additional margin on these volumes.

        As of the date of this prospectus, we had take-or-pay contracts in place for 58% of our 1.3 million tons of annual production capacity at our New Auburn facility. As of the date of this prospectus, the product mix-weighted average price of sand sold from our New Auburn facility pursuant to these take-or-pay contracts was $52 per ton and the weighted average remaining duration was approximately 4.9 years, assuming that one of our customers does not exercise its early termination right, which will not occur until October 2014 or later, as described elsewhere in this prospectus. If that customer were to exercise its termination right as soon as it became available, the resulting weighted average duration of our take-or-pay contracts to purchase sand from our New Auburn facility would be approximately 1.3 years as of the date of this prospectus. As of the date of this prospectus, we had take-or-pay or fixed-volume contracts in place for 9% of our 2.4 million tons of annual production capacity at our Barron facility, efforts-based contractual volume in place for 12% of this capacity and tolling agreements in place for another 10% of this capacity. As of the date of this prospectus, the product mix-weighted average price of sand sold from our Barron facility pursuant to these contracts was $55 per ton and the weighted average remaining duration of these contracts was approximately 4.5 years, or 1.8 years if the termination provision described above is exercised as soon as it becomes available. These averages do not include any volumes under our ten year tolling agreement with Midwest Frac.

Should market trends continue to develop as we expect, in the event that one or more of our current contract customers decides not to continue purchasing our frac sand following the expiration of its contract with us, we believe that we will be able to sell the volume of sand that they previously purchased to other customers through long-term contracts or sales on the spot market.

        As a result of recent expansions in the supply of frac sand and processing capacity and the expectation of continued expansions, we believe that frac sand customers may be increasingly reluctant to enter into take-or-pay contracts that expose the customer to pre-determined financial liability for failure to take delivery of minimum volumes of frac sand. Customers may increasingly pursue fixed-volume contracts, or, alternatively, efforts-based contracts which do not commit the customer to take delivery of specified volumes of frac sand. We also believe customers will be increasingly focused upon the relative quality of sand reserves, logistics capabilities and service level provided by the frac sand provider.

  Fuel Processing and Distribution

        Our primary fuel processing and distribution markets are the Dallas-Fort Worth metropolitan area and Birmingham, Alabama. Combined, these markets contain approximately 6.4 million people.

        We are a key seller to unbranded retailers and jobbers and act as a key supplier of terminaling services to various fuel refiners and large fuel marketing companies. The unbranded gasoline market has seen high growth in recent years due to a decline in the willingness of consumers to pay a premium for branded fuel. Many unbranded retailers have difficulty purchasing from the major distributors due to the restrictive supply relationship between such distributors and their franchised retailers. As unbranded retailers have expanded in recent years, we have acted as a key supplier to this market. We have capitalized on supplying the unbranded gasoline market because only limited quantities of unbranded fuel are stored in the regions in which we operate.

  Consolidated Revenues

        The following table sets forth the revenues attributable to customers that represented more than 10% of the combined revenues for the period indicated:

	Segment	Year Ended December 31, 2012
		(in thousands)
Union Pacific	Fuel Processing and Distribution	$144,149
Murphy Oil	Fuel Processing and Distribution	121,178

Total		$265,327

Suppliers and Service Providers

  Sand

        We believe frac sand companies differentiate themselves, from a cost and service perspective, based on their ability to wash, screen, dry and ship product efficiently. Mineral extraction is also an important component of frac sand operations but is viewed as a less differentiated skill set that can be performed efficiently by specialized third party providers. We have awarded Fred Weber, a long-term contract for the entirety of our New Auburn mining operations and for a portion of our wet processing needs at that facility. Under this contract, Fred Weber built the wet plant at our New Auburn facility and now mines the sand reserves, creates stockpiles of washed sand and maintains the plant and equipment at New Auburn. We have agreed, under a take-or-pay arrangement, to purchase 300,000 tons of washed sand from Fred Weber each year that the plant is in operation. We pay Fred Weber a set price per ton of washed sand, subject to adjustments each operational year for diesel prices, the quality of the sand mined and the quantity of sand purchased. During the term of the agreement Fred Weber will own the wet plant along with the equipment and other temporary structures used for mining on the property. At the end of the term of the agreement or following a default under the contract by Weber, we have the right to take ownership of the wet plant and other mining equipment without charge. Subject to certain conditions, ownership of the plant and equipment will transfer from Weber to us at the expiration of the term. We mine our own frac sand reserves at our Kosse facility, and have engaged a mining expert to manage excavation activities at our Barron County facility.

        We recently entered into a ten-year wet sand supply contract with Midwest Frac pursuant to which we will be obligated to purchase at least 200,000 tons of wet sand per year and have the right to purchase an annual allotment of up to 500,000 tons of annual wet sand production from a deposit near our Barron County facility, which will initially represent approximately 30% of our wet sand capacity at our Barron County facility. Following completion of our second wet plant facility, which we expect will occur in the first half of 2014, our contracted supply volumes will represent approximately 17% of our total wet sand capacity.

  Fuel Processing and Distribution

        We purchase transmix from pipeline or terminal operators, primarily under contractual arrangements that benefit us and our suppliers. Generally, we structure our supply contracts so that we receive all of our suppliers' transmix volume, regardless of regulatory changes, expansions of operations, higher utilization rates or other factors that may increase their supply. This helps assure our suppliers that their transmix will be removed on a timely basis so that their operations will not be interrupted. Major refineries prefer not to process transmix because it is less economical than processing crude oil due to the relatively lower volumes, generally higher cost of acquisition, decreased efficiency and concerns associated with the impact that fuel additives may have on expensive catalysts. We enable refiners to remain focused on crude oil processing by providing an economical and reliable solution for their transmix processing.

        We currently purchase approximately 63% of our supply of transmix pursuant to exclusive contracts with terms ranging from 12 to 36 months, with a volume-weighted average remaining duration of 17 months as of December 31, 2012. We purchase approximately 14% of our supply of transmix pursuant to contracts whereby our suppliers have the option of shipping product to alternative transmix processors. The remainder of our supply of transmix is purchased on a spot basis. For the year ended December 31, 2012, our two largest suppliers of transmix accounted for approximately 41% and 8% of our total transmix purchases. The contract with our largest supplier for the year ended December 31, 2012 expires in September 2014 and purchases from our second largest supplier are made pursuant to a month-to-month contract.

        We receive transmix by truck or by pipeline, depending upon the geographic location of each of our supply points. In general, truck shipments are more expensive but they allow us to receive small batches on a frequent basis. As a result, truck receipts are generally lower margin than pipeline receipts but inventory requirements are minimal. Conversely, pipeline shipments generally have to be aggregated to make shipments that meet minimum batch sizes for pipeline companies but the transportation cost is lower than for truck shipments.

        Our wholesale fuel suppliers include major oil companies that ship us wholesale fuel via scheduled pipeline tenders or through in-tank transfers at our Birmingham facility.

 Competition

  Sand

        The frac sand market is a highly competitive market that is comprised of a small number of large, national producers and a larger number of small, regional or local producers. Competition in the frac sand industry, which has increased in recent years due to favorable pricing and demand trends and which we expect to continue to increase if those trends continue, is based on price, consistency and quality of product, site location, distribution capability, customer service, reliability of supply, breadth of product offering and technical support.

        Based on management's internal estimates, we believe the five leading producers of frac sand in 2012 were Unimin Corporation, Fairmount Minerals, Ltd., U.S. Silica Holdings, Inc., Preferred Sands, LLC and SSS. Excluding SSS, we believe this group represented in excess of 55% of total industry production in 2012. In addition, in recent years there has been an increase in the number of small producers servicing the frac sand market due to an increased demand for hydraulic fracturing services and related proppant supplies. As a result of this increased demand, existing or new frac sand producers could expand their frac sand production capacity, thereby increasing competition. We believe, however, that the relative inexperience of many management teams operating in the frac sand industry coupled with the costs, length of time and operational challenges associated with identifying attractive frac sand reserves, obtaining necessary permits and regulatory approvals and constructing a sand processing facility provide us with a competitive advantage relative to new competitors or those seeking to expand their operations in the near term.

  Fuel Processing and Distribution

        We are the only transmix processor operating in the Dallas-Fort Worth and Birmingham markets. In general, transmix shipped by truck is less competitive than transmix shipped by pipeline, and these logistical considerations typically lead a transmix producer to the conclusion that there is only one appropriate location for processing its transmix in a geographic region. In cases where transmix can be transported economically by pipeline to several different transmix processing locations, the level of competition is significantly greater. In addition to price, suppliers of transmix also consider storage capacity, which minimizes the risk that transmix will not be removed on a timely basis, financial strength and operational history when evaluating potential transmix processors.

        We compete with other wholesale distributors of refined products in our markets. Our competitors include large, integrated, major or independent oil companies operating in our markets that, because of their more diverse operations and stronger capitalization, may be better positioned than we are to withstand changing industry conditions, including shortages or excesses of petroleum products or intense price competition at the wholesale level.

        Fuel terminal customers make their purchasing decisions based on several criteria. The most important are price, location, service and product breadth/consistency. The price of fuel is generally a customer's primary focus, but that price must also take into account the cost of trucking. Terminals closer to sub-markets that are the largest consumers of fuel have an economic advantage over more remote terminals. Our Dallas-Fort Worth terminal is centrally located so we can economically serve most major sub-markets in Dallas-Fort Worth. Our Birmingham terminal is located in the same area as all other major fuel terminals in the market. The most important elements in providing quality service to terminal customers are speed of throughput and efficient back-office operations. Customers rarely have to wait to load at our truck racks, given our significant excess rack capacity. We also believe we have a system that provides us with a high degree of accuracy when billing our customers. Additionally, a broad product offering is important because customers generally prefer to be able to obtain multiple types of fuel from one supplier. Finally, our customers prefer suppliers who are capable of providing product every day. The addition of wholesale product to supplement the products resulting from our own transmix processing operations provides us with a broad product line for our core customers and makes it more likely that we will have product available for sale every day.

Seasonality

        Because raw sand cannot be wet-processed during sub-zero temperatures, frac sand is typically washed only nine months out of the year at our Wisconsin operations. Our inability to wash frac sand year round in Wisconsin results in a seasonal build-up of inventory as we excavate excess sand to build a stockpile that will feed the dry plant which continues to operate during the winter months, causing the average inventory balance to fluctuate from a few weeks in early spring to more than 100 days in early winter and resulting in seasonal variations in our cash flow. We may also be selling frac sand for use in oil- and gas-producing basins where severe weather conditions may curtail drilling activities and, as a result, our sales volumes to those areas may be adversely affected. For example, we could experience a decline in volumes sold and segment Adjusted EBITDA for the second quarter relative to the first quarter each year due to seasonality of frac sand sales to customers in western Canada as sales volumes are generally lower during the months of April and May due to limited drilling activity as a result of that region's annual thaw. For a discussion of the impact of weather on our Sand operations, please read "Risk Factors—Our cash flows fluctuate on a seasonal basis and severe weather conditions could have a material adverse effect on our business" beginning on page 36. Our Fuel Processing and Distribution operations have not historically reflected any material seasonality.

Insurance

        We believe that our insurance coverage is customary for the industries in which we operate and adequate for our business. As is customary in the frac sand and fuel processing and distribution industries, we review our safety equipment and procedures and carry insurance against most, but not all, risks of our business. Losses and liabilities not covered by insurance would increase our costs. To address the hazards inherent in our business, we maintain insurance coverage that includes physical damage coverage, third-party general liability insurance, employer's liability, environmental and pollution and other coverage, although coverage for environmental and pollution-related losses is subject to significant limitations.

Environmental and Occupational Health and Safety Regulations

        We are subject to stringent and complex federal, state and local laws and regulations governing the discharge of materials into the environment or otherwise relating to protection of worker health, safety and the environment. These regulations include compliance obligations for air emissions, water quality, wastewater discharges and solid and hazardous waste disposal, as well as regulations designed for the protection of worker health and safety and threatened or endangered species. Compliance with these environmental laws and regulations may expose us to significant costs and liabilities and cause us to incur significant capital expenditures in our operations. We are often obligated to obtain permits or approvals in our operations from various federal, state and local authorities. These permits and approvals can be denied or delayed, which may cause us to lose potential and current customers, interrupt our operations and limit our growth and revenue. Moreover, failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal penalties, imposition of remedial obligations, and the issuance of injunctions delaying or prohibiting operations. Private parties may also have the right to pursue legal actions to enforce compliance as well as to seek damages for non-compliance with environmental laws and regulations or for personal injury or property damage. While we believe that our operations are in substantial compliance with applicable environmental laws and regulations and that continued compliance with current requirements would not have a material adverse effect on us, there is no assurance that this degree of compliance will continue in the future. In addition, the clear trend in environmental regulation is to place more restrictions on activities that may affect the environment, and thus, any changes in, or more stringent enforcement of, these laws and regulations that result in more stringent and costly pollution control equipment, waste handling, storage, transport, disposal or remediation requirements could have a material adverse effect on our operations and financial position.

        We do not believe that compliance with federal, state or local environmental laws and regulations will have a material adverse effect on our business, financial position or results of operations or cash flows. We cannot assure you, however, that future events, such as changes in existing laws or enforcement policies, the promulgation of new laws or regulations or the development or discovery of new facts or conditions adverse to our operations will not cause us to incur significant costs. The following is a discussion of material environmental and worker health and safety laws that relate to our operations. We believe that we are in substantial compliance with all of these environmental laws and regulations.

        Air emissions.    Our operations are subject to the CAA and comparable state and local laws, which restrict the emission of air pollutants from many sources and also impose various monitoring and reporting requirements. Compliance with these laws and regulations may require us to obtain pre-approval for the construction or modification of certain projects or facilities expected to produce or significantly increase air emissions, obtain and strictly comply with stringent air emissions permit requirements or utilize specific equipment or technologies to control emissions. Obtaining air emissions permits has the potential to delay the development or continued performance of our operations. Amendments to the CAA, including, among others, the CAA Amendments of 1990, require most industrial operations in the United States to incur capital expenditures to meet the air emission control standards that are developed and implemented by the EPA and state environmental agencies. Over the next several years, we may be required to incur certain capital expenditures for air pollution control equipment or to address other air emissions-related issues such as, by way of example, the capture of increased amounts of fine sands matter emitted from produced sands. Moreover, facilities that emit volatile organic compounds or nitrogen oxides face increasingly stringent regulations, including requirements to install various levels of control technology on sources of pollutants. In addition, the petroleum processing sector is subject to stringent and evolving EPA and state regulations that establish standards to reduce emissions of certain listed hazardous air pollutants. While the hazardous air pollutant emissions from our facilities are below the threshold levels for the stringent maximum achievable control technology, or MACT, standards to apply, our Dallas-Fort Worth facility is an "area source" subject to the less stringent generally achievable control technology standards for gasoline distribution terminals that were promulgated by EPA in January 2011. In addition, air permits are required for our processing and terminal operations, and our frac sand mining operations that result in the emission of regulated air contaminants. These permits incorporate the various control technology requirements that apply to our operations and are subject to extensive review and periodic renewal. While we believe that we are in substantial compliance with the CAA and its implementing regulations, as well as similar state and local laws and regulations, frequently changing and increasingly stricter requirements, future non-compliance, or failure to maintain necessary permits or other authorizations could require us to incur substantial costs or suspend or terminate our operations.

        The CAA also requires states to draft State Implementation Plans, or SIPs, designed to attain national health-based ambient air quality standards, or NAAQS, in primarily major metropolitan and/or industrial areas. SIPs frequently regulate emissions from stationary sources such as our operations. The Dallas-Fort Worth area is currently in nonattainment with the ozone NAAQS. We believe that we are in substantial compliance with applicable SIP requirements. New regulations designed to bring the Dallas-Fort Worth area into attainment with the ozone NAAQS were adopted by the Texas Commission on Environmental Quality, or TCEQ, in late 2011. We believe, based upon the adopted regulations, that no material capital expenditures beyond those currently contemplated and no material increase in costs are likely to be required.

        The CAA authorizes the EPA to require modifications in the formulation of the refined transportation fuel products we manufacture in order to limit the emissions associated with the fuel product's final use. For example, in December 1999, the EPA promulgated regulations limiting the sulfur content allowed in gasoline. These regulations required the phase-in of gasoline sulfur standards beginning in 2004, with special provisions for small refiners and for refiners serving those Western states exhibiting lesser air quality problems and, more recently, the EPA announced on March 29, 2013, proposed rules to further reduce the sulfer content of gasoline beginning in 2017. Similarly, the EPA promulgated regulations that limited the sulfur content of on-road diesel fuel beginning in 2006 from its current level of no more than 500 ppm to no more than 15 ppm. A portion of our transmix consists of jet fuel, which currently is not subject to the EPA regulations that limit the sulfur content of most categories of motor fuels. However, the sulfur content of various types of diesel fuel is subject to a decreasing series of sulfur concentration limits, for example a 15 ppm maximum sulfur concentration in all categories of diesel fuel except for locomotive and marine diesel that is sold after May 31, 2014. If the transmix we receive after May 2014 contains sufficient quantities of jet fuel, the sulfur content of the diesel fuel we produce from our transmix may exceed the 15 ppm level and, if it does, we will be prohibited from marketing this fuel for any uses other than locomotive or marine, or for any use within the Northeast and Mid-Atlantic regions of the United States. Further, as EPA emissions standards for locomotives grow more stringent through 2020, certain locomotives will be required to move to lower sulfur diesel, limiting sales of diesel with sulfur above 15 ppm to certain old locomotives and marine sources only.

        On August 16, 2012, the EPA published final rules that establish new air emission controls and practices for oil and natural gas production wells, including wells that are the subject of hydraulic fracturing operations and natural gas processing operations. These rules will require, among other things, the reduction of volatile organic compounds from certain natural gas wells through the use of reduced emission completions or "green completions" in all hydraulically fractured or re-fractured wells after January 1, 2015. For subject well completion operations occurring at such well sites before January 1, 2015, the final regulations will allow operators to capture and direct flowback emissions to completion combustion devices, such as flares in lieu of performing green completions. The rules also establish new emission requirements for compressors, controllers, dehydrators, storage tanks, natural gas processing and certain other equipment, which take effect beginning in 2012. Compliance with these rules could result in significant costs to our customers, which may have an indirect adverse impact on our business.

        The CAA also requires an increasing percentage of vehicle fuels to come from renewable sources, including biodiesel. The regulations implementing this "Renewable Fuel Standard," or RFS, may be adjusted by the EPA administrator, or reduced or eliminated as a result of litigation challenging the RFS, if sufficient quantities of renewable fuels are not available. Uncertainty surrounding the potential for the EPA or a court to lower the standards for biodiesel or other renewable fuels could impact our business.

        There can be no assurance that future requirements compelling the installation of more sophisticated emission control equipment would not have a material adverse impact on our business, financial condition or results of operations.

        Climate change.    Methane, a primary component of natural gas, and carbon dioxide, a byproduct of the burning of natural gas, are examples of greenhouse gases, or GHGs. In recent years, the U.S. Congress has considered legislation to reduce emissions of GHGs. It presently appears unlikely that comprehensive climate legislation will be passed by either house of Congress in the near future, although energy legislation and other regulatory initiatives are expected to be proposed that may be relevant to GHG emissions issues. In addition, almost half of the states have begun to address GHG emissions, primarily through the planned development of emission inventories or regional GHG cap and trade programs. Depending on the particular program, we could be required to control GHG emissions or to purchase and surrender allowances for GHG emissions resulting from our operations.

        Independent of Congress, the EPA is beginning to adopt regulations controlling GHG emissions under its existing authority under the CAA. For example, on December 15, 2009, the EPA officially published its findings that emissions of carbon dioxide, methane and other GHGs present an endangerment to human health and the environment because emissions of such gases are, according to the EPA, contributing to warming of the earth's atmosphere and other climatic changes. These findings by the EPA allow the agency to proceed with the adoption and implementation of regulations that would restrict emissions of GHGs under existing provisions of the CAA. In 2009, the EPA adopted rules regarding regulation of GHG emissions from motor vehicles. In addition, on September 22, 2009, the EPA issued a final rule requiring the reporting of GHG emissions in the United States beginning in 2011 for emissions occurring in 2010 from specified large GHG emission sources. On November 30, 2010, the EPA published a final rule expanding its existing GHG emissions reporting rule for certain petroleum and natural gas facilities that emit 25,000 metric tons or more of carbon dioxide equivalent per year. The rule, which went into effect on December 30, 2010, requires reporting of GHG emissions by such regulated facilities to the EPA by September 2012 for emissions during 2011 and annually thereafter. In 2010, the EPA also issued a final rule, known as the "Tailoring Rule," that makes certain large stationary sources and modification projects subject to permitting requirements for GHG emissions under the CAA. Several of the EPA's GHG rules are being challenged in court and, depending on the outcome of these proceedings, such rules may be modified or rescinded or the EPA could develop new rules.

        Although it is not currently possible to predict how any such proposed or future GHG legislation or regulation by Congress, the states or multi-state regions will impact our business, any legislation or regulation of GHG emissions that may be imposed in areas in which we conduct business could result in increased compliance costs or additional operating restrictions or reduced demand for our services, and could have a material adverse effect on our business, financial condition and results of operations.

        Water discharge.    The Clean Water Act, as amended, or CWA, and analogous state laws impose restrictions and strict controls with respect to the discharge of pollutants, including spills and leaks of oil and other substances, into state waters or waters of the United States. The discharge of pollutants into regulated waters is prohibited, except in accordance with the terms of a permit issued by the EPA or an analogous state agency. The CWA and regulations implemented thereunder also prohibit the discharge of dredge and fill material into regulated waters, including jurisdictional wetlands, unless authorized by an appropriately issued permit. The CWA also requires the development and implementation of spill prevention, control and countermeasures, including the construction and maintenance of containment berms and similar structures, if required, to help prevent the contamination of navigable waters in the event of a petroleum hydrocarbon tank spill, rupture or leak at such facilities. In addition, the CWA and analogous state laws require individual permits or coverage under general permits for discharges of storm water runoff from certain types of facilities. Federal and state regulatory agencies can impose administrative, civil and criminal penalties as well as other enforcement mechanisms for non-compliance with discharge permits or other requirements of the CWA and analogous state laws and regulations. We believe we are in substantial compliance with the CWA and similar state laws.

        Safe Drinking Water Act.    Although we do not directly engage in hydraulic fracturing activities, our customers purchase our frac sand for use in their hydraulic fracturing operations. Hydraulic fracturing involves the injection of water, sand and chemicals under pressure into the formation to stimulate gas production. Legislation to amend the SDWA to repeal the exemption for hydraulic fracturing from the definition of "underground injection" and require federal permitting and regulatory control of hydraulic fracturing, as well as legislative proposals to require disclosure of the chemical constituents of the fluids used in the fracturing process, were proposed in recent sessions of Congress and Congress continues to consider legislation to amend the SDWA. We cannot predict whether any such legislation will ever be enacted and, if so, what its provisions would be. Scrutiny of hydraulic fracturing activities continues in other ways, with the EPA having commenced a multi-year study of the potential environmental impacts of hydraulic fracturing, with initial results released in December of 2012 and final results expected to be available by 2014 and, more recently, the EPA has announced that it will develop effluent limitations for the treatment and discharge of wastewater resulting from hydraulic fracturing activities by 2014. Other governmental agencies, including the United States Department of Energy and the DOI, are evaluating various other aspects of hydraulic fracturing, with the DOI announcing draft proposed rules on May 4, 2012 that, if adopted, would require disclosure of chemicals used in hydraulic fracturing activities upon federal and Indian lands and also would strengthen standards for well-bore integrity and the management of fluids that return to the surface during and after fracturing operations on federal and Indian lands but subsequently announcing on January 18, 2013, that it will issue a revised draft proposal in replacement of the May 2012 draft in 2013. These ongoing or proposed studies, depending on their degree of pursuit and any meaningful results obtained, could spur initiatives to further regulate hydraulic fracturing under the SDWA or other regulatory mechanisms. The EPA also has announced that it believes hydraulic fracturing using fluids containing diesel fuel can be regulated under the SDWA notwithstanding the SDWA's general exemption for hydraulic fracturing and, more recently on May 4, 2012, the EPA issued draft guidance for SDWA permits issued to oil and natural gas exploration and production operators using diesel fuel during hydraulic fracturing. At the state level, some states, including Texas, have adopted, and other states are considering adopting, legal requirements that could impose more stringent permitting, public disclosure or well construction requirements on hydraulic fracturing activities. If additional levels of regulation and permits were required through the adoption of new laws and regulations at the federal or state level, that could lead to delays, increased operating costs and process prohibitions that could make it more difficult to complete natural gas wells in shale formations, increasing our customers' costs of compliance and doing business and otherwise adversely affect the hydraulic fracturing services they perform, which could negatively impact demand for our frac sand products. In addition, heightened political, regulatory and public scrutiny of hydraulic fracturing practices could potentially expose us or our customers to increased legal and regulatory proceedings, and any such proceedings could be time-consuming, costly or result in substantial legal liability or significant reputational harm. Any such developments could have a material adverse effect on our business, financial condition and results of operations, whether directly or indirectly. For example, we could be directly affected by adverse litigation involving us, or indirectly affected if the cost of compliance limits the ability of our customers to operate in the geographic areas we serve.

        Solid waste.    The Resource Conservation and Recovery Act, as amended, or the RCRA, and comparable state laws control the management and disposal of hazardous and non-hazardous waste. These laws and regulations govern the generation, storage, treatment, transfer and disposal of wastes that we generate including, but not limited to, used oil, antifreeze, filters, sludges, paint, solvents and sandblast materials. The EPA and various state agencies have limited the approved methods of disposal for these types of wastes. In the course of our operations, we generate waste that may be regulated as non-hazardous wastes or even hazardous wastes, obligating us to comply with applicable RCRA standards relating to the management and disposal of such wastes.

        Site remediation.    The Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, and comparable state laws impose strict, joint and several liability without regard to fault or the legality of the original conduct on certain classes of persons that contributed to the release of a hazardous substance into the environment. These persons include the owner and operator of a disposal site where a hazardous substance release occurred and any company that transported, disposed of, or arranged for the transport or disposal of hazardous substances released at the site. Under CERCLA, such persons may be liable for the costs of remediating the hazardous substances that have been released into the environment, for damages to natural resources, and for the costs of certain health studies. In addition, where contamination may be present, it is not uncommon for the neighboring landowners and other third parties to file claims for personal injury, property damage and recovery of response costs. We have not received notification that we may be potentially responsible for cleanup costs under CERCLA at any site.

        The soil and groundwater associated with and adjacent to our former Dallas-Fort Worth terminal property have been affected by prior releases of petroleum products or other contaminants. A past owner and operator of the terminal property, ConocoPhillips, has been working with TCEQ to address this contamination. We, ConocoPhillips and owners and operators of adjacent industrial properties undertaking unrelated remediation obtained a Municipal Setting Designation, or MSD, from the City of Fort Worth, which is an ordinance prohibiting the use of groundwater as drinking water in the area of our former terminal property. Following the certification of this MSD by the TCEQ, ConocoPhillips obtained approval of a remedial action plan for the property, which now only requires recordation of a restrictive covenant to comply with the TCEQ requirements. In connection with the sale of this facility, we have agreed to hold our successor harmless from any claims arising from this contamination, none of which has been asserted to our knowledge. We do not believe this former facility is likely to present any material liability to us.

        Endangered Species.    The Endangered Species Act, or ESA, restricts activities that may affect endangered or threatened species or their habitats. While some of our facilities may be located in areas that are designated as habitats for endangered or threatened species, we believe that we are in substantial compliance with the ESA. However, the designation of previously unidentified endangered or threatened species could cause us to incur additional costs or become subject to operating restrictions or bans or limit future development activity in the affected areas. Moreover, as a result of a settlement approved by the U.S. District Court for the District of Columbia on September 9, 2011, the U.S. Fish and Wildlife Service is required to consider listing more than 250 species as endangered under the Endangered Species Act. Under the September 9, 2011 settlement, the U.S. Fish and Wildlife Service is required to review and address the needs of more than 250 species on the candidate list before the completion of the agency's 2017 fiscal year. The designation of previously unprotected species as threatened or endangered in areas where our exploration and production customers operate could cause us or our customers to incur increased costs arising from species protection measures and could result in delays or limitations in our customers' performance of operations, which could reduce demand for our services.

        Environmental-Related litigation.    In April 2006, the owner of land adjacent to the property on which AEC's Birmingham facility is located filed a tort action in Alabama state court against several defendants, including AEC, alleging that toxic contaminants released from the property resulted in the diminution of use and value of the plaintiff's property. The plaintiff sought compensatory and punitive damages, remediation of its property and attorneys' fees. In December 2012, all claims in this litigation were settled by the parties pursuant to a settlement agreement and dismissed with prejudice. In accordance with the settlement agreement, AEC paid the plaintiff $0.8 million as consideration for the release of all claims.

        Mining and Workplace Safety.    Our sand mining operations are subject to mining safety regulation. The United States Mine Safety and Health Administration, or MSHA is the primary regulatory organization governing the frac sand industry. Accordingly, MSHA regulates quarries, surface mines, underground mines and the industrial mineral processing facilities associated with quarries and mines. The mission of MSHA is to administer the provisions of the Federal Mine Safety and Health Act of 1977 and to enforce compliance with mandatory worker safety and health standards. MSHA works closely with the Industrial Minerals Association, a trade association in which we have a significant leadership role, in pursuing this mission. As part of MSHA's oversight, representatives perform at least two unannounced inspections annually for each above-ground facility. To date these inspections have not resulted in any citations for material violations of MSHA standards.

        We also are subject to the requirements of the United States Occupational Safety and Health Act, or OSHA, and comparable state statutes that regulate the protection of the health and safety of workers. In addition, the OSHA Hazard Communication Standard requires that information be maintained about hazardous materials used or produced in operations and that this information be provided to employees, state and local government authorities and the public. OSHA regulates the customers and users of frac sand and provides detailed regulations requiring employers to protect employees from overexposure to silica through the enforcement of permissible exposure limits and the OSHA Hazard Communication Standard.

        Local Regulation.    As demand for frac sand in the oil and natural gas industry has driven a significant increase in current and expected future production of frac sand, some local communities have expressed concern regarding silica sand mining operations. These concerns have generally included exposure to ambient silica sand dust, truck traffic, water usage and blasting. In response, certain state and local communities have developed or are in the process of developing regulations or zoning restrictions intended to minimize dust from becoming airborne, control the flow of truck traffic, significantly curtail the amount of practicable area for mining activities, provide compensation to local residents for potential impacts of mining activities and, in some cases, ban issuance of new permits for mining activities. To date, we have not experienced any material impact to our existing mining operations or planned capacity expansions as a result of these types of concerns. We are not aware of any proposals for significant increased scrutiny on the part of state or local regulators in the jurisdictions in which we operate or community concerns with respect to our operations that would reasonably be expected to have a material adverse effect on our business, financial condition or results of operations going forward.

Employees

        We will be managed and operated by the officers and directors of Emerge GP, our general partner. Immediately after the closing of this offering, we expect to employ people either directly or through our general partner. None of our employees are subject to collective bargaining agreements. We consider our employee relations to be good.

Legal Proceedings

        From time to time we may be involved in litigation relating to claims arising out of our operations in the normal course of business. We are not currently a party to any legal proceedings that we believe would have a material adverse effect on our financial position, results of operations or cash flows and are not aware of any material legal proceedings contemplated by governmental authorities.

MANAGEMENT OF EMERGE ENERGY SERVICES LP

        Our general partner, Emerge GP, will manage our operations and activities. Our general partner is not elected by our unitholders and will not be subject to re-election on a regular basis in the future. As described in the Amended and Restated Limited Liability Company Agreement of Emerge GP (the "GP Agreement"), Emerge GP will be member-managed. Insight Equity, as the controlling member, has delegated to the board of directors all power and authority related to management of the partnership to the fullest extent permitted by law and the GP Agreement. The GP Agreement provides that there shall be three initial directors, who will oversee our operations. The board of directors will elect one or more officers who will serve at the pleasure of the board. Unitholders will not be entitled to elect the directors of Emerge GP or directly or indirectly participate in our management or operation. We have granted certain affiliates of LBC Credit Partners the right to appoint one non-voting board observer for so long as it or certain of its affiliates own at least five percent of our outstanding units.

        Upon the closing of this offering, the board of directors of our general partner will be comprised of seven members, all of whom will be designated by Insight Equity and three of whom will be independent as defined under the independence standards established by the NYSE. The NYSE does not require a listed limited partnership like us to have a majority of independent directors on the board of directors of our general partner or to establish a compensation committee or a nominating committee.

        As set forth in the GP Agreement, Emerge GP may, from time to time, have a conflicts committee to which the board of directors will appoint independent directors and which may be asked to review specific matters that the board believes may involve conflicts of interest between us, our limited partners and Insight Equity. The conflicts committee will determine the resolution of the conflict of interest in any manner referred to it in good faith. The members of the conflicts committee may not be officers or employees of our general partner or directors, officers or employees of its affiliates, including Insight Equity, may not hold an ownership interest in the general partner or its affiliates other than common units or awards under any long-term incentive plan, equity compensation plan or similar plan implemented by the general partner or the partnership, and must meet the independence and experience standards established by the NYSE and the Exchange Act to serve on an audit committee of a board of directors, and certain other requirements. Any matters approved by the conflicts committee in good faith will be conclusively deemed to be "fair and reasonable" to us, approved by all of our partners and not a breach by our general partner of any duties it may owe us or our unitholders. Any unitholder challenging any matter approved by the conflicts committee will have the burden of proving that the members of the conflicts committee did not subjectively believe that the matter was in the best interests of our partnership. Moreover, any acts taken or omitted to be taken in reliance upon the advice or opinions of experts such as legal counsel, accountants, appraisers, management consultants and investment bankers, where our general partner (or any members of the board of directors of our general partner including any member of the conflicts committee) reasonably believes the advice or opinion to be within such person's professional or expert competence, shall be conclusively presumed to have been done or omitted in good faith. For a detailed discussion of the potential conflicts of interest we face and how they will be resolved, see "Conflicts of Interest and Duties—Conflicts of Interest" beginning on page 183.

        In addition, Emerge GP will have an audit committee comprised of directors who meet the independence and experience standards established by the NYSE and the Exchange Act. The audit committee will assist the board of directors in its oversight of the integrity of our financial statements and our compliance with legal and regulatory requirements and corporate policies and controls. The audit committee will have the sole authority to retain and terminate our independent registered public accounting firm, approve all auditing services and related fees and the terms thereof, and pre-approve any non-audit services to be rendered by our independent registered public accounting firm. The audit committee will also be responsible for confirming the independence and objectivity of our independent registered public accounting firm. Our independent registered public accounting firm will be given unrestricted access to the audit committee.

        Any person who is or was a member, partner, director, officer, affiliate, fiduciary or trustee of Emerge GP, any person who is or was serving at the request of Emerge GP or any affiliate of Emerge GP as an officer, director, member, manager, partner, fiduciary or trustee of another person is entitled to indemnification under the GP Agreement for actions associated with such roles to the fullest extent permitted by law and the GP Agreement. The GP Agreement may be amended or restated at any time by Insight Equity.

Directors and Executive Officers

        The directors of our general partner hold office until the earlier of their death, resignation, removal or disqualification or until their successors have been elected and qualified. Officers serve at the discretion of the board of directors. There are no family relationships among any of the directors or executive officers of our general partner. The following table shows information regarding the current directors and executive officers of Emerge GP.

Name	Age	Position with Emerge GP
Ted W. Beneski	56	Chairman of the Board and Director
Rick Shearer	62	Chief Executive Officer
Warren B. Bonham	50	Vice President and Director
Robert Lane	41	Chief Financial Officer
Kevin Clark	56	Independent Director
Francis Kelly	56	Independent Director
Kevin McCarthy	53	Independent Director
Eliot Kerlin	38	Director
Victor L. Vescovo	47	Director

  Ted W. Beneski

        Ted W. Beneski was elected Chairman of the Board and appointed as a member of the board of directors of our general partner in April 2012. He intends to devote as much time as is necessary to discharge his duties as a director of Emerge GP and to oversee the management and operations of Emerge Energy Services LP. Since May 2002, Mr. Beneski has served as the Chief Executive Officer and Managing Partner of Insight Equity Holdings LLC. Mr. Beneski also serves as Chairman of the Board of Direct Fuels and SSS, positions he has held since May 2003 and June 2008, respectively. Prior to founding Insight Equity, Mr. Beneski was a founding principal of the Carlyle Management Group, a private equity group specializing in investments in turnarounds and special situation investment opportunities, and served as Senior Vice President from January 2000 to May 2002. Mr. Beneski was also co-founder of the Dallas office of Bain & Company, or Bain, a global leader in strategy-based management consulting services, and served as a Senior Partner and Managing Director. His tenure at Bain (both Boston and Dallas) was from September 1985 to December 1999. While at Bain, Mr. Beneski advised Fortune 100 clients across a wide range of industries in the areas of portfolio and business unit strategy, mergers and acquisitions, operational improvement, organizational and process redesign, new product introduction and growth strategy. Prior to Bain, Mr. Beneski worked for five years as a commercial banker with Bankers Trust in New York and Shawmut Corporation in Boston.

        Mr. Beneski also serves as Chairman of the Board at the following Insight Equity portfolio companies: Vision-Ease Lens, Hirschfeld Industries, Walker Group Holdings, Aviation Investment Holdings, Atwood Mobile Products, Meadow Valley, The Berry Family of Nurseries, Versatile Processing Group, Inc. and A.P. Plasman. Mr. Beneski received his MBA from Harvard Business School and a BA from Amherst College, majoring in economics. Mr. Beneski was selected to serve on the board of directors of our general partner due to his affiliation with Insight Equity, his knowledge of the industries in which we operate and his financial and business expertise.

  Rick Shearer

        Rick Shearer was elected Chief Executive Officer of our general partner in April 2012 and expects to devote substantially all of his professional time to Emerge Energy Services LP. Since May 2010, Mr. Shearer has served as President and Chief Executive Officer of SSS. He will continue to directly manage the operations of the Sand Segment following the offering. Mr. Shearer previously served from March 2007 to May 2010 as President and Chief Executive Officer of Black Bull Resources, a company that specializes in the mining, processing and marketing of industrial minerals that is publicly traded on the TSX Venture Exchange. Mr. Shearer currently serves as the Chairman of the Board of Black Bull Resources. From January 2004 to March 2007, Mr. Shearer served as a member of the board of directors of Excell Minerals, a global stainless steel metals recovery company based in Pittsburgh, Pennsylvania, prior to its acquisition by Harsco Corporation in February 2007. Mr. Shearer also previously served as the President and Chief Operating Officer of U.S. Silica Company Inc., a silica sand supplier, from August 1997 to January 2004.

        Mr. Shearer served as Founding Chairman of the Industrial Minerals Association of North America, as Vice Chairman of the National Industrial Sand Association and as a Board Member of the Industrial Minerals Association of Europe from 2003 to 2004. Mr. Shearer has a Bachelor of Science degree from Alderson-Broaddus College and a Masters of Business Administration degree from Eastern Michigan University. He is also a graduate of the Executive Management Program at Harvard University.

  Warren B. Bonham

        Warren B. Bonham was elected Vice President and appointed as a member of the board of directors of our general partner in April 2012 and expects to devote approximately 40% of his professional time to Emerge Energy Services LP, where he will directly manage the operations of the Fuel Processing and Distribution Segment following the offering. Since February 2012, Mr. Bonham has been a Partner of Insight Equity Holdings LLC. Additionally, he has served as President and Chief Executive Officer of Direct Fuels since January 2008 and previously served as President from June 2006 to December 2007. Mr. Bonham also previously served as Vice President of Hirschfeld Steel, a company that specializes in the fabrication of structural steel components for construction projects such as bridges, industrial and nuclear facilities, mass transit systems, and stadiums, from September 2010 to January 2012 and from June 2006 to December 2007. From August 2002 to May 2006, Mr. Bonham served as the Chief Financial Officer of GES Exposition Services, the largest subsidiary of Viad Corporation, a publicly traded exhibition and event services company. Prior to joining GES Exposition Services, Mr. Bonham served as Chief Financial Officer of Electrolux LLC, a private equity owned direct seller of floor care equipment, from August 1998 to July 2002. From 1995 to 1998, Mr. Bonham worked as a Senior Manager at Bain, where he worked on operational improvement cases in many different industries on three different continents.

        Mr. Bonham serves on the board of directors at a number of Insight Equity's portfolio companies including AEC Holdings and SSH. Mr. Bonham received his MBA from Harvard Business School and his Bachelor of Commerce degree from Queen's University where he graduated first in his class. He is also a licensed Chartered Accountant. Mr. Bonham was selected to serve on the board of directors of our general partner due to his affiliation with Insight Equity, his knowledge of the industries in which we operate and his financial and business expertise.

  Robert Lane

        Robert Lane was appointed Chief Financial Officer of our general partner in November 2012 and expects to devote all of his professional time to Emerge Energy Services LP following the offering. From December 2011 until his appointment as our Chief Financial Officer, Mr. Lane was a Managing Director at Global Hunter Securities LLC, where he was responsible for the origination and execution of capital markets and M&A transactions in the midstream industry. Mr. Lane previously served in various roles as Vice President, Senior Vice President and eventually Managing Director of Sander Morris Harris Inc. and its affiliates from November 2004 to December 2011, where he led equity research and then investment banking coverage of midstream energy companies, particularly master limited partnerships. From 2003 to 2004, Mr. Lane served as Director of Finance and Accounting and later Chief Financial Officer of Unico Corporation, a company which provided industrial and commercial uniforms to the utility, petrochemical, general industry, and corporate identity markets. Prior to joining Unico Corporation, Mr. Lane served as an independent consultant for startup companies in the Houston area from 2002 to 2003. From 1998 to 2003, Mr. Lane worked as a Senior Associate and later as a Vice President for Vulcan Capital Management, Inc., and from 1994 to 1997, Mr. Lane served as a Senior Analyst for Smith Barney Inc.

        Mr. Lane is a Certified Public Accountant and a Certified Financial Analyst. Mr. Lane received his MBA from the University of Pennsylvania's Wharton School and his Bachelor of Arts degree from Princeton University. He also received a Certificate in the Accountancy Program from the B.T. Bauer School of Business at the University of Houston.

  Kevin Clark

        Kevin Clark has served as a member of our board of directors since March 2013. He intends to devote as much time as is necessary to discharge his duties as a director of Emerge GP and to oversee the management and operations of Emerge Energy Services LP. Since January 2002 he has taught classes in corporate strategy and accounting at Vanderbilt University as an Adjunct Professor, a Senior Lecturer and, since August 2010, as an Associate Professor. Prior to joining the faculty at Vanderbilt, Mr. Clark was a partner at Executive Perspectives Inc., an executive education firm focused on strategy, finance and team building, from October 1985 to November 1998. He is the co-managing partner of RG Clark Family Holdings, LLC, serving in that role since November 2011, and also serving as Secretary and Treasurer from September 2000 to the present. He has also served as a Director for Sullivan Street Development, Inc., a small private corporation, since June 2001.

        Mr. Clark holds a B.S. in physics from Amherst College and an M.S. in computer and information science from Dartmouth College. Mr. Clark was chosen to serve on the board of our general partner due to his expertise in corporate strategy and accounting.

  Francis J. Kelly, III

        Francis J. Kelly, III was appointed as an independent director of our general partner in March 2013. He intends to devote as much time as is necessary to discharge his duties as a director of Emerge GP and to oversee the management and operations of Emerge Energy Services LP. Mr. Kelly is the Vice Chairman of Arnold Worldwide, LLC, a large advertising agency. Mr. Kelly joined Arnold Worldwide in January 1994 as Chief Marketing officer, and advanced to become President in 2002, CEO in 2006, and eventually Vice Chairman in 2010. Mr. Kelly has led a number of successful branding strategies for public and private companies while helping Arnold Worldwide shape its strategic and creative philosophy. From 1989 to 1994, Mr. Kelly worked at Leonard Monahan and Lubars, an advertising agency subsequently renamed Leonard Monahan Lubars and Kelly. From 1983 to 1988, Mr. Kelly developed integrated campaigns for national brands while working for Humphrey Browning MacDougall. His thirty-five year career in the field of branding, advertising, and integrated marketing communications also includes time at Young & Rubicam New York.

        Mr. Kelly received his MBA from Harvard Business School and his Bachelor of Arts degree from Amherst College. He also serves on the boards of the Boston Chamber of Commerce and the Friends of the Boston Public Library. Mr. Kelly was selected to serve on the board of directors of our general partner due to his marketing, financial and business expertise.

  Kevin McCarthy

        Kevin McCarthy was appointed as an independent director of our general partner in July 2012. He intends to devote as much time as is necessary to discharge his duties as a director of Emerge GP and to oversee the management and operations of Emerge Energy Services LP. Mr. McCarthy is Chairman, Chief Executive Officer and President of Kayne Anderson MLP Investment Company, Kayne Anderson Energy Total Return Fund, Inc., Kayne Anderson Midstream/Energy Fund, Inc. and Kayne Anderson Energy Development Company, which are each NYSE listed closed-end investment companies. Mr. McCarthy joined Kayne Anderson Capital Advisors as a Senior Managing Director in 2004 from UBS Securities LLC, where he was global head of energy investment banking. In this role, he had senior responsibility for all of UBS's energy investment banking activities, including direct responsibilities for securities underwriting and mergers and acquisitions in the energy industry. From 1995 to 2000, Mr. McCarthy led the energy investment banking activities of Dean Witter Reynolds and then PaineWebber Incorporated. He began his investment banking career in 1984. He is also on the board of directors of Range Resources Corporation (a publicly traded natural gas exploration and production company) and ProPetro Services, Inc. (a private oilfield services company). He earned a Bachelor of Arts in Economics and Geology from Amherst College and an MBA in Finance from the University of Pennsylvania's Wharton School. Mr. McCarthy was selected to serve on the board of directors of our general partner due to his knowledge of the industries in which we operate and his financial and business expertise.

  Eliot E. Kerlin, Jr.

        Eliot E. Kerlin Jr. was appointed as a member of the board of directors of our general partner in March 2013. He intends to devote as much time as is necessary to discharge his duties as a director of Emerge GP and to oversee the management and operations of Emerge Energy Services LP. Mr. Kerlin is a Partner at Insight Equity Holdings LLC and has been a member of the firm since July 2005. During his time at Insight Equity Holdings LLC, Mr. Kerlin has led a number of acquisitions, recapitalizations, financings, and operational improvement initiatives at portfolio companies. During 2004, Mr. Kerlin served as a turnaround manager for Bay State Paper Company, a containerboard and craft paper manufacturer. From 2000 to 2003, Mr. Kerlin worked as a Senior Associate at Jupiter Partners, a middle market private equity fund. He began his career as an investment banker at Merrill Lynch Pierce Fenner & Smith.

        Mr. Kerlin currently serves as an Executive Vice President and board member for a number of Insight Equity's portfolio companies, including SSS. He received his MBA from Harvard Business School and his Bachelor of Business Administration degree in finance from Texas A&M University. Mr. Kerlin also serves on several non-profit, community and professional boards of directors. Mr. Kerlin was selected to serve on the board of directors of our general partner due to his affiliation with Insight Equity, his knowledge of the industries in which we operate and his financial and business expertise.

  Victor L. Vescovo

        Victor L. Vescovo was appointed as a member of the board of directors of our general partner in April 2012. He intends to devote as much time as is necessary to discharge his duties as a director of Emerge GP and to oversee the management and operations of Emerge Energy Services LP. Since January 2003, Mr. Vescovo has served as the Chief Operating Officer and Managing Partner of Insight Equity Holdings LLC, which he co-founded with Mr. Beneski. From 1999 to 2001, Mr. Vescovo was

Vice President of Product Development of Military Advantage, a venture-backed company sold to Monster Worldwide in 2004. From 1994 to 1999, he was a Senior Manager at Bain where he focused on merger integration and operational improvement cases. Mr. Vescovo previously worked in the mergers & acquisitions department of Lehman Brothers where he was responsible for company due diligence and transaction execution, as well as working overseas in the Middle East advising the Saudi government on business investments from 1991 to 1992.

        Mr. Vescovo also serves as a Managing Director and board member of all of Insight Equity's portfolio companies, including AEC Holdings and SSH. Additionally, Mr. Vescovo is a Commander (0-5) in the US Navy Reserve with a specialization in operational targeting. Mr. Vescovo received his MBA from the Harvard Business School. He also received a Master's Degree from the Massachusetts Institute of Technology and earned a double major BA in economics and political science from Stanford University. Mr. Vescovo was selected to serve on the board of directors of our general partner due to his affiliation with Insight Equity, his knowledge of the industries in which we operate and his financial and business expertise.

Reimbursement of Expenses of Our General Partner

        Our general partner will not receive any management fee or other compensation for its management of us. Our general partner and its affiliates will be reimbursed for all expenses incurred on our behalf, including the compensation of employees of Emerge GP or its affiliates that perform services on our behalf. These expenses include all expenses necessary or appropriate to the conduct of our business and that are allocable to us. Our partnership agreement provides that our general partner will determine in good faith the expenses that are allocable to us. There is no cap on the amount that may be paid or reimbursed to our general partner or its affiliates for compensation or expenses incurred on our behalf.

Executive Compensation

        This section describes the material components of the executive compensation program for our executive officers who are named in the "2012 Summary Compensation Table" below. Our named executive officers and their positions for the year ended December 31, 2012 consisted of the following three individuals:

  •
  Rick Shearer, Chief Executive Officer of Emerge GP; Chief Executive Officer, SSS;

  •
  Warren Bonham, Vice President of Emerge GP; President and Chief Executive Officer, Direct Fuels; and

  •
  Robert Lane, Chief Financial Officer of Emerge GP.

        We expect that, following the completion of this offering, Mr. Shearer will serve as our President and Chief Executive Officer and Mr. Bonham will serve as our President, Fuel Division.

 2012 Summary Compensation Table

        The following table sets forth certain information with respect to the compensation paid to the named executive officers for the year ended December 31, 2012.

Name and Principal Position	Salary ($)	Bonus ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Rick Shearer	245,456	200,000	—	10,266	(2)	455,722
Chief Executive Officer, SSS
Warren Bonham	149,543	—	116,436	8,643	(3)	274,622
President and Chief Executive Officer, Direct Fuels
Robert Lane	34,462	25,000	—	2,223		61,685
Chief Financial Officer, Emerge GP

(1)
In 2012, Mr. Lane received a $25,000 signing bonus.

(2)
Amount consists of $5,559 for 401(k) matching contributions made by SSS and a $4,707 car allowance.

(3)
Amount consists of $3,500 for HSA contributions, company-paid premiums equal to $68 under Direct Fuels' group life insurance policy, supplemental healthcare benefits equal to $2,876 and $2,199 for 401(k) matching contributions made by Direct Fuels.

  Narrative Disclosure to 2012 Summary Compensation Table

Employment Letters

        SSS and Mr. Shearer are parties to an employment letter, dated March 23, 2010 and amended May 17, 2011, that provides for Mr. Shearer's employment as Chief Executive Officer of SSS. Under his amended employment letter, Mr. Shearer's annual base salary was $230,000, which, beginning in May 2011, is subject to automatic increases by four percent on each May 1 while he remains employed at SSS. The amended employment letter also provides that Mr. Shearer is eligible to participate in a long-term incentive compensation program, as described in further detail below, as well as the welfare benefit plans maintained by SSS on the same basis as other employees of that company. We expect to enter into a further amended employment letter with Mr. Shearer in connection with the consummation of this offering but the terms of that amendment have not yet been determined.

        In October 2012, we entered into an employment letter with Robert Lane pursuant to which Mr. Lane currently serves as Chief Financial Officer of Emerge GP. Under his employment letter, Mr. Lane's annual base salary is $256,000 and he is eligible to receive an annual cash bonus, targeted at 50% of his annual base salary, based on the achievement of applicable company performance targets. In addition, Mr. Lane received a signing bonus totaling $50,000, half of which was paid in November 2012 and half of which was paid in March 2013. Mr. Lane is also entitled to participate in the health and welfare benefit plans maintained by the company from time to time.

        Mr. Shearer's amended employment letter and Mr. Lane's employment letter also provide for certain payments and benefits upon a termination of employment by the company without "cause" (as defined in the applicable employment letter), as described under "—Severance and Change in Control Benefits" below.

        We have not entered into an employment letter or employment agreement with Mr. Bonham.

2012 Base Salary

        The named executive officers receive a base salary to compensate them for services rendered to the respective company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive's skill set, experience, role and responsibilities.

        In February 2012, Mr. Bonham's annual base salary was reduced to $134,000. The following table provides the annual base salary rate for each of the named executive officers as of December 31, 2012.

Name	2012 Annual Base Salary ($)
Rick Shearer	248,768
Warren Bonham	134,000
Robert Lane	256,000

        We expect that, following the completion of this offering, base salaries for the named executive officers will be reviewed periodically by the board of directors of our general partner or the compensation committee, with adjustments expected to be made generally in accordance with the considerations described above and to maintain base salaries at competitive levels.

2012 Annual Performance-Based Compensation and Discretionary Bonuses

        In 2012, each of the named executive officers participated in an annual incentive bonus compensation program under which cash bonuses were awarded.

        For 2012, Mr. Shearer was eligible to receive an annual incentive bonus at the discretion of the board of directors of SSS. Based on the strong financial performance of SSS in 2012, the board awarded him a cash bonus of $200,000.

        For 2012, Mr. Bonham was eligible to receive an annual incentive bonus based on the achievement by Direct Fuels of pre-established EBITDA targets. Achievement of EBITDA at the threshold level would result in a bonus payment equal to 40% of Mr. Bonham's annual base salary, and achievement beyond the threshold level would result in an increased bonus payout percentage, determined by straight-line interpolation. Based on the 2012 adjusted EBITDA achieved by Direct Fuels, Mr. Bonham was awarded a cash bonus equal to 78% of his 2012 base salary, or $116,436.

        The actual annual cash bonuses awarded to Messrs. Shearer and Bonham for 2012 performance are set forth above in the 2012 Summary Compensation Table.

        For 2012, Mr. Lane was eligible to receive an incentive bonus with a target payout of 50% of his salary prorated for the portion of the year he was employed by us. The actual bonus awarded is at the discretion of our general partner. We have not yet paid Mr. Lane a bonus with respect to 2012 services but expect to pay any such bonus in 2013.

Long-Term Incentive Compensation Programs

        Mr. Shearer currently participates in a long-term incentive compensation program maintained by SSS, referred to as the LTIC, pursuant to which Mr. Shearer is eligible to receive a cash bonus based on "net cash proceeds" received in connection with an "ultimate sale transaction" of SSS (each, as defined in the LTIC). Under the LTIC, in the event of an ultimate sale transaction, Mr. Shearer is eligible to receive up to 5.30% of the net cash proceeds received in such transaction in excess of $25,000,000. Mr. Shearer will vest as to 50% of his right to receive any such payment on each of May 1, 2012 and May 1, 2013 or, if earlier, as to 100% of his right to receive any such payment upon the consummation of an ultimate sale transaction, subject to his continued employment through the applicable vesting date(s). Any amounts to which Mr. Shearer may become entitled under the LTIC will be paid in a lump sum within 90 days following the closing of the ultimate sale transaction. We expect that we and Mr. Shearer will terminate the LTIC in connection with the consummation of this offering.

        Mr. Lane's employment letter provides that he is eligible to participate in two long-term incentive compensation programs. Under the first program (the "Distribution LTIC"), Mr. Lane is eligible to receive a cash bonus of up to $100,000 for each of 2013, 2014 and 2015 based on the amount of annual distributions made by the company. Under the second program (the "Unit Price LTIC"), Mr. Lane is eligible to receive a cash bonus of up to $125,000 for each of 2013, 2014 and 2015 based on the amount by which the average daily trading value of the company's common units for the applicable year exceeds the per unit equity value of our common units upon the completion of this offering. Each of the Distribution LTIC and the Unit Price LTIC will be calculated on an annual basis and will be payable in a cash lump sum after December 31, 2015 (but no later than March 15, 2016), subject to Mr. Lane's continuous employment through December 31, 2015.

Employee Benefits and Perquisites

        Our full-time employees, including the named executive officers, are eligible to participate in our health and welfare plans, including:

  •
  medical and dental benefits;

  •
  short-term and long-term disability insurance;

  •
  accidental death and dismemberment insurance; and

  •
  life insurance.

        The employee benefits programs are designed to be affordable and competitive in relation to the market, and may be modified as needed based upon regular monitoring of applicable laws and practices in the competitive market. These benefits are provided to the named executive officers on the same general terms as they are provided to all of our full-time employees. In addition, Mr. Shearer is entitled to company-paid annual physical exams, which are supplemental to the health benefits provided to employees of SSS generally. SSS has also agreed to pay Mr. Shearer an automobile allowance equal to $400 per month.

        SSS and Direct Fuels maintain 401(k) retirement savings plans for their employees, including Mr. Shearer and Mr. Bonham, who satisfy certain eligibility requirements. In 2012, Mr. Lane did not participate in a 401(k) plan. The Internal Revenue Code of 1986, as amended, allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. Currently, SSS and Direct Fuels match contributions made by participants in the 401(k) plan up to a specified percentage of the employee contributions, and these matching contributions are fully vested as of the date on which the contribution is made. We believe that providing a vehicle for tax-deferred retirement savings though a 401(k) plan, and making fully vested matching contributions, adds to the overall desirability of our executive compensation package and further incentivizes our employees, including the named executive officers, in accordance with our compensation policies.

        In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual named executive officer in the performance of his duties, to make our named executive officers more efficient and effective, and for recruitment, motivation and/or retention purposes. Future practices with respect to perquisites or other personal benefits for our named executive officers will be approved and subject to periodic review by the board of directors of our general partner. We do not expect these perquisites to be a material component of our compensation program.

Outstanding Equity Awards at December 31, 2012

        None of the named executive officers held any equity awards that were outstanding as of December 31, 2012.

        We expect to make grants of phantom units to certain of our executive officers and other employees, including Messrs. Shearer and Bonham, and restricted units to eligible directors upon the completion of this offering pursuant to a long-term incentive plan that we intend to adopt in connection with this offering. Each phantom unit and restricted unit award is expected to be denominated as a specified dollar value, and the actual number of units awarded will be calculated at or prior to grant by dividing the total denominated dollar value of the award by the per unit initial public offering price of our common units. We expect that the aggregated denominated dollar value of all equity awards granted to employees and directors in connection with this offering will be approximately $23.5 million, including the following grants to our named executive officers:

Named Executive Officer	Approximate Phantom Unit Denominated Grant Value($)
Rick Shearer	10,600,000
Warren Bonham	2,470,000

        The phantom units awarded to Mr. Shearer in connection with this offering will be subject to time-base vesting in annual installments over a period of two years commencing on the date of grant, subject to his continued service with us. In addition, Mr. Shearer's phantom unit award will accelerate and vest in full immediately prior to a change in control or upon a termination of service without "cause," for "good reason" (each, as defined in the applicable award agreement) or due to Mr. Shearer's death or disability. The phantom units awarded to Mr. Bonham in connection with this offering will vest, subject to his continued service with us, in pro-rated installments in connection with the sale or disposition of common units held by Insight Equity based on the ratio of common units sold or disposed of by Insight Equity as compared to the total number of common units held by Insight Equity immediately following the completion of this offering, and will accelerate and vest in full immediately prior to a change in control. We do not expect that Mr. Lane will be granted an equity award in connection with this offering.

Severance and Change in Control Benefits

        Mr. Shearer's amended employment letter provides that if Mr. Shearer's employment is terminated by SSS without "cause" (as defined in the amended employment letter) during (a) the first thirty-six months after his hire date or (b) during any subsequent one-year extension (which occurs automatically unless either party provides notice at least 30 days prior to the end of the initial three-year period or subsequent one-year extension), Mr. Shearer will be entitled to receive an amount equal to his then-current annual base salary, payable over a period of twelve months or as a lump sum, as determined in the discretion of SSS.

        Mr. Lane's employment letter provides that if his employment is terminated by the Company without "cause" (as defined in the employment letter), then Mr. Lane will be entitled to receive (a) an amount equal to his annual base salary (or, if such termination occurs within two months following a "change in control" (as defined in the employment letter), 1.5 times his annual base salary) and (b) immediate vesting in, and payment of, the Distribution LTIC and Unit Price LTIC to the extent each has been earned as of the termination date, with any partial years calculated on quarterly basis through the end of the fiscal quarter immediately preceding the termination date. Each of the payments described in this paragraph will be paid in a cash lump sum on the 60th day following Mr. Lane's termination date, subject to his timely execution and non-revocation of a release of claims.

        Mr. Bonham is not eligible to receive severance or change in control benefits.

Incentive Compensation Plans

  2013 Long-Term Incentive Plan

        Prior to the consummation of this offering, our general partner intends to adopt a 2013 Long-Term Incentive Plan, or LTIP, pursuant to which eligible individuals may receive awards with respect to our equity interests, thereby linking the recipients' compensation directly to our performance. The description of the LTIP set forth below is a summary of the anticipated material features of the LTIP. This summary, however, does not purport to be a complete description of all of the anticipated provisions of the LTIP. In addition, our general partner is still in the process of implementing the LTIP and, accordingly, this summary is subject to change prior to the effectiveness of the registration statement of which this prospectus is a part.

        The LTIP will provide for the grant of unit awards, restricted units, phantom units, unit options, unit appreciation rights, profits interest units, distribution equivalent rights and other unit-based awards. Subject to adjustment in the event of certain transactions or changes in capitalization, it is expected that an aggregate of 2,322,346 common units may be delivered pursuant to awards under the LTIP. Awards that are forfeited, cancelled, exercised, paid or otherwise terminates or expires without the actual delivery of units will be available for delivery pursuant to other awards. Units that are withheld to satisfy tax withholding obligations or payment of an award's exercise price will not be available for future awards. We expect that the LTIP will be administered by the board of directors of our general partner, which we refer to as the plan administrator. The LTIP will be designed to promote our interests, as well as the interests of our unitholders, by rewarding the officers, employees and directors of our general partner for delivering desired performance results, as well as by strengthening our general partner's ability to attract, retain and motivate qualified individuals to serve as directors, consultants and employees.

Eligibility

        Our employees, consultants and directors, and employees, consultants and directors of our general partner and our respective affiliates will be eligible to receive awards under the LTIP.

Unit Awards

        The plan administrator will be able to grant unit awards to eligible individuals under the LTIP. A unit award is an award of common units that are fully vested upon grant and are not subject to forfeiture.

Restricted Units and Phantom Units

        A restricted unit is a common unit that is subject to forfeiture. Upon vesting, the forfeiture restrictions lapse and the recipient holds a common unit that is not subject to forfeiture. A phantom unit is a notional unit that entitles the grantee to receive a common unit upon the vesting of the phantom unit or on a deferred basis upon specified future dates or events or, in the discretion of the plan administrator, cash equal to the fair market value of a common unit. The plan administrator will be able to make grants of restricted and phantom units under the LTIP that contain such terms, consistent with the LTIP, as the plan administrator may determine are appropriate, including the period over which restricted or phantom units will vest. The plan administrator will, in its discretion, be able to base vesting on the grantee's completion of a period of service or upon the achievement of specified financial objectives or other criteria or upon a change in control (as defined in the LTIP) or as otherwise described in an award agreement.

        We expect that distributions made by us with respect to awards of restricted units will, in the discretion of the plan administrator, be subject to the same vesting requirements as the restricted units. The plan administrator, in its discretion, will also be able to grant tandem distribution equivalent rights with respect to phantom units. Distribution equivalent rights are rights to receive an amount equal to all or a portion of the cash distributions made on units during the period a phantom unit remains outstanding.

Unit Options and Unit Appreciation Rights

        We expect that the LTIP will also permit the grant of options covering common units and unit appreciation rights. Unit options represent the right to purchase a number of common units at a specified exercise price. Unit appreciation rights represent the right to receive the appreciation in the value of a number of common units over a specified exercise price, either in cash or in common units as determined by the plan administrator.

        We expect that the LTIP will permit unit options and unit appreciation rights to be granted to such eligible individuals and with such terms as the plan administrator may determine, consistent with the LTIP; however, a unit option or unit appreciation right must have an exercise price equal to at least the fair market value of a common unit on the date of grant. We expect that the term of each unit option and unit appreciation right will be no more than ten years from the applicable grant date.

Profits Interest Units

        Profits interest units are awards of units that are intended to constitute "profits interests" within the meaning of the Internal Revenue Code. Profits interest units may be subject to vesting conditions and other restrictions as the plan administrator may deem appropriate in accordance with the terms of the LTIP.

Other Unit-Based Awards

        The LTIP will also permit the grant of "other unit-based awards," which are awards that, in whole or in part, are valued or based on or related to the value of a unit. The vesting of an other unit-based award may be based on a participant's continued service, the achievement of performance criteria or other measures. On vesting or on a deferred basis upon specified future dates or events, an other unit-based award may be paid in cash and/or in units (including restricted units), as the plan administrator may determine.

Source of Common Units; Claw-Back Provisions

        Common units to be delivered with respect to awards may be newly-issued units, common units acquired in the open market, common units acquired directly from our affiliates or any other person or any combination of the foregoing. We expect that all awards will be subject to the provisions of any claw-back policy implemented by the plan administrator, to the extent set forth in such claw-back policy and/or required by applicable law or applicable securities exchange listing standards.

Certain Transactions

        The plan administrator will have broad discretion to take action under the LTIP, as well as make adjustments to the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting our common units, such as unit distributions, unit splits, mergers, acquisitions, consolidations and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with our equity holders known as "equity restructurings," we expect that the plan administrator will make equitable adjustments to the LTIP and outstanding awards. In the event of a change in control (as defined in the LTIP) the plan administrator may, in its discretion: (i) provide for the termination of outstanding awards in exchange for payment or the replacement of such awards with other rights or property, with such payment in an amount equal to, or such other rights or property having a value equal to, the amount that would have been attained upon the exercise of such award or the realization of the participant's rights under such award, (ii) provide that outstanding awards will be assumed by the surviving entity or substituted for similar awards covering equity of the surviving entity, (iii) make adjustments to the number and type of units covered by each outstanding award and the terms and conditions of such awards, (iv) provide that the outstanding awards will vest in full and become exercisable or payable upon such event and/or (v) provide that outstanding awards cannot be exercised or become payable after such event. Individual award agreements may provide for additional accelerated vesting and payment provisions.

Amendment or Termination of Long-Term Incentive Plan

        The plan administrator, at its discretion, will be able to terminate the LTIP at any time with respect to the common units for which a grant has not previously been made. The LTIP will automatically terminate on the 10th anniversary of the date it was initially adopted by our general partner. The plan administrator will also have the right to alter or amend the LTIP or any part of it from time to time or to amend any outstanding award made under the LTIP, provided that no change in any outstanding award may be made that would materially impair the vested rights of the participant without the consent of the affected participant; however, except in connection with certain changes in our capital structure, unitholder approval will be required for any amendment that (i) requires such approval under law or the rules of the applicable securities exchange (including without limitation an increase to the number of units available under the LTIP), (ii) "reprices" any unit option or unit appreciation right by reducing its per unit exercise price, or (iii) cancels any unit option or unit appreciation right in exchange for cash or another award when the unit option or unit appreciation right price per unit exceeds the fair market value of the underlying units.

Director Compensation

        In 2012, none of our non-employee directors received cash or equity compensation for their services as a director. In connection with this offering, we intend to approve and implement a compensation program for our non-employee directors, whom we refer to as eligible directors, that consists of a combination of cash annual retainer fees and long-term equity-based compensation, as described below:

  Cash Compensation

        Under the program, each eligible director will be entitled to receive an annual cash retainer of $50,000. In addition, each committee chairperson will receive a $10,000 annual cash retainer and each non-chair committee member will receive a $2,500 annual cash retainer. We currently expect to establish an audit committee.

        Annual retainers will be paid in cash quarterly in arrears and will be paid effective as of the first day of the calendar quarter in which this offering occurs. Other than with respect to the calendar quarter in which this offering occurs, annual retainers will be pro-rated to reflect any partial year of service.

  Equity Compensation

        Under the program, each eligible director serving on the board of directors of our general partner at the closing of this offering will be granted a restricted unit award valued at $60,000 on the date of the closing of this offering. The actual number of restricted units will be calculated by dividing the total denominated dollar value of the award by the per unit initial public offering price of our common units. These awards will vest in full on the first anniversary of the grant date, subject to continued service.

        In addition, under the program, an eligible director who joins the board of directors after the completion of this offering will receive a grant of restricted units covering a number of units having a value equal to $60,000 when he or she joins our board of directors, pro-rated to reflect any partial year service. Each restricted unit grant will vest in full on the anniversary of the closing of this offering immediately following the applicable grant date, subject to the eligible director's continued service with our company through the applicable vesting date. An eligible director serving on the board of directors of our general partner as of an anniversary of the closing of this offering will be granted a restricted unit award valued at $60,000 on the applicable anniversary of the closing of this offering, which will vest in full on the first anniversary of the grant date subject to continued service through the applicable vesting date.

Security Ownership of Certain Beneficial Owners and Management

        The following table sets forth the beneficial ownership of our units that will be issued upon the consummation of this offering and the related transactions and held by:

  •
  each person who then will beneficially own 5% or more of the then outstanding units;

  •
  all of the directors of Emerge GP;

  •
  each named executive officer of Emerge GP; and

  •
  all directors and officers of Emerge GP as a group.

        In computing the number of common units beneficially owned by a person and the percentage ownership of that person, common units subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of this offering, if any, are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all units shown as beneficially owned by them and their address is 1400 Civic Place, Suite 250, Southlake, Texas 76092.

Name of Beneficial Owner	Common Units to be Beneficially Owned(4)	Percentage of Common Units to be Beneficially Owned
Insight Equity(1)	10,686,987	46.0%
Kayne Anderson Energy Development Company(2)	1,682,422	7.2%
LBC Sub V, LLC(3)	1,758,872	7.6%
Ted W. Beneski	780,010	3.4%
Rick Shearer	—	—%
Warren B. Bonham	—	—%
Robert Lane	—	—%
Kevin Clark	3,000	0.0%
Francis J. Kelly III	3,000	0.0%
Kevin McCarthy	3,000	0.0%
Eliot E. Kerlin, Jr.	—	—%
Victor L. Vescovo	97,410	0.4%
All directors and officers as a group (9 persons)	886,753	3.8%

(1)
As described elsewhere in this prospectus, Ted W. Beneski and Victor L. Vescovo are the controlling equity owners of Insight Equity, which owns a controlling interest in Emerge Holdings, the entity which will own Emerge GP upon consummation of this offering. Messrs. Beneski and Vescovo, by virtue of being controlling equity owners of Insight Equity, may be deemed to beneficially own the units held by Insight Equity. Messrs. Beneski and Vescovo disclaim beneficial ownership of the units held by Insight Equity except to the extent of their pecuniary interest therein.

(2)
The address for this entity is 717 Texas Avenue, Suite 3100, Houston, TX 77002. KA Fund Advisors, LLC ("KAFA") has investment power and voting power as manager of Kayne Anderson Energy Development Company ("KED"). Richard Kayne is the controlling owner of KAFA. KED is affiliated with KA Associates, Inc. ("KAA"), a FINRA-registered broker-dealer, through common ownership. KED does not direct client transactions to KAA. KED does not currently have, nor has it had previously, any agreements or understandings with KAA or any other broker-dealer, directly or indirectly, to distribute the common units.

(3)
The address for this entity is Cira Centre, 2929 Arch Street, Suite 1550 Philadelphia, PA 19104. LBC Sub V, LLC, a Delaware limited liability company, is 63.453% owned by LBC Credit Partners II, LP, 27.225% owned by LBC Credit Partners, LP, 5.775% owned by LBC Credit Partners Parallel, LP, and 3.547% owned by LBC Credit Partners Parallel II, LP, each of which is a Delaware limited partnership. LBC Credit Funding GP, LLC and LBC Credit Funding II GP, LLC, each of which are Delaware limited liability companies owned by private investors, are the ultimate general partners of these entities.

(4)
Does not include any common units that may be purchased in a directed unit program.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        At the closing of this offering, our general partner and its affiliates, including Insight Equity, will own 11,694,291 common units representing an aggregate 50.4% limited partner interest in us (or, if the underwriters exercise their option to purchase additional common units in full, 10,857,373 common units representing an aggregate 46.8% limited partner interest in us).

Distributions and Payments to Our General Partner and its Affiliates

        The following table summarizes the distributions and payments to be made by us to our general partner and its affiliates, including Insight Equity, in connection with the ongoing operation and any liquidation of the Partnership. These distributions and payments were determined by and among affiliated entities and, consequently, are not the result of arm's-length negotiations.

Pre-IPO Stage
The consideration received by our general partner and its affiliates prior to or in connection with this offering	11,694,291 common units;
cash payments totaling $31.8 million; and
a non-economic general partner interest.
Operational Stage
Distributions of available cash to Insight Equity and its affiliates

We will generally make cash distributions to the unitholders pro rata. Immediately following this offering, based on ownership of our common units at such time, Insight Equity and its affiliates will own approximately 50.4% of our common units (46.8% if the underwriters exercise their over-allotment option in full) and would receive a pro rata percentage of the available cash that we distribute in respect thereof.

Reimbursements to our general partner and its affiliates	We will reimburse our general partner and its affiliates, including Insight Equity, for all expenses incurred on our behalf, subject to certain limitations.
Withdrawal or removal of our general partner

If our general partner withdraws or is removed, its general partner interest will either be sold to the new general partner for cash or converted into common units, in each case for an amount equal to the fair market value of those interests. Please read "The Partnership Agreement—Withdrawal or Removal of our General Partner" beginning on page 201.

Liquidation Stage
Liquidation	Upon our liquidation, the partners, including the general partner, will be entitled to receive liquidating distributions according to their respective capital account balances.

 Agreements Governing the Transactions

        We and other parties have entered into or will enter into the various documents and agreements that will effect the transactions relating to our formation and this offering. These agreements will not be the result of arm's-length negotiations, and they, or any of the transactions that they provide for, may not be effected on terms as favorable to the parties to these agreements as could have been obtained from unaffiliated third parties. All of the transaction expenses incurred in connection with these transactions will be paid from the proceeds of this offering.

Registration Rights Agreement

        In connection with this offering, we will enter into a registration rights agreement with Insight Equity and certain of our private investors, pursuant to which we may be required to register the sale of the common units they hold. Under the registration rights agreement, Insight Equity and certain of our private investors will have the right to request that we register the sale of common units held by them on their behalf, including requiring us to make available shelf registration statements permitting sales of common units into the market from time to time over an extended period, and may require us to undertake a public or private offering and use the proceeds (net of underwriting or placement agency discounts, fees and commissions, as applicable) to redeem an equal number of common units from them. In addition, the parties to the agreement and their permitted transferees will have the ability to exercise certain piggyback registration rights with respect to their securities if we elect to register any of our equity interests. The registration rights agreement will also include provisions relating to indemnification, contribution and allocation of expenses. All of our common units held by Insight Equity and certain other private investors and any permitted transferee will be entitled to these registration rights.

Other Agreements with Affiliates

        We and other parties have entered into other agreements with certain of our affiliates, as described in more detail below. These agreements will affect the offering transactions, including the vesting of assets in, and the assumptions of liabilities by, us and our subsidiaries, and the application of the proceeds of this offering. These agreements have been negotiated among affiliated parties and, consequently, are not the result of arm's-length negotiations.

        Our subsidiaries regularly receive general and administrative services from employees of Insight Equity and reimburse Insight Equity for the fees and expenses it incurs in conjunction with the provision of those services. Our subsidiaries collectively reimbursed Insight Equity $0.5 million for such services in 2012.

        We expect to enter into an administrative services agreement with Insight Management Company LLC pursuant to which Insight Management Company LLC will provide specified general and administrative services to us and our subsidiaries from time to time. Under the anticipated terms of the agreement, we would reimburse Insight Management Company LLC based on agreed upon-formulas on a monthly basis for the time and materials actually spent in performing general and administrative services on our behalf. In addition, Warren B. Bonham will be an employee of Insight Management Company LLC and will serve as the head of our Fuel Processing and Distribution segment, and we will reimburse Insight Management Company LLC for an allocation of Mr. Bonham's time and expenses incurred in providing services to us. We expect that the administrative services agreement will remain in force until (i) the date we and Insight Management Company LLC mutually agree to terminate it; (ii) the final distribution in liquidation of us or our subsidiaries; or (iii) the date on which neither Insight Equity nor any of its affiliates own equity securities of us. We expect that the terms of the administrative services agreement will be no less favorable to us than those generally available from unrelated third parties.

        On September 7, 2012, SSS and SSH entered into a first lien credit agreement with Wells Fargo Securities, LLC, its affiliate and other lenders named therein. The credit agreement governs SSS's $10.0 million revolving credit facility and its $50.0 million senior term loan facility, each of which bears an interest rate of LIBOR plus 375 basis points and has a maturity date of September 7, 2016. As of December 31, 2012, SSS had outstanding borrowings of $8.2 million under its revolving credit facility and $48.5 million under its senior term loan facility, all of which carried an effective interest rate of 3.97% per annum. We expect to repay all amounts outstanding under the revolving credit and senior term loan facilities in full at the closing of this offering.

        On September 7, 2012, SSS and SSH entered into a third amended and restated credit agreement with LBC Credit Partners, LP and other lenders named therein. We expect affiliates of LBC Credit Partners, L.P. will own 1,758,872 of our common units upon the closing of this offering. As of December 31, 2012, SSS had $39.6 million in outstanding borrowings bearing a cash interest rate of 12% per annum and an additional 6% per annum "in-kind" through an increase in the outstanding principal amount of the loan, as well as an additional $2.1 million bearing an interest rate of 12% per annum. Borrowings under the second lien term loan were used to repay all amounts remaining under SSS's term loan due 2014 and its subordinated loan due 2015. Future borrowings will bear cash interest at a rate of 12% per annum and PIK interest at a rate of 6% per annum. We also expect to repay the second lien term loan in full at the closing of this offering.

        On September 7, 2012, SSS, SSH and an affiliate entered into a first amended and restated credit agreement with an affiliate of Insight Equity and other lenders named therein. The credit agreement governs SSS's third lien term loan, which matures on September 7, 2017 and bears interest at a rate of 0% per annum. We also expect to repay the third lien term loan in full at the closing of this offering.

        An affiliate of Insight Equity has obtained a letter of credit from a financial institution in the amount of $1.5 million to provide additional security against an equity investment that LBC Credit Partners, L.P. made in SSS after Insight Equity's purchase of SSH. We expect that this letter of credit will be retired at the closing of this offering.

        Affiliates of Insight Equity and LBC Credit Partners, L.P. have obtained letters of credit at a financial institution on behalf of SSS to support its obligation to repay $16.0 million in advance payments provided by three sand customers at the time they entered into take-or-pay supply agreements with us. As of December 31, 2012, the outstanding balance under these letters of credit was $6.7 million. The letters of credit are reduced proportionally on a quarterly or semi-annual basis based on principal payments made as of each respective customer sales contract's annual effective date

Procedures for Review, Approval and Ratification of Related-Person Transactions

        The board of directors of our general partner will adopt a code of business conduct and ethics in connection with the closing of this offering that will provide that the board of directors of our general partner or its authorized committee will periodically review all related person transactions that are required to be disclosed under SEC rules and, when appropriate, initially authorize or ratify all such transactions. In the event that the board of directors of our general partner or its authorized committee considers ratification of a related person transaction and determines not to so ratify, the code of business conduct and ethics will provide that our management will make all reasonable efforts to cancel or annul the transaction.

        The code of business conduct and ethics will provide that, in determining whether or not to recommend the initial approval or ratification of a related person transaction, the board of directors of our general partner or its authorized committee should consider all of the relevant facts and circumstances available, including (if applicable) but not limited to: (i) whether there is an appropriate business justification for the transaction; (ii) the benefits that accrue to us as a result of the transaction; (iii) the terms available to unrelated third parties entering into similar transactions; (iv) the impact of the transaction on a director's independence (in the event the related person is a director, an immediate family member of a director or an entity in which a director or an immediately family member of a director is a partner, shareholder, member or executive officer); (v) the availability of other sources for comparable products or services; (vi) whether it is a single transaction or a series of ongoing, related transactions; and (vii) whether entering into the transaction would be consistent with the code of business conduct and ethics.

        The code of business conduct and ethics described above will be adopted in connection with the closing of this offering, and as a result the transactions described above were not reviewed under such policy. The transactions described above were not approved by an independent committee of our board of directors and the terms were determined by negotiation among the parties.

CONFLICTS OF INTEREST AND DUTIES

Conflicts of Interest

        Conflicts of interest exist and may arise in the future as a result of the relationships between our general partner and its affiliates, including Insight Equity, on the one hand, and our partnership and our limited partners, on the other hand. The directors and officers of our general partner have fiduciary duties to manage our general partner in a manner beneficial to its owners. At the same time, our general partner has a duty to manage our partnership in a manner beneficial to us and our unitholders. The Delaware Revised Uniform Limited Partnership Act, which we refer to as the Delaware Act, provides that Delaware limited partnerships may, in their partnership agreements, expand, restrict or eliminate the fiduciary duties otherwise owed by a general partner to limited partners and the partnership. Pursuant to these provisions, our partnership agreement contains various provisions replacing the fiduciary duties that would otherwise be owed by our general partner with contractual standards governing the duties of the general partner and the methods of resolving conflicts of interest. Our partnership agreement also specifically defines the remedies available to limited partners for actions taken that, without these defined liability standards, might constitute breaches of fiduciary duty under applicable Delaware law.

        Whenever a conflict arises between our general partner or its affiliates, on the one hand, and us and our limited partners, on the other hand, our general partner will resolve that conflict. Our general partner may seek the approval of such resolution from the conflicts committee of the board of directors of our general partner, although there is no requirement that our general partner do so; under our partnership agreement, our general partner may decide to seek such approval or resolve a conflict of interest in any other way permitted by our partnership agreement, as described below, in its sole discretion. Our general partner will decide whether to refer the matter to the conflicts committee on a case-by-case basis. An independent third party is not required to evaluate the fairness of the resolution.

        Our general partner will not be in breach of its obligations under our partnership agreement or its duties to us or our unitholders if a transaction with an affiliate or the resolution of a conflict of interest is:

  •
  approved by the conflicts committee of the board of directors of our general partner, although our general partner is not obligated to seek such approval;

  •
  approved by the vote of a majority of the outstanding common units, excluding any common units owned by our general partner or any of its affiliates;

  •
  determined by the board of directors of our general partner to be on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

  •
  determined by the board of directors of our general partner to be "fair and reasonable" to us, taking into account the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to us.

        Our general partner may, but is not required to, seek the approval of such resolution from the conflicts committee of its board of directors. Any matters approved by the conflicts committee will be conclusively deemed to have been approved in good faith. If our general partner does not seek approval from the conflicts committee and its board of directors determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the third or fourth bullet points above, then it will be presumed that, in making its decision, the board of directors acted in good faith and, in each case, in any proceeding brought by or on behalf of any limited partner or us challenging such approval, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. In this context, members of the board of directors of our general partner will be conclusively deemed to have acted in good faith if it subjectively believed that either of the standards set forth in the third or fourth bullet above was satisfied. Unless the resolution of a conflict is specifically provided for in our partnership agreement, our general partner or the conflicts committee may consider any factors that it determines in good faith to be appropriate when resolving a conflict. When our partnership agreement provides that someone act in good faith, it requires that person to subjectively believe that he is acting in the best interests of the partnership or meets the specified standard, for example, a transaction on terms no less favorable to the partnership than those generally being provided to or available from unrelated third parties.

        Conflicts of interest could arise in the situations described below, among others.

Neither our partnership agreement nor any other agreement requires Insight Equity to pursue a business strategy that favors us or utilizes our assets or dictates what markets to pursue or grow. Directors of Insight Equity have a fiduciary duty to make these decisions in the best interests of the owners of Insight Equity, which may be contrary to our interests.

        Because certain of the directors of our general partner are also directors and/or officers of Insight Equity and its affiliates, such directors may have fiduciary duties to Insight Equity that may cause them to pursue business strategies that disproportionately benefit Insight Equity, or which otherwise are not in our best interests.

Contracts between us, on the one hand, and our general partner and its affiliates, on the other, are not and will not be the result of arm's-length negotiations.

        Neither our partnership agreement nor any of the other agreements, contracts and arrangements between us and our general partner and its affiliates are or will be the result of arm's-length negotiations. Our partnership agreement generally provides that any affiliated transaction, such as an agreement, contract or arrangement between us and our general partner and its affiliates that does not receive unitholder or conflicts committee approval, must be determined by our general partner to be:

  •
  on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

  •
  "fair and reasonable" to us, taking into account the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to us.

        Our general partner and its affiliates have no obligation to permit us to use any facilities or assets of our general partner and its affiliates, except as may be provided in contracts entered into specifically dealing with that use. Our general partner may also enter into additional contractual arrangements with any of its affiliates on our behalf. There is no obligation of our general partner and its affiliates to enter into any contracts of this kind.

Our general partner's affiliates may compete with us and neither our general partner nor its affiliates have any obligation to present business opportunities to us.

        Our partnership agreement provides that our general partner is restricted from engaging in any business activities other than those incidental to its ownership of interests in us. However, affiliates of our general partner are not prohibited from engaging in other businesses or activities, including those that might be in direct competition with us. Insight Equity may acquire, construct or dispose of assets (including assets relating to our lines of business) in the future without any obligation to offer us the opportunity to acquire those assets. In addition, under our partnership agreement, the doctrine of corporate opportunity, or any analogous doctrine, will not apply to the general partner and its affiliates. As a result, neither the general partner nor any of its affiliates have any obligation to present business opportunities to us.

Our general partner is allowed to take into account the interests of parties other than us, such as Insight Equity, in resolving conflicts of interest.

        Our partnership agreement contains provisions that reduce the fiduciary standards to which our general partner would otherwise be held by state fiduciary duty law. For example, our partnership agreement permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or our limited partners. Examples include how to allocate business opportunities among us and affiliates of our general partner, the exercise of our general partner's limited call right, the exercise of its voting rights with respect to the units it owns, whether to reset target distribution levels, and its determination whether or not to consent to any merger or consolidation of the partnership.

Our partnership agreement restricts the remedies available to our unitholders for actions taken by our general partner that might otherwise constitute breaches of its fiduciary duty under applicable Delaware law.

        In addition to the provisions described above, our partnership agreement contains provisions that restrict the remedies available to our unitholders for actions that might otherwise constitute breaches of our general partner's fiduciary duty. For example, our partnership agreement:

  •
  permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner;

  •
  provides that our general partner will not have any liability to us or our unitholders for decisions made in its capacity as a general partner so long as such decisions are made in good faith, meaning it subjectively believed that the decision was in the best interest of our partnership and, except as specifically provided by our partnership agreement, will not be subject to any other or different standard imposed by our partnership agreement, Delaware law, or any other law, rule or regulation, or at equity;

  •
  provides that our general partner and its officers and directors will not be liable for monetary damages to us or our limited partners resulting from any act or omission unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that our general partner or its officers or directors, as the case may be, acted in bad faith or engaged in fraud or willful misconduct;

  •
  provides generally that affiliated transactions and resolutions of conflicts of interest not approved by the conflicts committee of the board of directors of our general partner and not involving a vote of the common unitholders must either be (i) on terms no less favorable to us than those generally provided to or available from unrelated third parties or (ii) "fair and reasonable" to us, taking into account the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to us;

  •
  provides that in resolving conflicts of interest in one of the two manners specified in the immediately preceding bullet point, it will be presumed that in making its decision, the general partner acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the Partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption (in this context, members of the board of directors of our general partner will be conclusively deemed to have acted in good faith if it subjectively believed that either standard set forth in the immediately preceding bullet point was satisfied); and

  •
  provides that any matters approved by the conflicts committee will be conclusively deemed to have been approved in good faith.

Except in limited circumstances, our general partner has the power and authority to conduct our business without unitholder approval.

        Under our partnership agreement, our general partner has full power and authority to do all things, other than those items that require unitholder approval or with respect to which our general partner has sought conflicts committee approval, on such terms as it determines to be necessary or appropriate to conduct our business including, but not limited to, the following:

  •
  the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into our securities, and the incurring of any other obligations;

  •
  the purchase, sale or other acquisition or disposition of our securities, or the issuance of additional options, rights, warrants and appreciation rights relating to our securities;

  •
  the mortgage, pledge, encumbrance, hypothecation or exchange of any or all of our assets;

  •
  the negotiation, execution and performance of any contracts, conveyances or other instruments;

  •
  the distribution of our cash;

  •
  the selection and dismissal of employees and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

  •
  the maintenance of insurance for our benefit and the benefit of our partners;

  •
  the formation of, or acquisition of an interest in, the contribution of property to, and the making of loans to, any limited or general partnership, joint venture, corporation, limited liability company or other entity;

  •
  the control of any matters affecting our rights and obligations, including the bringing and defending of actions at law or in equity, otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense, the settlement of claims and litigation;

  •
  the indemnification of any person against liabilities and contingencies to the extent permitted by law;

  •
  the making of tax, regulatory and other filings, or the rendering of periodic or other reports to governmental or other agencies having jurisdiction over our business or assets; and

  •
  the entering into of agreements with any of its affiliates to render services to us or to itself in the discharge of its duties as our general partner.

Our general partner determines the amount and timing of asset purchases and sales, capital expenditures, borrowings, issuances of additional partnership securities and the creation, reduction or increase of reserves, each of which can affect the amount of cash that is distributed to our unitholders.

        The amount of cash that is available for distribution to our unitholders is affected by the decisions of our general partner regarding such matters as:

  •
  the manner in which our business is operated;

  •
  the amount and timing of asset purchases and sales;

  •
  cash expenditures;

  •
  borrowings;

  •
  the issuance of additional units; and

  •
  the creation, reduction or increase of reserves in any quarter.

        Our partnership agreement provides that we and our subsidiaries may borrow funds from our general partner and its affiliates. Our general partner and its affiliates may borrow funds from us, or our operating company and its operating subsidiaries.

Our general partner determines which of the costs it incurs on our behalf are reimbursable by us.

        We will reimburse our general partner and its affiliates for the costs incurred in managing and operating us. Our partnership agreement provides that our general partner will determine in good faith the expenses that are allocable to us.

Our partnership agreement does not restrict our general partner from causing us to pay it or its affiliates for any services rendered to us or from entering into additional contractual arrangements with any of these entities on our behalf.

        Our partnership agreement allows our general partner to determine, in good faith, any amounts to pay itself or its affiliates for any services rendered to us. Our general partner may also enter into additional contractual arrangements with any of its affiliates on our behalf. Neither our partnership agreement nor any of the other agreements, contracts or arrangements between us, on the one hand, and our general partner and its affiliates, on the other hand, that will be in effect as of the closing of this offering, will be the result of arm's-length negotiations. Similarly, agreements, contracts or arrangements between us and our general partner and its affiliates that are entered into following the closing of this offering may not be negotiated on an arm's-length basis, although, in some circumstances, our general partner may determine that the conflicts committee of our general partner may make a determination on our behalf with respect to such arrangements.

        Our general partner will determine, in good faith, the terms of any such transactions entered into after the closing of this offering.

        Our general partner and its affiliates will have no obligation to permit us to use any of its or its affiliates' facilities or assets, except as may be provided in contracts entered into specifically for such use. There is no obligation of our general partner or its affiliates to enter into any contracts of this kind.

Our general partner intends to limit its liability regarding our obligations.

        Our general partner intends to limit its liability under contractual arrangements so that the counterparties to such arrangements have recourse only against our assets, and not against our general partner or its assets. Our general partner may therefore cause us to incur indebtedness or other obligations that are nonrecourse to our general partner. Our partnership agreement provides that any action taken by our general partner to limit its liability is not a breach of our general partner's duties, even if we could have obtained more favorable terms without the limitation on liability. In addition, we are obligated to reimburse or indemnify our general partner to the extent that it incurs obligations on our behalf. Any such reimbursement or indemnification payments would reduce the amount of cash otherwise available for distribution to our unitholders.

Our general partner may exercise its right to call and purchase all of the common units not owned by it and its affiliates if they own more than 80% of our common units.

        Our general partner may exercise its right to call and purchase common units, as provided in our partnership agreement, or may assign this right to one of its affiliates or to us. Our general partner is not bound by fiduciary duty restrictions in determining whether to exercise this right. As a result, a common unitholder may be required to sell his common units at an undesirable time or price. Please read "The Partnership Agreement—Limited Call Right" beginning on page 202.

Our general partner controls the enforcement of its and its affiliates' obligations to us.

        Any agreements between us, on the one hand, and our general partner and its affiliates, on the other hand, will not grant to the unitholders, separate and apart from us, the right to enforce the obligations of our general partner and its affiliates in our favor.

Our general partner decides whether to retain separate counsel, accountants or others to perform services for us.

        The attorneys, independent accountants and others who have performed services for us regarding this offering have been retained by our general partner. Attorneys, independent accountants and others who perform services for us are selected by our general partner or the conflicts committee and may perform services for our general partner and its affiliates. We may retain separate counsel for ourselves or the holders of common units in the event of a conflict of interest between our general partner and its affiliates, on the one hand, and us or the holders of common units, on the other hand, depending on the nature of the conflict. We do not intend to do so in most cases.

Duties of our General Partner

        The Delaware Act provides that Delaware limited partnerships may, in their partnership agreements, modify, restrict or expand the fiduciary duties otherwise owed by a general partner to limited partners and the partnership.

        Pursuant to these provisions, our partnership agreement contains various provisions replacing the fiduciary duties that would otherwise be owed by our general partner with contractual standards governing the duties of the general partner and the methods of resolving conflicts of interest. We have adopted these provisions to allow our general partner or its affiliates to engage in transactions with us that would otherwise be prohibited or restricted by state-law fiduciary duty standards and to take into account the interests of other parties in addition to our interests when resolving conflicts of interest. We believe this is appropriate and necessary because our general partner's board of directors will have fiduciary duties to manage our general partner in a manner that is beneficial to its owners, as well as to our unitholders. Without these provisions, our general partner's ability to make decisions involving conflicts of interest would be restricted. These provisions benefit our general partner by enabling it to take into consideration all parties involved in the proposed action, so long as the resolution is "fair and reasonable" to us. These provisions also enable our general partner to attract and retain experienced and capable directors. These provisions are detrimental to our unitholders because they restrict the remedies available to unitholders for actions that, without those provisions, might constitute breaches of fiduciary duty, as described below, and permit our general partner to take into account the interests of third parties in addition to our interests when resolving conflicts of interest. The following is a summary of:

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  the fiduciary duties imposed on general partners of a limited partnership by the Delaware Act in the absence of partnership agreement provisions to the contrary;

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  the contractual duties of our general partner contained in our partnership agreement that replace the fiduciary duties that would otherwise be imposed by Delaware law on our general partner; and

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  certain rights and remedies of limited partners contained in the Delaware Act.

        The following table summarizes the differences between the default fiduciary duties that would apply to our general partner under the Delaware Act and the contractual duties of our general partner under our partnership agreement.

State-law fiduciary duties	Partnership agreement standards
General standard: Act in good faith and with due care and loyalty.	Standard when acting in its capacity as our general partner: Act in good faith.

Due care: Use the amount of care that an ordinarily careful and prudent person would use in similar circumstances and consider all material information reasonably available in making business decisions.
Loyalty: Do not take any action taking any action or engage in any transaction where a conflict of interest is present unless such transaction is entirely fair to the partnership.	Standard for resolving conflicts of interest: Any matters approved by the conflicts committee will be conclusively deemed to have been approved in good faith. Affiliated transactions and resolutions of conflicts of interest that are not approved by a vote of common unitholders and that are not approved by the conflicts committee of the board of directors of our general partner must be determined by our general partner to be:

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on terms no less favorable to us than those generally being provided to, or available from, unrelated third parties; or

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"fair and reasonable" to us, taking into account the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to us.

If our general partner does not seek approval from the conflicts committee and the board of directors determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the bullet points above, then it will be presumed that, in making its decision, the general partner acted in good faith. In any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming that presumption. In this context, members of the board of directors of our general partner will be conclusively deemed to have acted in good faith if it subjectively believed that the standard set forth in either of the bullet points above was satisfied.

        Standard when acting in its individual capacity: No duty to the partnership or the unitholders whatsoever, other than the implied contractual covenant of good faith and fair dealing.

Consultation with advisers: Our general partner may consult with legal counsel, accountants, investment bankers and other consultants and advisers selected by it, and in any action shall be fully protected from liability to us or our partners in relying in good faith upon the advice or opinion of such persons as to matters that the general partner reasonably believes to be within such person's professional or expert competence.	Consultation with advisers: Same as state-law standard.

Rights and remedies of unitholders: A limited partner generally may institute legal action on behalf of the partnership to recover damages from a third party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of himself and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties, if any, to the limited partners. A partner or other person shall not be liable to a limited partnership or to another partner or to another person that is a party to or is otherwise bound by a partnership agreement for breach of fiduciary duty for the partner's or other person's good faith reliance on the provisions of the partnership agreement.
        Rights and remedies of unitholders: Our general partner and its officers and directors will not be liable for monetary damages to us or our limited partners for errors of judgment or for any acts or omissions unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that our general partner or its officers and directors acted in bad faith or engaged in fraud or willful misconduct.

To the extent that, at law or in equity, an indemnitee has duties and liabilities relating thereto to us or to our partners, our general partner and any other indemnitee acting in connection with our business or affairs shall not be liable to us or to any partner for its good faith reliance on the provisions of our partnership agreement, and such reliance shall be a defense in any action relating to such duties or liabilities.

        By purchasing our common units, each common unitholder automatically agrees to be bound by the provisions in our partnership agreement, including the provisions discussed above. This is in accordance with the policy of the Delaware Act favoring the principle of freedom of contract and the enforceability of partnership agreements. The failure of a limited partner to sign a partnership agreement does not render the partnership agreement unenforceable against that person.

        Under our partnership agreement, we must indemnify our general partner and its officers, directors, managers and certain other specified persons, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by our general partner or these other persons. We must provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud or willful misconduct. We must also provide this indemnification for criminal proceedings unless our general partner or these other persons acted with knowledge that their conduct was unlawful. Thus, our general partner could be indemnified for its negligent acts if it meets the requirements set forth above. To the extent these provisions purport to include indemnification for liabilities arising under the Securities Act, in the opinion of the SEC, such indemnification is contrary to public policy and, therefore, unenforceable. Please read "The Partnership Agreement—Indemnification" beginning on page 204.

DESCRIPTION OF THE COMMON UNITS

The Units

        The common units represent limited partner interests in us. The holders of common units are entitled to participate in partnership distributions and exercise the rights or privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of holders of common units in and to partnership distributions, please read this section and "Our Cash Distribution Policy and Restrictions on Distributions" beginning on page 65. For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, please read "The Partnership Agreement" beginning on page 193.

Transfer Agent and Registrar

        Duties.    American Stock Transfer and Trust Company, LLC will serve as the registrar and transfer agent for the common units. We will pay all fees charged by the transfer agent for transfers of common units except the following that must be paid by unitholders:

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  surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

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  special charges for services requested by a common unitholder; and

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  other similar fees or charges.

        There will be no charge to unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

        Resignation or Removal.    The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor is appointed, our general partner may act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

        By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission are reflected in our books and records. Each transferee:

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  represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

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  automatically becomes bound by the terms and conditions of, and is deemed to have executed, our partnership agreement; and

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  gives the consents, waivers and approvals contained in our partnership agreement, such as the approval of all transactions and agreements that we are entering into in connection with our formation and this offering.

        Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

        We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder's rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

        Common units are securities and any transfers are subject to the laws governing the transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in our partnership for the transferred common units.

        Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

THE PARTNERSHIP AGREEMENT

        The following is a summary of the material provisions of our partnership agreement. The form of our partnership agreement is included in this prospectus as Appendix A. We will provide prospective investors with a copy of our partnership agreement upon request at no charge.

        We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

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  with regard to distributions of available cash, please read "Provisions of our Partnership Agreement Relating to Cash Distributions" beginning on page 78;

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  with regard to the duties of our general partner, please read "Conflicts of Interest and Duties" beginning on page 183;

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  with regard to the transfer of common units, please read "Description of the Common Units—Transfer of Common Units" beginning on page 191; and

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  with regard to allocations of taxable income and taxable loss, please read "Material Federal Income Tax Consequences" beginning on page 208.

Organization and Duration

        We were formed in April 2012 as a Delaware limited partnership. Our partnership will have perpetual existence unless terminated pursuant to the terms of our partnership agreement.

Purpose

        Our purpose, as set forth in our partnership agreement, is limited to any business activity that is approved by our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law; provided, that our general partner shall not cause us to engage, directly or indirectly, in any business activity that the general partner determines would be reasonably likely to cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.

        Although our general partner has the ability to cause us and our subsidiaries to engage in activities other than our current operations, our general partner has no current plans to do so and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in the best interests of us or the limited partners, other than the implied contractual covenant of good faith and fair dealing. Our general partner is generally authorized to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business.

Cash Distributions

        Our partnership agreement specifies the manner in which we will make cash distributions to holders of our common units and other partnership securities. For a description of these cash distribution provisions, please read "Provisions of our Partnership Agreement Relating to Cash Distributions" beginning on page 78.

Capital Contributions

        Unitholders are not obligated to make additional capital contributions, except as described below under "—Limited Liability."

        For a discussion of our general partner's right to contribute capital to maintain its percentage interest if we issue additional units, please read "—Issuance of Additional Partnership Interests" beginning on page 196.

 Voting Rights

        The following is a summary of the unitholder vote required for approval of the matters specified below. Matters that require the approval of a "unit majority" require the approval of a majority of the common units.

        In voting their common units, our general partner and its affiliates will have no duty or obligation whatsoever to us or the limited partners, including any duty to act in the best interests of us or the limited partners, other than the implied contractual covenant of good faith and fair dealing.

Issuance of additional units	No approval right.
Amendment of our partnership agreement

Certain amendments may be made by our general partner without the approval of the unitholders. Other amendments generally require the approval of a unit majority. Please read "—Amendment of the Partnership Agreement" beginning on page 197.

Merger of our partnership or the sale of all or substantially all of our assets	Unit majority in certain circumstances. Please read "—Merger, Consolidation, Conversion, Sale or Other Disposition of Assets" beginning on page 199.
Dissolution of our partnership	Unit majority. Please read "—Dissolution" beginning on page 200.
Continuation of our business upon dissolution	Unit majority. Please read "—Dissolution" beginning on page 200.
Withdrawal of our general partner

Under most circumstances, the approval of a majority of the common units, excluding common units held by our general partner and its affiliates, is required for the withdrawal of our general partner prior to June 30, 2023 in a manner that would cause a dissolution of our partnership. Please read "—Withdrawal or Removal of Our General Partner" beginning on page 201.

Removal of our general partner

Not less than 66 2/3% of the outstanding units, voting as a single class, including units held by our general partner and its affiliates. Please read "—Withdrawal or Removal of Our General Partner" beginning on page 201.

Transfer of our general partner interest

Our general partner may transfer all, but not less than all, of its general partner interest in us without a vote of our unitholders to an affiliate or another person in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets to, such person. The approval of a majority of the common units, excluding common units held by our general partner and its affiliates, is required in other circumstances for a transfer of the general partner interest to a third party prior to June 30, 2023. Please read "—Transfer of General Partner Interest" beginning on page 202.

Transfer of ownership interests in our general partner	No approval required at any time. Please read "—Transfer of Ownership Interests in the General Partner" beginning on page 202.

        If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from our general partner, its affiliates, their direct transferees and their indirect transferees approved by our general partner in its sole discretion or to any person or group who acquires the units with the specific prior approval of our general partner.

Applicable Law; Forum, Venue and Jurisdiction

        Our partnership agreement is governed by Delaware law. Our partnership agreement requires that any claims, suits, actions or proceedings:

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  arising out of or relating in any way to the partnership agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of the partnership agreement) or the duties, obligations or liabilities among limited partners or of limited partners, or the rights or powers of, or restrictions on, the limited partners or us;

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  brought in a derivative manner on our behalf;

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  asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of us or our general partner, or owed by our general partner, to us or the limited partners;

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  asserting a claim arising pursuant to any provision of the Delaware Act or other similar applicable statutes; and

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  asserting a claim governed by the internal affairs doctrine shall be exclusively brought in the Court of Chancery of the State of Delaware, or if such court does not have subject matter jurisdiction thereof, any other court located in the state of Delaware, regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims. By purchasing a common unit, a limited partner is irrevocably consenting to these limitations and provisions regarding claims, suits, actions or proceedings and submitting to the exclusive jurisdiction of the Court of Chancery of the State of Delaware in connection with any such claims, suits, actions or proceedings.

Limited Liability

        Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that he otherwise acts in conformity with the provisions of the partnership agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his common units plus his share of any undistributed profits and assets. However, if it were determined that the right, or exercise of the right, by the limited partners as a group:

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  to remove or replace our general partner;

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  to approve some amendments to our partnership agreement; or

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  to take other action under our partnership agreement;

constituted "participation in the control" of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as our general partner. This liability would extend to persons who transact business with us under the reasonable belief that the limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

        Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except that such person is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.

        Our subsidiaries conduct business in three states and we may have subsidiaries that conduct business in other states in the future. Maintenance of our limited liability as a member of the operating company may require compliance with legal requirements in the jurisdictions in which the operating company conducts business, including qualifying our subsidiaries to do business there.

        Limitations on the liability of members or limited partners for the obligations of a limited liability company or limited partnership have not been clearly established in many jurisdictions. If, by virtue of our ownership interest in our operating company or otherwise, it were determined that we were conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace our general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted "participation in the control" of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Partnership Interests

        Our partnership agreement authorizes us to issue an unlimited number of additional partnership interests for the consideration and on the terms and conditions determined by our general partner without the approval of the unitholders.

        It is possible that we will fund acquisitions through the issuance of additional common units or other partnership interests. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash. In addition, the issuance of additional common units or other partnership interests may dilute the value of the interests of the then-existing holders of common units in our net assets.

        In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership interests that, as determined by our general partner, may have special voting rights to which the common units are not entitled. In addition, our partnership agreement does not prohibit our subsidiaries from issuing equity securities, which may effectively rank senior to the common units.

        Our general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units or other partnership interests whenever, and on the same terms that, we issue those interests to persons other than our general partner and its affiliates and beneficial owners, to the extent necessary to maintain the percentage interest of the general partner and its affiliates, including such interest represented by common units, that existed immediately prior to each issuance. The holders of common units will not have preemptive rights under our partnership agreement to acquire additional common units or other partnership interests.

Amendment of the Partnership Agreement

        General.    Amendments to our partnership agreement may be proposed only by or with the consent of our general partner. However, our general partner will have no duty or obligation to propose any amendment and may decline to do so free of any duty or obligation whatsoever to us or the limited partners, including any duty to act in the best interests of us or the limited partners, other than the implied contractual covenant of good faith and fair dealing. In order to adopt a proposed amendment, other than the amendments discussed below, our general partner is required to seek written approval of the holders of the number of units required to approve the amendment or to call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.

        Prohibited amendments.    No amendment may be made that would:

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  enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected; or

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  enlarge the obligations of, restrict, change or modify in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which consent may be given or withheld in its sole discretion.

        The provision of our partnership agreement preventing the amendments having the effects described in the clauses above can be amended upon the approval of the holders of at least 90.0% of the outstanding units, voting as a single class (including units owned by our general partner and its affiliates) unless we obtain an opinion of counsel regarding limited liability. Upon completion of the offering, affiliates of our general partner will own approximately 50.4% of our outstanding common units (approximately 46.8% if the underwriters exercise their option to purchase additional common units in full).

        No unitholder approval.    Our general partner may generally make amendments to our partnership agreement without the approval of any limited partner to reflect:

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  a change in our name, the location of our principal place of business, our registered agent or our registered office;

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  the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

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  a change that our general partner determines to be necessary or appropriate to qualify or continue our qualification as a limited partnership or partnership in which the limited partners have limited liability under the laws of any state or to ensure that neither we nor any of our subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

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  an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisers Act of 1940 or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, or ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed;

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  an amendment that our general partner determines to be necessary or appropriate in connection with the creation, authorization or issuance of additional partnership interests or the right to acquire partnership interests;

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  any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

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  an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our partnership agreement;

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  any amendment that our general partner determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by our partnership agreement;

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  a change in our fiscal year or taxable year and related changes;

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  conversions into, mergers with or conveyances to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the conversion, merger or conveyance other than those it receives by way of the conversion, merger or conveyance; or

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  any other amendments substantially similar to any of the matters described in the clauses above.

        In addition, our general partner may make amendments to our partnership agreement, without the approval of any limited partner, if our general partner determines that those amendments:

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  do not adversely affect the limited partners (or any particular class of limited partners) in any material respect;

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  are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

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  are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading;

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  are necessary or appropriate for any action taken by our general partner relating to splits or combinations of units under the provisions of our partnership agreement; or

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  are required to effect the intent expressed in this prospectus or the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

        Opinion of counsel and unitholder approval.    Any amendment that our general partner determines adversely affects in any material respect one or more particular classes of limited partners will require the approval of at least a majority of the class or classes so affected, but no vote will be required by any class or classes of limited partners that our general partner determines are not adversely affected in any material respect. Any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that reduces the voting percentage required to take any action, other than to remove the general partner or call a meeting, is required to be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced. Any amendment that increases the voting percentage required to remove the general partner or call a meeting of unitholders must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be increased. For amendments of the type not requiring unitholder approval, our general partner will not be required to obtain an opinion of counsel that an amendment will neither result in a loss of limited liability to the limited partners nor result in our being treated as a taxable entity for federal income tax purposes in connection with any of the amendments. No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding units, voting as a single class, unless we first obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners.

Merger, Consolidation, Conversion, Sale or Other Disposition of Assets

        A merger, consolidation or conversion of us requires the prior consent of our general partner. However, our general partner will have no duty or obligation to consent to any merger, consolidation or conversion and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in the best interest of us or the limited partners, other than the implied contractual covenant of good faith and fair dealing.

        In addition, our partnership agreement generally prohibits our general partner, without the prior approval of the holders of a unit majority, from causing us to sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions. Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without such approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without such approval. Finally, our general partner may consummate any merger without the prior approval of our unitholders if we are the surviving entity in the transaction, our general partner has received an opinion of counsel regarding limited liability and tax matters, the transaction would not result in a material amendment to the partnership agreement (other than an amendment that the general partner could adopt without the consent of the limited partners), each of our units will be an identical unit of our partnership following the transaction and the partnership interests to be issued do not exceed 20% of our outstanding partnership interests immediately prior to the transaction.

        If the conditions specified in our partnership agreement are satisfied, our general partner may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey all of our assets to, a newly formed entity, if the sole purpose of that conversion, merger or conveyance is to effect a mere change in our legal form into another limited liability entity, our general partner has received an opinion of counsel regarding limited liability and tax matters and the governing instruments of the new entity provide the limited partners and our general partner with the same rights and obligations as contained in our partnership agreement. Our unitholders are not entitled to dissenters' rights of appraisal under our partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets or any other similar transaction or event.

 Dissolution

        We will continue as a limited partnership until dissolved under our partnership agreement. We will dissolve upon:

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  the election of our general partner to dissolve us, if approved by the holders of units representing a unit majority;

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  there being no limited partners, unless we are continued without dissolution in accordance with applicable Delaware law;

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  the entry of a decree of judicial dissolution of our partnership; or

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  the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or its withdrawal or removal following the approval and admission of a successor.

        Upon a dissolution under the last clause above, the holders of a unit majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our partnership agreement by appointing as a successor general partner an entity approved by the holders of units representing a unit majority, subject to our receipt of an opinion of counsel to the effect that:

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  the action would not result in the loss of limited liability under Delaware law of any limited partner; and

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  neither our partnership, our operating company nor any of our other subsidiaries would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue (to the extent not already so treated or taxed).

Liquidation and Distribution of Proceeds

        Upon our dissolution, unless our business is continued, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that are necessary or appropriate, liquidate our assets and apply the proceeds of the liquidation as described in "Provisions of our Partnership Agreement Relating to Cash Distributions—Distributions of Cash Upon Liquidation." The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to our partners.

Withdrawal or Removal of Our General Partner

        Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to June 30, 2023 without obtaining the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after June 30, 2023, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days' written notice, and that withdrawal will not constitute a violation of our partnership agreement. Notwithstanding the information above, our general partner may withdraw without unitholder approval upon 90 days' notice to the limited partners if at least 50% of the outstanding common units are held or controlled by one person and its affiliates, other than our general partner and its affiliates. In addition, our partnership agreement permits our general partner, in some instances, to sell or otherwise transfer all of its general partner interest in us without the approval of the unitholders. Please read "—Transfer of General Partner Interest" beginning on page 202.

        Upon withdrawal of our general partner under any circumstances, other than as a result of a transfer by our general partner of all or a part of its general partner interest in us, the holders of a unit majority may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within a specified period after that withdrawal, the holders of a unit majority agree in writing to continue our business and to appoint a successor general partner. Please read "—Dissolution" beginning on page 200.

        Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding units, voting together as a single class, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units, voting as a class. The ownership of more than 33 1/3% of the outstanding units by our general partner and its affiliates gives them the ability to prevent our general partner's removal. At the closing of this offering, affiliates of our general partner will own 50.4% of our outstanding common units (approximately 46.8% if the underwriters exercise their option to purchase additional common units in full).

        In the event of the removal of our general partner under circumstances where cause exists or withdrawal of our general partner where that withdrawal violates our partnership agreement, a successor general partner will have the option to purchase the general partner interest of the departing general partner for a cash payment equal to the fair market value of those interests. Under all other circumstances where our general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner or its affiliates for fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

        If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner's general partner interest will automatically convert into common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

        In addition, we will be required to reimburse the departing general partner for all amounts due to the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities incurred as a result of the termination of any employees employed for our benefit by the departing general partner or its affiliates.

Transfer of General Partner Interest

        Except for a transfer by our general partner of all, but not less than all, of its general partner interest to:

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  an affiliate of our general partner (other than an individual); or

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  another entity as part of the merger or consolidation of our general partner with or into another entity or the transfer by our general partner of all or substantially all of its assets to another entity, our general partner may not transfer all or any of its general partner interest to another person prior to June 30, 2023 without the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates. As a condition of this transfer, the transferee must, among other things, assume the rights and duties of our general partner, agree to be bound by the provisions of our partnership agreement and furnish an opinion of counsel regarding limited liability and tax matters.

        Our general partner and its affiliates may, at any time, transfer common units to one or more persons without unitholder approval.

Transfer of Ownership Interests in the General Partner

        At any time, the owners of our general partner may sell or transfer all or part their ownership interests in our general partner to an affiliate or a third party without the approval of our unitholders.

Change of Management Provisions

        Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove Emerge GP as our general partner or from otherwise changing our management. Please read "—Withdrawal or Removal of Our General Partner" beginning on page 201 for a discussion of certain consequences of the removal of our general partner. If any person or group, other than our general partner and its affiliates, acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply in certain circumstances. Please read "—Meetings; Voting" beginning on page 204.

Limited Call Right

        If at any time our general partner and its affiliates own more than 80% of the then-issued and outstanding limited partner interests of any class, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or beneficial owners thereof or to us, to acquire all, but not less than all, of the limited partner interests of the class held by unaffiliated persons as of a record date to be selected by our general partner, on at least 10, but not more than 60, days' notice. The purchase price in the event of this purchase is the greater of:

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  the highest price paid by our general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those limited partner interests; and

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  the average of the daily closing prices of the partnership securities of such class over the 20 trading days preceding the date three days before the date the notice is mailed.

        As a result of our general partner's right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at an undesirable time or a price that may be lower than market prices at various times prior to such purchase or lower than a unitholder may anticipate the market price to be in the future. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market. Please read "Material Federal Income Tax Consequences—Disposition of Common Units" beginning on page 220.

Non-Citizen Assignees; Redemption

        If our general partner, with the advice of counsel, determines we are subject to U.S. federal, state or local laws or regulations that, in the reasonable determination of our general partner, create a substantial risk of cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any limited partner, then our general partner may adopt such amendments to our partnership agreement as it determines necessary or advisable to:

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  obtain proof of the nationality, citizenship or other related status of our member (and their owners, to the extent relevant); and

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  permit us to redeem the units held by any person whose nationality, citizenship or other related status creates substantial risk of cancellation or forfeiture of any property or who fails to comply with the procedures instituted by our general partner to obtain proof of the nationality, citizenship or other related status. The redemption price in the case of such a redemption will be the average of the daily closing prices per unit for the 20 consecutive trading days immediately prior to the date set for redemption. The redemption price will be paid in cash or by delivery of a promissory note, as determined by our general partner.

Non-Taxpaying Assignees; Redemption

        To avoid any adverse effect on the maximum applicable rates chargeable to customers by us under certain laws or regulations that may be applicable to our future business or operations, or in order to reverse an adverse determination that has occurred regarding such maximum rate, our partnership agreement provides our general partner the power to amend the agreement. If our general partner, with the advice of counsel, determines that our not being treated as an association taxable as a corporation or otherwise taxable as an entity for U.S. federal income tax purposes, coupled with the tax status (or lack of proof thereof) of one or more of our limited partners, has, or is reasonably likely to have, a material adverse effect on the maximum applicable rates chargeable to customers by us, then our general partner may adopt such amendments to our partnership agreement as it determines necessary or advisable to:

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  obtain proof of the U.S. federal income tax status of our member (and their owners, to the extent relevant); and

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  permit us to redeem the units held by any person whose tax status has or is reasonably likely to have a material adverse effect on the maximum applicable rates or who fails to comply with the procedures instituted by our general partner to obtain proof of the U.S. federal income tax status. The redemption price in the case of such a redemption will be the average of the daily closing prices per unit for the 20 consecutive trading days immediately prior to the date set for redemption. The redemption price will be paid in cash or by delivery of a promissory note, as determined by our general partner.

 Meetings; Voting

        Except as described below regarding certain persons or groups owning 20% or more of any class of units then outstanding, record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited.

        Our general partner does not anticipate that any meeting of our unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting, if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum, unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

        Each record holder of a unit has a vote according to his percentage interest in us, although additional limited partner interests having special voting rights could be issued. Please read "—Issuance of Additional Partnership Interests" beginning on page 196. However, if at any time any person or group, other than our general partner and its affiliates, or a direct or subsequently approved (at the time of transfer) transferee of our general partner or its affiliates and purchasers specifically approved by our general partner in its sole discretion, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

        Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Status as Limited Partner

        By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission are reflected in our books and records. Except as described under "—Limited Liability," the common units will be fully paid, and unitholders will not be required to make additional contributions.

Indemnification

        Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

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  our general partner;

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  any departing general partner;

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  any person who is or was an affiliate of our general partner or any departing general partner;

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  any person who is or was a manager, managing member, director, officer, employee, agent, fiduciary or trustee of our partnership, our subsidiaries, our general partner, any departing general partner or any of their affiliates;

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  any person who is or was serving as a manager, managing member, director, officer, employee, agent, fiduciary or trustee of another person owing a fiduciary duty to us or our subsidiaries;

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  any person who controls our general partner or any departing general partner; and

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  any person designated by our general partner.

        We must provide this indemnification unless there has been a final, non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud or willful misconduct. We must also provide this indemnification for criminal proceedings unless our general partner or these other persons acted with knowledge that their conduct was unlawful.

        Any indemnification under these provisions will only be out of our assets. Unless our general partner otherwise agrees, it will not be personally liable for, or have any obligation to contribute or lend funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.

Reimbursement of Expenses

        Our partnership agreement requires us to reimburse our general partner and its affiliates for all expenses they incur or payments they make on our behalf. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. Our general partner is entitled to determine in good faith the expenses that are allocable to us.

Books and Reports

        Our general partner is required to keep appropriate books of our business at our principal offices. These books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our fiscal year is the calendar year.

        We will furnish or make available to record holders of our common units, within 90 days (or such shorter time as required by SEC rules) after the close of each fiscal year, an annual report containing audited consolidated financial statements and a report on those consolidated financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 45 days (or such shorter time as required by SEC rules) after the close of each quarter. We will be deemed to have made any such report available if we file such report with the SEC on EDGAR or make the report available on a publicly available website which we maintain.

        We will furnish each record holder with information reasonably required for federal and state tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to our unitholders will depend on their cooperation in supplying us with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and in filing his federal and state income tax returns, regardless of whether he supplies us with the necessary information.

 Right to Inspect Our Books and Records

        Our partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable written demand stating the purpose of such demand and at his own expense, have furnished to him:

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  a current list of the name and last known address of each record holder;

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  copies of our partnership agreement, our certificate of limited partnership and related amendments and any powers of attorney under which they have been executed (provided that this obligation shall be satisfied to the extent that true and correct copies of such documents are publicly available with the SEC via its Electronic Data Gathering, Analysis and Retrieval system);

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  information regarding the status of our business and our financial condition (provided that this obligation shall be satisfied to the extent the limited partner is furnished our most recent annual report and any subsequent quarterly or periodic reports required to be filed (or which would be required to be filed) with the SEC pursuant to Section 13 of the Exchange Act); and

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  any other information regarding our affairs as is just and reasonable.

        Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner believes in good faith is not in our best interests, could damage us or our business or that we are required by law or by agreements with third parties to keep confidential. In addition, the partners do not have a right to receive information from us for the purpose of determining whether to pursue litigation or assist in pending litigation against us except pursuant to applicable rules of discovery.

UNITS ELIGIBLE FOR FUTURE SALE

        After the sale of the common units offered hereby, Insight Equity will hold an aggregate of 11,564,387 common units. The sale of these units could have an adverse impact on the price of the common units or on any trading market that may develop.

        The common units sold in the offering will generally be freely transferable without restriction or further registration under the Securities Act, except that any common units owned by an "affiliate" of ours may not be resold publicly except in compliance with the registration requirements of the Securities Act or under an exemption under Rule 144 or otherwise. Rule 144 permits securities acquired by an affiliate of the issuer to be sold into the market in an amount that does not exceed, during any three-month period, the greater of:

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  1.0% of the total number of the securities outstanding; or

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  the average weekly reported trading volume of the common units for the four calendar weeks prior to the sale.

        Sales under Rule 144 are also subject to specific manner of sale provisions, holding period requirements, notice requirements and the availability of current public information about us. A person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned his common units for at least six months (provided we are in compliance with the current public information requirement) or one year (regardless of whether we are in compliance with the current public information requirement), would be entitled to sell common units under Rule 144 without regard to the rule's public information requirements, volume limitations, manner of sale provisions and notice requirements.

        Our partnership agreement does not restrict our ability to issue additional partnership securities. Any issuance of additional common units or other equity securities would result in a corresponding decrease in the proportionate ownership interest in us represented by, and could adversely affect the cash distributions to and market price of, our common units then outstanding. Please read "The Partnership Agreement—Issuance of Additional Partnership Interests" beginning on page 196.

        In connection with the closing of this offering, we have entered into a registration rights agreement which will grant Insight Equity and other private investors certain demand and "piggyback" registration rights. Under this registration rights agreement, Insight Equity and other private investors will generally have the right to require us to file a registration statement for the public sale of all of the partnership securities in the partnership owned by them, and may require us to undertake a public or private offering and use the proceeds (net of underwriting or placement agency discounts, fees and commissions, as applicable) to redeem an equal number of common units from them. In addition, if we sell any partnership securities in a registered underwritten offering, Insight Equity and other private investors will have the right, subject to specified limitations, to include their partnership securities in that offering. We will pay all expenses relating to any demand or piggyback registration, except for underwriters or brokers' commission or discounts.

        Insight Equity, our partnership, our general partner and its affiliates, including their respective executive officers and directors, have agreed not to sell any common units they beneficially own for a period of 180 days from the date of this prospectus, subject to certain exceptions. Please read "Underwriting" beginning on page 231.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

        This section is a summary of the material tax considerations that may be relevant to prospective unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, is the opinion of Latham & Watkins LLP, counsel to our general partner and us, insofar as it relates to legal conclusions with respect to matters of U.S. federal income tax law. This section is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), existing and proposed Treasury regulations promulgated under the Internal Revenue Code (the "Treasury Regulations") and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to "us," "we" or "our" are references to Emerge Energy Services LP and our operating subsidiaries.

        The following discussion does not comment on all federal income tax matters affecting us or our unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the U.S. and has only limited application to corporations, estates, entities treated as partnerships for U.S. federal income tax purposes, trusts, nonresident aliens, U.S. expatriates and former citizens or long-terms residents of the United States or other unitholders subject to specialized tax treatment, such as banks, insurance companies and other financial institutions, tax-exempt institutions, foreign persons (including, without limitations, controlled foreign corporations, passive foreign investment companies and non-U.S. persons eligible for the benefits of an applicable income tax treaty with the United States), IRAs, real estate investment trusts (REITs) or mutual funds, dealers in securities or currencies, traders in securities, U.S. persons whose "functional currency" is not the U.S. dollar, persons holding their units as part of a "straddle," "hedge," "conversion transaction" or other risk reduction transaction, and persons deemed to sell their units under the constructive sale provisions of the Code. In addition, the discussion only comments, to a limited extent, on state, local and foreign tax consequences. Accordingly, we encourage each prospective unitholder to consult his own tax advisor in analyzing the federal, state, local and foreign tax consequences particular to him of the ownership or disposition of common units.

        Unlike a ruling, an opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to our unitholders and thus will be borne indirectly by our unitholders. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

        All statements as to matters of federal income tax law and legal conclusions with respect thereto, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Latham & Watkins LLP and are based on the accuracy of the representations made by us.

        For the reasons described below, Latham & Watkins LLP has not rendered an opinion with respect to the following specific federal income tax issues: (i) the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read "—Tax Consequences of Unit Ownership—Treatment of Short Sales"); (ii) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read "—Disposition of Common Units—Allocations Between Transferors and Transferees"); and (iii) whether our method for depreciating Section 743 adjustments is sustainable in certain cases (please read "—Tax Consequences of Unit Ownership—Section 754 Election" and "—Disposition of Common Units—Uniformity of Units").

 Partnership Status

        A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable to the partnership or the partner unless the amount of cash distributed to him is in excess of the partner's adjusted basis in his partnership interest. Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the "Qualifying Income Exception," exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of "qualifying income." Qualifying income includes income and gains derived from the mining, exploration, production, transportation, processing, refining and storage and marketing of any mineral or natural resource, including silica sand and crude oil, natural gas and products thereof. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale or other disposition of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 8% of our current gross income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and our general partner and a review of the applicable legal authorities, Latham & Watkins LLP is of the opinion that at least 90% of our current gross income constitutes qualifying income. The portion of our income that is qualifying income may change from time to time.

        Although we are in the process of seeking a ruling from the IRS regarding the qualifying nature of a portion of our income, the IRS has made no determination with respect to our treatment as a partnership for federal income tax purposes or any other matter affecting us, and it is not certain that the IRS will provide a favorable ruling with respect to our request. Instead, we will rely on opinions of Latham & Watkins LLP. It is the opinion of Latham & Watkins LLP that, based upon the Internal Revenue Code, its regulations, published revenue rulings and court decisions and the representations described below that:

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  we will be classified as a partnership for federal income tax purposes; and

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  each of our operating subsidiaries will be disregarded as an entity separate from us for federal income tax purposes.

        In rendering its opinion, Latham & Watkins LLP has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which Latham & Watkins LLP has relied include:

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  neither we nor any of our operating subsidiaries has elected or will elect to be treated as a corporation; and

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  for each taxable year, more than 90% of our gross income has been and will be income of the type that Latham & Watkins LLP has opined or will opine is "qualifying income" within the meaning of Section 7704(d) of the Internal Revenue Code.

        We believe that these representations have been true in the past and expect that these representations will continue to be true in the future.

        If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This deemed contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

        If we were taxed as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to our unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as taxable dividend income, to the extent of our current and accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder's tax basis in his common units, or taxable capital gain, after the unitholder's tax basis in his common units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder's cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

        The discussion below is based on Latham & Watkins LLP's opinion that we will be classified as a partnership for federal income tax purposes.

Limited Partner Status

        Unitholders of Emerge Energy Services LP will be treated as partners of Emerge Energy Services LP for federal income tax purposes. Also, unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units will be treated as partners of Emerge Energy Services LP for federal income tax purposes.

        A beneficial owner of common units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for federal income tax purposes. Please read "—Tax Consequences of Unit Ownership—Treatment of Short Sales".

        Income, gain, deductions or losses would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore appear to be fully taxable as ordinary income. These holders are urged to consult their tax advisors with respect to their tax consequences of holding common units in Emerge Energy Services LP. The references to "unitholders" in the discussion that follows are to persons who are treated as partners in Emerge Energy Services LP for federal income tax purposes.

Tax Consequences of Unit Ownership

  Flow-Through of Taxable Income

        Subject to the discussion below under "—Entity-Level Collections," we will not pay any federal income tax. Instead, each unitholder will be required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether we make cash distributions to him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year ending with or within his taxable year. Our taxable year ends on December 31.

  Treatment of Distributions

        Distributions by us to a unitholder generally will not be taxable to the unitholder for federal income tax purposes, except to the extent the amount of any such cash distribution exceeds his tax basis in his common units immediately before the distribution. Our cash distributions in excess of a unitholder's tax basis generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under "—Disposition of Common Units." Any reduction in a unitholder's share of our liabilities for which no partner bears the economic risk of loss, known as "nonrecourse liabilities," will be treated as a distribution by us of cash to that unitholder. To the extent our distributions cause a unitholder's "at-risk" amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read "—Limitations on Deductibility of Losses".

        A decrease in a unitholder's percentage interest in us because of our issuance of additional common units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. This deemed distribution may constitute a non-pro rata distribution. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the distribution reduces the unitholder's share of our "unrealized receivables," including depreciation recapture, depletion recapture and/or substantially appreciated "inventory items," each as defined in the Internal Revenue Code, and collectively, "Section 751 Assets." To that extent, the unitholder will be treated as having been distributed his proportionate share of the Section 751 Assets and then having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder's realization of ordinary income, which will equal the excess of (i) the non-pro rata portion of that distribution over (ii) the unitholder's tax basis (often zero) for the share of Section 751 Assets deemed relinquished in the exchange.

  Ratio of Taxable Income to Distributions

        We estimate that a purchaser of common units in this offering who owns those common units from the date of closing of this offering through the record date for distributions for the period ending December 31, 2015, will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be 65% or less of the cash distributed with respect to that period. Thereafter, we anticipate that the ratio of allocable taxable income to cash distributions to the unitholders will increase. Our estimate is based upon many assumptions regarding our business operations, including assumptions as to our revenues, capital expenditures, cash flow, net working capital and anticipated cash distributions. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, legislative, competitive and political uncertainties beyond our control. Further, the estimates are based on current tax law and tax reporting positions that we will adopt and with which the IRS could disagree. Accordingly, we cannot assure you that these estimates will prove to be correct. The actual percentage of distributions that will constitute taxable income could be higher or lower than expected, and any differences could be material and could materially affect the value of the common units. For example, the ratio of allocable taxable income to cash distributions to a purchaser of common units in this offering will be greater, and perhaps substantially greater, than our estimate with respect to the period described above if:

  •
  the earnings from operations exceed the amount required to make the forecasted annual distribution on all common units, yet we only distribute the forecasted annual distribution on all common units; or

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  we make a future offering of common units and use the proceeds of the offering in a manner that does not produce substantial additional deductions during the period described above, such as to repay indebtedness outstanding at the time of this offering or to acquire property that is not eligible for depreciation or amortization for federal income tax purposes or that is depreciable or amortizable at a rate significantly slower than the rate applicable to our assets at the time of this offering.

  Basis of Common Units

        A unitholder's initial tax basis for his common units will be the amount he paid for the common units plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions from us, by the unitholder's share of our losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will generally have a share of our nonrecourse liabilities based on his share of our profits. Please read "—Disposition of Common Units—Recognition of Gain or Loss".

  Limitations on Deductibility of Losses

        The deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder, estate, trust or certain closely held corporate unitholders, to the amount for which the unitholder is considered to be "at risk" with respect to our activities, if that is less than his tax basis. A common unitholder subject to these limitations must recapture losses deducted in previous years to the extent that distributions cause his at-risk amount to be less than zero at the end of any taxable year. Losses disallowed to a common unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction to the extent that his at-risk amount is subsequently increased, provided such losses do not exceed such common unitholder's tax basis in his common units. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at-risk limitation but may not be offset by losses suspended by the basis limitation. Any loss previously suspended by the at-risk limitation in excess of that gain would no longer be utilizable.

        In general, a unitholder will be at risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by (i) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or other similar arrangement and (ii) any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder's at-risk amount will increase or decrease as the tax basis of the unitholder's units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

        In addition to the basis and at-risk limitations on the deductibility of losses, the passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer's income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or a unitholder's investments in other publicly traded partnerships, or the unitholder's salary, active business or other income. Passive losses that are not deductible because they exceed a unitholder's share of income we generate may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive loss limitations are applied after other applicable limitations on deductions, including the at-risk rules and the basis limitation.

        A unitholder's share of our net income may be offset by any of our suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.

  Limitations on Interest Deductions

        The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of that taxpayer's "net investment income." Investment interest expense includes:

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  interest on indebtedness properly allocable to property held for investment;

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  our interest expense attributed to portfolio income; and

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  the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

        The computation of a unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment or (if applicable) qualified dividend income. The IRS has indicated that the net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders. In addition, the unitholder's share of our portfolio income will be treated as investment income.

  Entity-Level Collections

        If we are required or elect under applicable law to pay any federal, state, local or foreign income tax on behalf of any unitholder or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the unitholder on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend our partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual unitholder in which event the unitholder would be required to file a claim in order to obtain a credit or refund.

  Allocation of Income, Gain, Loss and Deduction

        In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among our unitholders in accordance with their percentage interests in us. Although we do not expect that our operations will result in the creation of negative accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

        Specified items of our income, gain, loss and deduction will be allocated to account for (i) any difference between the tax basis and fair market value of our assets at the time of an offering and (ii) any difference between the tax basis and fair market value of any property contributed to us, together referred to in this discussion as the "Contributed Property." The effect of these allocations, referred to as Section 704(c) Allocations, to a unitholder purchasing common units from us in this offering will be essentially the same as if the tax bases of our assets were equal to their fair market values at the time of this offering. In the event we issue additional common units or engage in certain other transactions in the future, "reverse Section 704(c) Allocations," similar to the Section 704(c)

Allocations described above, will be made to our unitholders immediately prior to such issuance or other transactions to account for the difference between the "book" basis for purposes of maintaining capital accounts and the fair market value of all property held by us at the time of such issuance or future transaction. In addition, items of recapture income will be allocated to the extent possible to the unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders.

        An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Internal Revenue Code to eliminate the difference between a partner's "book" capital account, credited with the fair market value of Contributed Property, and "tax" capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the "Book-Tax Disparity," will generally be given effect for federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction only if the allocation has "substantial economic effect." In any other case, a partner's share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including:

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  his relative contributions to us;

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  the interests of all the partners in profits and losses;

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  the interest of all the partners in cash flow; and

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  the rights of all the partners to distributions of capital upon liquidation.

        Latham & Watkins LLP is of the opinion that, with the exception of the issues described in "—Section 754 Election," "—Disposition of Common Units—Uniformity of Units" and "—Disposition of Common Units—Allocations Between Transferors and Transferees," allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction.

  Treatment of Short Sales

        A unitholder whose units are loaned to a "short seller" to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

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  any of our income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;

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  any cash distributions received by the unitholder as to those units would be fully taxable; and

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  While not entirely free from doubt, all of these distributions would appear to be ordinary income.

        Because there is no direct or indirect controlling authority on the issue relating to partnership interests, Latham & Watkins LLP has not rendered an opinion regarding the tax treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and loaning their units. The IRS has previously announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please also read "—Disposition of Common Units—Recognition of Gain or Loss".

  Alternative Minimum Tax

        Each unitholder will be required to take into account his distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for non-corporate taxpayers is 26% on the first $179,500 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

  Tax Rates

        Beginning on January 1, 2013, the highest marginal U.S. federal income tax rate applicable to ordinary income of individuals is 39.6% and the highest marginal U.S. federal income tax rate applicable to long-term capital gains (generally, capital gains on certain assets held for more than twelve months) of individuals is 20%. However, these rates are subject to change by new legislation at any time.

        In addition, a 3.8% Medicare tax, or NIIT, on certain net investment income earned by individuals, estates and trusts applies for taxable years beginning after December 31, 2012. For these purposes, net investment income generally includes a unitholder's allocable share of our income and gain realized by a unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder's net investment income or (ii) the amount by which the unitholder's modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if the unitholder is married and filing separately) or $200,000 (in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income, or (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins. Recently, the U.S. Department of the Treasury and the IRS issued proposed Treasury Regulations that provide guidance regarding the NIIT. Although the proposed Treasury Regulations are effective for taxable years beginning after December 31, 2013, taxpayers may rely on the proposed Treasury Regulations for purposes of compliance until the effective date of the final regulations. Prospective unitholders are urged to consult with their tax advisors as to the impact of the NIIT on an investment in our common units.

  Section 754 Election

        We will make the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS unless there is a constructive termination of the partnership. Please read "—Disposition of Common Units—Constructive Termination". The election will generally permit us to adjust a common unit purchaser's tax basis in our assets ("inside basis") under Section 743(b) of the Internal Revenue Code to reflect his purchase price. This election does not apply with respect to a person who purchases common units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, the inside basis in our assets with respect to a unitholder will be considered to have two components: (i) his share of our tax basis in our assets ("common basis") and (ii) his Section 743(b) adjustment to that basis.

        We will adopt the remedial allocation method as to all our properties. Where the remedial allocation method is adopted, the Treasury Regulations under Section 743 of the Internal Revenue Code require a portion of the Section 743(b) adjustment that is attributable to recovery property that is subject to depreciation under Section 168 of the Internal Revenue Code and whose book basis is in excess of its tax basis to be depreciated over the remaining cost recovery period for the property's unamortized Book-Tax Disparity. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code, rather than cost recovery deductions under Section 168, is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Under our partnership agreement, our general partner is authorized to take a position to preserve the uniformity of units even if that position is not consistent with these and any other Treasury Regulations. Please read "—Disposition of Common Units—Uniformity of Units".

        We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property's unamortized Book-Tax Disparity, or treat that portion as non-amortizable to the extent attributable to property which is not amortizable. This method is consistent with the methods employed by other publicly traded partnerships but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read "—Disposition of Common Units—Uniformity of Units". A unitholder's tax basis for his common units is reduced by his share of our deductions (whether or not such deductions were claimed on an individual's income tax return) so that any position we take that understates deductions will overstate the common unitholder's basis in his common units, which may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read "—Disposition of Common Units—Recognition of Gain or Loss". Latham & Watkins LLP is unable to opine as to whether our method for depreciating Section 743 adjustments is sustainable for property subject to depreciation under Section 167 of the Internal Revenue Code or if we use an aggregate approach as described above, as there is no direct or indirect controlling authority addressing the validity of these positions. Moreover, the IRS may challenge our position with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of the units. If such a challenge were sustained, the gain from the sale of units might be increased without the benefit of additional deductions.

        A Section 754 election is advantageous if the transferee's tax basis in his units is higher than the units' share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation deductions and his share of any gain or loss on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee's tax basis in his units is lower than those units' share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built-in loss immediately after the transfer, or if we distribute property and have a substantial basis reduction. Generally, a built-in loss or a basis reduction is substantial if it exceeds $250,000.

        The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally non-amortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

 Tax Treatment of Operations

  Accounting Method and Taxable Year

        We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than twelve months of our income, gain, loss and deduction. Please read "—Disposition of Common Units—Allocations Between Transferors and Transferees".

  Initial Tax Basis, Depreciation and Amortization

        The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to (i) this offering will be borne by affiliates of our general partner and (ii) any other offering will be borne by our unitholders as of that time. Please read "—Disposition of Common Units—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction".

        To the extent allowable, we may elect to use the depreciation and cost recovery methods, including bonus depreciation to the extent available, that will result in the largest deductions being taken in the early years after assets subject to these allowances are placed in service. Please read "—Disposition of Common Units—Uniformity of Units". Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

        If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in us. Please read "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction" and "—Disposition of Common Units—Recognition of Gain or Loss".

        The costs we incur in selling our units (called "syndication expenses") must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us. The underwriting discounts and commissions we incur will be treated as syndication expenses.

  Valuation and Tax Basis of Our Properties

        The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and the initial tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

  Silica Sand Depletion

        In general, we are entitled to depletion deductions with respect to silica sand mined from the underlying mineral property. We generally are entitled to the greater of cost depletion limited to the basis of the property or percentage depletion. The percentage depletion rate for silica sand is 5%.

        Depletion deductions we claim generally will reduce the tax basis of the underlying mineral property. Depletion deductions can, however, exceed the total tax basis of the mineral property. The excess of our percentage depletion deductions over the adjusted tax basis of the property at the end of the taxable year is subject to tax preference treatment in computing the alternative minimum tax. Please read "—Tax Consequences of Unit Ownership—Alternative Minimum Tax." Upon the disposition of the mineral property, a portion of the gain, if any, equal to the lesser of the deductions for depletion which reduce the adjusted tax basis of the mineral property plus deductible development and mining exploration expenses (discussed below), or the amount of gain realized upon the disposition, will be treated as ordinary income to us.

  Mining Exploration and Development Expenditures

        We will elect to currently deduct mining exploration expenditures that we pay or incur to determine the existence, location, extent or quality of silica sand deposits prior to the time the existence of silica sand in commercially marketable quantities has been disclosed.

        If a mine reaches the producing stage in any taxable year, amounts we deducted for mine exploration expenditures must be recaptured and reduce future depletion deductions by the amount of the recapture, as described below. In the alternative, we may elect, in such taxable year and with respect to all such mines reaching the producing stage during such taxable year, to include such amount in our taxable income. A mine reaches the producing stage when the major part of the silica sand production is obtained from working mines rather than those opened for the purpose of development or the principal activity of the mine is the production of developed silica sand rather than the development of additional silica sand for mining. Assuming the election described above is not made, this recapture is accomplished through the disallowance of both cost and percentage depletion deductions on the particular mine reaching the producing stage. This disallowance of depletion deductions continues until the amount of adjusted exploration expenditures with respect to the mine has been fully recaptured. This recapture is not applied to the full amount of the previously deducted exploration expenditures. Instead these expenditures are reduced by the amount of percentage depletion, if any, that was lost as a result of deducting these exploration expenditures.

        We generally will elect to defer mine development expenses, consisting of expenditures incurred in making silica sand accessible for extraction, after the exploration process has disclosed the existence of silica sand in commercially marketable quantities, and deduct them on a ratable basis as the silica sand benefited by the expenses is sold.

        Mine exploration and development expenditures are subject to recapture as ordinary income to the extent of any gain upon a sale or other disposition of our property or of your common units. Please read "—Disposition of Common Units." Corporate unitholders are subject to an additional rule that requires them to capitalize a portion of their otherwise deductible mine exploration and development expenditures. Corporate unitholders, other than some S corporations, are required to reduce their otherwise deductible exploration expenditures by 30%. These capitalized mine exploration and development expenditures must be amortized over a 60-month period, beginning in the month paid or incurred, using a straight-line method and may not be treated as part of the basis of the property for purposes of computing depletion.

        When computing the alternative minimum tax, mine exploration and development expenditures are capitalized and deducted over a ten-year period beginning with the taxable year in which the expenditures were made. Unitholders may avoid this alternative minimum tax adjustment of their mine exploration and development expenditures by electing to capitalize all or part of the expenditures and deducting them over ten years for regular income tax purposes. You may select the specific amount of these expenditures for which you wish to make this election.

  Sales of Silica Sand Reserves

        If any silica sand reserves are sold or otherwise disposed of in a taxable transaction, we will recognize gain or loss measured by the difference between the amount realized (including the amount of any indebtedness assumed by the purchaser upon such disposition or to which such property is subject) and the adjusted tax basis of the property sold. Generally, the character of any gain or loss recognized upon that disposition will depend upon whether our silica sand reserves or the mined silica sand sold are held by us:

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  for sale to customers in the ordinary course of business (i.e., we are a "dealer" with respect to that property);

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  for use in a trade or business within the meaning of Section 1231 of the Internal Revenue Code; or

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  as a capital asset within the meaning of Section 1221 of the Internal Revenue Code.

        In determining dealer status with respect to silica sand reserves and other types of real estate, the courts have identified a number of factors for distinguishing between a particular property held for sale in the ordinary course of business and one held for investment. Any determination must be based on all the facts and circumstances surrounding the particular property and sale in question.

        We intend to hold our silica sand reserves for use in a trade or business and achieve long-term capital appreciation. Although our general partner may consider strategic sales of silica sand reserves consistent with achieving long-term capital appreciation, our general partner does not anticipate frequent sales of silica sand reserves. Thus, the general partner does not believe we will be viewed as a dealer. In light of the factual nature of this question, however, there is no assurance that our purposes for holding our properties will not change and that our future activities will not cause us to be a "dealer" in silica sand reserves.

        If we are not a dealer with respect to our silica sand reserves and we have held the disposed property for more than a one-year period primarily for use in our trade or business, the character of any gain or loss realized from a disposition of the property will be determined under Section 1231 of the Internal Revenue Code. If we have not held the property for more than one year at the time of the sale, gain or loss from the sale will be taxable as ordinary income.

        A unitholder's distributive share of any Section 1231 gain or loss generated by us will be aggregated with any other gains and losses realized by that unitholder from the disposition of property used in the trade or business, as defined in Section 1231(b) of the Internal Revenue Code, and from the involuntary conversion of such properties and of capital assets held in connection with a trade or business or a transaction entered into for profit for the requisite holding period. If a net gain results, all such gains and losses will be long-term capital gains and losses; if a net loss results, all such gains and losses will be ordinary income and losses. Net Section 1231 gains will be treated as ordinary income to the extent of prior net Section 1231 losses of the taxpayer or predecessor taxpayer for the five most recent prior taxable years to the extent such losses have not previously been offset against Section 1231 gains. Losses are deemed recaptured in the chronological order in which they arose.

        If we are not a dealer with respect to our silica sand reserves and that property is not used in a trade or business, the property will be a "capital asset" within the meaning of Section 1221 of the Internal Revenue Code. Gain or loss recognized from the disposition of that property will be taxable as capital gain or loss, and the character of such capital gain or loss as long-term or short-term will be based upon our holding period of such property at the time of its sale. The requisite holding period for long-term capital gain is more than one year.

        Upon a disposition of silica sand reserves, a portion of the gain, if any, equal to the lesser of (1) the depletion deductions that reduced the tax basis of the disposed mineral property plus deductible development and mining exploration expenses or (2) the amount of gain recognized on the disposition, will be treated as ordinary income to us.

Deduction for U.S. Production Activities

        Subject to the limitations on the deductibility of losses discussed above and the limitation discussed below, unitholders will be entitled to a deduction, herein referred to as the Section 199 deduction, equal to a specified percentage of our qualified production activities income that is allocated to such unitholder. The percentage is currently 9% for qualified production activities income.

        Qualified production activities income is generally equal to gross receipts from domestic production activities reduced by cost of goods sold allocable to those receipts, other expenses directly associated with those receipts, and a share of other deductions, expenses and losses that are not directly allocable to those receipts or another class of income. The products produced must be manufactured, produced, grown or extracted in whole or in significant part by the taxpayer in the United States.

        For a partnership, the Section 199 deduction is determined at the partner level. To determine his Section 199 deduction, each unitholder will aggregate his share of the qualified production activities income allocated to him from us with the unitholder's qualified production activities income from other sources. Each unitholder must take into account his distributive share of the expenses allocated to him from our qualified production activities regardless of whether we otherwise have taxable income. However, our expenses that otherwise would be taken into account for purposes of computing the Section 199 deduction are only taken into account if and to the extent the unitholder's share of losses and deductions from all of our activities is not disallowed by the basis rules, the at-risk rules or the passive activity loss rules. Please read "—Tax Consequences of Unit Ownership—Limitations on Deductibility of Losses."

        The amount of a unitholder's Section 199 deduction for each year is limited to 50% of the IRS Form W-2 wages actually or deemed paid by the unitholder during the calendar year that are deducted in arriving at qualified production activities income. Each unitholder is treated as having been allocated IRS Form W-2 wages from us equal to the unitholder's allocable share of our wages that are deducted in arriving at qualified production activities income for that taxable year. It is not anticipated that we or our subsidiaries will pay material wages that will be allocated to our unitholders, and thus a unitholder's ability to claim the Section 199 deduction may be limited.

Disposition of Common Units

  Recognition of Gain or Loss

        Gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder's tax basis for the units sold. A unitholder's amount realized will be measured by the sum of the cash or the fair market value of other property received by him plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder's share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

        Prior distributions from us that in the aggregate were in excess of cumulative net taxable income for a common unit and, therefore, decreased a unitholder's tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder's tax basis in that common unit, even if the price received is less than his original cost.

        Except as noted below, gain or loss recognized by a unitholder, other than a "dealer" in units, on the sale or exchange of a unit will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held for more than twelve months will generally be taxed at the U.S. federal income tax rate applicable to long-term capital gains. However, a portion of this gain or loss, which will likely be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "inventory items" we own. The term "unrealized receivables" includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Capital losses may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gains in the case of corporations.

        The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner's tax basis in his entire interest in the partnership as the value of the interest sold bears to the value of the partner's entire interest in the partnership. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling discussed above, a common unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, he may designate specific common units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional units or a sale of common units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

        Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an "appreciated" partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

  •
  a short sale;

  •
  an offsetting notional principal contract; or

  •
  a futures or forward contract;

in each case, with respect to the partnership interest or substantially identical property.

        Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

  Allocations Between Transferors and Transferees

        In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month, which we refer to in this prospectus as the "Allocation Date." However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

        Although simplifying conventions are contemplated by the Internal Revenue Code and most publicly traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury Regulations as there is no direct or indirect controlling authority on this issue. The Department of the Treasury and the IRS have issued proposed Treasury Regulations that provide a safe harbor pursuant to which a publicly traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders, although such tax items must be prorated on a daily basis. Nonetheless, the proposed regulations do not specifically authorize the use of the proration method we have adopted. Existing publicly traded partnerships are entitled to rely on these proposed Treasury Regulations; however, they are not binding on the IRS and are subject to change until final Treasury Regulations are issued. Accordingly, Latham & Watkins LLP is unable to opine on the validity of this method of allocating income and deductions between transferor and transferee unitholders because the issue has not been finally resolved by the IRS or the courts. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder's interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between transferor and transferee unitholders, as well as unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations. A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

  Notification Requirements

        A unitholder who sells any of his units is generally required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of units who purchases units from another unitholder is also generally required to notify us in writing of that purchase within 30 days after the purchase. Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a purchase may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the U.S. and who effects the sale or exchange through a broker who will satisfy such requirements.

  Constructive Termination

        We will be considered to have been terminated for tax purposes if there are sales or exchanges which, in the aggregate, constitute 50% or more of the total interests in our capital and profits within a twelve-month period. For purposes of measuring whether the 50% threshold is reached, multiple sales of the same interest are counted only once. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than twelve months of our taxable income or loss being includable in his taxable income for the year of termination. A constructive termination occurring on a date other than December 31 will result in us filing two tax returns (and unitholders could receive two Schedules K-1 if the relief discussed below is not available) for one fiscal year and the cost of the preparation of these returns will be borne by all common unitholders. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination. The IRS has recently announced a publicly traded partnership technical termination relief procedure whereby if a publicly traded partnership that has technically terminated requests publicly traded partnership technical termination relief and the IRS grants such relief, among other things, the partnership will only have to provide one Schedule K-1 to unitholders for the year notwithstanding two partnership tax years.

  Uniformity of Units

        Because we cannot match transferors and transferees of units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the units. Please read "—Tax Consequences of Unit Ownership—Section 754 Election". We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property's unamortized Book-Tax Disparity, or treat that portion as non-amortizable, to the extent attributable to property the common basis of which is not amortizable, consistent with the regulations under Section 743 of the Internal Revenue Code, even though that position may be inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. Please read "—Tax Consequences of Unit Ownership—Section 754 Election". To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring units in the same month would receive depreciation and amortization deductions, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any units that would not have a material adverse effect on the unitholders. In either case, and as stated above under "—Tax Consequences of Unit Ownership—Section 754 Election," Latham & Watkins LLP has not rendered an opinion with respect to these methods. Moreover, the IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. Please read "—Disposition of Common Units—Recognition of Gain or Loss".

  Tax-Exempt Organizations and Other Investors

        Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations and other foreign persons raises issues unique to those investors and, as described below to a limited extent, may have substantially adverse tax consequences to them. If you are a tax-exempt entity or a non-U.S. person, you should consult your tax advisor before investing in our common units. Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to it.

        Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the U.S. because of the ownership of units. As a consequence, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, our quarterly distribution to foreign unitholders will be subject to withholding at the highest applicable effective tax rate. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

        In addition, because a foreign corporation that owns units will be treated as engaged in a U.S. trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our earnings and profits, as adjusted for changes in the foreign corporation's "U.S. net equity," that is effectively connected with the conduct of a U.S. trade or business. That tax may be reduced or eliminated by an income tax treaty between the U.S. and the country in which the foreign corporate unitholder is a "qualified resident." In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

        A foreign unitholder who sells or otherwise disposes of a common unit will be subject to U.S. federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the foreign unitholder. Under a ruling published by the IRS, interpreting the scope of "effectively connected income," a foreign unitholder would be considered to be engaged in a trade or business in the U.S. by virtue of the U.S. activities of the partnership, and part or all of that unitholder's gain would be effectively connected with that unitholder's indirect U.S. trade or business. Moreover, under the Foreign Investment in Real Property Tax Act, a foreign common unitholder generally will be subject to U.S. federal income tax upon the sale or disposition of a common unit if (i) he owned (directly or constructively applying certain attribution rules) more than 5% of our common units at any time during the five-year period ending on the date of such disposition and (ii) 50% or more of the fair market value of all of our assets consisted of U.S. real property interests at any time during the shorter of the period during which such unitholder held the common units or the five-year period ending on the date of disposition. Currently, more than 50% of our assets consist of U.S. real property interests and we do not expect that to change in the foreseeable future. Therefore, foreign unitholders may be subject to U.S. federal income tax on gain from the sale or disposition of their units.

        Recent changes in law may affect certain foreign unitholders. Please read "—Administrative Matters—Additional Withholding Requirements."

Administrative Matters

  Information Returns and Audit Procedures

        We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder's share of income, gain, loss and deduction. We cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor Latham & Watkins LLP can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

        The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year's tax liability, and possibly may result in an audit of his return. Any audit of a unitholder's return could result in adjustments not related to our returns as well as those related to our returns.

        Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the "Tax Matters Partner" for these purposes. Our partnership agreement names Emerge GP as our Tax Matters Partner.

        The Tax Matters Partner has made and will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate. The Tax Matters Partner may select the forum for judicial review, and if the Tax Matters Partner selects the Court of Federal Claims or a District Court, rather than the Tax Court, partners may be required to pay any deficiency asserted by the IRS before judicial review is available.

        A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

  Additional Withholding Requirements

        Withholding taxes may apply to certain types of payments made to "foreign financial institutions" (as specially defined in the Internal Revenue Code) and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on interest, dividends and other fixed or determinable annual or periodical gains, profits and income from sources within the United States ("FDAP Income"), or gross proceeds from the sale or other disposition of any property of a type which can produce interest or dividends from sources within the United States ("Gross Proceeds") paid to a foreign financial institution or to a "non-financial foreign entity" (as specifically defined in the Internal Revenue Code), unless (i) the foreign financial institution undertakes certain diligence and reporting, (ii) the non-financial foreign entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (i) above, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to non-compliant foreign financial institutions and certain other account holders.

        These rules will generally apply to payments of FDAP Income made on or after January 1, 2014 and to payments of relevant Gross Proceeds made on or after January 1, 2017. Thus, to the extent we have FDAP Income or Gross Proceeds after these dates that are not treated as effectively connected with a U.S. trade or business (please read "—Tax-Exempt Organizations and Other Investors"), unitholders who are foreign financial institutions or certain other non-US entities may be subject to withholding on distributions they receive from us, or their distributive share of our income, pursuant to the rules described above.

        Prospective investors should consult their own tax advisors regarding the potential application of these withholding provisions to their investment in our common units.

  Nominee Reporting

        Persons who hold an interest in us as a nominee for another person are required to furnish to us:

  •
  the name, address and taxpayer identification number of the beneficial owner and the nominee;

  •
  whether the beneficial owner is:

  (i)
  a person that is not a U.S. person;

  (ii)
  a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

  (iii)
  a tax-exempt entity;

  •
  the amount and description of units held, acquired or transferred for the beneficial owner; and

  •
  specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from dispositions.

        Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $100 per failure, up to a maximum of $1,500,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

  Accuracy-Related Penalties

        An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

        For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

  •
  for which there is, or was, "substantial authority"; or

  •
  as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

        If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an "understatement" of income for which no "substantial authority" exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit unitholders to avoid liability for this penalty. More stringent rules apply to "tax shelters," which we do not believe includes us, or any of our investments, plans or arrangements.

        A substantial valuation misstatement exists if (i) the value of any property, or the adjusted basis of any property, claimed on a tax return is 150% or more of the amount determined to be the correct amount of the valuation or adjusted basis, (ii) the price for any property or services (or for the use of property) claimed on any such return with respect to any transaction between persons described in Internal Revenue Code Section 482 is 200% or more (or 50% or less) of the amount determined under Section 482 to be the correct amount of such price, or (iii) the net Internal Revenue Code Section 482 transfer price adjustment for the taxable year exceeds the lesser of $5 million or 10% of the taxpayer's gross receipts. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 200% or more than the correct valuation or certain other thresholds are met, the penalty imposed increases to 40%. We do not anticipate making any valuation misstatements.

        In addition, the 20% accuracy-related penalty also applies to any portion of an underpayment of tax that is attributable to transactions lacking economic substance. To the extent that such transactions are not disclosed, the penalty imposed is increased to 40%. Additionally, there is no reasonable cause defense to the imposition of this penalty to such transactions.

  Reportable Transactions

        If we were to engage in a "reportable transaction," we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a "listed transaction" or that it produces certain kinds of losses for partnerships, individuals, S corporations, and trusts in excess of $2 million in any single year, or $4 million in any combination of six successive tax years. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly your tax return) would be audited by the IRS. Please read "—Information Returns and Audit Procedures".

        Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following additional consequences:

  •
  accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at "—Accuracy-Related Penalties";

  •
  for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability; and

  •
  in the case of a listed transaction, an extended statute of limitations.

        We do not expect to engage in any "reportable transactions."

Recent Legislative Developments

        The present federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative, legislative or judicial interpretation at any time. For example, from time to time, members of the U.S. Congress have considered substantive changes to the existing federal income tax laws that affect publicly traded partnerships. Any proposed legislation could potentially affect us and may, if enacted, be applied retroactively. We are unable to predict whether any such legislation will ultimately be enacted. Any such changes could negatively impact the value of an investment in our units.

State, Local, Foreign and Other Tax Considerations

        In addition to federal income taxes, you likely will be subject to other taxes, such as state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which you are a resident. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. We will initially own property or do business in Texas, Alabama and Wisconsin. All of these states also impose an income tax on corporations and other entities, and Alabama and Wisconsin also impose a personal income tax on individuals. We may also own property or do business in other jurisdictions in the future. Although you may not be required to file a return and pay taxes in some jurisdictions because your income from that jurisdiction falls below the filing and payment requirement, you will be required to file income tax returns and to pay income taxes in many of these jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and may not be available to offset income in subsequent taxable years. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder's income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read "—Tax Consequences of Unit Ownership—Entity Level Collections". Based on current law and our estimate of our future operations, our general partner anticipates that any amounts required to be withheld will not be material.

        It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent states, localities and foreign jurisdictions, of his investment in us. Accordingly, each prospective unitholder is urged to consult his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and foreign, as well as U.S. federal tax returns, that may be required of him. Latham & Watkins LLP has not rendered an opinion on the state, local or foreign tax consequences of an investment in us.

INVESTMENT IN EMERGE ENERGY SERVICES LP
BY EMPLOYEE BENEFIT PLANS

        An investment in us by an employee benefit plan is subject to additional considerations because the investments of these plans may be subject to the fiduciary responsibility and prohibited transaction provisions of ERISA and the restrictions imposed by Section 4975 of the Internal Revenue Code and provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Internal Revenue Code or ERISA (collectively, "Similar Laws"). For these purposes the term "employee benefit plan" includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or individual retirement accounts or annuities ("IRAs") established or maintained by an employer or employee organization, and entities whose underlying assets are considered to include "plan assets" of such plans, accounts and arrangements. Among other things, consideration should be given to:

  •
  whether the investment is prudent under Section 404(a)(1)(B) of ERISA and any other applicable Similar Laws;

  •
  whether in making the investment, the plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA and any other applicable Similar Laws;

  •
  whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment return. Please read "Material Federal Income Tax Consequences—Disposition of Common Units—Tax-Exempt Organizations and Other Investors" beginning on page 223; and

  •
  whether making such an investment will comply with the delegation of control and prohibited transaction provisions of ERISA, the Internal Revenue Code and any other applicable Similar Laws.

        The person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for the plan.

        Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit employee benefit plans and IRAs that are not considered part of an employee benefit plan, from engaging in specified transactions involving "plan assets" with parties that, with respect to the plan, are "parties in interest" under ERISA or "disqualified persons" under the Internal Revenue Code unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Internal Revenue Code. In addition, the fiduciary of the ERISA plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Internal Revenue Code.

        In addition to considering whether the purchase of common units is a prohibited transaction, a fiduciary should consider whether the plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that our general partner would also be a fiduciary of such plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code, ERISA and any other applicable Similar Laws.

        The Department of Labor regulations provide guidance with respect to whether, in certain circumstances, the assets of an entity in which employee benefit plans acquire equity interests would be deemed "plan assets." Under these regulations, an entity's assets would not be considered to be "plan assets" if, among other things:

  (i)
  the equity interests acquired by the employee benefit plan are publicly offered securities i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, are freely transferable and are registered under certain provisions of the federal securities laws;

  (ii)
  the entity is an "operating company,"-i.e., it is primarily engaged in the production or sale of a product or service, other than the investment of capital, either directly or through a majority-owned subsidiary or subsidiaries; or

  (iii)
  there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest is held by the employee benefit plans referred to above that are subject to ERISA and IRAs and other similar vehicles that are subject to Section 4975 of the Internal Revenue Code.

        Our assets should not be considered "plan assets" under these regulations because it is expected that the investment will satisfy the requirements in (i) and (ii) above.

        In light of the serious penalties imposed on persons who engage in prohibited transactions or other violations, plan fiduciaries contemplating a purchase of common units should consult with their own counsel regarding the consequences under ERISA, the Internal Revenue Code and other Similar Laws.

UNDERWRITING

        Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC and Wells Fargo Securities, LLC are acting as joint book-running managers of this offering and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of common units set forth opposite the underwriter's name.

Underwriter	Number of Common Units
Citigroup Global Markets Inc.
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
J.P. Morgan Securities LLC
Wells Fargo Securities, LLC
Stifel, Nicolaus & Company, Incorporated
Robert W. Baird & Co. Incorporated
PNC Capital Markets LLC
Wunderlich Securities, Inc.

Total	7,500,000

        The underwriting agreement provides that the obligations of the underwriters to purchase the common units included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the common units (other than those covered by the underwriters' over-allotment option described below) if they purchase any of the common units.

        Common units sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any common units sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $            per common unit. If all the common units are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The representatives have advised us that the underwriters do not intend to make sales to discretionary accounts.

        If the underwriters sell more common units than the total number set forth in the table above, we have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 1,125,000 additional common units at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional common units approximately proportionate to that underwriter's initial purchase commitment. Any common units issued or sold under the option will be issued and sold on the same terms and conditions as the other common units that are the subject of this offering. If the underwriters exercise their option to purchase additional common units in full, the additional net proceeds will be approximately $21.0 million. All of the net proceeds from any exercise of such option will be used to make an additional cash distribution to Insight Equity and other private investors. Any remaining common units not purchased by the underwriters pursuant to any exercise of the option will be issued to Insight Equity and the other private investors at the expiration of the option period, and we will not receive additional consideration from them for the issuance to them of these units.

        We, the officers and directors of our general partner, and our other unitholders, including our general partner, Emerge Energy Services Holdings LLC and its affiliates, have agreed that, subject to certain exceptions, for a period of 180 days from the date of this prospectus, we and they will not, without the prior written consent of Citigroup Global Markets Inc., dispose of or hedge any common units or any securities convertible into or exchangeable for our common units. Citigroup Global

Markets Inc. in its sole discretion may release any of the securities subject to these lock-up agreements at any time, which, in the case of officers and directors, shall be with notice. Notwithstanding the foregoing, if (i) during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to our partnership occurs; or (ii) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day restricted period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

        At our request, the underwriters have reserved up to 5.0% of the common units being offered by this prospectus for sale at the initial public offering price to the directors, officers and employees of our general partner and certain other persons associated with us through a directed unit program. The number of common units available for sale to the general public will be reduced by the number of directed units purchased by participants in the program. Except for certain of the officers and directors of our general partner who have entered into lock-up agreements as contemplated in the immediately preceding paragraph, each person buying an aggregate amount of common units equal to $100,000 or more through the directed unit program has agreed that, for a period of 25 days from the date of this prospectus, he or she will not, without the prior written consent of Citigroup Global Markets Inc., dispose of or hedge any common units or any securities convertible into or exchangeable for our common units with respect to common units purchased in the program. For certain officers and directors purchasing common units through the directed unit program, the lock-up agreements contemplated in the immediately preceding paragraph shall govern with respect to their purchases. Citigroup Global Markets Inc. in its sole discretion may release any of the securities subject to these lock-up agreements at any time without notice. Any directed units not purchased will be offered by the underwriters to the general public on the same basis as all other common units offered. We have agreed to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act, in connection with the sales of the directed units.

        Prior to this offering, there has been no public market for our common units. Consequently, the initial public offering price for the common units will be determined by negotiations among us and the representatives. Among the factors that will be considered in determining the initial public offering price are our results of operations, our current financial condition, our future prospects, our markets, the economic conditions in and future prospects for the industry in which we compete, our management, and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to our partnership. We cannot assure you, however, that the price at which the common units will sell in the public market after this offering will not be lower than the initial public offering price or that an active trading market in our common units will develop and continue after this offering.

        We have applied to list our common units on the NYSE under the symbol "EMES."

        The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option.

	No Exercise	Full Exercise
Per common unit	$	$
Total	$	$

        We will pay Citigroup Global Markets Inc. an aggregate structuring fee equal to 0.75% of the gross proceeds of this offering for the evaluation, analysis and structuring of our partnership.

        We estimate that the expenses of this offering, not including the underwriting discount and structuring fee, will be approximately $9.0 million, all of which will be paid by us.

        In connection with this offering, the underwriters may purchase and sell common units in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the underwriters' over-allotment option, and stabilizing purchases.

  •
  Short sales involve secondary market sales by the underwriters of a greater number of common units than they are required to purchase in this offering.

  •
  "Covered" short sales are sales of common units in an amount up to the number of common units represented by the underwriters' over-allotment option.

  •
  "Naked" short sales are sales of common units in an amount in excess of the number of common units represented by the underwriters' over-allotment option.

  •
  Covering transactions involve purchases of common units either pursuant to the underwriters' over-allotment option or in the open market after the distribution has been completed in order to cover short positions.

  •
  To close a naked short position, the underwriters must purchase common units in the open market after the distribution has been completed. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common units in the open market after pricing that could adversely affect investors who purchase in this offering.

  •
  To close a covered short position, the underwriters must purchase common units in the open market after the distribution has been completed or must exercise the underwriters' over-allotment option. In determining the source of common units to close the covered short position, the underwriters will consider, among other things, the price of common units available for purchase in the open market as compared to the price at which they may purchase common units through the underwriters' over-allotment option.

  •
  Stabilizing transactions involve bids to purchase common units so long as the stabilizing bids do not exceed a specified maximum.

        Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the common units. They may also cause the price of the common units to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the NYSE, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

        The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have in the past performed commercial banking, investment banking and advisory services for us, Insight Equity and our respective affiliates from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us, Insight Equity and our respective affiliates in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. An affiliate of Citigroup Global Markets Inc. is a lender under AEC Holdings' credit facility and will receive a portion of the net proceeds from this offering. In addition, an affiliate of Citigroup Global Markets Inc. owns an approximate 4.4% interest in AEC Holdings. An affiliate of Wells Fargo Securities, LLC is a lender under SSH's credit facility and will receive a portion of the net proceeds from this offering. An affiliate of Stifel, Nicolaus & Company, Incorporated is also a lender under SSH's credit facility and will receive a portion of the net proceeds from this offering.

        Because the Financial Industry Regulatory Authority, Inc., or FINRA, views the common units offered hereby as interests in a direct participation program, this offering is being made in compliance with Rule 2310 of the FINRA Rules. Investor suitability with respect to the common units should be judged similarly to the suitability with respect to other securities that are listed for trading on a national securities exchange.

        We, our general partner and our operating company have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Notice to Prospective Investors in the European Economic Area

        In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), other than Germany, with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of common units described in this prospectus may not be made to the public in that relevant member state other than:

  •
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  •
  to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant dealer or dealers nominated by us for any such offer; or

  •
  in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of common units shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

        For purposes of this provision, the expression an "offer of securities to the public" in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the common units to be offered so as to enable an investor to decide to purchase or subscribe for the common units, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state) and includes any relevant implementing measure in the relevant member state. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

        We have not authorized and do not authorize the making of any offer of common units through any financial intermediary on our behalf, other than offers made by the underwriters with a view to the final placement of the common units as contemplated in this prospectus. Accordingly, no purchaser of the common units, other than the underwriters, is authorized to make any further offer of the common units on behalf of us or the underwriters.

Notice to Prospective Investors in the United Kingdom

        Our partnership may constitute a "collective investment scheme" as defined by section 235 of the Financial Services and Markets Act 2000 ("FSMA") that is not a "recognised collective investment scheme" for the purposes of FSMA ("CIS") and that has not been authorized or otherwise approved.

As an unregulated scheme, it cannot be marketed in the United Kingdom to the general public, except in accordance with FSMA. This prospectus is only being distributed in the United Kingdom to, and is only directed at:

            (i)  if our partnership is a CIS and is marketed by a person who is an authorized person under FSMA, (a) investment professionals falling within Article 14(5) of the Financial Services and Markets Act 2000 (Promotion of Collective Investment Schemes) Order 2001, as amended (the "CIS Promotion Order") or (b) high net worth companies and other persons falling within Article 22(2)(a) to (d) of the CIS Promotion Order; or

           (ii)  otherwise, if marketed by a person who is not an authorized person under FSMA, (a) persons who fall within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Financial Promotion Order") or (b) Article 49(2)(a) to (d) of the Financial Promotion Order; and

          (iii)  in both cases (i) and (ii) to any other person to whom it may otherwise lawfully be made (all such persons together being referred to as "relevant persons"). The common units are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such common units will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.

        Each joint book-running manager has represented, warranted and agreed that:

          (a)   it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA received by it in connection with the issue or sale of any common units which are the subject of the offering contemplated by this prospectus in circumstances in which Section 21(1) of FSMA does not apply to the us; and

          (b)   it has complied and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the common units in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Germany

        This prospectus has not been prepared in accordance with the requirements for a securities or sales prospectus under the German Securities Prospectus Act (Wertpapierprospektgesetz), the German Sales Prospectus Act (Verkaufsprospektgesetz) or the German Investment Act (Investmentgesetz). Neither the German Federal Financial Services Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht—BaFin) nor any other German authority has been notified of the intention to distribute the common units in Germany. Consequently, the common units may not be distributed in Germany by way of public offering, public advertisement or in any similar manner and this prospectus and any other document relating to this offering, as well as information or statements contained therein, may not be supplied to the public in Germany or used in connection with any offer for subscription of the common units to the public in Germany or any other means of public marketing. The common units are being offered and sold in Germany only to qualified investors which are referred to in Section 3, paragraph 2 no. 1 in connection with Section 2 no. 6 of the German Securities Prospectus Act, Section 8f paragraph 2 no. 4 of the German Sales Prospectus Act and in Section 2 paragraph 11 sentence 2 no.1 of the German Investment Act. This prospectus is strictly for use of the person who has received it. It may not be forwarded to other persons or published in Germany.

        This offering does not constitute an offer to sell or the solicitation of an offer to buy the common units in any circumstances in which such offer or solicitation is unlawful.

 Notice to Prospective Investors in the Netherlands

        The common units may not be offered or sold, directly or indirectly, in the Netherlands, other than to qualified investors (gekwalificeerde beleggers) within the meaning of Article 1:1 of the Dutch Financial Supervision Act (Wet op het financieel toezicht).

Notice to Prospective Investors in Switzerland

        This prospectus is being communicated in Switzerland to a small number of selected investors only. Each copy of this prospectus is addressed to a specifically named recipient and may not be copied, reproduced, distributed or passed on to third parties. The common units are not being offered to the public in Switzerland, and neither this prospectus, nor any other offering materials relating to the common units may be distributed in connection with any such public offering.

        Our partnership has not been registered with the Swiss Financial Market Supervisory Authority FINMA as a foreign collective investment scheme pursuant to Article 120 of the Collective Investment Schemes Act of June 23, 2006 ("CISA"). Accordingly, the common units may not be offered to the public in or from Switzerland, and neither this prospectus, nor any other offering materials relating to the common units may be made available through a public offering in or from Switzerland. The common units may only be offered and this prospectus may only be distributed in or from Switzerland by way of private placement exclusively to qualified investors (as this term is defined in the CISA and its implementing ordinance).

VALIDITY OF THE COMMON UNITS

        The validity of the common units will be passed upon for us by Latham & Watkins LLP, Houston, Texas. Certain legal matters in connection with the common units offered hereby will be passed upon for the underwriters by Vinson & Elkins L.L.P., Houston, Texas.

EXPERTS

        The consolidated financial statements of Emerge Energy Services LP as of and for the period ended December 31, 2012 and the consolidated financial statements of SSS, AEC and Direct Fuels as of and for the years ended December 31, 2010, 2011 and 2012 have been included herein and in the registration statement in reliance upon the reports of BDO USA, LLP, independent registered public accounting firm, appearing elsewhere herein and in the registration statement, upon the authority of said firm as experts in accounting and auditing.

        The information included in this prospectus relating to the estimates of our proven recoverable reserves associated with our mining operations in New Auburn, Wisconsin is derived from reserve reports prepared by Short Elliot Hendrickson Inc., an independent mining and geological consulting firm. This information is included in this prospectus upon the authority of said firm as an expert.

        The information included in this prospectus relating to the estimates of our proven recoverable reserves associated with our mining operations in Barron, Wisconsin is derived from reserve reports prepared by Cooper Engineering Company, Inc., an independent mining and geological consulting firm. This information is included in this prospectus upon the authority of said firm as an expert.

        The information included in this prospectus relating to the estimates of our proven recoverable reserves associated with our mining operations in Kosse, Texas is derived from reserve reports prepared by Westward Environmental, Inc., an independent mining and geological consulting firm. This information is included in this prospectus upon the authority of said firm as an expert.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-1 regarding the common units. This prospectus does not contain all of the information found in the registration statement. For further information regarding us and the common units offered by this prospectus, you may desire to review the full registration statement, including its exhibits and schedules, filed under the Securities Act. The registration statement of which this prospectus forms a part, including its exhibits and schedules, may be inspected and copied at the public reference room maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of the materials may also be obtained from the SEC at prescribed rates by writing to the public reference room maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site on the Internet at http://www.sec.gov. Our registration statement, of which this prospectus constitutes a part, can be downloaded from the SEC's web site.

        We intend to furnish our unitholders annual reports containing our audited financial statements and furnish or make available quarterly reports containing our unaudited interim financial information for the first three fiscal quarters of each of our fiscal years.

FORWARD LOOKING STATEMENTS

        Some of the information in this prospectus may contain forward-looking statements. These statements can be identified by the use of forward-looking terminology including "may," "believe," "expect," "intend," "anticipate," "estimate," "continue," or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition, or state other "forward-looking" information. These forward-looking statements can be affected by assumptions used or by known risks or uncertainties. Consequently, no forward-looking statements can be guaranteed. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. The risk factors and other factors noted throughout this prospectus could cause our actual results to differ materially from those contained in any forward-looking statement. You are cautioned not to place undue reliance on any forward-looking statements. You should also understand that it is not possible to predict or identify all such factors and should not consider the following list to be a complete statement of all potential risks and uncertainties. Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include:

  •
  changes in general economic conditions;

  •
  competitive conditions in our industry;

  •
  changes in the long-term supply of and demand for oil and natural gas;

  •
  actions taken by our customers, competitors and third-party operators;

  •
  changes in the availability and cost of capital;

  •
  our ability to complete growth projects on time and on budget;

  •
  operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control;

  •
  the effects of existing and future laws and governmental regulations (or the interpretation thereof);

  •
  failure to secure or maintain contracts with our largest customers, or non-performance of any of those customers under the applicable contract;

  •
  the effects of future litigation; and

  •
  other factors discussed in this prospectus.

        All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements.

EMERGE ENERGY SERVICES LP

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Introduction

        Set forth below are the unaudited pro forma condensed combined balance sheets of Emerge Energy Services LP (the "Partnership") as of December 31, 2012 and the unaudited pro forma condensed combined statements of operations of the Partnership for the year ended December 31, 2012. References to "we," "us" and "our" mean the Partnership and its combined subsidiaries, unless the context otherwise requires. The unaudited pro forma condensed combined financial statements for the Partnership have been derived from the unaudited pro forma condensed consolidated financial statements of Superior Silica Holdings LLC ("SSS") and AEC Holdings LLC ("AEC Holdings"),which together comprise our predecessor for accounting purposes (the "Predecessor"), and the historical consolidated and condensed consolidated financial statements of Direct Fuels Partners, L.P. ("DF"), set forth elsewhere in this prospectus and are qualified in their entirety by reference to such historical consolidated financial statements and related notes contained therein. The unaudited pro forma condensed combined financial statements have been prepared on the basis that the Partnership will be treated as a partnership for U.S. federal income tax purposes. The unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes and with the historical consolidated and condensed consolidated financial statements and related notes set forth elsewhere in this prospectus.

        The Partnership will own and operate the businesses of the Predecessor and DF effective with the closing of the Partnership's initial public offering. The contribution of the Predecessor's business to us will be recognized at its historical basis as it is considered to be a reorganization of entities under common control. The Partnership's acquisition of Insight Equity Acquisition Partners, L.P. ("Direct Fuels") will be recognized at the fair value of the assets and liabilities contributed and will apply business combination accounting to the Partnership. For the purposes of the pro forma condensed combined balance sheet, December 31, 2012 has been used as the acquisition date of Direct Fuels. For the purposes of these pro forma condensed combined statements of operations, January 1, 2012 has been used as the acquisition date of Direct Fuels. The pro forma combined financial statements give pro forma effect to the matters set forth in the notes to these unaudited pro forma condensed combined financial statements.

        The unaudited pro forma balance sheets and the unaudited pro forma statements of operations were derived by adjusting the historical unaudited pro forma condensed combined financial statements of the Predecessor. The adjustments are based upon currently available information and certain estimates and assumptions; therefore, actual adjustments will differ from the pro forma adjustments. However, management believes that the assumptions provide a reasonable basis for presenting the significant effects of the contemplated transaction and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the pro forma combined financial information.

        The unaudited pro forma condensed combined financial statements may not be indicative of the results that actually would have occurred if the Partnership had assumed the operations of the Predecessor and Direct Fuels on the dates indicated or that would be obtained in the future.

EMERGE ENERGY SERVICES LP

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of December 31, 2012

(in thousands)

	Predecessor Historical	Direct Fuels Historical	Transaction Adjustments		Partnership Pro Forma
ASSETS
Current assets
Cash and cash equivalents	$1,465	$2,544	$136,875	(a)	$14,000
			(56,709	)(b)
			102,800	(c)
			(153,675	)(c)
			(9,000	)(d)
			(10,300	)(e)
Trade accounts receivable, net	26,781	10,773	(10,000	)(f)	27,554
Other receivables	—	4,628	—		4,628
Inventories	22,848	6,425	64	(m)	29,337
Current portion of direct financing lease receivable	1,579	—	—		1,579
Prepaid expenses and other current assets	2,602	946	—		3,548

Total Current Assets	55,275	25,316	55		80,646
Property, plant and equipment, net	120,851	8,743	9,884	(g)	139,478
Mineral resources, net	10,563	—	—		10,563
Intangible assets, net	1,426	—	4,815	(h)	6,241
Goodwill	—	—	72,275	(i)	72,275
Deferred debt financing, public offering costs, and other assets, net	7,672	1,367	(3,946	)(c)	4,687
			(4,506	)(o)
			4,100	(c)

Total Assets	$195,787	$35,426	$82,677		$313,890

LIABILITIES AND PARTNERS' EQUITY
Current liabilities
Accounts payable	27,541	10,829	—		38,370
Accrued liabilities	7,278	1,635	(3,022	)(o)	5,891
Deferred revenue	801	—	—		801
Derivative financial instruments	—	33	—		33
Current portion of long-term debt	9,321	17,067	(26,388	)(c)	—
Current portion of capital lease liability	1,548	—	—		1,548
Current portion of advances from customers	4,043	—	—		4,043

Total Current Liabilities	50,532	29,564	(29,410)		50,686
Long-term debt, net of current portion	129,640	—	(26,840	)(c)	102,800
Capital lease liability, net of current portion	5,428	—	—		5,428
Asset retirement obligations	690	—	—		690

Total Liabilities	186,290	29,564	(56,250)		159,604
PARTNERS' EQUITY
Previous partners' equity	—	5,862	(5,862	)(i)	—
Predecessor equity	9,497	—	(3,946	)(c)
			(68,193	)(p)
			2,353	(q)
			(10,300	)(e)
General Partner, affiliates and private investor common unit holders	—	—	92,900	(i)	22,311
Public common unitholders	—	—	131,975	(j)	131,975

Total Partners' Equity	9,497	5,862	138,927		154,286

Total Liabilities and Partners' Equity	$195,787	$35,426	$82,677		$313,890

See accompanying notes to unaudited pro forma condensed combined financial statements.

EMERGE ENERGY SERVICES LP

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2012

(in thousands, except per unit amounts)

	Predecessor Historical	Direct Fuels Historical	Transaction Adjustments		Partnership Pro Forma
REVENUES
Revenues	$619,087	$332,172	$—		$951,259
Other revenues	5,009	595	—		5,604

	624,096	332,767	—		956,863

OPERATING EXPENSES
Cost of product	556,718	312,704	—		869,422
Operations and maintenance	18,686	2,465	—		21,151
Depreciation, depletion and amortization	9,119	1,032	3,150	(k)(l)	13,301
Selling, general and administrative expenses	10,150	3,812	—		13,962
Provision for bad debts	57	—	—		57
Loss on disposal of equipment	(28)	—	—		(28)

	594,702	320,013	3,150		917,865

Income from operations	29,394	12,754	(3,150)		38,998

OTHER EXPENSE (INCOME)
Interest expense	11,432	1,165	(5,328)	(n)	7,269
Litigation settlement expense	750	—	—		750
Changes in fair value of interest rate swap	—	(46)	—		(46)
Other	(145)	—	—		(145)

	12,037	1,119	(5,328)		7,828

Income before taxes	17,357	11,635	(2,178)		31,170
Provision for state margin taxes	81	82	—		163

Net income	$17,276	$11,553	$2,178		$31,007

Common unitholder's interest in net income			2,178		31,007
Net income per common unit (basic and diluted)			0.09		1.34
Weighted average number of common units outstanding			23,220		23,220

See accompanying notes to unaudited pro forma condensed combined financial statements.

EMERGE ENERGY SERVICES LP

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(in thousands, except per unit amounts)

Note 1. Basis of Presentation

        The unaudited pro forma condensed combined financial statements have been derived from the historical consolidated financial statements of SSH and AEC Holdings, which together comprise our predecessor for accounting purposes (the "Predecessor") and the acquisition of Direct Fuels, included elsewhere in this prospectus.

        The pro forma adjustments give effect to the following transactions:

  •
  The conveyance by Superior Silica Resources, LLC, which currently owns our general partner, of its member interest in our general partner to SSH as a capital contribution, and the conveyance in turn by SSH of its member interest in our general partner to Emerge Holdings as a capital contribution;

  •
  The purchase by Insight Equity and Ted W. Beneski of the member interests in Emerge Holdings from SSH;

  •
  The conversion of Direct Fuels from a Delaware limited partnership into a Delaware limited liability company named Direct Fuels LLC;

  •
  The conveyance of SSH's interest in Superior Silica Sands LLC ("SSS") to the Partnership in exchange for (i) 11,276,700 common units, representing a 48.6% limited partner interest in us, and (ii) the right to receive $29.9 million in cash, in part, as reimbursement for certain capital expenditures;

  •
  The conveyance of AEC Holdings' interest in Allied Energy Company LLC ("AEC") to us in exchange for (i) 1,299,044 common units, representing a 5.6% limited partner interest in us, and (ii) our assumption of $32.0 million of AEC Holdings' indebtedness;

  •
  The conveyance of DF's interest in Direct Fuels to us in exchange for (i) 3,143,936 common units, representing a 13.5% limited partner interest in us, and (ii) the right to receive $24.3 million in cash, in part, as reimbursement for certain capital expenditures;

  •
  The re-charactherization of our general partner's interest in us as a non-economic interest;

  •
  The issuance of common units to the public, representing a 32.3% limited partner interest in us;

  •
  The conveyance of our interests in SSS, AEC and Direct Fuels to Emerge Energy Services Operating, LLC, our operating subsidiary;

  •
  Our operating subsidiary's entry into a new $150.0 million credit facility, from which it will initially borrow $102.8 million; and

  •
  The use of net proceeds from this offering and the borrowings under our anticipated new credit facility as set forth under "Use of Proceeds."

The pro forma adjustments have been prepared as if the combination of SSS and AEC Holdings, the acquisition of DF and the completion of this offering had taken place on December 31, 2012 for the unaudited pro forma condensed combined balance sheet and January 1, 2012 for the unaudited pro forma condensed combined statements of operations, for the year ended December 31, 2012. All of the assets and liabilities acquired by us will be recognized at their fair value based on management's estimates with the assistance from third party valuations. The unaudited pro forma combined

EMERGE ENERGY SERVICES LP

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

(in thousands, except per unit amounts)

Note 1. Basis of Presentation (Continued)

statements of operations have been prepared on the basis that the Partnership will be treated as a partnership for U.S. federal income tax purposes.

        The unaudited pro forma condensed combined financial information does not include the estimated $3.5 million of incremental general and administrative expenses we expect to incur annually as a result of becoming a publicly traded partnership, including expenses associated with annual and quarterly reporting, tax return and Schedule K-1 preparation and distribution expenses, Sarbanes-Oxley compliance expenses, expenses associated with listing on the NYSE, independent auditor fees, legal fees, investor relations expenses, registrar and transfer agent fees, outside director fees and director and officer liability insurance expenses.

Note 2. Pro Forma Adjustments

  a)
  Reflects the estimated proceeds to the Partnership from the issuance and sale of common units in this offering net of underwriting discounts, equity structuring fees and debt structuring fees.

  b)
  Reflects the estimated distribution of cash to SSH and DF, respectively, in part to reimburse them for certain capital expenditures they incurred with respect to assets they contributed to us.

  c)
  Reflects the repayment of long-term debt, the entry into a new credit facility, the elimination of deferred financing costs relating to retired debts and recognition of deferred financing costs relating to the new credit facility.

  d)
  Reflects payment of certain offering expenses amounting to $7.9 million and certain debt transaction costs amounting to $1.1 million.

  e)
  In connection with the offering, a management bonus of $10.3 million is expected to be paid. No effect was made on the pro forma statement of operations to reflect the one time payment, which will occur at the completion of the public offering.

  f)
  Reflects distribution of Direct Fuels accounts receivable to DF Parent immediately prior to this offering.

  g)
  Reflects the step-up in basis to estimated fair value of Direct Fuels' property, plant and equipment based on inputs from third-party appraisals due to the acquisition of Direct Fuels by the Predecessor.

    The preliminary allocation of the components of property, plant and equipment at fair value as of December 31, 2012 follows (in thousands):

Fair Value December 31, 2012
Land and improvements	$1,987
Buildings	788
Equipment	15,852

Total purchase price allocation	$18,627

    The estimated remaining useful lives range from 5 to 35 years.

  h)
  Reflects the estimated fair value of the intangible assets of Direct Fuels being acquired by the Predecessor based on inputs from third-party appraisals.

EMERGE ENERGY SERVICES LP

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

(in thousands, except per unit amounts)

Note 2. Pro Forma Adjustments (Continued)

    The preliminary allocation of the components of intangible assets at fair value as of December 31, 2012 follows (in thousands):

Fair Value December 31, 2012
Supply contracts	$3,183
Non-compete agreement	1,340
Other	292

Total purchase price allocation	$4,815

    The estimated remaining useful life of the non-compete agreement is four years while the other intangible asset remaining useful lives range from 1/2 to 4 years, both amortized on a straight-line basis.

  i)
  Goodwill represents the excess of the purchase price over the fair value of the net identifiable assets acquired and liabilities assumed and will periodically be reviewed for impairment. Certain intangible assets have been identified, including supply contracts and a non-compete agreement, which will be amortized to expense over their respective remaining estimated useful life ranging from one to four years. Upon consummation of the proposed transaction, a final purchase price allocation will be performed based upon the business valuation at that point in time. The primary factor giving rise to goodwill is the premium we are willing to pay to expand our operations into the geographical territories currently served by Direct Fuels. The ability to expand our operations encompasses gaining access to new customers, combined with improved margins attainable through increased market presence. Additionally, the goodwill is attributable to the value of Direct Fuels' assembled work force including a management team, as well as synergies expected to arise through the streamlining of operations.

    Reflects the portion of the purchase price allocated to goodwill from the acquisition of Direct Fuels by the Predecessor based on the anticipated valuation at the time of acquisition.

    The Partnership estimated the value of Direct Fuels using the equity yield methodology. The equity yield methodology reduces the projected twelve months ending March 31, 2014 earnings before interest, taxes, depreciation and amortization expense ("EBITDA") amount by incremental corporate costs, maintenance capital expenditures and cash interest payments to reach distributed cash flow. The distributed cash flow is then divided by the expected IPO equity yield. The sum of the retained units value and the IPO units value results in an estimated value of $92.9 million.

    The actual purchase price may be higher or lower depending upon the actual results of the acquisition. Our acquisition of Direct Fuels will be accounted for using the acquisition method of accounting pursuant to which we will allocate the total cost of acquiring Direct Fuels to the individual assets and liabilities assumed based on their estimated fair values. The purchase price includes the assumption of $17.1 million of current and long-term debt and an equity purchase value of $92.9 million.

EMERGE ENERGY SERVICES LP

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

(in thousands, except per unit amounts)

Note 2. Pro Forma Adjustments (Continued)

    The purchase price allocation is preliminary pending completion of the acquisition. The allocation presented below reflects management's estimated fair values of the individual assets and liabilities as of December 31, 2012 (in thousands):

Fair Value December 31, 2012
Purchase price allocation:
Total purchase price	$109,967
Current assets and liabilities, net	14,250
Property, plant and equipment	18,627
Intangible assets	4,815
Goodwill	72,275

Total purchase price allocation	$109,967

  j)
  Reflects the new equity of the Partnership net of underwriting discounts, underwriting and structuring fees and equity offering expenses.

  k)
  Reflects the impact of the change in depreciation expense based on the step-up basis of the property plant and equipment of Direct Fuels by the Predecessor.

  l)
  Reflects the estimated amortization of the newly acquired intangible assets from the acquisition of Direct Fuels by the Predecessor.

  m)
  Reflects adjustments to inventory to present at fair value.

  n)
  Reflects the estimated interest expense and amortization of the deferred financing cost of the new credit facility.

  o)
  Reflects the reclassification of deferred public offering costs to equity and the payment of accrued expenses incurred in connection with this public offering.

  p)
  Reflects distribution of equity proceeds to Predecessor and Direct Fuels equity owners and reimbursement of public offering costs that had been previously paid.

  q)
  The estimated loss on the anticipated early extinguishment of debt of predecessors for the write-off of deferred financing costs and the write-off of the deferred gain on the previous trouble debt restructuring transaction. No effect was made on the pro-forma statement of operations to reflect the non-recurring charge.

Note 3. Pro Forma Net Income (Loss) Per Limited Partner Unit

        Pro forma net income (loss) per unit is determined by dividing the pro forma net income that would have been allocated, in accordance with the provisions of the Partnership's partnership agreement, to the common unitholders, by the number of common units expected to be outstanding at the closing of this offering. For purposes of this calculation, it is assumed that only the cash available for distribution is distributed and the number of common units outstanding was 23,219,680. All units were assumed to have been outstanding since January 1, 2012. Basic and diluted pro forma net income (loss) per unit are equivalent as there are no dilutive units at the date of closing of the initial public offering of the common units.

EMERGE ENERGY SERVICES LP

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Partners
Emerge Energy Services LP
Southlake, Texas

        We have audited the accompanying consolidated balance sheet of Emerge Energy Services LP (a Delaware limited partnership) (the "Partnership") as of December 31, 2012 and the related consolidated statements of operations, partners' equity (deficit) and cash flows from inception (April 27, 2012) through the period ended December 31, 2012. These financial statements are the responsibility of Partnership management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Emerge Energy Services LP at December 31, 2012, and the results of its operations and its cash flows from inception (April 27, 2012) through the period ended December 31, 2012, in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO USA, LLP

Dallas, Texas
March 22, 2013

EMERGE ENERGY SERVICES LP

CONSOLIDATED BALANCE SHEET

As of December 31, 2012

Assets
Cash	$2,000

Total assets	2,000

Liabilities and Partners' Equity (Deficit)
Related party payable	$81,673

Total liabilities	81,673

Partners' Equity (Deficit)
General partner	(1,593)
Limited partner	(78,080)

Total partners' equity (deficit)	(79,673)

Total liabilities and partners' equity (deficit)	$2,000

See accompanying notes to consolidated financial statements.

EMERGE ENERGY SERVICES LP

CONSOLIDATED STATEMENT OF OPERATIONS

From inception (April 27, 2012) through the period ended December 31, 2012

Revenue	$—

Total revenue	—

Operating expenses
Compensation expense	81,673

Total expense	81,673

Operating loss	(81,673)

Net loss	$(81,673)

See accompanying notes to consolidated financial statements.

EMERGE ENERGY SERVICES LP

CONSOLIDATED STATEMENT OF PARTNERS' EQUITY (DEFICIT)

From inception (April 27, 2012) through the period ended December 31, 2012

	Partnership Interest	Accumulated Deficit	Total
General partner	$40	$(1,633)	$(1,593)
Limited partner	1,960	(80,040)	(78,080)

Balance at December 31, 2012	$2,000	$(81,673)	$(79,673)

See accompanying notes to consolidated financial statements.

EMERGE ENERGY SERVICES LP

CONSOLIDATED STATEMENT OF CASH FLOWS

From inception (April 27, 2012) through the period ended December 31, 2012

Cash Flows from Operating Activities
Net loss	$(81,673)
Changes in operating assets and liabilities:
Related party payable	81,673

Net cash provided by operating activities	—

Cash Flows from Financing Activity
Equity contribution	2,000

Net cash provided by financing activities	2,000

Increase (decrease) in cash	—
Cash, beginning of period	—

Cash, end of period	$2,000

See accompanying notes to consolidated financial statements.

EMERGE ENERGY SERVICES LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Nature of Operations

        Emergent Energy Services LP is a Delaware limited partnership and was organized on April 27, 2012. Emergent Energy Services Operating LLC is a Delaware limited liability company formed on April 27, 2012 to become the operating subsidiary of the Emergent Energy Services LP. Emergent Energy Services GP LLC is a Delaware limited liability company formed on April 27, 2012 to become the general partner of Emergent Energy Services LP. On July 20, 2012, Emergent Energy Services LP changed its name to Emerge Energy Services LP; Emergent Energy Services Operating LLC changed its name to Emerge Energy Services Operating LLC ("OLLC"); and Emergent Energy Services GP LLC (the "General Partner") changed its name to Emerge Energy Services GP LLC. Emerge Energy Services LP and OLLC are collectively hereinafter referred to as the "Partnership."

        On April 27, 2012, Superior Silica Resources LLC ("SSR"), a Texas limited liability company, pledged to contribute $1,960 to the Partnership in exchange for a 98% limited partner interest, and the General Partner pledged to contribute $40 to the Partnership in exchange for a 2% general partner interest. Prior to October 31, 2012, the pledged amounts were received by the Partnership in cash.

        The Partnership intends to issue and sell common units to the public through an initial public offering. In connection with this initial public offering, the Partnership will contribute its equity interests in certain subsidiaries to OLLC.

2. Basis of Presentation

        The consolidated financial statements include the accounts of Emerge Energy Services LP and its wholly owned subsidiary OLLC and have been prepared in accordance with accounting principles generally accepted in the United States of America. All intercompany balances and transactions have been eliminated in consolidation. The only activity since inception (April 27, 2012) is the funding from the general and limited partners and compensation expense.

3. Related Party

        Related party payables represent advances from Emerge Energy Services GP LLC to the Partnership. These advances are non-interest bearing and mature on demand. The related party payables recorded for compensation cost incurred during November and December 2012 amounted to $81,673.

4. Subsequent Events

        The Partnership evaluated subsequent events through the date that the financial statements were issued. No significant events have occurred requiring disclosure.

PREDECESSOR

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Introduction

        Set forth below are the unaudited pro forma condensed combined balances sheets of Superior Silica Holdings LLC ("SSH") and AEC Holdings LLC ("AEC Holdings"), which together comprise our predecessor for accounting purposes (the "Predecessor"), as of December 31, 2012, 2011 and 2010 and the unaudited pro forma condensed combined statements of operations of the Predecessor for the years ended December 31, 2012, 2011 and 2010. The unaudited pro forma condensed combined financial statements for the Predecessor have been derived from the historical consolidated financial statements of SSH and AEC Holdings which are included elsewhere in this prospectus and are qualified in their entirety by reference to such historical consolidated financial statements and related notes contained therein. The unaudited pro forma condensed combined financial statements have been prepared on the basis that the Predecessor will be treated as a limited liability company for U.S. federal income tax purposes. The unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes and with the historical consolidated financial statements of SSS and AEC Holdings and related notes set forth elsewhere in this Prospectus.

        The unaudited pro forma condensed combined financial statements give pro forma effect to the matters set forth in the notes to these unaudited pro forma condensed combined financial statements.

        The unaudited pro forma condensed combined balance sheets and statements of operations were derived by adjusting the historical consolidated financial statements of SSH and AEC Holdings. The adjustments are based upon currently available information and certain estimates and assumptions; therefore, actual adjustments will differ from the pro forma adjustments. However, management believes that the assumptions provide a reasonable basis for presenting the significant effects of the contemplated transaction and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the pro forma combined financial information.

        The unaudited pro forma condensed combined financial statements may not be indicative of the results that actually would have occurred if the Predecessor had been consolidated on the dates indicated or that would be obtained in the future.

PREDECESSOR

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of December 31, 2012

(in thousands)

	SSS Historical	AEC Historical	Transaction Adjustments		Predecessor Pro Forma
ASSETS
Current assets
Cash and cash equivalents	$178	$1,287	$—		$1,465
Trade accounts receivable, net	10,529	16,252	—		26,781
Other receivables	—	—	—		—
Inventories	10,615	12,233	—		22,848
Current portion of direct financing lease receivable	1,579	—	—		1,579
Prepaid expenses and other current assets	442	2,160	—		2,602

Total Current Assets	23,343	31,932	—		55,275
Property, plant and equipment, net	80,749	40,102	—		120,851
Mineral resources, net	10,563	—	—		10,563
Intangible assets, net	—	1,426	—		1,426
Deferred debt financing, public offering costs and other assets, net	6,843	829	—		7,672

Total Assets	$121,498	$74,289	$—		$195,787

LIABILITIES AND MEMBERS' EQUITY
Current liabilities
Accounts payable	$17,293	$10,248	$—		$27,541
Accrued liabilities	3,559	3,719	—		7,278
Deferred revenue	801	—	—		801
Current portion of long-term debt	8,482	839	—		9,321
Current portion of capital lease liability	1,548	—	—		1,548
Current portion of advances from customers	4,043	—	—		4,043

Total Current Liabilities	35,726	14,806	—		50,532
Long-term debt, net of current portion	96,225	33,415	—		129,640
Capital lease liability, net of current portion	5,428	—	—		5,428
Asset retirement obligations	690	—	—		690

Total Liabilities	138,069	48,221	—		186,290
MEMBERS' EQUITY
Previous members' equity (deficit)	(16,571)	26,068	(9,497	)(a)	—
Predecessor equity	—	—	9,497	(a)	9,497

Total Members' Equity (Deficit)	(16,571)	26,068	—		9,497

Total Liabilities and Members' Equity	$121,498	$74,289	$—		$195,787

See accompanying notes to unaudited pro forma condensed combined financial statements.

PREDECESSOR

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of December 31, 2011

(in thousands)

	SSS Historical	AEC Historical	Transaction Adjustments		Predecessor Pro Forma
ASSETS
Current assets
Cash and cash equivalents	$4,580	$1,941	$—		$6,521
Trade accounts receivable, net	2,842	13,452	—		16,294
Other receivables	—	45	—		45
Inventories	2,619	8,478	—		11,097
Prepaid expenses and other current assets	302	751	—		1,053
Asset held for sale	1,338	—			1,338

Total Current Assets	11,681	24,667	—		36,348
Property, plant and equipment, net	36,310	41,136	—		77,446
Mineral resources, net	10,610	—	—		10,610
Intangible assets, net	—	1,742	—		1,742
Deferred debt financing, public offering costs and other assets, net	910	524	—		1,434

Total Assets	$59,511	$68,069	$—		$127,580

LIABILITIES AND MEMBERS' EQUITY
Current liabilities
Accounts payable	$6,670	$8,387	$—		$15,057
Accrued liabilities	4,596	1,636	—		6,232
Current portion of long-term debt	377	300	—		677
Current portion of capital lease liability	1,990	—	—		1,990
Current portion of advances from customers	7,968	—	—		7,968

Total Current Liabilities	21,601	10,323	—		31,924
Long-term debt, net of current portion	58,298	32,160	—		90,458
Capital lease liability, net of current portion	6,381	—	—		6,381
Advances from customers, net of current portion	6,165	—	—		6,165
Asset retirement obligations	432	—	—		432

Total Liabilities	92,877	42,483	—		135,360
MEMBERS' EQUITY
Previous members' equity (deficit)	(33,366)	25,586	7,780	(a)	—
Predecessor equity (deficit)	—	—	(7,780	)(a)	(7,780)

Total Members' Equity (Deficit)	(33,366)	25,586	—		(7,780)

Total Liabilities and Members' Equity	$59,511	$68,069	$—		$127,580

See accompanying notes to unaudited pro forma condensed combined financial statements.

PREDECESSOR

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of December 31, 2010

(in thousands)

	SSS Historical	AEC Historical	Transaction Adjustments		Predecessor Pro Forma
ASSETS
Current assets
Cash and cash equivalents	$2,002	$3,262	$—		$5,264
Trade accounts receivable, net	1,147	9,616	—		10,763
Other receivables	—	1,602	—		1,602
Inventories	670	4,313	—		4,983
Prepaid expenses and other current assets	44	313	—		357

Total Current Assets	3,863	19,106	—		22,969
Property, plant and equipment, net	19,853	43,113	—		62,966
Mineral resources, net	10,656	—	—		10,656
Intangible assets, net	—	2,140	—		2,140
Deferred debt financing, public offering costs and other assets, net	1,077	506	—		1,583

Total Assets	$35,449	$64,865	$—		$100,314

LIABILITIES AND PARTNERS EQUITY
Current liabilities
Accounts payable	$1,645	$9,470	$—		$11,115
Accrued liabilities	3,916	6,603	—		10,519
Current portion of long-term debt	934	6,224	—		7,158
Current portion of capital lease liability	—	120	—		120
Current portion of seller notes and subordinated debt	—	13,052	—		13,052
Derivative contract liability	—	243	—		243

Total Current Liabilities	6,495	35,712	—		42,207
Long-term debt, net of current portion	58,680	25,848	—		84,528
Capital lease liability, net of current portion	—	44	—		44
Asset retirement obligations	48	—	—		48

Total Liabilities	65,223	61,604	—		126,827
MEMBERS' EQUITY
Previous members' equity (deficit)	(29,774)	3,261	26,513	(a)	—
Predecessor equity (deficit)	—	—	(26,513	)(a)	(26,513)

Total Members' Equity (Deficit)	(29,774)	3,261	—		(26,513)

Total Liabilities and Members' Equity	$35,449	$64,865	$—		$100,314

See accompanying notes to unaudited pro forma condensed combined financial statements.

PREDECESSOR

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2012

(in thousands)

	SSS Historical	AEC Historical	Transaction Adjustments	Predecessor Pro Forma
REVENUES
Revenues	$66,697	$552,390	$—	$619,087
Other revenues	—	5,009	—	5,009

	66,697	557,399	—	624,096

OPERATING EXPENSES
Cost of product	17,638	539,080	—	556,718
Operations and maintenance	9,763	8,923	—	18,686
Depreciation, depletion and amortization	6,377	2,742	—	9,119
Selling, general and administrative expenses	5,512	4,638	—	10,150
Provision for bad debts	57			57
Loss on disposal of equipment	(33)	5	—	(28)

	39,314	555,388	—	594,702

Income from operations	27,383	2,011	—	29,394

OTHER EXPENSE (INCOME)
Interest expense	10,619	813	—	11,432
Litigation settlement expense	—	750	—	750
Other	(112)	(33)	—	(145)

	10,507	1,530	—	12,037

Income before taxes	16,876	481	—	17,357
Provision for state margin taxes	81	—	—	81

Net income	$16,795	$481	$—	$17,276

See accompanying notes to unaudited pro forma condensed combined financial statements.

PREDECESSOR

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2011

(in thousands)

	SSS Historical	AEC Historical	Transaction Adjustments	Predecessor Pro Forma
REVENUES
Revenues	$28,179	$343,734	$—	$371,913
Other revenues	—	5,575	—	5,575

	28,179	349,309	—	377,488

OPERATING EXPENSES
Cost of product	14,603	331,416	—	346,019
Operations and maintenance	4,708	8,523	—	13,231
Depreciation, depletion and amortization	4,022	2,858	—	6,880
Selling, general and administrative expenses	4,995	3,973	—	8,968
Impairment of land	762	—		762
Equipment relocation costs	572	—		572
Loss (gain) on disposal of equipment	364	(111)	—	253

	30,026	346,659	—	376,685

(Loss) income from operations	(1,847)	2,650	—	803

OTHER EXPENSE (INCOME)
Interest expense	1,835	1,536	—	3,371
Gain on extinguishment of trade payable	—	(1,212)	—	(1,212)
Gain from debt restructuring	—	(472)	—	(472)
Changes in fair value of interest rate swap	—	(243)	—	(243)
Other	42	(99)	—	(57)

	1,877	(490)	—	1,387

Income (loss) before taxes	(3,724)	3,140	—	(584)
Provision for state margin taxes	101	—	—	101

Net income (loss)	$(3,825)	$3,140	$—	$(685)

See accompanying notes to unaudited pro forma condensed combined financial statements.

PREDECESSOR

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2010

(in thousands)

	SSS Historical	AEC Historical	Transaction Adjustments	Predecessor Pro Forma
REVENUES
Revenues	$17,131	$239,056	$—	$256,187
Other revenues	—	5,420	—	5,420

	17,131	244,476	—	261,607

OPERATING EXPENSES
Cost of product	14,138	231,456	—	245,594
Operations and maintenance	4,073	7,616	—	11,689
Depreciation, depletion and amortization	2,568	3,079	—	5,647
Selling, general and administrative expenses	6,246	3,783	—	10,029
Provision for bad debts	702	330		1,032
Gain on disposal of equipment	—	(180)	—	(180)

	27,727	246,084	—	273,811

Loss from operations	(10,596)	(1,608)	—	(12,204)

OTHER EXPENSE (INCOME)
Interest expense	980	3,892	—	4,872
Changes in fair value of interest rate swap	—	(281)	—	(281)
Other	—	(49)	—	(49)

	980	3,562	—	4,542

Loss before taxes	(11,576)	(5,170)	—	(16,746)
Provision for state margin taxes and (benefit) from income taxes	36	(1,051)	—	(1,015)

Net loss	$(11,612)	$(4,119)	$—	$(15,731)

See accompanying notes to unaudited pro forma condensed combined financial statements.

PREDECESSOR

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1. Basis of Presentation

        The unaudited pro forma condensed combined financial statements have been derived from the historical consolidated financial statements of Superior Silica Holdings LLC ("SSH") and AEC Holdings LLC ("AEC Holdings"), which together comprise our predecessor for accounting purposes (the "Predecessor"), included elsewhere in this prospectus.

        SSH and AEC Holdings are under common control of a private equity fund and as a result the historical financial statements of SSH and AEC Holdings are recorded as a combination of entities under common control.

        The pro forma adjustments give effect to the acquisition of AEC Holdings by SSH to form the Predecessor.

        The pro forma adjustments have been prepared as if the completion of the acquisition of AEC Holdings by SSH had taken place on December 31, 2010 in the case of the unaudited pro forma balance sheets and January 1, 2010 for the unaudited pro forma statements of operations.

        All of the assets and liabilities acquired by SSH will be recognized at their historical basis due to the companies currently being under common control. The unaudited pro forma condensed combined statements of operations have been prepared on the basis that we will be treated as a partnership for U.S. federal income tax purposes.

Note 2. Pro Forma Adjustments

  a)
  Reflects the allocation of the net book value of the equity of each contributing entity, on a historical basis, to the Predecessor.

Report of Independent Registered Public Accounting Firm

The Members
Superior Silica Holdings LLC
Kosse, Texas

        We have audited the accompanying consolidated balance sheets of Superior Silica Holdings LLC (the "Company") as of December 31, 2012, 2011 and 2010 and the related consolidated statements of operations, members' deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Superior Silica Holdings LLC at December 31, 2012, 2011 and 2010, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO USA, LLP

Dallas, Texas
March 22, 2013

Superior Silica Holdings LLC

Consolidated Balance Sheets

December 31,	2012	2011
Assets
Current assets
Cash and cash equivalents	$177,997	$4,579,757
Accounts receivable, net	10,528,996	2,841,505
Inventories	10,615,110	2,618,859
Direct financing lease receivable	1,578,776	—
Prepaid expenses and other current assets	442,507	302,208
Asset held for sale	—	1,338,305

Total current assets	23,343,386	11,680,634

Noncurrent assets
Property, plant and equipment, net	80,748,995	36,310,151
Mineral resources, net	10,563,493	10,609,714
Deferred financing costs, net	3,300,036	648,556
Deferred public offering costs	3,280,951	—
Deposits	261,635	261,635

Total noncurrent assets	98,155,110	47,830,056

Total assets	$121,498,496	$59,510,690

Superior Silica Holdings LLC

Consolidated Balance Sheets (Continued)

December 31,	2012	2011
Liabilities and Members' Deficit
Current liabilities
Accounts payable	$17,033,670	$6,424,234
Accounts payable—related party	258,863	245,678
Accrued legal fees	99,000	3,585,000
Accrued liabilities	3,349,112	812,485
Accrued liabilities—related party	110,695	198,665
Deferred revenue	801,315	—
Current portion of long-term debt	8,482,367	376,682
Current portion of advances from customers	4,042,961	7,968,473
Current portion of capital lease liability	1,548,074	1,989,686

Total current liabilities	35,726,057	21,600,903

Noncurrent liabilities
Revolving line of credit	8,249,099	—
Long-term debt—related parties	25,036,420	4,676,923
Long-term debt, net of current portion	62,940,554	53,621,009
Advances from customers, net of current portion	—	6,165,297
Capital lease liability, net of current portion	5,427,827	6,381,021
Asset retirement obligations	689,646	431,646

Total noncurrent liabilities	102,343,546	71,275,896

Total liabilities	138,069,603	92,876,799
Commitments and Contingencies (Note 10)
Members' Deficit	(16,571,107)	(33,366,109)

Total liabilities and members' deficit	$121,498,496	$59,510,690

See accompanying notes to consolidated financial statements.

Superior Silica Holdings LLC

Consolidated Statements of Operations

Years Ended December 31,	2012	2011
Revenues	$66,696,808	$28,179,276

Operating Expenses
Cost of sand	17,637,188	14,602,786
Operations and maintenance	9,762,693	4,707,922
Depreciation, depletion and amortization	6,377,196	4,021,731
General, administrative and selling expenses	5,350,311	4,524,250
General and administrative expenses—related parties	161,982	461,069
Impairment of land	—	761,695
Provision for bad debts	56,965	10,539
Equipment relocation costs	—	572,300
(Gain) loss on disposal of property and equipment	(33,000)	364,163

	39,313,335	30,026,455

Income (loss) from operations	27,383,473	(1,847,179)
Other (Income) and Expense
Interest expense, net	9,240,488	1,700,351
Interest expense—related parties	1,379,423	134,392
Other (income) expense	(112,440)	41,927

	10,507,471	1,876,670

Income (loss) before provision for state margin taxes	16,876,002	(3,723,849)
Provision for state margin taxes	81,000	100,927

Net income (loss)	$16,795,002	$(3,824,776)

Net income (loss) per member unit:
Net income (loss) available to unit holders	$16,795,002	$(3,824,776)
Weighted-average member units outstanding	46,906,166	45,829,556
Basic and diluted	$0.36	$(0.08)

See accompanying notes to consolidated financial statements.

Superior Silica Holdings LLC

Consolidated Statements of Members' Deficit

	Members Interests Class A-1	Members Interests Class A-2	Total Members' Deficit
Balance at December 31, 2010	$(29,773,965)	$—	$(29,773,965)
Equity contribution	232,632	—	232,632
Net loss	(3,824,776)	—	(3,824,776)

Balance at December 31, 2011	(33,366,109)	—	(33,366,109)
Net income	16,795,002	—	16,795,002

Balance at December 31, 2012	$(16,571,107)	$—	$(16,571,107)

See accompanying notes to consolidated financial statements.

Superior Silica Holdings LLC

Consolidated Statements of Cash Flows

Years Ended December 31,	2012	2011
Cash Flows from Operating Activities
Net income (loss)	$16,795,002	$(3,824,776)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	6,377,196	4,021,730
Interest converted to long-term debt	742,520	—
Amortization of deferred financing costs	640,851	212,852
Loss on early extinguishment of long-term debt	377,063	—
Amortization of debt discount	92,304	92,308
Write-off of accounts receivable	56,965	10,539
Accretion of restructured long-term debt	(267,841)	(367,327)
(Gain) loss on disposal of property and equipment	(33,000)	364,163
Impairment of land	—	761,695
Changes in operating assets and liabilities:
Accounts receivable	(17,033,950)	(3,571,168)
Inventories	(7,996,251)	(1,949,267)
Prepaid expenses and other current assets	34,584	159,877
Accounts payable and accrued liabilities	2,415,280	6,571,444

Net cash provided by operating activities	2,200,723	2,482,070

Cash Flows from Investing Activities
Purchases of property, plant and equipment	(39,061,749)	(14,243,077)
Proceeds from disposal of asset held for sale	1,338,305	—
Proceeds from disposal of property and equipment	33,000	331,311

Net cash used in investing activities	(37,690,444)	(13,911,766)

Cash Flows from Financing Activities
Proceeds from Term B credit facility	15,804,641	—
Proceeds from related party debt	14,775,000	—
Proceeds from revolving credit facility	6,650,000	—
Payments on revolving credit facility	(2,000,000)	—
Payments on Term A credit facility	(1,500,000)	—
Payments on capital lease liability	(1,394,805)	—
Payments of other long-term debt	(677,642)	(3,134,605)
Payments of public offering costs	(353,665)	—
Payments of deferred financing costs	(215,568)	—
Proceeds from customer advances	—	16,000,000
Proceeds from other long-term debt	—	1,141,439

Net cash provided by financing activities	31,087,961	14,006,834

(Decrease)/increase in cash and cash equivalents	(4,401,760)	2,577,138
Cash and cash equivalents at beginning of year	4,579,757	2,002,619

Cash and cash equivalents at end of year	$177,997	$4,579,757

Supplemental Disclosure of Cash Flow Information:
Cash paid for:
Interest	$6,601,700	$102,194
State margin taxes	67,500	68,092
Non-cash items:
Partial extinguishment of long-term debt paid by lenders	32,300,444	—
Customer advances offset against receivables	10,090,809	1,866,230
Purchases of property, plant and equipment included in accounts payable	9,454,710	—
Equipment purchases financed with notes payable	4,695,359	201,082
Accrued legal fees paid by lenders	3,950,000	—
Deferred public offering costs accrued and not paid	2,786,511	—
Recognition of a direct financing lease receivable	2,700,000	—
Deferred financing costs added to long-term debt balances	2,023,009	—
Deferred financing costs paid by lenders	1,461,380	—
Prepaid insurance financed with notes payable	469,633	270,085
Capitalized reclamation costs	258,000	383,318
Deferred public offering costs paid by lenders	112,275	—
Recognition of a capital lease liability	—	8,370,707
Sale-leaseback of plant and equipment	—	1,123,865
Vendor invoices paid by lenders	—	858,561
Vendor invoice paid by member	—	232,632

See accompanying notes to consolidated financial statements.

Superior Silica Holdings LLC

Notes to Consolidated Financial Statements

1. Organization and Status of Operations

        Superior Silica Holdings LLC ("SSH") was organized on June 5, 2008 in the State of Texas and began operations on June 20, 2008 upon the acquisition of Texas Sports Sand, Inc. ("TSSI"). SSH and its wholly owned subsidiary Superior Silica Sands LLC (collectively the "Company") produces and sells various grades of sand primarily used in the extraction of oil and natural gas and the production of numerous building products and foundry materials. The Company's original industrial sand processing facility began in Kosse, Texas. During 2011, the Company opened new industrial sand processing facilities in New Auburn, Wisconsin. In December 2012, the Company opened new industrial sand processing facilities in Barron, Wisconsin.

2. Significant Accounting Policies

  Principles of Consolidation

        The consolidated financial statements include the accounts of Superior Silica Holdings LLC and its wholly-owned subsidiary, Superior Silica Sands LLC. All intercompany accounts and transactions have been eliminated in consolidation.

  Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of income and expenses during the reporting period. Actual results could differ from these estimates. The accounting estimates that require the most significant, difficult and subjective judgment include:

  •
  Allowance for doubtful accounts;

  •
  Inventory yield estimates;

  •
  Estimation of current portion of direct financing lease receivable;

  •
  Recognition of revenue under take-or-pay contracts;

  •
  Recognition of capital lease liability;

  •
  Estimated future lease payments under capital lease liability;

  •
  Estimation of current versus long-term portion of advances from customers;

  •
  The assessment of recoverability of long lived assets;

  •
  Useful lives of property, plant and equipment; and

  •
  The recognition and measurement of loss contingencies.

  Fair Value of Financial Instruments

        Fair value is an exit price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. Hierarchy Levels 1, 2, or 3 are terms for the priority of inputs to valuation techniques used to measure fair value. Hierarchy Level 1 inputs are quoted prices in active markets for identical assets or liabilities. Hierarchy Level 2 inputs are inputs other than

Superior Silica Holdings LLC

Notes to Consolidated Financial Statements (Continued)

2. Significant Accounting Policies (Continued)

quoted prices included with Level 1 that are directly or indirectly observable for the asset or liability. Hierarchy Level 3 inputs are inputs that are not observable in the market.

        The Company's financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable and debt instruments. The carrying amounts of financial instruments, other than the debt instruments, are representative of their fair values due to their short maturities. The Company's long-term debt has stated interest rates ranging from 0% to 18% as of December 31, 2012. The carrying values and fair values of debt instruments that are not carried at fair value in the consolidated balance sheets are as follows:

			Fair Value Measurement
	Carrying Amount		Level 2		Level 3		Total
	2012	2011	2012	2011	2012	2011	2012	2011
Long-term debt, including current portion	$104,708,440	$58,674,614	$110,189,670	$67,394,595	$—	$—	$110,189,670	$67,394,595

  Credit Risk and Concentrations

        Financial instruments that potentially subject the Company to concentrations of credit risk are cash and cash equivalents and accounts receivable. All of the Company's cash and cash equivalents were fully insured at December 31, 2012 and 2011 due to a temporary federal program in effect from December 31, 2010 through December 31, 2012. Under the program, there is no limit to the amount of insurance for eligible accounts. Beginning 2013, insurance coverage will revert to $250,000 per depositor at each financial institution and the Company's cash balances may again exceed federally insured limits. Management believes that its customer acceptance, billing and collection policies are adequate to minimize potential credit risk on accounts receivable. The Company continuously evaluates the credit worthiness of its customers' financial condition and generally does not require collateral.

        As of December 31, 2012, four customers had accounts receivable balances of 10% or higher as follows; 39%, 19%, 14%, and 12%. As of December 31, 2011, four customers had total individual trade receivable balances of 10% or higher as follows; 47%, 24%, 13%, and 11%. No other customer balance exceeded 10% of the total trade receivable balance as of December 31, 2012 and 2011. The Company conducts business based on periodic evaluations of its customers' financial condition and generally does not require collateral to secure obligations to the Company. While certain inherent uncertainty exists within the industry and general economy, management does not believe a significant risk of loss exists from a concentration of credit.

        For the year ended December 31, 2012, three customers had revenues of 10% or higher as follows: 42%, 28% and 13%. For the year ended December 31, 2011, four customers had total individual revenues of 10% or higher as follows: 31%, 19%, 19%, and 12%. No other customer's revenues exceeded 10% of total sales for the years ended December 31, 2012 and 2011.

        During the years ended December 31, 2012 and 2011, purchases from three major suppliers accounted for approximately 52% and 57% of total purchases, respectively. As of December 31, 2012 and 2011, accounts payable to three suppliers were individually greater than 10% of the total accounts payable balance and were approximately 54% and 80% of the total accounts payable balance, respectively. While the Company's raw materials are primarily purchased from two suppliers as of

Superior Silica Holdings LLC

Notes to Consolidated Financial Statements (Continued)

2. Significant Accounting Policies (Continued)

December 31, 2012, management believes it to be unlikely that any materially adverse unilateral contract modifications would take place which would impact future revenues and gross margins.

  Revenue Recognition

        The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery of products has occurred, the sales price charged is fixed or determinable, collectability is reasonably assured, and the risk of loss is transferred to the customer. This generally means that the Company recognizes revenue when the sand leaves the Company's plants, including sand shipped through leased rail cars which is also on FOB shipping point terms. The sand is generally transported via railcar or trucking companies hired by the customer.

        The Company derives its revenue by mining and processing minerals that its customers purchase for various uses. Its revenues are primarily a function of the price per ton realized and the volumes sold. In some instances, its revenues also include a charge for transportation services it provides to its customers. The Company's transportation revenue fluctuates based on a number of factors, including the volume of product it transports under contract, service agreements with its customers, the mode of transportation utilized and the distance between its plants and customers.

        The Company sells a limited amount of its products under short-term price agreements or at prevailing market rates. The majority of the Company's revenues are realized through take-or-pay supply agreements with three oilfield services companies. Initial terms of these contracts expire between 2013 and 2021. These agreements define, among other commitments, the volume of product that its customers must purchase, the volume of product that the Company must provide and the price that the Company will charge and that its customers will pay for each ton of contracted product. Prices under these agreements are generally fixed and subject to adjustment, upward or downward, only for certain changes in published producer cost indices or market factors. As a result, the Company's realized prices may not grow at rates consistent with broader industry pricing. For example, during periods of rapid price growth, its realized prices may grow more slowly than those of competitors, and during periods of price decline, its realized prices may outperform industry averages. With respect to the take-or-pay arrangements, if the customer is not allowed to make up deficiencies, the Company recognizes revenues to the extent of the minimum contracted quantity, assuming payment has been received or is reasonably assured. If deficiencies can be made up, receipts in excess of actual sales are recognized as deferred revenues until production is actually taken or the right to make up deficiencies expires.

        The Company invoices the majority of its customers on a per shipment basis, although for some larger customers, the Company consolidates invoices weekly or monthly. Standard terms are net 30 days, although extended terms are offered in competitive situations. The amounts invoiced include the amount charged for the product, transportation costs (if paid by the Company) and costs for additional services as applicable, such as costs related to transload the product from railcars to trucks for delivery to the customer site.

        Revenues from sales to customers who have advanced payments to the Company are invoiced to accounts receivable and recognized as revenue at the gross contractual rate per ton. Subsequently, the Company recognizes a reduction of accounts receivable and a corresponding reduction in the "advances from customers" liability (net of accrued interest) for the contracted repayment rate per ton.

Superior Silica Holdings LLC

Notes to Consolidated Financial Statements (Continued)

2. Significant Accounting Policies (Continued)

        Transportation revenue is reported in revenue and is derived from the Company charging its customers i) to deliver product to their locations, ii) to deliver product to a transload site from which customers are able to take possession, or iii) for leased rail cars used to transport product to the customer's location. Transportation expense is the cost the Company pays i) to ship product from its production facilities to customer facilities ii) to a transload site from which customers can take possession, or iii) to a third party for lease of rail cars which are then leased to other customers to transport the product to the customer's location, and it is included in operations and maintenance expense. Less than 2% of the Company's revenues for the years ended December 31, 2012 and 2011 were derived from transportation charges.

        At times the Company ships product to customers from suppliers on sand swap agreements. The Company defers any revenue from sand shipped to customers in which the Company has not shipped the corresponding swap sand to the supplier.

  Cash and Cash Equivalents

        The Company considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents. All of our non-interest bearing cash balances were fully insured at December 31, 2012 and 2011 due to a temporary federal program in effect from December 31, 2010 through December 31, 2012. Under the program, there is no limit to the amount of insurance for eligible accounts. Beginning in 2013, insurance coverage will revert to $250,000 per depositor at each financial institution, and our non-interest bearing cash balances may again exceed federally insured limits.

  Accounts Receivable

        Trade accounts receivable are recognized at their invoiced amounts and do not bear interest. The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. The Company estimates its allowances based on specifically identified amounts that are believed to be uncollectible. If the financial condition of the Company's customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances might be required. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. No allowance for doubtful trade accounts receivable was established at December 31, 2012 and 2011.

  Inventories

        Inventory consists of both wet and dried sand stated at lower of cost or market value. Cost is determined using the average cost method. For the years ended December 31, 2012 and 2011, the Company had no write down of inventory as a result of any lower of cost or market assessment. Overhead is capitalized at an average per unit rate based on actual costs incurred. The Company performs periodic physical inventory measurements to verify the quantity of inventory on hand. Due to variation in sand density and moisture content and production processes utilized to manufacture the Company's products, physical inventories will not necessarily detect all variances. To mitigate this risk, the Company recognizes a yield adjustment on its inventories. The Company performed physical inventory measurements on or around December 31, 2012 and 2011.

Superior Silica Holdings LLC

Notes to Consolidated Financial Statements (Continued)

2. Significant Accounting Policies (Continued)

  Direct Financing Lease Receivable

        In July 2012, the Company entered into an agreement with a third party in which the Company built a wet sand processing plant that is being operated by this third party for the purpose of processing wet sand. The Company is paying a specified fee per ton of processed sand during the ten-year term of the agreement and in turn will apply a specified fee per ton of purchased sand as payment by the third party for eventual legal transfer of ownership, at no additional charge, of the plant to the third party. The fee from the third party to the Company will no longer be withheld once the full cost of the plant is withheld by the Company including interest at 6.0% per annum. The initial cost of the plant totaled $2.7 million and was recognized as a direct financing lease receivable in July 2012. The Company anticipates receiving the full value of this receivable during 2013 based on anticipated level of sand purchases; therefore, the remaining balance due as of December 31, 2012 has been classified as a current asset.

  Assets held for sale

        In February 2012, the Company sold a parcel of land, which was not a revenue generating asset, resulting in net proceeds of $1,338,305 which was less than the net book value of the asset at the time the decision was made to sell (June 2011). As a result, the Company recognized an impairment loss of $761,695 and adjusted the carrying value of the land to the fair value less cost to sell which amounted to $1,338,305. The land was classified as a current asset as of December 31, 2011.

  Property, Plant and Equipment, net

        The Company records purchases of property, plant and equipment at cost, including capitalized interest. Maintenance, repairs and renewals are expensed when incurred. Additions and significant improvements are capitalized. Disposals are removed at cost less accumulated depreciation and any gain or loss from dispositions is recognized in income.

        Property under construction is stated at cost. This includes cost of construction, plant and equipment and other direct costs. Property under construction is not depreciated until such time that the relevant assets are completed and put into operational use.

        Property, plant and equipment include mine development costs such as engineering, mineralogical studies, drilling and other related costs to develop the mine, the removal of overburden to initially expose the mineral and building access ways. Exploration costs are expensed as incurred and classified as an exploration expense. Capitalization of mine development project costs begins once the deposit is classified as proven and probable reserves. Drilling and related costs are capitalized for deposits where proven and probable reserves exist and the activities are directed at obtaining additional information on the deposit or converting non-reserve minerals to proven and probable reserves and the benefit is to be realized over a period greater than one year.

        Interest and other costs incurred in connection with the borrowing of funds are capitalized during the construction of plant and equipment as part of the cost of acquiring assets.

Superior Silica Holdings LLC

Notes to Consolidated Financial Statements (Continued)

2. Significant Accounting Policies (Continued)

        Depreciation and amortization of other property, plant and equipment is provided for, commencing when such assets become operational, on the straight-line basis over the following estimated useful lives.

Useful Lives
Building and land improvements including assets under capital lease	10 - 20 years
Railroad line and related improvements	15 - 40 years
Plant equipment including assets under capital lease	5 - 7 years
Industrial vehicles	7 years
Furniture and office equipment	3 years

        The Company follows the group method of depreciation for certain large asset acquisitions whereby a single composite depreciation rate is applied to the gross investment in a class of similar assets, despite small differences in the service life or salvage value of individual property units within the same asset class. In accordance with the group method of depreciation, upon sale or retirement of properties in the normal course of business, cost less net salvage value is charged to accumulated depreciation. As a result, no gain or loss is recognized in income under the group method as it is assumed that the assets within the group on average have the same life and characteristics and therefore that gains or losses offset over time. For retirements of depreciable properties that do not occur in the normal course of business, a gain or loss may be recognized if the retirement varies significantly from the retirement pattern identified through depreciation studies. A gain or loss is recognized for the sale of land or disposal of assets not recognized using the group method.

  Mineral resources, net

        Mineral resources which initially resulted from the 2008 acquisition of the Company are recorded at fair value at the date of acquisition and represented proven and probable sand reserves. Subsequent additions are recorded at cost but no such additions have been capitalized to date since the acquisition of the Company in 2008. The provision for depletion of the cost of mineral resources is computed on the units-of-production method. Under this method, the Company computes the provision by multiplying the total cost of the mineral resources by a rate arrived at by dividing the physical units of sand produced during the period by the total estimated mineral resources at the beginning of the period. Accumulated depletion as of December 31, 2012 and 2011 was $236,507 and $190,286, respectively. Depletion expense for the years ended December 31, 2012 and 2011 amounted to $46,221 and $46,574, respectively.

  Long-lived Assets

        In accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 360-10-05, long lived assets held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. If circumstances require a long-lived asset be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by an asset to the carrying value of the asset. If the carrying value of the long-lived asset is not recoverable on an undiscounted cash flow basis, impairment is recognized to the extent that the carrying value exceeds its fair value.

Superior Silica Holdings LLC

Notes to Consolidated Financial Statements (Continued)

2. Significant Accounting Policies (Continued)

        In management's opinion, there is no impairment of its long-lived assets as of December 31, 2012 and 2011.

  Advertising

        Advertising costs, which are included in selling, general and administrative expense, are expensed as incurred and are not material to the consolidated financial statements.

  Environmental Costs

        Liabilities for loss contingencies, including environmental remediation costs not within the scope of FASB ASC 410, Accounting for Asset Retirement Obligations, arising from claims, assessments, litigation, fines, and penalties and other sources, are recognized when it is probable that a liability has been incurred and the amount of the assessment and/or remediation can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred. Recoveries of environmental remediation costs from third parties, which are probable of realization, are separately recognized as assets, and are not offset against the related environmental liability. No liabilities for environmental costs were required to be recognized as of December 31, 2012 and 2011.

  Deferred Financing Costs, net and Debt Discounts

        Deferred financing costs consist of loan financing fees, which are amortized on a method approximating the effective interest method over the term of the loan. The Company wrote off approximately $674,000 of prior deferred financing costs related to the partial extinguishment of debt. See Note 5 for additional discussion.

        Debt discounts are amortized on a method approximating the effective interest method over the term of the loan.

  Interest Expense

        The Company's policy is to capitalize interest cost incurred on debt during the construction of major projects. A reconciliation of total interest cost to "Interest Expense" as reported in the Company's consolidated statements of operations is as follows:

Years Ended December 31,	2012	2011
Interest cost related to financing activities, net	$10,811,066	$2,121,403
Loss on early extinguishment of long-term debt	377,063
Amortization of deferred financing costs	640,851	212,852
Amortization of debt discounts	92,304	92,308
Capitalized interest costs	(1,033,532)	(224,493)
Accretion of restructured long-term debt (refer to Note 5)	(267,841)	(367,327)

Total interest expense	$10,619,911	$1,834,743

Superior Silica Holdings LLC

Notes to Consolidated Financial Statements (Continued)

2. Significant Accounting Policies (Continued)

  Asset Retirement Obligations

        The Company follows the provisions of ASC 410-20-05. ASC 410-20-05 generally applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or the normal operation of a long-lived asset. The standard requires the Company to recognize an estimated liability for costs associated with the abandonment of its sand mining properties.

        A liability for the fair value of an asset retirement obligation with a corresponding increase to the carrying value of the related long-lived asset is recognized at the time the land is mined. The increased carrying value is depleted using the unit-of-production method, and the discounted liability is increased through accretion over the remaining life of the mine site.

        The estimated liability is based on historical industry experience in abandoning mine sites, including estimated economic lives, external estimates as to the cost to bringing back the land to federal and state regulatory requirements. For the liability recognized, the Company utilized a discounted rate reflecting management's best estimate of its credit-adjusted risk-free rate. Revisions to the liability could occur due to changes in the estimated costs, changes in the mine's economic life or if federal or state regulators enact new requirements regarding the abandonment of mine sites.

        The Company reported a liability of $689,646 and $431,646 related to this obligation as of December 31, 2012 and 2011, respectively. Changes in the asset retirement obligation are as follows:

Years Ended December 31,	2012	2011
Beginning balance	$431,646	$48,328
Additions	258,000	383,318
Accretion	—	—

Total asset retirement obligations	$689,646	$431,646

  Deferred Revenue

        In situations where the Company has either invoiced a customer or received payment from a customer, for sand that has not been delivered by the Company, the Company recognizes these amounts as deferred revenue until such time as the Company's obligation has been met.

  Transportation and Handling Costs

        The Company's transportation and handling costs are included in the operations and maintenance in the consolidated statements of operations.

  Income Taxes

        The Company is treated as a partnership for U.S. federal income tax purposes. Therefore, federal taxable income and any applicable tax credits are included in the federal tax returns of the members, and any federal tax liability relating thereto is borne by the members. The Company is liable for state franchise taxes. State franchise taxes for the years ended December 31, 2012 and 2011 amounted to $81,000 and $100,927, respectively.

Superior Silica Holdings LLC

Notes to Consolidated Financial Statements (Continued)

2. Significant Accounting Policies (Continued)

        In accordance with ASC 740-10-30-7 in the Expenses—Income Taxes topic, the Company recognizes the effect of uncertain tax positions, if any, only if those positions are more likely than not of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. It also requires the Company to accrue interest and penalties where there is an underpayment of taxes, based on management's best estimate of the amount ultimately to be paid, in the same period that the interest would begin accruing or the penalties would first be assessed. It is the Company's policy to classify interest and penalties related to the underpayment of income tax as income tax expense.

  Business Segment

        The Company has one operating and reporting segment consisting of the production and sale of various grades of sand primarily used in the extraction of oil and natural gas and the production of numerous building products and foundry materials. The Company's chief operating decision maker is considered to be the Chief Executive Officer. The chief operating decision maker allocates resources and assesses performance of the business and other activities at the single reporting segment level.

  Net Income (Loss) Per Member Unit

        Basic and diluted income (loss) per member unit is presented within the consolidated statements of operations. Basic income (loss) per member unit is computed by dividing the income (loss) attributable to members by the weighted-average number of outstanding member units for the period. Diluted income (loss) per member unit reflects the potential dilution that could occur if securities or other contracts that may require the issuance of member units in the future were converted. Diluted income per member unit is computed by increasing the weighted-average number of outstanding member units to include the additional member units that would be outstanding after conversion and adjusting net income for changes that would result from the conversion. Only those securities or other contracts that result in a reduction in earnings per member unit are included in the calculation. The Company had no potentially dilutive securities in 2012 and 2011.

  New Accounting Pronouncements

        In May 2011, the FASB issued ASU No. 2011-04 to provide additional guidance related to fair value measurements and disclosures. The guidance, which is incorporated into FASB ASC 820-10, generally provides clarifications to existing fair value measurement and disclosure requirements and also creates or modifies other fair value measurement and disclosure requirements. The Company adopted this guidance, as required, for the first interim or annual period beginning after December 15, 2011 and the adoption of the guidance did not have a material impact on the Company's financial position or results of operations.

Superior Silica Holdings LLC

Notes to Consolidated Financial Statements (Continued)

3. Inventories

        Inventories consisted of the following:

December 31,	2012	2011
Raw materials	$8,317,462	$1,947,247
Work in process	1,597,557	478,669
Finished goods	700,091	192,943

	$10,615,110	$2,618,859

4. Property, Plant and Equipment, Net

        Property, plant and equipment, net consisted of the following:

December 31,	2012	2011
Plant equipment	$43,061,415	$24,215,493
Wet plant under capital lease:
Machinery and equipment under capital lease	8,403,175	8,403,175
Building under capital lease	1,022,000	1,022,000
Land improvements under capital lease	69,397	69,397
Building and land improvements	25,358,114	5,108,449
Industrial vehicles	3,076,698	2,766,455
Land and land improvements	13,150,006	1,878,834
Capitalized reclamation costs	677,012	419,012
Furniture and office equipment	173,797	27,544

	94,991,614	43,910,359
Less accumulated depreciation and amortization of capital lease	(14,885,431)	(8,554,457)

	80,106,183	35,355,902
Construction in progress	642,812	954,249

	$80,748,995	$36,310,151

        Depreciation and amortization expenses for the years ended December 31, 2012 and 2011 were approximately $6,331,000 and $3,975,000, respectively. This includes amortization expense related to assets under capital lease for the years ended December 31, 2012 and 2011 of $1,270,000 and $526,000, respectively.

        The Company estimates that approximately $2.7 million will be incurred subsequent to December 31, 2012 to complete the current construction in progress.

        During 2011, the Company sold certain plant and equipment to a third party with a net book value of $1,123,865 in a sale-leaseback transaction resulting in a non-cash reduction of the capital lease liability by the same amount. As a result, the gross value of assets under capital lease totaled $9,494,572 while the initial capital lease liability totaled $8,370,707 as of the date the capital lease was recognized, July 31, 2011.

Superior Silica Holdings LLC

Notes to Consolidated Financial Statements (Continued)

4. Property, Plant and Equipment, Net (Continued)

        Also during 2011, the Company relocated certain assets to its New Auburn, Wisconsin facility. The costs associated with the equipment relocation, totaling $572,300, were expensed during 2011.

5. Revolving Line of Credit and Long-Term Debt

        Long-term debt consists of the following:

December 31,	2012	2011
Senior secured note—Term A	$28,500,000	$—
Senior secured capital expenditure line of credit—Term B	20,000,000	—
Revolving line of credit	8,249,099	—
Second lien loan to a financial and lending partnership	22,235,219	—
Second lien loan to an affiliate of the majority owner	19,932,693	—
Subordinated debt to an affiliate of the majority owner, net of unamortized discount of $230,773 and $323,077 at December 31, 2012 and 2011	5,103,727	4,676,923
Various notes payable to third parties, payable in monthly installments through August 2014.	687,702	270,710
Term loan to a financial and lending partnership, secured by substantially all of the assets of the Company	—	53,601,981
Note payable to former owner, paid January 2012.	—	125,000

	104,708,440	58,674,614
Less current portion	8,482,367	376,682

	$96,226,073	$58,297,932

  Senior Secured Notes and Revolving Line of Credit

        On September 7, 2012, the Company entered into a $60 million credit facility which comprised of a $30 million Term A note, a $20 million capital expenditure line of credit Term B and a $10 million operating revolving line of credit. The Company drew $58,249,099 of this $60 million facility and used i) $32,300,444 to pay down a portion of the prior senior secured credit facility, referred to as the Term loan above with the remaining balance having a second lien as of December 31, 2012, ii) $24,650,000 to purchase plant and equipment and iii) $1,298,655 to pay certain refinancing fees. All facilities accrue interest at LIBOR plus 375 basis points (3.97% as of December 31, 2012) and will mature in September 2016. The operating revolving line of credit is secured by substantially all of the Company's accounts receivable and inventory and the Term A and Term B loans have first lien positions on all remaining assets. The senior secured credit facility requires the Company to maintain certain debt covenants related to leverage, tangible net worth as well as maximum capital expenditure limits. The Company is in compliance with the $60 million credit facility covenants as of December 31, 2012. The Company has not yet done so but is required by the credit agreement to enter into an interest rate swap agreement to mitigate the risk of potential future fluctuations in interest rates within 180 days of the agreement date. The requirement for the Company to enter an interest swap agreement was extended to May 15, 2013.

Superior Silica Holdings LLC

Notes to Consolidated Financial Statements (Continued)

5. Revolving Line of Credit and Long-Term Debt (Continued)

        The remaining $1,750,901 available on the operating revolving line of credit as of December 31, 2012, was drawn on January 2, 2013.

  Second Lien Note

        The unpaid portion of the prior senior secured credit facility, discussed above, was refinanced into a $2,050,000 note and a $19,475,000 note with both notes currently at rates of 12% cash interest plus 6% payment-in-kind ("PIK") interest. The Company wrote off approximately $674,000 of deferred financing costs during 2012 related to the partial extinguishment of the prior senior secured facility. Both notes mature on March 31, 2017. The Company is in compliance with all covenants related to the second lien note as of December 31, 2012. This note matures in March 2017.

  Second Lien Loan to an Affiliate of the Majority Owner

        On July 20, 2012, the Company entered into a $19.0 million term loan facility with a related party to finance its capital expenditures and working capital requirements. The interest rate on the term loan facility is currently at 18% per annum (12% cash and 6% PIK) and will mature on March 31, 2017. In conjunction with the credit facility financing discussed below, the Company incurred a fee of $579,009 on this facility on September 7, 2012. The fee was added to the outstanding balance of the loan on that date. Upon closing this loan facility, $3,950,000 was paid directly by the related party to third-party legal counsel as full payment of certain accrued legal fees as well as $275,000 paid directly to third-parties for deferred financing costs. This note matures in September 2017.

        The three notes described above are now in a second lien position on substantially all of the Company's assets. The Company is in compliance with all covenants related to the second lien loan to an affiliate of the majority owner as of December 31, 2012.

  Subordinated Debt

        The Company also maintains a loan and security agreement with a related party which is subordinated to the senior secured note and the second lien notes. The note carries a redemption amount of $5,334,500, a stated interest rate of 0% and an effective interest rate of 1.1%. The Company incurred a fee of $334,500 related to this note in February 2012 which was added to the outstanding balance of the loan on that date. This note matures in September 2017. The Company is in compliance with all covenants related to the subordinated debt as of December 31, 2012.

  Various Notes Payable

        During 2012, the Company entered into two additional notes payable to finance its annual insurance premiums and to finance certain equipment purchases totaling $469,633 and $500,000, respectively. The various notes payable carry interest at rates ranging from 2.77% to 7% and mature between May 2013 and August 2014.

  2011 Senior Secured Term Loan

        As of December 31, 2011 the Company maintained a senior secured term loan due to a financial and lending partnership. In September 2012, the Company restructured this term loan, as noted above, resulting in a new senior secured debt facility with the remaining portion of this 2011 senior secured

Superior Silica Holdings LLC

Notes to Consolidated Financial Statements (Continued)

5. Revolving Line of Credit and Long-Term Debt (Continued)

term loan becoming a second lien note as of December 31, 2012. See second lien note discussion above for additional detail regarding the new second lien notes.

        Prior to 2011, the Company's term loan lender forgave $1.8 million related to this note which was accounted for prospectively as a troubled debt restructuring and the deferred gain has been accreted over the term of the restructured loan as an adjustment to interest expense. In September 2012, approximately $297,000 of this deferred gain was written off on a pro-rata basis with the amount of the term loan that was paid off by the new senior secured facility noted above. The total remaining unaccreted deferred gain as of December 31, 2012 is approximately $321,000.

        As of December 31, 2011, the Company was not in compliance with certain budgeting covenants related to the construction of the new Wisconsin facility. In February 2012, the Company received a waiver of all existing covenants as of December 31, 2011 and the Company was in compliance with various affirmative, negative and other financial covenants contained in the loan and security agreement beginning with the first quarter ending March 31, 2012. The financial covenants included minimum EBITDA for specified periods and limiting capital expenditures to certain amounts.

  Contractual Maturity of Long-term Debt

        The following table represents the estimated maturities of the Company's long-term debt as of December 31, 2012:

Years ending December 31,
2013	$8,482,367
2014	10,205,335
2015	10,000,000
2016	28,749,099
2017	47,181,029
Thereafter	—

Total	104,617,830
Unaccreted restructured long-term debt	321,383
Unamortized debt discount	(230,773)

Balance	$104,708,440

6. Capital Lease Liability

        In April 2011, the Company entered into an agreement with a third party to mine and process the Company's mineral resources at its New Auburn location for a specified fee per ton for five years, after which the Company will acquire ownership of the New Auburn wet plant without paying additional consideration. This agreement qualifies as a capital lease obligation and the specified fee per ton includes amounts paid to the third party for i) the extraction of sand, ii) operating costs associated with operating the wash plant and iii) an estimated amount per ton as a lease payment.

Superior Silica Holdings LLC

Notes to Consolidated Financial Statements (Continued)

6. Capital Lease Liability (Continued)

        Estimated minimum future lease payments, based on estimated future production, under capital lease as of December 31, 2012 for each of the next five years, and in aggregate are as follows:

Years ending December 31,
2013	$3,355,018
2014	3,522,768
2015	4,026,021
2016	—
2017	—

Net anticipated minimum lease payments	10,903,807
Less amount representing interest	(3,927,906)

Present value of net anticipated minimum lease payments	$6,975,901

        The Company did not incur any contingent rentals for the years ended December 31, 2012 and 2011.

        The Company is committed to purchase a minimum annual quantity of the sand, mined and processed by the third party. The estimated minimum purchase commitments under the agreement as of December 31, 2012 for each of the next five years are as follows:

Years ending December 31,
2013	$4,938,500
2014	5,116,250
2015	5,300,000
2016	3,155,250
2017	—

Estimated minimum purchase commitments	$18,510,000

7. Advances from Customers

        During 2011, the Company entered into agreements with three customers (the "Sand Supply Agreements") which included customer prepayment provisions. The contract date, prepayment amounts, repayment period, contract term, effective interest rates, and remaining balance as of December 31, 2012 of the prepayments included in the Sand Supply Agreements are as follows:

	Contract Date	Prepayment Amount	Repayment Period	Contract Term	Effective Interest Rate	Remaining Balance
Customer 1	5/31/2011	$8,000,000	3 years	10.3 years	6.50%	$2,856,686
Customer 2	3/31/2011	5,000,000	2 years	3.5 years	9.32%	1,186,275
Customer 3	1/18/2011	3,000,000	2 years	2.0 years	9.32%	—

Total		$16,000,000				4,042,961
Less current portion						(4,042,961)

Long-term portion						$—

Superior Silica Holdings LLC

Notes to Consolidated Financial Statements (Continued)

7. Advances from Customers (Continued)

        The Company has agreed to repay the advance payments, including interest, during the repayment period by applying against the full invoiced amount a credit ranging from $10.00 to $11.50 per ton depending on the grade of sand being purchased. The current and long-term portions of these obligations have been estimated based on future expected purchase quantities or the minimum required purchases, whichever is greater.

        The above obligations are secured by letters of credit that were issued by an affiliate of the Company's majority owner through a financial institution at a percentage of the original principal balance of 60%, 50% and 100% for customers 1, 2 and 3, respectively. The letters of credit are reduced proportionally on a quarterly or semi-annual basis based on principal payments made as of each respective contract annual effective date. As of December 31, 2012, 100% of the outstanding balance is secured by letters of credit.

8. Members' Deficit and Net Income (Loss) per Member Unit

  Ownership Interest

        The Company has two classes of preferred ownership interest, both of which have active member units: Class A-1 and Class A-2 units. Each class differs in voting rights, profit and loss distribution, and liquidation preferences. During 2011, the Company issued an additional 5,239,500 member units of Class A-2, which were deemed to have an estimated fair value of $0 based on conditions that existed as of the issuance date. As of December 31, 2012 and 2011 the outstanding and issued Class A-1 and Class A-2 is 39,166,666 and 7,739,500, respectively. The Class A-2 members are affiliated with the lender of the second lien loan from an affiliate of the majority owner.

        During 2011, a member of the Company paid an invoice on behalf of the Company totaling $232,632 for which no additional consideration was given.

        Basic net income (loss) per member unit is computed by dividing the income (loss) attributable to members by the weighted average number of member units outstanding for the period.

Year Ended December 31,	2012	2011
Net income (loss) attributable to unit holders	$16,795,002	$(3,824,776)
Weighted-average member units:
Basic and diluted	46,906,166	45,829,556
Net income (loss) per member unit:
Basic and diluted	$0.36	$(0.08)

        There were no outstanding options to purchase member units at December 31, 2012 and 2011 that were anti-dilutive.

9. 401(k) Plan

        The Company sponsors a 401(k) plan (the "Plan") for substantially all employees. The plan provides for the Company to match 100% of employee contributions up to the first 4% of each employee's pay. Additionally, the Company may make discretionary contributions as deemed appropriate by management. Contributions to the Plan, by the Company, totaled approximately $59,000 and $0 for the years ended December 31, 2012 and 2011, respectively.

Superior Silica Holdings LLC

Notes to Consolidated Financial Statements (Continued)

10. Related Party Transactions

        Related party transactions include reimbursements of certain general and administrative and interest expenses incurred by a member on the Company's behalf of approximately $162,000 and $541,000 incurred in 2012 and 2011, respectively. As of December 31, 2012 and 2011, amounts included in trade accounts payable and accrued expense due to a member were approximately $370,000 and $556,000, respectively.

        Refer to Note 5 for the discussion on second lien loan and subordinated debt.

11. Commitments and Contingencies

  Uninsured Liabilities

        The Company maintains general liability insurance with limits and deductibles that management believes prudent in light of the exposure of the Company to loss and the cost of insurance.

  Additional Sand Purchase Commitment

        In connection with the direct financing lease receivable in July 2012, the Company entered into a wet sand purchase agreement with this same third party in which the Company is required to purchase a minimum tonnage of wet sand annually. The agreement term is 10 years and ends on September 1, 2022.

        Future minimum annual commitments related to this purchase agreement as of December 31, 2012 are as follows:

Years ending December 31,
2013	$2,400,000
2014	2,400,000
2015	2,400,000
2016	2,400,000
2017	2,400,000
Thereafter	11,200,000

Total	$23,200,000

        The Company purchased approximately $4 million and $0 of wet sand from this third party for the years ended December 31, 2012 and 2011, respectively.

  Railway Shipping Commitment

        In May 2012, the Company entered into a railway shipping agreement with a railway company requiring the Company to ship certain minimum annual tonnage for a term of 10 years. This agreement commenced on January 1, 2013 and ends on December 31, 2022.

Superior Silica Holdings LLC

Notes to Consolidated Financial Statements (Continued)

11. Commitments and Contingencies (Continued)

        Future minimum annual commitments related to this railway shipping agreement as of December 31, 2012 are as follows:

Years ending December 31,
2013	$3,375,000
2014	3,375,000
2015	4,781,250
2016	4,781,250
2017	4,781,250
Thereafter	23,906,250

Total	$45,000,000

        The Company was not required to make any payments to this railway company during the years ended December 31, 2012 and 2011.

  Leases

        During 2011 and 2012, the Company entered into certain surface lease agreements in Wisconsin. The term of the leases are for 25 years with annual rents totaling approximately $60,000. Rent shall increase by 2% annually. The Company also entered into various lease and royalty agreements during 2012 and 2011. The terms of the lease and royalty agreements are for 25 years and the Company shall pay the lessors a royalty for each ton of washed sands. The Company's minimum annual royalty payments are approximately $600,000 related to these royalty agreements.

        The Company also entered into certain operating leases for office space and equipment during 2012 and 2011. Future minimum annual commitments related to office space, equipment and land under operating leases at December 31, 2012 are as follows:

Years ending December 31,
2013	$3,751,403
2014	3,655,672
2015	376,014
2016	283,102
2017	253,878
Thereafter	1,173,250

Total	$9,493,319

        Rental expense for operating leases for the years ended December 31, 2012 and 2011 totaled approximately $723,000 and $48,000, respectively.

  Litigation

        The Company maintains general liability insurance with limits and deductibles that management believes prudent in light of the exposure of the Company to loss and the cost of the insurance.

Superior Silica Holdings LLC

Notes to Consolidated Financial Statements (Continued)

11. Commitments and Contingencies (Continued)

        The Company is subject to various claims and litigation arising in the ordinary course of business. The outcome of litigation is uncertain and despite management's views of the merits of any litigation or claims, or the reasonableness of the Company's estimates and reserves, the Company's financial statements could nonetheless materially be affected by an adverse judgment. The Company believes it has adequately reserved for contingencies, if any, arising from any legal matters where an outcome was deemed to be probable and the loss amount would be reasonable estimated. As of December 31, 2012 and 2011, there is no accrued loss for such claims and litigation based on management's review of the existing facts and circumstances and based on the advice of counsel. The legal expenses related to claims and litigations are expensed when incurred. For the years ended December 31, 2012 and 2011, the Company incurred legal expenses amounting to approximately $459,000 and $1,500,000, respectively. Legal expenses for the year ended December 31, 2012 are primarily related to contract review and other ordinary course of business legal fees and not litigation related.

        In addition, the Company had been involved in an arbitration case brought by a former supplier that was settled by an agreement in October 2010. The supplier has raised issues regarding the settlement but management believes that the settlement will be enforced. In the opinion of management, the final outcome of the above arbitration will not have a material adverse effect on the liquidity, financial position or results of operations of the Company.

  Internal Revenue Service Audit

        The Company underwent an audit by the Internal Revenue Service ("IRS") for the year ended December 31, 2009. The IRS released a notice stating that no changes need to be made to the Company's 2009 federal income tax return.

  Employment Agreement

        The Company has a Long Term Compensation Program, in which additional compensation may be paid based on certain events, as defined in certain agreements with an employee and a consultant. As of December 31, 2012 and 2011, there is no amount due under the Long Term Compensation Program.

12. Subsequent Events

        The Company evaluated subsequent events through the date that the financial statements were issued.

        The Company received an advance of $1,750,901 on January 2, 2013 bringing the revolving line of credit balance to the full commitment amount of $10,000,000.

Superior Silica Holdings LLC

Consolidated Balance Sheets

December 31,	2011	2010
Assets
Current assets
Cash and cash equivalents	$4,579,757	$2,002,619
Accounts receivable, net	2,841,505	1,147,104
Inventories	2,618,859	669,592
Prepaid expenses and other current assets	302,208	43,667
Asset held for sale	1,338,305	—

Total current assets	11,680,634	3,862,982

Noncurrent assets
Property, plant and equipment, net	36,310,151	19,852,905
Mineral resources, net	10,609,714	10,656,288
Deferred financing costs, net	648,556	951,741
Deposits	261,635	124,835

Total noncurrent assets	47,830,056	31,585,769

Total assets	$59,510,690	$35,448,751

Superior Silica Holdings LLC

Consolidated Balance Sheets (Continued)

December 31,	2011	2010
Liabilities and Members' Deficit
Current liabilities
Accounts payable	$6,424,234	$1,543,472
Accounts payable—related party	245,678	101,884
Accrued legal fees	3,585,000	2,730,375
Accrued liabilities	812,485	1,022,810
Accrued liabilities—related party	198,665	162,777
Current portion of long-term debt	376,682	934,149
Current portion of advances from customers	7,968,473	—
Current portion of capital lease liability	1,989,686	—

Total current liabilities	21,600,903	6,495,467

Noncurrent liabilities
Long-term debt—related parties, net of current portion	4,676,923	58,553,921
Long-term debt, net of current portion	53,621,009	125,000
Advances from customers, net of current portion	6,165,297	—
Capital lease liability, net of current portion	6,381,021	—
Asset retirement obligations	431,646	48,328

Total noncurrent liabilities	71,275,896	58,727,249

Total liabilities	92,876,799	65,222,716
Commitments and Contingencies (Note 10)
Members' deficit	(33,366,109)	(29,773,965)

Total liabilities and members' deficit	$59,510,690	$35,448,751

See accompanying notes to consolidated financial statements.

Superior Silica Holdings LLC

Consolidated Statements of Operations

Years Ended December 31,	2011	2010
Revenues	$28,179,276		$17,130,873

Operating Expenses
Cost of sand	14,602,786		14,138,265
Operations and maintenance	4,707,922		4,072,611
Depreciation, depletion and amortization	4,021,731		2,568,426
General, administrative and selling expenses	4,524,250		5,952,237
General and administrative expenses—related parties	461,069		293,892
Impairment of land	761,695		—
Provision for bad debts	10,539		701,772
Equipment relocation costs	572,300		—
Loss on disposal of property, plant and equipment	364,163		—

	30,026,455		27,727,203

Loss from operations	(1,847,179)		(10,596,330)
Other Expense
Interest expense	1,700,351		979,518
Interest expense—related parties	134,392		—
Other	41,927		—

	1,876,670		979,518

Loss before provision for state margin taxes	(3,723,849)		(11,575,848)
Provision for state margin taxes	100,927		36,385

Net loss	$(3,824,776)		$(11,612,233)

Net loss per member unit:
Net loss available to unitholders	$(3,824,776)		$(11,612,233)
Weighted-average member units outstanding	45,829,556		41,682,132
Basic and diluted	$(0.08)	$	$(0.28)

See accompanying notes to consolidated financial statements.

Superior Silica Holdings LLC

Consolidated Statements of Members' Deficit

	Members Interests Class A-1	Members Interests Class A-2	Total Members' Deficit
Balance at December 31, 2009	$(60,975,197)	$—	$(60,975,197)
Forgiveness of long-term debt	42,313,465	—	42,313,465
Equity contribution	500,000	—	500,000
Net loss	(11,612,233)	—	(11,612,233)

Balance at December 31, 2010	$(29,773,965)	$—	$(29,773,965)
Equity contribution	232,632	—	232,632
Net loss	(3,824,776)	—	(3,824,776)

Balance at December 31, 2011	$(33,366,109)	$—	$(33,366,109)

See accompanying notes to consolidated financial statements.

Superior Silica Holdings LLC

Consolidated Statements of Cash Flows

Years Ended December 31,	2011	2010
Cash Flows from Operating Activities
Net loss	$(3,824,776)	$(11,612,233)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	4,021,730	2,568,426
Amortization of deferred financing costs	212,852	193,937
Loss on disposal of property and equipment	364,163	—
Write-off of accounts receivable	10,539	701,772
Impairment of land	761,695	—
Accretion of restructured long-term debt	(367,327)	(336,716)
Amortization of debt discount	92,308	166,245
Interest converted to long-term debt	—	1,054,778
Write-down of inventory	—	148,977
Changes in operating assets and liabilities:
Accounts receivable	(3,571,168)	613,769
Inventories	(1,949,267)	2,508,510
Prepaid expenses and other current assets	159,877	252,617
Accounts payable and accrued liabilities	6,571,444	2,441,822

Net cash provided by (used in) operating activities	2,482,070	(1,298,096)

Cash Flows from Investing Activities
Purchases of property, plant and equipment	(14,243,077)	(1,383,913)
Proceeds from disposal of property and equipment	331,311	—

Net cash used in investing activities	(13,911,766)	(1,383,913)

Cash Flows from Financing Activities
Proceeds from customer advances	16,000,000	—
Proceeds from long-term debt	1,141,439	5,500,000
Payment of long-term debt	(3,134,605)	(1,109,735)
Payment of debt financing costs	—	(425,000)
Proceeds from equity contribution	—	500,000

Net cash provided by financing activities	14,006,834	4,465,265

Increase in cash and cash equivalents	2,577,138	1,783,256
Cash and cash equivalents at beginning of year	2,002,619	219,363

Cash and cash equivalents at end of year	$4,579,757	$2,002,619

Supplemental Disclosure of Cash Flow Information:
Cash paid for:
Interest	$102,194	$—
State margin taxes	$68,092	$—
Non-cash items:
Forgiveness of long-term debt	$—	$42,313,465
Capital lease liability	$8,370,707	$—
Customer advances offset against receivables	$1,866,230	$—
Sale-leaseback of plant and equipment	$1,123,865	$—
Interest converted to long-term debt	$—	$1,054,778
Capitalized reclamation costs	$383,318	$—
Prepaid insurance financed with notes payable	$270,085	$—
Vendor invoices paid directly by lenders	$858,561	$—
Vendor invoice paid directly by member	$232,632	$—
Capitalized interest	$224,493	$—
Equipment purchases financed with notes payable	$201,082	$—

See accompanying notes to consolidated financial statements.

Superior Silica Holdings LLC

Notes to Consolidated Financial Statements

1. Organization and Status of Operations

        Superior Silica Holdings LLC ("SSH") was organized on June 5, 2008 in the State of Texas and began operations on June 20, 2008 upon the acquisition of Texas Sports Sand, Inc. ("TSSI"). SSH and its wholly owned subsidiary Superior Silica Sands LLC (collectively the "Company") produces and sells various grades of sand primarily used in the extraction of oil and natural gas and the production of numerous building products and foundry materials. The Company operates industrial sand processing facilities in Kosse, Texas and New Auburn, Wisconsin.

        For the years ended December 31, 2011 and 2010, the Company had net losses of $3.8 million and $11.6 million, respectively. Additionally, the Company had negative working capital and a capital deficit as of December 31, 2011 and 2010. During 2011, the Company began processing sand from its New Auburn, Wisconsin location and obtained certain customer contracts resulting in significant profitability during the fourth quarter of 2011. The Company believes that the customer sales agreements, first obtained during 2011, are expected to allow it to achieve profitable operations on an annual basis through 2012 and beyond. These financial statements have been prepared on the going concern basis which assumes the realization of assets and liquidation of liabilities in the normal course of business. Management believes that the profitable operating results from the Company's New Auburn, Wisconsin location as well as new contracts will provide the resources necessary for the ongoing realization of assets and settlement of liabilities in the normal course of business.

2. Significant Accounting Policies

  Principles of Consolidation

        The consolidated financial statements include the accounts of Superior Silica Holdings LLC and its wholly-owned subsidiary, Superior Silica Sands LLC. All intercompany accounts and transactions have been eliminated in consolidation.

  Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of income and expenses during the reporting period. Actual results could differ from these estimates. The accounting estimates that require the most significant, difficult and subjective judgment include:

  •
  Allowance for doubtful accounts;

  •
  Recognition of revenue under take-or-pay contracts;

  •
  Recognition of capital lease liability;

  •
  Estimated future lease payments under capital lease liability;

  •
  The assessment of recoverability of long lived assets;

  •
  Useful lives of property, plant and equipment; and

  •
  The recognition and measurement of loss contingencies.

Superior Silica Holdings LLC

Notes to Consolidated Financial Statements (Continued)

2. Significant Accounting Policies (Continued)

  Fair Value of Financial Instruments

        Fair value is an exit price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. Hierarchy Levels 1, 2, or 3 are terms for the priority of inputs to valuation techniques used to measure fair value. Hierarchy Level 1 inputs are quoted prices in active markets for identical assets or liabilities. Hierarchy Level 2 inputs are inputs other than quoted prices included with Level 1 that are directly or indirectly observable for the asset or liability. Hierarchy Level 3 inputs are inputs that are not observable in the market.

        The Company's financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable and debt instruments. The carrying amounts of financial instruments, other than the debt instruments, are representative of their fair values due to their short maturities. The term loan and subordinated debt has a stated interest rate of 0% as of December 31, 2011 but management believes that the interest rates on these loans are not materially different than current prevailing market rates, and as such, their carrying value approximates fair value.

  Credit Risk and Concentrations

        Financial instruments that potentially subject the Company to concentrations of credit risk are cash and cash equivalents and accounts receivable. All of the Company's cash and cash equivalents were fully insured at December 31, 2011 and 2010 due to a temporary federal program in effect from December 31, 2010 through December 31, 2012. Under the program, there is no limit to the amount of insurance for eligible accounts. Beginning 2013, insurance coverage will revert to $250,000 per depositor at each financial institution and the Company's cash balances may again exceed federally insured limits. Management believes that its customer acceptance, billing and collection policies are adequate to minimize potential credit risk on accounts receivable. The Company continuously evaluates the credit worthiness of its customers' financial condition and generally does not require collateral.

        Customer A represented 47% and 8% of the trade receivable balance as of December 31, 2011 and 2010, respectively. Customer B represented 24% and 48% of the trade receivable balance as of December 31, 2011 and 2010, respectively. Customer C represented 13% and 16% of the trade receivable balance as of December 31, 2011 and 2010, respectively. Customer D represented 11% and 13% of the trade receivable balance as of December 31, 2011 and 2010, respectively. No other customer balance exceeded 10% of the total trade receivable balance as of December 31, 2011 and 2010.

        Customer A represented 31% and 11% of revenues for the years ended December 31, 2011 and 2010, respectively. Customer B represented 20% and 10% of revenues for the years ended December 31, 2011 and 2010, respectively. Customer C represented 18% and 5% of revenues for the years ended December 31, 2011 and 2010, respectively. Customer D represented 12% and 0% of revenues for the years ended December 31, 2011 and 2010, respectively. Customer E represented 7% and 58% of revenues for the years ended December 31, 2011 and 2010, respectively. No other customer represented 10% or more of revenues in any of the periods noted above.

        During the year ended December 31, 2011, purchases from three major suppliers accounted for approximately 57% of total purchases. Accounts payable relating to these suppliers were approximately 80% of accounts payable at December 31, 2011. During the year ended December 31, 2010, purchases from three major suppliers accounted for approximately 87% of total purchases. Accounts payable relating to these suppliers were approximately 55% of accounts payable at December 31, 2010.

Superior Silica Holdings LLC

Notes to Consolidated Financial Statements (Continued)

2. Significant Accounting Policies (Continued)

  Revenue Recognition

        The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery of products has occurred, the sales price charged is fixed or determinable, collectability is reasonably assured, and the risk of loss is transferred to the customer. This generally means that the Company recognizes revenue when the sand leaves the Company's plants, including sand shipped through leased rail cars which is also on FOB shipping point terms. The sand is generally transported via railcar or trucking companies hired by the customer.

        The Company derives its revenue by mining and processing minerals that its customers purchase for various uses. Its revenues are primarily a function of the price per ton realized and the volumes sold. In some instances, its revenues also include a charge for transportation services it provides to its customers. The Company's transportation revenue fluctuates based on a number of factors, including the volume of product it transports under contract, service agreements with its customers, the mode of transportation utilized and the distance between its plants and customers.

        The Company sells a limited amount of its products under short-term price agreements or at prevailing market rates. The majority of the Company's revenues are realized through take-or-pay supply agreements with three oilfield services companies. The terms of these contracts expire in 2014 and 2021, but either we or our customer may terminate the agreement expiring in 2021 upon 120 days' written notice at any time after the expiration of the period during which the customer is entitled to receive discounts on its purchase price per ton of frac sand in connection with its prior advance payments to us; this termination may not occur earlier than May 2015. These agreements define, among other commitments, the volume of product that its customers must purchase, the volume of product that the Company must provide and the price that the Company will charge and that its customers will pay for each ton of contracted product. Prices under these agreements are generally fixed and subject to adjustment, upward or downward, only for certain changes in published producer cost indices or market factors. As a result, the Company's realized prices may not grow at rates consistent with broader industry pricing. For example, during periods of rapid price growth, its realized prices may grow more slowly than those of competitors, and during periods of price decline, its realized prices may outperform industry averages. With respect to the take-or-pay arrangements, if the customer is not allowed to make up deficiencies, the Company recognizes revenues to the extent of the minimum contracted quantity, assuming payment has been received or is reasonably assured. If deficiencies can be made up, receipts in excess of actual sales are recognized as deferred revenues until production is actually taken or the right to make up deficiencies expires.

        The Company invoices the majority of its customers on a per shipment basis, although for some larger customers, the Company consolidates invoices weekly or monthly. Standard terms are net 30 days, although extended terms are offered in competitive situations. The amounts invoiced include the amount charged for the product, transportation costs (if paid by the Company) and costs for additional services as applicable, such as costs related to transload the product from railcars to trucks for delivery to the customer site.

        Revenues from sales to customers who have advanced payments to the Company are invoiced to accounts receivable and recognized as revenue at the gross contractual rate per ton. Subsequently, the Company recognizes a reduction of accounts receivable and a corresponding reduction in the "advances from customers" liability (net of accrued interest) for the contracted repayment rate per ton.

Superior Silica Holdings LLC

Notes to Consolidated Financial Statements (Continued)

2. Significant Accounting Policies (Continued)

        Transportation revenue is reported in revenue and is derived from the Company charging its customers i) to deliver product to their locations, ii) to deliver product to a transload site from which customers are able to take possession, or iii) for leased rail cars used to transport product to the customer's location. Transportation expense is the cost the Company pays i) to ship product from its production facilities to customer facilities ii) to a transload site from which customers can take possession, or iii) to a third party for lease of rail cars which are then leased to other customers to transport the product to the customer's location, and it is included in operations and maintenance expense. Less than 2% of the Company's 2011 and 2010 revenues were derived from transportation charges.

  Cash and Cash Equivalents

        The Company considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents. All of our non-interest bearing cash balances were fully insured at December 31, 2011 and December 31, 2010 due to a temporary federal program in effect from December 31, 2010 through December 31, 2012. Under the program, there is no limit to the amount of insurance for eligible accounts. Beginning in 2013, insurance coverage will revert to $250,000 per depositor at each financial institution, and our non-interest bearing cash balances may again exceed federally insured limits.

  Accounts Receivable

        Trade accounts receivable are recognized at their invoiced amounts and do not bear interest. The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. The Company estimates its allowances based on specifically identified amounts that are believed to be uncollectible. If the financial condition of the Company's customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances might be required. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. No allowance for doubtful trade accounts receivable was established at December 31, 2011 and 2010.

  Inventories

        Inventory consists of both wet and dried sand stated at lower of cost or market value. Cost is determined using the average cost method. For the year ended December 31, 2010, the Company wrote down inventory by approximately $149,000 as a result of the lower of cost or market assessment. Overhead is capitalized at an average per unit rate based on actual costs incurred.

  Assets held for sale

        In February 2012, the Company sold a parcel of land, which was not a revenue generating asset, resulting in net proceeds of $1,338,305 which was less than the net book value of the asset at the time the decision was made to sell (June 2011). As a result, the Company recognized an impairment loss of $761,695 and adjusted the carrying value of the land to the fair value which approximated $1,338,305. The land has been classified as a current asset as of December 31, 2011.

Superior Silica Holdings LLC

Notes to Consolidated Financial Statements (Continued)

2. Significant Accounting Policies (Continued)

  Property, Plant and Equipment, net

        The Company records purchases of property, plant and equipment at cost, including capitalized interest. Maintenance, repairs and renewals are expensed when incurred. Additions and significant improvements are capitalized. Disposals are removed at cost less accumulated depreciation and any gain or loss from dispositions is recognized in income.

        Property under construction is stated at cost. This includes cost of construction, plant and equipment and other direct costs. Property under construction is not depreciated until such time that the relevant assets are completed and put into operational use.

        Property, plant and equipment include mine development costs such as engineering, mineralogical studies, drilling and other related costs to develop the mine, the removal of overburden to initially expose the mineral and building access ways. Exploration costs are expensed as incurred and classified as an exploration expense. Capitalization of pre-production and mine development costs begins once the reserve deposit is classified as proven and probable and the expected benefit is to be realized over a period greater than one year.

        Interest and other costs incurred in connection with the borrowing of funds are capitalized during the construction of plant and equipment as part of the cost of acquiring assets.

        Depreciation and amortization of other property, plant and equipment is provided for, commencing when such assets become operational, on the straight-line basis over the following estimated useful lives.

Useful Lives
Building and land improvements including assets under capital lease	10 - 20 years
Plant equipment including assets under capital lease	5 - 7 years
Industrial vehicles	7 years
Furniture and office equipment	3 years

  Mineral resources, net

        Mineral resources which initially resulted from the 2008 acquisition of the Company are recorded at fair value at the date of acquisition and represented proven and probable sand reserves. Subsequent additions are recorded at cost but no such additions have been capitalized to date since the acquisition of the Company in 2008. The provision for depletion of the cost of mineral resources is computed on the units-of-production method. Under this method, the Company computes the provision by multiplying the total cost of the mineral resources by a rate arrived at dividing the physical units of sand produced during the period by the total estimated mineral resources at the beginning of the period. Accumulated depletion as of December 31, 2011 and 2010 was $190,286 and $143,712, respectively. Depletion expense for the years ended December 31, 2011 and 2010 amounted to $46,574 and $51,442, respectively.

  Long-lived Assets

        In accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 360-10-05, long lived assets held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable.

Superior Silica Holdings LLC

Notes to Consolidated Financial Statements (Continued)

2. Significant Accounting Policies (Continued)

If circumstances require a long-lived asset be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by an asset to the carrying value of the asset. If the carrying value of the long-lived asset is not recoverable on an undiscounted cash flow basis, impairment is recognized to the extent that the carrying value exceeds its fair value.

        In management's opinion, there is no impairment of its long-lived assets as of December 31, 2011 and 2010.

  Advertising

        Advertising costs, which are included in selling, general and administrative expense, are expensed as incurred and are not material to the consolidated financial statements.

  Environmental Costs

        Liabilities for environmental remediation costs are recognized when environmental assessments and/or remediation are probable and the amounts can be reasonably estimated. Environmental expenditures that extend the life, increase the capacity, or improve the safety or efficiency of existing assets are capitalized.

  Deferred Debt Financing Costs, net and Debt Discounts

        Deferred debt financing costs consist of loan financing fees, which are amortized on a method approximating the effective interest method over the term of the loan.

        Debt discounts are amortized on a method approximating the effective interest method over the term of the loan.

  Capitalized Interest

        The Company's policy is to capitalize interest cost incurred on debt during the construction of major projects. A reconciliation of total interest cost to "Interest Expense" as reported in the Company's consolidated statements of operations is as follows:

Years ended December 31,	2011	2010
Interest costs related to financing activities	$2,121,403	$956,052
Amortization of deferred financing costs	212,852	193,937
Amortization of debt discounts	92,308	166,245
Interest costs capitalized	(224,493)	—
Accretion of restructured long-term debt (refer to Note 5)	(367,327)	(336,716)

Total interest expense	$1,834,743	$979,518

  Asset Retirement Obligations

        The Company follows the provisions of ASC 410-20-05. ASC 410-20-05 generally applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or the normal operation of a long-lived asset. The standard requires the

Superior Silica Holdings LLC

Notes to Consolidated Financial Statements (Continued)

2. Significant Accounting Policies (Continued)

Company to recognize an estimated liability for costs associated with the abandonment of its sand mining properties.

        A liability for the fair value of an asset retirement obligation with a corresponding increase to the carrying value of the related long-lived asset is recognized at the time the land is mined. The increased carrying value is depleted using the unit-of-production method, and the discounted liability is increased through accretion over the remaining life of the mine site.

        The estimated liability is based on historical industry experience in abandoning mine sites, including estimated economic lives, external estimates as to the cost to bringing back the land to federal and state regulatory requirements. For the liability recognized, the Company utilized a discounted rate reflecting management's best estimate of its credit-adjusted risk-free rate. Revisions to the liability could occur due to changes in the estimated costs, changes in the mine's economic life or if federal or state regulators enact new requirements regarding the abandonment of mine sites.

        The Company reported a liability of $431,646 and $48,328 related to this obligation as of December 31, 2011 and 2010, respectively. Changes in the asset retirement obligation are as follows:

Year ended December 31,	2011	2010
Beginning balance	$48,328	$48,328
Additions	383,318	—
Accretion	—	—

Total asset retirement obligations	$431,646	$48,328

  Transportation and Handling Costs

        The Company's transportation and handling costs are included in the operations and maintenance in the consolidated statement of operations.

  Income Taxes

        The Company is treated as a partnership for U.S. federal income tax purposes. Therefore, federal taxable income and any applicable tax credits are included in the federal tax returns of the members, and any federal tax liability relating thereto is borne by the members. The Company is liable for state franchise taxes. State franchise taxes for the years ended December 31, 2011 and 2010 amounted to $100,927 and $36,385, respectively.

        In accordance with ASC 740-10-30-7 in the Expenses—Income Taxes topic, the Company recognizes the effect of uncertain tax positions, if any, only if those positions are more likely than not of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. It also requires the Company to accrue interest and penalties where there is an underpayment of taxes, based on management's best estimate of the amount ultimately to be paid, in the same period that the interest would begin accruing or the penalties would first be assessed. It is the Company's policy to classify interest and penalties related to the underpayment of income tax as income tax expense.

Superior Silica Holdings LLC

Notes to Consolidated Financial Statements (Continued)

2. Significant Accounting Policies (Continued)

  Business Segment

        The Company has one operating and reporting segment consisting of the production and sale of various grades of sand primarily used in the extraction of oil and natural gas and the production of numerous building products and foundry materials. The Company's chief operating decision maker is considered to be the Chief Executive Officer. The chief operating decision maker allocates resources and assesses performance of the business and other activities at the single reporting segment level.

  Net Loss Per Member Unit

        Basic and diluted loss per member unit is presented within the consolidated statements of operations. Basic loss per member unit is computed by dividing the loss attributable to members by the weighted-average number of outstanding member units for the period. If the Company had recognized net income during 2011 and 2010, diluted income per member unit would reflect the potential dilution that could occur if securities or other contracts that may require the issuance of member units in the future were converted. Diluted income per member unit would be computed by increasing the weighted-average number of outstanding member units to include the additional member units that would be outstanding after conversion and adjusting net income for changes that would result from the conversion. Only those securities or other contracts that result in a reduction in earnings per member unit are included in the calculation. Since the Company recognized losses during both 2011 and 2010, any potential issuance of future member units is not included in the computation of diluted net loss per member unit, because to do so would be anti-dilutive.

  New Accounting Pronouncements

        In May 2011, the FASB issued ASU No. 2011-04 to provide additional guidance related to fair value measurements and disclosures. The guidance, which is incorporated into FASB ASC 820-10, generally provides clarifications to existing fair value measurement and disclosure requirements and also creates or modifies other fair value measurement and disclosure requirements. The Company will adopt this guidance, as required, for the first interim or annual period beginning after December 15, 2011 and the adoption of the guidance is not expected to have a material impact on the Company's financial position or results of operations.

3. Inventories

        Inventories consisted of the following:

December 31,	2011	2010
Raw materials	$1,947,247	$37,996
Work in process	478,669	—
Finished goods	192,943	631,596

	$2,618,859	$669,592

Superior Silica Holdings LLC

Notes to Consolidated Financial Statements (Continued)

4. Property, Plant and Equipment, net

        Property, plant and equipment, net consisted of the following:

December 31,	2011	2010
Plant equipment	$24,215,493	$17,694,374
Wet plant under capital lease:
Machinery and equipment under capital lease	8,403,175	—
Building under capital lease	1,022,000	—
Land improvements under capital lease	69,397	—
Building and land improvements	5,108,449	2,263,293
Industrial vehicles	2,766,455	2,718,117
Land	2,297,846	2,849,148
Furniture and office equipment	27,544	26,444

	43,910,359	25,551,376
Less accumulated depreciation and amortization of capital lease	(8,554,457)	(5,698,471)

	35,355,902	19,852,905
Construction in progress	954,249	—

	$36,310,151	$19,852,905

        Depreciation and amortization expenses for the year ended December 31, 2011 were approximately $3,449,000 and $526,000, respectively. Depreciation and amortization expenses for the year ended December 31, 2010 were approximately $2,517,000 and $0, respectively.

        The Company estimates that an additional $240,000 will be incurred subsequent to December 31, 2011 to complete the construction in progress.

        During 2011, the Company sold certain plant and equipment to a third party with a net book value of $1,123,865 in a sale-leaseback transaction resulting in a non-cash reduction of the capital lease liability by the same amount. As a result, the gross value of assets under capital lease totaled $9,494,572 while the initial capital lease liability totaled $8,370,707 as of the date the capital lease was recognized, July 31, 2011.

        Also during 2011, the Company relocated certain assets to its New Auburn, Wisconsin facility. The costs associated with the equipment relocation, totaling $572,300, were expensed during 2011.

Superior Silica Holdings LLC

Notes to Consolidated Financial Statements (Continued)

5. Long-Term Debt

        Long-term debt consists of the following:

December 31,	2011	2010
Term loan to a financial and lending partnership, secured by substantially all of the assets of the Company	$53,601,981	$53,969,306
Subordinated debt to an affiliate of the majority owner, net of unamortized discount of $323,077 and $415,385 at December 31, 2011 and 2010	4,676,923	4,584,615
Notes payable to a financial corporation, net of unamortized discount of $81,630 at December 31, 2010, payable in thirty-six equal monthly installments of $65,916, secured by industrial vehicles, maturing in December 2011	—	700,915
Note payable to a financial corporation, payable in thirty-six equal monthly installments of $9,019, secured by equipment	—	108,234
Various notes payable to third parties, payable in monthly installments through September 2012	270,710	—
Notes payable to former owner, due January 2012	125,000	250,000

	58,674,614	59,613,070
Less current portion	376,682	934,149

	$58,297,932	$58,678,921

  Term Loan

        The Company maintains a term loan due to a financial and lending partnership. In January 2010, the Company restructured this term loan due to cash flow problems and financial difficulties. The Company's term loan lender forgave $1.8 million which was accounted for prospectively as a troubled debt restructuring and is being accreted over the term of the restructured term loan as an adjustment to interest expense. The term loan, which is secured by substantially all of the Company's assets, carried an interest rate of 0% as of December 31, 2011 and 2010. The interest rate is subject to increase on a prospective basis based upon the Company achieving certain adjusted earnings before interest, taxes, depreciation and amortization ("EBITDA") milestones, measured on the last day of each month for the twelve-month period ending on such date, as set forth below:

Adjusted EBITDA Milestone	Interest Rate
$5,000,000	2.5%
$11,500,000	5%
$13,500,000	8%
$15,500,000	12%

        As of December 31, 2011, the Company was not in compliance with certain budgeting covenants related to the construction of its New Auburn, Wisconsin facility. In February 2012, the Company has received a waiver of all existing covenants as of December 31, 2011, however, it must comply with various affirmative, negative and other financial covenants contained in the loan and security agreement beginning with the first quarter ending March 31, 2012. The financial covenants include minimum EBITDA for specified periods and limiting capital expenditures to certain amounts.

Superior Silica Holdings LLC

Notes to Consolidated Financial Statements (Continued)

5. Long-Term Debt (Continued)

        The outstanding principal amount of the term loan and certain subordinated debt shall be prepaid by an amount equal to a specified amount of excess cash flow measured at the end of each fiscal quarter commencing with the first quarter ending June 30, 2012. Such prepayment shall be applied as a principal prepayment of the term loan and/or the subordinated debt based on the agreed distribution schedule by the term loan lender and the subordinated debt lender.

        Since the specified amount of excess cash flow cannot presently be determined with any amount of specificity, the Company has classified the entire outstanding balance of the term loan and certain Subordinated Debt as non-current in accordance with the fixed contractual repayment terms as of December 31, 2011 and 2010.

        In March 2011, the term loan was amended to allow the Company to receive additional proceeds of $333,333 which was subsequently repaid in April 2011.

        As previously discussed, due to a prior debt restructuring, as of the December 31, 2011, the outstanding balance of the term loan is $53.6 million which includes an unamortized deferred gain on restructured long-term debt of $1.1 million, which will result in a final principal balance due of $52.5 million on December 31, 2014. See Note 11 for the subsequent amendment of the term loan.

  Subordinated Debt

        In February 2009, the Company entered into a loan agreement with an affiliate of its majority owner to fund its working capital requirements. The agreement provided a $13.5 million loan and the amendment made in September 2009 provided an additional $3.0 million loan. The loan agreement contained affirmative, negative and various financial covenants under which the Company was obligated. The loan agreement was set to expire in June 2011 and carried an interest rate of 25% per annum.

        In January 2010, the Company entered into a release agreement with the affiliate of its majority owner whereby the affiliate of its majority owner forgave all principal and accrued interest amounting to $20.8 million. The related unamortized deferred financing cost of the subordinated debt which amounted to $385,105 was netted against the forgiven subordinated debt and the Company reclassified the net difference amounting to $20.4 million to member's equity due to the extinguishment transaction being conducted by parties under common control.

        The Company maintains a loan and security agreement with another affiliate of its majority owner which is subordinated to the term loan noted above and carried an interest rate of 0% as of December 31, 2011 and 2010. Through various restructurings, the agreement provided for a $4.5 million loan with a redemption amount of $5.0 million. The loan agreement contains affirmative, negative and various financial covenants under which the Company is obligated. The loan is due on June 30, 2015.

        In March 2011, the term loan was amended to allow the Company to receive additional proceeds of $1,666,667 (partially in cash and partially in direct payments to suppliers) which was subsequently repaid in April 2011.

        As of December 31, 2011, the Company was not in compliance with certain covenants of the subordinated debt. In February 2012, the Company has received a waiver of all existing covenants as of December 31, 2011, however, it must comply with various affirmative, negative and other financial covenants contained in the loan and security agreement beginning with the first quarter ending

Superior Silica Holdings LLC

Notes to Consolidated Financial Statements (Continued)

5. Long-Term Debt (Continued)

March 31, 2012. The financial covenants include minimum EBITDA for specified periods and limiting capital expenditures to certain amounts.

  Notes Payable to Financial Corporations

        The Company acquired certain industrial vehicle and plant equipment through loans payable monthly over three year periods. These notes were repaid during 2011.

  Various Notes Payable

        During 2011, the Company entered into various short term notes payable to finance its annual insurance premiums and construction of its natural gas pipelines. These notes carry interest at rates ranging from 2.77% to 7% and mature between May 2012 and November 2013. Future principal payments total $251,682 and $19,028 for 2012 and 2013, respectively.

  Notes Payable to Former Owner

        On June 20, 2008, the Company acquired all of the assets of TSSI and certain mineral rights of the former owners of TSSI (collectively, the "Seller"). The purchase price was $87.7 million and was comprised of $54.3 million in cash, $20.0 million unsecured notes payable to the Seller of TSSI ("Seller Notes"), voting membership interests to former owners valued at $9.4 million ("Seller Shares") and direct acquisition costs of $4.0 million.

        In January 2010, the Company, its majority owner and the Seller entered into a separation agreement and agreed that the acquisition consideration would be reduced by cancellation of the Seller Notes the and Seller Shares and, concurrently with such reduction to the acquisition consideration the Company would transfer certain trucks with a net book value of approximately $79,000 and pay the Seller $375,000 of which $125,000 was paid in 2010 and $250,000 shall be paid in two equal annual installments of $125,000 commencing in January 2011. Approximately $22.1 million of the Seller Notes were forgiven and reclassified to members' equity as the Seller, at the time of extinguishment, owned 22.5% of the Company, therefore, the extinguishment transaction occurred between related parties.

  Contractual Maturity of Long-term Debt

        The following table represents the estimated maturities of the Company's long-term debt as of December 31, 2011:

Years ending December 31,
2012	$376,682
2013	19,028
2014	57,500,000
Thereafter	—

Total	57,895,710
Unaccreted restructured long-term debt	1,101,981
Unamortized debt discount	(323,077)

Balance	$58,674,614

Superior Silica Holdings LLC

Notes to Consolidated Financial Statements (Continued)

6. Capital Lease Liability

        In April 2011, the Company entered into an agreement with a third party to mine and process the Company's mineral resources at its New Auburn location for a specified fee per ton for five years, after which the Company will acquire ownership of the New Auburn wet plant without paying additional consideration. This agreement qualifies as a capital lease obligation and the specified fee per ton includes amounts paid to the third party for i) the extraction of sand, ii) operating costs associated with operating the wash plant and iii) an estimated amount per ton as a lease payment.

        Estimated minimum future lease payments, based on estimated future production, under capital lease as of December 31, 2011 for each of the next five years, and in aggregate are as follows:

Years ending December 31,
2012	$4,349,399
2013	3,355,018
2014	3,522,768
2015	4,026,021
2016	1,289,286

Net anticipated minimum lease payments	16,542,492
Less amount representing interest	8,171,785

Present value of net anticipated minimum lease payments	$8,370,707

        The Company did not incur any contingent rentals for the years ended December 31, 2011 and 2010.

        The Company is committed to purchase a minimum annual quantity of sand mine and process by the third party. The estimated minimum purchase commitments under the agreement as of December 31, 2011 for each of the next five years are as follows:

Years ending December 31,
2012	$4,766,250
2013	4,938,500
2014	5,116,250
2015	5,300,000
2016	3,155,250

Estimated minimum purchase commitments	$23,276,250

7. Advances from Customers

        During 2011, the Company entered into agreements with three customers (the "Sand Supply Agreements") which included customer prepayment provisions. The contract date, prepayment

Superior Silica Holdings LLC

Notes to Consolidated Financial Statements (Continued)

7. Advances from Customers (Continued)

amounts, repayment period, contract term, effective interest rates, and remaining balance as of December 31, 2011 of the prepayments included in the Sand Supply Agreements are as follows:

	Contract Date	Prepayment Amount	Repayment Period	Contract Term	Effective Interest Rate	Remaining Balance
Customer 1	5/31/2011	$8,000,000	3 years	10.3 years	6.50%	$7,671,942
Customer 2	3/31/2011	5,000,000	2 years	3.5 years	9.32%	4,329,076
Customer 3	1/18/2011	3,000,000	2 years	2.0 years	9.32%	2,132,752

Total		$16,000,000				14,133,770
Less current portion						7,968,473

Long-term portion						$6,165,297

        The Company has agreed to repay the advance payments, including interest, during the repayment period by applying against the full invoiced amount a credit ranging from $10.00 to $11.50 per ton depending on the grade of sand being purchased. The current and long-term portions of these obligations have been estimated based on future expected purchase quantities or the minimum required purchases, whichever is greater.

        The above obligations are secured by letters of credit that were issued by an affiliate of the Company's majority owner through a financial institution at a percentage of the original principal balance of 60%, 50% and 100% for customers 1, 2 and 3, respectively. The letters of credit are reduced proportionally on a quarterly or semi-annual basis based on principal payments made as of each respective contract annual effective date.

8. Members' Deficit and Net Loss per Member Unit

  Ownership Interest

        The Company has two classes of preferred ownership interest, both of which have active member units: Class A-1 and Class A-2 units. Each class differs in voting rights, profit and loss distribution, and liquidation preferences. During 2011, the Company issued an additional 5,239,500 member units of Class A-2, which were deemed to have an estimated fair value of $0 based on conditions that existed as of the issuance date. As of December 31, 2011, the outstanding and issued Class A-1 and Class A-2 is 39,166,666 and 7,739,500, respectively. As of December 31, 2010, the outstanding and issued Class A-1 and Class A-2 is 39,166,666 and 2,500,000, respectively. The Class A-2 members are affiliated with the term loan creditor.

        As discussed in Note 5, the Seller Shares were cancelled. The Seller forgave approximately $22.1 million of Seller Notes and certain affiliates of the majority owner also forgave approximately $20.4 million of subordinated debt and the forgiven Seller Notes and subordinated debt were reclassified to members' equity.

        During 2011, a member of the Company paid an invoice on behalf of the Company totaling $232,632 for which no additional consideration was given.

Superior Silica Holdings LLC

Notes to Consolidated Financial Statements (Continued)

8. Members' Deficit and Net Loss per Member Unit (Continued)

        Basic net loss per member unit is computed by dividing the loss attributable to members by the weighted average number of member units outstanding for the period.

Year Ended December 31,	2011	2010
Net loss attributable to Company members	$(3,824,776)	$(11,612,233)
Weighted average member units:
Basic and diluted	45,829,556	41,682,132
Net loss per member unit:
Basic and diluted	$(0.08)	$(0.28)

        There were no outstanding options to purchase member units at December 31, 2011 and 2010 that were anti-dilutive.

9. Related Party Transactions

        Related party transactions include reimbursements of certain general and administrative and interest expenses incurred by a member on the Company's behalf of approximately $541,000 and $197,000 incurred in 2011 and 2010, respectively. As of December 31, 2011 and 2010, amounts included in trade accounts payable and accrued expense due to a member were approximately $444,000 and $265,000, respectively.

        Refer to Note 5 for the discussion on Seller Notes and subordinated debt.

10. Commitments and Contingencies

  Leases

        In March 2011, the Company entered into certain surface lease agreements in Wisconsin. The term of the leases are for 25 years with annual rents totaling approximately $37,000. Rent shall increase by 2% annually. The Company also entered into various lease and royalty agreements during 2011. The terms of the lease and royalty agreements are for 25 years and the Company shall pay the lessors a royalty for each ton of washed sands. The Company's minimum annual royalty payments will total approximately $550,000 related to these royalty agreements.

        The Company also entered into certain operating leases for equipment during 2011. Future minimum annual commitments related to equipment and land under operating leases at December 31, 2011 are as follows:

Years ending December 31,	2011
2012	$190,245
2013	190,245
2014	125,927
2015	37,000
2016	37,000
Thereafter	703,000

Total	$1,283,417

Superior Silica Holdings LLC

Notes to Consolidated Financial Statements (Continued)

10. Commitments and Contingencies (Continued)

        Rental expense for operating leases for the years ended December 31, 2011 and 2010 totaled approximately $48,000 and $0, respectively.

  Litigation

        The Company maintains general liability insurance with limits and deductibles that management believes prudent in light of the exposure of the Company to loss and the cost of the insurance.

        The Company is subject to various claims and litigation arising in the ordinary course of business. The outcome of litigation is uncertain and despite management's views of the merits of any litigation or claims, or the reasonableness of the Company's estimates and reserves, the Company's financial statements could nonetheless materially be affected by an adverse judgment. The Company believes it has adequately reserve for contingencies, if any, arising from any legal matters where an outcome was deemed to be probable and the loss amount would be reasonable estimated. As of December 31, 2011 and 2010, there is no accrued loss for such claims and litigation based on management's review of the existing facts and circumstances and based on the advice of counsel. The legal expenses related to claims and litigations are expensed when incurred and for the years ended December 31, 2011 and 2010 the Company incurred legal expenses amounting to approximately $1,500,000 and $2,100,000, respectively.

        In addition, the Company had been involved in an arbitration case brought by a former supplier that was settled by an agreement in October 2010. The supplier has raised issues regarding the settlement but management believes that the settlement will be enforced. In the opinion of management, the final outcome of the above arbitration will not have a material adverse effect on the liquidity, financial position or results of operations of the Company.

  Internal Revenue Service Audit

        The Company is undergoing an audit by the Internal Revenue Service for the year ended December 31, 2009. As previously discussed, the Company is treated as a partnership for U.S. federal income tax purposes, therefore, any potential federal income tax exposure are expected to be borne by the members.

  Employment Agreement

        The Company has a Long Term Compensation Program, in which additional compensation may be paid based on certain events, as defined in certain agreements with an employee and a consultant. As of December 31, 2011 and 2010, there is no amount due under the Long Term Compensation Program.

AEC Holdings LLC and Subsidiaries

Report of Independent Registered Public Accounting Firm

The Members
AEC Holdings LLC
Birmingham, Alabama

        We have audited the accompanying consolidated balance sheets of AEC Holdings LLC and Subsidiaries (the "Company") as of December 31, 2012, 2011 and 2010, and the related consolidated statements of operations, members' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of AEC Holdings LLC and Subsidiaries at December 31, 2012, 2011 and 2010, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO USA, LLP

Dallas, Texas
March 22, 2013

AEC Holdings LLC and Subsidiaries

Consolidated Balance Sheets

December 31,	2012	2011
Current assets
Cash and cash equivalents	$1,287,421	$1,941,055
Accounts receivable, net of allowance for doubtful accounts of $120,000 and $7,132	16,252,179	13,497,369
Inventories	12,232,498	8,477,806
Other current assets	2,159,869	750,834

Total current assets	31,931,967	24,667,064
Property, plant and equipment, net of accumulated depreciation and amortization of $10,022,140 and $7,620,709	40,101,798	41,136,171
Intangible assets, net of accumulated amortization of $2,241,601 and $1,925,591	1,426,397	1,742,407
Deferred financing costs, net of accumulated amortization of $646,616 and $475,651	82,888	253,853
Other assets	746,339	269,848

Total assets	$74,289,389	$68,069,343

AEC Holdings LLC and Subsidiaries

Consolidated Balance Sheets (Continued)

December 31,	2012	2011
Liabilities and Members' Equity
Current liabilities
Accounts payable	$10,248,092	$8,386,837
Accrued liabilities	3,718,753	1,636,570
Current portion of long-term debt	839,626	300,000

Total current liabilities	14,806,471	10,323,407
Long-term debt, net of current portion	20,415,215	21,659,544
Revolver loan	13,000,000	10,500,000

Total liabilities	48,221,686	42,482,951

Commitments and contingencies (Note 13)
Members' Equity	26,067,703	25,586,392

Total liabilities and members' equity	$74,289,389	$68,069,343

See accompanying notes to consolidated financial statements.

AEC Holdings LLC and Subsidiaries

Consolidated Statements of Operations

Years Ended December 31,	2012	2011
Fuel revenues	$552,390,535	$343,734,426
Other revenues	5,008,614	5,574,693

Total revenues	557,399,149	349,309,119
Operating expenses
Cost of fuel	539,079,484	331,620,669
Operations and maintenance	8,923,024	8,318,658
Selling, general and administrative	4,638,399	3,972,774
Depreciation and amortization	2,741,576	2,858,429
Loss (gain) on disposal of equipment, net	5,131	(111,171)

Total operating expenses	555,387,614	346,659,359

Operating income	2,011,535	2,649,760
Other income (expense)
Interest expense	(642,172)	(1,362,165)
Amortization of deferred financing cost	(170,965)	(173,607)
Litigation settlement expense (Note 13)	(750,000)	—
Gain on extinguishment of payable (Note 9)	—	1,211,807
Gain from debt restructuring, net (Note 10)	—	472,283
Changes in fair value of interest rate swap	—	243,167
Other	32,913	98,594

Total other income (expense)	(1,530,224)	490,079

Net income	$481,311	$3,139,839

Net income per member unit
Net income available to unitholders	$481,311	$3,139,839
Weighted-average member units outstanding	100,000	100,000
Earnings per member unit (basic and diluted)	$4.81	$31.40

See accompanying notes to consolidated financial statements.

AEC Holdings LLC and Subsidiaries

Consolidated Statements of Members' Equity

	Membership Interest	Accumulated Deficit	Total
Balance at December 31, 2010	$25,600,519	$(22,339,354)	$3,261,165
Capital contribution	4,000,000	—	4,000,000
Forgiveness of seller notes and accrued interest payable, net (Note 11)	6,580,194	—	6,580,194
Forgiveness of subordinated notes and accrued interest (Note 12)	6,689,164	—	6,689,164
Forgiveness of long-term debt in exchange for equity (Note 10)	1,515,016	—	1,515,016
Deconsolidation of subsidiary (Note 2)	(13,515,878)	13,916,892	401,014
Net income	—	3,139,839	3,139,839

Balance at December 31, 2011	30,869,015	(5,282,623)	25,586,392
Net income	—	481,311	481,311

Balance at December 31, 2012	$30,869,015	$(4,801,312)	$26,067,703

See accompanying notes to consolidated financial statements.

AEC Holdings LLC and Subsidiaries

Consolidated Statements of Cash Flows

Years Ended December 31,	2012	2011
Cash Flows from Operating Activities
Net income	$481,311	$3,139,839
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization of property, plant and equipment	2,425,566	2,460,587
Amortization of intangibles	316,010	397,842
Amortization of deferred financing cost	170,965	173,607
Provision for doubtful accounts	112,868	—
Loss (gain) on disposal of equipment	5,131	(111,171)
Interest rolled into debt balances	—	759,360
Gain on extinguishment of trade payable (Note 9)	—	(1,211,807)
Gain on debt restructuring (Note 10)	—	(472,283)
Change in fair value of derivative financial instrument	—	(243,167)
Changes in operating assets and liabilities:
Accounts receivable	(2,781,376)	(3,836,583)
Inventories	(3,754,692)	(4,164,446)
Other current assets and other assets	(1,897,422)	(489,065)
Accounts payable and accrued expenses	3,943,438	(3,416,091)
Tax refund receivable and income taxes payable	(86,457)	925,388

Net cash used in operating activities	(1,064,658)	(6,087,990)

Cash Flows from Investing Activities
Proceeds from disposal of equipment	6,500	91,000
Collections of notes receivable	12,051	1,786
Purchases of property, plant and equipment	(1,402,824)	(935,215)

Net cash used in investing activities	(1,384,273)	(842,429)

Cash Flows from Financing Activities
Equity contribution	—	4,000,000
Cash distributed to deconsolidated subsidiary (Note 2)	—	(251,442)
Payment made to a member	—	(125,000)
Proceeds from equipment loan	709,532	—
Repayment of equipment loan	(205,844)	(163,576)
Payment of financing costs	—	(306,364)
Repayment of long-term debt	(1,208,391)	(894,243)
Proceeds from revolver loan	49,500,000	22,100,000
Repayment of revolver loan	(47,000,000)	(18,749,703)

Net cash provided by financing activities	1,795,297	5,609,672

Decrease in cash and cash equivalents	(653,634)	(1,320,747)
Cash and cash equivalents, beginning of year	1,941,055	3,261,802

Cash and cash equivalents, end of year	$1,287,421	$1,941,055

See accompanying notes to consolidated financial statements.

AEC Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

1. Organization and Basis of Presentation

        The consolidated financial statements include the accounts of AEC Holdings LLC and the consolidated accounts of all of its wholly owned subsidiaries: Allied Energy Company LLC ("AEC"), Allied Renewable Energy LLC ("ARE"), and W.C. Rice Oil Co., Inc. ("WCRO") (collectively the "Company"). As disclosed in Note 2, on September 29, 2011, WCRO was deconsolidated.

        AEC Holdings LLC has one class of ownership interest.

        The Company operates a motor fuel bulk storage facility located in Birmingham, Alabama. The Company purchases, blends, markets, and transports light petroleum products to its customers in the Birmingham area. The Company operates a transportation mixture ("transmix") distillation tower that extracts gasoline and diesel fuel from commingled motor fuels. Through AEC, the Company offers terminal cleaning and petroleum reclamation services. The Company also operates a biodiesel refinery that produces renewable fuel from soy oil, animal fats, and waste cooking oil for use in blending with traditional diesel products.

        The accompanying consolidated financial statements are the responsibility of the Company's management. The Company eliminates all significant intercompany balances and transactions in the consolidation.

2. Deconsolidation of Subsidiary

        On September 29, 2011, the Company deconsolidated its wholly owned subsidiary WCRO. Pursuant to the Stock Purchase Agreement between the Company and WCRO's new parent, W. C. Rice Oil Holdings LLC ("WCROH"), the Company distributed 100% of the common stock in WCROH for consideration of one dollar ($1.00). In accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 810 Consolidation, when a parent sells or otherwise ceases to own all or part of its ownership interest in its subsidiary, and as a result, the parent no longer has a controlling interest in the subsidiary, deconsolidation of that subsidiary is generally required.

        The related party transaction was substantively a pro rata distribution of WCRO common stock to the Company's owners. Management therefore deconsolidated WCRO from the Company's balance sheet effective September 29, 2011 and eliminated the results of WCRO's operations from its consolidated accounts beginning on that date. For periods prior to September 29, 2011, the Company included WCRO's results of operations and balance sheet values in its consolidated accounts. After deconsolidation, the Company has no continuing financial interest in WCRO.

        Prior to deconsolidation, WCRO conducted marketing efforts to sell and distribute gasoline and diesel products to wholesale, industrial, and commercial accounts. The Company transferred all of these activities to AEC prior to deconsolidation. In addition, WCRO sold substantially all of its tangible, long-lived assets to AEC for an amount that approximates net book value at the date of transfer. These tangible, long-lived assets consisted of trucks, office equipment and leasehold improvements. Since AEC continues to conduct these business activities, the deconsolidation of WCRO is not a "discontinued operation" in the context of current accounting standards.

AEC Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

2. Deconsolidation of Subsidiary (Continued)

        At the date of deconsolidation, the net deficit of WCRO consisted of the following:

Cash	$251,442
Miscellaneous receivables and other current assets	684,828
Land	130,000

1,066,270
Federal excise taxes payable and other miscellaneous liabilities	(1,467,284)

Net deficit	$(401,014)

        At the date of deconsolidation, the net deficit distributed to WCROH was valued at an amount that approximates fair value. Receivables and other current assets were based on management's assessment of net realizable value. Cash, land and liabilities were stated at carrying amount which approximates fair value.

        On September 29, 2011, the Company entered into a management services contract with WCRO to handle routine transition affairs together with post-deconsolidation administrative matters including but not limited to bookkeeping, sales tax returns, business license filings and ad valorem filings. WCRO compensates the Company for these services at a rate of $100 per hour. In its sole discretion, WCRO has the right to terminate the agreement at any time. For the years ended December 31, 2012 and 2011, the Company had not provided meaningful services under the agreement. Consequently, the Company had not billed WCRO any fees under the agreement. At December 31, 2012 and 2011, the Company did not reflect any amounts due to or due from WCRO or WCROH.

        The Company treated the transaction as a distribution to its owners. The Company reduced its members' interest to the extent of the capital contributions to WCRO and decreased its accumulated deficit by the cumulative WCRO losses amounting to approximately $13,516,000 and $13,917,000, respectively. The Company did not report a gain or loss from the deconsolidation. The Company recorded the net deficit of WCRO amounting to the $401,014 in Members' Equity.

        WCRO and WCROH remain related parties after September 29, 2011.

3. Significant Accounting Policies

  Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP") requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates. The accounting estimates that require the most significant, difficult and subjective judgment include:

  •
  The assessment of recoverability of long lived assets;

  •
  Useful lives for intangible assets and property, plant and equipment;

  •
  The recognition and measurement of uncertain tax positions;

  •
  The measurement of the Company's equity value;

AEC Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

3. Significant Accounting Policies (Continued)

  •
  The measurement of the Company's future payments on its term debt; and

  •
  The recognition and measurement of loss contingencies.

  Fair Value of Financial Instruments

        Fair value is an exit price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. Accounting guidance also establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. Level 1 inputs are unadjusted quoted prices in active markets for identical assets or liabilities. Level 2 inputs are inputs other than quoted prices included with Level 1 that are directly or indirectly observable for the asset or liability. Level 3 inputs are inputs that are not observable in the market.

        The Company's financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable, debt instruments, and derivative financial instruments. The carrying amounts of financial instruments, other than the debt instruments and derivative financial instruments, are representative of their fair values due to their short maturities. Refer to Note 16 for the fair value of the Company's long term debt instruments and derivative financial instruments.

  Concentration of Credit Risk

        Financial instruments that potentially subject the Company to concentration of credit risk are cash and cash equivalents and trade accounts receivable. All of the Company's cash and cash equivalents were fully insured at December 31, 2012 and 2011 due to a temporary federal program in effect from December 31, 2010 through December 31, 2012. Under the program, there is no limit to the amount of insurance for eligible accounts. Beginning in 2013, insurance coverage will revert to $250,000 per depositor at each financial institution and the Company's cash balances may again exceed federally insured limits. The Company maintains its cash and cash equivalents in financial institutions it considers to be of high credit quality.

        The Company provides credit, in the normal course of business, to customers located throughout the Southeastern United States. The Company performs ongoing credit evaluations of its customers, generally does not require collateral and evaluates the potential credit losses regularly, which when realized, have been within the range of management's expectations.

        During the year ended December 31, 2012, one customer accounted for 16% of total revenue. No other customers accounted for more than 10% of total revenue. Revenues from the top 10% of customers accounted for approximately 86% of total revenues. Accounts receivable outstanding relating to these customers was approximately 85% of total accounts receivable at December 31, 2012.

        During the year ended December 31, 2011, one customer accounted for 11% of total revenue. No other customers accounted for more than 10% of total revenue. Revenues from the top 10% of customers accounted for approximately 85% of total revenues. Accounts receivable outstanding relating to these customers was approximately 85% of total accounts receivable at December 31, 2011.

        During the year ended December 31, 2012, purchases from one major supplier accounted for approximately 69% of total purchases. Accounts payable outstanding relating to this major supplier was approximately 47% of total accounts payable at December 31, 2012.

AEC Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

3. Significant Accounting Policies (Continued)

        During the year ended December 31, 2011, purchases from two major suppliers accounted for approximately 58% and 18% of total purchases, respectively. Accounts payable outstanding relating to these two major suppliers were approximately 46% and 0% of total accounts payable at December 31, 2011, respectively.

  Cash and Cash Equivalents

        The Company considers all highly liquid investments with original maturities when purchased of three months or less to be cash equivalents.

  Accounts Receivable and Allowance for Doubtful Accounts

        Accounts receivable are comprised primarily of amounts owed to the Company through its motor fuel deliveries and are presented net of an allowance for doubtful accounts. The majority of trade receivables are due 10 days from the invoice date. The Company maintains allowances for estimated losses resulting from the inability of its customers to make required payments. The Company estimates its allowances based on specifically identified amounts that are believed to be uncollectible, which are determined based on historical experience and management's assessment of the general financial conditions affecting the Company's customer base. If the financial condition of the Company's customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances might be required. After all attempts to collect a receivable have failed, the receivable is written off against the allowance.

  Inventories

        Finished goods inventories consist of refined motor fuel products. Motor fuel inventories are stated at the lower of cost or market using the average cost method. Raw materials inventories consist of transmix feedstock. Raw materials inventories are stated at the lower of cost or market using the average cost method.

        The Company does not have long-term contracts with any suppliers of petroleum products covering more than 10% of its motor fuel supply. Unanticipated national or international events could result in a curtailment of motor fuel supplies to the Company, thereby adversely affecting motor fuel sales.

  Property, Plant and Equipment

        Property, plant, and equipment are reported generally at cost. In those instances where property, plant, and equipment become impaired, the Company reports the assets at fair value. Depreciation and amortization are determined primarily under the straight-line method that is based on estimated asset service life taking into account obsolescence.

AEC Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

3. Significant Accounting Policies (Continued)

        Estimated service lives are as follows:

Years
Buildings	15 - 39
Tanks and equipment	7 - 40
Machinery and equipment	5 - 10
Furniture and fixtures	3 - 7
Autos and trucks	3 - 7
Leasehold improvements	3 - 5
Sewer connection	15

        Repair and maintenance costs are expensed as incurred.

  Capitalized Interest

        The Company's policy is to capitalize interest cost incurred on debt during the construction of major projects. For the years ended December 31, 2012 and 2011, the Company did not capitalize any interest costs.

  Intangible Assets

        Intangible assets consist of trade names and customer relationships. Trade names are amortized on a straight line basis over 10 years, and customer relationships are amortized using the economic benefits method over 15 years.

  Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed of

        In accordance with FASB ASC 360-10-05, Impairment or Disposal of Long-Lived Assets, long-lived assets such as property, plant, and equipment, and purchased intangible assets subject to amortization are reviewed for impairments whenever events or changes in circumstances indicate that the related carrying amount may not be recoverable. If circumstances require a long-lived asset be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by an asset to the carrying value of the asset. If the carrying value of the long-lived asset is not recoverable on an undiscounted cash flow basis, impairment is recognized to the extent that the carrying value exceeds its fair value. Assets to be disposed of are reported at the lower of the carrying amount or fair value less selling costs. The recoverability of intangible assets subject to amortization is evaluated whenever events or changes in circumstances indicate that the carrying value of the assets may not be recoverable. In management's opinion, no impairment of long-lived assets exists at December 31, 2012 and 2011.

        In its review of long-lived assets for possible impairments, the Company made significant estimates and assumptions about future events and changes in circumstances for its biodiesel refinery. At December 31, 2012 and 2011, the carrying value of the Company's biodiesel refinery, net of accumulated depreciation, amounted to approximately $6,647,000 and $6,289,000, respectively. Due to operating economics, the biodiesel refinery had been dormant for approximately four years. In February 2012, the Company commenced actions to recommission and restart the biodiesel refinery. In December 2012, the Company restarted the biodiesel refinery.

AEC Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

3. Significant Accounting Policies (Continued)

  Income Taxes

        WCRO files a separate U.S. federal income tax return in the United States. Accordingly, until its deconsolidation on September 29, 2011, income taxes for this subsidiary are accounted for using the asset and liability method pursuant to FASB ASC 740-10-05, Accounting for Income Taxes. Deferred taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred taxes for a change in tax rates is recognized in income in the period that includes the enactment date. The Company recognizes future tax benefits to the extent that realization of such benefits is more likely than not.

        The Company and its other wholly owned subsidiaries are treated as a partnership for U.S. federal income tax purposes. Therefore, federal taxable income and any applicable tax credits are included in the federal tax returns of the members, and any federal tax liability relating thereto is borne by the members. The Company is also liable for state and local income and franchise taxes.

        In accordance with FASB ASC 740-10-30-7, the Company recognizes the effect of uncertain tax positions, if any, only if those positions are more likely than not of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. It also requires the Company to accrue interest and penalties where there is an underpayment of taxes, based on management's best estimate of the amount ultimately to be paid, in the same period that the interest would begin accruing or the penalties would first be assessed. It is the Company's policy to classify interest and penalties related to the underpayment of income tax as income tax expense.

  Revenue Recognition

        The Company recognizes revenue related to terminal and reclamation services and sales of motor fuels, net of trade discounts and allowances, in the reporting period in which the services are performed and motor fuel products are transferred from the Company's terminals, title and risk of ownership pass to the customer, collection of the relevant receivable is probable, persuasive evidence of an arrangement exists and the sales price is fixed or determinable.

  Net Income per Member Unit

        Basic net income per member unit excludes dilution and is computed using the weighted-average number of member units outstanding. Diluted net income per member unit reflects the potential dilution that could occur if securities or other contracts to issue member units were exercised or converted into member units or resulted in the issuance of member units that then shared in the earnings. The Company has no potentially dilutive securities or contracts outstanding.

  Deferred Public Offering Cost

        Deferred public offering costs that are directly and incrementally associated with professional fees related to a potential public offering are deferred and will be charged against the proceeds of the offering.

AEC Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

3. Significant Accounting Policies (Continued)

  Environmental Costs

        Liabilities for environmental remediation costs are recorded when environmental assessment and/or remediation are probable and the amounts can be reasonably estimated. Environmental expenditures that extend the life, increase the capacity, or improve the safety or efficiency of existing assets are capitalized.

  Motor Fuel Taxes

        The Company reports federal excise tax on motor fuels on a gross basis. Federal and state excise taxes included in revenue and cost of fuel is approximately $37,849,000 and $19,619,000 for the years ended December 31, 2012 and 2011, respectively.

  Advertising

        Advertising costs, which are included in selling, general and administrative expense, are expensed as incurred and are not material to the consolidated financial statements.

  Deferred Financing Costs

        Deferred financing costs that are directly and incrementally associated with new borrowings are capitalized and are amortized on a method approximating the effective interest method.

  Derivative Instruments and Hedging Activities

        The Company accounts for derivatives and hedging activities in accordance with FASB ASC 815-10-05, Accounting for Derivative Instruments and Certain Hedging Activities, which requires entities to recognize all derivative instruments as either assets or liabilities in the balance sheet at their respective fair values. For financial instruments that do not qualify as an accounting hedge, changes in fair value of the assets and liabilities are recognized in earnings. The Company's policy is to not hold or issue derivative instruments for trading or speculative purposes. Additional disclosures for derivative instruments are presented in Note 16.

  Segment Reporting

        The Company organizes its business into three reportable segments, Fuel Processing and Distribution (FP&D), Services and Corporate. The reportable segments are consistent with how management views the markets served by the Company and the financial information reviewed by the Chief Operating Decision Maker ("CODM"). The Company manages its FP&D and Services segments as components of an enterprise for which separate information is available and is evaluated regularly by the CODM in deciding how to allocate resources and assess performance.

  Reclassification

        Certain reclassifications have been made to the prior year to conform to current year financial statement presentation.

AEC Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

3. Significant Accounting Policies (Continued)

  Impact of Recent Accounting Standards/Pronouncements

        In May 2011, the FASB issued FASB ASU 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS ("ASU"), an amendment to FASB ASC Topic 820, Fair Value Measurement. The update revises the application of the valuation premise of highest and best use of an asset, the application of premiums and discounts for fair value determination, as well as the required disclosures for transfers between Level 1 and Level 2 fair value measures and the highest and best use of nonfinancial assets. The update provides additional disclosure requirements regarding Level 3 fair value measurements and clarifies certain other existing disclosure requirements. The ASU became effective for the Company for annual periods beginning after December 15, 2011. The Company adopted this standard as required by the ASU.

4. Accounts Receivable

        Accounts receivable consist of the following:

December 31,	2012	2011
Trade receivables	$16,227,851	$13,459,222
Less allowance for doubtful accounts	(120,000)	(7,132)

Net trade receivables	16,107,851	13,452,090
Other receivables	25,808	13,216
Income and excise tax refunds receivable	118,520	32,063

	$16,252,179	$13,497,369

        Changes in the Company's allowance for doubtful accounts for the years ended December 31 are as follows:

	2012	2011
Beginning balance	$7,132	$381,554
Bad debt provision	112,868	—
Accounts written off	—	(374,422)

	$120,000	$7,132

5. Inventories

        Inventories consist of the following:

December 31,	2012	2011
Refined fuels	$11,322,354	$6,223,207
Raw materials and supplies	910,144	2,254,599

	$12,232,498	$8,477,806

AEC Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

6. Other Current Assets

        Other current assets consist of the following:

December 31,	2012	2011
Prepaid expense	$330,036	$364,765
Prepaid inventory	1,218,299	378,454
Other assets	611,534	7,615

	$2,159,869	$750,834

7. Property, Plant and Equipment

        Property, plant and equipment consist of the following:

December 31,	2012	2011
Land	$1,173,319	$1,173,319
Buildings (including leasehold improvements)	3,449,799	3,320,088
Tanks and equipment	43,388,327	41,300,733
Machinery and equipment	216,149	216,149
Furniture and fixtures	234,822	134,838
Autos and trucks	1,013,114	1,348,809
Sewer connection	405,849	405,849
Construction in progress	242,559	857,095

Total property, plant and equipment	50,123,938	48,756,880
Less: accumulated depreciation and amortization	10,022,140	7,620,709

	$40,101,798	$41,136,171

        The Company estimates that additional $200,000 will be incurred subsequent to December 31, 2012 to complete the construction in progress.

8. Intangible Assets

        Intangible assets consist of the following:

	December 31, 2012
	Trade Names	Customer Relationships	Total
Weighted average estimated useful life	10	15
Gross carrying amount	$46,180	$3,621,818	$3,667,998
Accumulated amortization	(14,240)	(2,227,361)	(2,241,601)

Net amount	$31,940	$1,394,457	$1,426,397

AEC Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

8. Intangible Assets (Continued)

	December 31, 2011
	Trade Names	Customer Relationships	Total
Weighted average estimated useful life	10	15
Gross carrying amount	$46,180	$3,621,818	$3,667,998
Accumulated amortization	(11,161)	(1,914,430)	(1,925,591)

Net amount	$35,019	$1,707,388	$1,742,407

        Amortization expense for the years ended December 31, 2012 and 2011 was $316,010 and $397,842, respectively. The annual estimated amortization expense related to these intangibles for each of the five succeeding fiscal years is $288,000, $253,000, $204,000, $164,000, and $133,000.

9. Accounts Payable and Accrued liabilities

        Accounts payable and accrued liabilities consist of the following:

December 31,	2012	2011
Trade accounts payable and accruals	$10,451,608	$8,514,387
Salaries and vacation pay	413,505	855,983
Sales, excise and property taxes	3,042,188	635,300
Other	59,544	17,737

	$13,966,845	$10,023,407

        On April 4, 2011, the Company agreed to satisfy fully a trade payable for an amount less than its carrying amount of $2,851,807. The Company entered into a settlement agreement with a third party product supplier which provides mutual release of all parties and dismissed arbitral and court proceedings. Pursuant to the agreement, the Company paid the product supplier $1,550,000 in cash and transferred real estate with a book value of $90,000 (which approximates fair value). For the year ended December 31, 2011, the Company recognized a gain from the extinguishment of this trade payable amounting to approximately $1,212,000.

10. Long-Term Debt and Revolver Loan

        Long-term debt consists of the following:

December 31,	2012	2011
Term Loan to a bank secured by substantially all of the assets of the Company	$20,751,153	$21,959,544
Purchase money loan secured by equipment	503,688	—

	$21,254,841	$21,959,544
Less current portion	839,626	300,000

	$20,415,215	$21,659,544

        At December 31, 2012 and 2011, the Company had a secured credit agreement ("Credit Agreement") with the senior lender that consisted of a revolver loan and term loan, both collateralized

AEC Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

10. Long-Term Debt and Revolver Loan (Continued)

by substantially all of the Company's assets. The Credit Agreement contains affirmative, negative and various financial covenants under which the Company is obligated.

        On April 1, 2011, the Company entered into an amendment to the Credit Agreement ("Amended Credit Agreement") with the senior lenders which waived the events of defaults and rescinded the acceleration notice. The Amended Credit Agreement includes the following provisions a) requires the cancellation or forgiveness of all seller notes and all subordinated debt and accrued interest payable and conversion of these debts into equity, b) requires the members contribute $4,000,000 to the Company, c) requires the issuance of equity interests to the senior lenders to the extent of 10% of the issued and outstanding interests of the Company, d) requires the payment of mandatory minimum principal payments on a quarterly basis beginning March 31, 2011 and continuing quarterly thereafter until December 31, 2014, e) modification of the financial covenants and a term loan prepayment arrangement whereby the Company is required to remit 50% of excess cash flow beginning thirty days after delivery of the 2012 audited financial statements to the senior lenders and continuing annually thereafter until maturity. Excess cash flow is defined generally as earnings before interest, taxes, depreciation, and amortization as reduced for certain capital expenditures, interest on bank debt, tax payments, changes in working capital, and other customary modifications. The senior lenders also forgave $6,014,369 of principal, accrued interest and late fees associated with the term loan and $376,429 of accrued interest attributable to the revolver. The Amended Credit Agreement did not modify the carrying value of the revolver loan principal balance and reinstated the revolver loan commitment to the extent of $15,000,000. The Company accounted for the above debt restructuring as a troubled debt restructuring and recorded the gain or loss on the debt restructuring based on troubled debt restructuring accounting.

        Generally, a restructuring of debt constitutes a troubled debt restructuring for accounting purposes if the creditor for economic or other reasons related to the debtor's financial difficulties grants a concession to the debtor that it would not otherwise consider. Pursuant to FASB ASC 470-60, the amendment to the Credit Agreement has been accounted for as a troubled debt restructuring due to the concessions granted by the senior lenders. As a result, unamortized balances of deferred financing fees ($87,000), the fair value of the 10% equity grant to senior lenders ($1,515,000) and the direct cost associated with the debt restructuring ($307,000) were netted against the sum of the carrying value of the term loan ($23,559,000) and accrued interest payable ($1,676,000) at the date of modification. This results in a new carrying amount of approximately $23,326,000. The difference between this new carrying amount of the term loan and the sum of the restructured liability of $18,848,000 and the estimated future interest of the restructured loan amounting to $4,005,000 using an interest rate of 5.5% was recorded as a gain on debt restructuring for the year ended December 31, 2011 amounting to $472,283.

        The carrying value of the term loan under the Amended Credit Agreement at December 31, 2012 was $20,751,153 and does not equate to the total future principal cash payments of $18,398,412 due under the term debt as a result of accounting for a troubled debt restructuring. The difference between the carrying value of the term loan and the restructured liability will be recognized by the Company as reduced interest costs over the term of the Amended Credit Agreement. Interest payments to the term loan over the term of the Amended Credit Agreement will be applied to the carrying value of the term loan.

AEC Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

10. Long-Term Debt and Revolver Loan (Continued)

        The following table reconciles senior lender records to the Company's modified carrying value of its term loan.

	Term loan per Senior Lender	Reconciling Items	Carrying Value of Term Debt
Term loan principal balance at December 31, 2010	$23,558,545	$—	$23,558,545
Add accrued interest—Term Loan	959,289	—	959,289
Add accrued interest—Revolver	—	282,846	282,846

Balance at December 31, 2010	24,517,834	282,846	24,800,680
Accrued interest—Term loan for period January 1, 2011 through April 1, 2011	323,531	(3,555)	319,976
Accrued interest—Revolver for period January 1, 2011 through April 1, 2011	—	92,555	92,555
Accrued late fees	21,415	—	21,415

	24,862,780	371,846	25,234,626
Forgiveness of Term loan principal	(4,710,133)	4,710,133	—
Forgiveness of Term loan accrued interest	(1,282,820)	1,282,820	—
Forgiveness of late fees	(21,415)	21,415	—

	18,848,412	6,386,214	25,234,626
Fair value of 10% equity grant to senior lenders	—	(1,515,016)	(1,515,016)
Gain from troubled debt restructuring at April 1, 2011, before direct cost incurred in the debt restructuring and write-off of deferred financing cost amounting to $393,540	—	(865,823)	(865,823)

Modified carrying value at April 1, 2011	18,848,412	4,005,375	22,853,787
Principal payments	(150,000)	—	(150,000)
Interest payments applied to reduce modified carrying value pursuant to FASB ASC 470-60-35-6	—	(744,243)	(744,243)

Term loan principal balance at December 31, 2011	18,698,412	3,261,132	21,959,544
Principal payments	(300,000)	—	(300,000)
Interest payments applied to reduce modified carrying value pursuant to FASB ASC 470-60-35-6	—	(908,391)	(908,391)

Term loan principal balance at December 31, 2012	$18,398,412	$2,352,741	$20,751,153

        The reconciling items above are primarily due to the accounting for the troubled debt restructuring for the term loan.

        The maturity date of the revolver loan and term loan is April 1, 2015. As of December 31, 2012, the Company is in compliance with the financial covenants of the Amended Credit Agreement. The amount available under the revolver loan at December 31, 2012 and 2011 was $2,000,000 and $4,500,000, respectively. The revolver loan and term loan accrues interest monthly at a rate equal to either (a) the base commercial lending rate of the bank as publicly announced plus applicable margin or (b) a rate equal to London interbank offered rates (LIBOR) plus applicable margin which is tied to the Company's financial performance. The Company has the option to elect the type of interest when funds are advanced or to move tranches of the debt between the two types of interest. At

AEC Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

10. Long-Term Debt and Revolver Loan (Continued)

December 31, 2012, the Company elected the LIBOR option for $5,000,000 of its revolver and $18,000,000 of the term loan. The LIBOR option for the revolver loan and term loan is from December 31, 2012 to January 31, 2013. The remaining portions for both revolver loan and term loan were included under the bank's base commercial lending rate plus applicable margin.

        The following tables illustrate those portions subject to the base commercial lending rate and the LIBOR rate at December 31, 2012 and 2011.

	December 31, 2012
	Base Rate Formula	LIBOR Formula	Total
Revolver balance	$8,000,000	$5,000,000	$13,000,000
Interest rate	5.25%	4.21%

Term loan (bank reported balance)	$398,412	$18,000,000	$18,398,412
Interest rate	5.75%	4.71%

	December 31, 2011
	Base Rate Formula	LIBOR Formula	Total
Revolver balance	$5,500,000	$5,000,000	$10,500,000
Interest rate	5.25%	4.26

Term loan(bank reported balance)	$698,412	$18,000,000	$18,698,412
Interest rate	5.75%	4.76%

        The following table represents the estimated maturities of the Company's long-term debt:

Year ending December 31,
2013	$839,626
2014	864,062
2015	19,551,153
2016	—

Total	$21,254,841

        The Company does not owe a 2013 contingent payment according to the excess cash flow provisions based on results of operations for the year ended December 31, 2012.

        The Company borrowed $709,532, which is secured by a first priority security interest in a vapor recovery unit that was constructed and installed by the Company. The borrowing occurred on February 6, 2012. Simultaneous with funding, the Company posted a security deposit to the extent of $70,000. The loan requires thirty-five monthly payments of $23,185. The lender will return the security deposit after the final payment. The loan bears an effective interest rate of 9.2%.

AEC Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

11. Seller Notes

        In 2008, the Company signed promissory notes in the aggregate principal amount of $7,500,000, payable in equal and consecutive monthly installments at an annual simple interest rate of 8%. The notes expire on June 1, 2018. These notes are subordinate to the security interests of the senior lender.

        On April 1, 2011, the Seller forgave the seller notes amounting to $6,040,418 and accrued interest payable amounting to $664,776. This forgiveness of the seller notes, net of payment made to one of the sellers amounting to $125,000, was treated as a capital transaction and the amounts were reclassified to members' equity.

12. Subordinated Debt

        In 2009, the Company borrowed $2,000,000 and $3,500,000 from a related party. Interest accrues monthly at the annual rate of 12% and 16%, respectively. Interest is payable monthly and principal is due in a single lump sum in April 2014 and November 2013.

        On April 1, 2011, the related party forgave the subordinated debt amounting to $6,060,000 and accrued interest payable amounting to $629,164. This forgiveness of the subordinated debt was treated as a capital contribution and the amounts were reclassified to members' equity.

13. Commitments and Contingencies

  Uninsured Liabilities

        The Company maintains general liability insurance with limits and deductibles that management believes prudent in light of the exposure of the Company to loss and the cost of the insurance.

  Income Tax Audit

        The Company is presently under examination by the Internal Revenue Service ("IRS") for tax years 2008 and 2009. The examination remains in progress. The IRS has not submitted findings or notice of examination changes. Management believes that the findings, if any, will not have a material effect in the financial position or results of operations of the Company.

  Excise Tax Penalty

        In 2012, the Company received an IRS penalty totaling $340,000 due to failure to file terminal operator reports in electronic format. The Company filed these returns in paper format. Management is protesting the audit findings through IRS appeal channels. Management placed the IRS on notice that the Company plans to claim exception from penalty due to reasonable cause. In the opinion of management, the outcome of such matters will not have a material effect on the liquidity, financial position or results of operations of the Company.

  Sales Tax, Motor Fuel, and Underground Storage Tank Trust Fund Audit

        The Alabama Department of Revenue ("ADOR") audited Company returns for tax years 2008, 2009, 2010, and 2011. In May 2012, ADOR completed its examination and the Company settled the assessment for approximately $1,000.

AEC Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

13. Commitments and Contingencies (Continued)

  Litigation Settlement Expense

        In December 2012, the Company settled litigation that alleged environmental damage to property located contiguous to its bulk fuel terminal facility. The settlement agreement extinguished all liabilities, if any, and it included mutual releases between the parties. The Company paid $750,000 to settle this litigation.

  Other

        The Company is subject to various claims arising in the ordinary course of business. In the opinion of management, the outcome of such matters will not have a material effect on the liquidity, financial position or results of operations of the Company.

14. Leases

        The Company has operating leases involving real estate. These leases are noncancellable and expire on various dates through 2013. The expense incurred on operating leases for the years ended December 31, 2012 and 2011 was approximately $200,000 and $271,000, respectively.

        At December 31, 2012, future minimum rental payments required under non-cancellable operating leases with terms in excess of one year are as follows:

Years ending December 31,
2013	$140,908
2014	—

Total minimum rental payments	$140,908

15. Income Taxes

        The Company deconsolidated WCRO on September 29, 2011 and WCRO's taxable income through September 29, 2011 is included in the Company's reported results. WCRO reported revenue, costs, and other tax attributes as a "C-corporation" for federal and state filing purposes. Separately, the Company reports revenue, costs, and other tax attributes as a partnership "pass-through" entity. For the year ended December 31, 2011, WCRO federal taxable income is $0. As of December 31, 2011, WCRO had sufficient net federal tax loss carryforwards to offset any federal taxable income. As a result, the Company recorded no income tax expense for the year ended December 31, 2011. Due to the deconsolidation of WCRO that became effective on September 29, 2011, the Company will not benefit from these tax loss carryforwards. The accompanying statements do not reflect any income tax benefit or liability related to the operations of WCRO at December 31, 2012 and 2011.

16. Fair Value of Financial Instruments

        The Company adopted FASB ASC 820, which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. FASB ASC 820 applies to other accounting pronouncements that require or permit fair value measurements; however, it does not require any new fair value measurements.

AEC Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

16. Fair Value of Financial Instruments (Continued)

        FASB ASC 820 establishes a valuation hierarchy for disclosure of the inputs to valuation used to measure fair value. This hierarchy prioritizes the inputs into three broad levels as follows.

  •
  Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities.

  •
  Level 2 inputs are quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument.

  •
  Level 3 inputs are measured based on prices or valuation models that require inputs that are both significant to the fair value measurement and less observable from objective sources.

        The Company's valuation models consider various inputs including: (a) mark to market valuations (b) time value and, (c) credit worthiness of valuation of the underlying measurement.

        A financial asset or liability's classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement.

        The Company periodically enters into interest rate swaps and futures contracts in accordance with its risk management strategy to manage the risk associated with changing interest rates and fuel prices. The Company does not designate these instruments as hedging instruments, but accounts for them on a mark to market basis with the changes in the fair value reflected in current earnings. The Company does not use derivative financial instruments for trading or speculative purposes.

        An interest rate swap was entered into on July 21, 2008 to manage interest risk associated with the Company's fixed rate borrowings. The maturity date of the swap was August 1, 2011. As of December 31, 2012 and 2011, the Company did not have any outstanding interest rate swaps. For the years ended December 31, 2012 and 2011, the Company recorded realized gains of $0 and $243,167, respectively from its interest rate swap. At December 31, 2012 and 2011, the Company did not have outstanding interest rate swaps.

        As of December 31, 2012 and 2011, the Company had 188 and 0 open contracts to manage fuel price risk, respectively. For the year ended December 31, 2012, the realized losses from fuel-related futures amounted to $1,365,206 and unrealized losses amounted to $18,135. For the year ended December 31, 2011, the realized losses from fuel-related futures amounted to $611,452 and unrealized losses amounted to $0. These amounts are reported in cost of fuel in the consolidated Statement of Operations.

        The following table provides the assets and liabilities carried at fair value measured on a recurring basis:

	As of December 31, 2012
Recurring Fair Value Measures	Level 1	Level 2	Level 3	Total
Derivative liabilities	$18,135	$—	$—	$18,135

As of December 31, 2011
Recurring Fair Value Measures	Level 1	Level 2	Level 3	Total
Derivative liabilities	$—	$—	$—	$—

AEC Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

16. Fair Value of Financial Instruments (Continued)

        As discussed at Note 10, the Company granted the senior lenders a 10% equity interest in the Company during 2011. The Company determined the fair value of the 10% senior lender equity grant using Level 3 inputs. Level 3 inputs are unobservable in that there is little or no market data. The Company developed its own assumptions to assess the fair value of the equity grant. Generally, the assumptions included a compilation of comparable earnings data (from publicly available sources) for companies similarly situated to the Company. From this information, the Company developed an earnings multiple pattern and computed a discounted cash flow analysis ("DCF") using reasonable estimates for future earnings. The Company used the DCF analysis to determine an indicated enterprise value, net of estimated debt. The Company multiplied the indicated enterprise value by 10% and further reduced this amount by applying a non-controlling interest discount. The Company derived $1,515,016 as the fair value for the 10% equity grant to its senior lenders.

        The following table sets forth a reconciliation of changes in the fair value of financial assets and liabilities classified as Level 3 in the fair value hierarchy:

Years Ended December 31,	2012	2011
Balance at beginning of the year	$—	$243,167
Total realized losses (gains) included in earnings	—	(243,167)
Purchases, issuances and settlements	—	—
Transfers in and out of Level 3	—	—

Balance as of end of the year	$—	$—

        As of December 31, 2012 and 2011, the fair values of the Company's long-term debt and revolver as a follows:

			Fair Value Measurement (000s)
	Carrying Amount (000s)		Significant Other Observable inputs (Level 2)		Unobservable Inputs (Level 3)		Total
	As of December 31
	2012	2011	2012	2011	2012	2011	2012	2011
Long-term debt, including current maturities of long-term debt	$34,255	$32,460	$—	$—	$33,024	$32,602	$33,024	$32,602

        The fair value measurements for long-term debt including current maturities of long-term debt are based on estimates from existing creditor relationships (Level 3 inputs).

17. Employee Benefit Plans

        On January 1, 2009, the Company initiated a 401(k) savings plan for all full time employees who have completed three months of service. Matching contributions will be a discretionary percentage, determined by the Company. During 2012 and 2011, the Company recorded compensation expense of approximately $166,000 and $155,000, respectively, related to the discretionary contributions that have been recorded in accompanying consolidated statements of operations.

AEC Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

18. Related Party Transactions

        As a result of amending its Credit Agreement in April 2011 (Note 10), the senior lenders of the Company were issued equity interests giving the senior lenders a 10% ownership interest in the Company. The Company made aggregate principal and interest payments to its senior lenders of $1,819,939 and $1,389,101 in the 2012 and 2011.

        As a result of amending its Credit Agreement in April 2011, $6,580,194 of related party seller notes and $6,689,164 of related party subordinated notes were forgiven.

        During the years ended December 31, 2012 and 2011, the Company paid consulting fees of $250,000 to a related party. The related party is an entity that is majority owned by the Company's Chief Executive Officer. The related party provides the Company with senior leadership services. The related party is also entitled to receive an incentive bonus based on financial performance. The Company paid the related entity incentive bonus of $123,935 and $0 in 2012 and 2011, respectively.

        During the years ended December 31, 2012 and 2011, the Company paid miscellaneous fees and expenses of $48,123 and $210,587, respectively, to members' or companies affiliated by virtue of common ownership with members.

19. Statement of Cash Flows Supplemental Information

        The following is a summary of supplemental cash paid and non-cash transactions:

Years ended December 31,	2012	2011
Interest paid	$687,494	$889,995
Trade-in value received on fixed asset	3,860	—
Income taxes refunds, net of payments	—	162,178
Equity granted to term and revolver loan senior lenders	—	1,515,016
Forgiveness of subordinated notes and accrued interest	—	6,689,164
Forgiveness of seller notes and accrued interest	—	6,705,194
Payment in kind of property, plant and equipment	—	90,000
Note receivable from sale of property, plant and equipment	—	259,000

20. Segment Reporting

        The Company groups its activities into three reportable segments. The Fuel Processing and Distribution ("FP&D") segment includes transmix refining, biodiesel refining, and distribution of finished products. The Services segment includes activities related to bulk fuel terminal operations, reclamation services, transportation, and maintenance. The Company does not allocate all administrative overhead to FP&D and Services. The unallocated portion remains in the Corporate segment. Corporate segment activities include cash management, debt financing activities, and other administrative costs that are not directly attributable to FP&D and Services. The Company conducts its business primarily in the southeastern United States. The Company does not have international operations.

        The FP&D and Services segments are separately managed under a structure that includes "Segment Managers" who report to the Company's "Chief Operating Decision Maker" (CODM) (as defined in ASC 280). The CODM is the Company's Chief Executive Officer who reports to the Board of Directors. FP&D and Services represent components of the Company, as described in accounting

AEC Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

20. Segment Reporting (Continued)

standards for segment reporting (ASC 280), that engage in activities (a) from which revenues are earned and expenses incurred; (b) whose operating results are regularly reviewed by the CODM, which makes decisions about resources to be allocated to the business segments and assess their financial performance; and, (c) for which discrete financial information is available.

        Segment managers for the FP&D and Services segments are directly accountable to and maintain regular contact with the Company's CODM to discuss segment operating activities and financial performance. With concurrence and approval of the board of directors, the CODM approves annual capital budgets for major projects. However, business unit managers within the operating segments are responsible for decisions relating to project implementation and matters connected with daily operations.

        The Company primarily evaluates the performance of operating segments using operating income. Interest expense, depreciation and amortization, and certain other items of income and expense, are not part of management's routine evaluation of segment performance.

        The following tables illustrate reportable segment revenues and earnings together with reconciliation to consolidated results. Asset information, including capital expenditures, by segment is not used by management in its monitoring of performance and, therefore, is not reported by segment.

	For the Year Ended December 31, 2012
	FP&D	Services	Corporate	Eliminations	Total
Revenues	$553,171,608	$9,479,316	$—	$(5,251,775)	$557,399,149
Operating expenses	550,667,741	9,900,663	70,985	(5,251,775)	555,387,614

Operating income (loss)	2,503,867	(421,347)	(70,985)	—	2,011,535
Interest expense	—	(77,163)	(565,009)	—	(642,172)
Amortization of deferred financing costs	—	(7,229)	(163,736)	—	(170,965)
Gain on extinguishment of payable	—	—	—	—	—
Gain from debt restructuring	—	—	—	—	—
Changes in fair value of interest rate swap	—	—	—	—	—
Litigation (loss)	—	(750,000)	—	—	(750,000)
Other	—	32,913	—	—	32,913

Total other income (expense)	—	(801,479)	(728,745)	—	(1,530,224)

Income (loss) before income taxes	$2,503,867	$(1,222,826)	(799,730)	$—	$481,311

AEC Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

20. Segment Reporting (Continued)

	For the Year Ended December 31, 2011
	FP&D	Services	Corporate	Eliminations	Total
Revenues	$344,388,416	$9,634,634	$—	$(4,713,931)	$349,309,119
Operating expenses	340,781,813	10,372,885	218,592	(4,713,931)	346,659,359

Operating income (loss)	3,606,603	(738,251)	(218,592)		2,649,760
Interest expense	(36,160)	(32,845)	(1,293,160)		(1,362,165)
Amortization of deferred financing costs	—	—	(173,607)	—	(173,607)
Gain on extinguishment of payable	1,211,807	—	—	—	1,211,807
Gain from debt restructuring	—	—	472,283	—	472,283
Changes in fair value of interest rate swap	—	—	243,167	—	243,167
Other	(2,265,564)	1,581,310	782,848	—	98,594

Total other income (expense)	(1,089,917)	1,548,465	31,531	—	490,079

Income (loss) before income taxes	$2,516,686	$810,214	$(187,061)	$—	$3,139,839

21. Subsequent Events

        The Company evaluated subsequent events through the date the financial statements were issued. No significant events have occurred requiring disclosure.

AEC Holdings LLC

Consolidated Balance Sheets

December 31,	2011	2010
Current assets
Cash and cash equivalents	$1,941,055	$3,261,802
Accounts receivable, net of allowance for doubtful accounts of $7,132 and $381,554	13,497,369	11,217,418
Inventories	8,477,806	4,313,360
Other current assets	750,834	312,895

Total current assets	24,667,064	19,105,475
Property, plant and equipment, net	41,136,171	43,112,801
Intangible assets, net	1,742,407	2,140,249
Deferred financing costs, net of accumulated amortization of $475,651 and $389,143	253,853	490,908
Other assets	269,848	15,094

Total assets	$68,069,343	$64,864,527

AEC Holdings LLC

Consolidated Balance Sheets (Continued)

December 31,	2011	2010
Liabilities and Members' Equity
Current liabilities
Accounts payable and accrued liabilities	$10,023,407	$16,072,839
Current portion of long-term debt, including accrued interest payable of $1,242,135 in 2010	300,000	6,223,553
Current portion of capital lease payable	—	119,537
Current portion of related party seller notes and subordinated debt, including accrued interest payable of $951,964 in 2010	—	13,052,112
Derivative contract liability	—	243,167

Total current liabilities	10,323,407	35,711,208
Capital lease payable, net of current portion	—	44,039
Long-term debt, net of current portion	21,659,544	18,698,412
Revolver loan	10,500,000	7,149,703

Total liabilities	42,482,951	61,603,362

Commitments and contingencies (Note 12)
Members' Equity	25,586,392	3,261,165

Total liabilities and members' equity	$68,069,343	$64,864,527

See accompanying notes to consolidated financial statements.

AEC Holdings LLC

Consolidated Statements of Operations

Years Ended December 31,	2011	2010
Fuel revenues	$343,734,426	$239,056,044
Other revenues	5,574,553	5,420,144

Total revenues	349,308,979	244,476,188
Operating expenses
Cost of fuel	331,415,780	231,455,571
Operations and maintenance	8,522,908	7,616,070
Selling, general and administrative	3,973,413	4,113,244
Depreciation and amortization	2,858,429	3,079,234
Gain on disposal of equipment, net	(111,171)	(179,994)

Total operating expenses	346,659,359	246,084,125

Operating income (loss)	2,649,620	(1,607,937)
Other income (expense)
Interest expense	(1,362,165)	(3,692,194)
Amortization of deferred financing cost	(173,607)	(199,629)
Gain on extinguishment of payable (Note 8)	1,211,807	—
Gain from debt restructuring, net (Note 9)	472,283	—
Changes in fair value of interest rate swap	243,167	281,097
Other	98,734	48,982

Total other income (expense)	490,219	(3,561,744)

Income (loss) before benefit from income tax	3,139,839	(5,169,681)
Benefit from income tax	—	1,050,696

Net income (loss)	$3,139,839	$(4,118,985)

Net income (loss) per member unit
Net income (loss) available to unitholders	$3,139,839	$(4,118,985)
Weighted-average member units outstanding	100,000	100,000
Earnings (loss) per member unit (basic and diluted)	$31.40	$(41.19)

See accompanying notes to consolidated financial statements.

AEC Holdings LLC

Consolidated Statements of Members' Equity

	Membership Interest	Accumulated Deficit	Total
Balance at December 31, 2009	$25,600,519	$(18,220,369)	$7,380,150
Net loss	—	(4,118,985)	(4,118,985)

Balance at December 31, 2010	25,600,519	(22,339,354)	3,261,165
Capital contribution	4,000,000	—	4,000,000
Forgiveness of seller notes and accrued interest payable, net(Note 10)	6,580,194	—	6,580,194
Forgiveness of subordinated notes and accrued interest (Note 11)	6,689,164	—	6,689,164
Forgiveness of long-term debt in exchange for equity (Note 9)	1,515,016	—	1,515,016
Deconsolidation of subsidiary (Note 2)	(13,515,878)	13,916,892	401,014
Net income	—	3,139,839	3,139,839

Balance at December 31, 2011	$30,869,015	$(5,282,623)	$25,586,392

See accompanying notes to consolidated financial statements.

AEC Holdings LLC

Consolidated Statements of Cash Flows

Years Ended December 31,	2011	2010
Cash Flows from Operating Activities
Net income (loss)	$3,139,839	$(4,118,985)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization of property, plant and equipment	2,460,587	2,576,166
Amortization of intangibles	397,842	503,068
Amortization of deferred financing cost	173,607	199,629
Interest rolled into debt balances	759,360	560,000
Gain on extinguishment of trade payable (Note 8)	(1,211,807)	—
Gain on debt restructuring (Note 9)	(472,283)	—
Changes in fair value of derivative financial instrument	(243,167)	(281,097)
Gain on disposal of equipment	(111,171)	(179,994)
Provision for doubtful accounts	—	330,117
Deferred income tax benefit	—	(1,050,696)
Changes in operating assets and liabilities, net of business deconsolidated:
Accounts receivables	(3,836,583)	(1,292,370)
Inventories	(4,164,446)	(3,331,332)
Other current assets and other assets	(489,065)	80,193
Accounts payable and accrued expenses	(3,416,091)	6,599,252
Tax refund receivable and income taxes payable	925,388	2,550,697

Net cash (used in) provided by operating activities	(6,087,990)	3,144,648

Cash Flows from Investing Activities
Proceeds from disposal of equipment	91,000	200,975
Collections of notes receivable	1,786	—
Purchases of property, plant and equipment	(935,215)	(352,561)

Net cash used in investing activities	(842,429)	(151,586)

Cash Flows from Financing Activities
Equity contribution	4,000,000	—
Cash distributed to deconsolidated subsidiary (Note 2)	(251,442)	—
Payment made to a member	(125,000)	—
Repayment of capital lease payable	(163,576)	(171,341)
Payment of financing costs	(306,364)	(20,678)
Repayment of long-term debt	(894,243)	(1,875,946)
Proceeds from revolver loan	22,100,000	1,097,180
Repayment of revolver loan	(18,749,703)	(31,971)

Net cash provided by (used in) financing activities	5,609,672	(1,002,756)

(Decrease) increase in cash and cash equivalents	(1,320,747)	1,990,306
Cash and cash equivalents, beginning of year	3,261,802	1,271,496

Cash and cash equivalents, end of year	$1,941,055	$3,261,802

See accompanying notes to consolidated financial statements.

AEC Holdings LLC

Notes to Consolidated Financial Statements

1. Organization and Basis of Presentation

        The consolidated financial statements include the accounts of AEC Holdings LLC and the consolidated accounts of all of its wholly owned subsidiaries: Allied Energy Company LLC ("AEC"), Allied Renewable Energy LLC ("ARE"), and W.C. Rice Oil Co., Inc. ("WCRO") (collectively the "Company"). As disclosed in Note 2, on September 29, 2011, WCRO was deconsolidated.

        AEC Holdings LLC has one class of ownership interest.

        The Company operates a motor fuel bulk storage facility located in Birmingham, Alabama. The Company purchases, blends, markets, and transports light petroleum products to its customers in the Birmingham area. The Company also operates a transportation mixture ("transmix") distillation tower that extracts gasoline and diesel fuel from commingled motor fuels. Through AEC, the Company offers terminal cleaning and petroleum reclamation services.

        The accompanying consolidated financial statements are the responsibility of the management of AEC Holdings LLC. The Company eliminates all significant intercompany balances and transactions in the consolidation.

2. Deconsolidation of Subsidiary

        On September 29, 2011, the Company deconsolidated its wholly owned subsidiary WCRO. Pursuant to the Stock Purchase Agreement between the Company and WCRO's new parent, W. C. Rice Oil Holdings LLC ("WCROH"), the Company distributed 100% of the common stock in WCROH for consideration of one dollar ($1.00). In accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 810, when a parent sells or otherwise ceases to own all or part of its ownership interest in its subsidiary, and as a result, the parent no longer has a controlling interest in the subsidiary, deconsolidation of that subsidiary is generally required.

        The related party transaction was substantively a pro rata distribution of WCRO common stock to the Company's owners. Management therefore deconsolidated WCRO from the Company's balance sheet effective September 29, 2011 and eliminated the results of WCRO's operations from its consolidated accounts beginning on that date. For periods prior to September 29, 2011, the Company included WCRO's results of operations and balance sheet values in its consolidated accounts. After deconsolidation, the Company has no continuing financial interest in WCRO.

        Prior to deconsolidation, WCRO conducted marketing efforts to sell and distribute gasoline and diesel products to wholesale, industrial, and commercial accounts. The Company transferred all of these activities to AEC prior to deconsolidation. In addition, WCRO sold substantially all of its tangible, long-lived assets to AEC for amount that approximates net book value at the date of transfer. These tangible, long-lived assets consisted of trucks, office equipment and leasehold improvements. Since AEC continues to conduct these business activities, the deconsolidation of WCRO is not a "discontinued operation" in the context of current accounting standards.

AEC Holdings LLC

Notes to Consolidated Financial Statements (Continued)

2. Deconsolidation of Subsidiary (Continued)

        At the date of deconsolidation, the net deficit of WCRO consisted of the following:

Cash	$251,442
Miscellaneous receivables and other current assets	684,828
Land	130,000

1,066,270
Federal excise taxes payable and other miscellaneous liabilities	(1,467,284)

Net deficit	$(401,014)

        At the date of deconsolidation, the net deficit distributed to WCROH was valued at an amount that approximates fair value. Receivables and other current assets were based on management's assessment of net realizable value. Cash, land and liabilities were stated at carrying amount which approximates fair value.

        On September 29, 2011, the Company entered into a management services contract with WCRO to handle routine transition affairs together with post-deconsolidation administrative matters including but not limited to bookkeeping, sales tax returns, business license filings and ad valorem filings. WCRO compensates the Company for these services at a rate of $100 per hour. In its sole discretion, WCRO has the right to terminate the agreement at any time. For the year ended December 31, 2011, the Company had not provided meaningful services under the agreement. Consequently, the Company had not billed WCRO any fees under the agreement. At December 31, 2011, the Company did not reflect any amounts due to or due from WCRO or WCROH.

        The Company treated the transaction as a distribution to its owners. The Company reduced its members' interest to the extent of the capital contributions to WCRO and decreased its accumulated deficit by the cumulative WCRO losses amounting to approximately $13,516,000 and $13,917,000, respectively. The Company did not report a gain or loss from the deconsolidation. The Company recorded the net deficit of WCRO amounting to the $401,014 in Members' Equity.

        WCRO and WCROH remain related parties after September 29, 2011.

3. Significant Accounting Policies

  Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP") requires management to make estimates that affect the reported amounts of assets, liabilities, revenues, and expenses and the disclosure of contingent assets and liabilities. Actual results could differ from these estimates. Significant estimates include:

  •
  The assessment of recoverability of long lived assets;

  •
  Useful lives for intangible assets and property, plant and equipment;

  •
  The recognition and measurement of uncertain tax positions;

  •
  The measurement of the Company's equity value;

AEC Holdings LLC

Notes to Consolidated Financial Statements (Continued)

3. Significant Accounting Policies (Continued)

  •
  The measurement of the Company's future payments on its term debt; and

  •
  The recognition and measurement of loss contingencies.

  Fair Value of Financial Instruments

        Fair value is an exit price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. Accounting guidance also establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. Level 1 inputs are unadjusted quoted prices in active markets for identical assets or liabilities. Level 2 inputs are inputs other than quoted prices included with Level 1 that are directly or indirectly observable for the asset or liability. Level 3 inputs are inputs that are not observable in the market.

        The Company's financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable, debt instruments, and derivative financial instruments. The carrying amounts of financial instruments, other than the debt instruments and derivative financial instruments, are representative of their fair values due to their short maturities. The Company's long-term debt agreement bears interest at market rates, and thus management believes their carrying amounts approximate fair value.

  Concentration of Credit Risk

        Financial instruments that potentially subject the Company to concentration of credit risk are cash and cash equivalents and trade accounts receivable. All of the Company's cash and cash equivalents were fully insured at December 31, 2011 and 2010 due to a temporary federal program in effect from December 31, 2010 through December 31, 2012. Under the program, there is no limit to the amount of insurance for eligible accounts. Beginning in 2013, insurance coverage will revert to $250,000 per depositor at each financial institution and the Company's cash balances may again exceed federally insured limits. The Company maintains its cash and cash equivalents in financial institutions it considers to be of high credit quality.

        The Company provides credit, in the normal course of business, to customers located throughout the Southeastern United States. The Company performs ongoing credit evaluations of its customers, generally does not require collateral and evaluates the potential credit losses regularly, which when realized, have been within the range of management's expectations.

        During the year ended December 31, 2011, one customer accounted for 11% of total revenue. No other customers accounted for more than 10% of total revenue. Revenues from the top 10% of customers accounted for approximately 85% of total revenues. Accounts receivable outstanding relating to these customers was approximately 85% of total accounts receivable at December 31, 2011.

        During the year ended December 31, 2010, no customer accounted for more than 10% of total revenue and revenues from the top 10% of customers accounted for approximately 85% of total revenues. Accounts receivable outstanding relating to these customers was approximately 81% of total accounts receivable at December 31, 2010.

        During the year ended December 31, 2011, purchases from two major suppliers accounted for approximately 58% and 18% of total purchases. Accounts payable outstanding relating to these two major suppliers were approximately 46% and 0% of total accounts payable at December 31, 2011.

AEC Holdings LLC

Notes to Consolidated Financial Statements (Continued)

3. Significant Accounting Policies (Continued)

        During the period ended December 31, 2010, purchases from two major suppliers accounted for approximately 45% and 21% of total purchases. Accounts payable outstanding relating to these two major suppliers were approximately 21% and 16% of total accounts payable at December 31, 2010.

  Cash and Cash Equivalents

        The Company considers all highly liquid investments with original maturities when purchased of three months or less to be cash equivalents. All of our non-interest bearing cash balances were fully insured at December 31, 2011 and December 31, 2010 due to a temporary federal program in effect from December 31, 2010 through December 31, 2012. Under the program, there is no limit to the amount of insurance for eligible accounts. Beginning in 2013, insurance coverage will revert to $250,000 per depositor at each financial institution, and our non-interest bearing cash balances may again exceed federally insured limits.

  Accounts Receivable and Allowance for Doubtful Accounts

        Accounts receivable are comprised primarily of amounts owed to the Company through its motor fuel deliveries and are presented net of an allowance for doubtful accounts. The majority of trade receivables are due 10 days from the invoice date. The Company maintains allowances for estimated losses resulting from the inability of its customers to make required payments. The Company estimates its allowances based on specifically identified amounts that are believed to be uncollectible, which are determined based on historical experience and management's assessment of the general financial conditions affecting the Company's customer base. If the financial condition of the Company's customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances might be required. After all attempts to collect a receivable have failed, the receivable is written off against the allowance.

  Inventories

        Finished goods inventories consist of refined motor fuel products. Motor fuel inventories are stated at the lower of cost or market using the average cost method. Raw materials inventories consist of transmix feedstock. Raw materials inventories are stated at the lower of cost or market using the average cost method.

        The Company does not have long-term contracts with any suppliers of petroleum products covering more than 10% of its motor fuel supply. Unanticipated national or international events could result in a curtailment of motor fuel supplies to the Company, thereby adversely affecting motor fuel sales.

  Property, Plant and Equipment

        Property, plant, and equipment are reported generally at cost. In those instances where property, plant, and equipment become impaired, the Company reports the assets at fair value. Depreciation and amortization are determined primarily under the straight-line method that is based on estimated asset service life taking into account obsolescence.

AEC Holdings LLC

Notes to Consolidated Financial Statements (Continued)

3. Significant Accounting Policies (Continued)

        Estimated service lives are as follows:

Years
Buildings	15-39
Tanks and equipment	7-40
Machinery and equipment	5-10
Furniture and fixtures	3- 7
Autos and trucks	3- 7
Leasehold improvements	3- 5
Sewer connection	15
        Repair and maintenance costs are expensed as incurred.

  Capitalized Interest

        The Company's policy is to capitalize interest cost incurred on debt during the construction of major projects. For the years ended December 31, 2011 and 2010, the Company did not capitalize any interest costs.

  Intangible Assets

        Intangible assets consist of trade names and customer relationships. Trade names are amortized on a straight line basis over 10 years, and customer relationships are amortized using the economic benefits method over 15 years.

  Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed of

        In accordance with FASB ASC 360-10-05, Impairment or Disposal of Long-Lived Assets, long-lived assets are reviewed for impairments whenever events or changes in circumstances indicate that the related carrying amount may not be recoverable. If circumstances require a long-lived asset be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by an asset to the carrying value of the asset. If the carrying value of the long-lived asset is not recoverable on an undiscounted cash flow basis, impairment is recognized to the extent that the carrying value exceeds its fair value. Assets to be disposed of are reported at the lower of the carrying amount or fair value less selling costs. The recoverability of intangible assets subject to amortization is evaluated whenever events or changes in circumstances indicate that the carrying value of the assets may not be recoverable. In management's opinion, no impairment of long-lived assets exists at December 31, 2011 and 2010.

        In its review of long-lived assets for possible impairments, the Company made significant estimates and assumptions about future events and changes in circumstances for its biodiesel refinery. At December 31, 2011 and 2010, the carrying value of the Company's biodiesel refinery, net of accumulated depreciation, amounted to approximately $6,289,000 and $6,608,000, respectively. Due to operating economics, the biodiesel refinery has been dormant for approximately four years. In February 2012, the Company commenced actions to recommission and restart the biodiesel refinery. To bring the biodiesel refinery to operable condition, the restart process requires application of resources including but not limited to construction, engineering, licensing, and recertification with governmental agencies.

AEC Holdings LLC

Notes to Consolidated Financial Statements (Continued)

3. Significant Accounting Policies (Continued)

The Company developed its future financial estimates on the basic assumption that the refinery will return to operational status in the near term. A return to operational status is a significant assumption that underlies the Company's estimate for future, undiscounted cash flows expected from operating the biodiesel refinery. In the event that the actual outcome of future events differs from the Company's operational and financial estimates, the resulting change could have a material effect on the consolidated statement of operations, consolidated balance sheet, and members' equity.

  Income Taxes

        WCRO files a separate U.S. federal income tax return in the United States. Accordingly, until its deconsolidation on September 29, 2011, income taxes for this subsidiary are accounted for using the asset and liability method pursuant to FASB ASC 740-10-05, Accounting for Income Taxes. Deferred taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred taxes for a change in tax rates is recognized in income in the period that includes the enactment date. The Company recognizes future tax benefits to the extent that realization of such benefits is more likely than not.

        The Company and its other wholly owned subsidiaries are treated as a partnership for U.S. federal income tax purposes. Therefore, federal taxable income and any applicable tax credits are included in the federal tax returns of the members, and any federal tax liability relating thereto is borne by the members. The Company is also liable for state and local income and franchise taxes.

        In accordance with FASB ASC 740-10-30-7, the Company recognizes the effect of uncertain tax positions, if any, only if those positions are more likely than not of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. It also requires the Company to accrue interest and penalties where there is an underpayment of taxes, based on management's best estimate of the amount ultimately to be paid, in the same period that the interest would begin accruing or the penalties would first be assessed. It is the Company's policy to classify interest and penalties related to the underpayment of income tax as income tax expense.

  Revenue Recognition

        The Company recognizes revenue related to terminal and reclamation services and sales of motor fuels, net of trade discounts and allowances, in the reporting period in which the services are performed and motor fuel products are transferred from the Company's terminals, title and risk of ownership pass to the customer, collection of the relevant receivable is probable, persuasive evidence of an arrangement exists and the sales price is fixed and determinable.

  Net Income (Loss) Per Member Unit

        Basic net income (loss) per member unit excludes dilution and is computed using the weighted-average number of member units outstanding. Diluted net income per member unit reflects the potential dilution that could occur if securities or other contracts to issue member units were exercised or converted into member units or resulted in the issuance of member units that then shared in the earnings. The Company has no potentially dilutive securities or contracts outstanding.

AEC Holdings LLC

Notes to Consolidated Financial Statements (Continued)

3. Significant Accounting Policies (Continued)

  Environmental Costs

        Liabilities for environmental remediation costs are recorded when environmental assessment and/or remediation are probable and the amounts can be reasonably estimated. Environmental expenditures that extend the life, increase the capacity, or improve the safety or efficiency of existing assets are capitalized.

  Motor Fuel Taxes

        The Company reports federal excise tax on motor fuels on a gross basis. Federal and state excise taxes included in revenue and cost of fuel approximated $19,619,000 and $18,508,000 for the years ended December 31, 2011 and 2010, respectively.

  Advertising

        Advertising costs, which are included in selling, general and administrative expense, are expensed as incurred and are not material to the consolidated financial statements.

  Deferred Financing Costs

        Deferred financing costs that are directly and incrementally associated with new borrowings are capitalized and are amortized on a method approximating the effective interest method.

  Derivative Instruments and Hedging Activities

        The Company accounts for derivatives and hedging activities in accordance with FASB ASC 815-10-05, Accounting for Derivative Instruments and Certain Hedging Activities, which requires entities to recognize all derivative instruments as either assets or liabilities in the balance sheet at their respective fair values. For financial instruments that do not qualify as an accounting hedge, changes in fair value of the assets and liabilities are recognized in earnings. The Company's policy is to not hold or issue derivative instruments for trading or speculative purposes. Additional disclosures for derivative instruments are presented in Note 15.

  Segment Reporting

        The Company organizes its business into three reportable segments, Fuel Processing and Distribution (FP&D), Services and Corporate. The reportable segments are consistent with how management views the markets served by the Company and the financial information reviewed by the Chief Operating Decision Maker ("CODM"). The Company manages its FP&D and Services segments as components of an enterprise for which separate information is available and is evaluated regularly by the CODM in deciding how to allocate resources and assess performance.

  Impact of Recent Accounting Standards/Pronouncements

        In May 2011, the FASB issued FASB ASU 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS ("ASU"), an amendment to FASB ASC Topic 820, Fair Value Measurement. The update revises the application of the valuation premise of highest and best use of an asset, the application of premiums and discounts for fair value determination, as well as the required disclosures for transfers between Level 1 and Level 2 fair value

AEC Holdings LLC

Notes to Consolidated Financial Statements (Continued)

3. Significant Accounting Policies (Continued)

measures and the highest and best use of nonfinancial assets. The update provides additional disclosure requirements regarding Level 3 fair value measurements and clarifies certain other existing disclosure requirements. The ASU is effective for the Company for annual periods beginning after December 15, 2011. The Company does not expect the impact of adopting this ASU to have a material effect on the Company's consolidated financial statements, but the adoption of this ASU may require additional disclosures.

4. Accounts Receivable

        Accounts receivable consist of the following:

December 31,	2011	2010
Trade receivables	$13,459,222	$9,666,944
Less allowance for doubtful accounts	(7,132)	(51,437)

Net trade receivables	13,452,090	9,615,507

Other receivables	13,216	12,755
Income and excise tax refunds receivable	32,063	1,919,273
Less allowance for doubtful accounts	—	(330,117)

	32,063	1,589,156

	$13,497,369	$11,217,418

        Changes in the Company's allowance for doubtful accounts are as follows:

	2011	2010
Beginning balance	$381,554	$56,920
Bad debt provision	—	330,117
Accounts written off	(374,422)	(5,483)
Other	—	—

	$7,132	$381,554

5. Inventories

        Inventories consist of the following:

December 31,	2011	2010
Refined fuels	$6,223,207	$3,147,687
Raw materials and supplies	2,254,599	1,165,673

	$8,477,806	$4,313,360

AEC Holdings LLC

Notes to Consolidated Financial Statements (Continued)

6. Property, Plant and Equipment

        Property, plant and equipment consist of the following:

December 31,	2011	2010
Land	$1,173,319	$1,599,955
Buildings (including leasehold improvements)	3,320,088	3,362,874
Tanks and equipment	41,300,733	40,739,743
Machinery and equipment	216,149	931,198
Furniture and fixtures	134,838	395,522
Autos and trucks	1,348,809	1,325,889
Sewer connection	405,849	405,849
Construction in progress	857,095	366,366

Total property, plant and equipment	48,756,880	49,127,396
Less: accumulated depreciation and amortization	7,620,709	6,014,595

	$41,136,171	$43,112,801

        The Company estimates that additional $150,000 will be incurred subsequent to December 31, 2011 to complete the construction in progress.

7. Intangible Assets

        Intangible assets consist of the following:

	December 31, 2011
	Trade Names	Customer Relationships	Total
Weighted average estimated useful life	10	15
Gross carrying amount	$46,180	$3,621,818	$3,667,998
Accumulated amortization	(11,161)	(1,914,430)	(1,925,591)

Net amount	$35,019	$1,707,388	$1,742,407

	December 31, 2010
	Trade Names	Customer Relationships	Total
Weighted average estimated useful life	10	15	—
Gross carrying amount	$46,180	$3,621,818	$3,667,998
Accumulated amortization	(8,082)	(1,519,667)	(1,527,749)

Net amount	$38,098	$2,102,151	$2,140,249

        Amortization expense for the years ended December 31, 2011 and 2010 was $397,842 and $503,068, respectively. The annual estimated amortization expense related to these intangibles for each of the five succeeding fiscal years is $0.316 million, $0.288 million, $0.253 million, $0.204 million, and $0.164 million.

AEC Holdings LLC

Notes to Consolidated Financial Statements (Continued)

8. Accounts Payable and Accrued liabilities

        Accounts payable and accrued liabilities consist of the following:

December 31,	2011	2010
Trade accounts payable and accruals	$8,514,387	$10,211,168
Salaries and vacation pay	855,983	436,976
Sales, excise and property taxes	635,300	2,410,548
Other	17,737	125,764
Interest	—	36,576
Litigation settlement	—	2,851,807

	$10,023,407	$16,072,839

        On April 4, 2011, the Company agreed to satisfy fully a trade payable for an amount less than its carrying amount of $2,851,807. The Company entered into a settlement agreement with a third party product supplier which provides mutual release of all parties and dismissed arbitral and court proceedings. Pursuant to the agreement, the Company paid the product supplier $1,550,000 in cash and transferred real estate with a book value of $90,000. For the year ended December 31, 2011, the Company recognized a gain from the extinguishment of this trade payable amounting to approximately $1,212,000.

AEC Holdings LLC

Notes to Consolidated Financial Statements (Continued)

9. Long-Term Debt and Revolver Loan

        Long-term debt consists of the following:

December 31,	2011	2010
Term Loan to a bank secured by substantially all of the assets of the Company.	$21,959,544	$24,800,680
Note payable to a financial corporation, payable in monthly installments of $2,386 including interest at 8.675%, secured by equipment, maturing, September 23, 2011.	—	20,717
Note payable to a financial corporation, payable in monthly installments of $2,386 including interest at 8.675%, secured by equipment, maturing, September 23, 2011.	—	20,717
Note payable to a financial corporation, payable in monthly installments of $2,279 including interest at 8.2%, secured by equipment, maturing, May 31, 2011.	—	10,364
Note payable to a financial corporation, payable in monthly installments of $2,282 including interest at 8.2%, secured by equipment, maturing, September 23, 2011.	—	12,870
Note payable to a financial corporation, payable in monthly installments of $5,051 including interest at 8.68%, secured by equipment, maturing, December 2011.	—	56,617

	$21,959,544	$24,921,965
Less current portion	300,000	6,223,553

	$21,659,544	$18,698,412

        At December 31, 2011 and 2010, the Company had a secured credit agreement ("Credit Agreement") with the senior lender that consisted of a revolver loan and term loan, both collateralized by substantially all of the Company's assets. At December 31, 2010, the current portion of long-term debt, as reported in the balance sheet, includes accrued interest payable for the term loan and revolver loan amounting to $1,242,135.

        The Credit Agreement contains affirmative, negative and various financial covenants under which the Company is obligated. As of December 31, 2010, the Company was not in compliance with these covenants. At December 31, 2010, the Company was in default under terms of the Credit Agreement and the bank issued notice of acceleration.

        On April 1, 2011, the Company entered into an amendment to the Credit Agreement ("Amended Credit Agreement") with the senior lenders which waived the events of defaults and rescinded the acceleration notice. The Amended Credit Agreement includes the following provisions a) requires the cancellation or forgiveness of all seller notes and all subordinated debt and accrued interest payable

AEC Holdings LLC

Notes to Consolidated Financial Statements (Continued)

9. Long-Term Debt and Revolver Loan (Continued)

and conversion of these debts into equity, b) requires the members contribute $4,000,000 to the Company, c) requires the issuance of equity interests to the senior lenders to the extent of 10% of the issued and outstanding interests of the Company, d) requires the payment of mandatory minimum principal payments on a quarterly basis beginning March 31, 2011 and continuing quarterly thereafter until December 31, 2014, e) modification of the financial covenants and a term loan prepayment arrangement whereby the Company is required to remit 50% of excess cash flow beginning thirty days after delivery of the 2012 audited financial statements to the senior lenders and continuing annually thereafter until maturity. Excess cash flow is defined generally as earnings before interest, taxes, depreciation, and amortization as reduced for certain capital expenditures, interest on bank debt, tax payments, changes in working capital, and other customary modifications. The senior lenders also forgave $6,014,369 of principal, accrued interest and late fees associated with the term loan and $376,429 of accrued interest attributable to the revolver. The Amended Credit Agreement did not modify the carrying value of the revolver loan principal balance and reinstated the revolver loan commitment to the extent of $15,000,000. The Company accounted for the above debt restructuring as a troubled debt restructuring and recorded the gain or loss on the debt restructuring based on troubled debt restructuring accounting.

        Generally, a restructuring of debt constitutes a troubled debt restructuring for accounting purposes if the creditor for economic or other reasons related to the debtor's financial difficulties grants a concession to the debtor that it would not otherwise consider. Pursuant to FASB ASC 470-60, the amendment to the Credit Agreement has been accounted for as a troubled debt restructuring due to the concessions granted by the senior lenders. As a result, unamortized balances of deferred financing fees ($87,000), the fair value of the 10% equity grant to senior lenders ($1,515,000) and the direct cost associated with the debt restructuring ($307,000) were netted against the sum of the carrying value of the term loan ($23,559,000) and accrued interest payable ($1,676,000) at the date of modification. This results in a new carrying amount of approximately of $23,326,000. The difference between this new carrying amount of the term loan and the sum of the restructured liability of $18,848,000 and the estimated future interest of the restructured loan amounting to $4,005,000 using an interest rate of 5.5% was recorded as a gain on debt restructuring for the year ended December 31, 2011 amounting to $472,283.

        The carrying value of the term loan under the Amended Credit Agreement at December 31, 2011 was $21,959,554 and does not equate to the total future principal cash payments of $18,698,412 due under the term debt as a result of accounting for a troubled debt restructuring. The difference between the carrying value of the term loan and the restructured liability will be recognized by the Company as reduced interest costs over the term of the Amended Credit Agreement. Interest payments to the term loan over the term of the Amended Credit Agreement will be applied to the carrying value of the term loan.

AEC Holdings LLC

Notes to Consolidated Financial Statements (Continued)

9. Long-Term Debt and Revolver Loan (Continued)

        The following table reconciles senior lender records to the Company's modified carrying value of its term loan.

	Term loan per Senior Lender	Reconciling Items	Carrying Value of Term Debt
Term loan principal balance at December 31, 2010	$23,558,545	$—	$23,558,545
Add accrued interest—Term Loan	959,289	—	959,289
Add accrued interest—Revolver	—	282,846	282,846

Balance at December 31, 2010	24,517,834	282,846	24,800,680
Accrued interest—Term loan for period January 1, 2011 through April 1, 2011	323,531	(3,555)	319,976
Accrued interest—Revolver for period January 1, 2011 through April 1, 2011	—	92,555	92,555
Accrued late fees	21,415	—	21,415

	24,862,780	371,846	25,234,626
Forgiveness of Term loan principal	(4,710,133)	4,710,133	—
Forgiveness of Term loan accrued interest	(1,282,820)	1,282,820	—
Forgiveness of late fees	(21,415)	21,415	—

	18,848,412	6,386,214	25,234,626
Fair value of 10% equity grant to senior lenders	—	(1,515,016)	(1,515,016)
Gain from troubled debt restructuring at April 1, 2011, before direct cost incurred in the debt restructuring and write-off of deferred financing cost amounting to $393,540	—	(865,823)	(865,823)

Modified carrying value at April 1, 2011	18,848,412	4,005,375	22,853,787
Principal payments	(150,000)	—	(150,000)
Interest payments applied to reduce modified carrying value pursuant to FASB ASC 470-60-35-6	—	(744,243)	(744,243)

Term loan principal balance at December 31, 2011	$18,698,412	$3,261,132	$21,959,544

        The reconciling items above are primarily due to the accounting for the troubled debt restructuring for the term loan.

        The maturity date of the revolver loan and term loan is April 1, 2015. As of December 31, 2011, the Company is in compliance with the financial covenants of the Amended Credit Agreement. The amount available under the revolver loan at December 31, 2011 and 2010 was $4,500,000 and $0, respectively. The revolver loan and term loan accrues interest monthly at a rate equal to either (a) the base commercial lending rate of the bank as publicly announced plus applicable margin or (b) a rate equal to London interbank offered rates (LIBOR) plus applicable margin which is tied to the Company's financial performance. The Company has the option to elect the type of interest when funds are advanced or to move tranches of the debt between the two types of interest. At December 31, 2011, the Company elected the LIBOR option for $5,000,000 of its revolver and $18,000,000 of the term loan. The LIBOR option for the revolver loan and term loan is from December 28, 2011 to January 30, 2012. The remaining portions for both revolver loan and term loan were included under the bank's base commercial lending rate plus applicable margin.

AEC Holdings LLC

Notes to Consolidated Financial Statements (Continued)

9. Long-Term Debt and Revolver Loan (Continued)

        The following tables illustrate those portions subject to the base commercial lending rate and the LIBOR rate at December 31, 2011 and 2010.

	December 31, 2011
	Base Rate Formula	LIBOR Formula	Total
Revolver balance	$5,500,000	$5,000,000	$10,500,000
Interest rate	5.25%	4.26%

Term loan (bank reported balance)	$698,412	$18,000,000	$18,698,412
Interest rate	5.75%	4.76%

	December 31, 2010
	Base Rate Formula	LIBOR Formula	Total
Revolver balance	$7,149,703	$—	$7,149,703
Interest rate	5.25%	—

Term loan	$24,800,680	$—	$24,800,680
Interest rate	5.75%	—

        The following table represents the estimated maturities of the Company's long-term debt:

Year ending December 31,
2012	$300,000
2013	600,000
2014	600,000
2015	17,198,412

Total	$18,698,412

        Since the specified amount of excess cash flow cannot presently be determined with any amount of specificity, the Company has classified the entire outstanding balance of the long-term debt in accordance with the fixed contractual repayment terms as of December 31, 2011.

10. Seller Notes

        In 2008, the Company signed promissory notes in the aggregate principal amount of $7,500,000, payable in equal and consecutive monthly installments at an annual simple interest rate of 8%. The notes expire on June 1, 2018. The outstanding balance under the promissory notes and accrued interest payable is $6,040,418 and $544,929, respectively at December 31, 2010. These notes are subordinate to the security interests of the senior lender.

        On April 1, 2011, the Seller forgave the seller notes amounting to $6,040,418 and accrued interest payable amounting to $664,776. This forgiveness of the seller notes, net of payment made to one of the sellers amounting to $125,000, was treated as a capital transaction and the amounts were reclassified to members' equity.

AEC Holdings LLC

Notes to Consolidated Financial Statements (Continued)

11. Subordinated Debt

        In 2009, the Company borrowed $2,000,000 and $3,500,000 from a related party. Interest accrues monthly at the annual rate of 12% and 16%, respectively. Interest is payable monthly and principal is due in a single lump sum in April 2014 and November 2013. In 2010, interest payable rolled into the subordinated debt balance amounted to $560,000. The outstanding balance of the subordinated debt and accrued interest payable is $6,060,000 and $406,764, respectively, at December 31, 2010.

        On April 1, 2011, the related party forgave the subordinated debt amounting to $6,060,000 and accrued interest payable amounting to $629,164. This forgiveness of the subordinated debt was treated as a capital contribution and the amounts were reclassified to members' equity.

12. Commitments and Contingencies

  Uninsured Liabilities

        The Company maintains general liability insurance with limits and deductibles that management believes prudent in light of the exposure of the Company to loss and the cost of the insurance.

  Income Tax Audit

        The Company is presently under examination by the Internal Revenue Service ("IRS") for tax years 2008 and 2009. The examination remains in progress. The IRS has not submitted findings or notice of examination changes. Management believes that the findings, if any, will not have a material effect in the financial position or results of operations of the Company.

  Sales Tax, Motor Fuel, and Underground Storage Tank Trust Fund Audit

        The Company is presently under examination by the Alabama Department of Revenue ("ADOR") for tax years 2008, 2009, 2010, and 2011. In May 2012, ADOR completed its examination and the Company settled the assessment amounting to approximately $1,000.

  Other

        The Company is subject to various claims and litigation arising in the ordinary course of business. In the opinion of management, the outcome of such matters will not have a material effect on the liquidity, financial position or results of operations of the Company.

13. Leases

        The Company has operating leases involving real estate. These leases are noncancellable and expire on various dates through 2013. The expense incurred on operating leases for the years ended December 31, 2011 and 2010 was approximately $271,100 and $371,000, respectively.

AEC Holdings LLC

Notes to Consolidated Financial Statements (Continued)

13. Leases (Continued)

        At December 31, 2011, future minimum rental payments required under non-cancellable operating leases with terms in excess of one year are as follows:

Years ending December 31,
2012	$199,990
2013	140,908

Total minimum rental payments	$340,898

14. Income Taxes

        The Company deconsolidated WCRO on September 29, 2011 and WCRO's taxable income through that date, which is included in the Company's reported results, is approximately $64,000. As of December 31, 2010, the Company had sufficient net federal tax loss carryforwards to offset this taxable income. As a result, no income tax expense is recorded for the year ended December 31, 2011.

        After deconsolidation, the accompanying statements do not reflect any income tax benefit or liability related to the operations of WCRO at December 31, 2011. The components of benefit from income tax relating to the operations of WCRO at December 31, 2011 and 2010 consist of the following:

Years Ended December 31,	2011	2010
State—Deferred	$—	$—
Federal—Deferred	—	(1,050,696)

Total benefit from income taxes	$—	$(1,050,696)

        A reconciliation of the significant differences between the U.S. federal statutory tax rate of 35% and the effective income tax rate on income (loss) before taxes is as follows:

Years Ended December 31,	2011	2010
Income tax provision (benefit) at U.S. federal statutory tax rate	$1,098,944	$(1,809,388)
(Income) loss attributed to non-taxable Partnerships	(1,056,733)	25,756
Change in valuation allowance	(42,211)	714,974
State income taxes, net of federal impact	—	32,001
Other, net	—	(14,039)

Income tax provision (benefit)	$—	$(1,050,696)

Effective tax rate	0.0%	20.3%

AEC Holdings LLC

Notes to Consolidated Financial Statements (Continued)

14. Income Taxes (Continued)

        Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the net deferred tax asset were as follows:

December 31,	2011	2010
Deferred tax asset:
Allowance for doubtful accounts	$—	$142,103
Accrued expenses	—	17,938
Net operating loss carryforward	—	1,111,071
Deferred tax liability:
Property, plant and equipment	—	(208,560)

Net deferred tax asset	—	1,062,552
Valuation allowance	—	(1,062,552)

Net deferred tax asset	$—	$—

        The Company recorded valuation allowances at December 31, 2010 related to certain deferred tax assets due to the uncertainty of the ultimate realization of the future benefits from those assets. The valuation allowances cover deferred tax assets, primarily tax loss carryforwards in tax jurisdictions where there is uncertainty as to the ultimate realization of a benefit from those tax losses. As of December 31, 2010, the Company had federal tax loss carryforwards of $2,229,579. The federal tax loss carryforwards will expire in 2030. Due to deconsolidation of WCRO that became effective on September 29, 2011, the Company will not benefit from these tax attributes.

        The IRS commenced an examination of WCRO's U.S. income tax returns for the years ended October 31, 2005, October 31, 2006, October 31, 2007, December 31, 2008, and December 31, 2009 in the first quarter of 2011. The examination remains in progress. The IRS has not submitted findings or notice of examination changes. At this time, the Company cannot determine the amount of additional payment, if any, that may be due.

15. Derivative Financial Instruments and Fair Value Measurements

        The Company is exposed to certain market risks relating to its ongoing business operations. These risks include exposure to fluctuations in interest rates as well as changing commodity prices.

        The Company enters into interest rate swaps in accordance with its risk management strategy that do not meet the criteria for hedge accounting. Although these derivatives do not qualify as hedges, they have the economic impact of mitigating interest rate risk. An interest rate swap was entered into to manage interest rate risk associated with the Company's fixed-rate borrowings on July 21, 2008. The notional amount of the interest rate swap was $22,031,100 with a maturity date of August 1, 2011. The interest rate swap agreements are accounted for on a mark to market basis through current earnings even though they were not acquired for trading purposes.

        As of December 31, 2011 and 2010, the total notional amount of the Company's receive-fixed/pay-variable interest rate swap was $0 and $15,232,050, respectively. The fair value of outstanding derivative financial instruments was $0 and $243,167 at December 31, 2011 and 2010, respectively. The

AEC Holdings LLC

Notes to Consolidated Financial Statements (Continued)

15. Derivative Financial Instruments and Fair Value Measurements (Continued)

Company recorded derivative contract gains of $243,167 and $281,097 in the consolidated statement of operations for the years ended December 31, 2011 and 2010, respectively.

        The Company periodically enters into futures contracts to mitigate cash flow volatility associated with fuel product price changes. The Company does not designate these instruments as hedging instruments. These instruments are accounted for on a mark to market basis with changes in the fair value reflected in cost of fuel. The Company recorded derivative contract losses of $611,500 and $618,143 in the consolidated statement of operations for the years ended December 31, 2011 and 2010, respectively. As of December 31, 2011 there were no open derivative contracts associated with fuel products. As of December 31, 2010, the Company had 26 open contracts to manage fuel price risk.

        The Company has adopted FASB ASC 820, which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. FASB ASC 820 applies to other accounting pronouncements that require or permit fair value measurements; however, it does not require any new fair value measurements.

        FASB ASC 820 establishes a valuation hierarchy for disclosure of the inputs to valuation used to measure fair value. This hierarchy prioritizes the inputs into three broad levels as follows.

  •
  Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities.

  •
  Level 2 inputs are quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument.

  •
  Level 3 inputs are measured based on prices or valuation models that require inputs that are both significant to the fair value measurement and less observable from objective sources.

        The Company's valuation models consider various inputs including: (a) mark to market valuations (b) time value and, (c) credit worthiness of valuation of the underlying measurement.

        A financial asset or liability's classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement.

        The following table provides the assets and liabilities carried at fair value measured on a recurring basis:

As of December 31, 2011
Recurring Fair Value Measures	Level 1	Level 2	Level 3	Total
Derivative liabilities	$—	$—	$—	$—

	As of December 31, 2010
Recurring Fair Value Measures	Level 1	Level 2	Level 3	Total
Derivative liabilities	$—	$—	$243,167	$243,167

        As discussed in Note 9, the Company granted the senior lenders a 10% equity interest in the Company. The Company determined the fair value of the 10% senior lender equity grant using Level 3 inputs. Level 3 inputs are unobservable in that there is little or no market data. The Company developed its own assumptions to assess the fair value of the equity grant. Generally, the assumptions

AEC Holdings LLC

Notes to Consolidated Financial Statements (Continued)

15. Derivative Financial Instruments and Fair Value Measurements (Continued)

included a compilation of comparable earnings data (from publicly available sources) for companies similarly situated to the Company. From this information, the Company developed an earnings multiple pattern and computed a discounted cash flow analysis ("DCF") using reasonable estimates for future earnings. The Company used the DCF analysis to determine an indicated enterprise value, net of estimated debt. The Company multiplied the indicated enterprise value by 10% and further reduced this amount by applying a non-controlling interest discount. The Company derived $1,515,016 as the fair value for the 10% equity grant to its senior lenders.

        The following table sets forth a reconciliation of changes in the fair value of financial assets and liabilities classified as Level 3 in the fair value hierarchy:

Years Ended December 31,	2011	2010
Balance at beginning of the year	$243,167	$524,264
Total unrealized losses (gains) included in earnings	(243,167)	(281,097)
Purchases, issuances and settlements	—	—
Transfers in and out of Level 3	—	—

Balance as of end of the year	$—	$243,167

16. Employee Benefit Plans

        On January 1, 2009, the Company initiated a 401(k) savings plan for all full time employees who have completed three months of service. Matching contributions will be a discretionary percentage, determined by the Company. During 2011 and 2010, the Company recorded compensation expense of approximately $155,000 and $165,000, respectively, related to the discretionary contributions that have been recorded in accompanying consolidated statements of operations.

17. Related Party Transactions

        As a result of amending its Credit Agreement in April 2011 (Note 9), the senior lenders of the Company were issued equity interests giving the senior lenders a 10% ownership interest in the Company. In 2011, the Company made aggregate principal and interest payments to its senior lenders of $1,389,101.

        As a result of amending its Credit Agreement in April 2011, $6,580,194 of related party seller notes and $6,689,164 of related party subordinated notes were forgiven.

        During the years ended December 31, 2011 and 2010, the Company paid consulting fees of $250,000 to an entity that is majority owned by the Company's Chief Executive Officer.

        During the years ended December 31, 2011 and 2010, the Company paid miscellaneous fees and expenses of $180,587 and $125,219, respectively, to members' or companies affiliated by virtue of common ownership with members.

AEC Holdings LLC

Notes to Consolidated Financial Statements (Continued)

18. Statement of Cash Flows Supplemental Information

        The following is a summary of supplemental cash paid and non-cash transactions:

Years ended December 31,	2011	2010
Interest paid	$889,995	$1,654,234
Income taxes refunds, net of payments	162,178	2,374,893
Equity granted to term and revolver loan senior lenders	1,515,016	—
Forgiveness of subordinated notes and accrued interest	6,689,164	—
Forgiveness of seller notes and accrued interest	6,705,194	—
Payment in kind of property, plant and equipment	90,000	—
Note receivable from sale of property, plant and equipment	259,000	—

19. Segment Reporting

        The Company groups its activities into three reportable segments. The Fuel Processing and Distribution ("FP&D") segment includes transmix refining and distribution of finished products. The Services segment includes activities related to bulk fuel terminal operations, reclamation services, transportation, and maintenance. The Company does not allocate all administrative overhead to FP&D and Services. The unallocated portion remains in the Corporate segment. Corporate segment activities include cash management, debt financing activities, and other administrative costs that are not directly attributable to FP&D and Services. The Company conducts its business primarily in the southeastern United States. The Company does not have international operations.

        The FP&D and Services segments are separately managed under a structure that includes "Segment Managers" who report to the Company's "Chief Operating Decision Maker" (CODM) (as defined in ASC 280). The CODM is the Company's Chief Executive Officer who reports to the Board of Directors. FP&D and Services represent components of the Company, as described in accounting standards for segment reporting (ASC 280), that engage in activities (a) from which revenues are earned and expenses incurred; (b) whose operating results are regularly reviewed by the CODM, which makes decisions about resources to be allocated to the business segments and assess their financial performance; and, (c) for which discrete financial information is available.

        Segment managers for the FP&D and Services segments are directly accountable to and maintain regular contact with the Company's CODM to discuss segment operating activities and financial performance. With concurrence and approval of the board of directors, the CODM approves annual capital budgets for major projects. However, business unit managers within the operating segments are responsible for decisions relating to project implementation and matters connected with daily operations.

        The Company primarily evaluates the performance of operating segments using operating income. Interest expense, depreciation and amortization, and certain other items of income and expense, are not part of management's routine evaluation of segment performance.

AEC Holdings LLC

Notes to Consolidated Financial Statements (Continued)

19. Segment Reporting (Continued)

        The following tables illustrate reportable segment revenues and earnings together with reconciliation to consolidated results. Asset information, including capital expenditures, by segment is not used by management in its monitoring of performance and, therefore, is not reported by segment.

	For the Year Ended December 31, 2011
	FP&D	Services	Corporate	Eliminations	Total
Revenues	$344,388,416	$9,634,634	$—	$(4,713,931)	$349,309,119
Operating expenses	340,781,813	10,372,885	218,592	(4,713,931)	346,659,359

Operating income	3,606,603	(738,251)	(218,592)	—	2,649,760
Interest expense	(36,160)	(32,845)	(1,293,160)	—	(1,362,165)
Amortization of deferred financing costs	—	—	(173,607)	—	(173,607)
Gain on extinguishment of payable	1,211,807	—	—	—	1,211,807
Gain from debt restructuring	—	—	472,283	—	472,283
Changes in fair value of interest rate swap	—	—	243,167	—	243,167
Other	(2,265,564)	1,581,310	782,848	—	98,594

Total other income (expense)	(1,089,917)	1,548,465	31,531	—	490,079

Income (loss) before income taxes	$2,516,686	$810,214	$(187,061)	$—	$3,139,839

	For the Year Ended December 31, 2010
	FP&D	Services	Corporate	Eliminations	Total
Revenues	$239,442,488	$8,641,018	$—	$(3,607,318)	$244,476,188
Operating expenses	240,327,925	9,204,689	158,829	(3,607,318)	246,084,125

Operating income	(885,437)	(563,671)	(158,829)	—	(1,607,937)
Interest expense	(475,020)	(43,198)	(3,173,976)	—	(3,692,194)
Amortization of deferred financing costs	—	—	(199,629)	—	(199,629)
Changes in fair value of interest rate swap	—	—	281,097	—	281,097
Other	(3,535,462)	2,486,184	1,098,260	—	48,982

Total other income (expense)	(4,010,482)	2,442,986	(1,994,248)	—	(3,561,744)

Income (loss) before income taxes	$(4,895,919)	$1,879,315	$(2,153,077)	$—	$(5,169,681)

Independent Auditor's Report

To the Partners of
Direct Fuels Partners, L.P.
Euless, Texas

        We have audited the accompanying consolidated financial statements of Direct Fuels Partners, L.P. and subsidiaries ("Partnership"), which comprise the consolidated balance sheets as of December 31, 2012, 2011 and 2010, and the related consolidated statements of operations, partners' equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management's Responsibility for the Financial Statements

        Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

        Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

        An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

        We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Direct Fuels Partners, L.P. and subsidiaries as of December 31, 2012, 2011 and 2010, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ BDO USA, LLP

Dallas, Texas
March 22, 2013

Direct Fuels Partners, L.P. and Subsidiaries

Consolidated Balance Sheets

December 31,	2012	2011
Assets
Current assets
Cash and cash equivalents	$2,543,558	$4,229,228
Accounts receivable, net of allowance for doubtful accounts of $49,891 and $60,000, respectively	10,773,545	6,340,211
Excise tax and other receivables	4,627,890	838,394
Inventories	6,424,542	9,537,399
Other current assets	946,435	2,432,536

Total current assets	25,315,970	23,377,768
Property, plant and equipment
Land and improvements	568,759	568,759
Buildings and improvements	2,317,351	2,246,104
Electrical and instrumentation	782,953	751,487
Pumps, pipe, and miscellaneous equipment	5,572,859	4,961,927
Office equipment, furniture and fixtures	358,569	349,783
Processing units and tanks	9,054,913	8,462,448
Vehicles	129,296	92,364

Total property, plant and equipment	18,784,700	17,432,872
Less accumulated depreciation	10,041,704	9,010,154

Net property, plant and equipment	8,742,996	8,422,718
Long-term receivable	—	80,000
Deferred financing costs, net of accumulated amortization of $665,742 and $311,230, respectively	563,135	603,345
Deferred public offering costs	804,247	—

Total assets	$35,426,348	$32,483,831

Direct Fuels Partners, L.P. and Subsidiaries

Consolidated Balance Sheets (Continued)

December 31,	2012	2011
Liabilities and Partners' Equity
Current liabilities
Trade payables	$10,828,615	$9,017,550
Accrued expenses	1,635,218	1,613,530
Current portion of long-term debt	16,716,667	1,700,004
Derivative financial instruments	33,410	—
Revolver loan	350,109	137,601

Total current liabilities	29,564,019	12,468,685
Derivative financial instruments	—	79,756
Long-term debt, net of current portion	—	7,958,329

Total liabilities	29,564,019	20,506,770

Commitments and contingencies
Partners' equity
General partner	322,557	147,739
Preferred equity	7,581,545	16,488,895
Limited partners—common units	(12,863,746)	(11,197,070)
Limited partners—subordinated units	10,821,973	6,537,497

Total partners' equity	5,862,329	11,977,061

Total liabilities and partners' equity	$35,426,348	$32,483,831

See accompanying notes to consolidated financial statements.

Direct Fuels Partners, L.P. and Subsidiaries

Consolidated Statements of Operations

Years Ended December 31,	2012	2011
Revenues
Fuel revenues	$332,172,363	$261,073,711
Other revenues	594,841	483,645

Total revenues	332,767,204	261,557,356

Operating expenses
Cost of fuel	312,703,644	237,856,840
Operations and maintenance	2,465,277	2,028,942
Selling, general and administrative	3,812,144	4,509,638
Depreciation	1,032,132	959,297

Total operating expenses	320,013,197	245,354,717

Operating income	12,754,007	16,202,639
Other expenses
Interest expense	810,273	1,072,164
Amortization of deferred financing costs	354,512	293,035
Loss on early extinguishment of subordinated debt	—	583,303
Changes in fair value of interest rate swap	(46,346)	79,756

Total other expenses	1,118,439	2,028,258

Income before taxes	11,635,568	14,174,381
Provision for state margin taxes	82,407	219,641

Income from continuing operations	11,553,161	13,954,740
Income from discontinued operations	—	1,569,381
(Loss) on sale of discontinued operations	—	(69,879)

Net income	$11,553,161	$15,454,242

See accompanying notes to consolidated financial statements.

Direct Fuels Partners, L.P. and Subsidiaries

Consolidated Statements of Partners' Equity

			Limited Partners
	General Partner	Preferred Equity
			Common	Subordinated	Total
Balance, December 31, 2010	$(123,738)	$14,790,277	$(11,779,126)	$(114,751)	$2,772,662
Issuance of preferred equity, net of issuance costs	—	2,101,810	—	—	2,101,810
Partner distributions paid in kind	—	(497,772)	(1,606,828)	—	(2,104,600)
Partner distributions paid in cash	(45)	(1,783,644)	(4,463,364)	—	(6,247,053)
Net income	271,522	1,878,224	6,652,248	6,652,248	15,454,242

Balance, December 31, 2011	147,739	16,488,895	(11,197,070)	6,537,497	11,977,061
Redemption of preferred units	—	(9,190,244)	—	—	(9,190,244)
Partner distributions paid in cash	(60)	(2,526,437)	(5,951,152)	—	(8,477,649)
Net income	174,878	2,809,331	4,284,476	4,284,476	11,553,161

Balance, December 31, 2012	$322,557	$7,581,545	$(12,863,746)	$10,821,973	$5,862,329

See accompanying notes to consolidated financial statements.

Direct Fuels Partners, L.P. and Subsidiaries

Consolidated Statements of Cash Flows

Years Ended December 31,	2012	2011
Cash flows from operating activities:
Net income	$11,553,161	$15,454,242
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,032,132	959,297
Loss on early extinguishment of subordinated debt	—	583,303
Amortization of deferred financing costs	354,512	293,035
Changes in fair value of interest rate swap	(46,346)	79,756
Gain (loss) on sale of property, plant, and equipment	356	(101,671)
Provision for doubtful accounts	30,000	30,000
Changes in operating assets and liabilities:
Accounts receivable	(4,463,334)	(1,905,170)
Excise tax and other receivables	(3,789,496)	3,194,603
Inventories	3,112,857	(3,506,309)
Other current assets	1,486,102	(62,247)
Long term note receivable	80,000
Trade payables and accrued expenses	1,832,753	4,181,038

Net cash provided by operating activities	11,182,697	19,199,877

Cash flows from investing activities:
Purchases of property, plant and equipment	(1,352,886)	(566,838)
Proceeds from sale of property, plant and equipment	120	7,000,000

Net cash (used in) provided by investing activities	(1,352,766)	6,433,162

Cash flows used in financing activities:
Borrowings on revolver loan	348,314,533	281,790,461
Principal payments on revolver loan	(348,102,025)	(284,857,678)
Borrowings on term loan	8,758,333	—
Principal payments on term loan	(1,700,000)	(7,200,000)
Payment of public offering costs	(804,247)	—
Redemption of preferred units	(9,190,244)	(5,500,000)
Payment of financing costs	(314,303)	(378,865)
Payment of equity issuance cost	—	(2,789)
Cash distributions to partners	(8,477,648)	(6,247,053)

Net cash used in financing activities	(11,515,601)	(22,395,924)

(Decrease)/Increase in cash and cash equivalents	(1,685,670)	3,237,115
Cash and cash equivalents, beginning of the year	4,229,228	992,113

Cash and cash equivalents, end of the year	$2,543,558	$4,229,228

See accompanying notes to consolidated financial statements.

Direct Fuels Partners, L.P. and Subsidiaries

Notes to Consolidated Financial Statements

1. Organization and Basis of Presentation

        Direct Fuels Partners, L.P. is a Delaware limited partnership formed to acquire the partnership interests of Insight Equity Acquisition Partners, LP. The consolidated financial statements include the accounts of Direct Fuels Partners, L.P. and its subsidiaries, Direct Fuels OLP GP, LLC and Insight Equity Acquisition Partners, LP, all of which are wholly-owned (collectively hereinafter referred to as the "Partnership").

        The Partnership has operated a motor fuel terminal and processing facility in Texas since inception in May 2003. In late 2007, the Partnership began operating an ethanol terminal in the Dallas-Fort Worth area. The Partnership also completed construction of a biodiesel production facility in January 2008 and began producing biodiesel for sale to its customers in early February 2008. In July 2010, the Partnership sold the ethanol terminal and in April 2011, the Partnership sold the biodiesel production facility. Since the biodiesel production operations and cash flows could be clearly distinguished, operationally from the rest of the Partnership, the operating results have been classified as discontinued operations. See Note 3 as to the discussion and presentation of their discontinued operations.

2. Significant Accounting Policies

  Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates. The accounting estimates that require the most significant, difficult and subjective judgment include:

  •
  The assessment of recoverability of long lived assets;

  •
  Useful lives for property, plant and equipment; and

  •
  The recognition and measurement of loss contingencies.

  •
  Allowance for doubtful accounts

  Principles of Consolidation

        The consolidated financial statements include the accounts of Direct Fuels Partners, L.P. and the consolidated accounts of all its subsidiaries. The entities included in these consolidated accounts are all wholly owned and are Insight Equity Acquisition Partners, LP and Direct Fuels OLP GP, LLC. All significant intercompany balances and transactions have been eliminated in consolidation.

  Fair Value of Financial Instruments

        The Partnership's financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable, derivative financial instruments and long-term debt instruments. The carrying amounts of financial instruments, other than the long-term debt instruments and derivative financial instruments, are representative of their fair values due to their short maturities. The Partnership's long-term debt agreement bears interest at market rates, and management believes its carrying amount approximates fair value. As discussed in Note 12, the derivative financial instruments are recorded at fair value.

Direct Fuels Partners, L.P. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

2. Significant Accounting Policies (Continued)

  Concentration of Credit Risk

        Financial instruments that potentially subject the Partnership to concentration of credit risk are cash and cash equivalents and trade accounts receivable. The Partnership maintains its cash and cash equivalents in excess of federally insured limits in financial institutions it considers to be of high credit quality. All of our non-interest bearing cash balances were fully insured at December 31, 2012 due to a temporary federal program in effect from December 31, 2010 through December 31, 2012. Under the program, there is no limit to the amount of insurance for eligible accounts. Beginning 2013, insurance coverage will revert to $250,000 per depositor at each financial institution, and our non-interest bearing cash balances may again exceed federally insured limits.

        Credit losses from customers have been within management's expectations, and the Partnership performs ongoing credit evaluations of its customers and generally does not require collateral.

        Customer A represented 38% and 46% of the trade receivable balance as of December 31, 2012 and 2011, respectively. Customer B represented 31%, and 38% of the trade receivable balance as of December 31, 2012 and 2011, respectively. Customer C represented 19%, and 0% of the trade receivable balance as of December 31, 2012 and 2011, respectively. No other customer balance exceeded 10% of the total trade receivable balance as of December 31, 2012 and 2011.

        Customer A represented 45% and 44% of revenues for the years ended December 31, 2012 and 2011, respectively. Customer B represented 37% of revenues for the years ended December 31, 2012 and 2011. No other customer represented 10% or more of revenues in any of the periods noted above.

        The Partnership's largest supplier of motor fuel products provided 49% and 50% of motor fuel supply for the years ended December 31, 2012 and 2011, respectively. The second largest supplier of motor fuel products provided 10% and 2% of motor fuel supply for the years ended December 31, 2012 and 2011, respectively. The Partnership's third largest supplier of motor fuel products provided 9% and 10% of motor fuel supply for the years ended December 31, 2012 and 2011, respectively. The Partnership's fourth largest supplier of motor fuel products provided 5% and 10% of motor fuel supply for the years ended December 31, 2012 and 2011, respectively. No other supplier provided more than 10% of motor fuel supply in any of the periods noted above.

        Unanticipated national or international events could result in a curtailment of motor fuel supplies to the Partnership, thereby adversely affecting motor fuel sales.

  Cash and Cash Equivalents

        The Partnership considers all highly liquid investments with original maturities when purchased of three months or less to be cash equivalents.

  Accounts Receivable

        Accounts receivable are comprised primarily of amounts owed to the Partnership through its motor fuel deliveries and are presented net of an allowance for doubtful accounts. The majority of trade receivables are due 10 days from the invoice date.

  Allowance for Doubtful Accounts

        The Partnership maintains allowances for estimated losses resulting from the inability of its customers to make required payments. The Partnership estimates its allowances based on specifically

Direct Fuels Partners, L.P. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

2. Significant Accounting Policies (Continued)

identified amounts that are believed to be uncollectible, which are determined based on historical experience and management's assessment of the general financial conditions affecting the Partnership's customer base. If the financial condition of the Partnership's customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances might be required. After all attempts to collect a receivable have failed, the receivable is written off against the allowance.

  Excise Tax and Other Receivables

        As of December 31, 2012 and 2011, excise tax and other receivables comprised primarily of excise tax receivable. No allowance for doubtful accounts has been recorded for excise tax and other receivables as management believes that these are collectible.

  Inventories

        Inventories consist of motor fuel products stored at terminal storage that can be sold over a truck loading rack. Motor fuel inventories are stated at the lower of cost or market using the average cost method.

  Property, Plant and Equipment

        Property, plant and equipment are stated at cost. Depreciation is computed over the estimated useful lives of the assets by the straight-line method for financial reporting purposes.

        Estimated useful lives are as follows:

Years
Buildings and improvements	40
Processing units and tanks	25
Office equipment, furniture and fixtures, vehicles	7
All other equipment	10

        Repair and maintenance costs are expensed as incurred.

  Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed of

        In accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 360, Accounting for the Impairment or Disposal of Long-Lived Assets, long-lived assets are reviewed for impairments whenever events or changes in circumstances indicate that the related carrying amount may not be recoverable. If circumstances require a long-lived asset be tested for possible impairment, the Partnership first compares undiscounted cash flows expected to be generated by an asset to the carrying value of the asset. If the carrying value of the long-lived asset is not recoverable on an undiscounted cash flow basis, impairment is recognized to the extent that the carrying value exceeds its fair value. The Partnership reclassified for all periods presented the operations of the facilities meeting the accounting criteria as either being sold or held for sale as discontinued operations in the consolidated statements of operations. There was no change to reported net income for the periods as a result of the reclassification. See Note 3 for a further discussion of discontinued operations.

Direct Fuels Partners, L.P. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

2. Significant Accounting Policies (Continued)

  Deferred Public Offering Costs

        Deferred public offering costs that are directly and incrementally associated with professional fees incurred related to a potential public offering are deferred and will be charged against the proceeds of the offering.

  Revenue Recognition

        The Partnership recognizes revenue related to motor fuels, net of trade discounts and allowances, in the reporting period in which the products are transferred from the Partnership's terminals, title and risk of ownership pass to the customer, collection of the relevant receivable is probable, persuasive evidence of an arrangement exists and the sales price is fixed or determinable. Trade discounts and allowances are not generally given and have been insignificant for the periods presented.

  Cost of Fuel

        The Partnership includes all fuel purchase costs, excise taxes and freight costs in cost of fuel.

  Environmental Costs

        Liabilities for loss contingencies, including environmental remediation costs not within the scope of FASB ASC 410, Accounting for Asset Retirement Obligations, arising from claims, assessments, litigation, fines, and penalties and other sources, are recorded when it is probable that a liability has been incurred and the amount of the assessment and/or remediation can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred. Recoveries of environmental remediation costs from third parties, which are probable of realization, are separately recorded as assets, and are not offset against the related environmental liability. No liabilities for environmental costs were required to be recorded at December 31, 2012 and 2011.

  Motor Fuel Taxes

        Fuel revenues and related cost of fuel include federal and state excise taxes of $5,966,495 and $15,738,857 for the years ended December 31, 2012 and 2011, respectively.

  Income Taxes

        No provision is made in the accounts of the Partnership for U.S. federal income taxes as such taxes are liabilities of the individual partners. The tax returns and amounts of allocable Partnership revenues and expenses are subject to examination by federal and state taxing authorities. If such examinations result in changes to allocable Partnership revenues and expenses, the tax liability of the partners could change accordingly. In accordance with FASB ASC 740-10-30-7 in the Expenses—Income Taxes topic, the Partnership recognizes the effect of uncertain income tax positions, if any, only if those positions are more likely than not of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

        Starting in January 2007, the Partnership is subject to the Texas Margin Tax. No material deferred tax items arose as a result of this tax. The Texas Margin Tax liability is $137,485 and $146,797 as of December 31, 2012 and 2011, respectively, and is included in accrued expenses.

Direct Fuels Partners, L.P. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

2. Significant Accounting Policies (Continued)

  Deferred Financing Costs

        Deferred financing costs that are directly and incrementally associated with new borrowings are capitalized and are reported at cost and amortized over the term of the related debt using the effective interest method. In 2011, the Partnership wrote-off approximately $83,303 of deferred financing cost associated with the subordinated debt that was fully paid. The Partnership paid $314,303 and $378,865 in financing costs associated with its borrowings in 2012 and 2011, respectively.

  Derivative Instruments and Hedging Activities

        The Partnership accounts for derivatives and hedging activities in accordance with FASB ASC Topic 815, Derivative and Hedging, as amended, which requires entities to recognize all derivative instruments as either assets or liabilities in the balance sheet at their respective fair values. Subsequent changes in the fair values of derivatives not designated as hedges are recognized in the Partnership's consolidated statements of operations. For derivatives designated as hedges, changes in fair value are either offset against the change in fair value, for the risk being hedged, of the assets and liabilities through earnings, or recognized in accumulated other comprehensive income until the hedged item is recognized in earnings.

        The Partnership utilizes derivative instruments in the form of an interest rate swap to manage interest rates associated with the interest on its Revolver loan in 2012 and 2011.

  Reclassification

        Certain amounts in the prior year's financial statements have been reclassified to conform to the current year presentation.

3. Discontinued Operations

        In 2010, the Partnership decided to sell the biodiesel terminal facility and accordingly reclassified this asset as Asset Held For Sale. On April 1, 2011, the Partnership sold the biodiesel terminal facility for $7.0 million in cash.

        The Partnership reported the operations of the biodiesel terminal facility as discontinued operations in the consolidated statement of operations.

        The following summarizes the financial information of the discontinued operations for the period presented:

Year Ended December 31,	2011
Fuel revenues	$4,968,491
Other revenues	2,890,295

Total revenues	7,858,786
Total operating expenses	(6,266,544)
Interest expense	(22,861)

Income from discontinued operations	$1,569,381

Direct Fuels Partners, L.P. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

3. Discontinued Operations (Continued)

Year Ended December 31,	2011
Gain on sale of discontinued operations	$168,383
Transaction costs	(238,262)

(Loss) on sale of discontinued operations	$(69,879)

4. Accrued Expenses

        Accrued expenses consist of the following at December 31:

	2012	2011
Accrued excise and other taxes	$803,555	$658,804
Accrued payroll and related liabilities	395,454	714,409
Other accrued expenses	436,209	240,317

Total	$1,635,218	$1,613,530

5. Long-Term Debt and Revolver Loan

  Term Loan and Revolver Loan

        On November 18, 2010, the Partnership entered into a credit agreement with a financial institution. The credit agreement consists of a Term and a Floating ("Revolver") loan, both of which are collateralized by substantially all of the Partnerships' assets. The Term loan was funded in the amount of $17,000,000 at closing. On October 22, 2012 the credit agreement was amended to create an additional term loan ("Additional Term"). The Additional Term loan was funded in the amount of $8,758,333 at closing. Proceeds of the Additional Term loan were used to redeem Class D Preferred equity as discussed in Note 8. The Term and the Additional Term loan are deemed to be a single term loan (collectively hereafter "Term Loan"). The Term Loan accrues interest monthly at a rate equal to (a) London interbank offered rates (LIBOR) plus a margin of 4.01% or (b) a rate equal to the highest of (i) the financial institution's commercial lending rate, (ii) the Federal Funds Open Rate plus 1/2 of 1% in effect on such day or (iii) the daily LIBOR rate plus 1% plus a margin of 3.01%. The Partnership has the option to move tranches of debt. The interest rate plus margin of the Term Loan was 6.26% and 4.209% for the two tranches at December 31, 2012. The monthly principal payments are $141,667 and the remaining outstanding balance is payable on November 28, 2013. The amount outstanding under the Term Loan was $16,716,667 and $9,658,333 at December 31, 2012 and 2011, respectively. The Term Loan is classified as a current liability as of December 31, 2012.

        The Revolver had an original maximum advance amount of $11,000,000. On March 31, 2011, the credit agreement was amended to allow for the repayment of the subordinated debt and to increase the maximum advance amount on the Revolver to $14,000,000. On October 22, 2012 the credit agreement was amended to allow an advance (Specified Advance) on the Revolver up to $541,667 to complete the redemption of Class D Preferred equity as discussed in Note 8. The Revolver accrues interest monthly at a rate equal to (a) LIBOR plus a margin of 2.5% or (b) a rate equal to the highest of (i) the financial institution's commercial lending rate, (ii) the Federal Funds Open Rate plus 1/2 of 1% in effect on such day or (iii) the daily LIBOR rate plus 1% plus a margin of 1.5%. The Specified Advance accrued interest monthly at a rate equal to (a) LIBOR plus a margin of 2.51% or (b) a rate equal to the highest of (i) the financial institution's commercial lending rate, (ii) the Federal Funds Open Rate

Direct Fuels Partners, L.P. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

5. Long-Term Debt and Revolver Loan (Continued)

plus 1/2 of 1% in effect on such day or (iii) the daily LIBOR rate plus 1% plus a margin of 1.51%. Repayments on the Revolver were applied first to the Specified Advance. The Specified Advance was fully repaid before December 31, 2012.The Partnership has the option to move tranches of debt between the two types of interest.

        The interest rate plus margin of the Revolver was 4.75% at December 31, 2012. The amount outstanding as of December 31, 2012 and 2011 is $350,109 and $137,601, respectively. The Revolver will mature on November 28, 2013. In accordance with FASB ASC 470-10-45, the outstanding balance of the New Revolver was classified as a current liability as of December 31, 2012. The Revolver has undrawn availability of $13,143,828 and $12,343,810 as of December 31, 2012 and 2011, respectively.

        On August 29, 2012 the credit agreement was amended to increase the annual capital expenditure limit.

        In addition, the Revolver contains affirmative, negative and various financial covenants under which the Partnership is obligated. The Partnership is in compliance with these covenants as of December 31, 2012 and 2011.

        The Partnership has entered into preliminary discussions with the financial institution to create a new credit agreement prior to maturity. The Partnership expects to have a new credit agreement in place with terms at least as favorable to the Partnership as the existing credit agreement before November 28, 2013.

Subordinated Debt

        On April 23, 2010, the Partnership entered into a subordinated debt agreement with an investor of the Partnership in the amount of $5,000,000. The proceeds of the subordinated debt were used to pay down the existing revolving credit facility. The subordinated debt is unsecured and bears an annual interest rate of 16% which is paid quarterly. On November 18, 2010, the subordinated debt agreement was amended to conform to the refinancing of the existing revolver loan. The amount outstanding under the subordinated debt arrangement at December 31, 2010 was $5,000,000. On April, 1, 2011 the Partnership paid off the outstanding principal balance of the subordinated debt agreement in the amount of $5,000,000 and accrued interest of $200,000. Due to the early payoff of the subordinated debt agreement, the Partnership incurred an early termination fee of $500,000 and this amount and the write-off of the carrying value of the deferred financing cost associated with the subordinated debt amounting to $83,303 is presented as loss on early extinguishment of the subordinated debt in the consolidated statements of operations. The subordinated debt was to mature on May 18, 2014.

6. Commitments and Contingencies

  Uninsured Liabilities

        The Partnership maintains general liability insurance with limits and deductibles that management believes prudent in light of the exposure of the Partnership to loss and the cost of the insurance.

  Purchase Commitments

        The Partnership has entered into contracts with various suppliers of transmix product having original terms ranging from 12-48 months at an industry standard regional price index plus a margin. The Partnership is committed to purchase 100% of the transmix generated by these suppliers which

Direct Fuels Partners, L.P. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

6. Commitments and Contingencies (Continued)

varies from period to period. Due to fluctuations in the price and the volume, the annual purchase obligation cannot be determined.

  Registration Rights Agreement

        The Partnership has entered into a registration rights agreement with the private investors under which it has agreed to (a) use commercially reasonable efforts to prepare and file with the Securities and Exchange Commission a shelf registration statement, within 90 days of the closing of an initial public offering, to permit the resale of the common units held by the private investors and (b) to use commercially reasonable efforts to cause the shelf registration statement to be declared effective within 180 days of the closing of the proposed initial public offering. The Partnership is required to pay liquidated damages if the shelf registration statement is not declared effective by 180 days following the closing of the proposed initial public offering, if the shelf registration statement is not maintained in accordance with the agreement and with respect to any common units required to be included in the shelf registration statement that are not included. The liquidated damages are payable in cash unless prohibited by the credit facilities. The maximum liquidated damages amount that the Partnership could be required to pay is estimated to be $2 per unsold registrable security held by the Private Investors after an initial public offering. No accrual has been made in the accompanying consolidated financial statements related to this matter, as payment is not considered probable at this time.

  Other

        The Partnership is subject to various claims and litigation arising in the ordinary course of business. There are no known claims or pending litigation as of December 31, 2012.

7. Related Parties

        In 2009, the Partnership entered into an agreement with an employee of the Partnership and concurrently advanced $80,000 to the employee. This amount was expensed in 2012.

        In 2010, the Partnership entered into a credit agreement with an investor of the Partnership as discussed in Note 5. The debt on this agreement of $5,000,000 was paid in full on April 1, 2011.

8. Partners' Equity

        For the period of June 8, 2007 through December 31, 2007, the general partner held 80% of the incentive distribution rights, 740,104 Class A common units, 3,240,104 subordinated units and 1,500,000 deferred participation units. Private investors held 2,500,000 Class B common units, warrants to purchase 2,500,000 Class A common units for $20 per unit, and 20% of the incentive distribution rights. The Class B common units can be redeemed at $20 per unit at the option of the Partnership until the closing date of an initial public offering. In May 2008, the private investors exchanged their warrants and Class B Common units to the Partnership for 2,500,000 Class A common units.

        The common units and the subordinated units are considered separate classes of limited partner interest. The principal difference between the common units and subordinated units is that, in any quarter during the subordination period, the holders of the subordinated units are entitled to receive the minimum quarterly distribution only after the common units have received the minimum quarterly distribution plus arrearages from prior quarters. Subordinated units will not accrue arrearages. The

Direct Fuels Partners, L.P. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

8. Partners' Equity (Continued)

subordination period will end if the Partnership meets the financial tests in the partnership agreement or in the event of an initial public offering or sale transaction.

        The deferred participation units convert into subordinated units on a one for one basis upon the occurrence of an initial public offering or a sale transaction. The number of units that can be converted is based on the initial public offering or sales transaction per unit price and an equal number of common units held by the private investor are cancelled. Until conversion the deferred participation units have no voting or distribution rights.

        Incentive distribution rights entitle their holders to certain distributions of excess available cash after the Partnership has achieved certain target distribution levels after the occurrence of an initial public offering. The incentive distribution rights have no voting rights. Refer to the partnership agreement for additional information and terms of the partners' equity units.

        The Partnership issued five tranches of non-convertible preferred units in lieu of cash distributions to the existing preferred and common unitholders. The following table outlines the five transactions:

Issue Date	Description	Units Issued	Unit Value	Gross Issuance
April 23, 2010	Class D Preferred	169,057	$20.00	$3,381,140
August 15, 2010	Class D Preferred	91,628	$20.00	$1,832,560
November 15, 2010	Class D Preferred	93,598	$20.00	$1,871,960
February 15, 2011	Class D Preferred	97,302	$20.00	$1,946,040
August 19, 2011	Class D Preferred	7,928	$20.00	$158,560

        On October 22, 2012, the Partnership purchased all of the Class D Preferred units and paid accrued distributions thereon. The non-convertible preferred units received distributions in priority to the convertible preferred and common units and received liquidation value equal to the purchase price plus any unpaid distributions whether or not declared. The total redemption amount paid was $9,645,750. Prior to redemption, the Partnership has the option to redeem the non-convertible preferred units at any time for cash at liquidation value plus $.40 per unit if redeemed on or before March 31, 2011 or $.20 per unit if after March 31, 2011 but before March 31, 2012. If the Partnership redeems the non-convertible preferred units for cash after March 31, 2012 the units will be redeemed at liquidation value. The non-convertible preferred units do not have voting rights except non-convertible preferred unitholders will be entitled to vote as a separate class on any matter on which unitholders are entitled to vote that adversely affects the rights or preferences of the non-convertible preferred unitholders. The non-convertible preferred units were issued to the holders of convertible preferred common units in the same ratio as distributions that were owed to the respective unitholders.

        The Partnership issued three separate tranches of convertible preferred units and the following table is the outstanding convertible preferred units as of December 31, 2012 and 2011:

Issue Date	Description	Units Issued
May 14, 2009	Class A Preferred	250,000
August 25, 2009	Class B Preferred	69,687
November 20, 2009	Class C Preferred	52,661

Direct Fuels Partners, L.P. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

8. Partners' Equity (Continued)

        The convertible preferred units receive distributions in priority to the common units and would receive liquidation value equal to the purchase price plus any unpaid distributions whether or not declared. The convertible preferred units can convert into Class A common units at any time according to a conversion ratio. The conversion ratio is on a one-for-one basis but a conversion adjustment can occur if there is a change in outstanding units. The Partnership has the option to redeem the preferred units at any time for cash at liquidation value. The preferred units have the same voting rights as the common units. The preferred units were issued to the holders of common units in the same ratio of common unit ownership.

        Allocation of Net Income (Loss)—Allocation of net income (loss) is based on the terms of the partnership agreement. Preferred Class D units will have income allocated to them to the extent required to make the capital account equal to the liquidation value. The liquidation value is defined as the total issue value plus any distributions accrued or not paid. Preferred D has priority income allocation among all units. Preferred Class C, B, and A units will have income equal to the respective class distribution that accrues whether or not declared. Income is allocated in the following priority: Preferred Class C, B, then A. Any remaining net income or loss is then allocated to the general partner (2%); holders of the common units (49%) and to the holders of the subordinated units (49%).

        Distributions are paid when declared by the general partner. Distributions are based on the terms of the partnership agreement. Unpaid cumulative distribution as of December 31, 2012 and 2011 amounted to approximately $1,730,000 and $2,097,000, respectively. On February 15, 2013, the Partnership paid approximately $1.7 million in distributions to Common and Preferred A, B, and C unitholders.

9. Distributions

        Under the limited partnership agreement, the unitholders are entitled to receive a quarterly distribution of available cash to the extent there is sufficient cash from operations after establishment of cash reserves and payment of fees and expenses. The distributions for the period October 1, 2010 to December 31, 2010 were in kind distributions. The distributions for the period January 1, 2011 to September 30, 2012 were all cash distributions. The following provides a summary of distributions paid either cash or in kind by the Partnership:

Date Paid	Period Covered by Distribution	Type	Distribution per Unit	Total Distribution
February 15, 2011	October 1, 2010 - December 31, 2010	Common	$.45	$1,458,047
		Preferred A	$.65	$162,500
		Preferred B	$.65	$45,297
		Preferred C	$.65	$34,230
		Preferred D	$.694	$245,986
May 15, 2011	January 1, 2011 - March 31, 2011	Common	$.45	$1,487,804
		Preferred A	$.65	$162,500
		Preferred B	$.65	$45,297
		Preferred C	$.65	$34,230
		Preferred D	$.80	$283,426

Direct Fuels Partners, L.P. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

9. Distributions (Continued)

Date Paid	Period Covered by Distribution	Type	Distribution per Unit	Total Distribution
August 15, 2011	April 1, 2011 - June 30, 2011	Common	$.45	$1,606,827
		Preferred A	$.65	$162,500
		Preferred B	$.65	$45,297
		Preferred C	$.65	$34,230
		Preferred D	$.80	$373,269
November 15, 2011	July 1, 2011 - September 30, 2011	Common	$.45	$1,487,803
		Preferred A	$.65	$162,500
		Preferred B	$.65	$45,297
		Preferred C	$.65	$34,230
		Preferred D	$.80	$367,610
February 17, 2012	October 1, 2011 - December 31, 2011	Common	$.45	$1,487,803
		Preferred A	$.65	$162,500
		Preferred B	$.65	$45,297
		Preferred C	$.65	$34,230
		Preferred D	$.80	$367,610
May 14, 2012	January 1, 2012 - March 31, 2012	Common	$.45	$1,487,803
		Preferred A	$.65	$162,500
		Preferred B	$.65	$45,297
		Preferred C	$.65	$34,230
		Preferred D	$.80	$367,610
August 14, 2012	April 1, 2012 - June 30, 2012	Common	$.45	$1,487,803
		Preferred A	$.65	$162,500
		Preferred B	$.65	$45,297
		Preferred C	$.65	$34,230
		Preferred D	$.80	$367,610
October 22, 2012	July 1, 2012 - October 21, 2012	Preferred D	$.99	$455,505
November 13, 2012	July 1, 2012 - September 30, 2012	Common	$.45	$1,487,803
		Preferred A	$.65	$162,500
		Preferred B	$.65	$45,297
		Preferred C	$.65	$34,230

10. Employee Benefit Plan

        The Partnership has adopted a defined contribution retirement plan. All employees are eligible to participate in the plan on the first of the month following 30 days of employment. In 2012, the Partnership made matching contributions up to 100% of the participant's contribution limited to 6% of the participant's annual compensation. The Partnership's matching contributions become fully vested after the participant has completed one year of service. The Partnership made matching contributions to the Plan of $61,451 and $81,946, for the years ended December 31, 2012 and 2011, respectively. All contributions by participants are fully vested.

Direct Fuels Partners, L.P. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

11. Statement of Cash Flows—Supplemental Information

        The following is a summary of supplemental cash flow information transactions and non-cash transactions:

Years Ended December 31,	2012	2011
Interest paid	$814,288	$977,586
State margin taxes paid	$146,797	$81,764
Issuance of Class D preferred equity	$—	$2,104,599
Long term note receivable expensed	$80,000	$—

12. Derivative Financial Instruments

        The Partnership entered into an interest rate swap agreement in accordance with its risk management strategy. The interest rate swap did not meet the criteria for hedge accounting. Although this interest rate swap did not qualify as a hedge, it does have the economic impact of mitigating interest rate exposure. This interest rate swap agreement is accounted for on a mark to market basis through current earnings even though they were not acquired for trading purposes.

        In January, 2011, the Partnership entered into an interest rate swap agreement related to the Term Loan and had a notional amount of $6,400,000. This agreement effectively fixed the interest rate before margin on the related debt at 1.80%. The fair value of the liability associated with this swap contract was $33,410 at December 31, 2012 and $79,756 at December 31, 2011.

        The tables below provide data about the carrying values of derivatives that are not designated as hedge instruments:

        Derivatives not designated as hedge instruments:

December 31,	2012	2011
Long-term liability	$33,410	$79,756

Total	$33,410	$79,756

	Location of Gain/ (Loss) in Income on Derivatives	Year Ended December 31, 2012	Year Ended December 31, 2011
Interest Rate Swap	Interest expense	$(55,519)	$(86,555)
Interest Rate Swap	Changes in fair value of interest rate swap	(46,346)	(79,756)

Total		$(101,865)	$(166,311)

13. Fair Value Measurements

        FASB ASC Topic 820, which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. FASB ASC Topic 820 applies to other accounting pronouncements that require or permit fair value measurements; however, it does not require any new fair value measurements.

        FASB ASC Topic 820 defines fair value as the exit price, which is the price that would be received to sell an asset or paid to transfer a liability in a transaction between market participants at the measurement date. FASB ASC Topic 820 establishes a valuation hierarchy for disclosure of the inputs

Direct Fuels Partners, L.P. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

13. Fair Value Measurements (Continued)

to valuation used to measure fair value. This hierarchy prioritizes the inputs into three broad levels as follows.

  •
  Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities.

  •
  Level 2 inputs are quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument.

  •
  Level 3 inputs are measured based on prices or valuation models that require inputs that are both significant to the fair value measurement and less observable from objective sources. The Partnership's valuation models consider various inputs including: (a) mark to market valuations, (b) time value and, (c) credit worthiness of valuation of the underlying instruments.

        Although the Partnership utilizes mark to market quotes to assess the reasonableness of prices and valuation techniques, the Partnership does not have sufficient corroborating market evidence to support classifying these liabilities as Level 1.

        A financial asset or liability's classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement. The following table provides the assets and liabilities carried at fair value measured on a recurring basis as of December 31, 2012:

	Assets at Fair Value as of December 31, 2012
	Level 1	Level 2	Level 3	Total
Interest rate swap	$—	$33,410	$—	$33,410

Total at fair value	$—	$33,410	$—	$33,410

        The following table sets forth a reconciliation of changes in the fair value of financial assets and liabilities classified as level 2 in the fair value hierarchy:

For the Years Ended December 31:	2012	2011
Balance as of the beginning of the year	$79,756	$—
Total gains or losses (realized or unrealized):
Included in earnings	(46,346)	79,756

Balance as of the end of the year	$33,410	$79,756

14. Subsequent Events

        The Partnership has evaluated all subsequent events through March 22, 2013, the date the consolidated financial statements were available for issuance.

Direct Fuels Partners, L.P.

Consolidated Balance Sheets

December 31,	2011	2010
Assets
Current assets
Cash and cash equivalents	$4,229,228	$992,113
Accounts receivable, less allowance for doubtful accounts of $60,000 and $30,000, respectively	6,340,211	4,465,042
Other receivables	838,394	4,032,996
Inventories	9,537,399	6,031,090
Other current assets	2,432,536	2,370,289
Assets held for sale	—	6,876,467

Total current assets	23,377,768	24,767,997
Property, plant and equipment
Land and improvements	568,759	394,514
Buildings and improvements	2,246,104	2,161,560
Electrical and instrumentation	751,487	769,836
Pumps, pipe, and miscellaneous equipment	4,961,927	4,866,258
Office equipment, furniture and fixtures	349,783	325,285
Processing units and tanks	8,462,448	8,275,952
Vehicles	92,364	99,564

Total property, plant and equipment	17,432,872	16,892,969
Less accumulated depreciation	9,010,154	8,055,929

Net property, plant and equipment	8,422,718	8,837,040
Long-term receivable	80,000	80,000
Deferred financing costs, net of accumulated amortization of $311,230 and $41,622, respectively	603,345	600,817

Total assets	$32,483,831	$34,285,854

Direct Fuels Partners, L.P.

Consolidated Balance Sheets (Continued)

December 31,	2011	2010
Liabilities and Partners' Equity
Current liabilities
Trade payables	$9,017,550	$5,371,642
Accrued expenses	1,613,530	1,078,399
Current portion of long-term debt	1,700,004	1,700,004
Revolver loan	137,601	3,204,818

Total current liabilities	12,468,685	11,354,863
Derivative financial instruments	79,756	—
Long-term debt, net of current portion	7,958,329	20,158,329

Total liabilities	20,506,770	31,513,192

Commitments and contingencies
Partners' equity
General partner	147,739	(123,738)
Preferred equity	16,488,895	14,790,277
Limited partners—common units	(11,197,070)	(11,779,126)
Limited partners—subordinated units	6,537,497	(114,751)

Total partners' equity	11,977,061	2,772,662

Total liabilities and partners' equity	$32,483,831	$34,285,854

See accompanying notes to consolidated financial statements.

Direct Fuels Partners, L.P.

Consolidated Statements of Operations

Years Ended December 31,	2011	2010
Revenues
Fuel revenues	$261,073,711	$224,888,910
Other revenues	483,645	359,891

Total revenues	261,557,356	225,248,801

Operating expenses
Cost of fuel	237,856,840	214,117,150
Operations and maintenance	2,028,942	1,789,380
Selling, general and administrative	4,509,638	4,066,209
Depreciation	959,297	964,059

Total operating expenses	245,354,717	220,936,798

Operating income	16,202,639	4,312,003
Other expenses
Interest expense	1,072,164	2,452,143
Amortization of deferred financing costs	293,035	713,774
Loss on early extinguishment of subordinated debt	583,303	—
Changes in fair value of interest rate swap	79,756	(96,939)
Loss on early extinguishment of revolver loan	—	1,303,340
Write-off of deferred financing costs	—	475,527

Total other expenses	2,028,258	4,847,845

Income (loss) before taxes	14,174,381	(535,842)
Provision for state margin taxes	219,641	30,248

Income (loss) from continuing operations	13,954,740	(566,090)
Income from discontinued operations	1,569,381	1,813,744
Impairment loss of property, plant and equipment	—	(1,700,000)
(Loss) gain on sale of discontinued operations	(69,879)	11,296,547

Net income	$15,454,242	$10,844,201

See accompanying notes to consolidated financial statements.

Direct Fuels Partners, L.P.

Consolidated Statements of Partners' Equity

			Limited Partners
	General Partner	Preferred Equity
			Common	Subordinated	Total
Balance, December 31, 2009	$(310,253)	$7,562,523	$(10,516,543)	$(4,684,356)	$(7,948,629)
Issuance of preferred equity, net of issuance costs	—	6,962,776	—	—	6,962,776
Partner distributions paid in kind	—	(1,253,499)	(5,832,187)	—	(7,085,686)
Net income	186,515	1,518,477	4,569,604	4,569,605	10,844,201

Balance, December 31, 2010	(123,738)	14,790,277	(11,779,126)	(114,751)	2,772,662
Issuance of preferred equity, net of issuance costs	—	2,101,810	—	—	2,101,810
Partner distributions paid in kind	—	(497,772)	(1,606,828)	—	(2,104,600)
Partner distributions paid in cash	(45)	(1,783,644)	(4,463,364)	—	(6,247,053)
Net income	271,522	1,878,224	6,652,248	6,652,248	15,454,242

Balance, December 31, 2011	$147,739	$16,488,895	$(11,197,070)	$6,537,497	$11,977,061

See accompanying notes to consolidated financial statements.

Direct Fuels Partners, L.P.

Consolidated Statements of Cash Flows

Years Ended December 31,	2011	2010
Cash flows from operating activities:
Net income	$15,454,242	$10,844,201
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	959,297	2,114,130
Loss on early extinguishment of subordinated debt	583,303	—
Amortization of deferred financing costs	293,035	713,774
Changes in fair value of interest rate swap	79,756	(96,939)
Gain on sale of property, plant, and equipment	(101,671)	(11,702,231)
Provision for doubtful accounts	30,000	30,000
Loss on early extinguishment of revolver loan	—	1,303,340
Write-off of deferred financing costs	—	475,527
Impairment loss of property, plant and equipment	—	1,700,000
Realized loss on derivative financial instrument	—	(1,238,185)
Changes in operating assets and liabilities:
Accounts receivable	(1,905,170)	(208,146)
Other receivables	3,194,603	(3,744,080)
Inventories	(3,506,309)	591,484
Other current assets	(62,247)	(1,028,848)
Trade payables and accrued expenses	4,181,038	(1,218,521)

Net cash provided by (used in) operating activities	19,199,877	(1,464,494)

Cash flows from investing activities:
Purchases of property, plant and equipment	(566,838)	(251,606)
Proceeds from sale of property, plant and equipment	7,000,000	16,000,000

Net cash provided by investing activities	6,433,162	15,748,394

Cash flows used in financing activities:
Borrowings on revolver loan	281,790,461	148,597,598
Principal payments on revolver loan	(284,857,678)	(183,517,780)
Borrowings on term loan	—	17,000,000
Principal payments on term loan	(7,200,000)	(141,667)
Borrowings on subordinated term loan	—	5,000,000
Payments on subordinated term loan	(5,500,000)	—
Payment of financing costs	(378,865)	(1,310,773)
Payment of equity issuance cost	(2,789)	(122,912)
Cash distributions to partners	(6,247,053)	—

Net cash used in financing activities	(22,395,924)	(14,495,534)

Increase (decrease) in cash and cash equivalents	3,237,115	(211,634)
Cash and cash equivalents, beginning of the year	992,113	1,203,747

Cash and cash equivalents, end of the year	$4,229,228	$992,113

See accompanying notes to consolidated financial statements.

Direct Fuels Partners, L.P.

Notes to Consolidated Financial Statements

1. Organization and Basis of Presentation

        Direct Fuels Partners, L.P. is a Delaware limited partnership formed to acquire the partnership interests of Insight Equity Acquisition Partners, LP. The consolidated financial statements include the accounts of Direct Fuels Partners, L.P. and its subsidiaries, Direct Fuels OLP GP, LLC and Insight Equity Acquisition Partners, LP, all of which are wholly-owned (collectively hereinafter referred to as the "Partnership").

        The Partnership has operated a motor fuel terminal and processing facility in Texas since inception in May 2003. In late 2007, the Partnership began operating an ethanol terminal in the Dallas-Fort Worth area. The Partnership also completed construction of a biodiesel production facility in January 2008 and began producing biodiesel for sale to its customers in early February 2008. In July 2010, the Partnership sold the ethanol terminal and in April 2011, the Partnership sold the biodiesel production facility. Since the ethanol terminal and the biodiesel production operations and cash flows that could be clearly distinguished, operationally from the rest of the Partnership, their operating results have been classified as discontinued operations. See Note 3 as to the discussion and presentation of their discontinued operations.

2. Significant Accounting Policies

  Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates. The accounting estimates that require the most significant, difficult and subjective judgment include:

  •
  The assessment of recoverability of long lived assets;

  •
  Useful lives for property, plant and equipment; and

  •
  The recognition and measurement of loss contingencies.

  Principles of Consolidation

        The consolidated financial statements include the accounts of Direct Fuels Partners, L.P. and the consolidated accounts of all its subsidiaries. The entities included in these consolidated accounts are all wholly owned and are Insight Equity Acquisition Partners, LP and Direct Fuels OLP GP, LLC. All significant intercompany balances and transactions have been eliminated in consolidation.

  Fair Value of Financial Instruments

        The Partnership's financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable, derivative financial instruments and debt instruments. The carrying amounts of financial instruments, other than the debt instruments, are representative of their fair values due to their short maturities. The Partnership's long-term debt agreement bears interest at market rates, and management believes its carrying amount approximates fair value. As discussed in Note 12, the derivative financial instruments are recorded at fair value.

Direct Fuels Partners, L.P.

Notes to Consolidated Financial Statements (Continued)

2. Significant Accounting Policies (Continued)

  Concentration of Credit Risk

        Financial instruments that potentially subject the Partnership to concentration of credit risk are cash and cash equivalents and trade accounts receivable. The Partnership maintains its cash and cash equivalents in excess of federally insured limits in financial institutions it considers to be of high credit quality. All of our non-interest bearing cash balances were fully insured at December 31, 2011 due to a temporary federal program in effect from December 31, 2010 through December 31, 2012. Under the program, there is no limit to the amount of insurance for eligible accounts. Beginning 2013, insurance coverage will revert to $250,000 per depositor at each financial institution, and our non-interest bearing cash balances may again exceed federally insured limits.

        Credit losses from customers have been within management's expectations, and the Partnership performs ongoing credit evaluations of its customers and generally does not require collateral.

        Customer A represented 38% and 34% of the trade receivable balance as of December 31, 2011 and 2010, respectively. Customer B represented 46%, and 42% of the trade receivable balance as of December 31, 2011 and 2010, respectively. No other customer balance exceeded 10% of the total trade receivable balance as of December 31, 2011 and 2010.

        Customer A represented 37% and 28% of revenues for the years ended December 31, 2011 and 2010, respectively. Customer B represented 44% and 6% of revenues for the years ended December 31, 2011 and 2010, respectively. Customer C represented 3% and 15% of the revenues for the year ended December 31, 2011 and 2010, respectively. Customer D represented 1% and 15% of the revenues for the years ended December 31, 2011 and 2010, respectively. No other customer represented 10% or more of revenues in any of the periods noted above.

        The Partnership's largest supplier of motor fuel products provided 50% and 42% of motor fuel supply for the years ended December 31, 2011 and 2010, respectively. The second largest supplier of motor fuel products provided 10% and 28% of motor fuel supply for the years ended December 31, 2011 and 2010, respectively. The Partnership's third largest supplier of motor fuel products provided 10% and 8% of motor fuel supply for the years ended December 31, 2011 and 2010, respectively No other supplier provided more than 10% of motor fuel supply in any of the periods noted above.

        Unanticipated national or international events could result in a curtailment of motor fuel supplies to the Partnership, thereby adversely affecting motor fuel sales.

  Cash and Cash Equivalents

        The Partnership considers all highly liquid investments with original maturities when purchased of three months or less to be cash equivalents.

  Accounts Receivable

        Accounts receivable are comprised primarily of amounts owed to the Partnership through its motor fuel deliveries and are presented net of an allowance for doubtful accounts. The majority of trade receivables are due 10 days from the invoice date.

Direct Fuels Partners, L.P.

Notes to Consolidated Financial Statements (Continued)

2. Significant Accounting Policies (Continued)

  Allowance for Doubtful Accounts

        The Partnership maintains allowances for estimated losses resulting from the inability of its customers to make required payments. The Partnership estimates its allowances based on specifically identified amounts that are believed to be uncollectible, which are determined based on historical experience and management's assessment of the general financial conditions affecting the Partnership's customer base. If the financial condition of the Partnership's customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances might be required. After all attempts to collect a receivable have failed, the receivable is written off against the allowance.

  Other Receivables

        In 2011, other receivable comprised primarily of excise tax receivable. In 2010, other receivables are comprised primarily of accrued biodiesel tax credits. Subsequent to December 31, 2010, the Partnership collected the biodiesel tax credits.

  Inventories

        Inventories consist of motor fuel products stored at terminal storage that can be sold over a truck loading rack. Motor fuel inventories are stated at the lower of cost or market using the average cost method.

  Property, Plant and Equipment

        Property, plant and equipment are stated at cost. Depreciation is computed over the estimated useful lives of the assets by the straight-line method for financial reporting purposes.

        Estimated useful lives are as follows:

Years
Buildings and improvements	40
Processing units and tanks	25
Office equipment, furniture and fixtures, vehicles	7
All other equipment	10

        Repair and maintenance costs are expensed as incurred.

  Assets Held for Sale

        Assets held for sale consists of land and biodiesel production facility is being carried at lower of its carrying amount or fair value less cost to sell. The facility was sold in 2011 as discussed in Note 3.

  Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed of

        In accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 360, Accounting for the Impairment or Disposal of Long-Lived Assets, long-lived assets are reviewed for impairments whenever events or changes in circumstances indicate that the related carrying amount may not be recoverable. If circumstances require a long-lived asset be tested for possible impairment, the Partnership first compares undiscounted cash flows expected to be

Direct Fuels Partners, L.P.

Notes to Consolidated Financial Statements (Continued)

2. Significant Accounting Policies (Continued)

generated by an asset to the carrying value of the asset. If the carrying value of the long-lived asset is not recoverable on an undiscounted cash flow basis, impairment is recognized to the extent that the carrying value exceeds its fair value. The Partnership reclassified for all periods presented the operations of the facilities meeting the accounting criteria as either being sold or held for sale as discontinued operations in the consolidated statements of operations. There was no change to reported net income for the periods as a result of the reclassification. The Partnership recorded no impairment expense for the year ended December 31, 2011. See Note 3 for a further discussion of discontinued operations and the 2010 impairment charge.

  Revenue Recognition

        The Partnership recognizes revenue related to motor fuels, net of trade discounts and allowances, in the reporting period in which the products are transferred from the Partnership's terminals, title and risk of ownership pass to the customer, collection of the relevant receivable is probable, persuasive evidence of an arrangement exists and the sales price is fixed and determinable. Trade discounts and allowances are not generally given and have been insignificant for the periods presented.

  Cost of Fuel

        The Partnership includes all fuel purchase costs, excise taxes and freight costs in cost of fuel.

  Environmental Costs

        Liabilities for loss contingencies, including environmental remediation costs not within the scope of FASB ASC 410, Accounting for Asset Retirement Obligations, arising from claims, assessments, litigation, fines, and penalties and other sources, are recorded when it is probable that a liability has been incurred and the amount of the assessment and/or remediation can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred. Recoveries of environmental remediation costs from third parties, which are probable of realization, are separately recorded as assets, and are not offset against the related environmental liability. No liabilities for environmental costs were required to be recorded at December 31, 2011 and 2010.

  Motor Fuel Taxes

        Fuel revenues and related cost of fuel include federal and state excise taxes of $15,738,857 and $20,621,184 for the years ended December 31, 2011 and 2010, respectively.

  Income Taxes

        No provision is made in the accounts of the Partnership for U.S. federal income taxes as such taxes are liabilities of the individual partners. The tax returns and amounts of allocable Partnership revenues and expenses are subject to examination by federal and state taxing authorities. If such examinations result in changes to allocable Partnership revenues and expenses, the tax liability of the partners could change accordingly. In accordance with FASB ASC 740-10-30-7 in the Expenses—Income Taxes topic, the Partnership recognizes the effect of uncertain income tax positions, if any, only if those positions are more likely than not of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

Direct Fuels Partners, L.P.

Notes to Consolidated Financial Statements (Continued)

2. Significant Accounting Policies (Continued)

        Starting in January 2007, the Partnership is subject to the Texas Margin Tax. No material deferred tax items arose as a result of this tax. The Texas Margin Tax liability is $146,797 and $8,920 as of December 31, 2011 and 2010, respectively, and is included in accrued expenses.

  Deferred Financing Costs

        Deferred financing costs that are directly and incrementally associated with new borrowings are capitalized and are reported at cost and amortized over the term of the related debt using the effective interest method. In 2010, the Partnership amended its credit agreement resulting in a reduced borrowing capacity and in accordance with FASB ASC 470-50-40-21, the Partnership wrote off $475,527 of deferred financing costs associated with costs previously capitalized associated with the reduced borrowing capacity. In 2011, the Partnership wrote-off approximately $83,303 of deferred financing cost associated with the subordinated debt that was fully paid. In 2010, the Partnership refinanced its existing revolver loan and wrote off $1,303,340 of deferred financing costs associated with revolver loan that was fully paid. The Partnership paid $378,865 and $642,439 in financing costs associated with its borrowings in 2011 and 2010, respectively.

  Derivative Instruments and Hedging Activities

        The Partnership accounts for derivatives and hedging activities in accordance with FASB ASC Topic 815, Derivative and Hedging, as amended, which requires entities to recognize all derivative instruments as either assets or liabilities in the balance sheet at their respective fair values. Subsequent changes in the fair values of derivatives not designated as hedges are recognized in the Partnership's consolidated statements of operations. For derivatives designated as hedges, changes in fair value are either offset against the change in fair value, for the risk being hedged, of the assets and liabilities through earnings, or recognized in accumulated other comprehensive income until the hedged item is recognized in earnings.

        The Partnership utilizes derivative instruments in the form of an interest rate swap to manage interest rates associated with the interest on its Revolver loan in 2011 and 2010.

  Reclassifications

        Certain information provided for in prior year has been reclassified to conform to the current year presentation.

3. Discontinued Operations

        In July 2010, the Partnership sold its ethanol terminal facility to an unrelated party. The Partnership received gross cash proceed of $16.0 million and recognized a gain of $11.7 million as a result of this transaction. The net proceeds of the sale of the ethanol terminal facility were used to pay down the Revolver loan.

        In 2010, the Partnership decided to sell the biodiesel terminal facility and accordingly reclassified this asset as Asset Held For Sale. On April 1, 2011, the Partnership sold the biodiesel terminal facility for $7.0 million. The Partnership recorded this asset at December 31, 2010 at the lower of carrying amount or fair value less cost to sell and recognized an impairment amounting to $1.7 million for the year ended December 31, 2010.

Direct Fuels Partners, L.P.

Notes to Consolidated Financial Statements (Continued)

3. Discontinued Operations (Continued)

        In evaluating the fair value of the biodiesel terminal facility, the Partnership determined the fair value measurements in their entirety fall into level 3 as the method is used to determine the fair value consisted primarily of quoted price for the asset.

        The Partnership reported the operations of the ethanol terminal facility and biodiesel terminal facility as discontinued operation in the consolidated statement of operations.

        The following summarizes the financial information of the discontinued operations for the periods presented:

Years Ended December 31,	2011	2010
Fuel revenues	$4,968,491	$9,183,379
Other revenues	2,890,295	3,893,967

Total revenues	7,858,786	13,077,346
Total operating expenses	(6,266,544)	(10,872,172)
Interest expense	(22,861)	(391,430)

Income from discontinued operations	$1,569,381	$1,813,744

Years Ended December 31,	2011	2010
Gain on sales of discontinued operations	$168,383	$11,702,231
Transaction costs	(238,262)	(405,684)

(Loss) gain on sales of discontinued operations	$(69,879)	$11,296,547

December 31,	2011	2010
Accounts receivable	$—	$167,871
Other receivable	—	3,970,964
Inventory	—	914,272
Assets held for sale	—	6,876,467

Assets of discontinued operations	$—	$11,929,574

December 31,	2011	2010
Trade payables	$—	$159,779
Accrued expenses	—	23,534

Liabilities of discontinued operations	$—	$183,313

Direct Fuels Partners, L.P.

Notes to Consolidated Financial Statements (Continued)

4. Accrued Expenses

        Accrued expenses consist of the following at December 31:

	2011	2010
Accrued excise and other taxes	$658,804	$370,751
Accrued payroll and related liabilities	714,409	145,218
Other accrued expenses	240,317	562,430

Total	$1,613,530	$1,078,399

5. Long-Term Debt and Revolver Loan

  Term Loan and Revolver Loan

        The Partnership had a secured credit agreement with a financial institution that consisted of a revolving credit facility ("Revolver") which was collateralized by substantially all of the Partnership's assets. The revolver loan was to mature on June 8, 2012.

        On November 18, 2010, the Partnership refinanced its existing Revolver loan with a new financial institution. The new credit agreement consists of a Term and a Floating ("New Revolver") loan, both of which are collateralized by substantially all of the Partnerships' assets. The Term loan was funded in the amount of $17,000,000 at closing. Proceeds of the Term Loan were used to pay off the existing Revolver. The Term Loan accrues interest monthly at a rate equal to (a) London interbank offered rates (LIBOR) plus a margin of 4% or (b) a rate equal to the highest of (i) the financial institution's commercial lending rate, (ii) the Federal Funds Open Rate plus 1/2 of 1% in effect on such day or (iii) the daily LIBOR rate plus 1% plus a margin of 3%. The Partnership has the option to move tranches of debt. The interest rate plus margin of the Term Loan was 6.25% and 4.27% for the two tranches at December 31, 2011. The monthly principal payments are $141,667 and the remaining outstanding balance is payable on November 28, 2013. The amount outstanding under the Term Loan was $9,658,333 and $16,858,333 at December 31, 2011 and December 31, 2010, respectively.

        The New Revolver has a maximum advance amount of $11,000,000. The proceeds were used to pay off the existing Revolver and pay transaction costs. The New Revolver accrues interest monthly at a rate equal to (a) London interbank offered rates (LIBOR) plus a margin of 2.5% or (b) a rate equal to the highest of (i) the financial institution's commercial lending rate, (ii) the Federal Funds Open Rate plus 1/2 of 1% in effect on such day or (iii) the daily LIBOR rate plus 1% plus a margin of 1.5%. The Partnership has the option to move tranches of debt between the two types of interest. The interest rate plus margin of the New Revolver was 4.75% at December 31, 2011. The amount outstanding as of December 31, 2011 and 2010 is $137,601 and $3,204,818, respectively. The New Revolver will mature on November 28, 2013. In accordance with FASB ASC 470-10-45, the outstanding balance of the New Revolver was classified as current liability as of December 31, 2011.

        On March 31, 2011, the new credit agreement was amended to allow for the repayment of the subordinated debt and to increase the maximum advance amount on the New Revolver to $14,000,000.

        In addition, the New Revolver contains affirmative, negative and various financial covenants under which the Partnership is obligated. The Partnership is in compliance with these covenants as of December 31, 2011 and 2010.

Direct Fuels Partners, L.P.

Notes to Consolidated Financial Statements (Continued)

5. Long-Term Debt and Revolver Loan (Continued)

  Subordinated Debt

        On April 23, 2010, the Partnership entered into a subordinated debt agreement with an investor of the Partnership in the amount of $5,000,000. The proceeds of the subordinated debt were used to pay down the existing revolving credit facility. The subordinated debt is unsecured and bears an annual interest rate of 16% which is paid quarterly. On November 18, 2010, the subordinated debt agreement was amended to conform to the refinancing of the existing revolver loan. The amount outstanding under the subordinated debt arrangement at December 31, 2010 was $5,000,000. On April 1, 2011 the Partnership paid off the outstanding principal balance of the subordinated debt agreement in the amount of $5,000,000 and accrued interest of $200,000. Due to the early payoff of the subordinated debt agreement the Partnership incurred an early termination fee of $500,000 and this amount and the write-off of the carrying value of the deferred financing cost associated with the subordinated debt amounting to $83,303 is presented as loss on early extinguishment of the subordinated debt in the consolidated statements of operations. The subordinated debt was to mature on May 18, 2014.

        The combined aggregate maturities of long-term debt at December 31, 2011, are as follows:

Year ending December 31,
2012	$1,700,004
2013	7,958,329
Thereafter	—

Total	$9,658,333

6. Commitments and Contingencies

  Uninsured Liabilities

        The Partnership maintains general liability insurance with limits and deductibles that management believes prudent in light of the exposure of the Partnership to loss and the cost of the insurance.

  Purchase Commitments

        The Partnership has entered into contracts with various suppliers of transmix product having original terms ranging from 12-48 months at an industry standard regional price index plus a margin. The Partnership is committed to purchase 100% of the transmix generated by these suppliers which varies from period to period. Due to fluctuations in the price and the volume, the annual purchase obligation cannot be determined.

  Registration Rights Agreement

        The Partnership has entered into a registration rights agreement with the private investors under which it has agreed to (a) use commercially reasonable efforts to prepare and file with the Securities and Exchange Commission a shelf registration statement, within 90 days of the closing of an initial public offering, to permit the resale of the common units held by the private investors and (b) to use commercially reasonable efforts to cause the shelf registration statement to be declared effective within 180 days of the closing of the proposed initial public offering. The Partnership is required to pay liquidated damages if the shelf registration statement is not declared effective by 180 days following the

Direct Fuels Partners, L.P.

Notes to Consolidated Financial Statements (Continued)

6. Commitments and Contingencies (Continued)

closing of the proposed initial public offering, if the shelf registration statement is not maintained in accordance with the agreement and with respect to any common units required to be included in the shelf registration statement that are not included. The liquidated damages are payable in cash unless prohibited by the credit facilities. The maximum liquidated damages amount that the Partnership could be required to pay is estimated to be $2 per unsold registrable security held by the Private Investors after an initial public offering. No accrual has been made in the accompanying consolidated financial statements related to this matter, as payment is not considered probable at this time.

  Other

        The Partnership is subject to various claims and litigation arising in the ordinary course of business. In the opinion of management, the outcome of such matters will not have a material effect on the financial position or results of operations of the Partnership.

7. Related Parties

        In 2009, the Partnership entered into an agreement with an employee of the Partnership and concurrently advanced $80,000 to the employee. This amount will remain outstanding so long as the employee remains employed and shall be deducted against any future incentive payment pursuant to the agreement.

        In 2010, the Partnership entered into a credit agreement with an investor of the Partnership as discussed in Note 5. The debt on this agreement of $5,000,000 was paid in full on April 1, 2011.

8. Partners' Equity

        For the period of June 8, 2007 through December 31, 2007, the general partner held 80% of the incentive distribution rights, 740,104 Class A common units, 3,240,104 subordinated units and 1,500,000 deferred participation units. Private investors held 2,500,000 Class B common units, warrants to purchase 2,500,000 Class A common units for $20 per unit, and 20% of the incentive distribution rights. The Class B common units can be redeemed at $20 per unit at the option of the Partnership until the closing date of an initial public offering. In May 2008, the private investors exchanged its warrants and Class B Common units to the Partnership for 2,500,000 Class A common units.

        The common units and the subordinated units are considered separate classes of limited partner interest. The principal difference between the common units and subordinated units is that, in any quarter during the subordination period, the holders of the subordinated units are entitled to receive the minimum quarterly distribution only after the common units have received the minimum quarterly distribution plus arrearages from prior quarters. Subordinated units will not accrue arrearages. The subordination period will end if the Partnership meets the financial tests in the partnership agreement or in the event of an initial public offering or sale transaction.

        The deferred participation units convert into subordinated units on a one for one basis upon the occurrence of an initial public offering or a sale transaction. The number of units that can be converted is based on the initial public offering or sales transaction per unit price and an equal number of common units held by the private investor are cancelled. Until conversion the deferred participation units have no voting or distribution rights.

Direct Fuels Partners, L.P.

Notes to Consolidated Financial Statements (Continued)

8. Partners' Equity (Continued)

        Incentive distribution rights entitle their holders to certain distributions of excess available cash after the Partnership has achieved certain target distribution levels after the occurrence of an initial public offering. The incentive distribution rights have no voting rights. Refer to the partnership agreement for additional information and terms of the partners' equity units.

        The Partnership issued five tranches of non-convertible preferred units in lieu of cash distributions to the existing preferred and common unitholders. The following table outlines the five transactions:

Issue Date	Description	Units Issued	Unit Value	Gross Issuance
April 23, 2010	Class D Preferred	169,057	$20.00	$3,381,140
August 15, 2010	Class D Preferred	91,628	$20.00	$1,832,560
November 15, 2010	Class D Preferred	93,598	$20.00	$1,871,960
February 15, 2011	Class D Preferred	97,302	$20.00	$1,946,040
August 19, 2011	Class D Preferred	7,928	$20.00	$158,560

        The non-convertible preferred units receive distributions in priority to the convertible preferred and common units and would receive liquidation value equal to the purchase price plus any unpaid distributions whether or not declared. The Partnership has the option to redeem the non-convertible preferred units at any time for cash at liquidation value plus $.40 per unit if redeemed on or before March 31, 2011 or $.20 per unit if after March 31, 2011 but before March 31, 2012. If the Partnership redeems the non-convertible preferred units for cash after March 31, 2012 the units will be redeemed at liquidation value. The non-convertible preferred units do not have voting rights except non-convertible preferred unitholders will be entitled to vote as a separate class on any matter on which unitholders are entitled to vote that adversely affects the rights or preferences of the non-convertible preferred unitholders. The non-convertible preferred units were issued to the holders of convertible preferred common units in the same ratio as distributions that were owed to the respective unitholders.

        The Partnership issued three separate tranches of convertible preferred units and the following table is the outstanding convertible preferred units as of December 31, 2011 and 2010:

Issue Date	Description	Units Issued
May 14, 2009	Class A Preferred	250,000
August 25, 2009	Class B Preferred	69,687
November 20, 2009	Class C Preferred	52,661

        The convertible preferred units receive distributions in priority to the common units and would receive liquidation value equal to the purchase price plus any unpaid distributions whether or not declared. The convertible preferred units can convert into Class A common units at any time according to a conversion ratio. The conversion ratio is on a one-for-one basis but a conversion adjustment can occur if there is a change in outstanding units. The Partnership has the option to redeem the preferred units at any time for cash at liquidation value. The preferred units have the same voting rights as the common units. The preferred units were issued to the holders of common units in the same ratio of common unit ownership.

Direct Fuels Partners, L.P.

Notes to Consolidated Financial Statements (Continued)

8. Partners' Equity (Continued)

        Allocation of Net Income (Loss)—Allocation of net income (loss) is based on the terms of the partnership agreement. Preferred Class D units will have income allocated to them to the extent required to make the capital account equal to the liquidation value. The liquidation value is defined as the total issue value plus any distributions accrued whether or not paid. Preferred D has priority income allocation among all units. Preferred Class C, B, and A units will have income equal to the respective class distribution that accrues whether or not declared or paid. Income is allocated in the following priority: Preferred Class C, B, then A. Any remaining net income or loss is then allocated to the general partner (2%); holders of the common units (49%) and to the holders of the subordinated units (49%).

        Distributions are paid when declared by the general partner. Distributions are based on the terms of the partnership agreement. Unpaid cumulative distribution as of December 31, 2011 and 2010 amounted to approximately $2,097,000 and $1,946,000, respectively. In February 2012, the Partnership distributed approximately $2.1 million.

9. Distributions

        Under the limited partnership agreement, the unitholders are entitled to receive a quarterly distribution of available cash to the extent there is sufficient cash from operations after establishment of cash reserves and payment of fees and expenses. The quarterly distributions for the period October 1, 2009 to December 31, 2010 are in kind distributions. The distributions for the period

Direct Fuels Partners, L.P.

Notes to Consolidated Financial Statements (Continued)

9. Distributions (Continued)

January 1, 2011 to September 30, 2011 were all cash distributions. The following provides a summary of distributions paid either cash or in kind by the Partnership:

Date Paid	Period Covered by Distribution	Type	Distribution per Unit	Total Distribution
April 23,2010	October 1, 2009 - December 31, 2010	Common	$.45	$1,458,047
		Preferred A	$.65	$162,500
		Preferred B	$.65	$45,297
		Preferred C	$.29	$15,213
April 23,2010	January 1, 2010 - March 31, 2010	Common	$.45	$1,458,047
		Preferred A	$.65	$162,500
		Preferred B	$.65	$45,297
		Preferred C	$.65	$34,239
August 15, 2010	April 1, 2010 - June 30, 2010	Common	$.45	$1,458,047
		Preferred A	$.65	$162,500
		Preferred B	$.65	$45,297
		Preferred C	$.65	$34,230
		Preferred D	$.7838	$132,486
November 15, 2010	July 1, 2010 - September 30, 2010	Common	$.45	$1,458,047
		Preferred A	$.65	$162,500
		Preferred B	$.65	$45,297
		Preferred C	$.65	$34,230
		Preferred D	$.6594	$171,886
February 15, 2011	October 1, 2010 - December 31, 2010	Common	$.45	$1,458,047
		Preferred A	$.65	$162,500
		Preferred B	$.65	$45,297
		Preferred C	$.65	$34,230
		Preferred D	$.694	$245,986
May 15, 2011	January 1, 2011 - March 31, 2011	Common	$.45	$1,487,804
		Preferred A	$.65	$162,500
		Preferred B	$.65	$45,297
		Preferred C	$.65	$34,230
		Preferred D	$.80	$283,426
August 15, 2011	April 1, 2011 - June 30, 2011	Common	$.45	$1,606,827
		Preferred A	$.65	$162,500
		Preferred B	$.65	$45,297
		Preferred C	$.65	$34,230
		Preferred D	$.80	$373,269
November 15, 2011	July 1, 2011 - September 30, 2011	Common	$.45	$1,487,803
		Preferred A	$.65	$162,500
		Preferred B	$.65	$45,297
		Preferred C	$.65	$34,230
		Preferred D	$.80	$367,610

10. Employee Benefit Plan

        The Partnership has adopted a defined contribution retirement plan. All employees are eligible to participate in the plan on the first of the month following 30 days of employment. In 2011, the Partnership made matching contributions up to 100% of the participant's contribution limited to 6% of

Direct Fuels Partners, L.P.

Notes to Consolidated Financial Statements (Continued)

10. Employee Benefit Plan (Continued)

the participant's annual compensation. The Partnership's matching contributions become fully vested after the participant has completed one year of service. The Partnership made matching contributions to the Plan of $81,946 and $108,015, for the years ended December 31, 2011 and 2010, respectively. All contributions by participants are fully vested.

11. Statement of Cash Flows—Supplemental Information

        The following is a summary of supplemental cash flow information transactions and non-cash transactions:

Years Ended December 31,	2011	2010
Interest paid	$977,586	$2,758,791
State margin taxes paid	$81,764	$55,250
Issuance of Class D preferred equity	$2,104,599	$7,446,960
Property, plant and equipment reclassified as assets held for sale	$—	$6,876,467

12. Derivative Financial Instruments

        The Partnership entered into an interest rate swap agreement in accordance with its risk management strategy. The interest rate swap did not meet the criteria for hedge accounting. Although this interest rate swap did not qualify as a hedge, it does have the economic impact of mitigating interest rate exposure. This interest rate swap agreement is accounted for on a mark to market basis through current earnings even though they were not acquired for trading purposes.

        In January, 2011, the Partnership entered into an interest rate swap agreement related to the Term Loan and had a notional amount of $6,400,000. This agreement effectively fixed the interest rate before margin on the related debt at 1.80%. The fair value of the liability associated with this swap contract was $79,756 at December 31, 2011

        The tables below provide data about the carrying values of derivatives that are not designated as hedge instruments:

        Derivatives not designated as hedge instruments:

December 31,	2011	2010
Long-term liability	$79,756	$—

Total	$79,756	$—

	Location of Gain/ (Loss) in Income on Derivatives	Year Ended December 31, 2011	Year Ended December 31, 2010
Fuel Swap	Cost of fuel	$—	$319,628
Interest Rate Swap	Interest expense	(86,555)	(686,289)
Interest Rate Swap	Changes in fair value of interest rate swap	(79,756)	96,939

Total		$(166,311)	$(269,722)

Direct Fuels Partners, L.P.

Notes to Consolidated Financial Statements (Continued)

13. Fair Value Measurements

        FASB ASC Topic 820, which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. FASB ASC Topic 820 applies to other accounting pronouncements that require or permit fair value measurements; however, it does not require any new fair value measurements.

        FASB ASC Topic 820 defines fair value as the exit price, which is the price that would be received to sell an asset or paid to transfer a liability in a transaction between market participants at the measurement date. FASB ASC Topic 820 establishes a valuation hierarchy for disclosure of the inputs to valuation used to measure fair value. This hierarchy prioritizes the inputs into three broad levels as follows.

  •
  Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities.

  •
  Level 2 inputs are quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument.

  •
  Level 3 inputs are measured based on prices or valuation models that require inputs that are both significant to the fair value measurement and less observable from objective sources. The Partnership's valuation models consider various inputs including: (a) mark to market valuations, (b) time value and, (c) credit worthiness of valuation of the underlying instruments.

        Although the Partnership utilizes mark to market quotes to assess the reasonableness of prices and valuation techniques, the Partnership does not have sufficient corroborating market evidence to support classifying these liabilities as Level 1.

        A financial asset or liability's classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement. The following table provides the assets and liabilities carried at fair value measured on a recurring basis as of December 31, 2011:

	Assets at Fair Value as of December 31, 2011
	Level 1	Level 2	Level 3	Total
Interest rate swap	$—	$79,756	$—	$79,756

Total at fair value	$—	$79,756	$—	$79,756

        The following table sets forth a reconciliation of changes in the fair value of financial assets and liabilities classified as level 2 in the fair value hierarchy:

For the Years Ended December 31:	2011	2010
Balance as of the beginning of the year	$—	$(1,736,560)
Total gains or losses (realized or unrealized):
Included in earnings	79,756	269,722
Included in other comprehensive income	—	—
Purchases, issuances and settlements	—	1,466,838

Balance as of the end of the year	$79,756	$—

APPENDIX A

FORM OF FIRST AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP

of

EMERGE ENERGY SERVICES LP

A Delaware limited partnership

Dated as of                      , 2013

FORM OF FIRST AMENDED AND RESTATED AGREEMENT
OF LIMITED PARTNERSHIP OF EMERGE ENERGY SERVICES LP

        THIS FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF EMERGE ENERGY SERVICES LP, dated as of                             , 2013, is entered into by and among Emerge Energy Services GP LLC, a Delaware limited liability company, as the General Partner, and Superior Silica Resources LLC, a Texas limited liability company, as a Limited Partner, together with any other Persons who become Partners in the Partnership or parties hereto as provided herein. In consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I.
DEFINITIONS

        Section 1.1    Definitions.     The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

        "Adjusted Capital Account" means the Capital Account maintained for each Partner as of the end of each taxable period of the Partnership, (a) increased by any amounts that such Partner is obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5)) and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such taxable period, are reasonably expected to be allocated to such Partner in subsequent taxable periods under Sections 704(e)(2) and 706(d) of the Code and Treasury Regulation Section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such taxable period, are reasonably expected to be made to such Partner in subsequent taxable periods in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Partner's Capital Account that are reasonably expected to occur during (or prior to) the taxable period in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 6.1(b)(i) or 6.1(b)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The "Adjusted Capital Account" of a Partner in respect of any Partnership Interest shall be the amount that such Adjusted Capital Account would be if such Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such Partnership Interest was first issued.

        "Adjusted Property" means any property the Carrying Value of which has been adjusted pursuant to Section 5.3(d)(i) or 5.3(d)(ii).

        "Affiliate" means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with, the Person in question. Without limiting the foregoing, for purposes of this Agreement, any Person that, individually or together with its Affiliates, has the direct or indirect right to designate or cause the designation of at least one member to the Board of Directors, and any such Person's Affiliates, shall be deemed to be Affiliates of the General Partner.

        "Agreed Allocation" means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of Section 6.1, including a Curative Allocation (if appropriate to the context in which the term "Agreed Allocation" is used).

        "Agreed Value" of any Contributed Property means the fair market value of such property or other consideration at the time of contribution and in the case of an Adjusted Property, the fair market value of such Adjusted Property on the date of the revaluation event as described in Section 5.3(d), in both cases as determined by the General Partner. The General Partner shall use such method as it determines to be appropriate to allocate the aggregate Agreed Value of Contributed Properties contributed to the Partnership in a single or integrated transaction among each separate property on a basis proportional to the fair market value of each Contributed Property.

        "Agreement" means this First Amended and Restated Agreement of Limited Partnership of Emerge Energy Services LP, as it may be amended, supplemented or restated from time to time.

        "Associate" means, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is a director, officer, manager, general partner or managing member or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest; (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.

        "Board of Directors" means, with respect to the General Partner, its board of directors or board of managers, as applicable, if a corporation or limited liability company, or if a limited partnership, the board of directors or board of managers of the general partner of the General Partner.

        "Book-Tax Disparity" means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for U.S. federal income tax purposes as of such date. A Partner's share of the Partnership's Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner's Capital Account balance as maintained pursuant to Section 5.3 and the hypothetical balance of such Partner's Capital Account computed as if it had been maintained strictly in accordance with U.S. federal income tax accounting principles.

        "Business Day" means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of Texas shall not be regarded as a Business Day.

        "Capital Account" means the capital account maintained for a Partner pursuant to Section 5.3. The "Capital Account" of a Partner in respect of a Partnership Interest shall be the amount that such Capital Account would be if such Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such Partnership Interest was first issued.

        "Capital Contribution" means any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Partner contributes to the Partnership or that is contributed or deemed contributed to the Partnership on behalf of a Partner (including, in the case of an underwritten offering of Units, the amount of any underwriting discounts or commissions).

        "Carrying Value" means (a) with respect to a Contributed Property or Adjusted Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Partners' Capital Accounts in respect of such property, and (b) with respect to any other Partnership property, the adjusted basis of such property for U.S. federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Section 5.3(d), and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.

        "Cause" means a court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner liable for actual fraud or willful misconduct in its capacity as a general partner of the Partnership.

        "Certificate" means a certificate in such form (including global form if permitted by applicable rules and regulations) as may be adopted by the General Partner, issued by the Partnership evidencing ownership of one or more Partnership Interests. The initial form of Certificate approved by the General Partner for Common Units is attached as Exhibit A to this Agreement. Any modification to or replacement of such form of Certificate adopted by the General Partner shall not constitute an amendment to this Agreement.

        "Certificate of Limited Partnership" means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware as referenced in Section 7.3, as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.

        "Citizenship Certification" means a properly completed certificate in such form as may be specified by the General Partner by which a Limited Partner certifies that he (and if he is a nominee holding for the account of another Person, that to the best of his knowledge such other Person) is an Eligible Citizen.

        "Closing Date" means the first date on which Common Units are sold by the Partnership to the Underwriters pursuant to the provisions of the Underwriting Agreement.

        "Closing Price" means, in respect of any class of Limited Partner Interests, as of the date of determination, the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the principal National Securities Exchange on which the respective Limited Partner Interests are listed or admitted to trading or, if such Limited Partner Interests are not listed or admitted to trading on any National Securities Exchange, the last quoted price on such day or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by the primary reporting system then in use in relation to such Limited Partner Interests of such class, or, if on any such day such Limited Partner Interests of such class are not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in such Limited Partner Interests of such class selected by the General Partner, or if on any such day no market maker is making a market in such Limited Partner Interests of such class, the fair value of such Limited Partner Interests on such day as determined by the General Partner.

        "Code" means the U.S. Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

        "Combined Interest" has the meaning assigned to such term in Section 11.3(a).

        "Commission" means the United States Securities and Exchange Commission.

        "Common Unit" means a Unit representing, when outstanding, a fractional part of the Partnership Interests of all Limited Partners, and having the rights and obligations specified with respect to Common Units in this Agreement.

        "Conflicts Committee" means a committee of the Board of Directors composed entirely of one or more directors, each of whom (a) is not an officer or employee of the General Partner, (b) is not an officer, director or employee of any Affiliate of the General Partner, (c) is not a holder of any ownership interest in the General Partner or its Affiliates or the Partnership Group, other than Common Units and other awards that are granted to such director under the LTIP and (d) meets the independence standards required of directors who serve on an audit committee of a board of directors established by the Securities Exchange Act and the rules and regulations of the Commission thereunder and by the National Securities Exchange on which any class of Partnership Interests is listed or admitted to trading.

        "Consenting Party" or "Consenting Parties" is defined in Section 16.9(b).

        "Contributed Property" means each property or other consideration, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Partnership. Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 5.3(d), such property or other consideration shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.

        "Contribution Agreement" means that certain Contribution, Conveyance and Assignment Agreement, dated as of                            , 2013, the Partnership, the General Partner, AEC Holdings LLC, a Delaware limited liability company, Direct Fuels Partners, L.P., a Delaware limited partnership, Superior Silica Holdings LLC, a Delaware limited liability company and Emerge Energy Services Operating, LLC, a Delaware limited liability company, together with the additional conveyance documents and instruments contemplated or referenced thereunder.

        "Control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

        "Curative Allocation" means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 6.1(b)(xi).

        "Current Market Price" means, in respect of any class of Partnership Interests, as of the date of determination, the average of the daily Closing Prices per Partnership Interest of such class for the 20 consecutive Trading Days immediately prior to such date.

        "Delaware Act" means the Delaware Revised Uniform Limited Partnership Act, 6 Del C. Section 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

        "Departing General Partner" means a former General Partner from and after the effective date of any withdrawal or removal of such former General Partner pursuant to Section 11.1 or 11.2.

        "Economic Risk of Loss" has the meaning set forth in Treasury Regulation Section 1.752-2(a).

        "Eligible Citizen" means a Person qualified to own interests in real property in jurisdictions in which any Group Member does business or proposes to do business from time to time, and whose status as a Limited Partner the General Partner determines does not or would not subject such Group Member to a significant risk of cancellation or forfeiture of any of its properties or any interest therein.

        "Event of Withdrawal" has the meaning assigned to such term in Section 11.1(a).

        "General Partner" means Emerge Energy Services GP LLC, a Delaware limited liability company, and its successors and permitted assigns that are admitted to the Partnership as general partner of the Partnership, in its capacity as the general partner of the Partnership (except as the context otherwise requires).

        "General Partner Interest" means the non-economic management interest of the General Partner in the Partnership (in its capacity as general partner without reference to any Limited Partner Interest), which includes any and all rights, powers and benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement. The General Partner Interest does not include any rights to ownership or profits or losses or any rights to receive distributions from operations or upon the liquidation or winding-up of the Partnership.

        "Gross Liability Value" means, with respect to any Liability of the Partnership described in Treasury Regulation Section 1.752-7(b)(3)(i), the amount of cash that a willing assignor would pay to a willing assignee to assume such Liability in an arm's-length transaction.

        "Group" means a Person that with or through any of its Affiliates or Associates has any contract, arrangement, understanding or relationship for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons), exercising investment power or disposing of any Partnership Interests with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, Partnership Interests.

        "Group Member" means a member of the Partnership Group.

        "Group Member Agreement" means the partnership agreement of any Group Member, other than the Partnership, that is a limited or general partnership, the limited liability company agreement of any Group Member that is a limited liability company, the certificate of incorporation and bylaws or similar organizational documents of any Group Member that is a corporation, the joint venture agreement or similar governing document of any Group Member that is a joint venture and the governing or organizational or similar documents of any other Group Member that is a Person other than a limited or general partnership, limited liability company, corporation or joint venture, as such may be amended, supplemented or restated from time to time.

        "Indemnitee" means (a) any General Partner, (b) any Departing General Partner, (c) any Person who is or was an Affiliate of the General Partner or any Departing General Partner, (d) any Person who is or was a manager, managing member, director, officer, employee, agent, fiduciary or trustee of any Group Member, a General Partner, any Departing General Partner or any of their respective Affiliates, (e) any Person who is or was serving at the request of a General Partner, any Departing General Partner or any of their respective Affiliates as an officer, director, manager, managing member, employee, agent, fiduciary or trustee of another Person owing a fiduciary duty to any Group Member; provided that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, (f) any Person who controls a General Partner or Departing General Partner and (g) any Person the General Partner designates as an "Indemnitee" for purposes of this Agreement because such Person's service, status or relationship exposes such Person to potential claims, demands, actions, suits or proceedings relating to the Partnership Group's business and affairs.

        "Initial General Partner Interest" has the meaning assigned to such term in Section 5.1.

        "Initial Limited Partner Interest" has the meaning assigned to such term in Section 5.1.

        "Initial Limited Partners" means Superior Silica Resources LLC, the General Partner (with respect to the Incentive Distribution Rights) and the Underwriters, in each case upon being admitted to the Partnership in accordance with Section 10.1.

        "Initial Offering" means the initial offering and sale of Common Units to the public, as described in the Registration Statement, including Common Units issued pursuant to the Underwriters' option to purchase additional Common Units.

        "Initial Unit Price" means (a) with respect to the Common Units, the initial public offering price per Common Unit at which the Underwriters offered the Common Units to the public for sale as set forth on the cover page of the prospectus included as part of the Registration Statement and first issued at or after the time the Registration Statement first became effective or (b) with respect to any other class or series of Units, the price per Unit at which such class or series of Units is initially sold by the Partnership, as determined by the General Partner, in each case adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of Units.

        "Liability" means any liability or obligation of any nature, whether accrued, contingent or otherwise.

        "Limited Partner" means, unless the context otherwise requires, each Initial Limited Partner, each additional Person that becomes a Limited Partner pursuant to the terms of this Agreement and any Departing General Partner upon the change of its status from General Partner to Limited Partner pursuant to Section 11.3, in each case in such Person's capacity as a limited partner of the Partnership. For purposes of the Delaware Act, the Limited Partners shall constitute a single class or group of limited partners.

        "Limited Partner Interest" means the ownership interest of a Limited Partner in the Partnership, which may be evidenced by Common Units or other Units or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner is entitled as provided in this Agreement, together with all obligations of such Limited Partner to comply with the terms and provisions of this Agreement.

        "Liquidator" means one or more Persons selected pursuant to Section 12.3 to perform the functions described in Section 12.4 as liquidating trustee of the Partnership within the meaning of the Delaware Act.

        "LTIP" means the Long-Term Incentive Plan of the General Partner, as may be amended, or any equity compensation plan successor thereto.

        "Merger Agreement" has the meaning assigned to such term in Section 14.1.

        "National Securities Exchange" means an exchange registered with the Commission under Section 6(a) of the Securities Exchange Act (or any successor to such Section) and any other securities exchange (whether or not registered with the Commission under Section 6(a) (or successor to such Section) of the Securities Exchange Act) that the General Partner shall designate as a National Securities Exchange for purposes of this Agreement.

        "Net Agreed Value" means, (a) in the case of any Contributed Property, the Agreed Value of such property or other consideration reduced by any Liabilities either assumed by the Partnership upon such contribution or to which such property or other consideration is subject when contributed and (b) in the case of any property distributed to a Partner by the Partnership, the Partnership's Carrying Value of such property (as adjusted pursuant to Section 5.3(d)(ii)) at the time such property is distributed, reduced by any Liability either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution in each case as determined and required by the Treasury Regulations promulgated under Section 752 of the Code.

        "Net Income" means, for any taxable period, the excess, if any, of the Partnership's items of income and gain for such taxable period over the Partnership's items of loss and deduction for such taxable period. The items included in the calculation of Net Income shall be determined in accordance with Section 5.3(b) and shall not include any items specially allocated under Section 6.1(b).

        "Net Loss" means, for any taxable period, the excess, if any, of the Partnership's items of loss and deduction for such taxable period over the Partnership's items of income and gain and for such taxable period. The items included in the calculation of Net Loss shall be determined in accordance with Section 5.3(b) and shall not include any items specially allocated under Section 6.1(b).

        "Non-Citizen Assignee" means a Person whom the General Partner has determined does not constitute an Eligible Citizen and as to whose Partnership Interest the General Partner has become the Limited Partner, pursuant to Section 4.8.

        "Nonrecourse Built-in Gain" means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Section 6.2(b) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

        "Nonrecourse Deductions" means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.

        "Nonrecourse Liability" has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2).

        "Notice of Election to Purchase" has the meaning assigned to such term in Section 15.1(b).

        "Opinion of Counsel" means a written opinion of counsel (who may be regular counsel to the Partnership or the General Partner or any of its Affiliates) acceptable to the General Partner.

        "Other Entity" is defined in Section 14.1.

        "Outstanding" means, with respect to Partnership Interests, all Partnership Interests that are issued by the Partnership and reflected as outstanding on the Partnership's books and records as of the date of determination; provided, however, that if at any time any Person or Group (other than the General Partner or its Affiliates) beneficially owns 20% or more of the Outstanding Limited Partner Interests of any class then Outstanding, none of the Limited Partner Interests owned by such Person or Group shall be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement, except that Limited Partner Interests so owned shall be considered to be Outstanding for purposes of Section 11.1(b)(iv) (such Partnership Interests shall not, however, be treated as a separate class or group of Partnership Interests for purposes of this Agreement or the Delaware Act); provided, further, that the foregoing limitation on voting of Partnership Interests shall not apply to (i) any Person or Group who acquired 20% or more of the Outstanding Limited Partner Interests of any class then Outstanding directly from the General Partner or its Affiliates (other than the Partnership), (ii) any Person or Group who acquired 20% or more of the Outstanding Limited Partner Interests of any class then Outstanding directly or indirectly from a Person or Group described in clause (i) provided that, at or prior to such acquisition, the General Partner, acting in its sole discretion, shall have notified such Person or Group in writing that such limitation shall not apply, or (iii) any Person or Group who acquired 20% or more of any Limited Partner Interests issued by the Partnership provided that, at or prior to such acquisition, the General Partner shall have notified such Person or Group in writing that such limitation shall not apply.

        "Partner Nonrecourse Debt" has the meaning given to such term in Treasury Regulation Section 1.704-2(b)(4).

        "Partner Nonrecourse Debt Minimum Gain" has the meaning given to such term in Treasury Regulation Section 1.704-2(i)(2).

        "Partner Nonrecourse Deductions" means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i)(1), are attributable to a Partner Nonrecourse Debt.

        "Partners" means the General Partner and the Limited Partners.

        "Partnership" means Emerge Energy Services LP, a Delaware limited partnership.

        "Partnership Group" means the Partnership and its Subsidiaries treated as a single consolidated entity.

        "Partnership Interest" means an interest in the Partnership, which shall include any General Partner Interest and Limited Partner Interests but shall exclude any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership. For purposes of this Agreement, the Partnership Interests constitute a single class or series of interests unless any Partnership Interests are designated in writing as a separate class or series by the General Partner in its sole discretion.

        "Partnership Minimum Gain" means the amount of "partnership minimum gain" determined in accordance with the principles of Treasury Regulation Sections 1.704-2(b)(2) and 1.704-2(d).

        "Percentage Interest" means as of any date of determination (a) as to any Unitholder with respect to Units, the product obtained by multiplying (i) 100% less the percentage applicable to clause (b) below by (ii) the quotient obtained by dividing (A) the number of Units held by such Unitholder, by (B) the total number of all Outstanding Units, and (b) as to the holders of other Partnership Interests issued by the Partnership in accordance with Section 5.4, the percentage established (or determined as established) as a part of such issuance. The Percentage Interest with respect to the General Partner Interest, and the Percentage Interest of the Partnership with respect to Partnership Interests held by it in treasury, shall at all times be zero.

        "Person" means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

        "Plan of Conversion" has the meaning assigned to such term in Section 14.1.

        "Pro Rata" means (a) when used with respect to Units or any class thereof, apportioned equally among all designated Units in accordance with their relative Percentage Interests and (b) when used with respect to Partners or Record Holders, apportioned among all Partners or Record Holders in accordance with their relative Percentage Interests.

        "Purchase Date" means the date determined by the General Partner as the date for purchase of all Outstanding Limited Partner Interests of a certain class (other than Limited Partner Interests owned by the General Partner and its Affiliates) pursuant to Article XV.

        "Quarter" means, unless the context requires otherwise, a fiscal quarter of the Partnership or, with respect to the fiscal quarter of the Partnership that includes the Closing Date, the portion of such fiscal quarter after the Closing Date.

        "Recapture Income" means any gain recognized by the Partnership (computed without regard to any adjustment required by Section 734 or 743 of the Code) upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

        "Record Date" means the date established by the General Partner or otherwise in accordance with this Agreement for determining (a) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Limited Partners or entitled to vote by ballot or give approval of Partnership action in writing or by electronic transmission without a meeting or entitled to exercise rights in respect of any lawful action of Limited Partners or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.

        "Record Holder" means (a) with respect to Partnership Interests of any class of Partnership Interests for which a Transfer Agent has been appointed, the Person in whose name a Partnership Interest of such class is registered on the books of the Transfer Agent as of the opening of business on a particular Business Day, or (b) with respect to other classes of Partnership Interests, the Person in whose name any such other Partnership Interest is registered on the books that the General Partner has caused to be kept as of the opening of business on such Business Day.

        "Redeemable Interests" means any Partnership Interests for which a redemption notice has been given, and has not been withdrawn, pursuant to Section 4.9.

        "Registration Statement" means the Registration Statement on Form S-1 (File No. 333-187487) as it has been or as it may be amended or supplemented from time to time, filed by the Partnership with the Commission under the Securities Act to register the offering and sale of the Common Units in the

Initial Offering, including any related registration statement filed pursuant to Rule 462(b) under the Securities Act.

        "Required Allocations" means any allocation of an item of income, gain, loss or deduction pursuant to Section 6.1(b)(i), 6.1(b)(ii), 6.1(b)(iv), 6.1(b)(v), 6.1(b)(vi), 6.1(b)(vii) or 6.1(b)(ix).

        "Securities Act" means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.

        "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time and any successor to such statute.

        "Services Agreement" means that certain Administrative Services Agreement, dated as of                    , 2013, among Insight Equity Management Company LLC, a Delaware limited liability company, the Partnership and the General Partner, as such agreement may be amended, supplemented or restated from time to time.

        "Special Approval" means approval by a majority of the members of the Conflicts Committee.

        "Subsidiary" means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

        "Superior Silica Resources" means Superior Silica Resources LLC, a Texas limited liability company.

        "Surviving Business Entity" has the meaning assigned to such term in Section 14.2(b)(ii).

        "Trading Day" means, for the purpose of determining the Current Market Price of any class of Limited Partner Interests, a day on which the principal National Securities Exchange on which such class of Limited Partner Interests is listed or admitted to trading is open for the transaction of business or, if Limited Partner Interests of a class are not listed or admitted to trading on any National Securities Exchange, a day on which banking institutions in New York City generally are open.

        "Transaction Documents" has the meaning assigned to such term in Section 7.1(b).

        "transfer" has the meaning assigned to such term in Section 4.4(a).

        "Transfer Agent" means, with respect to any class of Partnership Interests, such bank, trust company or other Person (including the General Partner or one of its Affiliates) as may be appointed from time to time by the Partnership to act as registrar and transfer agent for such class of Partnership Interests; provided that if no Transfer Agent is specifically designated for such class of Partnership Interests, the General Partner shall act in such capacity.

        "Underwriter" means each Person named as an underwriter in Schedule I to the Underwriting Agreement who purchases Common Units pursuant thereto.

        "Underwriting Agreement" means that certain Underwriting Agreement dated                    , 2013, among the Underwriters, the Partnership, the General Partner and other parties thereto, providing for the purchase of Common Units by the Underwriters.

        "Unit" means a Partnership Interest that is designated as a "Unit" and shall include Common Units.

        "Unitholders" means the holders of Units.

        "Unit Majority" means at least a majority of the Outstanding Common Units.

        "Unrealized Gain" attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 5.3(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.3(d) as of such date).

        "Unrealized Loss" attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.3(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 5.3(d)).

        "Unrestricted Person" means (a) each Indemnitee, (b) each Partner, (c) each Person who is or was a member, partner, director, officer, employee or agent of any Group Member, a General Partner or any Departing General Partner or any Affiliate of any Group Member, a General Partner or any Departing General Partner and (d) any Person the General Partner designates as an "Unrestricted Person" for purposes of this Agreement.

        "U.S. GAAP" means United States generally accepted accounting principles, as in effect from time to time, consistently applied.

        "Withdrawal Opinion of Counsel" has the meaning assigned to such term in Section 11.1(b).

        Section 1.2    Construction.     Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms "include," "includes," "including" or words of like import shall be deemed to be followed by the words "without limitation"; and (d) the terms "hereof," "herein" or "hereunder" refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE II.
ORGANIZATION

        Section 2.1    Formation.     The General Partner and Superior Silica Resources previously formed the Partnership as a limited partnership pursuant to the provisions of the Delaware Act. The General Partner and Superior Silica Resources hereby amend and restate the Agreement of Limited Partnership of Emerge Energy Services LP, dated April 27, 2012, in its entirety. This amendment and restatement shall become effective on the date of this Agreement. Except as expressly provided to the contrary in this Agreement, the rights, duties, liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act. All Partnership Interests shall constitute personal property of the owner thereof for all purposes.

        Section 2.2    Name.     The name of the Partnership shall be "Emerge Energy Services LP". The Partnership's business may be conducted under any other name or names as determined by the General Partner, including the name of the General Partner. The words "Limited Partnership," the letters "LP,"

or "Ltd." or similar words or letters shall be included in the Partnership's name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partner may change the name of the Partnership at any time and from time to time and shall notify the Partners of such change in the next regular communication to the Partners.

        Section 2.3    Registered Office; Registered Agent; Principal Office; Other Offices.     Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at 1675 South State St., Suite B, Dover, Delaware 19901, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be Capitol Services, Inc.. The principal office of the Partnership shall be located at 1400 Civic Place, Suite 250, Southlake, Texas 76092, or such other place as the General Partner may from time to time designate by notice to the Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner determines to be necessary or appropriate. The address of the General Partner shall be 1400 Civic Place, Suite 250, Southlake, Texas 76092, or such other place as the General Partner may from time to time designate by notice to the Partners

        Section 2.4    Purpose and Business.     The purpose and nature of the business to be conducted by the Partnership shall be to (a) engage directly in, or enter into or form, hold and dispose of any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the General Partner, in its sole discretion, and that lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity, and (b) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member; provided, however, that the General Partner shall not cause the Partnership to engage, directly or indirectly, in any business activity that the General Partner determines would be reasonably likely to cause the Partnership to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes. To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve, and may, in its sole discretion, decline to propose or approve, the conduct by the Partnership of any business and may decline to do so free of any fiduciary duty or obligation whatsoever to the Partnership or any Limited Partner and, in declining to so propose or approve, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity and the General Partner in determining whether to propose or approve the conduct by the Partnership of any business shall be permitted to do so in its sole discretion.

        Section 2.5    Powers.     The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Partnership.

        Section 2.6    Term.     The term of the Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Delaware Act and shall continue until the dissolution of the Partnership in accordance with the provisions of Article XII. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Delaware Act.

        Section 2.7    Title to Partnership Assets.     Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity or its Subsidiaries, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner, one or more of its Affiliates or one or more nominees, as the General Partner may determine. The General Partner hereby declares and warrants that any Partnership assets for which record title is held in the name of the General Partner or one or more of its Affiliates or one or more nominees shall be held by the General Partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership as soon as reasonably practicable; provided, further, that, prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer of record title to the Partnership and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to the successor General Partner. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets is held.

ARTICLE III.
RIGHTS OF LIMITED PARTNERS

        Section 3.1    Limitation of Liability.     The Limited Partners shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.

        Section 3.2    Management of Business.     No Limited Partner, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Delaware Act) of the Partnership's business, transact any business in the Partnership's name or have the power to sign documents for or otherwise bind the Partnership. Any action taken by any Affiliate of the General Partner or any officer, director, employee, manager, member, general partner, agent or trustee of the General Partner or any of its Affiliates, or any officer, director, employee, manager, member, general partner, agent or trustee of a Group Member, in its capacity as such, shall not be deemed to be participation in the control of the business of the Partnership by a limited partner of the Partnership (within the meaning of Section 17-303(a) of the Delaware Act) and shall not affect, impair or eliminate the limitations on the liability of the Limited Partners under this Agreement.

        Section 3.3    Outside Activities of the Limited Partners.     Subject to the provisions of Section 7.6, which shall continue to be applicable to the Persons referred to therein, regardless of whether such Persons shall also be Limited Partners, each Limited Partner shall be entitled to and may have any business interests and engage in any business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership Group. Neither the Partnership nor any of the other Partners shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner.

        Section 3.4    Rights of Limited Partners.

        (a)   In addition to other rights provided by this Agreement or by applicable law (other than Section 17-305(a) of the Delaware Act, the obligations of which are to the fullest extent permitted by law expressly replaced in their entirety by the provisions below), and except as limited by Sections 3.4(b) and 3.4(c), each Limited Partner shall have the right, for a purpose that is reasonably related, as determined by the General Partner, to such Limited Partner's interest as a Limited Partner in the Partnership, upon reasonable written demand stating the purpose of such demand and at such Limited Partner's own expense to obtain:

            (i)  true and full information regarding the status of the business and financial condition of the Partnership (provided that the requirements of this Section 3.4(a)(i) shall be satisfied to the extent the Limited Partner is furnished the Partnership's most recent annual report and any subsequent quarterly or periodic reports required to be filed (or which would be required to be filed) with the Commission pursuant to Section 13 of the Securities Exchange Act);

           (ii)  a current list of the name and last known business, residence or mailing address of each Record Holder;

          (iii)  a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto, together with copies of the executed copies of all powers of attorney pursuant to which this Agreement, the Certificate of Limited Partnership and all amendments thereto have been executed (provided that the requirements of this Section 3.4(a)(iii) shall be satisfied to the extent that true and correct copies of such documents are publicly available with the Commission via its Electronic Data Gathering, Analysis and Retrieval system or any successor thereto); and

          (iv)  such other information regarding the affairs of the Partnership as the General Partner determines in its sole discretion is just and reasonable.

        (b)   The General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner deems reasonable in its sole discretion, (i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner believes (A) is not in the best interests of the Partnership Group, (B) could damage the Partnership Group or its business or (C) that any Group Member is required by law or by agreement with any third party to keep confidential (other than agreements with Affiliates of the Partnership the primary purpose of which is to circumvent the obligations set forth in this Section 3.4).

        (c)   Notwithstanding any other provision of this Agreement or Section 17-305 of the Delaware Act, each of the Partners, each other Person who acquires a Partnership Interest and each other Person bound by this Agreement hereby agrees to the fullest extent permitted by law that they do not have rights to receive information from the Partnership or any Indemnitee for the purpose of determining whether to pursue litigation or assist in pending litigation against the Partnership or any Indemnitee relating to the affairs of the Partnership except pursuant to the applicable rules of discovery relating to litigation commenced by such Person.

ARTICLE IV.
CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP INTERESTS

        Section 4.1    Certificates.     Notwithstanding anything otherwise to the contrary herein, unless the General Partner shall determine otherwise in respect of some or all of any or all classes of Partnership Interests, Partnership Interests shall not be evidenced by certificates. Certificates that may be issued shall be executed on behalf of the General Partner on behalf of the Partnership by the Chairman of the Board, Chief Executive Officer, President, Chief Financial Officer or any Vice President of the General Partner and the Secretary or any Assistant Secretary of the General Partner or any other authorized officer or director of the General Partner. If a Transfer Agent has been appointed for a class of Partnership Interests, no Certificate for such class of Partnership Interests shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, that if the General Partner elects to cause the Partnership to issue Partnership Interests of such class in global form, the Certificate shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Partnership Interests have been duly registered in accordance with the directions of the Partnership.

        Section 4.2    Mutilated, Destroyed, Lost or Stolen Certificates.

        (a)   If any mutilated Certificate is surrendered to the Transfer Agent, the officers of the General Partner specified in Section 4.1 on behalf of the Partnership shall execute, and the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and type of Partnership Interests as the Certificate so surrendered.

        (b)   The officers of the General Partner specified in Section 4.1 on behalf of the Partnership shall execute and deliver, and the Transfer Agent shall countersign, a new Certificate in place of any Certificate previously issued if the Record Holder of the Certificate:

            (i)  makes proof by affidavit, in form and substance satisfactory to the General Partner, that a previously issued Certificate has been lost, destroyed or stolen;

           (ii)  requests the issuance of a new Certificate before the General Partner has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

          (iii)  if requested by the General Partner, delivers to the General Partner and the Transfer Agent a bond, in form and substance satisfactory to the General Partner, with surety or sureties and with fixed or open penalty as the General Partner may direct, to indemnify the Partnership, the Partners, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

          (iv)  satisfies any other reasonable requirements imposed by the General Partner.

        If a Partner fails to notify the General Partner within a reasonable period of time after such Partner has notice of the loss, destruction or theft of a Certificate, and a transfer of the Partner Interests represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, the Partner shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate.

        (c)   As a condition to the issuance of any new Certificate under this Section 4.2, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

        Section 4.3    Record Holders.     The Partnership shall be entitled to recognize the Record Holder as the Partner with respect to any Partnership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to, or interest in, such Partnership Interest on the part of any other Person, regardless of whether the Partnership shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Partnership Interests, as between the Partnership on the one hand, and such other Persons on the other, such representative Person shall be (a) the Record Holder of such Partnership Interest and (b) bound by this Agreement and shall have the rights and obligations of a Partner hereunder as, and to the extent, provided herein.

        Section 4.4    Transfer Generally.

        (a)   The term "transfer," when used in this Agreement with respect to a Partnership Interest, shall mean a transaction (i) by which the General Partner assigns its General Partner Interest to another Person, and includes a transfer, sale, assignment, gift, pledge, grant of security interest, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise, or (ii) by which the holder of a Limited Partner Interest assigns such Limited Partner Interest to another Person who is or becomes a Limited Partner, and includes a transfer, sale, assignment, gift, exchange or any other disposition by law or otherwise (but not a pledge, grant of security interest, encumbrance, hypothecation or mortgage), including any transfer upon foreclosure or other exercise of remedies of any pledge, security interest, encumbrance, hypothecation or mortgage.

        (b)   No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article IV shall be, to the fullest extent permitted by law, null and void.

        (c)   Nothing contained in this Agreement shall be construed to prevent a disposition by any stockholder, member, partner or other owner of any Partner of any or all of the shares of stock, membership interests, partnership interests or other ownership interests in such Partner and the term "transfer" shall not mean any such disposition.

        Section 4.5    Registration and Transfer of Limited Partner Interests.

        (a)   The General Partner shall keep or cause to be kept on behalf of the Partnership a register in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 4.5(b), the Partnership will provide for the registration and transfer of Limited Partner Interests.

        (b)   The Partnership shall not recognize any transfer of Limited Partner Interests evidenced by Certificates until the Certificates evidencing such Limited Partner Interests are surrendered for registration of transfer. No charge shall be imposed by the General Partner for such transfer; provided, that as a condition to the issuance of any new Certificate under this Section 4.5, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto. Upon surrender of a Certificate for registration of transfer of any Limited Partner Interests evidenced by a Certificate, and subject to the provisions hereof, the officers of the General Partner specified in Section 4.1 on behalf of the General Partner on behalf of the Partnership shall execute and deliver, and in the case of Certificates evidencing Limited Partner Interests, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder's instructions, one or more new Certificates evidencing the same aggregate number and type of Limited Partner Interests as was evidenced by the Certificate so surrendered.

        (c)   By acceptance of the transfer of any Limited Partner Interests in accordance with this Section 4.5 and except as provided in Section 4.8, each transferee of a Limited Partner Interest (including any nominee holder or an agent or representative acquiring such Limited Partner Interests for the account of another Person) acknowledges and agrees to the provisions of Section 10.1(a).

        (d)   Subject to (i) the foregoing provisions of this Section 4.5, (ii) Section 4.3, (iii) Section 4.7, (iv) with respect to any class or series of Limited Partner Interests, the provisions of any statement of designations or amendment of this Agreement establishing such class or series, (v) any contractual provisions binding on any Limited Partner and (vi) provisions of applicable law including the Securities Act, Limited Partner Interests shall be freely transferable.

        (e)   The General Partner and its Affiliates shall have the right at any time to transfer any Common Units they hold to one or more Persons.

        Section 4.6    Transfer of the General Partner Interest.

        (a)   Subject to Section 4.6(c) below, prior to June 30, 2023, the General Partner shall not transfer all or any part of its General Partner Interest to a Person unless such transfer (i) has been approved by the prior written consent or vote of Partners (excluding the General Partner and its Affiliates) holding a majority of the Percentage Interests of all Partners (excluding the Percentage Interests of the General Partner and its Affiliates) or (ii) is of all, but not less than all, of its General Partner Interest to (A) an Affiliate of the General Partner (other than an individual) or (B) another Person (other than an individual) in connection with the merger or consolidation of the General Partner with or into such other Person or the transfer by the General Partner of all or substantially all of its assets to such other Person.

        (b)   Subject to Section 4.6(c) below, on or after June 30, 2023, the General Partner may at its option transfer all or any part of its General Partner Interest without Unitholder approval.

        (c)   Notwithstanding anything herein to the contrary, no transfer by the General Partner of all or any part of its General Partner Interest to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of the General Partner under this Agreement and to be bound by the provisions of this Agreement, (ii) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability under the Delaware Act of any Limited Partner or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already so treated or taxed) and (iii) such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership or membership interest of the General Partner as the general partner or managing member, if any, of each other Group Member. In the case of a transfer pursuant to and in compliance with this Section 4.6, the transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 10.2, be admitted to the Partnership as the General Partner effective immediately prior to the transfer of the General Partner Interest, and the business of the Partnership shall continue without dissolution.

        Section 4.7    Restrictions on Transfers.

        (a)   Except as provided in Section 4.7(c) below, but notwithstanding the other provisions of this Article IV, no transfer of any Partnership Interests shall be made if such transfer would (i) violate the then applicable U.S. federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer, (ii) terminate the existence or qualification of the Partnership under the laws of the jurisdiction of its formation, or (iii) cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already so treated or taxed).
        (b)   The General Partner may impose restrictions on the transfer of Partnership Interests if the General Partner determines, with the advice of counsel, that such restrictions are necessary or advisable to (i) avoid a significant risk of the Partnership becoming taxable as a corporation or otherwise becoming taxable as an entity for U.S. federal income tax purposes or (ii) preserve the uniformity of Limited Partner Interests (or any class or classes thereof). The General Partner may impose such restrictions by amending this Agreement; provided, however, that any amendment that would result in the delisting or suspension of trading of any class of Limited Partner Interests on the principal National Securities Exchange on which such class of Limited Partner Interests is then listed or admitted to trading must be approved, prior to such amendment being effected, by the holders of at least a majority of the Outstanding Limited Partner Interests of such class.

        (c)   Nothing contained in this Article IV, or elsewhere in this Agreement, shall preclude the settlement of any transactions involving Partnership Interests entered into through the facilities of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading.

        (d)   Each certificate evidencing Partnership Interests shall bear a conspicuous legend in substantially the following form:

        THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF EMERGE ENERGY SERVICES LP THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE

SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF EMERGE ENERGY SERVICES LP UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE EMERGE ENERGY SERVICES LP TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). EMERGE ENERGY SERVICES GP LLC, THE GENERAL PARTNER OF EMERGE ENERGY SERVICES LP, MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO AVOID A SIGNIFICANT RISK OF EMERGE ENERGY SERVICES LP BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.

        Section 4.8    Citizenship Certificates; Non-Citizen Assignees.

        (a)   If any Group Member is or becomes subject to any federal, state or local law or regulation that the General Partner determines would create a substantial risk of cancellation or forfeiture of any property in which the Group Member has an interest based on the nationality, citizenship or other related status of a Limited Partner, the General Partner may request any Limited Partner to furnish to the General Partner, within 30 days after receipt of such request, an executed Citizenship Certification or such other information concerning his nationality, citizenship or other related status (or, if the Limited Partner is a nominee holding for the account of another Person, the nationality, citizenship or other related status of such Person) as the General Partner may request. If a Limited Partner fails to furnish to the General Partner within the aforementioned 30-day period such Citizenship Certification or other requested information or if upon receipt of such Citizenship Certification or other requested information the General Partner determines that a Limited Partner is not an Eligible Citizen, the Limited Partner Interests owned by such Limited Partner shall be subject to redemption in accordance with the provisions of Section 4.9. In addition, the General Partner may require that the status of any such Limited Partner be changed to that of a Non-Citizen Assignee and, thereupon, the General Partner shall be substituted for such Non-Citizen Assignee as the Limited Partner in respect of the Non-Citizen Assignee's Limited Partner Interests.

        (b)   The General Partner shall, in exercising voting rights in respect of Limited Partner Interests held by it on behalf of Non-Citizen Assignees, distribute the votes in the same ratios as the votes of Partners (including the General Partner) in respect of Limited Partner Interests other than those of Non-Citizen Assignees are cast, either for, against or abstaining as to the matter.

        (c)   Upon dissolution of the Partnership, a Non-Citizen Assignee shall have no right to receive a distribution in kind pursuant to Section 12.4 but shall be entitled to the cash equivalent thereof, and the Partnership shall provide cash in exchange for an assignment of the Non-Citizen Assignee's share of any distribution in kind. Such payment and assignment shall be treated for Partnership purposes as a purchase by the Partnership from the Non-Citizen Assignee of his Limited Partner Interest (representing his right to receive his share of such distribution in kind).

        (d)   At any time after he can and does certify that he has become an Eligible Citizen, a Non-Citizen Assignee may, upon application to the General Partner, request that with respect to any Limited Partner Interests of such Non-Citizen Assignee not redeemed pursuant to Section 4.9, such Non-Citizen Assignee be admitted as a Limited Partner, and upon approval of the General Partner, such Non-Citizen Assignee shall be admitted as a Limited Partner and shall no longer constitute a

Non-Citizen Assignee and the General Partner shall cease to be deemed to be the Limited Partner in respect of the Non-Citizen Assignee's Limited Partner Interests.

        Section 4.9    Redemption of Partnership Interests of Non-Citizen Assignees.

        (a)   If at any time a Partner fails to furnish a Citizenship Certification or other information requested within the 30-day period specified in Section 4.8(a), or if upon receipt of such Citizenship Certification or other information the General Partner determines, with the advice of counsel, that a Partner is not an Eligible Citizen, the Partnership may, unless the Partner establishes to the satisfaction of the General Partner that such Partner is an Eligible Citizen or has transferred his Partnership Interests to a Person who is an Eligible Citizen and who furnishes a Citizenship Certification to the General Partner prior to the date fixed for redemption as provided below, redeem the Partnership Interest of such Partner as follows:

            (i)  The General Partner shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Partner, at his last address designated on the records of the Partnership or the Transfer Agent, by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed. The notice shall specify the Redeemable Interests, the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon surrender of the Certificate evidencing the Redeemable Interests and that on and after the date fixed for redemption no further allocations or distributions to which the Partner would otherwise be entitled in respect of the Redeemable Interests will accrue or be made.

           (ii)  The aggregate redemption price for Redeemable Interests shall be an amount equal to the Current Market Price (the date of determination of which shall be the date fixed for redemption) of Partnership Interests of the class to be so redeemed multiplied by the number of Partnership Interests of each such class included among the Redeemable Interests. The redemption price shall be paid, as determined by the General Partner, in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest at the rate of 10% annually and payable in three equal annual installments of principal together with accrued interest, commencing one year after the redemption date.

          (iii)  Upon surrender by or on behalf of the Partner, at the place specified in the notice of redemption, of the Certificate evidencing the Redeemable Interests, duly endorsed in blank or accompanied by an assignment duly executed in blank, the Partner or his duly authorized representative shall be entitled to receive the payment therefor.

          (iv)  After the redemption date, Redeemable Interests shall no longer constitute issued and Outstanding Partnership Interests.

        (b)   The provisions of this Section 4.9 shall also be applicable to Partnership Interests held by a Partner as nominee of a Person determined to be other than an Eligible Citizen.

        (c)   Nothing in this Section 4.9 shall prevent the recipient of a notice of redemption from transferring his Partnership Interest before the redemption date if such transfer is otherwise permitted under this Agreement. Upon receipt of notice of such a transfer, the General Partner shall withdraw the notice of redemption, provided the transferee of such Partnership Interest certifies to the satisfaction of the General Partner that he is an Eligible Citizen. If the transferee fails to make such certification, such redemption shall be effected from the transferee on the original redemption date.

ARTICLE V.
CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS

        Section 5.1    Contributions Prior to or in Connection with Initial Offering

        (a)   Prior to the Closing Date, the General Partner acquired all of the general partner interests in the Partnership (the "Initial General Partner Interest") and was admitted as the general partner of the Partnership, and Superior Silica Resources acquired all of the limited partner interests in the Partnership (the "Initial Limited Partner Interest") and was admitted as a limited partner of the Partnership.

        (b)   Immediately prior to and contingent upon the closing of the Initial Offering, pursuant to this Agreement and without any further action by the General Partner or the Partnership, (i) the Initial General Partner Interest shall automatically be converted into the General Partner Interest, and (ii) the Initial Limited Partner Interest shall automatically be converted into                    Common Units in the Partnership representing a Limited Partner Interest equal to a 100% Percentage Interest in the Partnership.

        (c)   On the Closing Date and pursuant to the Underwriting Agreement, each Underwriter contributed cash to the Partnership in exchange for the issuance by the Partnership of Common Units to each Underwriter, all as set forth in the Underwriting Agreement.

        (d)   Upon the exercise, if any, of the Underwriters' option to purchase additional Common Units, each Underwriter shall contribute cash to the Partnership in exchange for the issuance by the Partnership of Common Units to each Underwriter, all as set forth in the Underwriting Agreement.

        (e)   No Limited Partner will be required to make any additional Capital Contribution to the Partnership pursuant to this Agreement.

        Section 5.2    Interest and Withdrawal.     No interest on Capital Contributions shall be paid by the Partnership. No Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon dissolution of the Partnership may be considered as the withdrawal or return of its Capital Contribution by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Partner shall have priority over any other Partner either as to the return of Capital Contributions or as to profits, losses or distributions. Any such return shall be a compromise to which all Partners agree within the meaning of Section 17-502(b) of the Delaware Act.

        Section 5.3    Capital Accounts.

        (a)   The Partnership shall maintain for each Partner (or a beneficial owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). The initial Capital Account balance attributable to the Common Units to be issued to the Underwriters pursuant to Section 5.1(d) shall equal the product of the number of Common Units so issued to the Underwriters and the Initial Unit Price for each such Common Unit (and the initial Capital Account balance attributable to each such Common Unit shall equal its Initial Unit Price). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to such Partnership Interest and (ii) all items of Partnership income and gain (including income and gain exempt from tax) computed in accordance with Section 5.3(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made with respect to such

Partnership Interest and (y) all items of Partnership deduction and loss computed in accordance with Section 5.3(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1.

        (b)   For purposes of computing the amount of any item of income, gain, loss or deduction that is to be allocated pursuant to Article VI and is to be reflected in the Partners' Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for U.S. federal income tax purposes (including any method of depreciation, cost recovery or amortization used for that purpose), provided, that:

            (i)  Solely for purposes of this Section 5.3, the Partnership shall be treated as owning directly its proportionate share (as determined by the General Partner based upon the provisions of the applicable Group Member Agreement) of all property owned by (x) any other Group Member that is classified as a partnership or is disregarded for U.S. federal income tax purposes and (y) any other partnership, limited liability company, unincorporated business or other entity that is classified as a partnership or is disregarded for U.S. federal income tax purposes of which a Group Member is, directly or indirectly, a partner, member or other equity holder.

           (ii)  All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) a Partnership Interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Partners pursuant to Section 6.1.

          (iii)  Except as otherwise provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code that may be made by the Partnership and, as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for U.S. federal income tax purposes. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.

          (iv)  Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Partnership's Carrying Value with respect to such property as of such date.

           (v)  An item of income of the Partnership that is described in Section 705(a)(1)(B) of the Code (with respect to items of income that are exempt from tax) shall be treated as an item of income for the purpose of this Section 5.3(b), and an item of expense of the Partnership that is described in Section 705(a)(2)(B) of the Code (with respect to expenditures that are not deductible and not chargeable to capital accounts), shall be treated as an item of deduction for the purpose of this Section 5.3(b).

          (vi)  In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property shall be determined as if the adjusted basis of such property on the date it was acquired by the Partnership were equal to the Agreed Value of such property. Upon an adjustment pursuant to Section 5.3(d) to the Carrying Value of any Partnership property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined under the rules prescribed by Treasury

  Regulation Section 1.704-3(d)(2) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment.

         (vii)  If the Partnership's adjusted basis in a depreciable or cost recovery property is reduced for U.S. federal income tax purposes pursuant to Section 50(c)(1) or 50(c)(3) of the Code, the amount of such reduction shall, solely for purposes hereof, be deemed to be an additional depreciation or cost recovery deduction in the taxable period such property is placed in service and shall be allocated among the Partners pursuant to Section 6.1. Any restoration of such basis pursuant to Section 50(c)(2) of the Code shall, to the extent possible, be allocated in the same manner to the Partners to whom such deemed deduction was allocated.

        (viii)  The Gross Liability Value of each Liability of the Partnership described in Treasury Regulation Section 1.752-7(b)(3)(i) shall be adjusted at such times as provided in this Agreement for an adjustment to Carrying Values. The amount of any such adjustment shall be treated for purposes hereof as an item of loss (if the adjustment increases the Carrying Value of such Liability of the Partnership) or an item of gain (if the adjustment decreases the Carrying Value of such Liability of the Partnership).

        (c)   A transferee of a Partnership Interest shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Partnership Interest so transferred.

        (d)   (i) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), upon an issuance of additional Partnership Interests for cash or Contributed Property, the issuance of Partnership Interests as consideration for the provision of services or the conversion of the General Partner's (and its Affiliates') Combined Interest to Common Units pursuant to Section 11.3(b), the Capital Account of each Partner and the Carrying Value of each Partnership property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, and any such Unrealized Gain or Unrealized Loss shall be treated, for purposes of maintaining Capital Accounts, as if it had been recognized on an actual sale of each such property for an amount equal to its fair market value immediately prior to such issuance and had been allocated among the Partners at such time pursuant to Section 6.1 in the same manner as any item of gain or loss actually recognized during such period would have been allocated; provided, however, that in the event of an issuance of Partnership Interests for a de minimis amount of cash or Contributed Property, or in the event of an issuance of a de minimis amount of Partnership Interests as consideration for the provision of services, the General Partner may determine that such adjustments are unnecessary for the proper administration of the Partnership. In determining such Unrealized Gain or Unrealized Loss, the aggregate fair market value of all Partnership property (including cash or cash equivalents) immediately prior to the issuance of additional Partnership Interests shall be determined by the General Partner using such method of valuation as it may adopt. In making its determination of the fair market values of individual properties, the General Partner may determine that it is appropriate to first determine an aggregate value for the Partnership, based on the current trading price of the Common Units, taking fully into account the fair market value of the Partnership Interests of all Partners at such time, and then allocate such aggregate value among the individual properties of the Partnership (in such manner as it determines is appropriate).

           (ii)  In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to any actual or deemed distribution to a Partner of any Partnership property (other than a distribution of cash that is not in redemption or retirement of a Partnership Interest), the Capital Accounts of all Partners and the Carrying Value of all Partnership property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, and any such Unrealized Gain or Unrealized Loss shall be treated, for the purposes of maintaining Capital Accounts, as if it had been recognized on an actual sale of each such property immediately prior to such distribution for an amount equal to its fair market value, and had been allocated to the Partners, at such time, pursuant to Section 6.1 in the same manner as any item of gain or loss actually recognized during such period would have been allocated. In determining such Unrealized Gain or Unrealized Loss, the aggregate fair market value of all Partnership property (including cash or cash equivalents) immediately prior to a distribution shall (A) in the case of an actual distribution that is not made pursuant to Section 12.4 or in the case of a deemed distribution, be determined in the same manner as that provided in Section 5.3(d)(i) or (B) in the case of a liquidating distribution pursuant to Section 12.4, be determined by the Liquidator using such method of valuation as it may adopt.

        Section 5.4    Issuances of Additional Partnership Interests.

        (a)   The Partnership may issue additional Partnership Interests and options, rights, warrants, appreciation rights and phantom or tracking interests relating to the Partnership Interests (including as described in Section 7.5(d)) for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the General Partner shall determine in its sole discretion, all without the approval of any Partners. The Partnership may reissue any Partnership Interests and options, rights, warrants, appreciation rights and phantom or tracking interests relating to Partnership Interests held by the Partnership in treasury for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the General Partner shall determine in its sole discretion, all without the approval of any Partners.

        (b)   Each additional Partnership Interest authorized to be issued by the Partnership pursuant to Section 5.4(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior or junior to existing classes and series of Partnership Interests), as shall be fixed by the General Partner, including (i) the right to share in Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may, or shall be required to, redeem the Partnership Interest (including sinking fund provisions); (v) whether such Partnership Interest is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Partnership Interest will be issued, evidenced by certificates and assigned or transferred; (vii) the method for determining the Percentage Interest as to such Partnership Interest; and (viii) the right, if any, of the holder of each such Partnership Interest to vote on Partnership matters, including matters relating to the relative rights, preferences and privileges of such Partnership Interest.

        (c)   The General Partner shall take all actions that it determines to be necessary or appropriate in connection with (i) each issuance of Partnership Interests and options, rights, warrants, appreciation rights and phantom or tracking interests relating to Partnership Interests pursuant to this Section 5.4 or Section 7.5(d), (ii) the conversion of the General Partner's (and its Affiliates') Combined Interest to Common Units pursuant to the terms of this Agreement, (iii) reflecting the admission of such additional Partners in the books and records of the Partnership as the Record Holder of such Partnership Interests, and (iv) all additional issuances of Partnership Interests. The General Partner shall determine the relative rights, powers and duties of the holders of the Units or other Partnership Interests being so issued. The General Partner shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things that it determines to be necessary or appropriate in connection with any future issuance of Partnership Interests or in connection with the conversion of the General Partner's (and its Affiliates') Combined Interest into Common Units pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Units or other Partnership Interests are listed or admitted to trading.

        (d)   No fractional Units shall be issued by the Partnership.

        Section 5.5    Preemptive Right.     Except as provided in this Section 5.5 or as otherwise provided in a separate agreement by the Partnership, no Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Partnership Interest, whether unissued, held in the treasury or hereafter created. The General Partner shall have the right, which it may from time to time assign in whole or in part to any of its Affiliates or the beneficial owners thereof or any of their respective Affiliates, to purchase Partnership Interests from the Partnership whenever, and on the same terms that, the Partnership issues Partnership Interests to Persons other than the General Partner and its Affiliates or such beneficial owners thereof or any of their respective Affiliates, to the extent necessary to maintain the Percentage Interests of the General Partner and its Affiliates and such beneficial owners or any of their respective Affiliates equal to that which existed immediately prior to the issuance of such Partnership Interests.

        Section 5.6    Splits and Combinations.

        (a)   Subject to Section 5.6(d), the Partnership may make a Pro Rata distribution of Partnership Interests to all Record Holders or may effect a subdivision or combination of Partnership Interests so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per Unit basis or stated as a number of Units are proportionately adjusted retroactively to the beginning of the term of the Partnership.

        (b)   Whenever such a distribution, subdivision or combination of Partnership Interests is declared, the General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice. The General Partner also may cause a firm of independent public accountants selected by it to calculate the number of Partnership Interests to be held by each Record Holder after giving effect to such distribution, subdivision, combination or reorganization. The General Partner shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

        (c)   Promptly following any such distribution, subdivision, or combination, the Partnership may issue Certificates to the Record Holders of Partnership Interests as of the applicable Record Date representing the new number of Partnership Interests held by such Record Holders, or the General Partner may adopt such other procedures that it determines to be necessary or appropriate to reflect such changes. If any such combination results in a smaller total number of Partnership Interests Outstanding, the Partnership shall require, as a condition to the delivery to a Record Holder of any such new Certificate, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.

        (d)   The Partnership shall not issue fractional Units upon any distribution, subdivision, or combination of Partnership Interests. If a distribution, subdivision, combination or reorganization of Partnership Interests would result in the issuance of fractional Units but for the provisions of Section 5.4(d) and this Section 5.6(d), each fractional Unit shall be rounded to the nearest whole Unit (and a 0.5 Unit shall be rounded to the next higher Unit).

        Section 5.7    Fully Paid and Non-Assessable Nature of Limited Partner Interests.     All Limited Partner Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by Section 17-607 or 17-804 of the Delaware Act.

ARTICLE VI.
ALLOCATIONS AND DISTRIBUTIONS

        Section 6.1    Allocations for Capital Account Purposes.     For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership's items of income, gain, loss and deduction (computed in accordance with Section 5.3(b)) for each taxable period shall be allocated among the Partners as provided herein below.

        (a)    Net Income and Net Loss.     After giving effect to the special allocations set forth in Section 6.1(b), Net Income and Net Loss for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Income and Net Loss for such taxable period shall be allocated to all Unitholders, Pro Rata.

        (b)    Special Allocations.     Notwithstanding any other provision of this Section 6.1, the following special allocations shall be made for such taxable period:

            (i)  Partnership Minimum Gain Chargeback.    Notwithstanding any other provision of this Section 6.1, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 6.1(b), each Partner's Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(b) with respect to such taxable period (other than an allocation pursuant to Sections 6.1(b)(vi) and 6.1(b)(vii)). This Section 6.1(b)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

           (ii)  Chargeback of Partner Nonrecourse Debt Minimum Gain.    Notwithstanding the other provisions of this Section 6.1 (other than Section 6.1(b)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 6.1(b), each Partner's Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(b), other than Section 6.1(b)(i), Sections 6.1(b)(vi) and 6.1(b)(vii), with respect to such taxable period. This Section 6.1(b)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

          (iii)  Priority Allocations.    If the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed pursuant to Section 12.4) with respect to a Unit exceeds the amount of cash or the Net Agreed Value of property distributed with respect to another Unit, each Unitholder receiving such greater cash or property distribution shall be allocated gross income in an amount equal to the product of (A) the amount by which the distribution (on a per Unit basis) to such Unitholder exceeds the distribution with respect to the Unit receiving the smallest distribution and (B) the number of Units owned by the Unitholder receiving the greater distribution.

          (iv)  Qualified Income Offset.    In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4),

  1.704-1 (b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Partnership gross income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible; provided, that an allocation pursuant to this Section 6.1(b)(iv) shall be made only if and to the extent that such Partner would have a deficit balance in its Adjusted Capital Account as adjusted after all other allocations provided for in this Section 6.1 have been tentatively made as if this Section 6.1(b)(iv) were not in this Agreement.

           (v)  Gross Income Allocations.    In the event any Partner has a deficit balance in its Capital Account at the end of any taxable period in excess of the sum of (A) the amount such Partner is required to restore pursuant to the provisions of this Agreement and (B) the amount such Partner is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 6.1(b)(v) shall be made only if and to the extent that such Partner would have a deficit balance in its Capital Account as so adjusted after all other allocations provided for in this Section 6.1 have been tentatively made as if Section 6.1(b)(iv) and this Section 6.1(b)(v) were not in this Agreement.

          (vi)  Nonrecourse Deductions.    Nonrecourse Deductions for any taxable period shall be allocated to the Partners, Pro Rata. If the General Partner determines that the Partnership's Nonrecourse Deductions should be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the other Partners, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

         (vii)  Partner Nonrecourse Deductions.    Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, such Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.

        (viii)  Nonrecourse Liabilities.    For purposes of Treasury Regulation Section 1.752-3(a)(3), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (A) the amount of Partnership Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated as determined by the General Partner in accordance with any permissible method under Treasury Regulation Section 1.752-3(a)(3).

          (ix)  Code Section 754 Adjustments.    To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such section of the Treasury Regulations.

           (x)  Economic Uniformity; Changes in Law.    For the proper administration of the Partnership and for the preservation of uniformity of the Limited Partner Interests (or any class or classes thereof), the General Partner shall (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations of income, gain, loss or deduction, including Unrealized Gain or Unrealized Loss; and (iii) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Limited Partner Interests (or any class or classes thereof). The General Partner may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 6.1(b)(x) only if such conventions, allocations or amendments would not have a material adverse effect on the Partners, the holders of any class or classes of Outstanding Limited Partner Interests or the Partnership, and if such allocations are consistent with the principles of Section 704 of the Code.

          (xi)  Curative Allocation.

            (A)  Notwithstanding any other provision of this Section 6.1, other than the Required Allocations, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of gross income, gain, loss and deduction allocated to each Partner pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Partner under the Agreed Allocations had the Required Allocations and the related Curative Allocation not otherwise been provided in this Section 6.1. Notwithstanding the preceding sentence, Required Allocations relating to (1) Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partnership Minimum Gain and (2) Partner Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partner Nonrecourse Debt Minimum Gain. In exercising its discretion under this Section 6.1(b)(xi)(A), the General Partner may take into account future Required Allocations that, although not yet made, are likely to offset other Required Allocations previously made. Allocations pursuant to this Section 6.1(b)(xi)(A) shall only be made with respect to Required Allocations to the extent the General Partner determines that such allocations will otherwise be inconsistent with the economic agreement among the Partners. Further, allocations pursuant to this Section 6.1(b)(xi)(A) shall be deferred with respect to allocations pursuant to clauses (1) and (2) of the second sentence of this Section 6.1(b)(xi)(A) to the extent the General Partner determines that such allocations are likely to be offset by subsequent Required Allocations.

            (B)  The General Partner shall, with respect to each taxable period, (1) apply the provisions of Section 6.1(b)(xi)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 6.1(b)(xi)(A) among the Partners in a manner that is likely to minimize such economic distortions.

        Section 6.2    Allocations for Tax Purposes.

        (a)   Except as otherwise provided herein, for U.S. federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of "book" income, gain, loss or deduction is allocated pursuant to Section 6.1.

        (b)   In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for U.S. federal income tax purposes among the Partners in the manner provided under Section 704(c) of the Code, and the Treasury Regulations promulgated under Section 704(b) and 704(c) of the Code, as determined appropriate by the General Partner (taking into account the General Partner's discretion under Section 6.1(b)(x)); provided that the General Partner shall apply the principles of Treasury Regulation Section 1.704-3(d) in all events.

        (c)   The General Partner may determine to depreciate or amortize the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation or amortization method and useful life applied to the unamortized Book-Tax Disparity of such property, despite any inconsistency of such approach with Treasury Regulation Section 1.167(c)-l(a)(6) or any successor regulations thereto. If the General Partner determines that such reporting position cannot reasonably be taken, the General Partner may adopt depreciation and amortization conventions under which all purchasers acquiring Limited Partner Interests in the same month would receive depreciation and amortization deductions, based upon the same applicable rate as if they had purchased a direct interest in the Partnership's property. If the General Partner chooses not to utilize such aggregate method, the General Partner may use any other depreciation and amortization conventions to preserve the uniformity of the intrinsic tax characteristics of any Units, so long as such conventions would not have a material adverse effect on the Limited Partners or Record Holders of any class or classes of Limited Partner Interests.

        (d)   In accordance with Treasury Regulation Sections 1.1245-1(e) and 1.1250-1(f), any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 6.2, be characterized as Recapture Income in the same proportions and to the same extent as such Partners (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

        (e)   All items of income, gain, loss, deduction and credit recognized by the Partnership for U.S. federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code that may be made by the Partnership; provided, however, that such allocations, once made, shall be adjusted (in the manner determined by the General Partner) to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

        (f)    Each item of Partnership income, gain, loss and deduction shall, for U.S. federal income tax purposes, be determined for each taxable period and prorated on a monthly basis and shall be allocated to the Partners as of the opening of the National Securities Exchange on which Partnership Interests are listed or admitted to trading on the first Business Day of each month; provided, however, such items for the period beginning on the Closing Date and ending on the last day of the month in which the Closing Date occurs shall be allocated to the Partners who are issued Units as a result of the transactions contemplated by the Contribution Agreement or the Underwriting Agreement; and provided, further, that gain or loss on a sale or other disposition of any assets of the Partnership or any other extraordinary item of income, gain, loss or deduction as determined by the General Partner, shall be allocated to the Partners as of the opening of the National Securities Exchange on which Partnership Interests are listed or admitted to trading on the first Business Day of the month in which such item is recognized for federal income tax purposes. The General Partner may revise, alter or otherwise modify such methods of allocation to the extent the General Partner determines necessary or appropriate to comply with Section 706 of the Code and the regulations or rulings promulgated thereunder or for the proper administration of the Partnership.

        (g)   Allocations that would otherwise be made to a Partner under the provisions of this Article VI shall instead be made to the beneficial owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method determined by the General Partner.

        Section 6.3    Distributions to Record Holders.

        (a)   The Board of Directors may adopt a cash distribution policy, which it may change from time to time without amendment to this Agreement.

        (b)   The Partnership will make distributions, if any, to Unitholders Pro Rata.

        (c)   All distributions required to be made under this Agreement shall be made subject to Sections 17-607 and 17-804 of the Delaware Act.

        (d)   Notwithstanding Section 6.3(b), in the event of the dissolution and liquidation of the Partnership, Partnership assets shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.

        (e)   The General Partner may treat taxes paid by the Partnership on behalf of, or amounts withheld with respect to, all or less than all of the Partners, as a distribution of cash to such Partners, as determined appropriate under the circumstances by the General Partner.

        (f)    Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through any Transfer Agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Partnership's liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

ARTICLE VII.
MANAGEMENT AND OPERATION OF BUSINESS

        Section 7.1    Management.

        (a)   The General Partner shall conduct, direct and manage all activities of the Partnership. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner and no other Partner shall have any management power over the business and affairs of the Partnership. In addition to the powers now or hereafter granted to a general partner of a limited partnership under applicable law or that are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 7.4, shall have full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of the Partnership, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:

            (i)  the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible or exchangeable into Partnership Interests, and the incurring of any other obligations;

           (ii)  the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

          (iii)  the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person (the matters described in this clause (iii) being subject however to any prior approval that may be required by Section 7.4 or Article XIV);

          (iv)  the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Partnership Group; subject to Section 7.7(a), the lending of funds to other Persons (including other Group Members); the repayment or guarantee of obligations of any Group Member; and the making of capital contributions to any Group Member;

           (v)  the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership, with the other party to the contract to have no recourse against the General Partner or its assets other than its interest in the Partnership, even if same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case);

          (vi)  the distribution of Partnership cash;

         (vii)  the selection and dismissal of employees (including employees having titles such as "chief executive officer," "president," "chief financial officer," "chief operating officer," "general counsel," "vice president," "secretary" and "treasurer") and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

        (viii)  the maintenance of insurance for the benefit of the Partnership Group, the Partners and Indemnitees;

          (ix)  the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, corporations, limited liability companies or other Persons (including the acquisition of interests in, and the contributions of property to, any Group Member from time to time) subject to the restrictions set forth in Section 2.4;

           (x)  the control of any matters affecting the rights and obligations of the Partnership, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expenses and the settlement of claims and litigation;

          (xi)  the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

         (xii)  the entering into of listing agreements with any National Securities Exchange and the delisting of some or all of the Partnership Interests from, or requesting that trading be suspended on, any such exchange (subject to any prior approval that may be required under Section 4.7);

        (xiii)  the purchase, sale or other acquisition or disposition of Partnership Interests, or the issuance of options, rights, warrants, appreciation rights and phantom or tracking interests relating to Partnership Interests;

        (xiv)  the undertaking of any action in connection with the Partnership's participation in the management of any Group Member; and

         (xv)  the entering into of agreements with any of its Affiliates to render services to a Group Member or to itself in the discharge of its duties as General Partner of the Partnership.

        (b)   Notwithstanding any other provision of this Agreement, any Group Member Agreement, the Delaware Act or any applicable law, rule or regulation, each of the Limited Partners and each other Person who may acquire an interest in Partnership Interests or in the Partnership or is otherwise bound by this Agreement hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of this Agreement, the Underwriting Agreement, the Contribution Agreement, the Services Agreement and the other agreements described in or filed as exhibits to the Registration Statement that are related to the transactions contemplated by the Registration Statement (collectively, the "Transaction Documents") (in each case other than this Agreement, without giving effect to any amendments, supplements or restatements after the date hereof); (ii) agrees that the General Partner (on its own or on behalf of the Partnership) is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the Registration Statement on behalf of the Partnership without any further act, approval or vote of the Partners or the other Persons who may acquire an interest in Partnership Interests or are otherwise bound by this Agreement; and (iii) agrees that the execution, delivery or performance by the General Partner, any Group Member or any Affiliate of any of them of this Agreement or any agreement authorized or permitted under this Agreement (including the exercise by the General Partner or any Affiliate of the General Partner of the rights accorded pursuant to Article XV) shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Partners or any other Persons under this Agreement (or any other agreements) or of any duty existing at law, in equity or otherwise.

        Section 7.2    Replacement of Fiduciary Duties.     Notwithstanding any other provision of this Agreement, to the extent that any provision of this Agreement (i) replaces, restricts or eliminates the duties (including fiduciary duties) that might otherwise, as a result of Delaware or other applicable law, be owed by the General Partner, the Board of Directors, any committee thereof or any other Indemnitee to the Partnership, the Partners, any other Person who acquires an interest in a Partnership Interest or any other Person who is bound by this Agreement, or (ii) constitutes a waiver or consent by the Partnership, the Partners, any other Person who acquires an interest in a Partnership Interest or any other Person who is bound by this Agreement to any such replacement, restriction or elimination, such provision is hereby approved by the Partnership, all the Partners, each other Person who acquires an interest in a Partnership Interest and each other Person who is bound by this Agreement.

        Section 7.3    Certificate of Limited Partnership.     The General Partner has caused the Certificate of Limited Partnership to be filed with the Secretary of State of the State of Delaware as required by the Delaware Act. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents that the General Partner determines to be necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business or own property. To the extent the General Partner determines such action to be necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property. Subject to the terms of Section 3.4(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Partner.

        Section 7.4    Restrictions on the General Partner's Authority.     Except as provided in Articles XII and XIV, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions without the approval of holders of a Unit Majority; provided, however, that this provision shall not preclude or limit the General Partner's ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Partnership Group and shall not apply to any forced sale of any or all of the assets of the Partnership Group pursuant to the foreclosure of, or other realization upon, any such encumbrance.

        Section 7.5    Reimbursement of the General Partner.

        (a)   Except as provided in this Section 7.5 and elsewhere in this Agreement, the General Partner shall not be compensated for its services as a general partner or managing member of any Group Member.

        (b)   The General Partner shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership Group (including salary, bonus, incentive compensation and other amounts paid to any Person, including Affiliates of the General Partner, to perform services for the Partnership Group or for the General Partner in the discharge of its duties to the Partnership Group), and (ii) all other expenses reasonably allocable to the Partnership Group or otherwise incurred by the General Partner in connection with operating the Partnership Group's business (including expenses allocated to the General Partner by its Affiliates). The General Partner shall determine the expenses that are allocable to the Partnership Group. Reimbursements pursuant to this Section 7.5 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 7.8.

        (c)   The General Partner and its Affiliates may charge any member of the Partnership Group a management fee to the extent necessary to allow the Partnership Group to reduce the amount of any state franchise or income tax or any tax based upon the revenues or gross margin of any member of the Partnership Group if the tax benefit produced by the payment of such management fee or fees exceeds the amount of such fee or fees.

        (d)   The General Partner, without the approval of the other Partners (who shall have no right to vote in respect thereof), may propose and adopt on behalf of the Partnership benefit plans, programs and practices (including plans, programs and practices involving the issuance of Partnership Interests or options to purchase or rights, warrants or appreciation rights or phantom or tracking interests relating to Partnership Interests), or cause the Partnership to issue Partnership Interests in connection with, or pursuant to, any benefit plan, program or practice maintained or sponsored by the General Partner or any of its Affiliates, in each case for the benefit of employees and directors of the General Partner or any of its Affiliates, in respect of services performed, directly or indirectly, for the benefit of the Partnership Group. The Partnership agrees to issue and sell to the General Partner or any of its Affiliates any Partnership Interests that the General Partner or such Affiliates are obligated to provide to any employees and directors pursuant to any such benefit plans, programs or practices. Expenses incurred by the General Partner in connection with any such plans, programs and practices (including the net cost to the General Partner or such Affiliates of Partnership Interests purchased by the General Partner or such Affiliates, from the Partnership, to fulfill options or awards under such plans, programs and practices) shall be reimbursed in accordance with Section 7.5(b). Any and all obligations of the General Partner under any benefit plans, programs or practices adopted by the General Partner as permitted by this Section 7.5(d) shall constitute obligations of the General Partner hereunder and shall be assumed by any successor General Partner approved pursuant to Section 11.1 or 11.2 or the transferee of or successor to all of the General Partner's General Partner Interest pursuant to Section 4.6.

        Section 7.6    Outside Activities.

        (a)   The General Partner, for so long as it is the General Partner of the Partnership (i) agrees that its sole business will be to act as a general partner or managing member, as the case may be, of the Partnership and any other partnership or limited liability company of which the Partnership is, directly or indirectly, a partner or member and to undertake activities that are ancillary or related thereto (including being a limited partner in the Partnership) and (ii) shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (A) its performance as general partner or managing member, if any, of one or more Group Members or as described in or contemplated by the Registration Statement, (B) the acquiring, owning or disposing of debt securities or equity interests in any Group Member, or (C) the guarantee of, and mortgage, pledge or encumbrance of any or all of its assets in connection with, any indebtedness of any Affiliate of the General Partner.

        (b)   Each Unrestricted Person (other than the General Partner) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member, and none of the same shall constitute a breach of this Agreement or any duty otherwise existing at law, in equity or otherwise, to any Group Member, any Partner or any other Person bound by this Agreement. None of any Group Member, any Partner or any other Person shall have any rights by virtue of this Agreement, any Group Member Agreement, or the partnership relationship established hereby in any business ventures of any Unrestricted Person.

        (c)   Subject to the terms of Sections 7.6(a) and (b), but otherwise notwithstanding anything to the contrary in this Agreement, (i) the engaging in competitive activities by any Unrestricted Person (other than the General Partner) in accordance with the provisions of this Section 7.6 is hereby approved by the Partnership, all Partners, and all other Persons bound by this Agreement, (ii) it shall not be a breach of any fiduciary duty or any other obligation of any type whatsoever of the General Partner or any other Unrestricted Person for the Unrestricted Persons (other than the General Partner) to engage in such business interests and activities in preference to or to the exclusion of the Partnership or any other Group Member and (iii) the Unrestricted Persons shall have no obligation hereunder or as a result of any duty otherwise existing at law, in equity or otherwise, to present business opportunities to the Partnership or any other Group Member. Notwithstanding anything to the contrary in this Agreement, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Unrestricted Person (including the General Partner). No Unrestricted Person (including the General Partner) who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for any Group Member shall have any duty to communicate or offer such opportunity to any Group Member, and such Unrestricted Person (including the General Partner) shall not be liable to the Partnership, any Limited Partner, any other Person who acquires a Partnership Interest or any other Person who is bound by this Agreement for breach of any fiduciary or other duty existing at law, in equity or otherwise by reason of the fact that such Unrestricted Person (including the General Partner) pursues or acquires such opportunity for itself, directs such opportunity to another Person or does not communicate such opportunity or information to any Group Member; provided such Unrestricted Person does not engage in such business or activity as a result of or using confidential or proprietary information provided by or on behalf of the Partnership to such Unrestricted Person.

        (d)   The General Partner and each of its Affiliates may acquire Partnership Interests in addition to any acquired on the Closing Date and, except as otherwise expressly provided in this Agreement, shall be entitled to exercise, at their option, all rights relating to all Partnership Interests acquired by them. The term "Affiliates" when used in this Section 7.6(d) with respect to the General Partner shall not include any Group Member.

        (e)   Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall limit or otherwise affect any separate contractual obligations outside of this Agreement of any Person (including any Unrestricted Person) to the Partnership or any of its Affiliates.

        Section 7.7    Loans from the General Partner; Loans or Contributions from the Partnership or Group Members.

        (a)   The General Partner or any of its Affiliates may, but shall be under no obligation to, lend to any Group Member, and any Group Member may borrow from the General Partner or any of its Affiliates, funds needed or desired by the Group Member for such periods of time and in such amounts as the General Partner may determine; provided, however, that in any such case the lending party may not charge the borrowing party interest at a rate greater than the rate that would be charged the borrowing party or impose terms materially less favorable to the borrowing party than would be charged or imposed on the borrowing party by unrelated lenders on comparable loans made on an arm's length basis (without reference to the lending party's financial abilities or guarantees), all as determined by the General Partner. The borrowing party shall reimburse the lending party for any costs (other than any additional interest costs) incurred by the lending party in connection with the borrowing of such funds. For purposes of this Section 7.7(a) and Section 7.7(b), the term "Group Member" shall include any Affiliate of a Group Member that is Controlled by the Group Member.

        (b)   The Partnership may lend or contribute to any Group Member, and any Group Member may borrow from the Partnership, funds on terms and conditions determined by the General Partner.

        (c)   No borrowing by any Group Member or the approval thereof by the General Partner shall be deemed to constitute a breach of any duty, expressed or implied, of the General Partner or its Affiliates to the Partnership or the Partners by reason of the fact that the purpose or effect of such borrowing is directly or indirectly to enable distributions to the General Partner or its Affiliates (including in their capacities, if applicable, as Limited Partners).

        Section 7.8    Indemnification.

        (a)   To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership on an after tax basis from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee and acting (or refraining to act) in such capacity on behalf of or for the benefit of the Partnership; provided, that the Indemnitee shall not be indemnified and held harmless pursuant to this Agreement if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Agreement, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee's conduct was unlawful; provided, further, no indemnification pursuant to this Section 7.8 shall be available to any Affiliate of the General Partner (other than a Group Member), or to any other Indemnitee, with respect to any such Affiliate's obligations pursuant to the Transaction Documents. Any indemnification pursuant to this Section 7.8 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

        (b)   To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.8(a) in appearing at, participating in or defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 7.8, that the Indemnitee is not entitled to be indemnified upon receipt by the

Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be ultimately determined that the Indemnitee is not entitled to be indemnified as authorized by this Section 7.8.

        (c)   The indemnification provided by this Section 7.8 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of Outstanding Limited Partner Interests, as a matter of law, in equity or otherwise, both as to actions in the Indemnitee's capacity as an Indemnitee and as to actions in any other capacity (including any capacity under the Underwriting Agreement), and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

        (d)   The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of the General Partner, its Affiliates, the Indemnitees and such other Persons as the General Partner shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Partnership's or any other Group Member's activities or such Person's activities on behalf of the Partnership or any other Group Member, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement. In addition, the Partnership may enter into additional indemnification agreements with any Indemnitee.

        (e)   For purposes of this Section 7.8, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee in such Indemnitee's capacity as a fiduciary or administrator of an employee benefit plan pursuant to applicable law shall constitute "fines" within the meaning of Section 7.8(a); and action taken or omitted by an Indemnitee with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Partnership.

        (f)    In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

        (g)   An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.8 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

        (h)   The provisions of this Section 7.8 are for the benefit of the Indemnitees and their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

        (i)    No amendment, modification or repeal of this Section 7.8 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

        (j)    If a claim for indemnification (following the final disposition of the action, suit or proceeding for which indemnification is being sought) or advancement of expenses under this Section 7.8 is not paid in full within thirty (30) days after a written claim therefor by any Indemnitee has been received by the Partnership, such Indemnitee may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expenses of prosecuting such claim, including reasonable attorneys' fees. In any such action the Partnership shall have the burden of proving that such Indemnitee is not entitled to the requested indemnification or advancement of expenses under applicable law.

        (k)   This Section 7.8 shall not limit the right of the Partnership, to the extent and in the manner permitted by law, to indemnify and to advance expenses to, and purchase and maintain insurance on behalf of, Persons other than Indemnitees.

        Section 7.9    Liability of Indemnitees.

        (a)   Notwithstanding anything to the contrary set forth in this Agreement, to the fullest extent permitted by law, no Indemnitee shall be liable for monetary damages to the Partnership, the Partners, any other Persons who have acquired interests in the Partnership Interests or any other Person who is bound by this Agreement, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee, including any breach of contract (including breach of this Agreement) or any breach of duties (including breach of fiduciary duties) whether arising hereunder, at law, in equity or otherwise unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or, in the case of a criminal matter, acted with knowledge that the Indemnitee's conduct was unlawful. To the fullest extent permitted by law, the Limited Partners, any other Person who acquires an interest in a Partnership Interest or any other Person who is bound by this Agreement waives any and all rights to claim punitive damages or damages based upon the Federal, State or other income taxes paid or payable by any such Limited Partner or other Person.

        (b)   Subject to its obligations and duties as General Partner set forth in Section 7.1(a), the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and neither the General Partner nor any other Indemnitee shall be responsible for any misconduct, negligence or wrong doing on the part of any such agent appointed by the General Partner or any such Indemnitee in good faith.

        (c)   To the extent that, at law or in equity, the General Partner and any other Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership, the Partners or any other Person who is bound by this Agreement, the General Partner and any other Indemnitee acting in connection with the Partnership's business or affairs shall not be liable to the Partnership, any Partner or any other Person who is bound by this Agreement for its good faith reliance on the provisions of this Agreement.

        (d)   Any amendment, modification or repeal of this Section 7.9 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 7.9 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

        Section 7.10    Resolution of Conflicts of Interest; Standards of Conduct and Modification of Duties.

        (a)   Unless otherwise expressly provided in this Agreement or any Group Member Agreement, whenever a potential conflict of interest exists or arises between the General Partner (in its individual capacity or in its capacity as the General Partner or a Partner) or any of its Affiliates or Associates or any Indemnitee, on the one hand, and the Partnership, any Group Member or any Partner, on the other, any resolution or course of action by the General Partner or any of its Affiliates or Associates or any Indemnitee in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement, of any Group Member Agreement, of any agreement contemplated herein or therein, or of any duty hereunder or existing at law, in equity or otherwise, if the resolution or course of action in respect of such conflict of interest is (i) approved by

Special Approval, (ii) approved by the vote of holders of a majority of the Common Units (excluding Common Units owned by the General Partner and its Affiliates), (iii) determined by the Board of Directors to be on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iv) determined by the Board of Directors to be fair and reasonable to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership). The General Partner shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Approval or Unitholder approval of such resolution, and the General Partner may also adopt a resolution or course of action that has not received Special Approval or Unitholder approval. Notwithstanding any other provision of this Agreement, any Group Member Agreement or applicable law, whenever the General Partner makes a determination to refer any potential conflict of interest to the Conflicts Committee for Special Approval or seek Unitholder Approval, then the General Partner shall be entitled, to the fullest extent permitted by law, to make such determination free of any duty or obligation whatsoever to the Partnership or any Partner, and the General Partner shall not, to the fullest extent permitted by law, be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity, and the General Partner in making such determination shall be permitted to do so in its sole discretion. If Special Approval is sought or obtained, then it shall be conclusively deemed that, in making its decision, the Conflicts Committee acted in good faith, and if neither Special Approval nor Unitholder approval is sought or obtained and the Board of Directors determines that the resolution or course of action taken with respect to a conflict of interest satisfies either of the standards set forth in clauses (iii) or (iv) above, then it shall be presumed that, in making its decision, the Board of Directors acted in good faith, and in any proceeding brought by any Partner or by or on behalf of such Partner or any other Partner or the Partnership challenging such approval, the Person bringing or prosecuting such proceeding shall have the burden of overcoming such presumption. Notwithstanding anything to the contrary in this Agreement or any duty otherwise existing at law or equity, the existence of the conflicts of interest described in the Registration Statement and any actions of the General Partner or any of its Affiliates or Associates or any other Indemnitee taken in connection therewith are hereby approved by all Partners and shall not constitute a breach of this Agreement or of any duty hereunder or existing at law, in equity or otherwise.

        (b)   Whenever the General Partner, the Board of Directors or any committee thereof (including the Conflicts Committee), makes a determination or takes or declines to take any other action, or any Affiliate, Associate or Indemnitee of the General Partner causes the General Partner to do so, in its capacity as the general partner of the Partnership as opposed to in its individual capacity, whether under this Agreement or any other agreement contemplated hereby or otherwise, then, unless another express standard is provided for in this Agreement, the General Partner, the Board of Directors, such committee, or such Affiliate, Associate or Indemnitee causing the General Partner to do so, shall make such determination or take or decline to take such other action in good faith and shall not be subject to any other or different standards (including fiduciary standards) imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. A determination or other action or inaction will conclusively be deemed to be in "good faith" for all purposes of this Agreement, if the Person or Persons making such determination or taking or declining to take such other action subjectively believe that the determination or other action or inaction is in the best interests of the Partnership Group; provided, that if the Board of Directors is making a determination or taking or declining to take an action pursuant to clause (iii) or clause (iv) of the first sentence of Section 7.10(a), then in lieu thereof, such determination or other action or inaction will conclusively be deemed to be in "good faith" for all purposes of this Agreement if the members of the Board of Directors making such determination or taking or declining to take such other action subjectively believe that the determination or other action or inaction meets the standard set forth in clause (iii) or clause (iv) of the first sentence of Section 7.10(a), as applicable; provided further, that if the Board of Directors is making a determination that a director satisfies the eligibility requirements to be a member of a Conflicts Committee, then in lieu thereof, such determination will conclusively be deemed to be in "good faith" for all purposes of this Agreement if the members of the Board of Directors making such determination subjectively believe that the director satisfies the eligibility requirements to be a member of the Conflicts Committee. In any proceeding brought by the Partnership, any Partner or any Person who acquires an interest in a Partnership Interest or any other Person who is bound by this Agreement challenging such action, determination or inaction, the Person bringing or prosecuting such proceeding shall have the burden of proving that such determination, action or inaction was not in good faith.

        (c)   Whenever the General Partner (including the Board of Directors or any committee thereof) makes a determination or takes or declines to take any other action, or any of its Affiliates or Associates or any Indemnitee causes it to do so, in its individual capacity as opposed to in its capacity as the general partner of the Partnership, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then the General Partner, the Board of Directors or any committee thereof, or such Affiliates or Associates or any Indemnitee causing it to do so, are entitled, to the fullest extent permitted by law, to make such determination or to take or decline to take such other action free of any duty (including any fiduciary or other duty) existing at law, in equity or otherwise or obligation whatsoever to the Partnership, any Partner, any other Person who acquires an interest in a Partnership Interest and any other Person bound by this Agreement, and the General Partner, the Board of Directors or any committee thereof, or such Affiliates or Associates or any Indemnitee causing it to do so, shall not, to the fullest extent permitted by law, be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. By way of illustration and not of limitation, whenever the phrases, "at the option of the General Partner," "in its sole discretion" or some variation of those phrases, are used in this Agreement, it indicates that the General Partner is acting in its individual capacity. For the avoidance of doubt, whenever the General Partner votes or transfers its Partnership Interests, or refrains from voting or transferring its Partnership Interests, or otherwise acts in its capacity as a Limited Partner or holder of Partnership Interests, it shall be acting in its individual capacity.

        (d)   The General Partner's organizational documents may provide that determinations to take or decline to take any action in its individual, rather than representative, capacity may or shall be determined by its members, if the General Partner is a limited liability company, stockholders, if the General Partner is a corporation, or the members or stockholders of the General Partner's general partner, if the General Partner is a limited partnership.

        (e)   Notwithstanding anything to the contrary in this Agreement, the General Partner or any other Indemnitee shall have no duty or obligation, express or implied, to (i) sell or otherwise dispose of any asset of the Partnership Group other than in the ordinary course of business or (ii) permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use. Any determination by the General Partner or any of its Affiliates to enter into such contracts shall be in its sole discretion.

        (f)    Notwithstanding anything to the contrary contained in this Agreement or otherwise applicable provision of law or in equity, except as expressly set forth in this Agreement, to the fullest extent permitted by law, none of the General Partner, the Board of Directors, any committee thereof or any other Indemnitee shall have any duties or liabilities, including fiduciary duties, to the Partnership, any Partner or any other Person bound by this Agreement, and the provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties and liabilities, including fiduciary duties, of the General Partner or any other Indemnitee otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of the General Partner or such other Indemnitee.

        (g)   The Partners, each Person who acquires an interest in a Partnership Interest and each other Person who is bound by this Agreement, hereby authorize the General Partner, on behalf of the Partnership as a partner or member of a Group Member, to approve actions by the general partner or managing member of such Group Member similar to those actions permitted to be taken by the General Partner pursuant to this Section 7.10.

        (h)   The Limited Partners expressly acknowledge and agree that none of the General Partner, the Board of Directors or any committee thereof is under any obligation to consider the separate interests of the Limited Partners (including, without limitation, the tax consequences to Limited Partners) in deciding whether to cause the Partnership to take (or decline to take) any actions, and that none of the General Partner or any other Indemnitee shall not be liable to the Limited Partners for monetary damages or equitable relief or losses sustained, liabilities incurred or benefits not derived by Limited Partners in connection with such decisions.

        Section 7.11    Other Matters Concerning the General Partner.

        (a)   The General Partner and any other Indemnitee may rely upon, and shall be protected from liability to the Partnership, any Partner, any Person who acquires an interest in a Partnership Interest, and any other Person bound by this Agreement in acting or refraining from acting upon, any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

        (b)   The General Partner and any other Indemnitee may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the advice or opinion (including an Opinion of Counsel) of such Persons as to matters that the General Partner or such Indemnitee reasonably believes to be within such Person's professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such advice or opinion.

        (c)   The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its or the Partnership's duly authorized officers, a duly appointed attorney or attorneys-in-fact.

        Section 7.12    Purchase or Sale of Partnership Interests.     The General Partner may cause the Partnership to purchase or otherwise acquire Partnership Interests. Notwithstanding any other provision of this Agreement or otherwise applicable provision of law or equity, any Partnership Interests or options, rights, warrants, appreciation rights or phantom or tracking interests relating to Partnership Interests that are purchased or otherwise acquired by the Partnership or any Group Member may, in the sole discretion of the General Partner, be held by the Partnership in treasury and, if so held in treasury, shall no longer be deemed to be Outstanding for any purpose. For the avoidance of doubt, (a) Partnership Interests or options, rights, warrants, appreciation rights or phantom or tracking interests relating to Partnership Interests that are held by the Partnership in treasury (i) shall not be allocated Net Income (Loss) pursuant to Article VI and (ii) shall not be entitled to distributions pursuant to Article VI, and (b) shall neither be entitled to vote nor be counted for quorum purposes.

        Section 7.13    Reliance by Third Parties.     Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner and any officer of the General Partner authorized by the General Partner to act on behalf of and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any authorized contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner or any such officer as if it were the Partnership's sole party in interest, both legally and beneficially. Each Partner hereby waives, to the fullest extent permitted by law, any and all defenses or other remedies that may be available to such Partner to contest, negate or disaffirm any action of the General Partner or any such officer in connection with any such dealing. In no event shall any Person dealing with the General Partner or any such officer or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or any such officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

ARTICLE VIII.
BOOKS, RECORDS, ACCOUNTING AND REPORTS

        Section 8.1    Records and Accounting.     The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership's business, including all books and records necessary to provide to the Partners any information required to be provided pursuant to Section 3.4(a). Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including the record of the Record Holders of Units or other Partnership Interests, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, magnetic tape, photographs, micrographics or any other information storage device; provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP.

        Section 8.2    Fiscal Year.     The fiscal year of the Partnership shall be a fiscal year ending December 31.

        Section 8.3    Reports.

        (a)   As soon as practicable, but in no event later than 105 days after the close of each fiscal year of the Partnership, the General Partner shall cause to be mailed or made available, by any reasonable means, to each Record Holder of a Unit or other Partnership Interest as of a date selected by the General Partner, an annual report containing financial statements of the Partnership for such fiscal year of the Partnership, presented in accordance with U.S. GAAP, including a balance sheet and statements of operations, Partnership equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the General Partner.

        (b)   As soon as practicable, but in no event later than 50 days after the close of each Quarter except the last Quarter of each fiscal year, the General Partner shall cause to be mailed or made available, by any reasonable means, to each Record Holder of a Unit or other Partnership Interest, as of a date selected by the General Partner, a report containing unaudited financial statements of the Partnership and such other information as may be required by applicable law, regulation or rule of any National Securities Exchange on which the Units are listed or admitted to trading, or as the General Partner determines to be necessary or appropriate.

        (c)   The General Partner shall be deemed to have made a report available to each Record Holder as required by this Section 8.3 if it has either (i) filed such report with the Commission via its Electronic Data Gathering, Analysis and Retrieval system and such report is publicly available on such system or (ii) made such report available on any publicly available website maintained by the Partnership.

ARTICLE IX.
TAX MATTERS

        Section 9.1    Tax Returns and Information.     The Partnership shall timely file all returns of the Partnership that are required for U.S. federal, state and local income tax purposes on the basis of the accrual method and the taxable period or years that it is required by law to adopt, from time to time, as determined by the General Partner. In the event the Partnership is required to use a taxable period other than a year ending on December 31, the General Partner shall use reasonable efforts to change the taxable period of the Partnership to a year ending on December 31. The tax information reasonably required by Record Holders for federal, state and local income tax reporting purposes with respect to a taxable period shall be furnished to them within 90 days of the close of the calendar year in which the Partnership's taxable period ends. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for U.S. federal income tax purposes.

        Section 9.2    Tax Elections.

        (a)   The Partnership shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder, subject to the reservation of the right to seek to revoke any such election upon the General Partner's determination that such revocation is in the best interests of the Partners. Notwithstanding any other provision herein contained, for the purposes of computing the adjustments under Section 743(b) of the Code, the General Partner shall be authorized (but not required) to adopt a convention whereby the price paid by a transferee of a Partnership Interest will be deemed to be the lowest quoted closing price of the Partnership Interests on any National Securities Exchange on which such Partnership Interests are listed or admitted to trading during the calendar month in which such transfer is deemed to occur pursuant to Section 6.2(f) without regard to the actual price paid by such transferee.

        (b)   Except as otherwise provided herein, the General Partner shall determine whether the Partnership should make any other elections permitted by the Code.

        Section 9.3    Tax Controversies.     Subject to the provisions hereof, the General Partner shall designate the Tax Matters Partner (as defined in the Code) and is authorized and required to represent the Partnership (at the Partnership's expense) in connection with all examinations of the Partnership's affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the Tax Matters Partner and to do or refrain from doing any or all things reasonably required by the Tax Matters Partner to conduct such proceedings.

        Section 9.4    Withholding.     Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that may be required to cause the Partnership and other Group Members to comply with any withholding requirements established under the Code or any other U.S. federal, state or local law, including pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or established by any foreign law. To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner (including by reason of Section 1446 of the Code), the General Partner may treat the amount withheld as a distribution of cash pursuant to Section 6.3 or 12.4(c) in the amount of such withholding from such Partner.

 ARTICLE X.
ADMISSION OF PARTNERS

        Section 10.1    Admission of Limited Partners.

        (a)   By acceptance of the transfer of any Limited Partner Interests in accordance with this Section 10.1 or the issuance of any Limited Partner Interests in accordance herewith, and except as provided in Sections 4.8 and 7.12, each transferee or other recipient of a Limited Partner Interest (including any nominee holder or an agent or representative acquiring such Limited Partner Interests for the account of another Person) (i) shall be admitted to the Partnership as a Limited Partner with respect to the Limited Partner Interests so transferred or issued to such Person when any such transfer or issuance is reflected in the books and records of the Partnership, (ii) shall become bound by the terms of, and shall be deemed to have agreed to be bound by, this Agreement, (iii) shall become the Record Holder of the Limited Partner Interests so transferred or issued, (iv) represents that the transferee or other recipient has the capacity, power and authority to enter into this Agreement, and (v) makes the consents, acknowledgements and waivers contained in this Agreement, all with or without execution of this Agreement. The transfer of any Limited Partner Interests and/or the admission of any new Limited Partner shall not constitute an amendment to this Agreement. A Person may become a Record Holder without the consent or approval of any of the Partners. A Person may not become a Limited Partner without acquiring a Limited Partner Interest. The rights and obligations of a Person who is a Non-Citizen Assignee shall be determined in accordance with Section 4.8.

        (b)   The name and mailing address of each Limited Partner shall be listed on the books and records of the Partnership maintained for such purpose by the General Partner or the Transfer Agent. The General Partner shall update its books and records from time to time as necessary to reflect accurately the information therein (or shall cause the Transfer Agent to do so, as applicable). A Limited Partner Interest may be represented by a Certificate, as provided in Section 4.1.

        (c)   Any transfer of a Limited Partner Interest shall not entitle the transferee to share in the profits and losses, to receive distributions, to receive allocations of income, gain, loss, deduction or credit or any similar item or to any other rights to which the transferor was entitled until the transferee becomes a Limited Partner pursuant to Section 10.1(a).

        Section 10.2    Admission of Successor General Partner.     A successor General Partner approved pursuant to Section 11.1 or 11.2 or the transferee of or successor to all of the General Partner Interest pursuant to Section 4.6 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to the withdrawal or removal of the predecessor or transferring General Partner, pursuant to Section 11.1 or 11.2 or the transfer of the General Partner Interest pursuant to Section 4.6, provided, however, that no such successor shall be admitted to the Partnership until compliance with the terms of Section 4.6 has occurred and such successor has executed and delivered such other documents or instruments as may be required to effect such admission. Any such successor is hereby authorized to and shall, subject to the terms hereof, carry on the business of the members of the Partnership Group without dissolution.

        Section 10.3    Amendment of Agreement and Certificate of Limited Partnership.     To effect the admission to the Partnership of any Partner, the General Partner shall take all steps necessary or appropriate under the Delaware Act to amend the records of the Partnership to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the General Partner shall prepare and file an amendment to the Certificate of Limited Partnership.

 ARTICLE XI.
WITHDRAWAL OR REMOVAL OF PARTNERS

        Section 11.1    Withdrawal of the General Partner.

        (a)   The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an "Event of Withdrawal"):

            (i)  the General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners;

           (ii)  the General Partner transfers all of its rights as General Partner pursuant to Section 4.6;

          (iii)  the General Partner is removed pursuant to Section 11.2;

          (iv)  the General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A) through (C) of this Section 11.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor-in-possession), receiver or liquidator of the General Partner or of all or any substantial part of its properties;

           (v)  a final and non-appealable order of relief under Chapter 7 of the United States Bankruptcy Code is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the General Partner; or

          (vi)  (A) in the event the General Partner is a corporation, a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation; (B) in the event the General Partner is a limited liability company or a partnership, the dissolution and commencement of winding up of the General Partner; (C) in the event the General Partner is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust; (D) in the event the General Partner is a natural person, his death or adjudication of incompetency; and (E) otherwise in the event of the termination of the General Partner.

        If an Event of Withdrawal specified in Section 11.1(a)(iv), (v) or (vi)(A), (B), (C) or (E) occurs, the withdrawing General Partner shall give notice to the Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Section 11.1 shall result in the withdrawal of the General Partner from the Partnership.

        (b)   Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances: (i) at any time during the period beginning on the Closing Date and ending at 11:59 pm, prevailing Central Time, on June 30, 2023, the General Partner voluntarily withdraws by giving at least 90 days' advance notice of its intention to withdraw to the Partners; provided, that prior to the effective date of such withdrawal, the withdrawal is approved by Unitholders holding at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates) and the General Partner delivers to the Partnership an Opinion of Counsel ("Withdrawal Opinion of Counsel") that such withdrawal (following the selection of the successor General Partner) would not result in the loss of the limited liability of any Limited Partner under the Delaware Act or cause any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not previously so treated or taxed); (ii) at any time after 11:59 pm, prevailing Central Time, on June 30, 2023, the General Partner voluntarily withdraws by giving at least 90 days' advance notice to the Partners, such withdrawal to take effect on the date specified in such notice; (iii) at any time that the General Partner ceases to be the General Partner pursuant to Section 11.1(a)(ii) or is removed pursuant to Section 11.2; or (iv) notwithstanding clause (i) of this sentence, at any time that the General Partner voluntarily withdraws by giving at least 90 days' advance notice of its intention to withdraw to the other Partners, such withdrawal to take effect on the date specified in the notice, if at the time such notice is given one Person and its Affiliates (other than the General Partner and its Affiliates) own beneficially or of record or control at least 50% of the Outstanding Units. The withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the General Partner as general partner or managing member, if any, to the extent applicable, of the other Group Members. If the General Partner gives notice of withdrawal pursuant to Section 11.1(a)(i), the holders of a Unit Majority, may, prior to the effective date of such withdrawal, elect a successor General Partner who shall be admitted as a general partner of the Partnership upon the effective date of such withdrawal. The Person so elected as successor General Partner shall automatically become the successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If, prior to the effective date of the General Partner's withdrawal, a successor is not selected by the Partners as provided herein or the Partnership does not receive a Withdrawal Opinion of Counsel, the Partnership shall be dissolved in accordance with Section 12.1, unless the Partnership is continued without dissolution pursuant to Section 12.2. Any successor General Partner elected in accordance with the terms of this Section 11.1 shall be subject to the provisions of Section 10.2.

        Section 11.2    Removal of the General Partner.     The General Partner may be removed if such removal is approved by the Partners holding at least 66 2/3% of the Outstanding Units (including Units held by the General Partner and its Affiliates) voting as a single class. Any such action by such holders for removal of the General Partner must also provide for the election of a successor General Partner by the Partners holding a majority of the Outstanding Common Units (including Common Units held by the General Partner and its Affiliates). Such removal shall be effective immediately following the admission of a successor General Partner pursuant to Section 10.2. The removal of the General Partner shall also automatically constitute the removal of the General Partner as general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If a Person is elected as a successor General Partner in accordance with the terms of this Section 11.2, such Person shall, upon admission pursuant to Section 10.2, automatically become a successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. The right of the Partners to remove the General Partner shall not exist or be exercised unless the Partnership has received an opinion opining as to the matters covered by a Withdrawal Opinion of Counsel. Any successor General Partner elected in accordance with the terms of this Section 11.2 shall be subject to the provisions of Section 10.2.

        Section 11.3    Interest of Departing General Partner and Successor General Partner.

        (a)   In the event of (i) withdrawal of the General Partner under circumstances where such withdrawal does not violate this Agreement or (ii) removal of the General Partner by the Partners under circumstances where Cause does not exist, if the successor General Partner is elected in accordance with the terms of Section 11.1 or 11.2, the Departing General Partner shall have the option, exercisable prior to the effective date of the withdrawal or removal of such Departing General Partner, to require its successor to purchase its General Partner Interest and its or its Affiliates' general partner interest (or equivalent interest), if any, in the other Group Members (collectively, the "Combined Interest") in exchange for an amount in cash equal to the fair market value of such Combined Interest, such amount to be determined and payable as of the effective date of its withdrawal or removal. If the General Partner is removed by the Partners under circumstances where Cause exists or if the General Partner withdraws under circumstances where such withdrawal violates this Agreement, and if a successor General Partner is elected in accordance with the terms of Section 11.1 or 11.2 (or if the Partnership is continued without dissolution pursuant to Section 12.2 and the successor General Partner is not the former General Partner), such successor shall have the option, exercisable prior to the effective date of the departure of such Departing General Partner (or, in the event the Partnership is continued without dissolution pursuant to Section 12.2, prior to the date the Partnership is continued), to purchase the Combined Interest for such fair market value of such Combined Interest. In either event, the Departing General Partner shall be entitled to receive all reimbursements due such Departing General Partner pursuant to Section 7.5, including any employee related liabilities (including severance liabilities), incurred in connection with the termination of any employees employed by the Departing General Partner or its Affiliates (other than any Group Member) for the benefit of the Partnership or the other Group Members.

        For purposes of this Section 11.3(a), the fair market value of the Combined Interest shall be determined by agreement between the Departing General Partner and its successor or, failing agreement within 30 days after the effective date of such Departing General Partner's withdrawal or removal, by an independent investment banking firm or other independent expert selected by the Departing General Partner and its successor, which, in turn, may rely on other experts, and the determination of which shall be conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such withdrawal or removal, then the Departing General Partner shall designate an independent investment banking firm or other independent expert, the Departing General Partner's successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which third independent investment banking firm or other independent expert shall determine the fair market value of the Combined Interest. In making its determination, such third independent investment banking firm or other independent expert may consider the then current trading price of Units on any National Securities Exchange on which Units are then listed or admitted to trading, the value of the Partnership's assets, the rights and obligations of the Departing General Partner and other factors it may deem relevant.

        (b)   If the Combined Interest is not purchased in the manner set forth in Section 11.3(a), the Departing General Partner (or its transferee) shall become a Limited Partner and the Combined Interest shall be converted into Common Units pursuant to a valuation made by an investment banking firm or other independent expert selected pursuant to Section 11.3(a), without reduction in such Partnership Interest (but subject to proportionate dilution by reason of the admission of its successor). Any successor General Partner shall indemnify the Departing General Partner (or its transferee) as to all debts and liabilities of the Partnership arising on or after the date on which the Departing General Partner (or its transferee) becomes a Limited Partner. For purposes of this Agreement, conversion of the Combined Interest to Common Units will be characterized as if the Departing General Partner (or its Affiliates) contributed the Combined Interest to the Partnership in exchange for the newly issued Common Units.

        Section 11.4    Withdrawal of Limited Partners.     No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner's Partnership Interest becomes a Record Holder of the Partnership Interest so transferred, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Partnership Interest so transferred.

 ARTICLE XII.
DISSOLUTION AND LIQUIDATION

        Section 12.1    Dissolution.     The Partnership shall not be dissolved by the admission of additional Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the removal or withdrawal of the General Partner, if a successor General Partner is elected pursuant to Section 11.1, 11.2 or 12.2, the Partnership shall not be dissolved and such successor General Partner is hereby authorized to, and shall, continue the business of the Partnership. Subject to Section 12.2, the Partnership shall dissolve, and its affairs shall be wound up, upon:

        (a)   an Event of Withdrawal of the General Partner as provided in Section 11.1(a) (other than Section 11.1(a)(ii)), unless a successor is elected pursuant to this Agreement and such successor is admitted to the Partnership pursuant to Section 10.2;

        (b)   an election to dissolve the Partnership by the General Partner that is approved by the holders of a Unit Majority;

        (c)   the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act; or

        (d)   at any time there are no Limited Partners, unless the Partnership is continued without dissolution in accordance with the Delaware Act.

        Section 12.2    Continuation of the Partnership After Dissolution.     Upon (a) an Event of Withdrawal caused by the withdrawal or removal of the General Partner as provided in Section 11.1(a)(i) or (iii) and the failure of the Partners to select a successor to such Departing General Partner pursuant to Section 11.1 or 11.2, then within 90 days thereafter, or (b) an event constituting an Event of Withdrawal as defined in Section 11.1(a)(iv), (v) or (vi), then, to the maximum extent permitted by law, within 180 days thereafter, the holders of a Unit Majority may elect to continue the business of the Partnership on the same terms and conditions set forth in this Agreement by appointing, effective as of the date of the Event of Withdrawal, as the successor General Partner a Person approved by the holders of a Unit Majority. Unless such an election is made within the applicable time period as set forth above, the Partnership shall conduct only activities necessary to wind up its affairs. If such an election is so made, then:

            (i)  the Partnership shall continue without dissolution unless earlier dissolved in accordance with this Article XII;

           (ii)  if the successor General Partner is not the former General Partner, then the interest of the former General Partner shall be treated in the manner provided in Section 11.3; and

          (iii)  the successor General Partner shall be admitted to the Partnership as General Partner, effective as of the Event of Withdrawal, by agreeing in writing to be bound by this Agreement;

provided, that the right of the holders of a Unit Majority to approve a successor General Partner and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that (x) the exercise of the right would not result in the loss of the limited liability of any Limited Partner under the Delaware Act and (y) neither the Partnership nor any successor limited partnership would be treated as an association taxable as a corporation or otherwise be taxable as an entity for U.S. federal income tax purposes upon the exercise of such right to continue (to the extent not already so treated or taxed).

        Section 12.3    Liquidator.     Upon dissolution of the Partnership, the General Partner shall select one or more Persons to act as Liquidator (which may be the General Partner). The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by holders of at least a majority of the Outstanding Common Units voting as a single class.

The Liquidator (if other than the General Partner) shall agree not to resign at any time without 15 days' prior notice and may be removed at any time, with or without cause, by notice of removal approved by holders of at least a majority of the Outstanding Common Units. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by holders of at least a majority of the Outstanding Common Units. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.4) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Partnership as provided for herein.

        Section 12.4    Liquidation.     The Liquidator shall proceed to dispose of the assets of the Partnership, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as determined by the Liquidator, subject to Section 17-804 of the Delaware Act and the following:

        (a)   The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree. If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 12.4(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. The Liquidator may defer liquidation or distribution of the Partnership's assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Partnership's assets would be impractical or would cause undue loss to the Partners. The Liquidator may distribute the Partnership's assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.

        (b)   Liabilities of the Partnership include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 12.3) and amounts to Partners otherwise than in respect of their distribution rights under Article VI. With respect to any Liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be applied as additional liquidation proceeds.

        (c)   All property and all cash in excess of that required to discharge liabilities as provided in Section 12.4(b) shall be distributed to the Partners in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of distributions pursuant to this Section 12.4(c)) for the taxable period of the Partnership during which the liquidation of the Partnership occurs (with such date of occurrence being determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(g)), and such distribution shall be made by the end of such taxable period (or, if later, within 90 days after said date of such occurrence).

        Section 12.5    Cancellation of Certificate of Limited Partnership.     Upon the completion of the distribution of Partnership cash and property as provided in Section 12.4 in connection with the winding up of the Partnership, the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

        Section 12.6    Return of Contributions.     The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Partners or Unitholders, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.

        Section 12.7    Waiver of Partition.     To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership property.

        Section 12.8    Capital Account Restoration.     No Limited Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership.

ARTICLE XIII.
AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE

        Section 13.1    Amendments to be Adopted Solely by the General Partner.     Each Partner agrees that the General Partner, without the approval of any other Partner, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

        (a)   a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;

        (b)   the admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;

        (c)   a change that the General Partner determines to be necessary or appropriate to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or to ensure that the Group Members will not be treated as associations taxable as corporations or otherwise taxed as entities for U.S. federal income tax purposes;

        (d)   a change that the General Partner determines (i) does not adversely affect the Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect, (ii) to be necessary or appropriate to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or (B) facilitate the trading of the Units (including the division of any class or classes of Outstanding Units into different classes to facilitate uniformity of tax consequences within such classes of Units) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which any class of Partnership Interests are or will be listed or admitted to trading, (iii) to be necessary or appropriate in connection with action taken by the General Partner pursuant to Section 5.6 or (iv) is required to effect the intent expressed in the Registration Statement or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

        (e)   a change in the fiscal year or taxable period of the Partnership and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the fiscal year or taxable period of the Partnership including, if the General Partner shall so determine, a change in the definition of "Quarter" and the dates on which distributions are to be made by the Partnership;

        (f)    an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership, or the General Partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

        (g)   an amendment that the General Partner determines to be necessary or appropriate in connection with the creation, authorization or issuance of any class or series of Partnership Interests or any options, rights, warrants, appreciation rights or phantom or tracking interests relating to an equity interest in the Partnership pursuant to Section 5.4;

        (h)   any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;

        (i)    an amendment effected, necessitated or contemplated by a Merger Agreement approved in accordance with Section 14.3;

        (j)    an amendment that the General Partner determines to be necessary or appropriate to reflect and account for the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.4;

        (k)   a merger, conveyance or conversion pursuant to Section 14.3(d) or an amendment effected in accordance with Section 14.5; or

        (l)    any other amendments substantially similar to the foregoing.

        Section 13.2    Amendment Procedures.     Amendments to this Agreement may be proposed only by the General Partner. To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve any amendment to this Agreement and may decline to do so in its sole discretion and, in declining to propose or approve an amendment, to the fullest extent permitted by law shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. An amendment shall be effective upon its approval by the General Partner and, except as provided by Section 13.1 or 13.3, the holders of a Unit Majority, unless a greater or different percentage is required under this Agreement. Each proposed amendment that requires the approval of Partners holding a specified Percentage Interest shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the General Partner shall seek the written approval of Partners holding the specified Percentage Interest or call a meeting of the Partners to consider and vote on such proposed amendment. The General Partner shall notify all Record Holders upon final adoption of any such proposed amendments. The General Partner shall be deemed to have notified all Record Holders as required by this Section 13.2 if it has either (i) filed such amendment with the Commission via its Electronic Data Gathering, Analysis and Retrieval system and such amendment is publicly available on such system or (ii) made such amendment available on any publicly available website maintained by the Partnership.

        Section 13.3    Amendment Requirements.

        (a)   Notwithstanding the provisions of Sections 13.1 and 13.2, no provision of this Agreement that requires a vote or approval of Partners (or a subset of the Partners) holding a specified Percentage Interest to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of, in the case of any provision of this Agreement other than Section 11.2 or 13.4, reducing such percentage unless such amendment is approved by the written consent or the affirmative vote of Partners whose aggregate Percentage Interest constitutes not less than the voting requirement sought to be reduced.

        (b)   Notwithstanding the provisions of Sections 13.1 and 13.2, no amendment to this Agreement may (i) enlarge the obligations of any Partner without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 13.3(c), or (ii) enlarge the obligations of, restrict, change or modify in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the General Partner or any of its Affiliates without its consent, which consent may be given or withheld in its sole discretion.

        (c)   Except as provided in Section 14.3 or 13.1 (this Section 13.3(c) being subject to the General Partner's authority to approve an amendment to this Agreement without the approval of any other Partners (as contemplated by Section 13.1)), any amendment that would have a material adverse effect on the rights or preferences of any class of Partnership Interests in relation to other classes of Partnership Interests must be approved by the holders of not less than a majority of the Outstanding Partnership Interests of the class affected. If the General Partner determines an amendment does not satisfy the requirements of Section 13.1(d)(i) because it adversely affects one or more classes of Partnership Interests, as compared to other classes of Partnership Interests, in any material respect, such amendment shall only be required to be approved by the adversely affected class or classes.

        (d)   Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 13.1 and except as otherwise provided by Section 14.3(b), no amendments shall become effective without the approval of the holders of at least 90% of the Percentage Interests of all Partners voting as a single class unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Limited Partner under applicable partnership law of the state under whose laws the Partnership is organized.

        (e)   Except as provided in Section 13.1, this Section 13.3 shall only be amended with the approval of Partners (including the General Partner and its Affiliates) holding at least 90% of the Percentage Interests of all Partners.

        Section 13.4    Special Meetings.     All acts of Partners to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII. Special meetings of the Partners may be called by the General Partner or by Limited Partners owning 20% or more of the Outstanding Units of the class or classes for which a meeting is proposed. Limited Partners shall call a special meeting by delivering to the General Partner one or more requests in writing stating that the signing Partners wish to call a special meeting and indicating the general or specific purposes for which the special meeting is to be called. Within 60 days after receipt of such a call from Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the General Partner shall send a notice of the meeting to the Partners either directly or indirectly through the Transfer Agent. A meeting shall be held at a time and place determined by the General Partner on a date not less than 10 days nor more than 60 days after the mailing of notice of the meeting. Limited Partners shall not vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners' limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.

        Section 13.5    Notice of a Meeting.     Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class or classes of Partnership Interests for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 16.1. The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication.

        Section 13.6    Record Date.     For purposes of determining the Partners entitled to notice of or to vote at a meeting of the Partners or to give approvals without a meeting as provided in Section 13.11 the General Partner may set a Record Date, which shall not be less than 10 nor more than 60 days before (a) in the event that a meeting is to be held for a vote or approvals, the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Partnership Interests are listed or admitted to trading or U.S. federal securities laws, in which case the rule, regulation, guideline or requirement of such National Securities

Exchange or U.S. federal securities laws shall govern) or (b) in the event that approvals are to be sought without a meeting, the date by which Partners are requested in writing by the General Partner to give such approvals. If the General Partner does not set a Record Date, then (a) the Record Date for determining the Partners entitled to notice of or to vote at a meeting of the Partners shall be the close of business on the day next preceding the day on which notice is given, and (b) the Record Date for determining the Partners entitled to give approvals without a meeting shall be the date the first written approval is deposited with the Partnership in care of the General Partner in accordance with Section 13.11.

        Section 13.7    Adjournment.     When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII.

        Section 13.8    Waiver of Notice; Approval of Meeting; Approval of Minutes.     The transaction of business at any meeting of Partners, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy. Attendance of a Partner at a meeting shall constitute a waiver of notice of the meeting, except (i) when the Partner attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened and (ii) that attendance at a meeting is not a waiver of any right to disapprove the consideration of matters required to be included in the notice of the meeting, but not so included, if the disapproval is expressly made at the meeting.

        Section 13.9    Quorum and Voting.     The holders of a majority, by Percentage Interest, of the Partnership Interests of the class or classes for which a meeting has been called (including Partnership Interests deemed owned by the General Partner) represented in person or by proxy shall constitute a quorum at a meeting of Partners of such class or classes unless any such action by the Partners requires approval by holders of a greater Percentage Interest, in which case the quorum shall be such greater Percentage Interest. At any meeting of the Partners duly called and held in accordance with this Agreement at which a quorum is present, the act of Partners holding Partnership Interests that in the aggregate represent a majority of the Percentage Interest of those present in person or by proxy at such meeting shall be deemed to constitute the act of all Partners, unless a greater or different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Partners holding Partnership Interests that in the aggregate represent at least such greater or different percentage shall be required. The Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by Partners holding the required Percentage Interest specified in this Agreement. In the absence of a quorum any meeting of Partners may be adjourned from time to time by the affirmative vote of Partners with at least a majority, by Percentage Interest, of the Partnership Interests entitled to vote at such meeting (including Partnership Interests deemed owned by the General Partner) represented either in person or by proxy, but no other business may be transacted, except as provided in Section 13.7.

        Section 13.10    Conduct of a Meeting.     The General Partner shall have full power and authority concerning the manner of conducting any meeting of the Partners or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The General Partner shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Partnership maintained by the General Partner. The General Partner may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Partners or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the revocation of approvals in writing.

        Section 13.11    Action Without a Meeting.     If authorized by the General Partner, any action that may be taken at a meeting of the Partners may be taken without a meeting, without a vote and without prior notice, if consented to in writing or by electronic transmission by Partners owning Partnership Interests representing not less than the minimum Percentage Interest that would be necessary to authorize or take such action at a meeting at which all the Partners entitled to vote thereon were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which Partnership Interests are listed or admitted to trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern). Prompt notice of the taking of action without a meeting shall be given to the Partners who have not consented. The General Partner may specify that any written ballot submitted to Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the General Partner. If a ballot returned to the Partnership does not vote all of the Partnership Interests held by the Partners, the Partnership shall be deemed to have failed to receive a ballot for the Partnership Interests that were not voted. If approval of the taking of any action by the Partners is solicited by any Person other than by or on behalf of the General Partner, the written approvals or approvals transmitted by electronic transmission shall have no force and effect unless and until (a) they are deposited with the Partnership in care of the General Partner and (b) an Opinion of Counsel is delivered to the General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners' limited liability, and (ii) is otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Partnership and the Partners. Nothing contained in this Section 13.11 shall be deemed to require the General Partner to solicit all Partners in connection with a matter approved by the requisite percentage of Partnership Interests acting by written consent or consent by electronic transmission without a meeting.

        Section 13.12    Right to Vote and Related Matters.

        (a)   Only those Record Holders of Partnership Interests on the Record Date set pursuant to Section 13.6 (and also subject to the limitations contained in the definition of "Outstanding") shall be entitled to notice of, and to vote at, a meeting of Partners or to act with respect to matters as to which the Partners have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Partners shall be deemed to be references to the votes or acts of the Record Holders of Partnership Interests.

        (b)   With respect to Partnership Interests that are held for a Person's account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Partnership Interests are registered, such other Person shall, in exercising the voting rights in respect of such Partnership Interests on any matter, and unless the arrangement between such Persons provides otherwise, vote such Partnership Interests in favor of, and at the direction of, the Person who is the beneficial owner, and the Partnership shall be entitled to assume it is so acting without further inquiry. The provisions of this Section 13.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.

ARTICLE XIV.
MERGER, CONSOLIDATION OR CONVERSION

        Section 14.1    Authority.     The Partnership may merge or consolidate with or into one or more corporations, limited liability companies, statutory trusts, business trusts, associations, real estate investment trusts, common law trusts or unincorporated businesses or entities, including a partnership (whether general or limited (including a limited liability partnership or a limited liability limited partnership)) (each an "Other Entity") or convert into any such Other Entity, whether such Other Entity is formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written plan of merger or consolidation ("Merger Agreement") or a written plan of conversion ("Plan of Conversion"), as the case may be, in accordance with this Article XIV.

        Section 14.2    Procedure for Merger, Consolidation or Conversion.

        (a)   Merger, consolidation or conversion of the Partnership pursuant to this Article XIV requires the prior consent of the General Partner, provided, however, that, to the fullest extent permitted by law, the General Partner shall have no duty or obligation to consent to any merger, consolidation or conversion of the Partnership and may decline to do so free of any fiduciary duty or obligation whatsoever to the Partnership or any Partner and, in declining to consent to a merger, consolidation or conversion, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity.

        (b)   If the General Partner shall determine to consent to the merger or consolidation, the General Partner shall approve the Merger Agreement, which shall set forth:

            (i)  the names and jurisdictions of formation or organization and type of entity of each of the business entities proposing to merge or consolidate;

           (ii)  the name and jurisdiction of formation or organization of the business entity that is to survive the proposed merger or consolidation (the "Surviving Business Entity");

          (iii)  the terms and conditions of the proposed merger or consolidation;

          (iv)  the manner and basis of exchanging or converting the equity interests of each constituent business entity for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity; and (i) if any general or limited partner interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity, then the cash, property or general or limited partner interests, rights, securities or obligations of any Other Entity (other than the Surviving Business Entity) which the holders of such general or limited partner interests, securities or rights are to receive in exchange for, or upon conversion of their general or limited partner interests, securities or rights, and (ii) in the case of equity interests represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity or any Other Entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

           (v)  a statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles or certificate of trust, declaration of trust, certificate or agreement of limited partnership, certificate of formation or limited liability company agreement or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

          (vi)  the effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the

  Merger Agreement (provided, that if the effective time of the merger is to be later than the date of the filing of the certificate of merger, the effective time shall be fixed no later than the time of the filing of the certificate of merger and stated therein); and

         (vii)  such other provisions with respect to the proposed merger or consolidation that the General Partner determines to be necessary or appropriate.

        (c)   If the General Partner shall determine to consent to the conversion, the General Partner shall approve the Plan of Conversion, which shall set forth:

            (i)  the name of the converting entity and the converted entity;

           (ii)  a statement that the Partnership is continuing its existence in the organizational form of the converted entity;

          (iii)  a statement as to the type of entity that the converted entity is to be and the state or country under the laws of which the converted entity or an Other Entity, or for the cancellation of such equity securities;

          (iv)  the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the converted entity or another Person;

           (v)  in an attachment or exhibit, the certificate of limited partnership of the Partnership;

          (vi)  in an attachment or exhibit, the certificate of limited partnership, articles of incorporation or other organizational documents of the converted entity;

         (vii)  the effective time of the conversion, which may be the date of the filing of the certificate of conversion or a later date specified in or determinable in accordance with the Plan of Conversion (provided, that if the effective time of the conversion is to be later than the date of the filing of such certificate of conversion, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such certificate of conversion and stated therein); and

        (viii)  such other provisions with respect to the proposed conversion that the General Partner determines to be necessary or appropriate.

        Section 14.3    Approval by Limited Partners.

        (a)   Except as provided in Section 14.3(d), the General Partner, upon its approval of the Merger Agreement or the Plan of Conversion, as the case may be, shall direct that the Merger Agreement or the Plan of Conversion and the merger, consolidation or conversion contemplated thereby, as applicable, be submitted to a vote of Limited Partners, whether at a special meeting or by written consent or consent by electronic transmission, in any case in accordance with the requirements of Article XIII. A copy or a summary of the Merger Agreement or the Plan of Conversion, as the case may be, shall be included in or enclosed with the notice of a special meeting or the solicitation of written consent or consent by electronic transmission.

        (b)   Except as provided in Section 14.3(d) or 14.3(e), the Merger Agreement or the Plan of Conversion, as the case may be, shall be approved upon receiving the affirmative vote or consent of a Unit Majority unless the Merger Agreement or the Plan of Conversion, as the case may be, contains any provision that, if contained in an amendment to this Agreement, the provisions of this Agreement or the Delaware Act would require for its approval the vote or consent of Partners holding a greater Percentage Interest or the vote or consent of a specified percentage of any class of Partners, in which case such greater Percentage Interest or percentage vote or consent shall be required for approval of the Merger Agreement or the Plan of Conversion, as the case may be.

        (c)   Except as provided in Section 14.3(d) or 14.3(e), after such approval by vote or consent of the Partners, and at any time prior to the filing of the certificate of merger or certificate of conversion pursuant to Section 14.4, the merger, consolidation or conversion may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement or the Plan of Conversion, as the case may be.

        (d)   Notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Partner approval, to convert the Partnership or any Group Member into a new limited liability entity, to merge the Partnership or any Group Member into, or convey all of the Partnership's assets to, another limited liability entity that shall be newly formed and shall have no assets, liabilities or operations at the time of such conversion, merger or conveyance other than those it receives from the Partnership or other Group Member if (i) the General Partner has received an Opinion of Counsel that the conversion, merger or conveyance, as the case may be, would not result in the loss of the limited liability of any Limited Partner or any Group Member under the Delaware Act or cause the Partnership or any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already treated as such), (ii) the sole purpose of such conversion, merger or conveyance is to effect a mere change in the legal form of the Partnership into another limited liability entity and (iii) the governing instruments of the new entity provide the Partners and the General Partner with substantially the same rights and obligations as are herein contained.

        (e)   Additionally, notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Partner approval, to merge or consolidate the Partnership with or into an Other Entity if (A) the General Partner has received an Opinion of Counsel that the merger or consolidation, as the case may be, would not result in the loss of the limited liability under the Delaware Act of any Limited Partner or cause the Partnership or any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already treated as such), (B) the merger or consolidation would not result in an amendment to this Agreement, other than any amendments that could be adopted pursuant to Section 13.1, (C) the Partnership is the Surviving Business Entity in such merger or consolidation, (D) each Partnership Interest Outstanding immediately prior to the effective date of the merger or consolidation is to be an identical Partnership Interest of the Partnership after the effective date of the merger or consolidation, and (E) the number of Partnership Interests to be issued by the Partnership in such merger or consolidation does not exceed 20% of the Partnership Interests Outstanding immediately prior to the effective date of such merger or consolidation.

        Section 14.4    Certificate of Merger or Certificate of Conversion.     Upon the required approval by the General Partner and the Partners of a Merger Agreement or a Plan of Conversion, as the case may be, a certificate of merger or certificate of conversion, as applicable, shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Delaware Act.

        Section 14.5    Amendment of Partnership Agreement.     Pursuant to Section 17-211(g) of the Delaware Act, an agreement of merger or consolidation approved in accordance with this Article XIV may (a) effect any amendment to this Agreement or (b) effect the adoption of a new partnership agreement for the Partnership if it is the Surviving Business Entity. Any such amendment or adoption made pursuant to this Section 14.5 shall be effective at the effective time or date of the merger or consolidation.

        Section 14.6    Effect of Merger, Consolidation or Conversion.

        (a)   At the effective time of the certificate of merger:

            (i)  all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

           (ii)  the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

          (iii)  all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

          (iv)  all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

        (b)   At the effective time of the certificate of conversion, for all purposes of the laws of the State of Delaware:

            (i)  the Partnership shall continue to exist, without interruption, but in the organizational form of the converted entity rather than in its prior organizational form;

           (ii)  all rights, title, and interests to all real estate and other property owned by the Partnership shall continue to be owned by the converted entity in its new organizational form without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or other encumbrances thereon;

          (iii)  all liabilities and obligations of the Partnership shall continue to be liabilities and obligations of the converted entity in its new organizational form without impairment or diminution by reason of the conversion;

          (iv)  all rights of creditors or other parties with respect to or against the prior interest holders or other owners of the Partnership in their capacities as such in existence as of the effective time of the conversion will continue in existence as to those liabilities and obligations and are enforceable against the converted entity by such creditors and obligees to the same extent as if the liabilities and obligations had originally been incurred or contracted by the converted entity; and

           (v)  the Partnership Interests that are to be converted into partnership interests, shares, evidences of ownership, or other securities in the converted entity as provided in the Plan of Conversion shall be so converted, and Partners shall be entitled only to the rights provided in the Plan of Conversion.

ARTICLE XV.
RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS

        Section 15.1    Right to Acquire Limited Partner Interests.

        (a)   Notwithstanding any other provision of this Agreement, if at any time the General Partner and its Affiliates hold more than 80% of the total Limited Partner Interests of any class then Outstanding, the General Partner shall then have the right, which right it may assign and transfer in whole or in part to the Partnership or any Affiliate of the General Partner, exercisable in its sole discretion, to purchase all, but not less than all, of such Limited Partner Interests of such class then Outstanding held by Persons other than the General Partner and its Affiliates, at the greater of (x) the Current Market Price as of the date three days prior to the date that the notice described in Section 15.1(b) is mailed and (y) the highest price paid by the General Partner or any of its Affiliates for any such Limited Partner Interest of such class purchased during the 90-day period preceding the date that the notice described in Section 15.1(b) is mailed.

        (b)   If the General Partner, any Affiliate of the General Partner or the Partnership elects to exercise the right to purchase Limited Partner Interests granted pursuant to Section 15.1(a), the General Partner shall deliver to the Transfer Agent notice of such election to purchase (the "Notice of Election to Purchase") and shall cause the Transfer Agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Limited Partner Interests of such class (as of a Record Date selected by the General Partner) at least 10, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be published for a period of at least three consecutive days in at least two daily newspapers of general circulation printed in the English language and circulated in the Borough of Manhattan, New York. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 15.1(a)) at which Limited Partner Interests will be purchased and state that the General Partner, its Affiliate or the Partnership, as the case may be, elects to purchase such Limited Partner Interests, upon surrender of Certificates representing such Limited Partner Interests in exchange for payment (in the case of Limited Partner Interests evidenced by Certificates), at such office or offices of the Transfer Agent as the Transfer Agent may specify, or as may be required by any National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading. Any such Notice of Election to Purchase mailed to a Record Holder of Limited Partner Interests at his address as reflected in the records of the Transfer Agent shall be conclusively presumed to have been given regardless of whether the owner receives such notice. On or prior to the Purchase Date, the General Partner, its Affiliate or the Partnership, as the case may be, shall deposit with the Transfer Agent cash in an amount sufficient to pay the aggregate purchase price of all of such Limited Partner Interests to be purchased in accordance with this Section 15.1. If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Limited Partner Interests subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate shall not have been surrendered for purchase, all rights of the holders of such Limited Partner Interests (including any rights pursuant to Articles III, IV, V, VI, and XII) shall thereupon cease, except the right to receive the purchase price (determined in accordance with Section 15.1(a)) for Limited Partner Interests therefor, without interest, upon surrender to the Transfer Agent of the Certificates representing such Limited Partner Interests (in the case of Limited Partner Interests evidenced by Certificates), and such Limited Partner Interests shall thereupon be deemed to be transferred to the General Partner, its Affiliate or the Partnership, as the case may be, on the record books of the Transfer Agent and the Partnership, and the General Partner or any Affiliate of the General Partner, or the Partnership, as the case may be, shall be deemed to be the owner of all such Limited Partner Interests from and after the Purchase Date and shall have all rights as the owner of such Limited Partner Interests (including all rights as owner of such Limited Partner Interests pursuant to Articles III, IV, V, VI, and XII).

        (c)   In the case of Partnership Interests evidenced by Certificates, at any time from and after the Purchase Date, a holder of an Outstanding Partnership Interest subject to purchase as provided in this Section 15.1 may surrender his Certificate evidencing such Partnership Interest to the Transfer Agent in exchange for payment of the amount described in Section 15.1(a), therefor, without interest thereon.

ARTICLE XVI.
GENERAL PROVISIONS

        Section 16.1    Addresses and Notices; Written Communications.

        (a)   Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner at the address described below.

        (b)   Any notice, payment or report to be given or made to a Partner hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Partnership Interests at his address as shown on the records of the Transfer Agent or as otherwise shown on the records of the Partnership, regardless of any claim of any Person who may have an interest in such Partnership Interests by reason of any assignment or otherwise.

        (c)   Notwithstanding the foregoing, if (i) a Partner shall consent to receiving notices, demands, requests, reports or proxy materials via electronic mail or by the Internet or (ii) the rules of the Commission shall permit any report or proxy materials to be delivered electronically or made available via the Internet, any such notice, demand, request, report or proxy materials shall be deemed given or made when delivered or made available via such mode of delivery.

        (d)   An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 16.1 executed by the General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report given or made in accordance with the provisions of this Section 16.1 is returned marked to indicate that such notice, payment or report was unable to be delivered, such notice, payment or report and, in the case of notices, payments or reports returned by the United States Postal Service (or other physical mail delivery mail service outside the United States of America), any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in his address) or other delivery if they are available for the Partner at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners. Any notice to the Partnership shall be deemed given if received by the General Partner at the principal office of the Partnership designated pursuant to Section 2.3. The General Partner may rely and shall be protected in relying on any notice or other document from a Partner or other Person if believed by it to be genuine.

        (e)   The terms "in writing," "written communications," "written notice" and words of similar import shall be deemed satisfied under this Agreement by use of e-mail and other forms of electronic communication.

        Section 16.2    Further Action.     The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

        Section 16.3    Binding Effect.     This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

        Section 16.4    Integration.     This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

        Section 16.5    Creditors.     None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

        Section 16.6    Waiver.     No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

        Section 16.7    Third-Party Beneficiaries.     Each Partner agrees that (a) any Indemnitee shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Indemnitee and (b) any Unrestricted Person shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Unrestricted Person.

        Section 16.8    Counterparts.     This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Partnership Interest, pursuant to Section 10.1(a) without execution hereof.

        Section 16.9    Applicable Law; Forum, Venue and Jurisdiction.

        (a)   This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

        (b)   The Partnership, each Partner, each Record Holder, each other Person who acquires any legal or beneficial interest in the Partnership (whether through a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing or otherwise) and each other Person who is bound by this Agreement (collectively, the "Consenting Parties" and each a "Consenting Party"):

            (i)  irrevocably agrees that, unless the General Partner shall otherwise agree in writing, any claims, suits, actions or proceedings arising out of or relating in any way to this Agreement or any Partnership Interest (including, without limitation, any claims, suits or actions under or to interpret, apply or enforce (A) the provisions of this Agreement, including without limitation the validity, scope or enforceability of this Section 16.9, (B) the duties, obligations or liabilities of the Partnership to the Limited Partners or the General Partner, or of Limited Partners or the General Partner to the Partnership, or among Partners, (C) the rights or powers of, or restrictions on, the Partnership, the Limited Partners or the General Partner, (D) any provision of the Delaware Act or other similar applicable statutes, (E) any other instrument, document, agreement or certificate contemplated either by any provision of the Delaware Act relating to the Partnership or by this Agreement or (F) the federal securities laws of the United States or the securities or antifraud laws of any international, national, state, provincial, territorial, local or other governmental or regulatory authority, including, in each case, the applicable rules and regulations promulgated thereunder (regardless of whether such Disputes (x) sound in contract, tort, fraud or otherwise, (y) are based on common law, statutory, equitable, legal or other grounds, or (z) are derivative or direct claims)) (a "Dispute"), shall be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction;

           (ii)  irrevocably submits to the exclusive jurisdiction of such courts in connection with any such claim, suit, action or proceeding;

          (iii)  irrevocably agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of such courts or of any other court to which proceedings in such courts may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper;

          (iv)  expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding;

           (v)  consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such services shall constitute good and sufficient service of process and notice thereof; provided, nothing in this clause (v) hereof shall affect or limit any right to serve process in any other manner permitted by law; and

          (vi)  irrevocably waives any and all right to trial by jury in any such claim, suit, action or proceeding;

         (vii)  agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate; and

        (viii)  agrees that if a Dispute that would be subject to this Section 16.9 if brought against a Consenting Party is brought against an employee, officer, director, agent or indemnitee of such Consenting Party or its affiliates (other than Disputes brought by the employer or principal of any such employee, officer, director, agent or indemnitee) for alleged actions or omissions of such employee, officer, director, agent or indemnitee undertaken as an employee, officer, director, agent or indemnitee of such Consenting Party or its affiliates, such employee, officer, director, agent or indemnitee shall be entitled to invoke this Section 16.9

        Section 16.10    Invalidity of Provisions.     If any provision or part of a provision of this Agreement is or becomes, for any reason, invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions and part thereof contained herein shall not be affected thereby, and this Agreement shall, to the fullest extent permitted by law, be reformed and construed as if such invalid, illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provision or part reformed so that it would be valid, legal and enforceable to the maximum extent possible.

        Section 16.11    Consent of Partners.     Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners, such action may be so taken upon the concurrence of less than all of the Partners and each Partner and each other Person bound by this Agreement shall be bound by the results of such action.

        Section 16.12    Facsimile Signatures.     The use of facsimile signatures affixed in the name and on behalf of the transfer agent and registrar of the Partnership on Certificates representing Units is expressly permitted by this Agreement.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GENERAL PARTNER:
EMERGE ENERGY SERVICES GP, LLC
By:
	Name:	Warren Bonham
	Title:	Vice President
SUPERIOR SILICA RESOURCES:
SUPERIOR SILICA RESOURCES LLC
By:
	Name:	Ted W. Beneski
	Title:	Chairman of the Board

EXHIBIT A

to the First Amended and Restated
Agreement of Limited Partnership of
Emerge Energy Services LP

Certificate Evidencing Common Units
Representing Limited Partner Interests in
Emerge Energy Services LP

No.	Common Units

        In accordance with Section 4.1 of the First Amended and Restated Agreement of Limited Partnership of Emerge Energy Services LP, as amended, supplemented or restated from time to time (the "Partnership Agreement"), Emerge Energy Services LP, a Delaware limited partnership (the "Partnership"), hereby certifies that (the "Holder") is the registered owner of Common Units representing limited partner interests in the Partnership (the "Common Units") transferable on the books of the Partnership, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. The rights, preferences and limitations of the Common Units are set forth in, and this Certificate and the Common Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Partnership Agreement. Copies of the Partnership Agreement are on file at, and will be furnished without charge on delivery of written request to the Partnership at, the principal office of the Partnership located at 1400 Civic Place, Suite 250, Southlake, Texas 76092. Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement.

        THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF EMERGE ENERGY SERVICES LP THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF EMERGE ENERGY SERVICES LP UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE EMERGE ENERGY SERVICES LP TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). EMERGE ENERGY SERVICES GP LLC, THE GENERAL PARTNER OF EMERGE ENERGY SERVICES LP, MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO AVOID A SIGNIFICANT RISK OF EMERGE ENERGY SERVICES LP BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.

        The Holder, by accepting this Certificate, is deemed to have (i) requested admission as, and agreed to become, a Limited Partner and to have agreed to comply with and be bound by and to have executed the Partnership Agreement, (ii) represented and warranted that the Holder has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement and (iii) made the waivers and given the consents and approvals contained in the Partnership Agreement.

A-A-1

        This Certificate shall not be valid for any purpose unless it has been countersigned and registered by the Transfer Agent and Registrar. This Certificate shall be governed by and construed in accordance with the laws of the State of Delaware.

Emerge Energy Services LP
Dated:
	By:	Emerge Energy Services GP, LLC
Countersigned and Registered by:
[ ],	By:
As Transfer Agent and Registrar	Name:
By:
Secretary

A-A-2

[Reverse of Certificate]

ABBREVIATIONS

        The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as follows according to applicable laws or regulations:

TEN COM—as tenants in common	UNIF GIFT/TRANSFERS MIN ACT
TEN ENT—as tenants by the entireties	Custodian
JT TEN—as joint tenants with right of survivorship and not as tenants in common	(Cust) (Minor) Under Uniform Gifts/Transfers to CD Minors Act (State)

        Additional abbreviations, though not in the above list, may also be used.

A-A-3

 ASSIGNMENT OF COMMON UNITS OF
EMERGE ENERGY SERVICES LP

        FOR VALUE RECEIVED,            hereby assigns, conveys, sells and transfers unto

(Please print or typewrite name and address of assignee)	(Please insert Social Security or other identifying number of assignee)

                        Common Units representing limited partner interests evidenced by this Certificate, subject to the Partnership Agreement, and does hereby irrevocably constitute and appoint            as its attorney-in-fact with full power of substitution to transfer the same on the books of Emerge Energy Services LP.

Date:	NOTE: The signature to any endorsement hereon must correspond with the name as written upon the face of this Certificate in every particular without alteration, enlargement or change.

THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM), PURSUANT TO S.E.C. RULE 17Ad-15	(Signature) (Signature)

        No transfer of the Common Units evidenced hereby will be registered on the books of the Partnership, unless the Certificate evidencing the Common Units to be transferred is surrendered for registration or transfer.

A-A-4

APPENDIX B
GLOSSARY OF TERMS

        100 mesh frac sand: Sand that passes through a sieve with 100 holes per linear inch (100 mesh).

        16/30 frac sand: Sand that passes through a sieve with 16 holes per linear inch (16 mesh) and is retained by a sieve with 30 holes per linear inch (30 mesh).

        20/40 frac sand: Sand that passes through a sieve with 20 holes per linear inch (20 mesh) and is retained by a sieve with 40 holes per linear inch (40 mesh).

        30/50 frac sand: Sand that passes through a sieve with 30 holes per linear inch (30 mesh) and is retained by a sieve with 50 holes per linear inch (50 mesh).

        40/70 frac sand: Sand that passes through a sieve with 40 holes per linear inch (40 mesh) and is retained by a sieve with 70 holes per linear inch (70 mesh).

        API: American Petroleum Institute.

        Barrel: An amount equal to 42 gallons.

        Biodiesel: A domestic, renewable fuel for diesel engines derived from natural oils, and which is comprised of monalkyl esters of long chain fatty acids derived from vegetable oils or animal fats, designated B-100 and meeting the requirements of ASTM D 6751, "Standard Specification for Biodiesel Fuel (B-100) Blend Stock for Distillate Fuels."

        Closing Price: The last sale price on a day, regular way, or in case no sale takes place on that day, the average of the closing bid and asked prices on that day, regular way, in either case, as reported in the principal consolidated transaction reporting system for securities listed or admitted to trading on the principal national securities exchange on which the units of that class are listed or admitted to trading. If the units of that class are not listed or admitted to trading on any national securities exchange, the last quoted price on that day. If no quoted price exists, the average of the high bid and the low asked prices on that day in the over-the-counter market, as reported by the New York Stock Exchange or any other system then in use. If on any day the units of that class are not quoted by any organization of that type, the average of the closing bid and asked prices on that day as furnished by a professional market maker making a market in the units of the class selected by our board of directors. If on that day no market maker is making a market in the units of that class, the fair value of the units on that day as determined reasonably and in good faith by our board of directors.

        Ceramics: Artificially manufactured proppants of consistent size and sphere shape that offers a high crush strength.

        Coarse sand: Sand of mesh size equal to or less than 70.

        Crude oil: A mixture of hydrocarbons that exists in liquid phase in underground reservoirs.

        Crush strength: Ability to withstand high pressures. Crush strength is measured according to the pounds per square inch of pressure that can be withstood before the proppant breaks down into finer granules.

        Current market price: For any class of units listed or admitted to trading on any national securities exchange as of any date, the average of the daily closing prices for the 20 consecutive trading days immediately prior to that date.

        Dry plant: An industrial site where slurried sand product is fed through a rotary dryer and screening system to be dried and screened in varying gradations. The finished product that emerges from the dry plant is then stored in silos before being transported to customers. Dry plants may also include a stone breaking machine and stone crusher.

        EBITDA: A non-GAAP supplemental financial measure defined as net income (loss) before net interest expense, income tax expense and depreciation and depletion expense.

        Energy Information Administration (EIA): The statistical and analytical agency within the U.S. Department of Energy.

        Frac sand: A proppant used in the completion and re-completion of unconventional oil and natural gas wells to stimulate and maintain oil and natural gas production through the process of hydraulic fracturing.

        GAAP: Generally accepted accounting principles in the United States of America.

        Hydraulic fracturing: The process of pumping fluids, mixed with granular proppants, into a geological formation at pressures sufficient to create fractures in the hydrocarbon-bearing rock.

        Low sulfur diesel: Diesel fuel that has a sulfur content of greater than 15 ppm and a maximum sulfur content of 500 ppm.

        Mesh size: Measurement of the size of a grain of sand indicating it will pass through a sieve of a certain size.

        Monocrystalline: Consisting of a single crystal rather than multiple crystals bonded together (polycrystalline). Monocrystalline frac sand typically exhibits higher crush strength than polycrystalline sand, as these structures are more prone to breaking down under high pressures than a single crystal.

        Natural gas: A mixture of hydrocarbons (principally methane, ethane, propane, butanes and pentanes), water vapor, hydrogen sulfide, carbon dioxide, helium, nitrogen and other chemicals that occur naturally underground in a gaseous state.

        Northern White sand: A monocrystalline sand with greater sphericity and roundness enabling higher crush strengths and conductivity.

        Overburden: The material that lies above an area of economic interest.

        Petroleum products: Petroleum products are obtained from the processing of crude oil (including lease condensate), natural gas and other hydrocarbon compound. Petroleum products include unfinished oils, liquefied petroleum gases, pentanes, aviation gasoline, motor gasoline, naphtha-type jet fuel, kerosene-type jet fuel, kerosene, distillate fuel oil, residual fuel oil, petrochemical feedstocks, special naphthas, lubricants, waxes, petroleum coke, asphalt, road oil, still gas and miscellaneous products.

        PPM: Parts per million.

        Proppant: A sized particle mixed with fracturing fluid to hold fractures open after a hydraulic fracturing treatment.

        Proven reserves: Quantity of sand estimated with reasonable certainty, from the analysis of geologic and engineering data, to be recoverable from well-established or known reservoirs with the existing equipment and under the existing operating conditions.

        Refined Products: Hydrocarbon compounds, such as gasoline, diesel fuel, jet fuel and residential fuel, that are produced by a refinery.

        Reserves: Sand that can be economically extracted or produced at the time of determination based on relevant legal, economic and technical considerations.

        Resin-coated sand: Raw sand that is coated with a flexible resin that increases the sand's crush strength and prevents crushed sand from dispersing throughout the fracture.

        Roundness: A measure of how round the curvatures of an object are. The opposite of round is angular. It is possible for an object to be round but not spherical (e.g., an egg-shaped particle is round, but not spherical). When used to describe proppant, roundness is a reference to having a curved shape which promotes hydrocarbon flow, as the curvature creates a space through which the hydrocarbons can flow.

        Silica: A chemically resistant dioxide of silicon that occurs in crystalline, amorphous and cryptocrystalline forms.

        Sphericity: A measure of how well an object is formed in a shape where all points are equidistant from the center. The more spherical a proppant, the more highly it is because it creates larger gaps that promote maximum hydrocarbon flow.

        Shale Play: A geological formation that contains petroleum and/or natural gas in nonporous rock that requires special drilling and completion techniques.

        Transmix: The liquid interface, or fuel mixture, that forms in refined product pipelines between batches of different fuel types.

        Turbidity: A measure of the level of contaminants, such as silt and clay, in a sample.

        Ultra low sulfur diesel: Diesel Fuel that has a maximum sulfur content of 15 ppm.

        Wet plant: An industrial site where quarried sand is fed through a stone breaking machine, crusher system and then slurried into the plant. The sand ore is then scrubbed and hydrosized by log washers or rotary scrubbers to remove the deleterious materials from the ore, and then separated using a vibrating screen and waterway system to generate separate 100 mesh and +70 mesh stockpiles, providing a uniform feedstock for the dryer. The ultra-fine materials are typically sent to a mechanical thickener, and eventually to settling ponds.

7,500,000 Common Units
Representing Limited Partner Interests

Emerge Energy Services LP

PRELIMINARY PROSPECTUS

                        , 2013

Citigroup
BofA Merrill Lynch
J.P. Morgan
Wells Fargo Securities

Stifel
Baird
PNC Capital Markets LLC
Wunderlich Securities

        Until                        , 2013 (25 days after the date of this prospectus), all dealers that buy, sell or trade our common units, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

        Set forth below are the expenses (other than underwriting discounts and commissions and the structuring fee) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the SEC registration fee, the FINRA filing fee and the NYSE listing fee, the amounts set forth below are estimates.

SEC registration fee	$23,529
FINRA filing fee	$23,500
NYSE listing fee	$125,000
Printing and engraving expenses	$400,000
Accounting fees and expenses	$2,500,000
Legal fees and expenses	$2,500,000
Transfer agent and registrar fees	$6,000
Miscellaneous(1)	$245,000

Total	$5,823,029

(1)
Amounts paid for asset appraisals and transfer pricing studies.

Item 14.    Indemnification of Directors and Officers.

        The section of the prospectus entitled "The Partnership Agreement—Indemnification" beginning on page 204 discloses that we will generally indemnify officers, directors and affiliates of our general partner to the fullest extent permitted by the law against all losses, claims, damages or similar events and is incorporated herein by this reference. Reference is also made to the underwriting agreement to be filed as an exhibit to this registration statement, which provides for the indemnification of us and our general partner, its officers and directors, and any person who controls us and our general partner, including indemnification for liabilities under the Securities Act. Subject to any terms, conditions or restrictions set forth in the partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever.

        Subject to any terms, conditions or restrictions set forth in the limited liability company agreement, Section 18-108 of the Delaware Limited Liability Company Act empowers a Delaware limited liability company to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

        Under the limited liability agreement of our general partner, in most circumstances, our general partner will indemnify the following persons, to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings (whether civil, criminal, administrative or investigative):

  •
  any person who is or was an affiliate of our general partner (other than us and our subsidiaries);

  •
  any person who is or was a member, partner, officer, director, employee, agent or trustee of our general partner or any affiliate of our general partner;

  •
  any person who is or was serving at the request of our general partner or any affiliate of our general partner as an officer, director, employee, member, partner, agent, fiduciary or trustee of another person; and

  •
  any person designated by our general partner.

        As of the consummation of this offering, our general partner will maintain directors and officers liability insurance for the benefit of its directors and officers.

Item 15.    Recent Sales of Unregistered Securities.

        On April 27, 2012, in connection with our formation, we issued (i) a 2% general partner interest in us to Emerge GP, our general partner, in exchange for $40, and (ii) a 98% limited partner interest in us to Superior Silica Resources LLC in exchange for $1,960. The issuances were exempt from registration under Section 4(2) of the Securities Act. There have been no other sales of unregistered securities within the past three years.

Item 16.    Exhibits and Financial Statement Schedules.

        (a)   The following documents are filed as exhibits to this registration statement:

Exhibit Number	Description
1.1*	Form of Underwriting Agreement
3.1*	Certificate of Limited Partnership of Emerge Energy Services LP
3.2*	Amendment to Certificate of Limited Partnership of Emerge Energy Services LP
3.3*	Limited Partnership Agreement of Emerge Energy Services LP
3.4*	Form of Amended and Restated Limited Partnership Agreement of Emerge Energy Services LP (included as Appendix A to the prospectus)
3.5*	Certificate of Limited Formation of Emerge Energy Services GP LLC
3.6*	Amendment to Certificate of Formation of Emerge Energy Services GP LLC
3.7*	Form of Amended and Restated Limited Liability Company Agreement of Emerge Energy Services GP LLC
4.1	Form of Registration Rights Agreement
5.1*	Form of Opinion of Latham & Watkins LLP as to the legality of the securities being registered
8.1*	Form of Opinion of Latham & Watkins LLP relating to tax matters
10.1*	Form of Administrative Services Agreement by and among Insight Management Company LLC, Emerge Energy Services LP, and Emerge Energy Services GP LLC.
10.2	Form of Long Term Incentive Plan
10.3	Form of Restricted Unit Agreement
10.4*	Employment Letter, dated October 25, 2012, between Emerge Energy Services LP and Robert Lane
10.5*†	Sand Supply Agreement, dated as of May 31, 2011, between Superior Silica Sands LLC and Schlumberger Technology Corporation.
10.6*†	Sand Supply Agreement, dated as of May 31, 2011, between Superior Silica Sands LLC and BJ Services Company, U.S.A.
10.7*†	Wet Sand Supply Agreement, dated as of July 17, 2012, between Superior Silica Sands LLC and Midwest Frac and Sands LLC.

Exhibit Number	Description
10.8*†	Dry Sand Tolling Agreement, dated July 17, 2012, between Superior Silica Sands LLC and Midwest Frac and Sands LLC
10.9*†	Memorandum of Understanding, dated May 9, 2012, between Canadian National Railway Company and Superior Silica Sands LLC
10.10*†	Wet Sand Services Agreement, dated April 7, 2011, by and between Superior Silica Sands LLC and Fred Weber, Inc.
10.11*†	Amendment to Sand Supply Agreement, dated as of November 15, 2012 between Superior Silica Sands LLC and Schlumberger Technology Corporation.
10.12	Form of Contribution, Conveyance and Assumption Agreement
10.13	Form of Letter Agreement Relating to Board Observer Rights
21.1	List of subsidiaries of Emerge Energy Services LP
23.1	Consent of BDO USA, LLP
23.2	Consent of BDO USA, LLP
23.3*	Consent of Latham & Watkins LLP (contained in Exhibit 5.1)
23.4*	Consent of Latham & Watkins LLP (contained in Exhibit 8.1)
23.5	Consent of Short Elliot Hendrickson Inc.
23.6	Consent of Cooper Engineering Company, Inc.
23.7	Consent of Westward Environmental, Inc.
24.1*	Powers of Attorney (included on the signature page)
99.1*	Confidential Draft Registration Statement Submitted May 23, 2012
99.2*	Confidential Draft Registration Statement Submitted August 2, 2012
99.3*	Confidential Draft Registration Statement Submitted October 1, 2012
99.4*	Confidential Draft Registration Statement Submitted November 21, 2012

*
Filed previously.

**
To be filed by amendment.

†
Certain portions have been omitted pursuant to a confidential treatment request. Omitted information has been separately filed with the Securities and Exchange Commission.

        (b)   Financial Statement Schedules.

        Financial statement schedules are omitted because they are not required or the required information is shown in our financial statements or notes thereto.

Item 17.    Undertakings.

        The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange

Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

  (1)
  For the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

  (i)
  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

  (ii)
  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

  (iii)
  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

  (iv)
  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

  (2)
  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (3)
  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (4)
  The registrant undertakes to send to each limited partner at least on an annual basis a detailed statement of any transactions with Emerge GP or its affiliates, and of fees, commissions, compensation and other benefits paid, or accrued to Emerge GP or its affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

  (5)
  The registrant undertakes to provide to the limited partners the financial statements required by Form 10-K for the first full fiscal year of operations of the registrant.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Southlake, State of Texas, on April 30, 2013.

Emerge Energy Services LP
By:	Emerge Energy Services GP LLC, its General Partner
By:	/s/ RICK SHEARER Rick Shearer Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated on April 30, 2013.

Signature	Title

/s/ RICK SHEARER Rick Shearer	Chief Executive Officer (Principal Executive Officer)
* Robert Lane	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
/s/ WARREN B. BONHAM Warren B. Bonham	Director
* Ted W. Beneski	Director
* Victor L. Vescovo	Director
* Kevin McCarthy	Director
* Eliot E. Kerlin, Jr.	Director
* Francis J. Kelly III	Director
* Kevin Clark	Director

*By:	/s/ WARREN B. BONHAM Warren B. Bonham	Attorney-In-Fact

INDEX TO EXHIBITS

Exhibit Number	Description
1.1*	Form of Underwriting Agreement
3.1*	Certificate of Limited Partnership of Emerge Energy Services LP
3.2*	Amendment to Certificate of Limited Partnership of Emerge Energy Services LP
3.3*	Limited Partnership Agreement of Emerge Energy Services LP
3.4*	Form of Amended and Restated Limited Partnership Agreement of Emerge Energy Services LP (included as Appendix A to the prospectus)
3.5*	Certificate of Limited Formation of Emerge Energy Services GP LLC
3.6*	Amendment to Certificate of Formation of Emerge Energy Services GP LLC
3.7*	Form of Amended and Restated Limited Liability Company Agreement of Emerge Energy Services GP LLC
4.1	Form of Registration Rights Agreement
5.1*	Form of Opinion of Latham & Watkins LLP as to the legality of the securities being registered
8.1*	Form of Opinion of Latham & Watkins LLP relating to tax matters
10.1*	Form of Administrative Services Agreement by and among Insight Management Company LLC, Emerge Energy Services LP, and Emerge Energy Services GP LLC.
10.2	Form of Long Term Incentive Plan
10.3	Form of Restricted Unit Agreement
10.4*	Employment Letter, dated October 25, 2012, between Emerge Energy Services LP and Robert Lane
10.5*†	Sand Supply Agreement, dated as of May 31, 2011, between Superior Silica Sands LLC and Schlumberger Technology Corporation.
10.6*†	Sand Supply Agreement, dated as of May 31, 2011, between Superior Silica Sands LLC and BJ Services Company, U.S.A.
10.7*†	Wet Sand Supply Agreement, dated as of July 17, 2012, between Superior Silica Sands LLC and Midwest Frac and Sands LLC.
10.8*†	Dry Sand Tolling Agreement, dated July 17, 2012, between Superior Silica Sands LLC and Midwest Frac and Sands LLC
10.9*†	Memorandum of Understanding, dated May 9, 2012, between Canadian National Railway Company and Superior Silica Sands LLC
10.10*†	Wet Sand Services Agreement, dated April 7, 2011, by and between Superior Silica Sands LLC and Fred Weber, Inc.
10.11*†	Amendment to Sand Supply Agreement, dated as of November 15, 2012 between Superior Silica Sands LLC and Schlumberger Technology Corporation.
10.12	Form of Contribution, Conveyance and Assumption Agreement
10.13	Form of Letter Agreement Relating to Board Observer Rights
21.1	List of subsidiaries of Emerge Energy Services LP
23.1	Consent of BDO USA, LLP

Exhibit Number	Description
23.2	Consent of BDO USA, LLP
23.3*	Consent of Latham & Watkins LLP (contained in Exhibit 5.1)
23.4*	Consent of Latham & Watkins LLP (contained in Exhibit 8.1)
23.5	Consent of Short Elliot Hendrickson Inc.
23.6	Consent of Cooper Engineering Company, Inc.
23.7	Consent of Westward Environmental, Inc.
24.1*	Powers of Attorney (included on the signature page)
99.1*	Confidential Draft Registration Statement Submitted May 23, 2012
99.2*	Confidential Draft Registration Statement Submitted August 2, 2012
99.3*	Confidential Draft Registration Statement Submitted October 1, 2012
99.4*	Confidential Draft Registration Statement Submitted November 21, 2012

*
Filed previously.

**
To be filed by amendment.

†
Certain portions have been omitted pursuant to a confidential treatment request. Omitted information has been separately filed with the Securities and Exchange Commission.